As filed with the Securities and Exchange Commission on December 2, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1381	84-3533602
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	421 W. 3rd Street, Suite 1000 Fort Worth, Texas 76102 (817) 850-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Hightower Chief Executive Officer 421 W. 3rd Street, Suite 1000 Fort Worth, Texas 76102 (817) 850-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
G. Michael O’Leary Taylor E. Landry Hunton Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described in the proxy statement/prospectus contained herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(5)
Common stock, par value $0.0001 per share	47,396,000	(1)	N/A		$488,652,760	(2)	$63,428
Warrants to purchase common stock	30,980,000	(3)			—			(3)
Common stock underlying warrants	30,980,000	(4)	$10.31	(5)	$319,403,800		$41,459
Total	109,356,000				$808,056,560		$104,887

(1)	Represents the estimated maximum number of shares of common stock, par value $0.0001 per share, of the registrant (“common stock”), issuable upon the completion of a merger contemplated as part of the business combination described herein (the “business combination”) involving Pure Acquisition Corp. (“Pure”). The number of shares of common stock to be registered includes 9,590,000 shares of the registrant’s common stock that are expected to be issued in such merger to holders of 9,590,000 shares of Class B common stock, par value $0.0001 per share, of Pure (the “Class B Common Stock”). The remaining 37,806,000 shares of common stock to be registered are expected to be issued to existing shareholders in such merger to the holders of Class A common stock, par value $0.0001 per share, of Pure (the “Class A Common Stock” and, together with Class B Common Stock, “Pure Common Stock”) immediately prior to the merger of Pure with Pure Acquisition Merger Sub, Inc.
(2)	Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (a) $10.31, the average of the high and low prices per share of Pure’s Class A Common Stock, as reported on the Nasdaq Capital Market on November 26, 2019 and (b) 47,396,000, the estimated maximum number of shares of Pure’s Common Stock that may be exchanged or converted for the securities being registered. For purposes of calculating the registration fee, the Class B Common Stock is treated as having the same value as the Class A Common Stock as each share of Class B Common Stock is automatically convertible into one share of Class A Common Stock upon the business combination.
(3)	Reflects warrants to purchase 30,980,000 shares of the registrant’s common stock based on the maximum number of Pure’s public warrants and private placement warrants that will become warrants of the registrant (“HighPeak Warrants”) in connection with the business combination and the related amendment of Pure’s existing warrant agreement. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants of HighPeak Energy, Inc.
(4)	Reflects shares of common stock underlying the warrants of HighPeak Energy, Inc.
(5)

Pursuant to Rule 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is equal to $10.31, the average of the high and low prices per share of Class A Common Stock, as reported on the Nasdaq Capital Market on November 26, 2019.

(6)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, by multiplying the proposed maximum aggregate offering price for the securities by 0.0001298.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED                     , 2019

PURE ACQUISITION CORP.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102

Dear Stockholders of Pure Acquisition Corp.:

You are cordially invited to attend the special meeting of the stockholders (the “special meeting”) of Pure Acquisition Corp. (“Pure”), which will be held on                ,                , at                , Eastern Time, at                             . At the special meeting, Pure’s stockholders will be asked to consider and vote upon the following proposals:

●	The Business Combination Proposal— To consider and vote upon a proposal to approve and adopt the HPK Business Combination Agreement and the Grenadier Contribution Agreement (each as defined below) and the transactions contemplated thereby (collectively, the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1):

●	a Business Combination Agreement (as may be amended from time to time, the “HPK Business Combination Agreement”), dated November 27, 2019, by and among (i) Pure, (ii) HighPeak Energy, Inc., a Delaware corporation and a wholly owned subsidiary of Pure (“HighPeak Energy”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HighPeak Energy (“MergerSub”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “HPK Contributors”) and the general partner of HPK Energy, LP, a Delaware limited partnership (“HPK”), and an affiliate of HighPeak Pure Acquisition, LLC, a Delaware limited liability company (Pure’s “Sponsor”), and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “HPK Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (c) the HPK Contributors will (A) contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (d) all Sponsor Loans (as defined in the accompanying proxy statement/prospectus), if any, will be cancelled in connection with the HPK Closing (as defined herein), and (e) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, HighPeak Energy will cause HPK to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK being cancelled in exchange for no consideration; and

●	a Contribution Agreement (as may be amended from time to time, the “Grenadier Contribution Agreement” and, together with the HPK Business Combination Agreement, the “Business Combination Agreements”), dated November 27, 2019, by and among Grenadier Energy Partners II, LLC, a Delaware limited liability company (“Grenadier”), HighPeak Energy Assets II, LLC, a Delaware limited liability company (“HighPeak Assets II”), Pure and HighPeak Energy, pursuant to which, among other things, Grenadier will contribute the Grenadier Assets (as defined in the accompanying proxy statement/prospectus) to HighPeak Assets II in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock, which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement.

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The Adjournment Proposal— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the “Proposals”) (Proposal No. 2).

The Pure Board, upon the unanimous recommendation of the members of the special committee of the Pure Board (the “Pure Special Committee”), which consists of three independent members of the Pure Board, recommends that Pure stockholders vote “FOR” each of the Proposals. When you consider the recommendation of the Pure Board in favor of each of the Proposals, you should keep in mind that certain of Pure’s directors and officers have interests in the business combination that may conflict with your interests as a Pure stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each Pure stockholder is encouraged to review carefully.

Pure’s Class A Common Stock and its warrants, which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed for trading on the Nasdaq Capital Market (the “Nasdaq”) under the symbols “PACQ” and “PACQW,” respectively. In addition, certain of Pure’s shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-half of one warrant, and are listed for trading on the Nasdaq under the symbol “PACQU.” Holders of units currently have the option to continue to hold units or separate their units into the component securities. Prior to the business combination, holders will need to have their brokers contact Continental Stock Transfer & Trust Company (Pure’s “Transfer Agent”) in order to separate the units into shares of Class A Common Stock and warrants. As a result of the business combination and pursuant to the warrant agreement, Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein. In connection with the business combination, Pure’s units will automatically separate into the component securities and will no longer trade as a separate security following the business combination. Upon the Closing, HighPeak Energy intends to list its common stock and warrants for trading on the New York Stock Exchange (“NYSE”) under the symbols “HPK” and “HPKWS,” respectively. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

Pursuant to Pure’s Charter, Pure is providing the holders of shares of Class A Common Stock originally sold as part of the units issued in its initial public offering, which closed on April 17, 2018 (the “IPO” and such holders, the “public stockholders”), with the opportunity to elect to require that Pure redeem all or a portion of their shares of Class A Common Stock upon the Closing at a price per share, payable in cash, equal to the aggregate amount per share of Class A Common Stock then on deposit in the trust account (the “Trust Account”). The Trust Account holds the proceeds from the IPO and a concurrent private placement of warrants to Sponsor, as well as the proceeds of certain loans from HighPeak Energy Holdings, LLC, a current subsidiary of HPK (“HighPeak Holdings”), pursuant to an agreement by Pure’s Sponsor to loan or cause an affiliate to loan to Pure or one of Pure’s subsidiaries an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension (as defined in the accompanying proxy statement/prospectus) for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until February 21, 2020, including interest earned on the funds held in the Trust Account and not previously released to Pure to pay franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. On November 18, 2019, an aggregate of $2,495,196 had been deposited into the Trust Account, representing a $0.033 payment for each share of Class A Common Stock outstanding. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of November 18, 2019 of approximately $390.5 million, the estimated per share redemption price would have been approximately $10.33. Public stockholders may elect to require that Pure redeem their shares even if they vote for the Business Combination Proposal.

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Further, promptly following the announcement of the business combination, pursuant to Pure’s Sponsor’s obligation under a certain letter agreement entered into in connection with the IPO, HighPeak Energy Partners II, LP, a Delaware limited partnership, intends to launch a tender offer to purchase, at $1.00 in cash per public warrant, Pure’s outstanding public warrants. The warrant tender offer is not conditioned upon any minimum number of warrants being tendered and will be completed in connection with the business combination.

Currently, Pure’s Sponsor and independent directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 21.5% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined.

Pure is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting in person, and whether or not you tender your shares for redemption, please submit your proxy card without delay.

You are encouraged to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your shares will be voted “FOR” each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE PURE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PURE’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

Jack Hightower

Chairman, Chief Executive Officer and President

Pure Acquisition Corp.

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Whether or not you plan to attend the special meeting and whether or not you tender your shares for redemption, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                ,         and is first being mailed to Pure stockholders on or about                     ,           .

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PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED                     , 2019

PURE ACQUISITION CORP.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF PURE ACQUISITION CORP.

To Be Held On                     ,

To the Stockholders of Pure Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting of the stockholders (the “special meeting”) of Pure Acquisition Corp. (“Pure”) will be held on                     ,                     , at            , Eastern Time, at                   . At the special meeting, Pure’s stockholders will be asked to consider and vote upon the following proposals:

●	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the HPK Business Combination Agreement and the Grenadier Contribution Agreement (each as defined below) and the transactions contemplated thereby (collectively, the “business combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1):

●	a Business Combination Agreement (as may be amended from time to time, the “HPK Business Combination Agreement”), dated November 27, 2019, by and among (i) Pure, (ii) HighPeak Energy, Inc., a Delaware corporation and a wholly owned subsidiary of Pure (“HighPeak Energy”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HighPeak Energy (“MergerSub”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “HPK Contributors”) and the general partner of HPK Energy, LP, a Delaware limited partnership (“HPK”), and an affiliate of HighPeak Pure Acquisition, LLC, a Delaware limited liability company (Pure’s “Sponsor”), and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “HPK Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any), other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (c) the HPK Contributors will (A) contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interests in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (d) all Sponsor Loans (as defined in the accompanying proxy statement/prospectus), if any, will be cancelled in connection with the HPK Closing (as defined herein), and (e) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, HighPeak Energy will cause HPK to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK being cancelled in exchange for no consideration; and

●	a Contribution Agreement (as may be amended from time to time, the “Grenadier Contribution Agreement” and, together with the HPK Business Combination Agreement, the “Business Combination Agreements”), dated November 27, 2019, by and among Grenadier Energy Partners II, LLC, a Delaware limited liability company (“Grenadier”), HighPeak Energy Assets II, LLC, a Delaware limited liability company (“HighPeak Assets II”), Pure and HighPeak Energy pursuant to which, among other things, Grenadier will contribute the Grenadier Assets (as defined in the accompanying proxy statement/prospectus) to HighPeak Assets II in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock, which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement.

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●

The Adjournment Proposal— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the “Proposals”) (Proposal No. 2).

Only holders of record of Pure’s Class A Common Stock and Class B Common Stock at the close of business on                    ,           , are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of Pure’s stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at Pure’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to Pure’s Charter, Pure is providing the holders of shares of Class A Common Stock originally sold as part of the units issued in its initial public offering, which closed on April 17, 2018 (the “IPO” and such holders, the “public stockholders”), with the opportunity to elect to require that Pure redeem all or a portion of their shares of Class A Common Stock upon the Closing at a price per share, payable in cash, equal to the aggregate amount per share of Class A Common Stock then on deposit in the trust account (the “Trust Account”). The Trust Account holds the proceeds from the IPO and a concurrent private placement of warrants to Sponsor, as well as the proceeds of certain loans from HighPeak Energy Holdings, LLC, a current subsidiary of HPK (“HighPeak Holdings”), pursuant to an agreement by Pure’s Sponsor to loan or cause an affiliate to loan to Pure or one of Pure’s subsidiaries an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension (as defined in the accompanying proxy statement/prospectus) for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 until February 21, 2020, including interest earned on the funds held in the Trust Account and not previously released to Pure to pay franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. On November 18, 2019, an aggregate of $2,495,196 had been deposited into the Trust Account, representing a $0.033 payment for each share of Class A Common Stock outstanding. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of November 18, 2019 of approximately $390.5 million, the estimated per share redemption price would have been approximately $10.33. Public stockholders may elect to require that Pure redeem their shares even if they vote for the Business Combination Proposal.

Further, promptly following the announcement of the business combination, pursuant to Pure’s Sponsor’s obligation under a certain letter agreement entered into in connection with the IPO, HighPeak Energy Partners II, LP, a Delaware limited partnership, intends to launch a tender offer to purchase, at $1.00 in cash per public warrant, Pure’s outstanding public warrants. The warrant tender offer is not conditioned upon any minimum number of warrants being tendered and will be completed in connection with the business combination. Otherwise, as a result of the business combination and pursuant to the warrant agreement, Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein.

Currently, Pure’s Sponsor and independent directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 21.5% of Pure’s aggregate outstanding shares of Class A Common Stock and Class B Common Stock combined.

Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you have any questions or need assistance voting your shares, please call Pure’s proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200. Banks and brokerage firms, please call collect at (203) 658-9400.

                    ,

By Order of the Board of Directors

Jack Hightower

Chairman, Chief Executive Officer and President

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                    ,           : This notice of meeting and the related proxy statement/prospectus will be available at http://www.                     .

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CERTAIN DEFINED TERMS	v

SUMMARY TERM SHEET	x

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR PURE STOCKHOLDERS	xiv

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	24

RISK FACTORS	25

COMPARATIVE SHARE INFORMATION	58

SECURITIES MARKET INFORMATION	59

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION OF HIGHPEAK ENERGY	60

SPECIAL MEETING OF PURE STOCKHOLDERS	75

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL	79

i

PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL	126

SELECTED HISTORICAL FINANCIAL DATA OF PURE	127

INFORMATION ABOUT PURE	128

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PURE	140

SELECTED HISTORICAL FINANCIAL DATA OF GRENADIER	145

INFORMATION ABOUT THE TARGET ASSETS	147

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRENADIER	172

MANAGEMENT AFTER THE BUSINESS COMBINATION	185

DESCRIPTION OF HIGHPEAK ENERGY SECURITIES	190

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PURE AND HIGHPEAK ENERGY	198

BENEFICIAL OWNERSHIP OF SECURITIES	201

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	204

HOUSEHOLDING INFORMATION	209

TRANSFER AGENT AND REGISTRAR	209

LEGAL MATTERS	209

EXPERTS	209

SUBMISSION OF STOCKHOLDERS PROPOSALS	210

WHERE YOU CAN FIND ADDITIONAL INFORMATION	210

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEX A: HPK BUSINESS COMBINATION AGREEMENT	A-1
ANNEX B: GRENADIER CONTRIBUTION AGREEMENT	B-1
ANNEX C: FORM OF A&R CHARTER	C-1
ANNEX D: FORM OF A&R BYLAWS	D-1
ANNEX E: FORM OF STOCKHOLDERS’ AGREEMENT	E-1
ANNEX F: FORM OF REGISTRATION RIGHTS AGREEMENT	F-1
ANNEX G: FORM OF AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT	G-1
ANNEX H: FORM OF LTIP	H-1
ANNEX I-I: RESERVE REPORT OF GRENADIER ASSETS AS OF AUGUST 1, 2019	I-I-1
ANNEX I-II: RESERVE REPORT OF HIGHPEAK ASSETS I AS OF AUGUST 1, 2019	I-II-1
ANNEX I-III: RESERVE REPORT OF HIGHPEAK ASSETS II AS OF AUGUST 1, 2019	I-III-1
ANNEX J-I: RESERVE REPORT OF GRENADIER ASSETS AS OF DECEMBER 31, 2018	J-I-1
ANNEX J-II: RESERVE REPORT OF HIGHPEAK ASSETS I AS OF DECEMBER 31, 2018	J-II-1
ANNEX J-III: RESERVE REPORT OF HIGHPEAK ASSETS II AS OF DECEMBER 31, 2018	J-III-1
ANNEX K: GLOSSARY OF OIL AND NATURAL GAS TERMS	K-1

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

●	“A&R Charter” are to the form of amended and restated certificate of incorporation of HighPeak Energy;

●	“business combination” are to the transactions contemplated by the Business Combination Agreements;

●	“Business Combination Agreements” are to the HPK Business Combination Agreement and the Grenadier Contribution Agreement;

●	“Business Marketing Agreement” are to the Business Combination Marketing Agreement, dated as of April 12, 2018, by and among Pure, Oppenheimer & Co. Inc. and EarlyBirdCapital, Inc., as amended;

●	“Charter” are to the second amended and restated certificate of incorporation of Pure, as amended;

●	“Class A Common Stock” are to Pure’s Class A voting common stock, par value $0.0001 per share;

●	“Class B Common Stock” are to Pure’s Class B voting common stock, par value $0.0001 per share;

●	“Closing” are to the closing of the business combination;

●	“Closing Date” are to the date on which the Closing occurs;

●

“the Company,” “we,” “our” or “us” are to Pure, either individually or together with its consolidated subsidiaries, as the context requires, before the completion of the business combination, and to HighPeak Energy, either individually or together with its consolidated subsidiaries, as the context requires, after the completion of the business combination;

●	“EBITDAX” are to earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense;

●	“Extended Date” are to February 21, 2020;

●	“Extension” are to Pure’s stockholders’ approval of Pure’s proposal to extend the date by which Pure must consummate a business combination from October 17, 2019 to the Extended Date;

●	“Forward Purchase Agreement” are to (i), with respect to time periods prior to the execution of the Forward Purchase Agreement Amendment, that certain Forward Purchase Agreement, dated April 12, 2018, by and between Pure and HPEP I, pursuant to which HPEP I is subscribed for an aggregate number of up to 15,000,000 units of Pure, consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock for $10.00 per unit, or an aggregate maximum amount of $150,000,000 immediately prior to or simultaneously with the closing of Pure’s Initial Business Combination and (ii) with respect to time periods at or after the execution of the Forward Purchase Agreement Amendment, the Forward Purchase Agreement Amendment, pursuant to which HPEP II and HPEP III will be assigned certain purchase obligations and will be collectively subscribed for an aggregate number of up to 15,000,000 shares of HighPeak Energy common stock and 5,000,000 warrants to purchase one share of HighPeak Energy common stock for an aggregate maximum amount of $150,000,000 immediately prior to or simultaneously with the closing of Pure’s Initial Business Combination;

v

●	“Forward Purchase Agreement Amendment” are to an Amended and Restated Forward Purchase Agreement, contemplated to be entered into prior to or in connection with the Closing by and among Pure, HPEP I, HPEP II, HPEP III and HighPeak Energy, pursuant to which (i) HPEP I will assign its rights and obligations under the Forward Purchase Agreement to HPEP II and HPEP III, (ii) Pure will assign its rights and obligations under the Forward Purchase Agreement to HighPeak Energy and agree to cause HighPeak Energy to perform its obligations under the Forward Purchase Agreement Amendment and (iii) the parties will amend the Forward Purchase Agreement to provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of Pure and reduce the number of warrants received by the purchasers from 7,500,000 warrants to 5,000,000 warrants;

●	“forward purchase securities” are to the 15,000,000 shares of Class A Common Stock (or HighPeak Energy common stock as a result of the Forward Purchase Agreement Amendment) and 7,500,000 forward purchase warrants (or 5,000,000 forward purchase warrants as a result of the Forward Purchase Agreement Amendment) to be purchased pursuant to the Forward Purchase Agreement Amendment;

●	“forward purchase warrants” are to the 7,500,000 warrants exercisable for Class A Common Stock to be issued pursuant to the Forward Purchase Agreement, or, as applicable, the 5,000,000 warrants exercisable for HighPeak Energy common stock to be issued pursuant to the Forward Purchase Agreement Amendment;

●	“founder shares” are to the aggregate 10,350,000 shares of Class B Common Stock, of which 10,206,000 are currently held by Pure’s Sponsor and 48,000 are currently held by each of Pure’s three independent directors, initially purchased by Pure’s Sponsor in connection with the organization of Pure, which are expected to be exchanged on a one-for-one basis for shares of HighPeak Energy common stock at the HPK Closing, other than 760,000 of such founder shares held by Pure’s Sponsor that will be forfeited pursuant to the terms of the Sponsor Support Agreement;

●	“Grenadier” are to Grenadier Energy Partners II, LLC, a Delaware limited liability company;

●	“Grenadier Assets” are to the rights, title and interests in certain oil and natural gas assets to be acquired by HighPeak Assets II from Grenadier under the Grenadier Contribution Agreement;

●	“Grenadier Closing” are to the consummation of the transactions contemplated by the Grenadier Contribution Agreement;

●	“Grenadier Contribution Agreement” are to the Contribution Agreement, dated as of November 27, 2019, by and among Grenadier, HighPeak Assets II, Pure and HighPeak Energy, pursuant to which, among other things, Grenadier will, at the Grenadier Closing, contribute the Grenadier Assets to HighPeak Assets II in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock;

●	“Grenadier private placement warrants” are to the 2,500,000 warrants to be transferred to Grenadier pursuant to the Grenadier Contribution Agreement;

●	“HighPeak Assets” are to HPK, which, indirectly through its subsidiaries, holds certain rights, title and interests in oil and natural gas assets and cash;

●	“HighPeak Assets I” are to HighPeak Energy Assets, LLC, a Delaware limited liability company;

●	“HighPeak Assets II” are to HighPeak Energy Assets II, LLC, a Delaware limited liability company;

●	“HighPeak Contributed Entities” are to HPK, HighPeak Holdings, HighPeak Assets I, HighPeak Assets II and the HighPeak Employer;

●	“HighPeak Employer” are to HighPeak Energy Employees, Inc., a Delaware corporation;

●	“HighPeak Energy” are to HighPeak Energy, Inc., a Delaware corporation initially formed as a wholly owned subsidiary of Pure for the purpose of effecting the business combination;

●	“HighPeak Energy common stock” are to HighPeak Energy’s voting common stock, par value $0.0001 per share;

●	“HighPeak Funds” are to HighPeak I, HighPeak II and HighPeak III, collectively;

●	“HighPeak Group” are to Sponsor, the HPK Contributors, HighPeak Warrant and Jack Hightower and each of their respective affiliates and certain permitted transferees, collectively;

●	“HighPeak Holdings” are to HighPeak Energy Holdings, LLC, a Delaware limited liability company;

●	“HighPeak Warrant” are to HighPeak Warrant, LLC, a Delaware limited liability company;

●	“HighPeak I” are to HighPeak Energy, LP, a Delaware limited partnership;

●	“HighPeak II” are to HighPeak Energy II, LP, a Delaware limited partnership;

●	“HighPeak III” are to HighPeak Energy III, LP, a Delaware limited partnership anticipated to be formed prior to or in connection with the Closing;

●	“HPEP I” are to HighPeak Energy Partners, LP, a Delaware limited partnership;

●	“HPEP II” are to HighPeak Energy Partners II, LP, a Delaware limited partnership;

●	“HPEP III” are to HighPeak Energy Partners III, LP, a Delaware limited partnership;

●	“HPK” are to HPK Energy, LP, a Delaware limited partnership;

●	“HPK GP” are to HPK Energy, LLC, a Delaware limited liability company and the general partner of HPK;

●	“HPK Closing” are to the consummation of the transactions contemplated by the HPK Business Combination Agreement;

●	“HPK Contributors” are to the HighPeak Funds and HPK GP;

●	“HPK Business Combination Agreement” are to the Business Combination Agreement, dated as of November 27, 2019, by and among Pure, HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative, pursuant to which (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (iii) the HPK Contributors will (A) contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interest in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (iv) all Sponsor Loans, if any, will be cancelled in connection with the HPK Closing, and (v) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, HighPeak Energy will cause HPK to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK being cancelled for no consideration;

●	“HPK Representative” are to HighPeak Energy Management, LLC, a Delaware limited liability company;

●	“Initial Business Combination” are to Pure’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

●	“initial stockholders” are to holders of Pure’s founder shares prior to the IPO, including Pure’s Sponsor and Pure’s three independent directors;

●	“IPO” are to Pure’s initial public offering of units, which closed on April 17, 2018;

●

“management” or “management team” are to Pure’s officers and directors before the completion of the business combination, and to HighPeak Energy’s officers and directors after the completion of the business combination;

●	“MergerSub” are to Pure Acquisition Merger Sub, Inc., a Delaware corporation formed as a wholly owned subsidiary of HighPeak Energy for the purpose of effecting the business combination;

●

“Parent Merger” are to the exchange by holders of Pure Common Stock for HighPeak Energy common stock and the assignment by Pure to HighPeak Energy of its rights and obligations under the Warrant Agreement in each case pursuant to the HPK Business Combination Agreement;

●

“PIPE Investment” are to the anticipated issuance and sale of up to an aggregate 20,000,000 shares of HighPeak Energy common stock in a private placement to the PIPE Investors, the proceeds of which would be used to fund a portion of the cash obligations of HighPeak Energy and its subsidiaries at the Closing;

●	“PIPE Investors” are to the qualified institutional buyers and accredited investors that would purchase HighPeak Energy common stock pursuant to the PIPE Investment;

●	“private placement warrants” are to the warrants issued to Pure’s Sponsor in a private placement simultaneously with the closing of Pure’s IPO;

●	“public shares” are to shares of Class A Common Stock sold by Pure as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“public stockholders” are to the holders of Pure’s public shares;

●	“public warrants” are to the warrants sold by Pure as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

●	“Pure” are to Pure Acquisition Corp., a Delaware corporation;

●	“Pure Board” are to the board of directors of Pure;

●	“Pure Common Stock” are to, collectively, Class A Common Stock and Class B Common Stock;

●	“Pure Special Committee” are to the special committee of Pure’s board of directors consisting of three (3) independent directors;

●	“RBL Facility” are to a reserve-based lending facility that HighPeak Energy anticipates entering into in connection with the Closing;

●	“special meeting” are to the special meeting of the stockholders of Pure that is the subject of this proxy statement/prospectus and any adjournments or postponements thereof;

●	“Sponsor” are to HighPeak Pure Acquisition, LLC, a Delaware limited liability company, and subsidiary of HPEP I;

●

“Sponsor Loans” are to loans made by any HPK Contributor, any of the HighPeak Contributed Entities or another affiliate of Pure’s Sponsor, to Pure or one of its subsidiaries of (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete an Initial Business Combination from October 17, 2019 to the Extended Date (such loans, “Sponsor Extension Loans”) and (ii) such other amounts as HighPeak Energy may agree upon with any HPK Contributor, any HighPeak Contributed Entity or another affiliate of Pure’s Sponsor (provided that in the case of obtaining approval of Pure of any such other amounts in excess of $5,000,000 in the aggregate, the Pure Special Committee shall approve in writing such amounts);

●

“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of November 27, 2019, by and between Pure’s Sponsor and the Company, pursuant to which Pure’s Sponsor will forfeit 760,000 founder shares for no consideration in connection with the corresponding issuance by HighPeak Energy of 760,000 shares of HighPeak Energy common stock to be transferred by HighPeak Assets II to Grenadier pursuant to the Grenadier Contribution Agreement.

●	“Target Assets” are to the Grenadier Assets and the HighPeak Assets, collectively;

●	“Transfer Agent” are to Continental Stock Transfer & Trust Company;

●	“units” are to units sold by Pure in the IPO, each of which consists of one share of Class A Common Stock and one-half of one public warrant;

●

“voting common stock” are to Class A Common Stock and Class B Common Stock prior to the consummation of the business combination, and to HighPeak Energy common stock following the consummation of the business combination;

●

“warrant agreement” are to (i) with respect to time periods prior to the execution of the Warrant Agreement Amendment and the Warrant Agreement Assignment, the Warrant Agreement, dated as of April 12, 2018, by and between Pure and Transfer Agent, and (ii) with respect to time periods after the execution of the Warrant Agreement Amendment, the Warrant Agreement Amendment, pursuant to which (a) the aggregate number of warrants to be purchased pursuant to Forward Purchase Agreement, the Warrant Agreement Amendment and the Warrant Agreement Assignment shall be reduced to 5,000,000 from 7,500,000, (b) Pure’s assignee may issue 2,500,000 warrants on the same terms as the private placement warrants to Grenadier as a portion of the consideration owed to Grenadier under the Grenadier Contribution Agreement, and with respect to which Pure seeks to assign the rights and obligations to HighPeak Energy at the Closing and to cause HighPeak Energy to perform its obligations thereunder; and

●

“warrants” are to, prior to the business combination, to the warrants to purchase one share of Class A Common Stock at a price of $11.50 per share or, after the business combination, one share of HighPeak Energy common stock at a price of $11.50 per share.

For additional defined terms commonly used in the oil and natural gas industry and used in this proxy statement/prospectus, please see “Glossary of Oil and Natural Gas Terms” set forth in Annex K.

Unless otherwise specified, the voting and economic interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus do not take into account the private placement warrants, public warrants or forward purchase warrants that will remain outstanding following the business combination and may be exercised at a later date, and assume the following:

(i)	the Closing occurs on or before December 31, 2019;

(ii)	the HPK Closing occurs prior to the Grenadier Closing;

(iii)	at the Closing, adjustments to the consideration payable to the HPK Contributors or Grenadier, as applicable, under the Business Combination Agreements were calculated assuming:

(a)	net working capital, overhead expenses and other items spent by the applicable entity since their respective August 1, 2019 and June 1, 2019 effective dates through a Closing on December 31, 2019 will collectively total an aggregate of $105 million;

(b)	HPK will have approximately $39 million of cash immediately prior to the HPK Closing, which is based on anticipated additional investments in HPK by the HPK Contributors prior to the business combination closing;

(c)	the Grenadier purchase price deposits made previously by HighPeak Assets II or its affiliates total $61.5 million plus any interest earned thereon;

(d)	cancelled loans will consist of approximately $6 million of Sponsor Loans through Closing on December 31, 2019;

(e)	transaction expenses will be approximately $40 million; and

(f)	there are no other material adjustments to the consideration payable to the HPK Contributors or Grenadier under the Business Combination Agreements;

(iv)	at the Closing, the PIPE Investors purchase 20,000,000 shares of HighPeak Energy common stock, in the aggregate, for aggregate gross proceeds of $200 million to HighPeak Energy;

(v)

at the Closing, HPEP II and HPEP III purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants pursuant to the Forward Purchase Agreement Amendment, for aggregate gross proceeds of $150 million;

(vi)	at the Closing, Grenadier will receive 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants pursuant to the Grenadier Contribution Agreement;

(vii)	no public stockholders elect to have their shares redeemed;

(viii)	no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market;

(ix)	there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing; and

(x)	no warrants are tendered for purchase in the warrant tender offer.

If the actual facts are different than HighPeak Energy’s assumptions, the voting and economic interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus will differ from those set forth in this proxy statement/prospectus and such differences may be material.

For example, unless waived by the parties to the HPK Business Combination Agreement, it is a condition to closing under the HPK Business Combination Agreement that HighPeak Energy shall have not less than $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), which amount is measured at Closing and includes amounts available for borrowing under any debt facility, including our anticipated RBL Facility. As a result, the business combination could still close if there were, among other things, significant redemptions by public stockholders, significantly lower cash contributed through HPK than assumed above or a later closing date than assumed above, each of which could have a significant impact on the voting and economic interests of HighPeak Energy stockholders and the liquidity of HighPeak Energy. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Pure Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

●

Pure is a blank check company formed for the purpose of effecting an Initial Business Combination. For more information about Pure, see the sections entitled “Information About Pure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure.”

●

There are currently 48,156,000 shares of Class A Common Stock and Class B Common Stock issued and outstanding, consisting of 37,806,000 public shares and 10,350,000 founder shares. The Sponsor will forfeit 760,000 founder shares pursuant to the terms of the Sponsor Support Agreement. In addition, there are currently outstanding warrants to purchase 30,980,000 shares of Class A Common Stock, consisting of public warrants to purchase 20,700,000, shares of Class A Common Stock and private placement warrants to purchase 10,280,000 shares of Class A Common Stock. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Only whole warrants are exercisable. The warrants will become exercisable thirty (30) days after the completion of an Initial Business Combination, and will expire five (5) years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Pure may redeem the outstanding warrants, in whole but not in part, at a price of $0.01 per warrant, upon a minimum of thirty (30) days’ prior written notice of redemption to each warrant holder and if, and only if, the last sale prices of the Class A Common Stock equal or exceed $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within a thirty (30) trading day period ending on the third (3rd) trading day prior to the date Pure sends the notice of redemption to the warrant holders; and only if there is a current registration statement in effect with respect to the shares of Class A Common Stock issuable upon the exercise of such warrants. The private placement warrants, however, are non-redeemable so long as they are held by Pure’s Sponsor or its permitted transferees.

●

On October 10, 2019, Pure’s stockholders approved an extension of the date by which Pure must consummate an Initial Business Combination (the “Extension”) from October 17, 2019, to February 21, 2020 (the “Extended Date”). Pure requested the Extension in order to complete an Initial Business Combination. In connection with the Extension, 3,594,000 shares of Class A Common Stock were redeemed, for a total value of $36,823,301 on October 11, 2019 and 248,000 public warrants were tendered and accepted for payment on October 16, 2019. Further, Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Pure to complete the Initial Business Combination from October 17, 2019 until the Extended Date.

●

On November 27, 2019, Pure and HighPeak Energy entered into the HPK Business Combination Agreement, by and among Pure, HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative, pursuant to which, among other things and subject to the terms and conditions contained therein, at the HPK Closing (a) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (b) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (c) the HPK Contributors will (A) contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1-The Business Combination Proposal-The HPK Business Combination Agreement” and the general partner interest in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (d) all Sponsor Loans, if any, will be cancelled in connection with the HPK Closing, and (e) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement for total consideration of approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the Closing, subject to adjustments described in the section entitled “Proposal No. 1-The Business Combination Proposal-The Grenadier Contribution Agreement”, HighPeak Energy will cause HPK to merge with and into Pure with all interests in HPK being cancelled for no consideration. For more detailed information on the closing conditions to the HPK Business Combination Agreement, see the section entitled “Proposal No. 1—The HPK Business Combination Proposal—The HPK Business Combination Agreement—Conditions to Closing of the HPK Business Combination Agreement.”

x

●	On November 27, 2019, HighPeak Assets II and Grenadier entered into the Grenadier Contribution Agreement, by and among Grenadier, HighPeak Assets II, Pure and HighPeak Energy, pursuant to which, among other things and subject to the terms and conditions contained therein, Grenadier agreed to extend the outside date under the Grenadier Contribution Agreement to February 24, 2020 and HighPeak Assets II has agreed to acquire the Grenadier Assets from Grenadier in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock, which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement.

●

For more information about the Business Combination Agreements, the consideration to be received by the HPK Contributors and Grenadier and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

●	HighPeak Energy will acquire the Target Assets (which consist of the HighPeak Assets and the Grenadier Assets) pursuant to the Business Combination Agreements. Promptly after such acquisition, HighPeak Energy will cause HPK to merge with and into Pure with all interest in HPK being cancelled for no consideration.

●

As a result of the business combination and pursuant to the warrant agreement, Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein.

●

For more information about the post-combination company and the Target Assets, see the sections entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” and “Information About the Target Assets.”

●

It is anticipated that, upon consummation of the business combination, Grenadier, the assets of which represent only a portion of the Target Assets, will be the “predecessor” for financial reporting purposes. For more information about Grenadier and the Grenadier Assets, see the sections entitled “Selected Historical Financial Information of Grenadier” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier.”

●	Unless waived by the applicable parties to the Business Combination Agreements, the Closing is subject to a number of conditions for one or more parties set forth in the Business Combination Agreements, including, among others, (i) with respect to the HPK Business Combination Agreement, receipt of the requisite approval of the stockholders of Pure, the same-day consummation of the transactions contemplated by the Grenadier Contribution Agreement, there being at least $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), the closing of Pure’s offer, pursuant to this proxy statement/prospectus, to redeem shares of Class A Common Stock, material compliance of the parties with their covenants, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the HPK Business Combination Agreement, and the listing of certain shares of HighPeak Energy common stock on the Nasdaq or the NYSE and (ii) with respect to the Grenadier Contribution Agreement, receipt of the requisite approval of the stockholders of Pure, there being at least $275 million of Available Liquidity (as defined in the Grenadier Contribution Agreement), Pure having at least $5,000,001 of net tangible assets remaining after the closing of Pure’s offer, pursuant to this proxy statement/prospectus, to redeem shares of Class A Common Stock, material compliance, or deemed material compliance, of the applicable party with its covenants and the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the Grenadier Contribution Agreement, the absence of certain amendments having been made to the HPK Business Combination Agreement or the Forward Purchase Agreement, the occurrence of the HPK Closing and the approved listing of certain shares of HighPeak Energy common stock on the NYSE or the Nasdaq, upon official notice of issuance. For more information regarding the conditions to the closing of the business combination, see the sections entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement—Conditions to Closing of the HPK Business Combination Agreement” and “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement—Conditions to Closing of the Grenadier Contribution Agreement.”

●	The Business Combination Agreements may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreements, see the sections entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement—Termination Rights” and “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement—Termination Rights.”

●	The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

●

Under Pure’s Charter, in connection with any stockholder meeting called to approve a proposed Initial Business Combination, each public stockholder will have the right, regardless of whether he or she is voting for or against such proposed business combination, to demand that Pure convert his or her shares into the right to receive in cash a pro rata share of the Trust Account. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to require Pure to validly redeem its shares. Pure may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) physically tender their certificates to Pure’s Transfer Agent or (ii) deliver their shares to the Transfer Agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case prior to a date set forth in the tender offer documents or proxy materials sent in connection with the proposal to approve the business combination. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting holder. In any event, shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

●

Promptly following the announcement of the Initial Business Combination, pursuant to Pure’s Sponsor’s obligation under a certain letter agreement entered into in connection with the IPO, HPEP II intends to launch a tender offer to purchase, at $1.00 in cash per public warrant, all outstanding public warrants of Pure. The warrant tender offer is not conditioned upon any minimum number of warrants being tendered and will be completed in connection with the business combination.

●

In connection with the business combination, HighPeak Energy intends to apply to list its common stock and warrants on the NYSE under the ticker symbols “HPK” and “HPKWS.” Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

●	It is anticipated that, upon the Closing, the ownership of HighPeak Energy will be as follows:

●	The public stockholders will collectively own 37,806,000 shares of HighPeak Energy common stock, or approximately 20%;

●	The HighPeak Group and Pure’s existing independent directors will collectively own 112,074,279 shares of HighPeak Energy common stock, or approximately 60%, as follows:

o	Sponsor and Pure’s existing independent directors will collectively own 9,590,000 shares of HighPeak Energy common stock, or approximately 5%, upon conversion of the founder shares at the consummation of the business combination (and the forfeiture by Sponsor of 760,000 founder shares pursuant to the Sponsor Support Agreement);

o	The HPK Contributors will collectively own 87,484,279 shares of HighPeak Energy common stock, or approximately 47%, received as consideration pursuant to the HPK Business Combination Agreement; and

o	HPEP II and HPEP III will collectively own 15,000,000 shares of HighPeak Energy common stock, or approximately 8%, pursuant to their purchase of such shares under the Forward Purchase Agreement Amendment;

●	The PIPE Investors will own 20,000,000 shares of HighPeak Energy common stock, or approximately 11%; and

●	Grenadier will own 15,760,000 shares of HighPeak Energy common stock, or approximately 9%.

The number and percentage of shares set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts are different than HighPeak Energy’s assumptions, the number of shares and percentages set forth above will differ and such differences may be material. For example, if HighPeak Energy assumes that no warrants of Pure are tendered for purchase in the warrant tender offer by HPEP II, all outstanding warrants, including the 5,000,000 warrants issued at the Closing pursuant to the Forward Purchase Agreement and the 2,500,000 warrants issued at the Closing pursuant to the Grenadier Contribution Agreement, to purchase an aggregate of 38,480,000 shares of HighPeak Energy common stock were exercisable and exercised following completion of the business combination, with proceeds to HighPeak Energy of approximately $442.5 million, then the ownership of HighPeak Energy would be as follows:

●	The public stockholders would collectively own 58,258,000 shares of HighPeak Energy common stock, or approximately 26%;

●	The HighPeak Group and Pure’s existing independent directors would collectively own 127,602,279 shares of HighPeak Energy common stock, or approximately 56%, as follows:

o	Sponsor and Pure’s existing independent directors would collectively own 19,870,000 shares of HighPeak Energy common stock, or approximately 9%, including 10,280,000 shares of HighPeak Energy common stock issuable upon the exercise of the private placement warrants;

o	HPEP II and HPEP III would collectively own 20,248,000 shares of HighPeak Energy common stock, or approximately 9%, including 5,000,000 shares of HighPeak Energy common stock issuable upon exercise of the forward purchase warrants acquired under the Forward Purchase Agreement Amendment and 248,000 shares of HighPeak Energy common stock issuable upon exercise of public warrants acquired by HPEP II in connection with Pure’s Extension; and

o	The HPK Contributors would own 87,484,279 shares of HighPeak Energy common stock, or approximately 39%;

●	The PIPE Investors would collectively own 20,000,000 shares of HighPeak Energy common stock, or approximately 9%; and

●

Grenadier would own 18,260,000 shares of HighPeak Energy common stock, or approximately 9%, including 2,500,000 shares of HighPeak Energy common stock issuable upon the exercise of warrants received as consideration under the Grenadier Contribution Agreement.

The public warrants, private placement warrants, Grenadier private placement warrants and forward purchase warrants will become exercisable thirty (30) days after the completion of an Initial Business Combination and will expire five (5) years after the completion of an Initial Business Combination or earlier upon Pure’s redemption or liquidation.

Please see the section entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” for further information.

●

Pure’s board of directors (the “Pure Board”) considered various factors in determining whether to approve the Business Combination Agreements and the business combination, including the unanimous recommendation of the Pure Special Committee for the Pure Board to approve the business combination. For more information about the Pure Board’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Pure Board’s Reasons for the Approval of the Business Combination.”

●

The HPK Business Combination Agreement contemplates the execution by certain parties of various agreements at the Closing, including, among others, the Stockholders’ Agreement and the Registration Rights Agreement, copies of which are attached to this proxy statement/prospectus as Annexes E and F, respectively. For more information about these agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR PURE STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of Pure, including the proposed business combination. The following questions and answers do not include all of the information that is important to Pure stockholders. Pure urges its stockholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Pure stockholders are being asked in connection with the special meeting of stockholders to consider and vote upon, among other things, a proposal to approve and adopt the Business Combination Proposal, including:

●	the HPK Business Combination Agreement pursuant to which, among other things and subject to the terms and conditions contained therein, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock (or cash in lieu of fractional shares, if any), other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (iii) the HPK Contributors (A) will contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy common stock and the general partner interest in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (iv) all Sponsor Loans, if any, will be cancelled in connection with the HPK Closing, and (v) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, HighPeak Energy will cause HPK to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK being cancelled for no consideration; and

●	the Grenadier Contribution Agreement, pursuant to which, among other things, Grenadier will transfer the Grenadier Assets to HighPeak Assets II in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase HighPeak Energy common stock, which transactions are expected to occur promptly after HighPeak Assets II has been contributed to HighPeak Energy.

If the transactions contemplated by the Business Combination Agreements are completed, HighPeak Energy will own and operate the assets and businesses currently conducted by Pure, HPK and Grenadier and you will receive the right to receive one share of HighPeak Energy common stock (and cash in lieu of fractional shares, if any) for each share of Class A Common Stock or Class B Common Stock that you held immediately prior to the HPK Closing, and, pursuant to the warrant agreement, each outstanding public warrant and private placement warrant of Pure held immediately prior to the HPK Closing will entitle the holder thereof to purchase one share of HighPeak Energy common stock following the HPK Closing on the terms set forth therein. After the HPK Closing, the securities of HighPeak Energy are expected to be listed for trading on the NYSE.

Copies of the HPK Business Combination Agreement and the Grenadier Contribution Agreement are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and incorporated by reference herein. This proxy statement/prospectus and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. Holders of Class A Common Stock and Class B Common Stock are entitled to vote on all proposals in this proxy statement/prospectus. You should read this proxy statement/prospectus and its annexes carefully and in their entirety

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	When and where is the special meeting?

A:	The special meeting will be held on , , at , Eastern Time, at .

Q:	What is being voted on at the special meeting?

A:	Pure stockholders will vote on the following proposals at the special meeting:

●	The Business Combination Proposal— To consider and vote upon a proposal to approve and adopt the HPK Business Combination Agreement and the Grenadier Contribution Agreement and the transactions contemplated thereby (Proposal No. 1).

●

The Adjournment Proposal— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 2).

Q:	What will happen in the business combination?

A:

On November 27, 2019, Pure and HighPeak Energy entered into the HPK Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Energy has agreed to acquire the HighPeak Assets. Under the terms of the HPK Business Combination Agreement, at the Closing of the business combination, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (iii) the HPK Contributors will (A) contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1-The Business Combination Proposal-The HPK Business Combination Agreement” and the general partner interest in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (iv) all Sponsor Loans, if any, will be cancelled in connection with the HPK Closing, and (v) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement for total consideration of approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the Closing, subject to adjustments described in the section entitled “Proposal No. 1-The Business Combination Proposal-The Grenadier Contribution Agreement”, HighPeak Energy will cause HPK to merge with and into Pure with all interests in HPK being cancelled for no consideration. As a result of the business combination and pursuant to the warrant agreement, Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein. For more information about the HPK Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

On November 27, 2019, HighPeak Assets II and Grenadier entered into the Grenadier Contribution Agreement, by and among Grenadier, HighPeak Assets II, Pure and HighPeak Energy, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Assets II has agreed to acquire the Grenadier Assets from Grenadier in exchange for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock, which transactions are currently expected to occur following HighPeak Energy’s indirect acquisition of HighPeak Assets II pursuant to the HPK Business Combination Agreement. For more information about the closing conditions of each of the HPK Business Combination Agreement and the Grenadier Contribution Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Please see the following table, which summarizes certain terms with respect to the business combination:

Business Combination Agreements	Contributors	Consideration
HPK Business Combination Agreement	HighPeak Energy, LP HighPeak Energy II, LP HighPeak Energy III, LP HPK Energy, LLC

71,150,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement.” Based upon the assumptions set forth under “Certain Defined Terms,” we currently expect HighPeak Energy to issue approximately 87,484,279 shares of HighPeak Energy common stock to the HPK Contributors at Closing pursuant to the HPK Business Combination Agreement.

Business Combination Agreements	Contributors	Consideration
Grenadier Contribution Agreement	Grenadier Energy Partners II, LLC

Approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the Closing, subject to the adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement.” Based upon the assumptions set forth under “Certain Defined Terms,” and certain other assumptions regarding the adjustments described above, HighPeak Energy currently expects to pay approximately $460 million in cash to Grenadier at the Grenadier Closing after accounting for such adjustments.

For more information about the Business Combination Agreements, the consideration to be received by the HPK Contributors and Grenadier, respectively, and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

In addition, HighPeak Energy is pursuing the PIPE Investment with certain accredited investors and institutional buyers which, if successful, would close in connection with the business combination.

On April 12, 2018, Pure entered into the Forward Purchase Agreement with HPEP I, pursuant to which HPEP I agreed to purchase up to 15,000,000 shares of Class A Common Stock and 7,500,000 forward purchase warrants in connection with an Initial Business Combination. At or prior to the closing of the business combination, pursuant to the Forward Purchase Agreement Amendment, HPEP I will assign its rights under the Forward Purchase Agreement to HPEP II and HPEP III, and Pure will assign its rights and obligations under the Forward Purchase Agreement to HighPeak Energy, and the parties will amend the Forward Purchase Agreement to provide for the sale and purchase of shares of HighPeak Energy common stock and warrants to purchase HighPeak Energy common stock instead of Pure and reduce the number of warrants received by the purchasers from 7,500,000 warrants to 5,000,000 warrants, in each case, pursuant to the Forward Purchase Agreement Amendment. At the Closing, HPEP II and HPEP III will purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants for aggregate gross proceeds of $150 million.

Prior to the Initial Business Combination, HighPeak Energy intends to adopt the HighPeak Energy, Inc. Long Term Incentive Plan (the “LTIP”), and it is anticipated that Pure, as HighPeak Energy’s sole shareholder, will approve the LTIP. Following the Closing, HighPeak Energy will continue to sponsor the LTIP. As described further under “Proposal No. 1—The Business Combination Proposal— Related Agreements— HighPeak Energy, Inc. Long Term Incentive Plan,” the LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to employees, directors and service providers of HighPeak Energy, as well as stock awards to directors of HighPeak Energy. The LTIP will be administered by the HighPeak Energy Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, a number of shares of HighPeak Energy common stock equal to 13% of the outstanding shares of HighPeak Energy common stock on the effective date of the LTIP (the “Share Pool”) are reserved and available for delivery with respect to Awards, and 1,300 shares of HighPeak Energy common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2020 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of HighPeak Energy common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of HighPeak Energy common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year.

Q:	How were transaction structure and consideration in the business combination determined?

A:	Following the IPO, representatives of Pure and the HighPeak Group contacted and were contacted by a number of individuals and entities, including Grenadier, with respect to business combination opportunities and engaged with several possible target businesses with respect to potential transactions. After a series of discussions, Grenadier advised representatives of Pure that it would not be pursuing a transaction with Pure in exchange for cash and shares of Pure Common Stock given the total proposed consideration and the timing and uncertainty of closing due to the requirement for Pure stockholder approval. Representatives of Pure and the HighPeak Group nevertheless concluded that Grenadier was an attractive investment opportunity irrespective of whether Pure ultimately participated in a business combination, so, to address Grenadier’s concerns, the parties began to instead discuss an all-cash acquisition of the Grenadier Assets by funds controlled by the HighPeak Group, rather than Pure. Given the complementary nature of HPK’s assets to those of Grenadier and the flexibility for HighPeak II to assign its rights and obligations under the Grenadier Contribution Agreement or contribute the counterparty, HighPeak Assets II, to Pure in connection with a future negotiated business combination, if so desired, the original Grenadier Purchase Agreement was signed by HighPeak Assets II and Grenadier on June 17, 2019, providing for an initial target closing date of August 19, 2019 with the ability to extend such closing date to the date that is 75 days after the execution date. Thereafter, certain representatives of the HighPeak Group engaged in conversations with the independent directors serving on the Pure Board and discussed, among other things, a proposal to combine the HighPeak Assets and the Grenadier Assets in a business combination with Pure, where the HPK Contributors would receive equity interests in exchange for the HighPeak Assets and concurrently use Pure’s cash to consummate the Grenadier Closing. In exchange for the release of $30.75 million deposit made by HighPeak Assets II from escrow to Grenadier, as well as an additional non-refundable $30.75 million payment directly to Grenadier, Grenadier agreed to extend the target closing date under the Grenadier Contribution Agreement to January 22, 2020 to accommodate the proposed timing of the business combination.

As the HighPeak Group continued discussions with the independent directors regarding the proposal to combine the HighPeak Assets and the Grenadier Assets in a business combination with Pure, the parties discussed the potential to amend the agreement with Grenadier pursuant to which Grenadier would agree to take a certain amount of consideration in equity as opposed to cash and to extend the outside date to a date after the Extension Date. Grenadier agreed to convert the right to receive $150 million of cash consideration into the right to receive 15,000,000 shares of HighPeak Energy common stock valued at $10 a share. In addition, in exchange for an additional 760,000 shares of HighPeak Energy common stock and 2.5 million warrants as consideration for the Grenadier Assets, Grenadier agreed to extend the outside date to February 24, 2020. In connection therewith, Pure’s Sponsor agreed to forfeit 760,000 of its founder shares and reduce the number of warrants received by the purchasers under the Forward Purchase Agreement by 2.5 million.  On November 27, 2019, the parties entered into the Grenadier Contribution Agreement to amend, restate and replace the original Grenadier Purchase Agreement to, among other things, reflect the agreed upon items above.

Q:	Why is Pure providing its stockholders with the opportunity to vote on the business combination?

A:

As a result of the structure of the business combination as a merger of Pure with MergerSub, approval by Pure’s stockholders of the business combination is required under Delaware corporate law. In addition, under Pure’s Charter, Pure must provide all public stockholders with the opportunity to have their shares redeemed upon the consummation of an Initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote with respect to such Initial Business Combination. Pure has elected to provide its public stockholders with the opportunity to have their shares redeemed in connection with Pure’s required stockholder vote rather than a tender offer. Therefore, Pure is seeking to obtain the approval of its stockholders of the Business Combination Proposal, as required by Delaware corporate law, and are allowing public stockholders to effectuate redemptions of their public shares in connection with the Closing. Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting.

Q:	What conditions must be satisfied to complete the business combination?

A:	There are a number of closing conditions for one or more parties in the Business Combination Agreements, including (i) with respect to the HPK Business Combination Agreement, receipt of the requisite approval by the stockholders of Pure and the written consents of Pure, as the sole stockholder of HighPeak Energy, and of HighPeak Energy, as the sole stockholder of MergerSub (which written consents of Pure and HighPeak Energy were delivered within 24 hours after execution of the HPK Business Combination Agreement), the same-day consummation of the transactions contemplated by the Grenadier Contribution Agreement, there being at least $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), the closing of Pure’s offer, pursuant to this proxy statement/prospectus, to redeem shares of Class A Common Stock, material compliance of the parties with their covenants to the extent the transactions contemplated thereby are not consummated prior to the Closing, the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the HPK Business Combination Agreement, and the approved listing of certain shares of HighPeak Energy common stock and warrants on the NYSE or the Nasdaq, upon official notice of issuance, and (ii) with respect to the Grenadier Contribution Agreement, receipt of the requisite approval of the stockholders of Pure, there being at least $275 million of Available Liquidity (as defined in the Grenadier Contribution Agreement), Pure having at least $5,000,001 of net tangible assets remaining after the closing of Pure’s offer, pursuant to this proxy statement/prospectus, to redeem shares of Class A Common Stock, material compliance, or deemed material compliance, of the applicable party with its covenants and the representations and warranties of the parties being true and correct, subject to the materiality standards contained in the Grenadier Contribution Agreement and the cost of certain defects and other matters, the absence of certain amendments having been made to the HPK Business Combination Agreement or the Forward Purchase Agreement, the occurrence of the HPK Closing and the approved listing of certain shares of HighPeak Energy common stock on the NYSE or the Nasdaq, upon official notice of issuance. For more information regarding the conditions to the Closing of the business combination, including additional conditions, see the sections entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement—Conditions to Closing of the HPK Business Combination Agreement” and “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement—Conditions to Closing of the Grenadier Contribution Agreement.”

Q:	How will HighPeak Energy be managed and governed following the business combination?

A:

Following the consummation of the business combination, Jack Hightower will serve as Chief Executive Officer, Rodney L. Woodard will serve as Chief Operating Officer and Steven W. Tholen will serve as Chief Financial Officer of HighPeak Energy. For more information, see the section entitled “Management After the Business Combination.” Immediately prior to the business combination, HighPeak Energy Management, LLC, which is owned by Mr. Hightower and certain other individuals, will sell HighPeak Employer to HPK, which, subject to certain limited conditions, will then be contributed to HighPeak Energy in the business combination. HighPeak Employer employs all of the personnel that provide services to the HighPeak Funds and their subsidiaries, including the HighPeak Contributed Entities. As a result, HighPeak Energy will be managed by the executive officers named above and employees who have historically provided services to the HighPeak Funds, including operating the HighPeak Assets. In addition, following the Grenadier Closing, HighPeak Assets II has the option to enter into a Transition Services Agreement with Grenadier with respect to the Grenadier Assets that provides for services related to the operation of the Grenadier Assets by Grenadier. However, HighPeak Energy does not expect to utilize the services under the Transition Services Agreement and HighPeak Energy does not currently expect to retain any senior management of Grenadier.

The board of directors of HighPeak Energy (the “HighPeak Energy Board”) will consist of a sole director, Jack Hightower, prior to the HPK Closing. Under the HPK Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of this proxy statement/prospectus to designate to HighPeak Energy a list of individuals that HPK wants to be appointed to the HighPeak Energy Board, effective as of the HPK Closing. To the extent that the HPK Contributors timely deliver such a designation, HighPeak Energy and the HighPeak Energy Board will be obligated under the Stockholders’ Agreement to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus. Under the Stockholders’ Agreement, the HighPeak Group will be entitled to appoint four (4) directors to the HighPeak Energy Board for so long as it holds greater than 35% of the shares of HighPeak Energy’s voting stock outstanding. For more information, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders’ Agreement” and “Management After the Business Combination.”

Q:	Will HighPeak Energy obtain new financing in connection with the business combination?

A:

In connection with the entry into the HPK Business Combination Agreement, HighPeak Energy intends to enter into subscription agreements with certain qualified institutional buyers and accredited investors, pursuant to which, among other things, HighPeak Energy agreed to issue and sell, pursuant to the PIPE Investment, an aggregate of 20,000,000 shares of HighPeak Energy common stock to such investors for aggregate gross proceeds of $200 million. For more information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements.”

On April 12, 2018, Pure entered into the Forward Purchase Agreement with HPEP I, pursuant to which HPEP I agreed to purchase up to 15,000,000 shares of Class A Common Stock and 7,500,000 forward purchase warrants in connection with an Initial Business Combination. At or prior to the closing of the business combination, pursuant to the Forward Purchase Agreement Amendment, HPEP I will assign its rights and obligations under the Forward Purchase Agreement to HPEP II and HPEP III, and Pure will assign its rights and obligations under the Forward Purchase Agreement to HighPeak Energy, and the parties will amend the Forward Purchase Agreement to provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of Pure securities and reduce the number of warrants received by HPEP II and HPEP III from 7,500,000 warrants to 5,000,000 warrants. At the Closing, HPEP II and HPEP III will purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants for aggregate gross proceeds of $150 million.

Immediately prior to the business combination, certain of the HPK Contributors are expected to contribute cash to HPK in connection with the HPK Closing.

The proceeds of the PIPE Investment, the Forward Purchase Agreement, cash contributed by HPK, cash in the HighPeak Contributed Entities, including HPK and the cash in the Trust Account will be used to fund the cash portion of the purchase price for the Grenadier Assets under the Grenadier Contribution Agreement, to fund redemptions of shares by public stockholders in connection with the business combination, to pay the costs, fees and expenses (including the fees and expenses payable pursuant to the Business Combination Marketing Agreement, dated as of April 12, 2018, by and among Pure, Oppenheimer & Co. Inc. and EarlyBirdCapital, Inc., as amended, the “Business Combination Marketing Agreement”) associated with the business combination (including such transaction expenses of the HPK Contributors and their affiliates pursuant to the HPK Business Combination Agreement) and for working capital and general corporate purposes. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.”

HighPeak Energy also expects to enter into the RBL Facility in connection with the consummation of the business combination with a borrowing base to be determined by the lenders based on the projected revenues from the oil and natural gas reserves securing the loan. HighPeak Energy expects to draw on the RBL Facility from time to time as circumstances warrant and may potentially utilize other sources of debt financing. HighPeak Energy will disclose the terms of its RBL Facility and any other debt financing in a future amendment to this proxy statement/prospectus.

Q:

Other than the new financing discussed above, are there any arrangements to help ensure that HighPeak Energy will have sufficient funds, together with the proceeds in the Trust Account, to fund the acquisition of the Grenadier Assets and its drilling program following the business combination?

A:	Unless waived by parties to the HPK Business Combination Agreement, it is a condition to closing under the HPK Business Combination Agreement that there is not less than $275 million of Available Liquidity. As defined in the HPK Business Combination Agreement, “Available Liquidity” means, as of the HPK Closing, (i) the amount of funds contained in the Trust Account (net of any stockholder redemptions), (ii) plus any cash on-hand of the HighPeak Contributed Entities as of immediately prior to the Closing (without duplication of any cash included in clause (i) above or clauses (iii) or (iv) below), (iii) plus the amount of available debt financing (excluding any Sponsor Loans unless otherwise agreed by the parties), (iv) plus the amount of net cash proceeds attributable to the Forward Purchase Agreement, the PIPE Investment (up to $300 million) and any other issuance of Class A Common Stock prior to the HPK Closing, (v) minus the aggregate cash consideration to be paid to Grenadier at the Grenadier Closing pursuant to the Grenadier Contribution Agreement (the “Grenadier Closing Cash Payment”), (vi) minus certain transaction expenses of each of the HPK Contributors (including their respective affiliates), HighPeak Energy, MergerSub and Pure and (vii) plus the amount of any and all capital expenditures and other amounts paid by or on behalf of the HighPeak Entities with respect to their respective assets, and Grenadier, with respect to the Grenadier Assets, in each case, from and after January 1, 2020 through the HPK Closing.

Based on the sources and uses set forth in “Proposal No. 1—The Business Combination Proposal—Sources and Uses for the Business Combination,” including an assumed borrowing base of $250 to $400 million under HighPeak Energy’s anticipated RBL Facility, HighPeak Energy expects to have approximately $520 to $670 million of Available Liquidity at Closing. As a result, the business combination could still close if there were, among other things, significant redemptions by public stockholders, significantly lower cash contributed through HPK than assumed above or a later closing date, each of which could have a significant impact on the sources and uses set forth above and the liquidity of HighPeak Energy. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination— Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

HighPeak Energy expects to fund its 2020 capital budget with Available Liquidity and cash generated by operations. HighPeak Energy expects to make substantial additional capital expenditures in 2020 and has a capital budget for the year of $700 million to $800 million, which assumes an average of four (4) operated drilling rigs and one (1) non-operated drilling rig across the Target Assets and excludes potential leasehold and/or surface acreage additions. HighPeak Energy periodically reviews its capital expenditures and adjusts its budget and its allocation based on liquidity, drilling results, leasehold acquisition opportunities and commodity prices.

Because HighPeak Energy operates a high percentage of its acreage, capital expenditure amounts and timing are largely discretionary and within its control. HighPeak Energy determines its capital expenditures depending on a variety of factors, including, but not limited to, the success of its drilling activities, prevailing and anticipated prices for oil and natural gas, lease expirations, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, drilling and acquisition costs and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows. Additionally, if HighPeak Energy curtails or reallocates priorities in its drilling program, it may lose a portion of its acreage through lease expirations. However, in the event of any such curtailment or reallocation of priorities, HighPeak Energy would expect to prioritize lease retention to minimize any expirations. Furthermore, HighPeak Energy may be required to remove some portion of its reserves currently booked as PUDs if such changes in planned capital expenditures means HighPeak Energy will be unable to develop such reserves within five (5) years of their initial booking.

Q:	What equity stake will current Pure stockholders, the HighPeak Group, Grenadier and the PIPE Investors hold in HighPeak Energy following the consummation of the business combination?

A:	It is anticipated that, upon completion of the business combination and based on the assumptions set forth below, the ownership of HighPeak Energy will be as follows:

●	the public stockholders would collectively own 37,806,000 shares of HighPeak Energy common stock, or approximately 20%;

●	The HighPeak Group and Pure’s existing independent directors will collectively own 112,074,279 shares of HighPeak Energy common stock, or approximately 60%, as follows:

o	Sponsor and Pure’s existing independent directors will collectively own 9,590,000 shares of HighPeak Energy common stock, or approximately 5%, upon conversion of the founder shares at the consummation of the business combination (and the forfeiture by Sponsor of 760,000 founder shares pursuant to the Sponsor Support Agreement);

o	The HPK Contributors will collectively own 87,484,279 shares of HighPeak Energy common stock, or approximately 47%, received as consideration pursuant to the HPK Business Combination Agreement; and

o

HPEP II and HPEP III will collectively own 15,000,000 shares of HighPeak Energy common stock, or approximately 8%, pursuant to their purchase of such shares under the Forward Purchase Agreement Amendment;

●	The PIPE Investors will own 20,000,000 shares of HighPeak Energy common stock, or approximately 11%; and

●	Grenadier will own 15,760,000 shares of HighPeak Energy common stock, or approximately 9%.

The numbers set forth above do not take into account the private placement warrants, public warrants or forward purchase warrants that will remain outstanding following the business combination and may be exercised at a later date and assume the following:

(i)	the Closing occurs on or before December 31, 2019;

(ii)	the HPK Closing occurs prior to the Grenadier Closing;

(iii)	at the Closing, adjustments to the consideration payable to the HPK Contributors or Grenadier, as applicable, under the Business Combination Agreements were calculated assuming:

(a)	net working capital, overhead expenses and other items spent by the applicable entity since their respective August 1, 2019 and June 1, 2019 effective dates through a Closing on December 31, 2019 will collectively total an aggregate of $105 million;

(b)	HPK will have approximately $39 million of cash immediately prior to the HPK Closing, which is based on anticipated additional investments in HPK by the HPK Contributors prior to the business combination closing;

(c)	the Grenadier purchase price deposits made previously by HighPeak Assets II or its affiliates total $61.5 million plus any interest earned thereon;

(d)	cancelled loans will consist of approximately $6 million of Sponsor Loans through Closing on December 31, 2019;

(e)	transaction expenses will be approximately $40 million; and

(f)	there are no other material adjustments to the consideration payable to the HPK Contributors or Grenadier under the Business Combination Agreements.

(iv)	at the Closing, the PIPE Investors purchase 20,000,000 shares of HighPeak Energy common stock, in the aggregate, for aggregate gross proceeds of $200 million to HighPeak Energy;

(v)

at the Closing, HPEP II and HPEP III purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants pursuant to the Forward Purchase Agreement Amendment, for aggregate gross proceeds of $150 million;

(vi)	at the Closing, Grenadier will receive 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants pursuant to the Grenadier Contribution Agreement;

(vii)	no public stockholders elect to have their shares redeemed;

(viii)	no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market;

(ix)	there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing; and

(x) no warrants are tendered for purchase in the warrant tender offer.

If the actual facts are different than HighPeak Energy’s assumptions, the interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material. For example, if HighPeak Energy assumes all outstanding 20,700,000 public warrants, 5,000,000 forward purchase warrants, 2,500,000 Grenadier warrants and 10,280,000 private placement warrants are exercised following completion of the business combination, with aggregate gross proceeds to HighPeak Energy of approximately $442.5 million, then the ownership of HighPeak Energy common stock would be as follows:

●	the public stockholders would collectively own 58,258,000 shares of HighPeak Energy common stock, or approximately 26%;

●	The HighPeak Group and Pure’s existing independent directors would collectively own 127,602,279 shares of HighPeak Energy common stock, or approximately 56%, as follows:

o	Sponsor and HighPeak Energy’s existing independent directors would collectively own 19,870,000 shares of HighPeak Energy common stock, or approximately 9%, including 10,280,000 shares of HighPeak Energy common stock issuable upon the exercise of the private placement warrants;

o	The HPK Contributors would own 87,484,279 shares of HighPeak Energy common stock, or approximately 39%; and

o

HPEP II and HPEP III would collectively own 20,248,000 shares of HighPeak Energy common stock, or approximately 9%, including 5,000,000 shares of HighPeak Energy common stock issuable upon exercise of the forward purchase warrants acquired under the Forward Purchase Agreement Amendment and 248,000 shares of HighPeak Energy common stock issued upon exercise of public warrants acquired by HPEP II in connection with Pure’s Extension.

●	the PIPE Investors would collectively own 20,000,000 shares of HighPeak Energy common stock, or approximately 9%; and

●	Grenadier would own 18,260,000 shares of HighPeak Energy common stock, or approximately 9%, including 2,500,000 shares of HighPeak Energy common stock issuable upon warrants received as consideration under the Grenadier Contribution Agreement.

The public warrants, private placement warrants, Grenadier private placement warrants and forward purchase warrants will become exercisable thirty (30) days after the completion of an Initial Business Combination and will expire five (5) years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation. Pure’s Sponsor has committed to offer, or cause an affiliate to offer, to purchase, at $1.00 per public warrant (exclusive of commissions), the remaining outstanding Pure public warrants that would commence after Pure’s announcement of an Initial Business Combination and occur in connection with such business combination. Such offer is to commence promptly after Pure’s announcement of the business combination and is not conditioned upon any minimum number of warrants being tendered and will be completed in connection with the business combination.

Please see the section entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” for further information.

Q:	Will my rights as a stockholder of HighPeak Energy be different from my rights as a stockholder of Pure?

A:

Yes, there are certain material differences between your rights as a stockholder of Pure and your rights as a stockholder of HighPeak Energy. You are urged to read the sections entitled “Description of HighPeak Energy Securities” and “Comparison of Rights of Stockholders of Pure and HighPeak Energy.”

Q:	Does the Pure Board, including the independent members thereof, recommend that Pure’s stockholders approve the business combination and the related Proposals?

A:

Yes. The Pure Board, upon the unanimous recommendation of the Pure Special Committee, which consists of three independent members of the Pure Board, recommends that Pure stockholders vote “FOR” each of the Proposals. When you consider the recommendation of the Pure Board in favor of each of the Proposals, you should keep in mind that Jack Hightower and Rodney Woodard, each a member of the Pure Board and executive officers of Pure, both abstained from approving the Proposals and that certain of Pure’s directors and officers have interests in the business combination that may conflict with your interests as a Pure stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:	How has the announcement of the business combination affected the trading price of Pure units, Class A Common Stock and warrants?

A:   On November 26, 2019, the last trading date before the public announcement of the business combination, Pure’s public units, Class A Common Stock and warrants closed at $10.70, $10.30 and $1.10, respectively, and the trading date immediately prior to the date of this proxy statement/prospectus, Pure’s units, Class A Common Stock and warrants closed at $      , $         and $           , respectively.

Q:	Following the business combination, will HighPeak Energy’s securities trade on a stock exchange?

A:

HighPeak Energy anticipates that upon the Closing, HighPeak Energy will apply to list its common stock and warrants for trading on the NYSE under the ticker symbols “HPK” and “HPKWS,” respectively. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting.

Q:	May Pure’s Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:

In connection with the stockholder vote to approve the proposed business combination, Pure’s Sponsor, directors, officers, advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Initial Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that the seller, although still the record holder of Pure’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Pure’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the selling stockholder’s per share pro rata portion of the Trust Account. Further, under the Forward Purchase Agreement Amendment, HPEP II and HPEP III have committed to purchase an aggregate number of 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants in connection with the consummation of the business combination.

Q:	How many votes do I have at the special meeting?

A:

Pure’s stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of                    , 2019, the record date for the special meeting. As of the close of business on the record date, there were 37,806,000 outstanding shares of Class A Common Stock, which are held by public stockholders, and 10,350,000 outstanding shares of Class B Common Stock, of which 10,206,000 shares are held by Pure’s Sponsor and 48,000 shares are held by each of Pure’s independent directors. Under a letter agreement entered into at the IPO, Sponsor and Pure’s independent directors have agreed to vote their founder shares “FOR” the business combination.

Q:	What constitutes a quorum at the special meeting?

A:

A quorum of Pure stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of common stock are represented in person or by proxy at the meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the special meeting in person. Abstentions (but not broker non-votes) will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the special meeting may adjourn the special meeting to another date.

Q:	How will Pure’s Sponsor, directors and officers vote?

A:

Pure expects that its Sponsor, officers and directors will vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Proposals. In fact, under a letter agreement entered into at the IPO, Sponsor and Pure’s independent directors have agreed to vote their founder shares “FOR” the business combination. Currently, Pure’s Sponsor and independent directors own all outstanding shares of Class B Common Stock and collectively own approximately 21.5% of Pure’s aggregate outstanding Class A Common Stock and Class B Common Stock.

Q:	What interests do Pure’s Sponsor and its current officers and directors have in the business combination?

A:

In considering the recommendation of the Pure Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Pure’s Sponsor and certain of Pure’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders. Pure’s directors, including the members of the Pure Special Committee, were aware of and considered these interests, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include:

●

the fact that Pure’s Sponsor, officers and directors will lose their entire investment in Pure and that the private placement warrants held by Pure’s Sponsor would expire worthless if an Initial Business Combination is not completed;

●

the fact that Pure’s Sponsor, officers and directors have agreed not to require Pure to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●

the fact that Pure’s Sponsor paid an aggregate of $25,000 for its founder shares, which if unrestricted and freely tradable would be valued at approximately $98,056,000 based on the closing price of Pure’s Class A Common Stock on November 26, 2019;

●

if the Trust Account is liquidated, including in the event Pure is unable to complete an Initial Business Combination within the required time period, Pure’s Sponsor has agreed to indemnify Pure to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pure has entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●

the fact that Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the extension of the date by which Pure has to consummate a business combination for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) Pure needs to complete an Initial Business Combination from October 17, 2019 until February 21, 2020 and (ii) such other amounts as Pure may agree upon with the HPK Contributors, the HighPeak Contributed Entities or another affiliate of Pure’s Sponsor (the loans described in clauses (i) and (ii), collectively, the “Sponsor Loans”). Pure and Pure’s Sponsor intend that all Sponsor Loans will be cancelled in connection with the HPK Closing;

●

the fact that HPEP II intends to commence a tender offer to purchase Pure’s outstanding public warrants for $1.00 per public warrant (exclusive of commissions) in cash promptly following the announcement of the business combination;

●

the fact that holders of public warrants not purchased by HPEP II in connection with the public warrant tender offer will have $1.00 in cash distributed to them per public warrant from an amount placed in escrow by Sponsor at the time of the IPO in connection with the redemption of Pure’s public shares that will occur if Pure is unable to consummate a business combination;

●

the fact that Jack Hightower will serve as Chief Executive Officer and Chairman of the HighPeak Energy Board, Steven W. Tholen will serve as Chief Financial Officer and Rodney L. Woodard will serve as Chief Operating Officer of HighPeak Energy following the business combination;

●

the fact that the HPK Contributors are affiliates of Pure’s Sponsor and ultimately controlled by Jack Hightower, and Pure’s Sponsor and its affiliates, including the HPK Contributors, are expected to collectively own 89,856,000 shares of HighPeak Energy common stock, or approximately 52%, after the Closing;

●	the right of the HPK Contributors to designate to Pure, until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, a list of directors that the HPK Contributors want appointed to the HighPeak Energy Board, effective as of the HPK Closing;

●	the right of the HighPeak Group, pursuant to the Stockholders’ Agreement, to appoint a specified number of directors to the HighPeak Energy Board until the termination of the Stockholders’ Agreement;

●

the fact that each of Pure’s independent directors owns 48,000 founder shares that were purchased from Pure’s Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $494,000 based on the closing price of Pure’s Class A Common Stock on November 25, 2019;

●

the fact that neither Pure’s officers or directors may participate in the formation of, or become a director or officer of, any other blank check company until Pure has entered into a definitive agreement regarding an Initial Business Combination or fails to complete an Initial Business Combination by February 21, 2020;

●

the fact that at the Closing, Pure’s Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Pure’s behalf, such as identifying, investigating and consummating an Initial Business Combination and that affiliates of Pure’s Sponsor will be reimbursed for certain of their own transaction expenses pursuant to the HPK Closing;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK, and acquired the oil and gas interests owned by HighPeak Assets I and HighPeak Assets II at an aggregate cost that is less than the valuation of the same assets in the HPK Business Combination Agreement;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK, which owns HighPeak Assets II and HighPeak Assets II has previously made $61.5 million of deposits to Grenadier that will be forfeited if the business combination does not close and HighPeak Assets II is otherwise unable to separately fund the purchase price for the Grenadier Assets; and

●

the fact that Pure is a party to a registration rights agreement with Pure’s Sponsor and certain of its directors, which provides for registration rights to such parties, and HighPeak Energy will enter into a new registration rights agreement with Grenadier, the HighPeak Group and certain of HighPeak Energy’s directors in connection with the business combination.

Q:	What are the relationships between Pure, Sponsor and its affiliates and HPK?

A:	Sponsor owns 10,206,000 shares of Class B Common Stock and private placement warrants to purchase 10,280,000 shares of Class A Common Stock for $11.50 per share. In connection with the HPK Business Combination Agreement, each outstanding share of Class A Common Stock and Class B Common Stock (other than 760,000 shares of Class B Common Stock owned by Sponsor that will be forfeited) will be converted into the right to receive one share of HighPeak Energy common stock and, pursuant to the warrant agreement, each outstanding public warrant and private placement warrant held immediately prior to the closing of the business combination will entitle the holder thereof to purchase one share of HighPeak Energy common stock. The sole member of Sponsor is HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HighPeak GP, LLC (“HP GP I”). Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. In addition to approval by HP GP I, certain items require approval of the limited partner advisory committee.

In addition to being the sole member of Sponsor, HPEP I is party to the Forward Purchase Agreement pursuant to which it has the right to purchase 15,000,000 units, consisting of 15,000,000 shares of Class A Common Stock and 7,500,000 forward purchase warrants, for aggregate consideration of $150 million. At or prior to the closing of the business combination, HPEP I will assign its rights and obligations under the Forward Purchase Agreement to HPEP II and HPEP III, and Pure will assign its rights and obligations under the Forward Purchase Agreement to HighPeak Energy and the parties will amend the Forward Purchase Agreement to provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of Pure and reduce the number of warrants received by the purchasers from 7,500,000 warrants to 5,000,000 warrants, in each case pursuant to the Forward Purchase Agreement Amendment. At the Closing, HPEP II and HPEP III will purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants for aggregate gross proceeds of $150 million.

HPEP II, in addition to the rights it expects to acquire under the Forward Purchase Agreement, owns 248,000 public warrants, which were acquired pursuant to a tender offer in connection with Pure’s Extension, to purchase 248,000 shares of Class A Common Stock for $11.50 per share. The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC (“HP GP II”). Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP II and is one of three managers of HP GP II. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP II at any given time, which acts by majority vote. In addition to approval by HP GP II, certain items require approval of the limited partner advisory committee. Similarly, the general partner of HPEP III is HighPeak Energy Partners GP III, LP, whose general partner is HighPeak GP III, LLC (“HP GP III”). Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP III and is one of three managers of HP GP III. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP III at any given time, which acts by majority vote. In addition to approval by HP GP III, certain items require approval of the limited partner advisory committee.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and Pure does not otherwise consummate an alternative business combination by February 21, 2020, under its Charter, Pure will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to Pure’s public stockholders. In addition, Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries, an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by us to complete the Initial Business Combination from October 17, 2019 until the Extended Date (the “Sponsor Extension Loans”). For example, if Pure completes a business combination on January 17, 2020, Pure’s Sponsor would make aggregate Sponsor Extension Loans of approximately $3.7 million (accounting for the 37,806,000 shares of Class A Common Stock outstanding after share redemptions in connection with the Extension). Accordingly, if Pure completes a business combination on January 17, 2020, then the redemption amount per public share as of January 17, 2020 would be approximately $10.36 per public share, in comparison to the redemption amount as of November 18, 2019 of approximately $10.33 per public share.

Q:	Do I have redemption rights?

A:

If you are a holder of Class A Common Stock, you may elect to require that Pure redeem all or a portion of your public shares upon the completion of Pure’s Initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, which will be inclusive of an amount equal to the Sponsor Extension Loans and interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then-outstanding public shares, subject to the limitations described herein. Pure’s Charter provides that in no event will Pure redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Unlike some other blank check companies, Pure has no specified maximum redemption threshold and there is no other limit on the amount of public shares for which you can require redemption. Pure’s Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of Pure’s capital stock they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of November 18, 2019 of approximately $390.5 million, the estimated per share redemption price would have been approximately $10.33. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including the Sponsor Extension Loans and interest earned on the funds held in the Trust Account and not previously released to Pure to fund its working capital requirements) in connection with the liquidation of the Trust Account or if Pure subsequently completes a different business combination on or prior to February 21, 2020.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders and less cash.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold public units, separate the underlying public shares and public warrants and (ii) prior to                    , Eastern Time, on                     ,                     , tender your shares physically or electronically and submit a request in writing that Pure redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street—30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to validly redeem its shares.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Pure’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, Pure does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their respective banks, brokers or other nominees to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (the “DTC”) Deposit/Withdrawal At Custodian (DWAC) system. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee, and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of the redemption depend on a holder’s particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations.” You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Are there any other material U.S. federal income tax consequences to holders of Pure Common Stock and holders of Pure warrants that are expected to result from the business combination?

A:

It is intended that the business combination qualify as a tax-deferred transaction, and, as a result, holders of Pure Common Stock generally should not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their Pure Common Stock for HighPeak Energy common stock. Although the matter is not free from doubt, a holder of Pure warrants may recognize gain with respect to its Pure warrants as a result of the business combination. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations.” You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the business combination to you.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of Pure’s warrants have no rights to require redemption of their Pure warrants. However, Pure’s Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per public warrant (exclusive of commissions), the outstanding public warrants. Such offer will commence promptly after the filing of this proxy statement/prospectus and is not conditioned upon any minimum number of warrants being tendered and will be completed in connection with the business combination.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:	Pure intends to use a portion of the funds held in the Trust Account to pay (i) certain transaction expenses of Pure, HighPeak Energy and the HPK Contributors and its affiliates, (ii) tax obligations and (iii) the redemption price of any public shares tendered to Pure for redemption. The remaining balance in the Trust Account will be contributed to HighPeak Energy in connection with the business combination. These remaining funds, together with the proceeds from the PIPE Investment and the Forward Purchase Agreement, cash contributed by HPK, cash in the HighPeak Contributed Entities and other cash contemplated in connection with the business combination, will be used by HighPeak Energy to fund the acquisition of the Grenadier Assets by HighPeak Assets II and to fund the capital budget of HighPeak Energy. See the sections entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreements may be terminated. See the sections entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement—Termination Rights” and “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement—Termination Rights” for additional information regarding the parties’ specific termination rights. In accordance with Pure’s Charter, if an Initial Business Combination is not consummated by February 21, 2020, Pure will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem shares held by public stockholders, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to Pure to fund working capital requirements, and/or to pay taxes (less up to $50,000 of interest to pay dissolution expenses) divided by the number of then-outstanding shares held by public stockholders, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Pure Board, dissolve and liquidate, subject in each case to Pure’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pure expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had elected to have their shares redeemed in connection with the business combination, subject in each case to Pure’s obligations under Delaware law to provide for claims of creditors and requirements of other applicable law. The initial stockholders and Pure’s officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if Pure fails to complete the business combination.

In the event of liquidation, there will be no distribution with respect to Pure’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:	It is currently anticipated that the business combination will be consummated promptly following the special meeting to be held on , , provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. For information regarding the conditions to the closing of the business combination, see the sections entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement—Conditions to Closing of the HPK Business Combination Agreement” and “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement—Conditions to Closing of the Grenadier Contribution Agreement.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Class A Common Stock or Class B Common Stock on                    , 2019, the record date for the special meeting, you may vote with respect to the Proposals in person at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. You must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, Pure will count (i) a properly executed proxy marked “ABSTAIN” with respect to a particular proposal and (ii) a person that attends the special meeting in person but does not vote as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Pure without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your banks, brokers or other nominees cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Pure believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card at the address listed below so that it is received by Pure’s Chief Financial Officer prior to the special meeting or by attending the special meeting in person and voting at the special meeting. You also may revoke your proxy by sending a notice of revocation to Pure’s Chief Financial Officer, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to ensure that your vote is cast with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Pure Acquisition Corp.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Tel: 817-850-9200

You may also contact the proxy solicitor at:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call: 800-662-5200

Banks and brokers call: 203-658-9400
Email: PACQ.info@morrowsodali.com

To obtain timely delivery, Pure’s stockholders must request the materials no later than two (2) business days prior to the special meeting.

You may also obtain additional information about Pure from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Pure’s Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street—30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Pure will pay the cost of soliciting proxies for the special meeting. Pure has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the special meeting. Pure has agreed to pay Morrow Sodali a fee of $32,500, plus disbursements. Pure will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Pure will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Pure’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the business combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

As discussed further herein, HighPeak Energy expects to acquire the Target Assets from the HPK Contributors and Grenadier pursuant to the business combination. Unless the context otherwise requires, with respect to descriptions of the financials and operations of the Target Assets, references herein to “we,” “us” or “our” relate, prior to the business combination, to the Target Assets as owned and operated by HPK and Grenadier or, prior to their respective acquisitions thereby in the case of HPK, by the HighPeak Funds and, following the business combination, to the Target Assets as owned and operated by HighPeak Energy.

This proxy statement/prospectus includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this proxy statement/prospectus in “Glossary of Oil and Natural Gas Terms” set forth in Annex K.

Business Overview

HighPeak Energy is an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The Target Assets are primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. The Midland Basin is a sub basin of the prolific Permian Basin and is a geologically attractive operating area due to its stacked, proven hydrocarbon-bearing formations that are prime for multi-bench horizontal development. The Midland Basin is further characterized by a favorable operating environment, formations with high oil and liquids-rich natural gas content, a well-developed network of oilfield service providers, access to a large network of midstream gathering, processing and transportation pipelines, and long-lived reserves with consistent geologic attributes and reservoir quality.

Horizontal production in Howard County has the highest percentage of oil content and the highest oil production compounded annual growth rate, beginning in the fourth quarter of 2014 through the second quarter of 2019, of any county in the Midland Basin. The Target Assets include the HighPeak Assets and the Grenadier Assets. The HighPeak Assets include, among other things, HPK, which primarily has subsidiaries including their collective rights, title and interests in certain oil and natural gas assets located primarily in Howard County and cash. The Grenadier Assets consist of substantially all of Grenadier’s collective rights, title and interests in certain oil and natural gas assets located in Howard County.

HighPeak Energy’s objective is to maximize returns by generating rapid production growth initially followed by steady production growth with strong margins and cash flow. HighPeak Energy also intends to generate attractive full-cycle returns on capital employed. At Closing, HighPeak Energy is required to have a minimum of $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), which it expects to use in combination with its cash flow to fund its development drilling program. HighPeak Energy will strive to maintain a conservative balance sheet and low leverage as measured by a multiple of its debt to EBITDAX and as measured as a percent of total capitalization.

HighPeak Energy is led by its Chairman, CEO and President, Jack Hightower, an industry veteran with over 48 years of experience in the oil and natural gas industry, primarily in the Permian Basin managing multiple exploration and production (“E&P”) platforms and generating strong returns despite industry cycles by consistently applying a disciplined, risk-adjusted approach designed to balance capital preservation with value creation. Mr. Hightower has an established track record of implementing disciplined growth strategies and generating equity holder growth in both public and private companies. Upon Closing, Mr. Hightower will be joined by a highly qualified team of experienced, oil and gas professionals, many of whom have technical and operational experience in the Permian Basin and have worked with Mr. Hightower previously.

Overview of the Target Assets

After reviewing numerous marketed and unmarketed business combination opportunities across various oil rich and natural gas rich hydrocarbon basins in the United States, Pure decided to focus on the Midland Basin and specifically the Howard County area of the Midland Basin due to its superior economics. Further, over the last eight decades the Howard County area of the Midland Basin was partially developed with vertical wells using conventional methods, and has recently experienced significant redevelopment activity in the Lower Spraberry and Wolfcamp A formations utilizing modern horizontal drilling technology, with some operators having additional success developing the Middle Spraberry, Jo Mill, Wolfcamp B and Wolfcamp D formations, through the use of modern, high-intensity hydraulic fracturing techniques, decreased frac spacing, increased proppant usage and increased lateral lengths. Additional considerations included favorable geology, attractive reservoir profiles, commercial drilling and completion well costs, lengthy production history, low gas-to-oil ratios, robust take-away capacity and flexibility, oil marketing opportunities which provide for low differentials, and the potential to assemble large contiguous acreage blocks providing economies of scale for an active drilling development program, produced water disposal systems, ability to potentially install a scalable produced water reclamation system, and infrastructure and facilities cost savings. We have been among the leaders in extending this redevelopment to the eastern edge of Howard County, and we believe in our ability to create significant value in the prolific oil-rich area of the north eastern Midland Basin. Howard County has the highest oil mix percentage and margins across the Midland Basin with the most rapid growth in oil volumes of all the major counties in the Midland Basin. We also believe there are significant consolidation opportunities throughout the Midland Basin, and more specifically in Howard County and counties to the west and south with material assets either privately held or contained within public company asset portfolios potentially available for acquisition that provide for potential, accretive bolt-on opportunities.

The Target Assets consist of the Grenadier Assets and the HighPeak Assets, which primarily include certain rights, title and interests in oil and natural gas assets located primarily in Howard County. As of September 30, 2019, the Target Assets consisted of generally contiguous leasehold position of approximately 85,588 gross (71,371 net) acres covering various subsurface depths. Approximately 91% of the net acreage is operated by Grenadier or HPK and approximately 95% of the net operated acreage provides for horizontal well locations with lateral lengths of 10,000 feet or greater in the formations covered by the Target Assets. As of September 30, 2019, we had identified a total of approximately 875 gross (725 net) operated drilling locations in either the Wolfcamp A and/or Lower Spraberry formations across the Target Assets based on 660-foot spacing with 8 wells per mile in each respective formation. HPK’s development drilling plan is initially focused on the horizontal drilling development of the Wolfcamp A and Lower Spraberry formations utilizing multi-well pad development to lower drilling and completion cycle times, create infrastructure and facility economies of scale, reduce overall costs, and to optimize and maximize oil and gas recoveries, return on investment, and value creation. In addition, HPK has interest in 386 gross (79 net) non-operated drilling locations in either the Wolfcamp A, Lower Spraberry and other formations and has identified 2,012 gross (1,250 net) potential drilling locations in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets which provide for substantial upside potential. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. For more information about the risks associated with our identified drilling locations, see “Risk Factors—Risks Related to the Target Assets—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not have sufficient capital to drill all such locations.” For the three months ended September 30, 2019, approximately 77%, 12% and 11% of production from the Target Assets was attributable to oil, natural gas and NGL, respectively. As of September 30, 2019, we were drilling with three rigs on our operated acreage.

Summary Historical and Pro Forma Financial and Operating Data of HighPeak Energy

The following table presents summary historical audited financial information of Pure and summary unaudited pro forma financial information for HighPeak Energy after giving effect to the business combination, assuming two redemption scenarios as follows:

●	No Redemptions: This scenario assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

●

Illustrative Redemption: This scenario assumes that 9,451,500 shares of Class A Common Stock are redeemed, representing approximately 25% of the outstanding Class A Common Stock, resulting in an aggregate payment of approximately $94,515,000 million out of the Trust Account. For information as to why Pure believes it is meaningful to show this illustrative redemption scenario, please see “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.”

●	Results of Tender Offer: Both scenarios assume that no public warrants are tendered in connection with the offer by HPEP II to purchase Pure’s outstanding public warrants.

The unaudited pro forma condensed combined consolidated statement of operations data of HighPeak Energy for the nine months ended September 30, 2019, and the year ended December 31, 2018, combines the historical statement of operations of each of Pure, Grenadier and the HighPeak Funds for the nine months ended September 30, 2019, giving effect to the Transactions (as defined in the section entitled, “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy”) as if they had been consummated on January 1, 2018.

The unaudited pro forma condensed combined consolidated balance sheet of HighPeak Energy as of September 30, 2019 presents the historical balance sheet of Pure, after giving effect to the Transactions as if they had been consummated on September 30, 2019. For more information, please see the sections entitled “Selected Historical Financial Information of Pure” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.”

	Nine Months Ended September 30, 2019			Year Ended December 31, 2018
	Pure	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)	Pure	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
	(in thousands)
Statement of Operations Data
Revenues:
Oil sales	$—	$68,085	$68,085	$—	$51,201	$51,201
Gas sales	—	407	407	—	1,537	1,537
NGL sales	—	1,266	1,266	—	2,351	2,351
Total revenues	—	69,758	69,758	—	55,089	55,089
Operating costs and expenses:
Lease operating expenses	—	16,446	16,446	—	12,023	12,023
Production taxes	—	3,624	3,624	—	2,627	2,627
Exploration costs	—	4,500	4,500	—	1,161	1,161
Asset retirement obligations accretion expense	—	154	154	—	86	86
Depreciation, depletion and amortization	—	44,282	44,282	—	26,694	26,694
General and administrative expenses	363	22,375	22,375	175	19,397	19,397
Other	150	1,272	1,272	145	145	145
Total operating costs and expenses	513	92,653	92,653	320	62,133	62,133
Operating income (loss)	(513)	(22,895)	(22,895)	(320)	(7,044)	(7,044)
Other income (expense), net:
Interest income (expense), net	7,206	328	328	5,778	392	392
Gain (loss) on derivatives, net	—	(604)	(604)	—	4,147	4,147
Other income (expense), net	—	—	—	—	—	—
Total other income (expense), net	7,206	(276)	(276)	5,778	4,539	4,539
Income (loss) before income tax expense	6,693	(23,171)	(23,171)	5,458	(2,505)	(2,505)
Income tax (expense) benefit	(1,408)	4,576	4,576	(1,183)	298	298
Net income (loss)	$5,285	$(18,595)	$(18,595)	$4,275	$(2,207)	$(2,207)
Weighted average number of common shares outstanding
Class A Common Stock	41,400	188,806	179,355	41,400	188,806	179,355
Class B Common Stock	10,350	—	—	10,350	—	—
Net income per common share
Basic and diluted income per common share, Class A	$0.13	—	—	$.11	—	—
Basic and diluted income per common share, Class B	$(0.03)	—	—	$(.01)	—	—
Basic and diluted loss per common share		$(.10)	$(.10)		$(.01)	$(.01)
Balance Sheet Data (at end of period)
Current assets	$530	$338,026	$243,511
Property, plant and equipment, net	—	1,054,566	1,054,566
Other assets	423,991	10,353	10,353
Total assets	424,521	1,402,945	1,308,430
Current liabilities	168	13,421	13,421
Long-term liabilities	—	110,294	110,294
Class A Common Stock subject to possible redemption (1)	414,000
Stockholders’ equity	10,353	1,279,230	1,184,715
Total liabilities and equity	$424,521	$1,402,945	$1,308,430
Other Financial Information
Adjusted EBITDAX(2)		$25,160	$25,160		$29,583	$29,583

(1)	Does not give effect to the redemption of 3,594,000 shares of Class A Common Stock in connection with the Extension in October 2019.

(2)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income, see “Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of Pure’s profitability or liquidity. Pure believes Adjusted EBITDAX is useful because it allows external users of the consolidated financial statements of Pure, such as industry analysts, investors, lenders and rating agencies, to effectively evaluate the operating performance of Pure, compare the results of operations from period to period and against Pure’s peers without regard to financing methods, hedging positions or capital structure and because it highlights trends that may not otherwise be apparent when relying solely on GAAP measures. Adjusted EBITDAX is an important supplemental measure of performance that is frequently used by others in evaluating companies in the oil and natural gas industry. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Pure’s presentation of Adjusted EBITDAX should not be construed as an inference that Pure’s results will be unaffected by unusual or non-recurring items. Pure’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP (amounts are in thousands).

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming No Redemptions)
Adjusted EBITDAX reconciliation to net (loss) income:
Net income (loss)	$(18,595)	$(2,207)
Income tax expense (benefit)	(4,577)	(298)
Depreciation, depletion and amortization	44,282	26,694
Asset retirement obligations accretion expense	154	86
Exploration costs	4,500	1,161
(Gain) loss on derivatives-net	(604)	4,147
Adjusted EBITDAX	$25,160	$29,583

The following table presents summary pro forma operating data for Pure for the nine months ended September 30, 2019 and the year ended December 31, 2018 after giving effect to the business combination, as if the Transactions occurred on January 1, 2018. See the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” in evaluating the information presented below.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Production volumes:
Natural gas (MMcf)	949	605
Oil (MBbls)	1,287	914
NGL (MBbls)	126	96
Total (MBoe)	1,571	1,111
Average sales price:
Natural gas (per Mcf)	$0.43	$2.54
Oil (per Bbl)	$52.90	$56.01
NGL (per Bbl)	$10.05	$24.52
Total (per Boe)	$44.39	$49.59
Average production volumes:
Natural gas (Mcf/d)	3,476	1,658
Oil (Bbls/d)	4,713	2,505
NGL (Bbls/d)	462	263
Average net production (Boe/d)	5,754	3,044
Average unit costs per Boe:
Lease and other operating expenses	$12.78	$10.82
Production taxes	$2.82	$2.37
Exploration costs	$2.72	$0.63
Depreciation, depletion and amortization	$16.87	$16.12
General and administrative expenses	$17.10	$17.30

Summary Historical Reserve Data of the Target Assets

The following table presents summary historical data with respect to the estimated net proved reserves for the Target Assets based on SEC pricing as of August 1, 2019. The reserve estimates attributable to the Target Assets as of August 1, 2019 presented below are based on reserve reports of the Target Assets prepared by Cawley, Gillespie & Associates, Inc. (“CGA”) (the “2019 Reserve Reports”), copies of which are attached to this proxy statement/prospectus as Annexes I-I, I-II and I-III. See the section entitled “Information About the Target Assets” in evaluating the material presented below.

	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Total (MBoe)
Estimated Proved Reserves(1)
Total Proved Developed	11,312	8,819	1,974	14,755
Total Proved Undeveloped	41,977	32,853	7,477	54,930
Total Proved Reserves	53,289	41,672	9,451	69,685

(1)

The estimated net proved reserves as of August 1, 2019 were determined using average first-day-of-the month prices for the prior twelve (12) months in accordance with SEC rules. For oil and NGL volumes, the average WTI spot price of $60.14 per barrel as of August 1, 2019 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.97 per MMBtu as of August 1, 2019 was adjusted for energy content, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the Target Assets were $51.31 per barrel of oil, $22.29 per barrel of NGL and $0.44 per Mcf of natural gas as of August 1, 2019.

Parties to the Business Combination

HighPeak Energy, Inc.

HighPeak Energy is a Delaware corporation initially formed on October 29, 2019, as a wholly owned subsidiary of Pure, solely for the purpose of combining the businesses currently conducted by Pure, HPK and Grenadier. Upon the Closing, HighPeak Energy will operate and control the business and affairs of the HighPeak Contributed Entities, and consolidate its financial and operating results with Pure, the HighPeak Contributed Entities and Grenadier.

In connection with the Closing, HighPeak Energy expects to apply to list its common stock and warrants on the NYSE under the symbols “HPK” and “HPKWS,” respectively.

The mailing address of HighPeak Energy’s principal executive office is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. HighPeak Energy’s telephone number is (817) 850-9200.

Pure Acquisition Corp.

Pure is a Delaware corporation formed on November 13, 2017, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. After the Closing, Pure will become a wholly owned subsidiary of HighPeak Energy.

Pure’s Class A Common Stock, warrants and units are traded on the Nasdaq under the ticker symbols “PACQ,” “PACQW” and “PACQU,” respectively. In connection with the Closing and pursuant to the HPK Business Combination Agreement, each of Pure’s outstanding shares of Class A Common Stock and Class B Common Stock, other than certain  shares held by Pure’s Sponsor that will be forfeited prior to the merger, will be converted into the right to receive one share of HighPeak Energy common stock.

The mailing address of Pure’s principal executive office is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. Pure’s telephone number is (817) 850-9200.

For more information about Pure, see the sections entitled “Information About Pure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure.”

Target Assets

HPK Energy, LP was formed on August 28, 2019 for the purpose of acquiring certain of the HighPeak Contributed Entities.

Grenadier was formed in 2012 for the purpose of acquiring, exploring and developing oil and natural gas properties. Beginning in 2017, Grenadier began acquiring the Grenadier Assets through an organic leasing campaign and a series of acquisitions consisting primarily of leasehold acreage, existing vertical producing wells and two horizontal wells. As of September 30, 2019, Grenadier had approximately 17 full-time employees dedicated to operating the Grenadier Assets. HighPeak Energy does not expect to retain any of the senior management of Grenadier; however, HighPeak Energy will have the right to certain transition services for a period of time following Closing pursuant to the terms of the Grenadier Contribution Agreement.

HPEP I and HPEP II were formed in October 2017 and September 2018, respectively, in each case for the purpose of acquiring and developing interests in producing oil and natural gas properties located in North America. HPEP I acquired HighPeak Assets I, consisting primarily of leasehold acreage and existing vertical producing wells, through several acquisitions and an organic leasing campaign throughout 2017, 2018 and 2019. HPEP II acquired HighPeak Assets II, consisting primarily of leasehold acreage and existing vertical producing wells, through an organic leasing campaign throughout 2018 and 2019. Effective October 1, 2019, HighPeak I contributed HighPeak Assets I and HighPeak Holdings to HPK and HighPeak II contributed cash and HighPeak Assets II, which is party to the Grenadier Contribution Agreement, to HPK in exchange for HPK limited partnership units. On November 27, 2019, HighPeak III contributed cash to HPK in exchange for HPK limited partnership units. HighPeak Management, LLC will sell HighPeak Employer to HPK immediately prior to the Closing, and HPK will then be contributed to HighPeak Energy in the business combination. Following the contribution to HighPeak Energy of the partnership interests of HPK and the consummation of the transactions contemplated by the Grenadier Contribution Agreement, HighPeak Energy will cause HPK to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK being cancelled for no consideration. The HighPeak Funds had 27 full-time employees dedicated to operating the HighPeak Contributed Entities. In connection with the business combination, HighPeak Energy will acquire HighPeak Employer, which is the entity that employs the 27 employees dedicated to operating the HighPeak Contributed Entities, and intends to retain said employees to operate the Target Assets following the Closing.

Unless otherwise indicated, financial and operating information in this proxy statement/prospectus relating to (i) the Grenadier Assets consist of the historical results of Grenadier, which, upon completion of the business combination, will be HighPeak Energy’s “predecessor” for financial reporting purposes, (ii) the HighPeak Assets consist of the historical results of the HighPeak Funds prior to October 1, 2019 and (iii) the Target Assets on a combined basis relate to the historical results of Grenadier and the HighPeak Funds, in each case, for the periods subsequent to their respective acquisitions by HighPeak Energy.

For more information about the Target Assets, see the sections entitled “Information About the Target Assets” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier.”

The Business Combination

On November 27, 2019, Pure and HighPeak Energy entered into the HPK Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (iii) the HPK Contributors will (A) contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy common stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement” and the general partner interest in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy in exchange for no consideration, and (B) directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (iv) all Sponsor Loans, if any, will be cancelled in connection with the HPK Closing, and (v) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, for total consideration of approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the Closing, subject to adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement,” HighPeak Energy will cause HPK to merge with and into Pure with all interests in HPK being cancelled for no consideration.

HighPeak Assets II will on the same day as, but following the HPK Closing and HighPeak Energy’s acquisition of HPK, consummate the transactions contemplated by the Grenadier Contribution Agreement, including acquiring the Grenadier Assets in exchange for paying to Grenadier approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock, as adjusted by the estimated purchase price adjustments as described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement.”

For more information about the Business Combination Agreements, the consideration to be received by HPK Contributors and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

Under the HPK Business Combination Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to a number of closing conditions, including the following: (i) the expiration of the waiting period (or extension thereof) under the HSR Act (as defined below); (ii) the absence of specified adverse laws, injunctions or orders; (iii) the requisite approval by Pure’s stockholders, and the written consents of Pure, as the sole stockholder of HighPeak Energy, and of HighPeak Energy, as the sole stockholder of MergerSub (which written consents of Pure and HighPeak Energy were provided within 24 hours after execution of the HPK Business Combination Agreement); (iv) the completion of the offer by Pure to redeem shares of Class A Common Stock issued in the IPO for cash in accordance with the organizational documents of Pure and the terms of the HPK Business Combination Agreement and as described elsewhere in this proxy statement/prospectus; (v) there being at least $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement); (vi) (a) the readiness, willingness and ability of Grenadier to consummate the transactions under the Grenadier Contribution Agreement, (b) the satisfaction or waiver of the conditions precedent to HighPeak Assets II’s obligations to consummate the transactions under the Grenadier Contribution Agreement and (c) the consummation of the transactions under the Grenadier Contribution Agreement shall occur promptly following the HPK Closing, and in any event, on the same day as the HPK Closing; (vii) the representations and warranties of the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, being true and correct, subject to the materiality standards contained in the HPK Business Combination Agreement; (viii) material compliance by the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, with their respective covenants under the HPK Business Combination Agreement; and (ix) delivery by the other parties of documents and other items required to be delivered by each such party at the Closing. Additionally, the HPK Contributors’ obligations to consummate the transactions contemplated by the HPK Business Combination Agreement are also subject to the conditions that (a) the shares of HighPeak Energy common stock issuable to the HPK Contributors pursuant to the HPK Business Combination Agreement are approved for listing for trading on the NYSE or the Nasdaq, subject only to official notice of issuance thereof and (b) Pure shall have transferred, or as of the HPK Closing shall transfer, to HighPeak Energy certain cash (net of payments made in connection with stock redemptions and certain expenses). For more information regarding the conditions to the closing of the HPK Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement—Conditions to Closing of the HPK Business Combination Agreement.”

Under the Grenadier Contribution Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to a number of closing conditions, including the following: (i) the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Grenadier Contribution Agreement; (ii) performance, or deemed performance, by the other party of all material obligations, covenants and agreements contemplated under the Grenadier Contribution Agreement; (iii) the absence of injunctions or proceedings prohibiting the consummation of the transactions; (iv) the expiration of the waiting period (or extension thereof) under the HSR Act; and (v) delivery by the other parties of documents and other items required to be delivered by such parties at the Grenadier Closing. Additionally Grenadier’s obligations to consummate the transactions contemplated by the Grenadier Contribution Agreement are also subject to the conditions that (a) certain closing payments and other consideration are delivered at or prior to the Grenadier Closing, (b) the shares of HighPeak Energy common stock deliverable to Grenadier pursuant to the Grenadier Contribution Agreement are authorized for listing on the NYSE or the Nasdaq, subject only to official notice of issuance thereof, (c) the requisite approval by the Pure’s stockholders, (d) Pure shall have at least $5,000,001 of net tangible assets remaining after the closing of the Offer, (e) the completion of the Offer, (f) there has been no amendment to (1) the HPK Business Combination Agreement or (2) except as contemplated by the HPK Business Combination Agreement, the Forward Purchase Agreement in any respect that would adversely affect in any material respect the inherent economics of the securities constituting acquisition consideration under the Grenadier Contribution Agreement, (g) the HPK Closing will occur immediately prior to the Grenadier Closing and (h) there being at least $275 million of Available Liquidity (as defined in the Grenadier Contribution Agreement). For more information regarding the conditions to the closing of the Grenadier Contribution Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement—Conditions to Closing of the Grenadier Contribution Agreement.”

Regulatory Matters

The parties to the Business Combination Agreements have determined that no filing is required under the Hart-Scott Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), which would otherwise prevent the parties thereto from completing the business combination until required information and materials were furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements had been satisfied. In addition, neither Pure nor HighPeak Energy are aware of any material federal or state regulatory approvals that are required for completion of the business combination.

Termination Rights

The HPK Business Combination Agreement may be terminated at any time prior to the HPK Closing (i) by mutual written consent of Pure and the HPK Contributors or (ii) by any party upon the occurrence of any of the following: (a) if any governmental entity issues any order, decree, ruling or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the HPK Business Combination Agreement and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law that makes consummation of the transactions contemplated by the HPK Business Combination Agreement illegal or otherwise prohibited; provided, however, that the right to terminate shall not be available to the terminating party if the failure to fulfill any material covenant or agreement under the HPK Business Combination Agreement by Pure, HighPeak Energy or MergerSub (in the case where an HPK Contributor is the terminating party) or the HPK Contributors (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) has been the cause of or resulted in the circumstances described in the foregoing; (b) in the event that any breach of a representation, warranty or covenant by Pure, HighPeak Energy or MergerSub (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) or the HPK Contributors (in the case where an HPK Contributor is the terminating party) would cause the failure of a condition relating to such matters, and such breach cannot or has not been cured by the earlier of thirty (30) days after notice is given and February 21, 2020; provided, however, that neither the party terminating nor its affiliates is also in breach of the HPK Business Combination Agreement; (c) if, after the final adjournment of the special meeting at which a vote of Pure’s stockholders has been taken, the Business Combination Proposal does not receive the requisite votes to be approved; and (d) if the transactions have not been consummated on or before 5:00 p.m., Houston time on February 21, 2020; provided, however, that the right to terminate pursuant to this clause (d) will not be available to the terminating party if failure to fulfill any material covenant or agreement by Pure, HighPeak Energy or MergerSub (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) or the HPK Contributors (in the case where an HPK Contributor is the terminating party) has been the cause of or resulted in the failure of the consummation of the transactions.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The HighPeak Contribution Agreement—Termination Rights.”

Indemnification

Under the HPK Business Combination Agreement, the parties have agreed to indemnify one another with respect to such indemnifying party’s exercise of its access rights under the HPK Business Combination Agreement and such indemnified party’s cooperation in connection with the registration statement on Form S-4 of HighPeak Energy and the proxy statement/prospectus included therein and financing matters. Additionally, HighPeak Energy has agreed to indemnify, following the HPK Closing, the directors and officers of the HighPeak Contributed Entities or such persons as are or were serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise against certain claims arising out of such individuals serving in such positions. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The HighPeak Contribution Agreement—Indemnification; Survival of Representations, Warranties and Covenants; Releases.”

Other Agreements

HighPeak Charter. At or prior to the effective time of the merger of MergerSub with and into Pure (the “Merger Effective Time”), HighPeak Energy will amend and restate its certificate of incorporation to provide for, among other things, (i) an increase in the number of authorized shares of HighPeak Energy common stock to 900,000,000 shares and HighPeak Energy preferred stock to 10,000,000 shares, (ii) the ability of HighPeak Energy’s stockholders to act by written consent if certain conditions are met, and (iii) establishment of a staggered board structure for the HighPeak Energy Board. There are certain material differences between your rights as a stockholder of Pure and your rights as a stockholder of HighPeak Energy. Pure urges you to read sections entitled “Description of HighPeak Energy Securities” and “Comparison of Rights of Stockholders of Pure and HighPeak Energy.” The full text of the proposed A&R Charter is attached to this proxy statement/prospectus as Annex C.

Stockholders’ Agreement. Concurrently with the Closing, HighPeak Energy and the HighPeak Group will enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) which will govern certain rights and obligations following the Closing. Under the Stockholders’ Agreement, the HighPeak Group will be entitled to appoint a specified number of directors to the HighPeak Energy Board so long as the HighPeak Group meets certain ownership criteria outlined in the Stockholders’ Agreement. For more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders’ Agreement.” The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex E.

Registration Rights Agreement. In connection with the Closing, HighPeak Energy will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with Grenadier, the HighPeak Group and its three independent directors, Sylvia K. Barnes, M. Gregory Colvin and Jared S. Sturdivant (such parties being collectively referred to in connection with the Registration Rights Agreement as the “Holders”), pursuant to which HighPeak Energy will be required to, among other things and subject to certain conditions, register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the shares of HighPeak Energy common stock that the Holders hold, and may acquire thereafter. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement.” The full text of the proposed Registration Rights Agreement is attached to this proxy statement/prospectus as Annex F.

HighPeak Energy Long Term Incentive Plan. Prior to the Initial Business Combination, HighPeak Energy intends to adopt the LTIP, and it is anticipated that Pure, as HighPeak Energy’s sole shareholder, will approve the LTIP. Following the Closing, HighPeak Energy will continue to sponsor the LTIP. As described further under “Proposal No. 1—The Business Combination Proposal— Related Agreements— HighPeak Energy, Inc. Long Term Incentive Plan,” the LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to employees, directors and service providers of HighPeak Energy, as well as stock awards to directors of HighPeak Energy. The LTIP will be administered by the HighPeak Energy Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, the Share Pool is reserved and available for delivery with respect to Awards, and 1,300 shares of common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2020 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year. The full text of the proposed LTIP is attached to this proxy statement/prospectus as Annex H.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Pure Board and Pure Special Committee to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Pure’s Sponsor and certain of Pure’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders. Pure’s directors were aware of and considered these interests in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include:

●

the fact that Pure’s Sponsor, officers and directors will lose their entire investment in Pure and that the private placement warrants held by Pure’s Sponsor would expire worthless if an Initial Business Combination is not completed;

●

the fact that Pure’s Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●

the fact that Pure’s Sponsor paid an aggregate of $25,000 for its founder shares, which if unrestricted and freely tradable would be valued at approximately $98,056,000 based on the closing price of Pure’s Class A Common Stock on November 26, 2019;

●

if the Trust Account is liquidated, including in the event Pure is unable to complete an Initial Business Combination within the required time period, Pure’s Sponsor has agreed to indemnify Pure to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pure has entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●

the fact that Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the extension of the date by which Pure has to consummate a business combination for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) Pure needs to complete an Initial Business Combination from October 17, 2019 until February 21, 2020 and (ii) such other amounts as Pure may agree upon with the HPK Contributors, the HighPeak Contributed Entities or another affiliate of Pure’s Sponsor (the loans described in clauses (i) and (ii), collectively, the “Sponsor Loans”). Pure and Pure’s Sponsor intend that all Sponsor Loans will be cancelled in connection with the HPK Closing;

●

the fact that HPEP II intends to commence a tender offer to purchase Pure’s outstanding public warrants for $1.00 per public warrant (exclusive of commissions) in cash promptly following the announcement of the business combination;

●

the fact that holders of public warrants not purchased by HPEP II in connection with the public warrant tender offers will have $1.00 in cash distributed to them per public warrant from an amount placed in escrow by Sponsor at the time of the IPO in connection with the redemption of Pure’s public shares that will occur if Pure is unable to consummate a business combination;

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the fact that Jack Hightower will serve as Chief Executive Officer and Chairman of the HighPeak Energy Board, Steven W. Tholen will serve as Chief Financial Officer and Rodney L. Woodard will serve as Chief Operating Officer HighPeak Energy following the business combination;

●

the fact that the HPK Contributors are affiliates of Pure’s Sponsor and ultimately controlled by Jack Hightower, and Pure’s Sponsor and its affiliates, including the HPK Contributors, are expected to collectively own 89,856,000  shares of HighPeak Energy common stock, or approximately 52%, after the Closing;

●

the right of the HPK Contributors to designate to Pure, until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, a list of directors that the HPK Contributors want appointed to the HighPeak Energy Board, effective as of the HPK Closing;

●	the right of the HighPeak Group, pursuant to the Stockholders’ Agreement, to appoint a specified number of directors to the HighPeak Energy Board until the termination of the Stockholders’ Agreement;

●

the fact that each of Pure’s independent directors owns 48,000 founder shares that were purchased from Pure’s Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $494,000 based on the closing price of Pure’s Class A Common Stock on November 25, 2019;

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the fact that neither Pure’s officers or directors may participate in the formation of, or become a director or officer of, any other blank check company until Pure has entered into a definitive agreement regarding a business combination or fails to complete an Initial Business Combination by February 21, 2020;

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the fact that at the Closing, Pure’s Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Pure’s behalf, such as identifying, investigating and consummating an Initial Business Combination and that affiliates of Pure’s Sponsor will be reimbursed for certain of their own transaction expenses pursuant to the HPK Closing;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK, and acquired the oil and gas interests owned by HighPeak Assets I and HighPeak Assets II at an aggregate cost that is less than the valuation of the same assets in the HPK Business Combination Agreement;

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the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK, which owns HighPeak Assets II and HighPeak Assets II has previously made $61.5 million of deposits to Grenadier that will be forfeited if the business combination does not close and HighPeak Assets II is otherwise unable to separately fund the purchase price for the Grenadier Assets; and

●

the fact that Pure is a party to a registration rights agreement with Pure’s Sponsor and certain of its directors, which provides for registration rights to such parties, and HighPeak Energy will enter into a new registration rights agreement with Grenadier, the HighPeak Group and certain of HighPeak Energy’s directors in connection with the business combination.

Redemption Rights

At the special meeting called to approve an Initial Business Combination, public stockholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination, for their pro rata share of the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the Initial Business Combination, less any taxes then due but not yet paid. Pure’s Charter does not provide a specified maximum redemption threshold, except in no event will Pure redeem its public shares in an amount that would cause Pure’s net tangible assets to be less than $5,000,001.

Pure may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) physically tender their certificates to Pure’s Transfer Agent or (ii) deliver their shares to the Transfer Agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case prior to a date set forth in the tender offer documents or proxy materials sent in connection with the proposal to approve the business combination. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to Continental to validly redeem its shares. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting holder. In any event, shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Warrant Tender Offer

Pure’s Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per public warrant (exclusive of commissions), the outstanding public warrants. Such offer will commence promptly after the filing of this proxy statement/prospectus and is not conditioned upon any minimum number of warrants being tendered and will be completed in connection with the Closing of the business combination.

Impact of the Business Combination on HighPeak Energy’s Public Float

It is anticipated that, upon the Closing and based upon the assumptions set forth under “Summary Term Sheet,” the ownership of HighPeak Energy will be as follows:

●	The public stockholders will collectively own 37,806,000 shares of HighPeak Energy common stock or approximately 20%;

●	The HighPeak Group and Pure’s existing independent directors will collectively own 112,074,279 shares of HighPeak Energy common stock, or approximately 60%, as follows:

●	The holders of Pure’s founder shares, including Pure’s Sponsor and Pure’s existing independent directors, will collectively own 9,590,000 shares of HighPeak Energy common stock, or approximately 5%, upon conversion of the founder shares at the consummation of the business combination (and the forfeiture by Sponsor of 760,000 founder shares pursuant to the Sponsor Support Agreement);

●

HPEP II and HPEP III will collectively own 15,000,000 shares of HighPeak Energy common stock, or approximately 8%, pursuant to their purchase of such shares under the Forward Purchase Agreement Amendment; and

●	The HPK Contributors will collectively own 87,484,279 shares of HighPeak Energy common stock, or approximately 47%, received as consideration pursuant to the HPK Business Combination Agreement.

●	The PIPE Investors will own 20,000,000 shares of HighPeak Energy common stock, or approximately 11%; and

●	Grenadier will own 15,760,000 shares of HighPeak Energy common stock, or approximately 9%.

The number and percentage of shares set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts are different than HighPeak Energy’s assumptions, the number of shares and percentages set forth above will differ and such differences may be material. For example, if HighPeak Energy assumes that no warrants of Pure are tendered for purchase in the warrant tender offer by HPEP II, all outstanding warrants, including the 5,000,000 warrants issued at the Closing pursuant to the Forward Purchase Agreement, to purchase an aggregate of 38,480,000 shares of HighPeak Energy common stock were exercisable and exercised following completion of the business combination, with proceeds to HighPeak Energy of approximately $442.5 million, then the ownership of HighPeak Energy common stock would be as follows:

●	the public stockholders would collectively own 58,258,000 shares of HighPeak Energy common stock, or approximately 26%;

●	The HighPeak Group and Pure’s existing independent directors would collectively own 127,602,279 shares of HighPeak Energy common stock, or approximately 56%, as follows:

o	Sponsor and Pure’s existing independent directors would collectively own 19,870,000 shares of HighPeak Energy common stock, or approximately 9%, including 10,280,000 shares of HighPeak Energy common stock issuable upon the exercise of the private placement warrants;

o

HPEP II and HPEP III would collectively own 20,248,000 shares of HighPeak Energy common stock, or approximately 9%, including 5,000,000 shares of HighPeak Energy common stock issued upon exercise of the forward purchase warrants acquired under the Forward Purchase Agreement Amendment and 248,000 shares of HighPeak Energy common stock issued upon exercise of public warrants acquired by HPEP II in connection with Pure’s Extension; and

o	The HPK Contributors would own 87,484,279 shares of HighPeak Energy common stock, or approximately 39%.

●	the PIPE Investors would collectively own 20,000,000 shares of HighPeak Energy common stock, or approximately 9%; and

●

Grenadier would own 18,260,000 shares of HighPeak Energy common stock, or approximately 9%, including 2,500,000 shares of HighPeak Energy common stock issuable upon warrants received as consideration under the Grenadier Contribution Agreement.

The public warrants, private placement warrants, Grenadier private placement warrants and forward purchase warrants will become exercisable thirty (30) days after the completion of an Initial Business Combination and will expire five (5) years after the completion of an Initial Business Combination or earlier upon Pure’s redemption or liquidation.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy” for further information.

Organizational Structure

Prior to the Business Combination

The following diagram illustrates the ownership structure of Pure prior to the business combination.

(1)

The sole member of Sponsor is HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HP GP I. Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by Sponsor.

(2)	The independent directors of the Pure Board each own 48,000 shares of Class B Common Stock.

Following the Business Combination

The diagram below illustrates the ownership structure of HighPeak Energy immediately following the business combination. The voting and economic interests and other estimates set forth in the diagram do not take into account the private placement warrants, public warrants or forward purchase warrants that will remain outstanding following the business combination and may be exercised at a later date and assume the following:

●	the Closing occurs on or before December 31, 2019;

●	the HPK Closing occurs prior to the Grenadier Closing;

●	at the Closing, adjustments to the consideration payable to the HPK Contributors or Grenadier, as applicable, under the Business Combination Agreements were calculated assuming:

o	net working capital, overhead expenses and other items spent by the applicable entity since their respective August 1, 2019 and June 1, 2019 effective dates through a Closing on December 31, 2019 will collectively total an aggregate of $105 million;

o	HPK will have approximately $39 million of cash immediately prior to the HPK Closing, which is based on anticipated additional investments in HPK by the HPK Contributors prior to the business combination closing;

o	the Grenadier purchase price deposits made previously by HighPeak Assets II or its affiliates total $61.5 million plus any interest earned thereon;

o	cancelled loans will consist of approximately $6 million of Sponsor Loans through Closing on December 31, 2019;

o	transaction expenses will be approximately $40 million; and

o	there are no other material adjustments to the consideration payable to the HPK Contributors or Grenadier under the Business Combination Agreements.

●	at the Closing, the PIPE Investors purchase 20,000,000 shares of HighPeak Energy common stock, in the aggregate, for aggregate gross proceeds of $200 million to HighPeak Energy;

●

at the Closing, HPEP II and HPEP III purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants pursuant to the Forward Purchase Agreement Amendment, for aggregate gross proceeds of $150 million;

●	at the Closing, Grenadier will receive 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants pursuant to the Grenadier Contribution Agreement;

●	no public stockholders elect to have their shares redeemed;

●	no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market;

●	there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing; and

●	no warrants are tendered for purchase in the warrant tender offer.

If the actual facts are different than HighPeak Energy’s assumptions, the voting and economic interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus will differ from those set forth in this proxy statement/prospectus and such differences may be material.

For example, unless waived by the parties to the HPK Business Combination Agreement, it is a condition to closing under the HPK Business Combination Agreement that HighPeak Energy shall have not less than $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), which amount is measured at closing and includes amounts available for borrowing under any debt facility, including HighPeak Energy’s anticipated RBL Facility. As a result, the business combination could still close if there were, among other things, significant redemptions by public stockholders, significantly lower cash contributed through HPK than assumed above or a later closing date than assumed above, each of which could have a significant impact on the voting and economic interests of HighPeak Energy stockholders and the liquidity of HighPeak Energy. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—  Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

(1)

The sole member of Sponsor is HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HP GP I. Mr. Hightower has the right to appoint all of the managers to the board of managers of HP GP I and HPK GP and is one of three managers of HP GP I and HPK GP. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I and HPK GP at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by Sponsor or HPK.

(2)

The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC. Mr. Hightower has the right to appoint all of the managers of HighPeak GP II, LLC. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak GP II, LLC at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP II.

(3)

The general partner of HPEP III is HighPeak Energy Partners GP III, LP, whose general partner is HighPeak GP III, LLC. Mr. Hightower has the right to appoint all of the managers of HighPeak GP III, LLC. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HighPeak GP III, LLC at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP III.

(4)	The independent directors of the Pure Board will each own 48,000 shares of HighPeak Energy common stock.
(5)	Pure’s Sponsor will transfer the private placement warrants prior to Closing to HighPeak Warrant LLC.

HighPeak Energy Board Following the Business Combination

The HighPeak Energy Board will consist of a sole director, Jack Hightower, prior to listing on the NYSE. Under the HPK Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement forms a part of, to designate to HighPeak Energy a list of individuals that HPK wants to be appointed to the HighPeak Energy Board, effective as of the HPK Closing. To the extent that the HPK Contributors timely deliver such a designation, Pure, HighPeak Energy and the HighPeak Energy Board will be obligated to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus. Further, under the Stockholders’ Agreement the HighPeak Group will be entitled to nominate a number of directors to the HighPeak Energy Board based on specified share ownership thresholds set forth therein. For more information, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders’ Agreement” and “Management After the Business Combination.”

After the Closing, Sponsor and its affiliates will collectively hold more than 50% of the voting power for the election of directors. As a result, HighPeak Energy expects to be a controlled company within the meaning of the NYSE corporate governance standards, and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to HighPeak Energy as long as HighPeak Energy remains a controlled company.

Accounting Treatment

The business combination will be accounted for pursuant to the guidance in Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), using the acquisition method of accounting with HPK as the acquirer, and Grenadier as the “predecessor.” Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill. Pure’s management has made significant estimates and assumptions in determining the preliminary acquisition date fair values of the assets acquired and liabilities assumed in the unaudited pro forma condensed combined consolidated financial statements. As the unaudited pro forma condensed combined consolidated financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Under ASC 805, non-recurring acquisition-related costs (such as advisory, legal, valuation and other professional fees) are expensed. Pure expects to incur approximately $40 million of non-recurring acquisition-related costs, including $10.9 million payable to the underwriters of Pure’s IPO pursuant to the Business Combination Marketing Agreement, as amended.

Appraisal Rights

Appraisal rights are not available to Pure stockholders in connection with the business combination.

Other Proposals

In addition to the Business Combination Proposal, Pure stockholders will be asked to vote on the Adjournment Proposal. For more information about the Adjournment Proposal see the section entitled “Proposal No. 2—The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held on                    ,                     , at           , Eastern Time, at           , or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Pure’s Class A Common Stock or Class B Common Stock at the close of business on                    ,           , which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of                    ,          , there were 48,156,000 shares of Class A Common Stock and Class B Common Stock of Pure outstanding in the aggregate, of which 37,806,000 are public shares and 10,350,000 are founder shares held by Pure’s Sponsor and Pure’s independent directors.

Proxy Solicitation

Proxies may be solicited by mail. Pure has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person at the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Pure’s Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Pure stockholders is necessary to hold a valid meeting. The holders of a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.

Recommendation to Pure Stockholders

The Pure Board, based on a number of factors, including the unanimous approval of the Business Combination Proposal by the Pure Special Committee and the unanimous recommendation of the same by the Pure Special Committee to the Pure Board, unanimously believes that each of the Business Combination Proposal and the Adjournment Proposal are in the best interests of Pure and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting. Jack Hightower and Rodney Woodard, members of the Pure Board and executive officers of Pure, abstained from approval of the Business Combination Proposal.

For a description of Pure’s reasons for the approval of the business combination and the recommendation of the Pure Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Pure Board’s Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the Pure Board in favor of approval of these Proposals, you should keep in mind that Pure’s Sponsor, members of the Pure Board and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Proposals, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical Operating Data of Grenadier

The following table presents, for the three and nine months ended September 30, 2019 and the year ended December 31, 2018, summary unaudited information regarding production and sales of oil, natural gas and natural gas liquids for only Grenadier, because, as discussed further in this proxy statement/prospectus, HighPeak Energy expects that, following the completion of the business combination, Grenadier will be its “predecessor” for financial reporting purposes.

See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier” and “Information About the Target Assets” in evaluating the material information below.

	Three Months	Three Months	Nine Months	Year Ended
	Ended	Ended	Ended
	September 30,	September 30,	September 30,	December 31,
	2019	2018	2019	2018
Production volumes:
Natural gas (MMcf)	400	175	742	553
Oil (MBbls)	611	313	1,179	887
NGL (MBbls)	78	31	126	93
Total (MBoe)	755	372	1,428	1,073
Average sales price:
Natural gas (per Mcf)	$0.25	$2.80	$0.11	$2.45
Natural gas net of hedging (per Mcf)	$0.25	$2.80	$0.11	$2.45
Oil (per Bbl)	$54.62	$55.65	$53.64	$56.11
Oil net of hedging (per Bbl)	$54.02	$55.03	$52.82	$55.82
NGL (per Bbl)	$7.52	$27.73	$10.05	$25.20
NGL net of hedging (per Bbl)	$7.52	$27.73	$10.05	$25.20
Total (per Boe)	$45.10	$50.30	$45.20	$49.86
Average production volumes:
Natural gas (Mcf/d)	4,439	1,947	2,717	1,514
Oil (Bbls/d)	6,792	3,473	4,317	2,431
NGL (Bbls/d)	862	341	462	256
Average net production (Boe/d)	8,394	4,138	5,231	2,939
Average unit costs per Boe:
Lease operating expenses	$5.51	$10.13	$9.42	$10.14
Production and other taxes	$2.48	$2.51	$2.31	$2.37
Depletion and impairment – oil and gas properties	$11.47	$20.48	$12.71	$15.68
General and administrative expenses	$2.27	$3.93	$4.07	$5.96

SUMMARY HISTORICAL FINANCIAL INFORMATION OF PURE

The following table shows summary historical financial information of Pure for the periods and as of the dates indicated. The summary historical financial information of Pure as of and for the nine months ended September 30, 2019 was derived from the unaudited interim condensed financial statements of Pure included elsewhere in this proxy statement/prospectus. The summary historical financial information of Pure as of December 31, 2018, for the year ended December 31, 2018 and for the period from November 13, 2017 (Inception) to December 31, 2017 was derived from the audited historical financial statements of Pure included elsewhere in this proxy statement/prospectus. The summary consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure” and Pure’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018	Period from November 13, 2017 (Inception) to December 31, 2017
Statement of Operations Data:
Revenue	$—	$—	$—
Administrative expenses	90,000	86,000	—
General expenses	272,624	88,737	5,881
Franchise taxes	150,050	144,845	—
Loss from operations	(512,674)	(319, 582)	(5,881)
Other income – investment income on Trust Account	7,206,248	5,777,767	—
Net income (loss) before income tax provision	6,693,574	5,458,185	(5,881)
Income tax provision	1,408,086	1,182,914	—
Net income (loss) attributable to common shares	$5,285,488	$4,275,271	$(5,881)
Weighted average shares outstanding:
Class A Common Stock(1)	41,400,000	41,400,000	—
Class B Common Stock	10,350,000	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.13	$0.11	$—
Basic and diluted loss per common share, Class B	(0.03)	(0.01)	(0.00)

	As of September 30, 2019	As of December 31, 2018
Balance Sheet Data:
Total assets	$424,521,349	$419,465,434
Total liabilities	$168,053	$397,626
Working capital	$424,353,296	$419,067,675
Value of Class A Common Stock that may be redeemed in connection with an Initial Business Combination ($10.00 per share)(1)	$414,000,000	$414,000,000
Total Stockholders’ equity	$10,353,296	$5,067,808

(1)	Excludes the effect to the redemptions on October 11, 2019 of 3,594,000 shares of Class A Common Stock in connection with the Extension.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF GRENADIER

The following table shows summary historical financial information of Grenadier for the periods and as of the dates indicated because, HighPeak Energy expects that, following the completion of the business combination, Grenadier will be its “predecessor” for financial reporting purposes. The summary historical financial information of Grenadier as of September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018 was derived from the unaudited historical financial statements of Grenadier included elsewhere in this proxy statement/prospectus. The summary historical financial information of Grenadier as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 was derived from the audited historical financial statements of Grenadier included elsewhere in this proxy statement/prospectus.

Historical results are not necessarily indicative of future operating results. The summary consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier,” as well as the historical and pro forma financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,		For the Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	(In thousands)
Statement of Operations Data:
Revenues:
Oil	$33,390	$17,393	$63,212	$35,925	$49,792	$10,622	$1,660
Natural gas	98	491	80	938	1,352	352	59
Natural gas liquids	583	851	1,266	1,869	2,351	545	144
Total revenues, net	34,071	18,735	64,558	38,732	53,495	11,519	1,863
Expenses:
Lease operating	4,160	3,771	13,459	8,423	10,881	2,914	571
Production and other taxes	1,877	933	3,303	2,118	2,538	534	—
Depreciation and amortization – other property and equipment	10	4	27	13	19	22	27
Depletion and impairment – oil and gas properties	8,662	7,630	18,155	13,912	16,823	9,190	18,840
Loss from sales of oil and gas properties	—	—	—	—	—	12,948	—
Accretion of asset retirement obligations	10	11	30	34	46	19	5
General and administrative	1,716	1,466	5,814	4,039	6,397	4,776	4,116
Total expenses	16,435	13,815	40,788	28,539	36,704	30,404	23,559

Income (loss) from operations	17,636	4,920	23,770	10,193	16,791	(18,885)	(21,696)

Other (income) expense:
Interest income and other	(208)	(59)	(304)	(131)	(176)	(201)	(4)
Interest expense	1,935	585	4,014	718	1,358	—	—
Equity in net loss – Shongaloo Midstream	—	—	—	—	—	592	167
(Gain) loss on derivatives	(3,406)	2,498	604	4,112	(4,147)	—	—

Total other (income) expense	(1,679)	3,024	4,314	4,699	(2,965)	391	163

Net income (loss)	$19,315	$1,896	$19,456	$5,494	$19,756	$(19,276)	$(21,859)

Cash Flow Data:
Net cash provided by operating activities	—	—	$33,516	$42,642	$37,573	$9,749	$(2,413)
Net cash used in investing activities	—	—	$(73,093)	$(102,498)	$(104,863)	$(122,585)	$(33,688)
Net cash provided by financing activities	—	—	$82,697	$54,875	$66,682	$84,178	$66,696

	As of September 30,	As of December 31,
	2019	2018	2017
	(In thousands)
Balance Sheet Data:
Current assets	$74,581	$24,141	$16,209
Oil and gas properties, net	361,082	246,274	149,352
Other assets	2,072	448	642
Total assets	$437,735	$270,863	$166,203
Current liabilities	$90,542	$26,291	$8,430
Long-term liabilities	135,986	52,821	765
Members’ equity	211,207	191,751	157,008
Total liabilities and members’ equity	$437,735	$270,863	$166,203

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed business combination, Pure’s ability to consummate the business combination, the benefits of the transaction and Pure’s and the post-business combination entity’s future financial performance following the business combination, as well as Pure’s and the post-business combination entity’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this proxy statement/prospectus, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Pure disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. Pure cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Pure, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

In addition, Pure cautions you that the forward-looking statements regarding Pure and the post-business combination entity, which are contained in this proxy statement/prospectus, are subject to the following factors:

●	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreements;

●	the outcome of any legal proceedings that may be instituted against Pure following announcement of the business combination;

●	the inability to complete the business combination due to the failure to obtain approval of the stockholders of Pure, or the other conditions to closing in the Business Combination Agreements;

●	the risk that the announcement and consummation of the business combination disrupts current plans and operations of the Target Assets;

●

Pure’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of HighPeak Energy to grow and manage growth profitably following the business combination;

●	costs related to the business combination;

●	changes in applicable laws or regulations;

●	changes in current or future commodity prices and interest rates;

●	the possibility that Pure or the Target Assets may be adversely affected by other economic, business, and/or competitive factors; and

●

the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Pure’s reserves.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in its periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Pure’s SEC Filings are available publicly on the SEC’s website at www.sec.gov.

RISK FACTORS

The risk factors discussed herein are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition, prospects of the Target Assets and the business, financial condition and prospects of HighPeak Energy following the completion of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” HighPeak Energy and the Target Assets may face additional risks and uncertainties that are not presently known, or that HighPeak Energy currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and the notes to the financial statements included in this proxy statement/prospectus.

Risks Related to the Target Assets

The risks discussed herein have been identified by HighPeak Energy’s management based on an evaluation of the historical risks faced by Grenadier, HPK and the HighPeak Funds and relate to Pure’s management’s current expectations as to future risks that may result from HighPeak Energy’s anticipated ownership and operation of the Target Assets.

Oil, natural gas and NGL prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments.

Following the business combination, the prices HighPeak Energy will receive for its oil, natural gas and NGL production will heavily influence its revenue, profitability, access to capital, future rate of growth and the carrying value of its properties. Oil, natural gas and NGL are commodities, and their prices may fluctuate widely in response to market uncertainty and to relatively minor changes in the supply of and demand for oil, natural gas and NGL. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2016 through September 30, 2019, the WTI spot price for oil ranged from a high of $77.41 per Bbl on June 27, 2018, to a low of $26.19 per Bbl on February 11, 2016 and the Henry Hub spot price for natural gas has ranged from a high of $6.24 per MMBtu on January 2, 2018 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane, and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated widely during this period. Following the business combination, the prices HighPeak Energy will receive for its production, and the levels of HighPeak Energy’s production, will depend on numerous factors beyond HighPeak Energy’s control, which include the following:

●	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas and NGL;

●	the price and quantity of foreign imports of oil, natural gas and NGL;

●	political and economic conditions in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

●	actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil price and production controls;

●	the level of global exploration, development and production;

●	the level of global inventories;

●	prevailing prices on local price indexes in the areas in which HighPeak Energy will operate;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels;

●	expectations about future commodity prices; and

●	U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Following the business combination, lower commodity prices may reduce HighPeak Energy’s cash flow and borrowing ability. If HighPeak Energy is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with lower oil and natural gas prices may adversely affect drilling economics and HighPeak Energy’s ability to raise capital, which may require it to re-evaluate and postpone or eliminate its development program, and result in the reduction of some proved undeveloped reserves and related standardized measure. Following the business combination, if HighPeak Energy is required to curtail its drilling program, HighPeak Energy may be unable to hold leases that are scheduled to expire, which may further reduce reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect HighPeak Energy’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could reduce its ability to access or grow production and reserves.

The oil and natural gas industry is capital-intensive. HighPeak Energy expects to make substantial capital expenditures in 2020 with a planned four rig drilling program and has a capital budget for the year of $700 million to $800 million. HighPeak Energy expects to fund its 2020 capital budget with expected cash on its balance sheet at the closing of the business combination, cash generated by operations and through debt financing, which may include borrowings under the RBL Facility. In addition, HighPeak Energy is currently pursuing the PIPE Investment and seeking to finalize the terms of the RBL Facility, but no assurance can be given that HighPeak Energy will be successful in whole or in part in obtaining such funding. As a result, although the HPK Business Combination Agreement requires HighPeak Energy to have not less than $275 million of Available Liquidity at the Closing, the amount of liquidity that HighPeak Energy will have at Closing is uncertain, as are cash flows from operations following the business combination. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—  Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

As a result, HighPeak Energy’s financing needs may require it to alter or increase its capitalization substantially through the issuance of debt or equity securities or the sale of assets. The issuance of additional indebtedness would require that an additional portion of cash flow from operations be used for the payment of interest and principal on its indebtedness, thereby further reducing its ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities would be dilutive to existing stockholders. The actual amount and timing of future capital expenditures may differ materially from estimates as a result of, among other things: commodity prices; actual drilling results; the availability of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in actual capital expenditures, which would negatively impact HighPeak Energy’s ability to grow production.

Following the business combination, HighPeak Energy’s cash flow from operations and access to capital will be subject to a number of variables, including:

●	the prices at which HighPeak Energy’s production is sold;

●	proved reserves;

●	the amount of hydrocarbons HighPeak Energy is able to produce from its wells;

●	HighPeak Energy’s ability to acquire, locate and produce new reserves;

●	the amount of HighPeak Energy’s operating expenses;

●	cash settlements from HighPeak Energy’s derivative activities;

●	HighPeak Energy’s ability to obtain debt financing, including the RBL Facility;

●	restrictions in the instruments governing HighPeak Energy’s debt on HighPeak Energy’s ability to incur additional indebtedness; and

●	HighPeak Energy’s ability to access the public or private capital markets.

If HighPeak Energy is successful in finalizing an RBL Facility and HighPeak Energy’s revenues or the borrowing base under the RBL Facility decrease as a result of lower oil, natural gas and NGL prices, operational difficulties, declines in reserves or for any other reason, HighPeak Energy may have limited ability to obtain the capital necessary to sustain operations at expected levels. If additional capital is needed, HighPeak Energy may not be able to obtain debt or equity financing on terms acceptable to it, if at all. If cash flow generated by HighPeak Energy’s operations or available debt financing, including borrowings under the RBL Facility, are insufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of the development of HighPeak Energy’s properties, which in turn could lead to a decline in reserves and production and could materially and adversely affect HighPeak Energy’s business, financial condition and results of operations. If HighPeak Energy seeks and obtains additional financing following the business combination, subject to the restrictions in the instruments governing its existing debt, if any, the addition of new debt to existing debt levels could intensify the operational risks that HighPeak Energy will face. Further, adding new debt following the business combination could limit HighPeak Energy’s ability to service existing debt service obligations.

Part of HighPeak Energy’s business strategy will involve using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

HighPeak Energy’s operations will involve utilizing some of the latest drilling and completion techniques as developed by HighPeak Energy and its service providers. The difficulties HighPeak Energy will face drilling horizontal wells will include, among others:

●	landing its wellbore in the desired drilling zone;

●	staying in the desired drilling zone while drilling horizontally through the formation;

●	running its casing the entire length of the wellbore; and

●	being able to run tools and other equipment consistently through the horizontal wellbore.

●	difficulties that HighPeak Energy will face while completing its wells include the following, among others:

●	the ability to fracture stimulate the planned number of stages;

●	the ability to run tools the entire length of the wellbore during completion operations; and

●	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

Use of new technologies may not prove successful and could result in significant cost overruns or delays or reductions in production, and, in extreme cases, the abandonment of a well. In addition, certain of the new techniques HighPeak Energy adopts may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results of drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer and emerging formations and areas have limited or no production history and, consequently, HighPeak Energy will be more limited in assessing future drilling results in these areas. If its drilling results are less than anticipated, the return on investment for a particular project may not be as attractive as anticipated, and HighPeak Energy could incur material write downs of unevaluated properties and the value of undeveloped acreage could decline in the future.

For example, potential complications associated with the new drilling and completion techniques that HighPeak Energy intends to utilize may cause HighPeak Energy to be unable to develop its assets in line with current expectations and projections. Further, recent well results may not be indicative of HighPeak Energy’s future well results with respect to the Target Assets.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect HighPeak Energy’s business, financial condition or results of operations.

HighPeak Energy’s future financial condition and results of operations will depend on the success of its development, production and acquisition activities, which are subject to numerous risks beyond its control, including the risk that drilling will not result in commercially viable oil and natural gas production.

HighPeak Energy’s decisions to develop or purchase prospects or properties will depend, in part, on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.” In addition, the cost of drilling, completing and operating wells will often be uncertain.

Further, many factors may curtail, delay or cancel scheduled drilling operations, including:

●	delays imposed by, or resulting from, compliance with regulatory requirements, including limitations on wastewater disposal, emission of greenhouse gases (“GHGs”) and hydraulic fracturing;

●	pressure or irregularities in geological formations;

●	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

●	equipment failures, accidents or other unexpected operational events;

●	lack of available gathering facilities or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	lack of availability of water and electricity;

●	adverse weather conditions;

●	issues related to compliance with environmental regulations;

●

environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	declines in oil and natural gas prices;

●	limited availability of financing on acceptable terms;

●	title issues; and

●	other market limitations in HighPeak Energy’s industry.

If HighPeak Energy borrows funds in the future, HighPeak Energy may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its debt obligations that may not be successful.

To the extent HighPeak Energy enters into an RBL Facility, or any other debt financing sources, following the Closing, HighPeak Energy’s ability to make scheduled payments on or to refinance its indebtedness obligations under the RBL Facility, or other debt financing sources HighPeak Energy decides to utilize, will depend on HighPeak Energy’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions, industry cycles and certain financial, business and other factors affecting HighPeak Energy’s operations, many of which are beyond HighPeak Energy’s control. HighPeak Energy may not be able to maintain a level of cash flow from operating activities sufficient to permit HighPeak Energy to pay the principal, premium, if any, and interest on its indebtedness.

If HighPeak Energy’s cash flow and capital resources are insufficient to fund debt service obligations, HighPeak Energy may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance existing indebtedness. HighPeak Energy’s ability to restructure or refinance indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of indebtedness may be at higher interest rates and may require HighPeak Energy to comply with more onerous covenants, which could further restrict business operations. The terms of HighPeak Energy’s future debt instruments may restrict it from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of HighPeak Energy’s credit rating, which could harm its ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, HighPeak Energy could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. The RBL Facility, or any other debt financing HighPeak Energy enters into may limit HighPeak Energy’s ability to dispose of assets and use the proceeds from such dispositions. HighPeak Energy may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit HighPeak Energy to meet scheduled debt service obligations.

Restrictions in HighPeak Energy’s future debt agreements could limit HighPeak Energy’s growth and ability to engage in certain activities.

The terms and conditions governing HighPeak Energy’s indebtedness following the business combination are expected to:

●

require HighPeak Energy to dedicate a portion of cash flow from operations to service its debt, thereby reducing the cash available to finance operations and other business activities and could limit its flexibility in planning for or reacting to changes in its business and the industry in which it operates;

●	increase vulnerability to economic downturns and adverse developments in HighPeak Energy’s business;

●

place restrictions on HighPeak Energy’s ability to engage in certain business activities, including without limitation, to raise capital, obtain additional financing (whether for working capital, capital expenditures or acquisitions) or to refinance indebtedness, grant or incur liens on assets, pay dividends or make distributions in respect of its capital stock, make investments, amend or repay subordinated indebtedness, sell or otherwise dispose of assets, business or operations and engage in business combinations or other fundamental changes;

●

potentially place HighPeak Energy at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

●	limit management’s discretion in operating HighPeak Energy’s business.

HighPeak Energy’s ability to meet its expenses and debt obligations and comply with the covenants and restrictions contained therein will depend on its future performance, which will be affected by financial, business, economic, industry, regulatory and other factors, many of which are beyond HighPeak Energy’s control. If market or other economic conditions deteriorate, HighPeak Energy’s ability to comply with these covenants may be impaired. HighPeak Energy cannot be certain that its cash flow will be sufficient to allow it to pay the principal and interest on its debt and meet its other obligations. If HighPeak Energy does not have enough money, HighPeak Energy may be required to refinance all or part of its debt, sell assets, borrow more money or raise equity. HighPeak Energy may not be able to refinance its debt, sell assets, borrow more money or raise equity on terms acceptable to it, or at all. For example, HighPeak Energy’s future debt agreements may require the satisfaction of certain conditions, including coverage and leverage ratios, to borrow money. HighPeak Energy’s future debt agreements may also restrict the payment of dividends and distributions by certain of its subsidiaries to it, which could affect its access to cash. In addition, HighPeak Energy’s ability to comply with the financial and other restrictive covenants in the agreements governing its indebtedness will be affected by the levels of cash flow from operations and future events and circumstances beyond HighPeak Energy’s control. Breach of these covenants or restrictions will result in a default under HighPeak Energy’s financing arrangements, which if not cured or waived, would permit the lenders to accelerate all indebtedness outstanding thereunder. Upon acceleration, the debt would become immediately due and payable, together with accrued and unpaid interest, and any lenders’ commitment to make further loans to HighPeak Energy may terminate. Even if new financing were then available, it may not be on terms that are acceptable to HighPeak Energy. Additionally, upon the occurrence of an event of default under HighPeak Energy’s financing agreements, the affected lenders may exercise remedies, including through foreclosure, on the collateral securing any such secured financing arrangements. Moreover, any subsequent replacement of HighPeak Energy’s financing arrangements may require it to comply with more restrictive covenants which could further restrict business operations.

Any significant reduction in HighPeak Energy’s borrowing base under the RBL Facility as a result of periodic borrowing base redeterminations or otherwise may negatively impact HighPeak Energy’s ability to fund its operations.

To the extent HighPeak Energy enters into an RBL Facility, it expects the lenders thereunder to limit the amounts HighPeak Energy can borrow up to a borrowing base amount, which the lenders will in good faith determine, in accordance with their respective usual and customary oil and gas lending criteria, based upon the loan value of the proved oil and gas reserves located within the geographic boundaries of the United States included in the most recent reserve report provided to the lenders.

The RBL Facility will require periodic borrowing base redeterminations based on reserve reports. Additionally, the borrowing base will be subject to unscheduled reductions due to certain issuances of new junior lien indebtedness, unsecured indebtedness or subordinated indebtedness, certain sales or acquisitions of borrowing base properties or early monetizations or terminations of certain hedge or swap positions. A reduced borrowing base could render HighPeak Energy unable to access adequate funding under the RBL Facility. Additionally, if the aggregate amount outstanding under the RBL Facility exceeds the borrowing base at any time, HighPeak Energy would be required to repay any indebtedness in excess of the borrowing base or to provide mortgages on additional borrowing base properties to eliminate such excess. As a result of a mandatory prepayment and/or reduced access to funds under the RBL Facility HighPeak Energy may be unable to implement its drilling and development plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on its financial condition and results of operations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. In order to prepare the reserve estimates included in this proxy statement/prospectus, HPK has projected production rates and timing of development expenditures. They have also analyzed available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, natural gas and NGL prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from the estimates included in this proxy statement/prospectus. For instance, initial production rates reported by HighPeak Energy, HPK or other operators may not be indicative of future or long-term production rates, and recovery efficiencies may be worse than expected and production declines may be greater than estimated and may be more rapid and irregular when compared to initial production rates. In addition, estimates of proved reserves may be adjusted to reflect additional production history, results of development activities, current commodity prices and other existing factors. Any significant variance could materially affect the estimated quantities and present value of reserves. Moreover, there can be no assurance that reserves will ultimately be produced or that proved undeveloped reserves will be developed within the periods anticipated.

You should not assume that the present value of future net revenues from the reserves presented in this proxy statement/prospectus is the current market value of the estimated reserves of the Target Assets. Actual future prices and costs may differ materially from those used in the present value estimate. If spot prices are below such calculated amounts, using more recent prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

The standardized measure of estimated reserves may not be an accurate estimate of the current fair value of estimated oil and natural gas reserves.

Standardized measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations of the SEC. Standardized measure requires historical twelve-month pricing as required by the SEC as well as operating and development costs prevailing as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil and natural gas production because of varying market conditions, nor may it reflect the actual costs that will be required to produce or develop the oil and natural gas properties. In addition, HPK, the prior owners of the HighPeak Assets and Grenadier were generally not subject to U.S. federal, state or local income taxes other than certain state franchise taxes. HighPeak Energy is subject to U.S. federal, state and local income taxes. As a result, estimates included in this proxy statement/prospectus of future net cash flow may be materially different from the future net cash flows that are ultimately received. Therefore, the standardized measure of estimated reserves included in this proxy statement/prospectus should not be construed as accurate estimates of the current fair value of such proved reserves.

Properties HighPeak Energy acquires, including the Target Assets, may not produce as projected, and HighPeak Energy may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

Acquiring oil and natural gas properties requires HighPeak Energy to assess reservoir and infrastructure characteristics, including recoverable reserves, future oil and gas prices and their applicable differentials, development and operating costs, and potential liabilities, including environmental liabilities. In connection with these assessments, HighPeak Energy performs a review of the subject properties that it believes to be generally consistent with industry practices. Such assessments are inexact and inherently uncertain. For these reasons, the properties HighPeak Energy will acquire in connection with the business combination or in the future may not produce as expected. In connection with the assessments, HighPeak Energy performs a review of the subject properties, but such a review may not reveal all existing or potential problems. In the course of due diligence, HighPeak Energy may not review every well, pipeline or associated facility. HighPeak Energy cannot necessarily observe structural and environmental problems, such as groundwater contamination, when a review is performed. HighPeak Energy may be unable to obtain contractual indemnities from the seller for liabilities created prior to HighPeak Energy’s purchase of the property. HighPeak Energy may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with its expectations. Additionally, the success of future acquisitions will depend on HighPeak Energy’s ability to integrate effectively the then-acquired business into its then-existing operations. The process of integrating acquired assets may involve unforeseen difficulties and may require a disproportionate amount of managerial and financial resources. HighPeak Energy’s failure to achieve consolidation savings, to incorporate the additionally acquired assets into its then-existing operations successfully, or to minimize any unforeseen operational difficulties, or the failure to acquire future assets at all, could have a material adverse effect on its financial condition and results of operations.

HighPeak Energy will not be the operator on all of its acreage or drilling locations, and, therefore, HighPeak Energy will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets and could be liable for certain financial obligations of the operators or any of its contractors, to the extent such operator or contractor is unable to satisfy such obligations.

As of August 1, 2019, HighPeak Energy had identified approximately 875 gross (725 net) operated drilling locations across the Target Assets in the Wolfcamp A and Lower Spraberry formations based on 660 foot spacing with 8 wells per mile in each respective formation. In addition, HighPeak Energy has identified 2,012 gross (1,250 net) drilling locations in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves— Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. HighPeak Energy does not expect that it will operate 1,043 gross (207 net) of such locations, and there is no assurance that it will operate all of HighPeak Energy’s other future drilling locations. As a result, HighPeak Energy will have limited ability to exercise influence over the operations of the drilling locations operated by its partners, and there is the risk that HighPeak Energy’s partners may at any time have economic, business or legal interests or goals that are inconsistent with ours. Furthermore, the success and timing of development activities operated by its partners will depend on a number of factors that will be largely outside of HighPeak Energy’s control, including:

●	the timing and amount of capital expenditures;

●	the operator’s expertise and financial resources;

●	the approval of other participants in drilling wells;

●	the selection of technology; and

●	the rate of production of reserves, if any.

This limited ability to exercise control over the operations and associated costs of some of HighPeak Energy’s drilling locations could prevent the realization of targeted returns on capital in drilling or acquisition activities. Further, HighPeak Energy may be liable for certain financial obligations of the operator of a well in which it owns a working interest to the extent such operator becomes insolvent and cannot satisfy such obligations. Similarly, HighPeak Energy may be liable for certain obligations of contractors to the extent such contractor becomes insolvent and cannot satisfy their obligations. The satisfaction of such obligations could have a material adverse effect on HighPeak Energy’s financial condition. For more information about certain of the Target Assets, see the sections entitled “Information about the Target Assets” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier.”

The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, HighPeak Energy may not be able to raise the entire amount of capital that would be necessary to drill such locations.

HPK’s and HighPeak Energy’s management and technical teams have specifically identified and scheduled certain drilling locations as an estimation of future multi-year drilling activities on the Target Assets. These drilling locations represent a significant part of HighPeak Energy’s growth strategy. HighPeak Energy’s ability to drill and develop these locations will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, the cooperation of other working interest owners and other factors. Because of these uncertain factors, HighPeak Energy cannot be certain whether the numerous identified drilling locations will ever be drilled or if it will be able to produce natural gas or oil from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the drilling locations are obtained, the leases for such acreage will expire.

As of August 1, 2019, the Target Assets included approximately 875 gross (725 net) operated drilling locations identified across the Target Assets in the Wolfcamp A and Lower Spraberry formations based on 660 foot spacing with 8 wells per mile in each respective formation. In addition, HighPeak Energy has identified 2,012 gross (1,250 net) drilling locations in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets. Please see “Information About the Target Assets— Development of Proved Undeveloped Reserves— Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. As a result of the limitations described in this proxy statement/prospectus, HighPeak Energy may be unable to drill many of these identified locations. In addition, significant additional capital will be required over a prolonged period in order to pursue the development of these locations, and HighPeak Energy may not be able to raise or generate the capital required to do so. See “Risk Factors—Risks Related to the Target Assets—  HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Any drilling activities HighPeak Energy is able to conduct on these locations may not be successful, may not result in production or additions to estimated proved reserves and could result in a downward revision of estimated proved reserves, which could have a material adverse effect on the borrowing base under the RBL Facility or future business and results of operations. Additionally, if HighPeak Energy curtails its drilling program, it may lose a portion of its acreage through lease expirations and may be required to reduce estimated proved reserves, which could reduce the borrowing base under the RBL Facility or any other debt financing entered into.

Certain of the undeveloped leasehold acreage of the Target Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.

As of September 30, 2019, approximately 27% of the acreage within the Target Assets was held by production. The leases for net acreage not held by production will expire at the end of their primary term unless production is established in paying quantities under the units containing these leases or the leases are renewed. From 2019 through 2021, approximately 3%, 27% and 38% of the leases associated with the acreage within the Target Assets are set to expire. If the leases associated with the Target Assets expire and HighPeak Energy is unable to renew the leases, HighPeak Energy will lose its right to develop the related properties. Although HighPeak Energy intends to extend substantially all of the net acreage within the Target Assets associated with identified drilling locations through a combination of development drilling, or the negotiation of lease extensions, it may not be successful. Additionally, any payments related to such extensions may be more than anticipated. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Undeveloped Acreage Expirations” for more information regarding acreage expirations and our plans for extending our acreage. HighPeak Energy’s ability to drill and develop its acreage and establish production to maintain its leases depends on a number of uncertainties, including oil, natural gas and NGL prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors.

Adverse weather conditions may negatively affect HighPeak Energy’s operating results and ability to conduct drilling activities.

Adverse weather conditions may cause, among other things, increases in the costs of, and delays in, drilling or completing new wells, power failures, temporary shut-in of production and difficulties in the transportation of oil, natural gas and NGL. Any decreases in production due to poor weather conditions will have an adverse effect on revenues, which will in turn negatively affect cash flow from operations.

HighPeak Energy’s operations will be substantially dependent on the availability of water. Restrictions on its ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of oil and natural gas production during both the drilling and hydraulic fracturing processes. Drought conditions have persisted in the areas where the Target Assets are located in past years. Such drought conditions can lead governmental authorities to restrict the use of water, subject to their jurisdiction, for hydraulic fracturing to protect local water supplies. Although HighPeak Energy may enter into a long-term contract for the supply of water, it currently procures locally water for drilling on a well-to-well basis. If HighPeak Energy is unable to obtain water to use in operations, it may need to be obtained from non-local sources and transported to drilling sites, resulting in increased costs, or HighPeak Energy may be unable to economically produce oil and natural gas, which could have a material and adverse effect on its financial condition, results of operations and cash flows.

The Target Assets are located in the north eastern Midland Basin, making HighPeak Energy vulnerable to risks associated with operating in a limited geographic area.

Following the consummation of the business combination, all of HighPeak Energy’s producing properties will be geographically concentrated in the north eastern Midland Basin. As a result, HighPeak Energy may be disproportionately exposed to various factors, including, among others: (i) the impact of regional supply and demand factors, (ii) delays or interruptions of production from wells in such areas caused by governmental regulation, (iii) processing or transportation capacity constraints, (iv) market limitations, (v) availability of equipment and personnel, (vi) water shortages or other drought related conditions or (vii) interruption of the processing or transportation of oil, natural gas or NGL. The concentration of the Target Assets in a limited geographic area also increases its exposure to changes in local laws and regulations, certain lease stipulations designed to protect wildlife and unexpected events that may occur in the regions such as natural disasters, seismic events, industrial accidents or labor difficulties. Any one of these factors has the potential to cause producing wells to be shut-in, delay operations, decrease cash flows, increase operating and capital costs and prevent development of lease inventory before expirations. Any of the risks described above could have a material adverse effect on HighPeak Energy’s business, financial condition, results of operations and cash flow.

The marketability of HighPeak Energy’s production will be dependent upon transportation and other facilities, certain of which it will not control. If these facilities are unavailable, HighPeak Energy’s operations could be interrupted and its revenues reduced.

The marketability of HighPeak Energy’s oil and natural gas production will depend in part upon the availability, proximity and capacity of transportation facilities owned by third parties. Oil production from the Grenadier Assets is generally transported by purchaser pipelines pursuant to a long-term gathering and transportation agreement with a third party with minor volumes transported by truck. Natural gas production from the Target Assets is generally transported by third-party gathering lines. The HighPeak Funds do not currently have long-term contracts for the gathering and transportation of their production from the assets owned by HighPeak Assets I, HighPeak Assets II or HighPeak Holdings, and currently transport the majority of their oil production via truck on a month-to-month basis. Following the business combination HighPeak Energy will not control the trucks and transportation facilities used to transport production from the Target Assets, and access to them may be limited or denied. Insufficient production from wells to support the construction of pipeline facilities by purchasers or a significant disruption in the availability of HighPeak Energy’s or third-party transportation facilities or other production facilities could adversely impact HighPeak Energy’s ability to deliver to market or produce oil and natural gas and thereby cause a significant interruption in HighPeak Energy’s operations. If, in the future, HighPeak Energy is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounters production related difficulties, it may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from HighPeak Energy’s fields, would materially and adversely affect its financial condition and results of operations.

HighPeak Energy may incur losses as a result of title defects in the properties in which it invests.

The existence of a material title deficiency can render a lease worthless and adversely affect HighPeak Energy’s results of operations and financial condition. While Grenadier and HPK typically obtain, and HighPeak Energy intends to obtain, title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case HighPeak Energy may lose the lease and the right to produce all or a portion of the minerals under the property. Additionally, if an examination of the title history of a property reveals that an oil or natural gas lease or other developed right has been purchased in error from a person who is not the owner of the mineral interest desired, HighPeak Energy’s interest would substantially decline in value. In such cases, the amount paid for such oil or natural gas lease or leases would be lost.

The development of estimated PUDs may take longer and may require higher levels of capital expenditures than anticipated. Therefore, estimated PUDs may not be ultimately developed or produced.

As of August 1, 2019, the Target Assets contained 54,929 MBoe of proved undeveloped reserves, or PUDs, consisting of 41,977 MBbls of oil, 32,853 MMcf of natural gas and 7,477 MBbls of NGL. Development of these proved undeveloped reserves may take longer and require higher levels of capital expenditures than anticipated. Estimated future development costs relating to the development of such PUDs at August 1, 2019 are approximately $636 million over the next five (5) years. HighPeak Energy’s ability to fund these expenditures is subject to a number of risks. See “Risk Factors—Risks Related to the Target Assets—HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Delays in the development of reserves, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the value of the estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause HighPeak Energy to have to reclassify PUDs as unproved reserves. Furthermore, there is no certainty that HighPeak Energy will be able to convert PUDs to developed reserves or that undeveloped reserves will be economically viable or technically feasible to produce.

Further, SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five (5) years after the date of booking. This requirement may limit HighPeak Energy’s ability to book additional PUDs as it pursues its future drilling programs following the business combination. As a result, HighPeak Energy may be required to write down its PUDs if it does not drill those wells within the required timeframe. If actual reserves prove to be less than current reserve estimates, or if HighPeak Energy is required to write down some of its PUDs, such reductions could have a material adverse effect on HighPeak Energy’s financial condition, results of operations and future cash flows.

Certain factors could require HighPeak Energy to write-down the carrying values of its properties, including commodity prices decreasing to a level such that future undiscounted cash flows from its properties are less than their carrying value.

Accounting rules will require that HighPeak Energy periodically review the carrying value of its properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, HighPeak Energy may be required to write-down the carrying value of its properties. A write-down constitutes a non-cash impairment charge to earnings. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2016 through September 30, 2019, the WTI spot price for oil ranged from a high of $77.41 per Bbl on June 27, 2018, to a low of $26.19 per Bbl on February 11, 2016 and the Henry Hub spot price for natural gas ranged from a high of $6.24 per MMBtu on January 2, 2018 to a low of $1.49 per MMBtu for natural gas in March 2016. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated widely during this period.

Lower commodity prices in the future could result in impairments of HighPeak Energy’s properties, which could have a material adverse effect on results of operations for the periods in which such charges are taken. Following the business combination, HighPeak Energy could experience material write-downs as a result of lower commodity prices or other factors, including low production results or high lease operating expenses, capital expenditures or transportation fees.

Unless HighPeak Energy replaces its reserves with new reserves and develops those new reserves, its reserves and production will decline, which would adversely affect future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless HighPeak Energy conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, proved reserves will decline as those reserves are produced. HighPeak Energy’s future reserves and production, and therefore future cash flows and results of operations, are highly dependent on HighPeak Energy’s success in efficiently developing current reserves and economically finding or acquiring additional recoverable reserves. HighPeak Energy may not be able to develop, find or acquire sufficient additional reserves to replace future production. If HighPeak Energy is unable to replace such production, the value of its reserves will decrease, and its business, financial condition and results of operations would be materially and adversely affected.

Conservation measures and technological advances could reduce or slow the demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil, natural gas and NGL, technological advances improving fuel economy and developments in energy generation and storage devices could reduce or slow the demand for oil, natural gas and NGL. The impact of the changing demand for oil, natural gas and NGL may have a material adverse effect on its business, financial condition, results of operations and cash flows.

HighPeak Energy expects to depend upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit HighPeak Energy’s access to suitable markets for the oil, natural gas and NGL it produces.

HighPeak Energy expects to sell its production to a relatively small number of customers, as is customary in the oil and natural gas business. For the year ended December 31, 2018, there were two (2) purchasers who accounted for approximately an aggregate 81% of the total revenue attributable to the Target Assets, and for the nine months ended September 30, 2019, there were two (2) purchasers who accounted for approximately an aggregate 80% of the total revenue attributable to the Target Assets. No other purchaser accounted for 10% or more of such revenues during such periods. The loss of any such greater than 10% purchaser could adversely affect HighPeak Energy’s revenues in the short term. See the section entitled “Information about the Target Assets—Operations—Marketing and Customers” for additional information. HighPeak Energy expects to depend upon these or other significant purchasers for the sale of most of its oil and natural gas production. HighPeak Energy cannot ensure that it will continue to have ready access to suitable markets for its future oil and natural gas production.

HighPeak Energy’s operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to its business activities.

HighPeak Energy’s operations will be subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, the occupational health and safety aspects of its operations or otherwise relating to the protection of the environment and natural resources. These laws and regulations may impose numerous obligations applicable to HighPeak Energy’s operations, including the acquisition of a permit or other approval before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands, seismically active areas and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from HighPeak Energy’s operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of HighPeak Energy’s operations. In addition, HighPeak Energy may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt its operations and limit growth and revenue.

Certain environmental laws impose strict liability (i.e., no showing of “fault” is required) as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. HighPeak Energy may be required to remediate contaminated properties owned or operated by it or facilities of third parties that received waste generated by operations regardless of whether such contamination resulted from the conduct of others or from consequences of its own actions that were in compliance with all applicable laws at the time those actions were taken. In connection with certain acquisitions, HighPeak Energy could acquire, or be required to provide indemnification against, environmental liabilities that could expose HighPeak Energy to material losses. In certain instances, citizen groups also have the ability to bring legal proceedings against HighPeak Energy if it is not in compliance with environmental laws, or to challenge its ability to receive environmental permits needed to operate. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of its operations. HighPeak Energy’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability.

For example, HighPeak Energy may incur significant costs and liabilities as a result of environmental requirements applicable to the operation of its wells, gathering systems and other facilities. These costs and liabilities could arise under a wide range of federal, state and local environmental laws and regulations, including the following federal laws and their state counterparts, as amended from time to time, among others:

●

the Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various pre-construction, monitoring and reporting requirements and is relied upon by the EPA as authority for adopting climate change regulatory initiatives relating to GHG emissions;

●

the Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants from facilities and sources to federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

●	the Oil Pollution Act (“OPA”), which imposes liabilities for removal costs and damages arising from an oil spill into waters of the United States;

●

the Safe Drinking Water Act (“SDWA”), which ensures the quality of the nations’ public drinking water through adoption of drinking water standards and control over the subsurface injection of fluids into belowground formations;

●	the Resource Conservation and Recovery Act (“RCRA”), which imposes requirements for the generation, treatment, storage, transport, disposal and cleanup of non-hazardous, hazardous and solid wastes;

●

the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which imposes liability on generators, transporters and those who arrange for transportation or disposal of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur, as well as imposes liability on present and certain past owners and operations of sites where hazardous substance releases have occurred or are threatening to occur;

●

the Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating limitations or restrictions or a temporary, seasonal or permanent ban on operations in affected areas; and

●

The Occupational Safety and Health Act (“OSHA”), under which federal Occupational Safety and Health Administration and similar state agencies have promulgated regulations limiting exposures to hazardous substances in the workplace and imposing various worker safety requirements.

Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective actions, the incurrence of capital expenditures, the occurrence of delays in the permitting, development or expansion of projects and the issuance of orders enjoining some or all of HighPeak Energy’s future operations in a particular area. It is not uncommon for neighboring landowners, employees and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes or other materials into the environment. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and more stringent laws and regulations may be adopted in the future.

To the extent HighPeak Energy’s operations are affected by national, regional, local and other laws, and to the extent such laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, HighPeak Energy’s business, prospects, financial condition or results of operations could be materially adversely affected.

HighPeak Energy may incur substantial losses and be subject to substantial liability claims as a result of operations. Additionally, HighPeak Energy may not be insured for, or insurance may be inadequate to protect HighPeak Energy against, these risks.

HighPeak Energy will not be insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect its business, financial condition or results of operations.

HighPeak Energy’s development activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

●

environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, air and shoreline contamination, damage to natural resources or wildlife, or the presence of endangered or threatened species;

●	abnormally pressured formations;

●	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

●	fires, explosions and ruptures of pipelines;

●	personal injuries and death;

●	natural disasters; and

●	terrorist attacks targeting oil and natural gas related facilities and infrastructure.

Any of these events could adversely affect HighPeak Energy’s ability to conduct operations or result in substantial loss as a result of claims for:

●	injury or loss of life;

●	damage to and destruction of property, natural resources and equipment;

●	pollution and other environmental or natural resource damage;

●	regulatory investigations and penalties; and

●	repair and remediation costs.

HighPeak Energy may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on business, financial condition and results of operations.

Properties that HighPeak Energy decides to drill may not yield oil or natural gas in commercially viable quantities.

Properties that HighPeak Energy decides to drill that do not yield oil or natural gas in commercially viable quantities will adversely affect its results of operations and financial condition. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields in the same area will not enable HighPeak Energy to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. HighPeak Energy cannot assure you that the analogies drawn from available data from other wells, more fully explored prospects or producing fields will be applicable to its drilling prospects. Further, HighPeak Energy’s drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

●	unexpected drilling conditions;

●	title issues;

●	pressure or lost circulation in formations;

●	equipment failures or accidents;

●	adverse weather conditions;

●	compliance with environmental and other governmental or contractual requirements; and

●	increases in the cost of, and shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

HighPeak Energy may be unable to make additional attractive acquisitions following the business combination or successfully integrate acquired businesses with the Target Assets, and any inability to do so may disrupt its business and hinder its ability to grow.

Following the business combination, there is no guarantee HighPeak Energy will be able to identify attractive acquisition opportunities that complement the Target Assets or expand its business. In the event it is able to identify attractive acquisition opportunities, HighPeak Energy may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause HighPeak Energy to refrain from, completing acquisitions.

The success of completed acquisitions will depend on HighPeak Energy’s ability to integrate effectively the acquired business into its then-existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of its managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that it will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. HighPeak Energy’s failure to achieve consolidation savings, to integrate the acquired businesses and assets into its then-existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on its financial condition and results of operations.

In addition, the agreements that will govern HighPeak Energy’s indebtedness will impose certain limitations on its ability to enter into mergers or combination transactions and to incur certain indebtedness, which could indirectly limit its ability to acquire assets and businesses.

Certain of the properties within the Target Assets are subject to land use restrictions, which could limit the manner in which HighPeak Energy conducts business.

Certain of the properties within the Target Assets are subject to land use restrictions, which could limit the manner in which HighPeak Energy conducts business. Such restrictions could affect, among other things, access to and the permissible uses of facilities as well as the manner in which HighPeak Energy produces oil and natural gas and may restrict or prohibit drilling in general. The costs incurred to comply with such restrictions may be significant, and HighPeak Energy may experience delays or curtailment in the pursuit of development activities and perhaps even be precluded from the drilling of wells.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel, frac crews and oilfield services could adversely affect HighPeak Energy’s ability to execute its development plans within its budget and on a timely basis.

The demand for drilling rigs, pipe and other equipment and supplies, as well as for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry, can fluctuate significantly, often in correlation with oil, natural gas and NGL prices, causing periodic shortages of equipment, supplies and needed personnel. HighPeak Energy’s operations will be concentrated in areas in which oilfield activity levels have increased rapidly, and as a result, demand for drilling rigs, equipment, supplies and personnel may increase the costs for these services. Access to transportation, processing and refining facilities in these areas may become constrained resulting in higher costs and reduced access for those items. Historically, oil, natural gas and NGL prices have been volatile. For example, during the period from January 1, 2016 through September 30, 2019, the WTI spot price for oil ranged from a high of $77.41 per Bbl on June 27, 2018, to a low of $26.19 per Bbl on February 11, 2016 and the Henry Hub spot price for natural gas has ranged from a high of $6.24 per MMBtu on January 2, 2018 to a low of $1.49 per MMBtu for natural gas in March 2016. To the extent that commodity prices improve in the future, the demand for and prices of these goods and services are likely to increase and HighPeak Energy could encounter delays in or an inability to secure the personnel, equipment, power, services, resources and facilities access necessary for it to resume or increase HighPeak Energy’s development activities, which could result in production volumes being below its forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on cash flow and profitability. Furthermore, if it is unable to secure a sufficient number of drilling rigs at reasonable costs, HighPeak Energy may not be able to drill all of its acreage before its leases expire.

HighPeak Energy could experience periods of higher costs if commodity prices rise. These increases could reduce profitability, cash flow and ability to complete development activities as planned.

Historically, capital and operating costs have risen during periods of increasing oil, natural gas and NGL prices. These cost increases have resulted from a variety of factors that HighPeak Energy will be unable to control, such as increases in the cost of electricity, steel and other raw materials; increased demand for labor, services and materials as drilling activity increases; and increased taxes. Decreased levels of drilling activity in the oil and natural gas industry in recent periods have led to declining costs of some drilling equipment, materials and supplies. However, such costs may rise faster than increases in HighPeak Energy’s revenue if commodity prices rise, thereby negatively impacting its profitability, cash flow and ability to complete development activities as scheduled and on budget. This impact may be magnified to the extent that HighPeak Energy’s ability to participate in the commodity price increases is limited by its derivative activities, if any.

HighPeak Energy may be involved in legal proceedings that could result in substantial liabilities.

Like many oil and gas companies, HighPeak Energy expects to be involved from time to time in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of its business. Such proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on HighPeak Energy because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in its business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient, and judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Should our operators fail to comply with all applicable regulatory agency administered statutes, rules, regulations and orders, our operators could be subject to substantial penalties and fines.

Under the Energy Policy Act of 2005, the Federal Energy Regulatory Commission (the “FERC”) has civil penalty authority under the Natural Gas Act of 1938 to impose penalties for current violations of up to $1,269,500 per day for each violation (annually adjusted for inflation) and disgorgement of profits associated with any violation. While our operators’ operations have not been regulated by the FERC as a natural gas company under this law, the FERC has adopted regulations that may subject certain of our operators’ otherwise non-FERC jurisdictional facilities to the FERC annual reporting requirements. Our operators also must comply with the anti-market manipulation rules enforced by the FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Additionally, the FTC has regulations intended to prohibit market manipulation in the petroleum industry with authority to fine violators of the regulations civil penalties of up to $1,210,340 per day (annually adjusted for inflation) and the Commodity Futures Trading Commission (the “CFTC”) prohibits market manipulation in the markets regulated by the CFTC, including similar anti-manipulation authority with respect to crude oil swaps and futures contracts as that granted to the CFTC with respect to crude oil purchases and sales. The CFTC rules subject violators to a civil penalty of up to the greater of $1,191,842 per day (annually adjusted for inflation) or triple the monetary gain to the person for each violation. Failure to comply with those regulations in the future could subject our operators to civil penalty liability, as described in “Information About the Target Assets—Regulation of the Oil and Natural Gas Industry.”

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas produced by HighPeak Energy, while potential physical effects of climate change could disrupt production and cause it to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the CAA that, among other things, establish PSD, construction and Title V operating permit reviews for certain large stationary sources.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, adopted rules under authority of the CAA that, among other things, establish PSD construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions. Under these regulations, facilities required to obtain PSD permits must meet “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the U.S., including, among others, onshore and offshore production facilities, which include certain of our operators’ operations. The EPA has expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells.

Federal agencies also have begun directly regulating emissions of methane from oil and natural gas operations. For example, in June 2016, the EPA published NSPS, known as Subpart OOOOa, that requires certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these gas and volatile organic compound emissions. Following the change in presidential administration, there have been attempts to modify these regulations, and litigation concerning the regulations is ongoing. As a result, HighPeak Energy cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. Several states have also adopted rules to control and minimize methane emissions from the production of oil and natural gas, and others have considered or may consider doing so in the future.

At the international level, in December 2015, the United States and 194 other participating countries adopted the Paris Agreement, which calls for each participating country to establish their own nationally determined standards for reducing carbon output. However, in August 2017 the United States notified the United Nations that it would be withdrawing from the Paris Agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or separately negotiated agreement are unclear at this time. Various state and local governments have publicly committed to furthering the goals of the Paris Agreement.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions for our operators, and could have a material adverse effect on our business, financial condition and results of operations. Moreover, recent activism directed at shifting funds away from companies that produce fossil-fuels could result in limitations or restrictions on certain sources of funding for the energy sector. Ultimately, this could make it more difficult for operators to secure funding for exploration and production activities. Additionally, activist shareholders have introduced proposals that may seek to force companies to adopt aggressive emission reduction targets or restrict more carbon-intensive activities. While HighPeak Energy cannot predict the outcomes of such proposals, they could make it more difficult for operators to engage in exploration and production activities. Finally, many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on HighPeak Energy’s operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect HighPeak Energy’s production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. HighPeak Energy expects to regularly use hydraulic fracturing as part of HighPeak Energy’s operations. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but certain federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. Congress has, from time to time, considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. It is unclear how any additional federal regulation of hydraulic fracturing activities may affect HighPeak Energy’s operations, but such additional federal regulation could have an adverse effect on its business, financial condition and results of operations.

In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water under certain circumstances.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014.

Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where HighPeak Energy will operate, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

Legislation or regulatory initiatives intended to address seismic activity could restrict HighPeak Energy’s drilling and production activities, as well as HighPeak Energy’s ability to dispose of produced water gathered from such activities, which could have a material adverse effect on its future business.

State and federal regulatory agencies have recently focused on a possible connection between the hydraulic fracturing related activities, particularly the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In addition, a number of lawsuits have been filed in other states, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess the relationship between seismicity and the use of such wells. For example, in October 2014, the Railroad Commission published a new rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Railroad Commission has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in.

HighPeak Energy will likely dispose of large volumes of produced water gathered from its drilling and production operations by injecting it into wells pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits will be issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations that restrict HighPeak Energy’s ability to use hydraulic fracturing or dispose of produced water gathered from its drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring HighPeak Energy to shut down disposal wells, could have a material adverse effect on its business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, which will make it more difficult for HighPeak Energy to acquire properties, market oil or natural gas and secure trained personnel.

HighPeak Energy’s ability to acquire additional prospects and to find and develop reserves in the future will depend on its ability to evaluate and select suitable properties for acquisitions and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many other oil and natural gas companies possess and employ greater financial, technical and personnel resources than HighPeak Energy. Those companies may be able to pay more for productive properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than HighPeak Energy’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than HighPeak Energy will be able to offer. The cost to attract and retain qualified personnel has historically continually increased due to competition and may increase substantially in the future. HighPeak Energy may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on its business.

The loss of senior management or technical personnel could adversely affect operations.

HighPeak Energy will depend on the services of its senior management and technical personnel. HighPeak Energy does not plan to obtain any insurance against the loss of any of these individuals. The loss of the services of its senior management could have a material adverse effect on its business, financial condition and results of operations.

Increases in interest rates could adversely affect HighPeak Energy’s business.

HighPeak Energy will require continued access to capital and its business and operating results could be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. HighPeak Energy expects to use debt financing, which may include borrowings under the RBL Facility, to finance a portion of its future growth, and these changes could cause its cost of doing business to increase, limit its ability to pursue acquisition opportunities, reduce cash flow used for drilling and place HighPeak Energy at a competitive disadvantage. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting its ability to finance its operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect its ability to achieve its planned growth and operating results.

HighPeak Energy’s anticipated use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of its drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. As a result, HighPeak Energy’s drilling activities may not be successful or economical. In addition, the use of advanced technologies, such as 3-D seismic data, requires greater pre-drilling expenditures than traditional drilling strategies, and it could incur losses as a result of such expenditures.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect HighPeak Energy’s ability to conduct drilling activities in areas where it operates.

Oil and natural gas operations in HighPeak Energy’s operating areas may be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Such restrictions may limit HighPeak Energy’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay HighPeak Energy’s operations or materially increase its operating and capital costs. Permanent restrictions imposed to protect threatened or endangered species or their habitat could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where HighPeak Energy operates as threatened or endangered could cause it to incur increased costs arising from species protection measures or could result in limitations on its activities that could have a material and adverse impact on its ability to develop and produce reserves. For example, recently, there have been renewed calls to review protections currently in place for the Dunes Sagebrush Lizard, whose habitat includes portions of the Permian Basin, and to reconsider listing the species under the ESA. If this species or others are listed, the U.S. Fish and Wildlife Service (“FWS”) and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state and private lands. To the extent species are listed under the ESA or similar state laws, or previously unprotected species are designated as threatened or endangered in areas where our properties are located, operations on those properties could incur increased costs arising from species protection measures and face delays or limitations with respect to production activities thereon.

HighPeak Energy may not be able to keep pace with technological developments in its industry.

The oil and natural gas industry is characterized by rapid and significant technological advancement and the introduction of new products and services using new technologies. As others use or develop new technologies, HighPeak Energy may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before HighPeak Energy can. HighPeak Energy may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies it expects to use were to become obsolete, HighPeak Energy’s business, financial condition or results of operations could be materially and adversely affected.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm HighPeak Energy’s business may occur and not be detected.

HighPeak Energy’s management does not expect that HighPeak Energy’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in HighPeak Energy have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

HighPeak Energy’s business could be adversely affected by security threats, including cyber-security threats, and related disruptions.

HighPeak Energy will rely heavily on its information systems, and the availability and integrity of these systems will be essential to conducting HighPeak Energy’s business and operations. As a producer of natural gas and oil, HighPeak Energy will face various security threats, including cyber-security threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable, and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, refineries and pipelines. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

HighPeak Energy’s implementation of various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows.

Risks Related to HighPeak Energy and the Business Combination

Following the consummation of the business combination, HighPeak Energy’s only significant asset will be its ownership of 100% of the HighPeak Contributed Entities, including the Grenadier Assets and any cash on HighPeak Energy’s balance sheet at Closing, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable HighPeak Energy to pay any dividends on its common stock or satisfy its other financial obligations.

Following the consummation of the business combination, HighPeak Energy will have no direct operations and no significant assets other than the direct or indirect ownership of 100% of the HighPeak Contributed Entities, which will include ownership of the Grenadier Assets and any cash on HighPeak Energy’s balance sheets at Closing. Unless waived by the parties to the HPK Business Combination Agreement, it is a condition to closing under the HPK Business Combination Agreement that HighPeak Energy shall have not less than $275 million of Available Liquidity, which amount is measured at Closing and includes amounts available for borrowing under any debt facility, including our anticipated RBL Facility. There is no certainty that we will have cash on hand at Closing or Available Liquidity above the $275 million required as a condition to close. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination— Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.” HighPeak Energy will depend on the HighPeak Contributed Entities for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to potentially pay any dividends with respect to HighPeak Energy common stock. The earnings from, or other available assets of, the HighPeak Contributed Entities may not be sufficient to pay dividends or make distributions or loans to enable HighPeak Energy to pay any dividends on its common stock or satisfy its other financial obligations.

Because HighPeak Energy has a limited operating history and has generated no revenues and operating cash flows, it may be difficult to evaluate its ability to successfully implement its business strategy.

Because of HighPeak Energy’s limited operating history, the operating performance of its future assets and business strategy are not yet proven. As a result, it may be difficult to evaluate HighPeak Energy’s business and results of operations to date and to assess its future prospects.

In addition, HighPeak Energy may encounter risks and difficulties experienced by companies whose performance is dependent upon newly acquired assets, such as failing to operate the Target Assets as expected, higher than expected operating costs, equipment breakdown or failures and operational errors. As a result of the foregoing, HighPeak Energy may be less successful in achieving a consistent operating level capable of generating cash flows from operations as compared to a company that has had a longer operating history. In addition, HighPeak Energy may be less equipped to identify and address operating risks and hazards in the conduct of its business than those companies that have had longer operating histories.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Pure’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of Pure’s securities prior to the Closing may decline. The market values of Pure’s securities at the time of the business combination may vary significantly from their prices on the dates the Business Combination Agreements were executed, the date of this proxy statement/prospectus, or the date on which Pure’s stockholders vote on the business combination. Any related delay in the consummation of the business combination may expose stockholders to additional risk that the market values of our securities may decline.

In addition, following the business combination, fluctuations in the price of HighPeak Energy’s securities could contribute to the loss of all or part of your investment. Accordingly, the valuation ascribed to Pure’s Class A Common Stock in the business combination may not be indicative of the price of HighPeak Energy common stock that will prevail in the trading market following the business combination. If an active market for HighPeak Energy’s securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond HighPeak Energy’s control. Any of the factors listed below could have a material adverse effect on your investment in HighPeak Energy’s securities and HighPeak Energy’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of HighPeak Energy’s securities may not recover and may experience a further decline.

Factors affecting the trading price of HighPeak Energy’s securities following the business combination may include:

●	actual or anticipated fluctuations in HighPeak Energy’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about HighPeak Energy’s operating results;

●	success of HighPeak Energy’s competitors;

●	HighPeak Energy’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning HighPeak Energy or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to HighPeak Energy;

●	changes in laws and regulations affecting HighPeak Energy’s business;

●	commencement of, or involvement in, litigation involving HighPeak Energy;

●	changes in HighPeak Energy’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of HighPeak Energy common stock available for public sale;

●	any major change in the HighPeak Energy Board or management;

●

sales of substantial amounts of HighPeak Energy common stock by the HighPeak Group, HighPeak Energy’s directors, executive officers or significant stockholders, or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of HighPeak Energy’s securities irrespective of HighPeak Energy’s operating performance. The stock market in general and the Nasdaq and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of HighPeak Energy’s securities, may not be predictable. A loss of investor confidence in the market for energy stocks or the stocks of other companies which investors perceive to be similar to HighPeak Energy following the business combination could depress HighPeak Energy’s stock price regardless of HighPeak Energy’s business, prospects, financial conditions or results of operations. A decline in the market price of HighPeak Energy’s securities also could adversely affect HighPeak Energy’s ability to issue additional securities and HighPeak Energy’s ability to obtain additional financing in the future.

HighPeak Energy will incur significant transaction costs in connection with the business combination.

HighPeak Energy has and expects to incur significant, non-recurring costs in connection with consummating the business combination. HighPeak Energy’s transaction expenses as a result of the business combination are currently estimated at approximately $40 million, including $10.9 million to the underwriters of Pure’s IPO pursuant to the Business Combination Marketing Agreement, as amended.

Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.

HighPeak Energy will rely on the availability of capital to develop its oil and gas assets. The availability of capital following the closing of the business combination could vary significantly due to a variety of factors, some of which are beyond HighPeak Energy’s control, including, but not limited to:

●	the level of redemptions by public stockholders;

●	the amount of cash at HPK immediately prior to the HPK Closing;

●	the ability of HighPeak Energy to sign and close the PIPE Investment on the terms currently contemplated or at all;

●	the final cash portion of the Grenadier purchase price; and

●	the level of expenses incurred in connection with the business combination

Unless waived by the parties to the HPK Business Combination Agreement, it is a condition to closing under the HPK Business Combination Agreement that HighPeak Energy shall have not less than $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), which amount is measured at Closing and includes amounts available for borrowing under any debt facility, including our anticipated RBL Facility. As a result, the business combination could still close if there were, among other things, redemptions by public stockholders, failure to successfully close the PIPE Investment, significantly lower cash contributed through HPK than assumed in this proxy statement/prospectus or a combination of those factors, each of which could have a significant impact on the liquidity of HighPeak Energy and the amount of debt it will incur to fund its drilling activities in 2020 and beyond. If liquidity is significantly lower than expected at the closing of the business combination and commodity prices were also significantly lower than expected in the forecasted projections and HighPeak Energy is unable to secure alternative sources of financing to fund drilling activities, then HighPeak Energy may not be able to meet its production projections.

Financial projections with respect to the post-business combination company may not prove to be reflective of actual future results.

In connection with the business combination, the Pure Board considered, among other things, internal financial forecasts for the post-business combination company. They speak only as of the date made and will not be updated. These financial projections are subject to significant economic, competitive, industry and other uncertainties, including availability of capital as discussed in the risk factor above, and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on HighPeak Energy’s share price and financial position following the business combination.

The unaudited pro forma condensed combined consolidated financial information included in this proxy statement/prospectus may not be indicative of what HighPeak Energy’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined consolidated financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what HighPeak Energy’s actual financial position or results of operations would have been had the business combination been completed on the date or dates indicated. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy.”

HighPeak Energy will be a “controlled company” within the meaning of the NYSE Listing Rules following the business combination and, as a result, will qualify for exemptions from certain corporate governance requirements. As a result, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of the business combination, Pure’s Sponsor, together with its affiliates, will collectively own a majority of HighPeak Energy’s outstanding voting stock. Following the completion of the business combination, HighPeak Energy will be a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

●	a majority of the board of directors consist of independent directors;

●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to HighPeak Energy as long as it remains a controlled company. Following the business combination, HighPeak Energy intends to utilize these exemptions. These requirements will not apply to us as long as HighPeak Energy remains a controlled company.

The HighPeak Group will have significant influence over HighPeak Energy after completion of the business combination.

Upon completion of the business combination, the HighPeak Group will beneficially own voting common stock representing approximately 60% of HighPeak Energy’s outstanding voting power (assuming no redemptions of public shares by HighPeak Energy’s public stockholders). As long as the HighPeak Group owns or controls a significant percentage of HighPeak Energy’s outstanding voting power, subject to the terms of the Stockholders’ Agreement, they will have the ability to influence certain corporate actions requiring stockholder approval. Under the Stockholders’ Agreement, the HighPeak Group will be entitled to nominate a specified number of directors for appointment to the Pure Board so long as the HighPeak Group meets certain ownership criteria outlined in the Stockholders’ Agreement. For more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders’ Agreement.” The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex E.

Subsequent to the consummation of the business combination, HighPeak Energy may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on HighPeak Energy’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although HighPeak Energy has conducted due diligence on the Target Assets, HighPeak Energy cannot assure you that this diligence revealed all material issues that may be present in the businesses of the Target Assets, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HighPeak Energy’s control will not later arise. As a result, HighPeak Energy may be forced to later write-down or write-off assets, restructure HighPeak Energy’s operations, or incur impairment or other charges that could result in losses. Even if HighPeak Energy’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HighPeak Energy’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on HighPeak Energy’s liquidity, the fact that HighPeak Energy reports charges of this nature could contribute to negative market perceptions about it following the completion of the business combination or HighPeak Energy’s securities. In addition, charges of this nature may cause HighPeak Energy to be unable to obtain future financing on favorable terms or at all.

Sponsor, Pure’s officers and directors have agreed to vote in favor of the Business Combination Proposal, regardless of how Pure’s public stockholders vote.

Each of Sponsor, Pure’s officers and its directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, Sponsor, Pure’s officers and its directors own a total of shares equal to approximately 21.5% of Pure’s issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination Proposal than would be the case if Pure’s Sponsor, officers and directors agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in accordance with the majority of the votes of Pure’s public stockholders.

Sponsor, certain members of the Pure Board and Pure’s officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement/prospectus.

When considering the Pure Board’s recommendation that Pure’s stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals, Pure’s stockholders should be aware that Pure’s Sponsor, certain members of the Pure Board and Pure’s officers have interests in the business combination that may be different from, or in addition to, the interests of Pure’s stockholders. These different interests are described in the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.” Further, HPK is Pure’s affiliate as it is controlled by the HighPeak Funds. The Pure Special Committee has reviewed the Business Combination Agreements and the transactions contemplated thereby, and has recommended to the Pure Board that it approve the transactions related to the business combination.

HighPeak Energy may be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on Pure and the Target Assets. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with HPK to defer entering into contracts or making other decisions or seek to change existing business relationships.

Pure or HighPeak Energy may waive one or more of the conditions to the business combination.

Pure or HighPeak Energy may agree to waive, in whole or in part, one or more of the conditions to their obligations to complete the business combination, to the extent permitted by their organizational documents and applicable laws. For example, it is a condition to Pure and HighPeak Energy’s obligations to close the business combination that there be no breach by the HPK Contributors of their representations and warranties under the HPK Business Combination Agreement as of the Closing Date, subject to the materiality standards contained therein. However, if the Pure Board (subject to the approval and consent of the Pure Special Committee) and HighPeak Energy Board determine that any such breach is not material to each party’s respective business, then they may elect to waive that condition and close the business combination. Pure is not able to waive the condition that Pure’s stockholders approve the business combination.

If Pure is unable to complete an Initial Business Combination on or prior to February 21, 2020, Pure’s public stockholders may receive only approximately $10 per share on the liquidation of its Trust Account (or less than $10 per share in certain circumstances where a third party brings a claim against Pure that Sponsor is unable to indemnify), the exercise period of Pure’s warrants will terminate and Pure’s warrants will expire worthless.

If Pure is unable to complete an Initial Business Combination on or prior to February 21, 2020, Pure’s public stockholders may receive only approximately $10 per share on the liquidation of its Trust Account (or less than $10 per share in certain circumstances where a third party brings a claim against Pure that Sponsor is unable to indemnify (as described below)), the exercise period of Pure’s warrants will terminate and Pure’s warrants will expire worthless. Further, Pure is relying on Sponsor to fulfill its obligations with respect to the Sponsor Loans. Pure cannot guarantee that Pure’s stockholders will receive the benefit of any of the Sponsor Loans that Sponsor has agreed to make or to cause to be made.

If third parties bring claims against Pure, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10 per share and the amount of the Sponsor Extension Loans.

Pure’s placing of funds in the Trust Account may not protect those funds from third-party claims against Pure. Although Pure will seek to have all third parties, service providers (other than Pure’s independent auditors), prospective target businesses or other entities with which Pure does business execute agreements with Pure waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Pure’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Pure’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Pure’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Pure than any alternative.

Examples of possible instances where Pure may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pure and will not seek recourse against the Trust Account for any reason. Upon redemption of Pure’s public shares, if Pure is unable to complete the business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, Pure will be required to provide for payment of claims of creditors that were not waived that may be brought against Pure within the ten (10) years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10 per share initially held in the Trust Account, due to claims of such creditors.

Sponsor has agreed that it will be liable to Pure if and to the extent any claims by a third party (other than Pure’s independent auditors) for services rendered or products sold to Pure, or a prospective target business with which Pure has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund Pure’s administrative expenses, subject to a monthly limit of $10,000, and/or to pay Pure’s taxes except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Pure’s indemnity of the underwriters of Pure’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Pure’s Sponsor will not be responsible to the extent of any liability for such third-party claims. Pure has not independently verified whether Pure’s Sponsor has sufficient funds to satisfy its indemnity obligations and believe that Sponsor’s only assets are securities of Pure’s company. Sponsor may not have sufficient funds available to satisfy those obligations. Pure has not asked Sponsor to reserve for such obligations and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Pure’s Initial Business Combination and redemptions could be reduced to less than $10 per public share. In such event, Pure may not be able to complete Pure’s Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Pure’s officers or directors will indemnify Pure for claims by third parties including, without limitation, claims by third parties and prospective target businesses.

Pure’s directors may decide not to enforce the indemnification obligations of Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Pure’s public stockholders.

In the event that the proceeds in the Trust Account are reduced below $10 per public share and Sponsor asserts it is unable to satisfy its obligations or it has no indemnification obligations related to a particular claim, Pure’s independent directors would determine whether to take legal action against Pure’s Sponsor to enforce such indemnification obligations. It is possible Pure’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Pure’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pure’s public stockholders may be reduced below $10 per share.

While Pure currently expects that Pure’s independent directors would take legal action on Pure’s behalf against Sponsor to enforce its indemnification obligations to Pure, it is possible that Pure’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Pure’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pure’s public stockholders may be reduced below $10 per share. If, after Pure distributes the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Pure Board may be viewed as having breached their fiduciary duties to Pure’s creditors, thereby exposing the members of the Pure Board and Pure to claims of punitive damages.

If, after Pure distributes the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pure’s stockholders. In addition, the Pure Board may be viewed as having breached its fiduciary duty to Pure’s creditors and/or having acted in bad faith, thereby exposing itself and Pure to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Pure’s stockholders and the per-share amount that would otherwise be received by Pure’s stockholders in connection with Pure’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Pure’s public stockholders, Pure files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pure that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pure’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pure’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Pure’s stockholders in connection with Pure’s liquidation may be reduced.

Even if Pure consummates the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for Pure’s warrants is $11.50 per share of Class A Common Stock, subject to certain adjustments. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

The terms of the warrants may be amended in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants.

The public warrants were issued in registered form under the warrant agreement. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct or supplement any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any other change or modification, including any amendment that adversely affects the interests of the registered holders of public warrants. Accordingly, Pure or, after the business combination HighPeak Energy, may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although Pure’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Pure Common Stock purchasable upon exercise of a warrant.

HighPeak Energy may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

HighPeak Energy has the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of HighPeak Energy common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending on the third (3rd) trading day prior to the date HighPeak Energy sends the notice of such redemption to the warrant holders. If and when the warrants become redeemable by HighPeak Energy, HighPeak Energy may exercise its redemption right even if HighPeak Energy is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by HighPeak Energy so long as they are held by Sponsor or its permitted transferees.

Warrants will become exercisable for HighPeak Energy common stock and HighPeak Energy is implementing an LTIP pursuant to which it intends to issue a significant number of stock options, each of which could increase the number of shares eligible for future resale in the public market and result in dilution to stockholders.

Pure issued warrants to purchase 20,700,000 shares of Class A Common Stock as part of the units offered in Pure’s IPO. Pure also issued 10,280,000 private placement warrants to purchase Class A Common Stock to Sponsor in a private placement that occurred simultaneously with the consummation of Pure’s IPO. Sponsor and Pure’s independent directors currently own a total of 10,350,000 founder shares (760,000 of which will be forfeited pursuant to the terms of the Sponsor Support Agreement), which are convertible into shares of Class A Common Stock on a one-for-one basis. Pure may also issue additional private placement warrants to Sponsor, officers or directors in payment of working capital loans made to Pure. As a result of the business combination, and pursuant to the warrant agreement, Pure’s warrants will become warrants of HighPeak Energy exercisable for shares of HighPeak Energy common stock on the terms set forth therein. In addition, HighPeak Energy may issue up to 5,000,000 forward purchase warrants to purchase HighPeak Energy common stock at the closing of the Initial Business Combination pursuant to the Forward Purchase Agreement, and intends to issue 2,500,000 private placement warrants to Grenadier as consideration under the Grenadier Contribution Agreement. To the extent HighPeak Energy issues shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares of common stock upon exercise of these warrants could make Pure a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of Class A Common Stock or HighPeak Energy common stock, as applicable, and reduce the value of the shares issued to complete the business combination. Accordingly, the public warrants and private placement warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants or private placement warrants could have an adverse effect on the market price for HighPeak Energy’s securities or on its ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

In addition, in order to attract and retain key management personnel and non-employee directors, HighPeak Energy is implementing the LTIP, pursuant to which a number of shares of common stock equal to 13% of the total outstanding shares of common stock on the effective date of the LTIP (the “Share Pool”) will be reserved and available for delivery with respect to Stock Awards (which may only be granted to non-employee directors) and stock options. In addition, pursuant to the terms of the LTIP, at the beginning of each year, the Share Pool will automatically be increased by (i) the number of shares of common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year, including any shares issued upon the exercise of the warrants. As a result, HighPeak Energy could issue significant number of stock options under the LTIP, including additional shares added to the LTIP upon the exercise of the warrants, and currently HighPeak Energy intends to issue a significant number of stock options in connection with the closing of the business combination, which could further dilute your holdings.

A significant portion of HighPeak Energy’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of HighPeak Energy common stock to drop significantly, even if HighPeak Energy’s business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time. Further, in connection with the PIPE Investment, HighPeak Energy plans to agree to issue up to 20,000,000 shares of HighPeak Energy common stock to the PIPE Investors. After the business combination (and assuming no redemptions of public shares by Pure’s public stockholders), the HighPeak Group will own approximately 67% of HighPeak Energy common stock, although pursuant to the Stockholders’ Agreement the HighPeak Group will agree not to sell such shares before the sixth month anniversary of the Closing. Sales after such restricted period, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of HighPeak Energy common stock.

In connection with the Closing, HighPeak Energy will enter into the Registration Rights Agreement with the Holders, which includes, Grenadier, Sponsor, HPEP II, HPEP III, Jack Hightower and each of their respective affiliates and any transferees thereof that execute joinders to the Registration Rights Agreement, and Pure’s three independent directors, Sylvia K. Barnes, M. Gregory Colvin and Jared S. Sturdivant. For more information about the Registration Rights Agreement see the section entitled, “Proposal No. 1—The Business Combination Proposal—Related Agreements—Registration Rights Agreement”.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about HighPeak Energy, HighPeak Energy’s business, or HighPeak Energy’s market, or if they change their recommendations regarding HighPeak Energy common stock adversely, the price and trading volume of HighPeak Energy common stock could decline.

The trading market for HighPeak Energy common stock will be influenced by the research and reports that industry or securities analysts may publish about HighPeak Energy, HighPeak Energy’s business, HighPeak Energy’s market, or HighPeak Energy’s competitors. If any of the analysts who may cover HighPeak Energy following the business combination change their recommendation regarding HighPeak Energy common stock adversely, or provide more favorable relative recommendations about its competitors, the price of HighPeak Energy common stock would likely decline. If any analyst who may cover HighPeak Energy following the business combination were to cease their coverage or fail to regularly publish reports on HighPeak Energy, HighPeak Energy could lose visibility in the financial markets, which could cause HighPeak Energy’s stock price or trading volume to decline.

The A&R Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

The A&R Charter, like Pure’s existing Charter, will provide that, unless HighPeak Energy consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law and subject applicable jurisdictional requirements, be the sole and exclusive forum for (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of HighPeak Energy to HighPeak Energy or its stockholders, (iii) any action asserting a claim against HighPeak Energy, its directors, officers or employees arising pursuant to any provision of the DGCL, the A&R Charter or HighPeak Energy’s bylaws or (iv) any action asserting a claim against HighPeak Energy, its directors, officers or employees that is governed by the internal affairs doctrine, in each case except for such claims as to which (a) the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (b) exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or (c) the Court of Chancery does not have subject matter jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. However, Section 22 of the Securities Act provides for concurrent federal and state court jurisdiction over actions under the Securities Act and the rules and regulations thereunder, subject to a limited exception for certain “covered class actions” as defined in Section 16 of the Securities Act and interpreted by the courts. Accordingly, we believe that the exclusive forum provision would apply to actions arising under the Securities Act or the rules and regulations thereunder, except to the extent a particular action fell within the exception for covered class actions or one of the exceptions in the A&R Charter described above otherwise applied to such action, which could occur if, for example, the action also involved claims under the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of HighPeak Energy’s capital stock will be deemed to have notice of, and consented to, the provisions of our A&R Charter described in the preceding paragraph. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with HighPeak Energy or its directors, officers or other employees, which may discourage such lawsuits against HighPeak Energy and such persons. Additionally, a court could determine that the exclusive forum provision is unenforceable. If a court were to find these provisions of the A&R Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, HighPeak Energy may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Pure’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares from public stockholders prior to the consummation of the business combination, which may influence the vote on the proposed business combination and reduce the public “float” of Pure’s Class A Common Stock.

Pure’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Pure’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Pure’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination, or to satisfy a closing condition in an agreement related to the business combination that requires Pure to have a minimum net worth or a certain amount of cash at the closing of the business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the business combination that may not otherwise have been possible. Furthermore, purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that such proposals have to be approved.

In addition, if such purchases are made, the public “float” of Pure’s Class A Common Stock and the number of beneficial holders of Pure’s securities may be reduced, possibly affecting the market price of Pure’s Class A Common Stock and making it difficult to maintain or obtain the quotation, listing or trading of Pure’s securities on a national securities exchange. Furthermore, if the market does not view the business combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Pure’s securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Pure’s business, investments and results of operations.

Pure is, and if the business combination is effected HighPeak Energy will be, subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq and/or NYSE. In particular, Pure is, and HighPeak Energy will be, required to comply with certain SEC, Nasdaq and/or NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Pure’s or HighPeak Energy’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on Pure’s or HighPeak Energy’s business and results of operations.

There can be no assurance that HighPeak Energy common stock that will be issued in connection with the business combination will be approved for listing on the NYSE following the Closing, or that HighPeak Energy will be able to comply with the continued listing standards of the NYSE.

HighPeak Energy expects to apply to list the shares of its common stock and warrants on the NYSE upon the consummation of the business combination. HighPeak Energy’s continued eligibility for listing may depend on the number of shares of Class A Common Stock that are redeemed. If, after the business combination, the NYSE delists the HighPeak Energy common stock from trading on its exchange for failure to meet the listing standards, HighPeak Energy and its stockholders could face significant material adverse consequences:

●	a limited availability of market quotations for HighPeak Energy’s securities;

●	reduced liquidity for HighPeak Energy’s securities;

●

a determination that HighPeak Energy common stock is a “penny stock,” which will require brokers trading in HighPeak Energy common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for HighPeak Energy’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because HighPeak Energy’s common stock and warrants will be listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of HighPeak Energy’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if HighPeak Energy were no longer listed on the NYSE, its securities would not be covered securities and HighPeak Energy would be subject to regulation in each state in which HighPeak Energy offers its securities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of HighPeak Energy’s income or other tax returns could adversely affect HighPeak Energy’s financial condition and results of operations.

HighPeak Energy will be subject to tax by U.S. federal, state, and local tax authorities. HighPeak Energy’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of HighPeak Energy’s deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings; or

●	changes in tax laws, regulations or interpretations thereof.

In addition, HighPeak Energy may be subject to audits of its income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on HighPeak Energy’s financial condition and results of operations.

Pure is, and HighPeak Energy will be, an emerging growth company within the meaning of the Securities Act, and if HighPeak Energy takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make HighPeak Energy’s securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

Pure is, and HighPeak Energy will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and HighPeak Energy may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in HighPeak Energy’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, HighPeak Energy’s stockholders may not have access to certain information they may deem important. HighPeak Energy could be an emerging growth company for up to five (5) years, although circumstances could cause HighPeak Energy to lose that status earlier, including if the market value of HighPeak Energy’s equity held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case HighPeak Energy would no longer be an emerging growth company as of the following December 31. HighPeak Energy cannot predict whether investors will find its securities less attractive because HighPeak Energy will rely on these exemptions. If some investors find HighPeak Energy’s securities less attractive as a result of HighPeak Energy’s reliance on these exemptions, the trading prices of HighPeak Energy’s securities may be lower than they otherwise would be, there may be a less active trading market for HighPeak Energy’s securities and the trading prices of HighPeak Energy’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. HighPeak Energy has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of HighPeak Energy’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

The business combination may be a taxable event for holders of Pure’s warrants.

It is expected that the business combination will be a tax-deferred transaction to a holder of Pure Common Stock that does not exercise its redemption rights. However, this result is dependent upon meeting certain requirements. In addition, although the matter is not free from doubt, a holder of Pure warrants may recognize gain with respect to its Pure warrants as a result of the business combination. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Non-U.S. Holders may be subject to U.S. income tax and withholding tax with respect to gain on disposition of their HighPeak Energy common stock and warrants.

HighPeak Energy believes it will be a U.S. real property holding corporation following the business combination. As a result, after the business combination is effected, Non-U.S. Holders (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of HighPeak Energy common stock or HighPeak Energy warrants during a specified time period may be subject to U.S. federal income tax and withholding on a sale, exchange, or other disposition of such HighPeak Energy common stock or HighPeak Energy warrants, and may be required to file a U.S. federal income tax return. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Risks Related to the Redemption

Pure does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Pure to complete an Initial Business Combination with which a substantial majority of Pure’s stockholders do not retain their investment in Pure.

Pure’s Charter does not provide a specified maximum redemption threshold, except that in no event will Pure redeem its public shares in an amount that would cause Pure’s net tangible assets to be less than $5,000,001 (such that Pure is not subject to the SEC’s “penny stock” rules). As a result, Pure may be able to consummate the business combination even though a substantial number of Pure’s public stockholders have redeemed their shares.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

HighPeak Energy can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any Initial Business Combination, including the business combination, may cause an increase in HighPeak Energy’s share price, and may result in a lower value realized now than a stockholder of Pure might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any Initial Business Combination, including the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of Pure who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system prior to the special meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Pure’s Transfer Agent will need to act to facilitate this request. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to Continental to validly redeem its shares. Stockholders should generally allot at least two (2) weeks to obtain physical certificates from Pure’s Transfer Agent. However, because Pure does not have any control over this process or over the brokers, which is referred to herein as “DTC,” it may take significantly longer than two (2) weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. The redemption rights also include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to require Pure to validly redeem its shares. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Pure to fund Pure’s administrative expenses, subject to a monthly limit of $10,000 and/or to pay taxes), calculated as of two (2) business days prior to the anticipated consummation of the business combination. See the section entitled “Special Meeting of Pure Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of Pure’s offer to redeem its public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Pure will comply with the proxy rules when conducting redemptions in connection with the business combination. Despite Pure’s compliance with these rules, if a public stockholder fails to receive Pure’s proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that Pure will furnish to holders of its public shares in connection with the business combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

If Pure is unable to consummate the business combination or any other Initial Business Combination by February 21, 2020, the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If Pure is unable to consummate the business combination or any other Initial Business Combination by February 21, 2020, Pure will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to the public stockholders by way of redemption and cease all operations except for the purposes of winding up of Pure’s affairs, as further described herein. Any redemption of public stockholders from the Trust Account shall be effected automatically by function of Pure’s Charter prior to any voluntary winding up. If Pure is required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to Pure’s public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Delaware General Corporation Law (the “DGCL”). In that case, investors may be forced to wait beyond February 21, 2020, before the redemption proceeds of Pure’s Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from Pure’s Trust Account. Pure has no obligation to return funds to investors prior to the date of Pure’s redemption or liquidation unless Pure consummates its Initial Business Combination prior thereto and only then in cases where investors have sought to redeem their voting common stock. Only upon Pure’s redemption or any liquidation will public stockholders be entitled to distributions if Pure is unable to complete its Initial Business Combination.

Non-U.S. Holders may be subject to U.S. income and withholding tax with respect to gain realized on redemption of their Pure Common Stock and warrants.

HighPeak Energy believes it will be a U.S. real property holding corporation on the date of any redemption by a Non-U.S. Holder of Pure Common Stock. As a result, Non-U.S. Holders of Pure Common Stock who actually or constructively own more than a specified amount of Pure Common Stock and warrants during a specified time period and who exercise their redemption rights may be subject to U.S. federal income tax on the redemption of such Pure Common Stock, may be subject to withholding, and may be required to file a U.S. federal income tax return. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Pure and unaudited pro forma condensed combined consolidated per share ownership information of HighPeak Energy after giving effect to the business combination, assuming two redemption scenarios as follows:

●	No Redemptions: This scenario assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

●

Illustrative Redemption: This scenario assumes that 9,451,500 shares of Class A Common Stock are redeemed, representing approximately 25% of the outstanding Class A Common Stock, resulting in an aggregate payment of approximately $94,515,000 million out of the Trust Account. Any cash required to fund the illustrative redemption will reduce the amount of cash remaining on HighPeak Energy’s balance sheet after consummation of the business combination.

●	Results of Tender Offer: Both scenarios assume that no public warrants are tendered in connection with the offer by HPEP II to purchase Pure’s outstanding public warrants.

The pro forma book value information reflects the business combination as if it had occurred on September 30, 2019. The pro forma net income (loss) and cash dividends per share information reflects the business combination as if it had occurred on January 1, 2018.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of Pure” and “Selected Historical Financial Information of Grenadier,” as well as the historical and pro forma financial statements and accompanying notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined consolidated per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the date indicated or will be realized upon the completion of the business combination.

	Pure	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
Book value per share(1)	$1.00	$6.78	$6.61
Basic and diluted income per share for the nine months ended September 30, 2019, Class A common stock(2)	$0.13	$—	$—
Basic and diluted income per share for the nine months ended September 30, 2019, Class B common stock(2)	$(0.03)	$—	$—
Basic and diluted loss per common share	—	(0.10)	(0.10)
Basic and diluted income per share for the year ended December 31, 2018, Class A common stock(2)	$0.11	$—	$—
Basic and diluted income per share for the year ended December 31, 2018, Class B common stock(2)	$(0.01)	$—	$—
Basic and diluted loss per common share	—	(0.01)	(0.01)
Cash dividends per share	$—	$—	$—

(1)	Book value per share means the quotient of stockholders’ equity and weighted average basic shares outstanding, excluding Class A Common Stock subject to redemption.

(2)

At September 30, 2019 and December 31, 2018, Pure did not have any dilutive securities or other contracts that could be exercised or converted at such time into shares of voting common stock and then share in its earnings under the treasury stock method.

SECURITIES MARKET INFORMATION

Market Information

Pure’s units were listed for trading on the Nasdaq under the symbol “PACQU” on April 13, 2018. On May 29, 2018, Pure’s Class A Common Stock and its warrants began trading on the Nasdaq under the symbols “PACQ” and “PACQW,” respectively. Each unit includes one half of one warrant, and each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. Only whole warrants will be issued on separation of units, and only whole warrants may be traded and be exercised for Class A Common Stock. The warrants will become exercisable thirty (30) days after the completion of a business combination. Pure’s warrants expire five (5) years after the completion of a business combination or earlier upon redemption or liquidation.

Holders

At                    , 2019, there was one holder of record of Pure’s units, one holder of record of Pure’s separately traded Class A Common Stock, and two holders of record of Pure’s separately traded warrants.

Dividends

Pure has not paid any cash dividends on its Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends by HighPeak Energy in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends will be within the discretion of the HighPeak Energy Board. In addition, the HighPeak Energy Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

HighPeak Energy

Historical market price information is not provided for HighPeak Energy because there is no public market for HighPeak Energy’s securities. Upon the Closing, HighPeak Energy intends to list its common stock and warrants for trading on the NYSE under the symbols “HPK” and “HPKWS,” respectively. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION OF HIGHPEAK ENERGY

The unaudited pro forma condensed combined consolidated statements of operations of HighPeak Energy for the three and nine months ended September 30, 2019 combine the historical statement of operations of Pure, Grenadier and the HighPeak Funds for the three and nine months ended September 30, 2019, respectively, giving effect to the transactions listed below (for purposes of this section, collectively, the “Transactions”) as if they had been consummated on January 1, 2018. The business combination will be accounted for as a reverse merger in accordance with GAAP within the meaning of ASC Topic 805. Under this method of accounting, HighPeak Energy will be treated as the “acquired” company for financial reporting purposes and HPK, which will own the majority of voting rights, will be the acquirer.  HighPeak Energy expects to retain several of the officers and other employees of the HighPeak Funds following the business combination, some of whom are already employed by Pure in similar capacities. The unaudited pro forma condensed combined consolidated statement of operations of HighPeak Energy for the year ended December 31, 2018 combines the historical statement of operations of Pure, Grenadier and HighPeak I for the year ended December 31, 2018, and the historical statement of operations of HighPeak II for the period from September 11, 2018 to December 31, 2018, giving effect to the Transactions as if they had been consummated on January 1, 2018. The unaudited pro forma condensed combined consolidated balance sheet of HighPeak Energy as of September 30, 2019 presents the historical balance sheet of Pure, after giving effect to the Transactions as if they had been consummated on September 30, 2019. As discussed further in the notes to these unaudited pro forma condensed combined consolidated financial statements, the “Transactions” for purposes hereof include the following:

a.	the formation of HighPeak Energy;

b.	the merger of MergerSub with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy;

c.

the exchange, on a one-for-one basis, of all outstanding shares of Class A Common Stock and Class B Common Stock for newly issued shares of HighPeak Energy common stock and assumption of the warrant agreement by HighPeak Energy;

d.	the acquisition of the Target Assets pursuant to the Business Combination Agreements and the payment of the consideration therefor, including certain stock consideration to be issued to the HPK Contributors pursuant to the HPK Business Combination Agreement and cash, stock and warrant consideration to be issued to Grenadier pursuant to the Grenadier Contribution Agreement;

e.	the completion of the PIPE Investment;

f.	the issuance of HighPeak Energy common stock and warrants pursuant to the Forward Purchase Agreement Amendment; and

h.	the illustrative redemption of either no shares of Class A Common Stock or 9,451,500 shares of Class A Common Stock (25% of outstanding shares).

Specifically, Pure’s historical financial statements have been adjusted in these unaudited pro forma condensed combined consolidated financial statements to give pro forma effect to events that are: (i) directly attributable to the Transactions; (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined consolidated statement of operations, expected to have a continuing impact on HighPeak Energy’s results following the completion of the Transactions.

The unaudited pro forma condensed combined consolidated financial statements have been developed from and should be read in conjunction with:

a.	the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements;

b.

the historical audited financial statements of Pure as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from November 13, 2017 (Inception) to December 31, 2017, included elsewhere in this proxy statement/prospectus;

c.

the historical unaudited financial statements of Pure as of September 30, 2019, and for the three and nine months ended September 30, 2019 and 2018, included elsewhere in this proxy statement/prospectus;

d.	the historical audited financial statements of Grenadier as of December 31, 2018 and 2017, and for the three years ended December 31, 2018, included elsewhere in this proxy statement/prospectus;

e.

the historical unaudited financial statements of Grenadier as of September 30, 2019, and for the three and nine months ended September 30, 2019 and 2018, included elsewhere in this proxy statement/prospectus;

f.

the historical audited financial statements of HighPeak I as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from October 26, 2017 to December 31, 2017, included elsewhere in this proxy statement/prospectus;

g.

the historical unaudited financial statements of HighPeak I as of September 30, 2019, and for the three and nine months ended September 30, 2019 and 2018, included elsewhere in this proxy statement/prospectus;

h.

the historical audited financial statements of HighPeak II as of December 31, 2018 and for the period from September 11, 2018 to December 31, 2018, included elsewhere in this proxy statement/prospectus;

i.	the historical unaudited financial statements of HighPeak II as of September 30, 2019, and for the nine months ended September 30, 2019, included elsewhere in this proxy statement/prospectus; and

j.	other information relating to HighPeak Energy, Pure, Grenadier, the HighPeak Funds, the Target Assets and the Transactions included in this proxy statement/prospectus.

Pursuant to Pure’s Charter, any holders of its Class A Common Stock may elect that such shares be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of an Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Pure to pay its franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO, subject to certain limitations. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of November 18, 2019 of approximately $390.5 million, the estimated per share redemption price would have been approximately $10.33.

The unaudited pro forma condensed combined consolidated financial statements present two redemption scenarios as follows:

a.	No Redemption: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

b.

Illustrative Redemption: This scenario, which we refer to as the “Illustrative Redemption Scenario,” assumes that approximately 9,451,500 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $94.5 million out of the Trust Account. Any cash required to fund the illustrative redemption will be offset by a corresponding decrease in cash on hand following the Business Combination.

Other than the net tangible asset requirement, Pure has no specified maximum redemption threshold and there is no other limit on the amount of shares of Class A Common Stock that you can redeem. Pure has presented an illustrative scenario that assumes that 9,451,500 shares of Class A Common Stock representing 25% of the outstanding shares of Class A Common Stock are redeemed in connection with the Initial Business Combination, resulting in an aggregate payment of approximately $94.5 million out of the Trust Account. Pure believes that this scenario is most meaningful representation of a high redemption scenario for Pure based on an evaluation of redemption levels in the Initial Business Combinations completed by other blank check companies who completed initial public offerings since 2013 with proceeds in excess of $300 million. The average redemption level across all of those transactions was approximately 21%; however, that average was significantly impacted by a small number of deals that completed private placements at effective prices more than $1.00 lower than the approximately $10 per share redemption price, indicating a lack of support for a $10 per share value, and those deals experienced higher redemption levels in connection with their Initial Business Combinations. The average redemption level across the Initial Business Combinations surveyed is significantly lower if you exclude those deals, particularly for other transactions similar to ours in which the blank check companies completed private placements at values equivalent to the approximately $10 per share redemption price and also experienced favorable price reaction in their shares of common stock at announcement of the applicable transaction and continuing in the period pending the shareholder vote. The closing price of Pure’s Class A Common Stock on                             , 2019, the last trading day prior to the date of this proxy statement, was $             . The trading price of Pure’s Class A Common Stock has afforded any shareholders wishing to monetize their shares of Class A Common Stock for cash opportunities to do so at a higher price than the approximately $10.00 per share redemption price. Accordingly, Pure does not expect a high level of redemptions and believes that the illustrative scenario is a reasonable estimate for a high redemption scenario for Pure in connection with its Initial Business Combination, although there cannot be any certainty as to the level of redemptions until the deadline for exercising redemptions passes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined consolidated financial statements are described in the accompanying notes. The unaudited pro forma condensed combined consolidated financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the future operating results or financial position of HighPeak Energy following the completion of the Transactions.

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Year Ended December 31, 2018
(in thousands, except share information)

	(a)	(b)	(c)	(d)				Pro forma
($ in thousands)	Pure	Grenadier	High Peak	High Peak II	Pro Forma Adjustments		Pro forma Combined	Combined Assuming Redemption

REVENUES:
Oil	$-	$49,792	$1,299	$110	-		$51,201	$51,201
Natural gas		1,352	93	92	-		1,537	1,537
Natural gas liquids	-	2,351	-	-	-		2,351	2,351
Total revenues	-	53,495	1,392	202	-		55,089	55,089

EXPENSES:
Lease operating expenses	-	10,881	936	206	-		12,023	12,023
Production and other taxes	-	2,538	69	20	-		2,627	2,627
Depletion, depreciation, amortization and impairment of oil and gas properties and other property and equipment	-	16,842	886	94	8,872	(e)	26,694	26,694
Accretion of asset retirement obligations	-	46	25	15	-		86	86
General and administrative	175	6,397	12,573	252	-		19,397	19,397
Exploration expense	-		695	-	466	(f)	1,161	1,161
Other	145	-	-	-	-		145	145
Total expenses	320	36,704	15,184	587	9,338		62,133	62,133

INCOME (LOSS) FROM OPERATIONS	(320)	16,791	(13,792)	(385)	(9,338)		(7,044)	(7,044)

OTHER INCOME (EXPENSE):
Interest income and other	5,778	176	351	41	(5,954)	(g)	392	392
Interest (expense)		(1,358)	-	-	1,358	(h)	-	-
Gain (loss) on derivatives	-	4,147	-	-	-		4,147	4,147
Total other income (expense), net	5,778	2,965	351	41	(4,596)		4,539	4,539

NET INCOME (LOSS) BEFORE INCOME TAXES	5,458	19,756	(13,441)	(344)	(13,934)		(2,505)	(2,505)
INCOME TAX (EXPENSE) BENEFIT	(1,183)	-	-	-	1,481	(i)	298	298
NET INCOME (LOSS)	4,275	19,756	(13,441)	(344)	(12,453)		(2,207)	(2,207)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS)
Common stock							188,806	179,355

INCOME (LOSS) PER COMMON SHARE:							(j)	(j)
Basic and diluted income per common share							$(0.01)	$(0.01)

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Nine Months Ended September 30, 2019
(in thousands, except share information)

								Pro forma
								Combined
	(a)	(b)	(c)	(d)	Pro Forma		Pro forma	(Assuming Max
($ in thousands)	Pure	Grenadier	High Peak	High Peak II	Adjustments		Combined	Redemptions)

REVENUES:
Oil	$-	$63,212	$4,155	$718	-		$68,085	$68,085
Natural gas	-	80	103	224	-		407	407
Natural gas liquids	-	1,266	-	-	-		1,266	1,266
Total revenues	-	64,558	4,258	942	-		69,758	69,758

EXPENSES:
Lease operating expenses	-	13,459	1,797	1,190	-		16,446	16,446
Production and other taxes	-	3,303	262	59	-		3,624	3,624
Depletion, depreciation, amortization and impairment of oil and gas properties and other property and equipment	-	18,182	2,730	650	22,720	(e)	44,282	44,282
Accretion of asset retirement obligations	-	30	38	86	-		154	154
General and administrative	363	5,814	9,022	7,176	-		22,375	22,375
Exploration expense	-	-	2,745	756	999	(f)	4,500	4,500
Other	150	-	-	1,122	-		1,272	1,272
Total expenses	513	40,788	16,594	11,039	23,719		92,653	92,653

INCOME (LOSS) FROM OPERATIONS	(513)	23,770	(12,336)	(10,097)	(23,719)		(22,895)	(22,895)

OTHER INCOME (EXPENSE):
Interest income and other	7,206	304	-	328	(7,510)	(g)	328	328
Interest (expense)		(4,014)	-	-	4,014	(h)		-
Gain (loss) on derivatives	-	(604)	-	-	-		(604)	(604)
Total other income (expense), net	7,206	(4,314)	-	328	(3,496)		(276)	(276)

NET INCOME (LOSS) BEFORE INCOME TAXES	6,693	19,456	(12,336)	(9,769)	(27,215)		(23,171)	(23,171)
INCOME TAX (EXPENSE) BENEFIT	(1,408)	-	-	-	5,984	(i)	4,576	4,576
NET INCOME (LOSS)	5,285	19,456	(12,336)	(9,769)	(21,231)		(18,595)	(18,595)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS)
Common stock							188,806	179,355

INCOME (LOSS) PER COMMON SHARE:							(j)	(j)
Basic and diluted income per common share							$(0.10)	$(0.10)

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Three Months Ended September 30, 2019
(in thousands, except share information)

								Pro forma
								Combined
	(a)	(b)	(c)	(d)	Pro Forma		Pro forma	(Assuming Max
($ in thousands)	Pure	Grenadier	High Peak	High Peak II	Adjustments		Combined	Redemptions)

REVENUES:
Oil	$-	$33,390	$1,420	$512	-		$35,322	$35,322
Natural gas		98	24	43	-		165	165
Natural gas liquids	-	583	-	-	-		583	583
Total revenues	-	34,071	1,444	555	-		36,070	36,070

EXPENSES:
Lease operating expenses	-	4,160	539	488	-		5,187	5,187
Production and other taxes	-	1,877	81	34	-		1,992	1,992
Depletion, depreciation, amortization and impairment of oil and gas properties and other property and equipment	-	8,672	898	446	12,805	(e)	22,821	22,821
Accretion of asset retirement obligations	-	10	14	30	-		54	54
General and administrative	159	1,716	3,126	990	-		5,991	5,991
Exploration expense			84	49	94	(f)	227	227
Other	63	-	-	1,122	-		1,185	1,185
Total expenses	222	16,435	4,742	3,159	12,899		37,457	37,457

INCOME (LOSS) FROM OPERATIONS	(222)	17,636	(3,298)	(2,604)	(12,899)		(1,387)	(1,387)

OTHER INCOME (EXPENSE):
Interest income and other	2,179	208	-	175	(2,387)	(g)	175	175
Interest (expense)	-	(1,935)	-	-	1,935	(h)	-	-
Gain (loss) on derivatives	-	3,406	-	-	-		3,406	3,406
Total other income (expense), net	2,179	1,679	-	175	(452)		3,581	3,581

NET INCOME (LOSS) BEFORE INCOME TAXES	1,957	19,315	(3,298)	(2,429)	(13,351)		2,194	2,194
INCOME TAX (EXPENSE) BENEFIT	(370)	-	-	-	(63)	(i)	(433)	(433)
NET INCOME (LOSS)	1,587	19,315	(3,298)	(2,429)	(13,414)		1,761	1,761

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS)
Common stock							188,806	179,355

INCOME (LOSS) PER COMMON SHARE:							(j)	(j)
Basic and diluted income per common share							$0.01	$0.01

HighPeak Energy, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet at September 30, 2019
(in thousands, except share information)

	(a)	(b)	(c)	(d)	(e)			(k)
($ in thousands)	Pure Acquisition Corp.	High Peak	High Peak II	Grenadier	PIPE Investment and Forward Purchase Agreement	Pro Forma Adjustments		Pro Forma Combined	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption

ASSETS
Current Assets:

Cash and cash equivalents	$530	$8,306	$25,607	$52,650	$350,000	$(52,650)	(f)	$384,443	$(94,515)	(l)	$289,928
					-	377,698	(g)	377,698	-		377,698
						37,860	(n)	37,860	-		37,860
						(40,000)	(i)	(40,000)	-		(40,000)
						(458,975)	(m)	(458,975)	-		(458,975)
Accounts receivable, net	-	1,637	407	17,840	-	(17,840)	(f)	2,044	-		2,044
Derivative assets	-	-	-	4,069	-	(4,069)	(f)	-	-		-
Prepaid and other expenses	-	2,975	93,481	22	-	(61,522)	(f),(m)	34,956	-		34,956
Total current assets	530	12,918	119,495	74,581	350,000	(219,498)		338,026	(94,515)		243,511

Oil and natural gas properties:
Evaluated properties subject to amortization	-	66,509	33,915	329,986	-	214,055	(f)	644,465	-		644,465
Unevaluated properties not subject to amortization	-	38,072	140,149	84,767	-	150,094	(f)	413,082	-		413,082
Other	-	135	500	-	-			635	-		635
Less accumulated depletion and depreciation	-	(3,616)	(745)	(53,671)	-	54,416	(f)	(3,616)	-		(3,616)
Net oil and gas properties	-	101,100	173,819	361,082	-	418,565		1,054,566	-		1,054,566

Other property and equipment:	-	-	-	100	-	(100)	(f)	-	-		-
Total property and equipment, net	-	101,100	173,819	361,182	-	418,465		1,054,566	-		1,054,566

Other assets:	423,991	10,355	-	1,972	-	(48,267)	(f),(m)	388,051	-		388,051
	-	-	-	-	-	(377,698)	(g)	(377,698)	-		(377,698)
Total other assets	423,991	10,355	-	1,972	-	(425,965)		10,353	-		10,353

TOTAL ASSETS	$424,521	$124,373	$293,314	$437,735	$350,000	$(226,998)		$1,402,945	$(94,515)		$1,308,430

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities and deposit liability	$105	$8,006	$2,839	$80,548		$(78,140)	(f)	$13,358	$-		$13,358
Accrued taxes payable	63				-			63	-		63
Derivative liabilities	-	-	-	390	-	(390)	(f)	-	-		-
Revenue payable	-	-	-	9,604	-	(9,604)	(f)	-	-		-
Total current liabilities	168	8,006	2,839	90,542	-	(88,134)		13,421	-		13,421

Long-Term liabilities
Asset retirement obligations	-	623	1,359	812				2,794	-		2,794
Debt and other			5,771	135,174		(135,174)	(f)	5,771			5,771
Deferred tax liability	-	-			-	$101,729	(j)	101,729	-		101,729
Total long-term liabilities	-	623	7,130	135,986	-	(33,445)		110,294	-		110,294

Equity:
Members' equity	-	115,744	283,345	211,207	-	(494,552)	(f)	115,744	-		115,744
Class A common stock subject to possible redemption	414,000	-	-	-	350,000	(35,940)	(m)	728,060	(94,515)	(l)	633,545
						150,000	(m)	150,000	-		150,000
						368,842	(f),(m)	368,842	-		368,842
Stockholder's equity	10,353	-	-	-	-			10,353	-		10,353
						(40,000)	(i)	(40,000)	-		(40,000)
						10,100	(h)	10,100			10,100
						(101,729)	(i)	(101,729)			(101,729)
						37,860	(n)	37,860			37,860
Total equity	424,353	115,744	283,345	211,207	350,000	(105,419)		1,279,230	(94,515)		1,184,715
TOTAL LIABILITIES AND EQUITY	$424,521	$124,373	$293,314	$437,735	$350,000	$(226,998)		$1,402,945	$(94,515)		$1,308,430

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined consolidated financial statements have been prepared assuming the business combination is accounted for using the acquisition method of accounting with HPK as the acquiring entity. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be measured at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired, if applicable, will be recorded as goodwill.

The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be measured at fair value as of the acquisition date by HPK, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, non-recurring acquisition-related costs (such as advisory, legal, valuation and other professional fees) are expensed. Acquisition-related costs expected to be incurred as part of the business combination and the other related Transactions include advisory, legal and accounting fees.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with (i) Pure’s historical audited financial statements as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from November 13, 2017 (Inception) to December 31, 2017, Pure’s historical unaudited financial statements as of September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure”; (ii) Grenadier’s historical audited financial statements as of December 31, 2018 and 2017, and for the three years ended December 31, 2018, Grenadier’s historical unaudited financial statements as of September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier”; (iii) HighPeak I’s historical audited financial statements as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from October 26, 2017 to December 31, 2017, and HighPeak I’s historical unaudited financial statements as of September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018; and (iv) HighPeak II’s historical audited financial statements as of December 31, 2018 and for the period from September 11, 2018 to December 31, 2018 and HighPeak II’s historical unaudited financial statements as of September 30, 2019 and for the three and nine months ended September 30, 2019, all included elsewhere in this proxy statement/prospectus.

The pro forma adjustments represent management’s estimates based on information available as of the date of condensed combined consolidated financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transactions that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the Transactions are not included in the unaudited pro forma condensed combined consolidated statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined consolidated balance sheet as a decrease to retained earnings and a decrease to cash.

2.      Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Statement of Operations for the year ended December 31, 2018:

a.	Represents Pure’s historical statement of operations for the year ended December 31, 2018.

b.	Represents Grenadier’s historical statement of operations for the year ended December 31, 2018.

c.	Represents HighPeak I’s historical statement of operations for the year ended December 31, 2018.

d.	Represents HighPeak II’s historical statement of operations for the period from September 11, 2018 to December 31, 2018.

e.

Represents the adjustment to record net additional depreciation, depletion, and amortization expense of $8.9 million with respect to the Target Assets, had they been acquired on January 1, 2018.  The net adjustment results from: (i) changes in the carrying values of assets as a result of the application of the acquisition method of accounting; and (ii) for Grenadier, the change in accounting for oil and gas assets from the full cost method to the successful efforts method.

f.	Represents reclassified exploration expenses for Grenadier under the successful efforts method of accounting for oil and gas activities which were previously capitalized.

g.

Represents the adjustment to eliminate historical interest income of Pure associated with the investments that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration in the Grenadier Acquisition, had such use occurred on January 1, 2018.

h.	Represents the adjustment to eliminate historical interest expense related to debt issued by Grenadier that will not be assumed by in the business combination.

i.

Represents the associated income tax effect on the historical results of the Target Assets and the pro forma adjustments, on the interest in such results attributable to Pure, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates.

j.

Reflects the adjusted basic and diluted income per common share after giving effect to the Transactions as if they had occurred on January 1, 2018. For more information, see Note 3, Pro Forma Earnings Per Share.

Pro Forma Adjustments to the Statement of Operations for the nine months ended September 30, 2019:

a.	Represents Pure’s historical statement of operations for the nine months ended September 30, 2019.

b.	Represents Grenadier’s historical statement of operations for the nine months ended September 30, 2019.

c.	Represents HighPeak I’s historical statement of operations for the nine months ended September 30, 2019.

d.	Represents HighPeak II’s historical statement of operations for the nine months ended September 30, 2019.

e.

Represents the adjustments to record additional depreciation, depletion, and amortization expense of $22.7 million with respect to the Target Assets, had they been acquired on January 1, 2018.  The net adjustment results from: (i) changes in the carrying values of assets as a result of the application of the acquisition method of accounting; and (ii) for Grenadier, the change in accounting for oil and gas assets from the full cost method to the successful efforts method.

f.	Represents reclassified exploration expenses for Grenadier under the successful efforts method of accounting for oil and gas activities which were previously capitalized.

g.

Represents the adjustment to eliminate historical interest income of Pure associated with the investments that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration in the Grenadier Acquisition, had such use occurred on January 1, 2018.

h.	Represents the adjustment to eliminate historical interest expense related to debt issued by Grenadier that will not be assumed in the business combination.

i.	Represents the associated income tax effect on the historical results of the Target Assets and the pro forma adjustments, on the interest in such results attributable to Pure, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates.

j.

Reflects the adjusted basic and diluted income per common share after giving effect to the Transactions as if they had occurred on January 1, 2018. For more information, see Note 3, Pro Forma Earnings Per Share.

Pro Forma Adjustments to the Statement of Operations for the three months ended September 30, 2019:

a.	Represents Pure’s historical statement of operations for the three months ended September 30, 2019.

b.	Represents Grenadier’s historical statement of operations for the three months ended September 30, 2019.

c.	Represents HighPeak I’s historical statement of operations for the three months ended September 30, 2019.

d.	Represents HighPeak II’s historical statement of operations for the three months ended September 30, 2019.

e.

Represents the adjustments to record additional depreciation, depletion, and amortization expense of $13.0 million with respect to the Target Assets, had they been acquired on January 1, 2018.  The net adjustment results from: (i) changes in the carrying values of assets as a result of the application of the acquisition method of accounting; and (ii) for Grenadier, the change in accounting for oil and gas assets from the full cost method to the successful efforts method.

f.	Represents reclassified exploration expenses by Grenadier under the successful efforts method of accounting for oil and gas activities which were previously capitalized

g.

Represents the adjustment to eliminate historical interest income of Pure associated with the investments that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration in the Grenadier Acquisition, had such use occurred on January 1, 2018.

h.	Represents the adjustment to eliminate historical interest expense related to debt issued by Grenadier that will not be assumed in the business combination.

i.

Represents the associated income tax effect on the historical results of the Target Assets and the pro forma adjustments, on the interest in such results attributable to Pure, using an estimated combined federal and state statutory income tax rate of approximately 21%, which reflects the corporate rate enacted at the pro forma period dates.

j.	Represents the adjusted basic and diluted income per common share after giving effect to the Transactions as if they had occurred on January 1, 2018.

Pro Forma Adjustments to the Balance Sheet:

a.	Represents Pure’s historical balance sheet as of September 30, 2019.

b.	Represents High Peak’s historical balance sheet as of September 30, 2019.

c.	Represents High Peak II’s historical balance sheet as of September 30, 2019.

d.	Represents Grenadier’s historical balance sheet as of September 30, 2019.

e.

Represents the net proceeds from the private placement of 20.0 million shares of HighPeak Energy common stock at $10.00 per share pursuant to the PIPE Investment and from the private placement of 15.0 million units (comprised of 15.0 million shares of HighPeak Energy common stock and 7.5 million warrants) at $10.00 per unit pursuant to the Forward Purchase Agreement.

f.

Represents the adjustment to reflect the acquisition of the Target Assets at fair value. A summary of the preliminary purchase consideration and the preliminary fair value of the assets acquired and liabilities assumed is as follows (in thousands).

Consideration:
Cash	$458,975
Grenadier Equity	160,100	(iv)
Preliminary fair value of HighPeak Energy common stock	453,668	(i)
Grenadier Assets deposit contributed by HighPeak Energy	61,500	(iii)
Total Consideration	$1,134,243
Preliminary Fair Value of Net Assets Acquired:
Preliminary fair value of assets acquired:
Oil and Gas Properties:
Proved properties	$640,849
Unproved properties	413,082
Total oil and gas properties	1,053,931	(ii)
Other Remaining Assets	102,298
Total preliminary fair value of assets acquired	1,156,229
Preliminary fair value of liabilities assumed:
Asset retirement obligation and other liabilities	21,986	(ii)

Total preliminary fair value of liabilities assumed	21,986
Total Preliminary Fair Value of Net Assets Acquired	$1,134,243

(i)

The preliminary fair value of the HighPeak Energy common stock was determined by reference to Pure’s Class A Common Stock on November 25, 2019 $(10.30), the most readily available directly observable comparable market price, multiplied by the assumed 35 million shares of HighPeak Energy common stock to be issued to the HPK Contributors. Assuming no change in the number of shares of HighPeak Energy common stock to be issued, the impact on the preliminary fair value of the HighPeak Energy common stock to be issued, of a $1.00 increase or decrease in price per Pure’s Class A Common Stock, would be approximately $35 million.

(ii)

The fair value measurements of oil and natural gas properties and asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The preliminary fair values of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include, but are not limited to recoverable reserves, production rates, future operating and development costs, future commodity prices, appropriate discounts rates, and other relevant data. These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive and may be subject to change.

(iii)	Deposit previously paid for the Grenadier Assets by HighPeak Assets II. Amount is contributed as equity investment.
(iv)	Includes 760,000 shares of Pure’s Class A Common Stock and 2.5 million warrants with a fair value of $1.00 per warrant granted to Grenadier as additional acquisition consideration in connection with the extension of the outside date pursuant to the Grenadier Contribution Agreement to February 24, 2020. Amount is offset as an increase in Stockholder Equity.

g.

Represents the adjustment related to the reclassification of the investments held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the business combination.

h.

Represents additional fair value of the Grenadier Assets acquired due to Grenadier being granted 760,000 shares of HighPeak Energy common stock plus warrants with a fair market value of $1 per warrant as additional acquisition consideration in connection with Grenadier agreeing to extend the outside date pursuant to the Grenadier Contribution Agreement to February 24, 2020.  Offset is additional contributed equity.

i.

Represents preliminary estimated transaction costs totaling $40 million, for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the Transactions. In accordance with ASC 805, non-recurring acquisition-related costs are expensed as incurred. The unaudited pro forma condensed combined consolidated balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined consolidated statement of operations as they are directly related to the business combination and will be nonrecurring.

j.

Based on the assumptions, HighPeak Energy would expect to recognize a deferred tax liability as a result of the Transactions of $101.7 million in both the No Redemption Scenario and the Illustrative Redemption Scenario. However, based on the weight of the available evidence that it is more likely than not that all of this deferred tax liability would not be realized, a corresponding adjustment for the entire estimated amount has been reflected in additional paid in capital herein.

k.

Represents the exchange, on a one-for-one basis, of all outstanding shares of Class A Common Stock and Class B Common Stock for newly issued shares of HighPeak Energy common stock and assumption of the warrant agreement by HighPeak Energy.

l.

Represents the illustrative redemption of Class A Common Stock assuming 9,451,500 shares of Class A Common Stock are validly tendered. The cash required to fund the illustrative redemption will be offset by a corresponding decrease in cash on hand.

m.	Represents the cash payment plus the grant of the Grenadier Rollover Equity of $150 million to be made at Closing for the Grenadier Assets.
n.

Represents additional equity contributed by the Sponsor and its affiliates in cash and is net of cash previously held by HighPeak I and HighPeak II and the escrow deposits of $61.5 million previously paid for the Grenadier Assets.

3.     Pro Forma Earnings Per Share

For the year ended December 31, 2018:

The table below reflects the pro forma basic and diluted loss per common share after giving effect to the Transactions had such Transactions occurred on January 1, 2018, in both the No Redemption Scenario and the Illustrative Redemption Scenario. Pure’s historical weighted average shares outstanding presented in the table below has been reduced by 3,594,000 shares of Class A Common Stock redeemed in connection with the Extension. After further adjusting historical activity to reflect the Transactions having occurred on January 1, 2018, HighPeak Energy’s pro forma loss per common share would have been $(0.01) on both a basic and diluted basis in both the No Redemption Scenario and the Illustrative Redemption Scenario.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic and Diluted EPS
Numerator:
Net Loss	$(2,207)	$(2,207)
Denominator:
Pure Historical Weighted Average Shares Outstanding	37,806,000	37,806,000
PIPE Investment	20,000,000	20,000,000
Forward Purchase Agreement	15,000,000	15,000,000
Grenadier Rollover Equity	15,000,000	15,000,000
Other Exchanged Shares	101,000,000	101,000,000
Illustrative Redemption	—	(9,451,500)
Basic Weighted Average Shares Outstanding	188,806,000	179,354,500
Basic and Diluted EPS	$(0.01)	$(0.01)

For the nine months ended September 30, 2019:

The table below reflects the pro forma basic and diluted loss per common share after giving effect to the Transactions had such Transactions occurred on January 1, 2018, in both the No Redemption Scenario and the Illustrative Redemption Scenario. Pure’s historical weighted average shares outstanding presented in the table below has been reduced by 3,594,000 shares of Class A Common Stock redeemed in connection with the Extension.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic and Diluted EPS
Numerator:
Net Loss	$(18,595)	$(18,595)
Denominator:
Pure Historical Shares Outstanding	37,806,000	37,806,000
PIPE Investment	25,000,000	25,000,000
Forward Purchase Agreement	15,000,000	15,000,000
Grenadier Rollover Equity	15,000,000	15,000,000
Other Exchanged Shares	101,000,000	101,000,000
Illustrative Redemption	—	(9,451,500)
Basic Weighted Average Shares Outstanding	188,806,000	179,354,500
Basic and Diluted EPS	$(0.10)	$(0.10)

For the three months ended September 30, 2019:

The table below reflects the pro forma basic and diluted net income per common share after giving  effect to the Transactions had such Transactions occurred on January 1, 2018, in both the No Redemption Scenario and the Illustrative Redemption Scenario. Pure’s historical weighted average shares outstanding presented in the table below has been reduced by 3,594,000 shares of Class A Common Stock redeemed in connection with the Extension.

	Pro Forma (Assuming No Redemption)	Pro Forma Combined (Assuming Illustrative Redemption)
	(in thousands except share and per share information)
Basic and Diluted EPS
Numerator:
Net Income	$1,761	$1,761
Denominator:
Pure Historical Shares Outstanding	37,806,000	37,806,000
PIPE Investment	25,000,000	25,000,000
Forward Purchase Agreement	15,000,000	15,000,000
Grenadier Rollover Equity	15,000,000	15,000,000
Other Exchanged Shares	101,000,000	101,000,000
Illustrative Redemption	—	(9,451,500)
Basic Weighted Average Shares Outstanding	188,806,000	179,354,500
Basic and Diluted EPS	$.01	$.01

4.      Supplementary Disclosure of Oil and Natural Gas Operations

Oil and Natural Gas Reserve Quantities

The following tables provide a pro forma rollforward of the crude oil, natural gas, natural gas liquids and total proved reserves for the year ended December 31, 2018, as well as pro forma proved developed and undeveloped reserves at the beginning and end of the year, as if the Transactions occurred on January 1, 2018. For additional information, see the “Supplemental Oil and Gas Reserves Information (Unaudited)” included in the financial statements of Grenadier and the HighPeak Funds included elsewhere in this proxy statement/prospectus.

	Crude Oil
	Grenadier	HighPeak I	HighPeak II	Pro Forma
	(Thousands of barrels)
Proved developed and undeveloped reserves:
Balance as of January 1, 2018	7,019	0	0	7,019
Revisions of previous estimates	965	0	0	965
Purchases of minerals in place	33	75	28	136
Extensions and discoveries	9,720	2,864	0	12,584
Production	(887)	(25)	(2)	(914)
Balance as of December 31, 2018	16,850	2,914	26	19,790
Proved developed reserves:
Balance as of January 1, 2018	2,429	0	0	2,429
Balance as of December 31, 2018	5,026	375	26	5,427
Proved undeveloped reserves:
Balance as of January 1, 2018	4,590	0	0	4,590
Balance as of December 31, 2018	11,824	2,539	0	14,363

	Natural Gas
	Grenadier	HighPeak I	HighPeak II	Pro Forma
	(Millions of cubic feet)
Proved developed and undeveloped reserves:
Balance as of January 1, 2018	5,111	0	0	5,111
Revisions of previous estimates	1,304	0	0	1,304
Purchases of minerals in place	82	78	458	618
Extensions and discoveries	6,647	748	0	7,395
Production	(553)	(17)	(31)	(601)
Balance as of December 31, 2018	12,591	809	427	13,827
Proved developed reserves:
Balance as of January 1, 2018	1,567	0	0	1,567
Balance as of December 31, 2018	4,060	137	427	4,624
Proved undeveloped reserves:
Balance as of January 1, 2018	3,544	0	0	3,544
Balance as of December 31, 2018	8,531	672	0	9,203

	Natural Gas Liquids
	Grenadier	HighPeak I	HighPeak II	Pro Forma
	(Thousands of barrels)
Proved developed and undeveloped reserves:
Balance as of January 1, 2018	142	0	0	142
Revisions of previous estimates	1,345	0	0	1,345
Purchases of minerals in place	24	130	0	154
Extensions and discoveries	1,600	211	0	1,811
Production	(93)	(119)	0	(212)
Balance as of December 31, 2018	3,018	222	0	3,240
Proved developed reserves:
Balance as of January 1, 2018	129	0	0	129
Balance as of December 31, 2018	798	33	0	831
Proved undeveloped reserves:
Balance as of January 1, 2018	13	0	0	13
Balance as of December 31, 2018	2,220	189	0	2,409

	Total Equivalent Reserves
	Grenadier	HighPeak I	HighPeak II	Pro Forma
	(Thousands of barrels of oil equivalent)
Proved developed and undeveloped reserves:
Balance as of January 1, 2018	8,012	0	0	8,012
Revisions of previous estimates	2,528	0	0	2,528
Purchases of minerals in place	71	218	104	393
Extensions and discoveries	12,429	3,200	0	15,629
Production	(1,073)	(147)	(7)	(1,227)
Balance as of December 31, 2018	21,967	3,271	97	25,335
Proved developed reserves:
Balance as of January 1, 2018	2,818	0	0	2,818
Balance as of December 31, 2018	6,501	431	97	7,029
Proved undeveloped reserves:
Balance as of January 1, 2018	5,194	0	0	5,194
Balance as of December 31, 2018	15,466	2,840	0	18,306

For the year ended December 31, 2018, extensions and discoveries for the combined Target Assets contributed 15,629 MBoe to proved reserves primarily as a result of successful drilling efforts by Grenadier and the HighPeak Funds, and by other operators who either operate wells on acreage where we hold an interest or directly offset acreage where we hold an interest.

Additionally, there were net positive revisions of previous estimates for the combined Target Assets of 2,528 MBoe due to increased drilling activity throughout 2018, improved well performance of offset horizontal wells resulting in improved projected performance of these PUDs, and as a result of using 3-stream modeling with oil, residue gas and associated NGL recovery projections in year-end 2018 versus 2-stream modeling with oil and wet gas projections in year-end 2017.

Standardized Measure of Discounted Future Net Cash Flows

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to proved reserves reflect the effect of income taxes assuming HighPeak Energy’s proportionate share of its standardized measure had been subject to federal income tax as a subchapter C corporation. The future cash flows are discounted at 10% per year and assume continuation of existing economic conditions. For additional information, see the “Supplemental Oil and Gas Reserves Information (Unaudited)” included in the financial statements of Grenadier and the HighPeak Funds included elsewhere in this proxy statement/prospectus.

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of proved oil and gas properties. The data presented should not be viewed as representing the expected cash flow from or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

The pro forma standardized measure of discounted estimated net cash flows related to proved oil and gas reserves was as follows as of December 31, 2018 (in thousands):

	Grenadier	HighPeak I	HighPeak II	Combined Target Assets	Pro Forma Adjustments	Pro Forma Combined (Assuming Illustrative Redemption)
Future cash inflows	$1,116,883	$177,462	$4,519	$1,298,865	$0	$1,298,865
Future production costs	(246,180)	(57,459)	(3,053)	(306,693)	0	(306,692)
Future development costs	(212,827)	(40,127)	(1,189)	(254,144)	0	(254,144)
Future income tax expenses	(5,864)	(868)	(23)	(6,754)	(18,954)	(25,708)
Future net cash flows	652,013	79,008	254	731,275	(18,954)	712,321
10% annual discount for estimated timing of cash flows	(366,199)	(47,897)	17	(414,079)	(4,701)	(409,378)
Standardized measure of discounted future net cash flows	$285,814	$31,111	$271	$317,196	$(14,253)	$302,943

(a)

Reflects the associated income tax effect associated with the contribution of the Target Assets to a subchapter C corporation, using an estimated combined federal and state statutory tax rate of approximately 21.0% in the No Redemption Scenario and in the Illustrative Redemption Scenario.

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for the year ended December 31, 2018 (in thousands):

	Grenadier	HighPeak I	HighPeak II	Combined Target Assets	Pro Forma Adjustments	Pro Forma Combined (Assuming Illustrative Redemption)
Balance at January 1, 2018	$76,326	$0	$0	$76,326	$0(a)	$76,326
Net changes in prices and production costs	19,681	0	0	19,681	0	19,681
Changes in estimated future development costs	(3,812)	0	0	(3,812)	0	(3,812)
Sales and transfers of oil, natural gas liquids produced, net of production costs	(40,075)	(387)	24	(40,438)	0	(40,438)
Extensions, discoveries and improved recovery, less related costs	166,183	31,076	0	197,259	0	197,259
Purchase of minerals in place	813	879	262	1,954	0	1,954
Revisions and other	33,743	0	0	33,743	0	33,743
Development costs incurred during the period	2,303	0	0	2,303	0	2,303
Changes in income taxes	(1,977)	(457)	(15)	(2,449)	(14,253)	(16,702)
Accretion of 10% timing discount	7,735	0	0	7,735	0	7,735
Changes in timing and other	24,894	0	0	24,894	0	24,894
Balance at December 31, 2018	$285,814	$31,111	$271	$317,196	$(14,253)	$302,943

(a)

Reflects the associated income tax effect associated with the contribution of the Target Assets to a subchapter C corporation, using an estimated combined federal and state statutory tax rate of approximately 21.0% assuming no redemption and assuming illustrative redemption.

SPECIAL MEETING OF PURE STOCKHOLDERS

General

Pure is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Pure Board for use at the special meeting of stockholders to be held on                    ,           . This proxy statement/prospectus is first being furnished to Pure’s stockholders on or about                    ,           . This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held on                    ,                     , at           , Eastern Time, at           , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on                    ,           , which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of                 , 2019, there were 48,156,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 37,806,000 were shares of Class A Common Stock and 10,350,000 were shares of Class B Common Stock held by Pure’s Sponsor and Pure’s independent directors.

Vote of the Sponsor, Directors and Officers of Pure

Pure expects that its Sponsor, officers and directors will vote in favor of all the Proposals. In this regard, pursuant to a letter agreement entered into at the time of Pure’s IPO, Pure’s Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination Proposal, and Pure’s Sponsor has agreed to vote all of its shares of Pure’s voting common stock in favor of the other Proposals. Currently, Pure’s Sponsor, officers and directors own all of Pure’s outstanding shares of Class B Common Stock and collectively own approximately 21.5% of Pure’s outstanding Class A Common Stock and Class B Common Stock.

Pure’s Sponsor, directors and officers have waived their right to have any founder shares or public shares redeemed in connection with the business combination. However, Pure’s Sponsor is entitled to redemption rights upon Pure’s liquidation with respect to any shares of Class A Common Stock it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Pure stockholders is necessary to hold a valid meeting. The holders of a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, but the approval of the Adjournment Proposal requires only the affirmative vote of a majority of the holders of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon, voting as a single class, and actually cast at the special meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal.

Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to Pure Stockholders

After careful consideration, the Pure Board, and based in part on the unanimous recommendation of the Pure Special Committee, recommends that Pure stockholders vote “FOR” each Proposal being submitted to a vote of the Pure stockholders at the special meeting. In connection with the approval by the Pure Board and its recommendation to Pure stockholders, Jack Hightower and Rodney Woodard abstained from such approval and recommendation due to actual and potential conflicts of interest.

For a description of Pure’s reasons for the approval of the business combination and the recommendation of the Pure Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Pure Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

●

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted as recommended by the Pure Board. The Pure Board and Pure Special Committee recommend voting “FOR” the Proposals.

●

You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Pure can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Abstentions

Abstentions are considered present for the purpose of establishing a quorum and will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Pure’s Chief Financial Officer, in writing, before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal and the Adjournment Proposal. Under Pure’s bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow Sodali, Pure’s proxy solicitor, toll free at (800) 662-5200. Banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Under Pure’s Charter, any holders of Pure’s Class A Common Stock may elect that such shares be redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, which will be inclusive of an amount equal to the Sponsor Extension Loans and interest earned on the funds held in the Trust Account and not previously released to Pure to pay franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of November 18, 2019 of approximately $390.5 million, the estimated per share redemption price would have been approximately $10.33.

In order to exercise your redemption rights, you must:

●	if you hold public units, separate the underlying public shares and public warrants;

●

prior to                    , Eastern Time, on                     ,           , tender your shares physically or electronically and submit a request in writing, identifying yourself as a beneficial owner and providing your legal name, telephone number and address, that Pure redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, to the attention of Mark Zimkind at 1 State Street—30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

●

deliver your shares of Class A Common Stock either physically or electronically through DTC to the Transfer Agent before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two (2) weeks to obtain physical certificates from the Transfer Agent. However, Pure does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their respective bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option, in each case, prior to the date set forth in this proxy statement/prospectus. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

Holders of outstanding public units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one (1) full business day to accomplish the separation. If you fail to cause your public units to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Each redemption of Class A Common Stock by Pure’s public stockholders will reduce the amount in the Trust Account, which held (i) marketable securities with a fair value of approximately $390.5 million as of November 18, 2019 including (ii) Sponsor Extension Loans in the amount of $2.5 million as of November 18, 2019. In no event will Pure redeem its Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Pure’s Charter.

Prior to exercising redemption rights, Pure stockholders should verify the market price of Class A Common Stock, as stockholders may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares. You will have no right to participate in, or have any interest in, the future growth of Pure, if any. You will be entitled to receive cash for your Class A Common Stock only if you properly and timely demand redemption.

If the business combination is not approved and Pure does not consummate an Initial Business Combination by February 21, 2020, or subsequent thereto, if extended pursuant to a further amendment to Pure’s Charter, Pure will be required to dissolve and liquidate Pure’s Trust Account by returning the then-remaining funds in such account to the public stockholders and Pure’s escrow agent will be authorized to transfer $1.00 per whole public warrant, to holders of public warrants other than Pure’s Sponsor and its affiliates, at the same time as Pure redeems its public shares. The exercise period of Pure’s warrants will terminate and Pure’s warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to Pure stockholders in connection with the business combination.

Proxy Solicitation Costs

Pure is soliciting proxies on behalf of the Pure Board. This solicitation is being made by mail but also may be made by telephone or in person. Pure and its directors, officers and employees may also solicit proxies in person. Pure will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Pure will bear the cost of the solicitation.

Pure has hired Morrow Sodali to assist in the proxy solicitation process. Pure will pay that firm a fee of $32,500, plus disbursements. Pure will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pure will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Pure is asking its stockholders to approve and adopt the HPK Business Combination Agreement and the Grenadier Contribution Agreement, as well as the business combination. Pure’s stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreements, copies of which are attached as Annex A and Annex B to this proxy statement/prospectus. Please see the subsections below entitled “The HPK Business Combination Agreement” and “The Grenadier Contribution Agreement” for additional information and a summary of certain terms of the Business Combination Agreements. You are urged to read carefully the Business Combination Agreements in their entirety before voting on this proposal.

Because Pure is holding a special meeting of stockholders to vote on the business combination, Pure may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, voting as a single class.

The HPK Business Combination Agreement

On November 27, 2019, Pure entered into the HPK Business Combination Agreement with HighPeak Energy, MergerSub, the HPK Contributors and, solely for the limited purposes specified therein, the HPK Representative, pursuant to which, among other things, the holders of securities of Pure will become holders of the rights to securities of HighPeak Energy and HighPeak Energy will indirectly acquire the HighPeak Assets, including the equity interests of HPK, HighPeak Energy Holdings, HighPeak Assets I, HighPeak Assets II (collectively, the “HighPeak Entities”) and the HighPeak Employer, and the Grenadier Assets. Although the following steps are explained in sequence, they will all be accomplished substantially concurrently on the same day at the Closing:

●

Pure will file a certificate of merger with the Delaware Secretary of State, pursuant to which MergerSub will be merged with and into Pure, with Pure surviving such merger (the “Merger”) as a wholly owned subsidiary of HighPeak Energy (the “Surviving Corporation”).

●

At the effective time of the Merger (the “Merger Effective Time”), (i) the certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated, by virtue of the Merger to be identical to the certificate of incorporation and bylaws of MergerSub immediately prior to the Effective Time (except, that the certificate of incorporation (i) will provide for the name of the Surviving Corporation to be HighPeak Energy Acquisition Corp. rather than MergerSub’s name and (ii) the provisions relating to the incorporator will be omitted) and (ii) the board of directors and the officers of the Surviving Corporation will be the board of directors and the officers of MergerSub immediately prior to the Effective Time.

●	At the Merger Effective Time, the issued and outstanding securities of Pure will be treated as follows:

o

Each unit of Pure, which is composed of one share of Class A Common Stock and one-half of one warrant, will be immediately and automatically detached and separated into their constituent parts, such that a holder of a unit shall be deemed to hold one share of Class A Common Stock and one-half of one warrant.

o	Each share of Class A Common Stock and Class B Common Stock will be immediately and automatically converted into the right to receive one share of HighPeak Energy common stock, subject to certain adjustments to the one-for-one ratio in the event of a share sub-division or combination, stock dividend, reorganization or recapitalization occurring prior to the HPK Closing, if any (the “Merger Consideration”); provided, that (i) any such shares owned by Pure or any of its subsidiaries and (ii) 760,000 shares of Class B Common Stock held by Pure’s Sponsor, which are the subject of a Sponsor Support Agreement, will, in each case, be cancelled immediately prior to the Merger Effective Time for no consideration).

o

Each warrant of Pure will, pursuant to the terms of the warrant agreement, immediately and automatically represent the right to purchase shares of HighPeak Energy common stock on the same terms and conditions as are set forth in the warrant agreement. Additionally, (i) the Surviving Corporation (as successor to Pure) and HighPeak Energy will use best efforts to enter into an amendment to the warrant agreement with the Warrant Agent in a form mutually agreed upon by the parties thereto, pursuant to which the Warrant Agreement will be revised to reflect the reduction in the number of forward purchase warrants purchasable pursuant to the Forward Purchase Agreement and to include the Grenadier private placement warrants to be delivered to Grenadier pursuant to the Grenadier Contribution Agreement as “Private Placement Warrants” (as defined in the Warrant Agreement) for all purposes thereunder and (ii) the Surviving Corporation (as successor to Pure) will assign the warrant agreement to HighPeak Energy, and the Surviving Corporation will undertake to cause HighPeak Energy to perform its obligations under such warrant agreement.

●	Effective immediately following the Merger Effective Time:

o

the HPK Contributors will directly and indirectly contribute to HighPeak Energy 100% of the partnership interests in HPK, and HPK, including its wholly owned subsidiaries, HighPeak Holdings, HighPeak Assets I, HighPeak Assets II and HighPeak Employer, will become a wholly owned subsidiary of HighPeak Energy;

o

the HPK Contributors will contribute to HighPeak Energy any and all Sponsor Loans with respect to which an HPK Contributor is the payee and HighPeak Energy is the obligor and such loans will immediately and automatically be cancelled at the Closing and the amount of such cancelled loans is referred to herein as the “Converted Loan Amount;”

o

HighPeak Energy will issue to the HPK Contributors, pro rata based on their respective pro rata limited partnership interests in HPK (referred to therein as the “Contributor Percentage Interest”), an aggregate 75,150,000 shares of HighPeak Energy common stock (the “Unadjusted Shares”), subject to certain adjustments on the basis of $10.00 per share;

o	HighPeak Energy shall cause HighPeak Assets II and the Surviving Corporation to consummate the transactions contemplated by the Grenadier Contribution Agreement; and

o	HighPeak Energy will then cause HPK to merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger, and any Sponsor Loans with respect to which HPK or any other HighPeak Contributed Entity is the payee and the Surviving Corporation is the obligor will be immediately and automatically cancelled.

The Unadjusted Shares will be adjusted upward with respect to (i) the amount of certain transaction expenses of the HPK Contributors paid by or on behalf of the HPK Contributors prior to the Closing (other than transaction expenses paid by the HighPeak Entities), (ii) the amount of cash contributed by the HPK Contributors to the HighPeak Entities or otherwise paid by (but not reimbursed to) the HPK Contributors or one of its affiliates (other than a HighPeak Entity) on their behalf to the extent such contribution or payment is made during the period that commences on August 1, 2019 and ends immediately prior to the HPK Closing, (iii) all amounts paid to Grenadier or deposited into escrow for the benefit of Grenadier, in each case, prior to the Merger Effective Time pursuant to the Grenadier Contribution Agreement, including all interest accrued on such amounts, (iv) an additional amount of $1,000,000 per month to cover certain monthly expenses incurred between August 1, 2019 and the HPK Closing, (v) the Converted Loan Amount and (vi) any other amounts otherwise agreed to among the parties, provided that no such agreement shall be made by Pure without the prior approval of the Pure Special Committee.

The Unadjusted Shares will be adjusted downward with respect to (i) the amount of certain cash or rights to payment under the Sponsor Loans distributed by the HighPeak Entities to the HPK Contributors on or after August 1, 2019 and prior to the HPK Closing, (ii) all revenues of any HighPeak Entity received by an HPK Contributor or its affiliates (other than a HighPeak Entity) and not remitted to the applicable HighPeak Entity during the period that commences on August 1, 2019 and ends immediately prior to the HPK Closing and (iii) any other amounts otherwise agreed to among the parties.

Procedure for Receiving Merger Consideration

Exchange Agent

Prior to the Merger Effective Time, HighPeak Energy will deposit with an entity designated by HighPeak Energy and reasonably acceptable to the HPK Contributors (the “Exchange Agent”) shares of HighPeak Energy common stock issuable in exchange for Pure’s outstanding shares of Class A Common Stock and Class B Common Stock, as well as any cash to settle any fractional shares or otherwise required to be paid out by the Exchange Agent. At the time of such deposit, HighPeak Energy will irrevocably instruct the Exchange Agent to transfer the shares of HighPeak Energy common stock to Pure’s stockholders after the Merger Effective Time as outlined in more detail below.

Exchange Procedures

No more than ten (10) business days after the HPK Closing, the Exchange Agent will send to each of Pure’s stockholders of record entitled to receive the Merger Consideration a letter of transmittal, with instructions regarding how to surrender their shares of Class A Common Stock and Class B Common Stock in exchange for the Merger Consideration. Upon surrender of such stockholder’s shares of Class A Common Stock and Class B Common Stock for exchange to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, such stockholder will be entitled to receive in exchange therefor the Merger Consideration. Until surrendered, each share of Class A Common Stock or Class B Common Stock, as applicable, will be deemed at any time after the Merger Effective Time to represent only the right to receive, upon the surrender of such share, the Merger Consideration.

No fractional shares of HighPeak Energy common stock will be issued in connection with the Merger. Any stockholder of Pure that would otherwise be entitled to receive a fraction of a share of HighPeak Energy common stock shall, in lieu of such fraction of a share be paid an equivalent cash dollar amount calculated in accordance with the HPK Business Combination Agreement.

Any undistributed HighPeak Energy common stock and cash remaining with the Exchange Agent six months after the HPK Closing will be delivered to HighPeak Energy or, at HighPeak Energy’s direction, the Surviving Corporation, upon demand. Thereafter, any former stockholders of Pure who have not as of such time received the Merger Consideration, any applicable cash in lieu of fractional shares of HighPeak Energy common stock and any applicable dividends or other distributions with respect to shares of HighPeak Energy common stock to which they would be entitled upon surrender of their shares of Class A Common Stock or Class B Common Stock, shall thereafter only look to the Surviving Corporation and HighPeak Energy for payment of their claim for such amounts.

Distributions with Respect to Unexchanged Shares

No dividends or other distributions declared or made with respect to shares of HighPeak Energy common stock with a record date after the Merger Effective Time and no cash payment in lieu of fractional shares of HighPeak Energy common stock will be paid to the holder of any unsurrendered shares of Class A Common Stock or Class B Common Stock with respect to the shares of HighPeak Energy common stock that such holder would be entitled to receive upon surrender of such Class A Common Stock or Class B Common Stock.

Subject to the effect of applicable escheat or similar laws, following surrender of any such shares of Class A Common Stock or Class B Common Stock there will be paid to the holder of whole shares of HighPeak Energy common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of HighPeak Energy common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time that are payable after such surrender.

No Liability

None of the Exchange Agent, the Surviving Corporation, HighPeak Energy or any other party to the HPK Business Combination Agreement will be liable to a holder of shares of Class A Common Stock or Class B Common Stock for the amount of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

In the event any certificate representing shares of Class A Common Stock or Class B Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue in exchange therefor the Merger Consideration and any cash payments in lieu of a fractional share and any distributions to which such stockholder would otherwise be entitled, upon the making of an affidavit of that fact and, if reasonably required by HighPeak Energy, the posting of a bond by such stockholder in such reasonable amount as HighPeak Energy may direct as indemnity against any claim that may be made against HighPeak Energy with respect to such certificate.

Conditions to Closing of the HPK Business Combination Agreement

Mutual Conditions

Under the HPK Business Combination Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction or waiver at or prior to the HPK Closing of the following conditions:

●	the expiration of the waiting period (or extension thereof) under the HSR Act;

●

the absence of any injunctions or orders restraining or prohibiting the consummation of the transactions and the absence of any law making the consummation of the transactions illegal or otherwise prohibited;

●

the requisite approval of the business combination by (i) by the respective stockholders of Pure, (ii) Pure as sole stockholder of HighPeak Energy and (iii) HighPeak Energy as the sole stockholder of MergerSub;

●

the completion of the offer by Pure to redeem shares of Class A Common Stock issued in the IPO for cash in accordance with the organizational documents of Pure and the terms of the HPK Business Combination Agreement and as described elsewhere in this proxy statement/prospectus;

●	there being at least $275 million of Available Liquidity;

●	(i) the readiness, willingness and ability of Grenadier to consummate the transactions under the Grenadier Contribution Agreement, (ii) the satisfaction or waiver of the conditions precedent to HighPeak Assets II’s obligations to consummate the transactions under the Grenadier Contribution Agreement and (iii) the consummation of the transactions under the Grenadier Contribution Agreement shall occur promptly following the HPK Closing, and in any event, on the same day as the HPK Closing;

●

the representations and warranties of the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, being true and correct, subject to the materiality standards contained in the HPK Business Combination Agreement;

●

material compliance by the HPK Contributors, in the case of Pure, HighPeak Energy and MergerSub, and Pure, HighPeak Energy and MergerSub, in the case of the HPK Contributors, with their respective covenants under the HPK Business Combination Agreement; and

●	delivery by the other parties of documents and other items required to be delivered by such other parties at the HPK Closing.

Pure may not waive any of the foregoing conditions without the prior approval of the Pure Special Committee.

“Available Liquidity” means, as of the HPK Closing, (i) the amount of funds contained in the Trust Account (net of any stockholder redemptions), (ii) plus any cash on-hand of the HighPeak Contributed Entities as of immediately prior to the Closing (without duplication of any cash included in clause (i) above or clauses (iii) or (iv) below), (iii) plus the amount of available debt financing (excluding any Sponsor Loans unless otherwise agreed by the parties), (iv) plus the amount of net cash proceeds attributable to the Forward Purchase Agreement, the PIPE Investment  (up to $300 million) and any other issuance of Class A Common Stock prior to the HPK Closing, (v) minus the amount of the aggregate cash consideration to be paid to Grenadier at the Grenadier Closing pursuant to the Grenadier Contribution Agreement (the “Grenadier Closing Cash Payment”), (vi) minus certain transaction expenses of each of the HPK Contributors (including their respective affiliates), HighPeak Energy, MergerSub and Pure, (vii) plus the amount of any and all capital expenditures and other amounts paid by or on behalf of the HighPeak Entities with respect to their respective assets, and Grenadier, with respect to the Grenadier Assets, in each case, from and after January 1, 2020 through the HPK Closing.

Additional Conditions of the HPK Contributors

The HPK Contributors’ obligations to consummate the transactions contemplated by the HPK Business Combination Agreement are also subject to the satisfaction or waiver at or prior to the HPK Closing of the following conditions:

●	the approval for listing on the Nasdaq or NYSE of the shares of HighPeak Energy issuable to the HPK Contributors and the stockholders of Pure pursuant to the HPK Business Combination Agreement; and

●

Pure transferring to HighPeak Energy all cash or immediately available funds equal to the funds in the Trust Account (net of amounts paid in connection with stock redemptions and transaction expenses of Pure), together with the net cash proceeds to Pure resulting from any issuance of Class A Common Stock after the execution of the HPK Business Combination Agreement and before the Closing.

HPK will acquire HighPeak Employer effective immediately prior to the HPK Closing pursuant to a purchase and sale agreement (the “HighPeak Employer Purchase Agreement”), dated November 27, 2019, with HighPeak Energy Management, LLC, the sole member of HighPeak Employer and the HPK Representative. Other than Pure, HighPeak Energy and MergerSub being ready, willing and able to consummate the transactions contemplated by the HPK Business Combination Agreement and the HPK Closing occurring promptly following the Employer Closing and, in any event, on the same day as the Employer Closing, there are no other conditions with respect to the closing of the transactions contemplated by the HighPeak Employer Purchase Agreement (the “Employer Closing”).

Representations and Warranties

The HPK Business Combination Agreement contains customary representations and warranties by the parties thereto.

Each HPK Contributor made representations and warranties with respect to itself and, to the extent applicable, the HighPeak Contributed Entities relating to: organization, authority, no violations, consents, ownership of the HighPeak Contributed Entities, brokers’ fees, its accredited investor status and its investment intent. Additionally, each HPK Contributor made representations and warranties with respect to the HighPeak Contributed Entities relating to: organization, capitalization, no violations, consents, financial statements, absence of certain changes or events, no undisclosed material liabilities, permits, compliance with law, litigation, compensation and benefits, labor matters (including with respect to the HighPeak Employer), taxes, oil and gas matters, environmental matters, material contracts, insurance, brokers and information supplied with respect to this proxy statement/prospectus; provided, however, that only a subset of such representations and warranties were made with respect to the HighPeak Employer. Each HPK Contributor expressly disclaims making any representations with respect to the Grenadier Assets, other than limited representations with respect to making available to Pure certain documents related to the Grenadier Assets and with respect to the effectiveness of the Grenadier Contribution Agreement. No HPK Contributor made any representations or warranties with respect to the portion of the Grenadier Assets to be acquired by HighPeak Energy pursuant to the Grenadier Contribution Agreement.

Pure made representations and warranties with respect to itself relating to: organization, authority, no violations, consents, capitalization and subsidiaries, brokers’ fees, documents filed with the SEC (including Pure’s financial statements), internal controls, indebtedness, compliance with laws, litigation, certain contracts and arrangements, solvency, board and stockholder approval, listing of the Class A Common Stock, the Trust Account, information supplied with respect to this proxy statement/prospectus, absence of certain changes or events and taxes. Additionally, each of HighPeak Energy and MergerSub jointly and severally made representations and warranties with respect to themselves relating to: organization, authority, no violations, consents, capitalization and assets, brokers’ fees, HighPeak Energy’s accredited investor status and its investment intent and the Grenadier Contribution Agreement.

Under the HPK Business Combination Agreement, certain representations and warranties of each of the parties are qualified in whole or in part by knowledge, materiality and/or a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the HPK Business Combination Agreement, a “Material Adverse Effect” means an occurrence, condition, change, event or effect that has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such entity and its subsidiaries, taken as a whole, or prevents or materially delays or impairs the ability of such entity or its subsidiaries to consummate the transactions contemplated by the HPK Business Combination Agreement; provided, however, that in no event shall any of the following constitute a material adverse effect to the financial condition, business or results of operations of such entity and its subsidiaries, taken as a whole: (i) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions; (ii) any occurrence, condition, change (including changes in applicable law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such entity’s physical properties to the extent such change or effect would otherwise constitute a material adverse effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a material adverse effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the transactions contemplated by the HPK Business Combination Agreement; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such entity, its subsidiaries or their respective businesses or any change in applicable law, or in the interpretation thereof; (vii) natural declines in well performance and (viii) any reclassification or recalculation of reserves in the ordinary course of business; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the HighPeak Contributed Entities (taken as a whole) relative to other businesses in the industries in which the HighPeak Contributed Entities operate.

Covenants of the Parties

Covenants of the HPK Contributors

The HPK Contributors made certain covenants, subject to certain permitted exceptions, with respect to the period of time between the execution of the HPK Business Combination Agreement and the HPK Closing (or the earlier termination of the HPK Business Combination Agreement), including, among others, the following:

●

cause each of the HighPeak Entities to conduct its businesses in the ordinary course and use commercially reasonable efforts to (i) preserve its present business organization, (ii) maintain its material oil and gas properties and permits and (iii) retain its current officers and (iv) preserve its relationships with its key customers and suppliers;

●

cause the HighPeak Entities (and to the extent applicable, the HighPeak Employer) not to, other than with respect to certain limited exceptions, including as contemplated by the HPK Business Combination Agreement:

o

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding interests in any HighPeak Entity, other than distributions made to the HPK Contributors of rights to receive payments with respect to the Sponsor Loans; split, combine or reclassify any interests in any HighPeak Entity; or purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any interests in any HighPeak Entity;

o

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any interests in any HighPeak Entity or any securities convertible into, or any rights, warrants or options to acquire, any such interests, in each case, other than to HPK;

o	amend or propose to amend the organizational documents of any HighPeak Entity;

o

(i) merge, consolidate, combine or amalgamate with any entity, (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (a) pursuant to an agreement of a HighPeak Entity in effect on the date of the HPK Business Combination Agreement that is a material contract, (b) acquisitions in the ordinary course of business for which the consideration does not exceed $25,000,000 in the aggregate and (c) swaps and licenses in the ordinary course of business or (iii) make any loans, advances or capital contributions to, or investments in, any entity (other than with any other HighPeak Contributed Entity), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

o

sell, lease, abandon, encumber or otherwise dispose of, or agree to sell, lease, abandon, encumber or otherwise dispose of, any material portion of its assets or properties, other than (i) items constituting certain permitted encumbrances, (ii) pursuant to an agreement of a HighPeak Entity in effect on the date of the HPK Business Combination Agreement that is a material contract or (iii) sales, swaps, leases or dispositions (a) for which the consideration is $10,000,000 or less and (b) made in the ordinary course of business;

o	consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any HighPeak Entity;

o	change in any material respect the material accounting principles, practices or methods of a HighPeak Entity, except as required by GAAP or applicable law;

o

except as otherwise done pursuant to an acquisition expressly permitted by the HPK Business Combination Agreement, in the ordinary course of business, consistent with past practices (where applicable), or as required by a change in applicable law, (i) make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where a HighPeak Contributed Entity has the authority to make such binding election), (ii) settle or compromise any material proceeding relating to taxes of any HighPeak Contributed Entity or (iii) change in any material respects any methods of reporting income or deductions for income tax purposes for any HighPeak Contributed Entity from those employed in the preparation of its income tax returns that have been filed for prior taxable years;

o

(i) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers or independent contractors of any HighPeak Contributed Entity, other than annual increases (and bonuses) granted in the ordinary course of business; (ii) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any director, officer or independent contractor or (iii) terminate, establish or become obligated under any collective bargaining agreement or any material employee benefit plan of any HighPeak Entity or the HighPeak Employer, or amend any such plan or arrangement if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; in each of (i) through (iii), other than as required by applicable law or the existing terms of an employee benefit plan of the HighPeak Entities or the HighPeak Employer;

o

incur, create or assume any indebtedness or guarantee any such indebtedness of another entity or create any encumbrances on any property or assets of any HighPeak Entity in connection with any indebtedness thereof, other than encumbrances permitted under the HPK Business Combination Agreement; provided, however, that the foregoing shall not restrict (i) in accordance with the terms of the HPK Business Combination Agreement, the Sponsor Loans, (ii) the incurrence of indebtedness (a) constituting borrowings in an amount not to exceed $40,000,000 in the aggregate or (b) by any HighPeak Entity that is owed to any other HighPeak Entity or (iii) the creation of any encumbrances securing any indebtedness permitted to be incurred by clause (ii) above;

o

(i) enter into any contract that would be considered material under standards described in the HPK Business Combination Agreement other than in the ordinary course of business, in which case such material contract is to be made available to HighPeak Energy, (ii) modify, amend, terminate or assign, waive or assign any material right or benefit under, any such contract other than in the ordinary course of business or (iii) enter into any joint venture or other entity that will be treated as a partnership for tax purposes;

o	modify, amend, terminate or waive any right or benefit of any of the HighPeak Contributed Entities under the Grenadier Contribution Agreement or the HighPeak Employer Purchase Agreement (or approve any changes to the Existing ASA (as defined in the HighPeak Employer Purchase Agreement) that require HPK’s approval pursuant to the HighPeak Employer Purchase Agreement without the prior written approval of Pure, including the prior written approval of the Pure Special Committee) or fail to provide HighPeak Energy with any material notices from Grenadier pursuant to the Grenadier Contribution Agreement;

o

settle or offer or propose to settle, any proceeding (other than a proceeding relating to taxes) involving the payment of monetary damages by a HighPeak Entity of any amount exceeding $500,000 in the aggregate; provided, however, that no HighPeak Entity shall settle or compromise any proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief or (ii) involves an admission of criminal wrongdoing by a HighPeak Entity;

o

authorize or make capital expenditures that exceed the budgets set forth in the HPK Contributors’ disclosure letter by an amount greater than $25,000,000, except for capital expenditures (i) to repair damage resulting from insured casualty events or (ii) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

o

take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the HPK Closing and the consummation of the transactions contemplated by the HPK Business Combination Agreement; or

o	agree or commit to take any of the foregoing actions.

Additionally, the HPK Contributors made certain other covenants, subject to certain permitted exceptions, including, among others, the following:

●

to notify Pure, HighPeak Energy and MergerSub if, after the date of the HPK Business Combination Agreement, (i) the HPK Contributors learn that certain investigations or reviews by a governmental entity with respect to any HighPeak Contributed Entity has been commenced or threatened or (ii) a HighPeak Contributed Entity receives any written communication from a governmental entity that alleges that a HighPeak Contributed Entity is not in material compliance with, in all material respects, or in in default or violation, in any material respect, of, any applicable law;

●

to be responsible for all income taxes imposed on any HPK Contributor, any of their owners, or any group of which any of the foregoing is or was a member (other than taxes imposed with respect to a member that is a HighPeak Contributed Entity); and

●

to promptly deliver to the applicable HighPeak Contributed Entity, any revenues or proceeds that are the property of a HighPeak Contributed Entity and that an HPK Contributor or any of their respective affiliates receives following the Closing.

Covenants of Pure, HighPeak Energy and MergerSub

Each of Pure, HighPeak Energy and MergerSub made certain covenants, subject to certain permitted exceptions, with respect to the period of time between the execution of the HPK Business Combination Agreement and the HPK Closing (or the earlier termination of the HPK Business Combination Agreement), including, among others, the following:

●

to conduct its businesses in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers;

●	to not, other than with respect to certain limited exceptions, including as contemplated by the HPK Business Combination Agreement:

o

amend or propose to amend (i) the organization documents of Pure or any of its subsidiaries or (ii) the Investment Management Trust Agreement, dated effective April 12, 2018, between Pure and Continental Stock Transfer & Trust Company or any other agreement related to the Trust Account;

o	offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any interest in Pure or any of its subsidiaries, other than (i) issuances of HighPeak Energy common stock in connection with the PIPE Investment, (ii) issuances of HighPeak Energy common stock and warrants of HighPeak Energy in connection with the Forward Purchase Agreement Amendment, (iii) issuance of HighPeak Energy common stock and warrants of HighPeak Energy pursuant to the Grenadier Contribution Agreement and (iv) issuances of any interest in a, directly or indirectly, wholly owned subsidiary of Pure to Pure or another directly or indirectly wholly owned subsidiary of Pure;

o

(i) split, combine or reclassify any interests in Pure or any of its subsidiaries, (ii) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding interests in Pure or any of its subsidiaries, (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Pure or any of its subsidiaries, other than in connection with any stockholder redemptions contemplated by this proxy statement/prospectus or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pure or any of its subsidiaries;

o	create, incur, guarantee or assume any indebtedness (other than with respect to Sponsor Loans and the entry into of a revolving credit facility or term loan the proceeds of which may be used to fund all or part of the Grenadier Closing Cash Payment and working capital needs of HighPeak Energy and its subsidiaries following the HPK Closing) or otherwise become liable or responsible for the obligations of any other individual or entity;

o	(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other entity or division of a business organization, (ii) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (iii) make any loans, advances or capital contributions to, or investments in, any individual or entity;

o	modify, amend, terminate or waive any right or benefit under the Grenadier Contribution Agreement or fail to provide the HPK Contributors with any known or reasonably expected inability to satisfy one of the conditions to the Grenadier Closing set forth in the Grenadier Contribution Agreement made or received under the Grenadier Contribution Agreement; or

o	agree or commit to take any of the foregoing actions.

Additionally, each of Pure, HighPeak Energy and MergerSub made certain other covenants, subject to certain permitted exceptions, including, among others, the following:

●

HighPeak Energy has agreed to indemnify, defend and hold harmless the current, past and future directors and officers of each HighPeak Contributed Entity and such persons who are, were or in the future are serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, benefit plan, trust or other enterprise against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual proceeding to which such person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director or officer of a HighPeak Contributed Entity or is or was serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the HPK Closing and whether asserted or claimed prior to, at or after the HPK Closing;

●

Pure has agreed to use its commercially reasonable efforts to cause the Trustee to, and the Trustee will thereupon be obligated to, (i) pay as and when due all amounts payable to stockholders of Pure and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the HPK Business Combination Agreement and the Trust Agreement;

●	Promptly after the HPK Closing and the contribution of the interests of HPK as set forth above, (i) HighPeak Energy will, and will cause HighPeak Asset II and the Surviving Corporation (as successor to Pure) to, consummate the applicable transactions contemplated by the Grenadier Contribution Agreement, including (a) HighPeak Energy’s contribution of HighPeak Energy common stock and warrants to HPK, (b) HPK’s contribution of such HighPeak Energy common stock and warrants to HighPeak Assets II, (c) HighPeak Assets II’s transfer to Grenadier of such HighPeak Energy common stock and warrants and the cash specified in the Grenadier Contribution Agreement and (d) HighPeak Assets II’s acquisition of the Grenadier Assets and (ii) HighPeak Energy will use commercially reasonable efforts to provide, or cause to be provided, any replacement credit support required by a third party with respect to the Grenadier Assets;

●	HighPeak Energy has agreed to file the A&R Charter before the HPK Closing;

●	HighPeak Energy has agreed to consist of a sole director, Jack Hightower, prior to the Closing. Under the HPK Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement forms a part, to designate to Pure a list of individuals that HPK wants to be appointed to the HighPeak Energy Board, effective as of the HPK Closing. To the extent that the HPK Contributors timely deliver such a designation, Pure, HighPeak Energy and the HighPeak Energy Board will be obligated to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus;

●

HighPeak Energy has agreed to use its reasonable best efforts to cause its common stock issued pursuant to the HPK Business Combination Agreement to be approved for listing on the Nasdaq or the NYSE prior to the HPK Closing, subject to notice of issuance;

●	HighPeak Energy has agreed to bear all transfer taxes that arise by reason of the consummation of the transactions contemplated by the HPK Business Combination Agreement;

●

HighPeak Energy has agreed to pay (or cause to be paid) any invoice or other request for payment received by the HPK Contributors or any of their affiliates after the Closing with respect to any of the HighPeak Contributed Entities or any of their respective assets or properties or to reimburse the HPK Contributors or their affiliates, as applicable, with respect to any such paid amounts; and

●	Promptly after the Grenadier Closing, HighPeak Energy has agreed to cause HPK to merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger, at which time any Sponsor Loans between the Surviving Corporation and any of the HighPeak Contributed Entities will be immediately and automatically cancelled.

Mutual Covenants

Each party made certain mutual covenants, subject to certain permitted exceptions, including, among others, to do the following:

●

not take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the HPK Closing or the consummation of the transactions contemplated by the HPK Business Combination Agreement;

●

(i) provide the other parties access to each respective party’s representatives, books and records, facilities and certain information concerning each party’s respective business, (ii) not unreasonably interfere with the business or operations of any party providing the access described in the foregoing and (iii) indemnify any party providing access;

●	cooperate with one another with respect to any required filings;

●

if HSR Act notification is required, each of the parties have agreed to (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) use their reasonable best efforts to (x) promptly respond to any requests for additional information made by certain governmental authorities with respect thereto, (y) cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and (z) avoid each and every impediment under the HSR Act so as to enable the HPK Closing to occur as soon as reasonably possible;

●	use their reasonable best efforts to defend any proceeding that questions the validity or legality of the transactions contemplated by the HPK Business Combination Agreement;

●

issue a joint press release promptly following the execution of the HPK Business Combination Agreement and not issue other public announcements regarding the HPK Business Combination Agreement without the prior written approval of the other parties, subject to certain exceptions;

●

confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, individually or in the aggregate, a material adverse effect or that would result in a breach of contract or violation of law, resulting in any loss, cost or liability in excess of a specified threshold;

●	use reasonable best efforts to provide all cooperation reasonably requested by a party that is customary in connection with completing certain financing activities with respect to ensuring that, when required, HighPeak Assets II has sufficient funds to consummate the Grenadier Contribution Agreement, or with obtaining certain required consents; and

●

notify one another after becoming aware of any condition, event or circumstance that will result in any of the conditions to the HPK Business Combination Agreement not being met, or failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement under the HPK Business Combination Agreement.

Board Recommendation

Prior to the approval and adoption of the HPK Business Combination Agreement by Pure’s stockholders, the Pure Board may (based upon the recommendation of the Pure Special Committee) withdraw, modify or qualify its recommendation to Pure’s stockholders to vote “FOR” the Business Combination Proposal only in response to an Intervening Event (as defined below) and if the Pure Board (based upon the recommendation of the Pure Special Committee) shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under Pure’s organizational documents or is reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, however, that the Pure Board shall not be entitled to exercise its rights to make such a Change in recommendation unless

●

Pure has provided to the HPK Contributors three (3) Business Days’ prior written notice advising the HPK Contributors that the Pure Board intends to take such action and specifying the reasons therefor in reasonable detail;

●

during such notice period, if requested by the HPK Contributors, Pure shall, and shall make available and direct its applicable representatives to, discuss and negotiate in good faith with the HPK Contributors any proposed modifications to the terms and conditions of the HPK Business Combination Agreement: and

●

following such notice period, the Pure Board (based upon the recommendation of the Pure Special Committee), after taking into account any modifications to the terms of the HPK Business Combination Agreement and the transactions contemplated thereby to which the HPK Contributors would agree, concludes in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under Pure’s organizational documents or is reasonably likely to be inconsistent with its fiduciary duties under applicable law.

“Intervening Event” means a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of the HighPeak Contributed Entities that (i) is not known and is not reasonably foreseeable by the Pure Board as of the date of the HPK Business Combination Agreement, (ii) does not relate to Pure or its affiliates and (iii) did not result from any breach of the HPK Business Combination Agreement by Pure, HighPeak Energy, MergerSub or their respective directors, officers, employees or other representatives.

Indemnification; Survival of Representations, Warranties and Covenants; Releases

Indemnification under the HPK Business Combination Agreement

Under the HPK Business Combination Agreement, the parties have agreed to indemnify one another with respect to such indemnifying party’s exercise of its access rights under the HPK Business Combination Agreement and such indemnified party’s cooperation in connection with the registration statement on Form S-4 of HighPeak Energy and the proxy statement/prospectus included therein and financing matters. Additionally, HighPeak Energy has agreed to indemnify the directors and officers of the HighPeak Contributed Entities or any person who is or was serving at the request of a HighPeak Contributed Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise against certain claims arising out of such individuals serving in such positions.

Survival of Representations, Warranties and Covenants

Except with respect to (i) the transactions to be completed in connection with the Merger, (ii) the transactions to be completed in connection with the contribution of the HighPeak Contributed Entities to HighPeak Energy (and subsequently to Pure) and any Sponsor Loans directly contributed by any HPK Contributor and the issuance of HighPeak Energy common stock as consideration therefor, (iii) the cancellation of any contributed Sponsor Loans and certain other matters related thereto or to the HPK Closing and (iv) certain covenants relating to, indemnification with respect to access to information, director and officer indemnification, public announcements, tax matters, payment of certain expenses, remittance of any post-HPK Closing revenues received by an HPK Contributor that are the property of a HighPeak Contributed Entity, indemnification with respect to cooperation surrounding this proxy statement/prospectus and financing matters, the Trust Account, the acquisition of the Grenadier Assets, releases of claims and certain other matters (such matters as are described in clauses (i)–(iv), the “HPK Surviving Claims”), the representations, warranties and covenants of the parties contained in the HPK Business Combination Agreement will not survive the HPK Closing. After the HPK Closing, no party to the HPK Business Combination Agreement will have any liability to any other party, except in the case of fraud or with respect to the HPK Surviving Claims.

Releases

The HPK Contributors have agreed to waive, acquit, forever discharge and release, effective as of the HPK Closing, on behalf of themselves and each of their controlled affiliates (other than the HighPeak Contributed Entities) and each of their respective past, present and future stockholders, partners, members and representatives and each of their respective successors and assigns, to the fullest extent permitted by law, any and all causes of action, damages, judgments, liabilities and rights against Pure, HighPeak Energy and MergerSub and each of their respective subsidiaries and past, present and future equityholders, affiliates and representatives, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such entities and persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the HPK Closing, in each case, relating to the HighPeak Contributed Entities or their respective businesses, arising from or relating to the HPK Business Combination Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional interests in HighPeak Energy or any of its subsidiaries or any distributions or payments (as consideration of services or otherwise) from HighPeak Energy or any of its subsidiaries by reason of any matter, cause or thing whatsoever, other than in relation to (i) the HPK Surviving Claims, (ii) any obligations owed to any officer, director, manager, employee or consultant pursuant to the organizational documents of any of the HighPeak Contributed Entities or any employee benefit plan or any other compensation or retention arrangement by any HighPeak Contributed Entity, HighPeak Energy or any of their respective subsidiaries and (iii) any obligations under any of the other agreements executed and delivered in connection with the HPK Business Combination Agreement.

Pure, HighPeak Energy and MergerSub have agreed to waive, acquit, forever discharge and release, effective as of the HPK Closing, on behalf of themselves and each of its controlled affiliates (including than the HighPeak Contributed Entities) and each of their respective past, present and future stockholders, partners, members and representatives and each of their respective successors and assigns, to the fullest extent permitted by law, any and all causes of action, damages, judgments, liabilities and rights against the HPK Contributors and their past, present and future equityholders, affiliates and representatives, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that HighPeak Energy or any of such other persons or entities has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the HPK Closing, in each case, relating to the HighPeak Contributed Entities, their respective business or asses and properties or the ownership or operation thereof, including pursuant to any organizational document thereof (and any breaches thereof), arising from or relating to the HPK Business Combination Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than in relation to the HPK Surviving Claims.

Regulatory Matters

The parties to the HPK Business Combination Agreement have determined that no filing is required under the HSR Act, which would otherwise prevent the parties thereto from completing the business combination until required information and materials were furnished to the Antitrust Division of the DOJ and the FTC and specified waiting period requirements had been satisfied. In addition, neither Pure nor HighPeak Energy are aware of any material federal or state regulatory approvals that are required for completion of the business combination.

Termination Rights

The HPK Business Combination Agreement may be terminated at any time prior to the HPK Closing (i) by mutual written consent of Pure and the HPK Contributors or (ii) by any party upon the occurrence of any of the following: (a) if any governmental entity issues any order, decree, ruling or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the HPK Business Combination Agreement and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law that makes consummation of the transactions contemplated by the HPK Business Combination Agreement illegal or otherwise prohibited; provided, however, that the right to terminate shall not be available to the terminating party if the failure to fulfill any material covenant or agreement under the HPK Business Combination Agreement by Pure, HighPeak Energy or MergerSub (in the case where an HPK Contributor is the terminating party) or the HPK Contributors (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) has been the cause of or resulted in the circumstances described in the foregoing; (b) in the event that any breach of a representation, warranty or covenant would cause the failure of a condition relating to such matters, and such breach cannot be or has not been cured by the earlier of thirty (30) days after notice is given and February 21, 2020; provided, however, that neither the party terminating nor its affiliates is also in breach of the HPK Business Combination Agreement; (c) if, after the final adjournment of the special meeting, the requisite approval of Pure’s stockholders has not been obtained with respect to the Proposals; and (d) if the transactions have not been consummated on or before 5:00 p.m., Houston time on February 21, 2020; provided, however, that the right to terminate pursuant to this clause (d) will not be available to the terminating party if failure to fulfill any material covenant or agreement by Pure, HighPeak Energy or MergerSub (in the case where Pure, HighPeak Energy or MergerSub is the terminating party) or the HPK Contributors (in the case where an HPK Contributor is the terminating party) has neither been the cause of nor resulted in the failure of the consummation of the transactions on or before such date.

If the HPK Business Combination Agreement is terminated in accordance with its terms, subject to certain exceptions, the parties will have no liability or obligation under such agreement; provided, however, that no party will be relieved or released from any liabilities arising out of any Willful and Material Breach (as defined in the HPK Business Combination Agreement) of a covenant, agreement or obligation thereunder. Each party to the HPK Business Combination Agreement will only bear its own termination expenses, except as otherwise provided by the HPK Business Combination Agreement.

Expenses

Except as otherwise provided in the HPK Business Combination Agreement, upon and following consummation of the transactions contemplated by the HPK Business Combination Agreement, HighPeak Energy will pay all of its own expenses as well as the expenses of Pure, MergerSub and the HPK Contributors and the HPK Contributors’ affiliates (to the extent not paid by or on behalf of the HPK Contributors or their affiliates prior to the HPK Closing) that are incident to preparing for, entering into and carrying out the HPK Business Combination Agreement and the consummation of the transactions contemplated thereby, including the preparation for, entrance into and carrying out of the Grenadier Contribution Agreement and any predecessor thereto and the consummation of the transactions contemplated thereby.

Amendments

The HPK Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided that in the case of obtaining Pure’s approval of any amendments that would affect in any material respect the Merger Consideration, the terms of the warrants of HighPeak Energy, the HighPeak Energy common stock issuable as consideration, the Forward Purchase Agreement Amendment, the Stockholders’ Agreement or the A&R Charter, the Pure Special Committee shall first approve such amendments in writing; and provided, further, that the consent of the HPK Representative will not be required to amend the HPK Business Combination Agreement, prior to the Closing, unless such amendment would adversely affect the HPK Representative’s rights or increase the HPK Representative’s obligations thereunder. Additionally, once the stockholders of Pure have approved the Business Combination Proposal by the requisite vote, the parties may not amend or modify the HPK Business Combination Agreement in a manner that would, by law, require another vote of the stockholders of Pure without first obtaining such requisite stockholder approval.

The Grenadier Contribution Agreement

On June 17, 2019, HighPeak Assets II entered into a Purchase and Sale Agreement (the “Original Grenadier PSA”) with Grenadier, pursuant to which HighPeak Assets II agreed to acquire the Grenadier Assets. On August 16, 2019, the parties amended the Original Grenadier PSA to, among other things, (i) extend the target closing date of the Original Grenadier PSA to January 22, 2020 and the outside date to January 24, 2020 and (ii) provide for a non-refundable extension payment by HighPeak Assets II as part of the consideration for extending the target closing date of the transaction to January 22, 2020. On November 27, 2019, HighPeak Assets II and Grenadier amended and restated the Original Grenadier PSA by entering into the Grenadier Contribution Agreement with Pure and HighPeak Energy.

Upon the consummation of the transactions contemplated by the Grenadier Contribution Agreement (the “Grenadier Closing”), Grenadier will receive aggregate consideration consisting of $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock (collectively, the “Grenadier Acquisition Price”), subject to customary acquisition price adjustments, based on an effective date of June 1, 2019. HighPeak Assets II has advanced a deposit equal to $30,750,000 which is non-refundable if the Grenadier Closing does not occur for any reason. If the Grenadier Closing does occur, the deposit will be credited toward the Grenadier Acquisition Price. Further, partly in consideration for extending the closing date contemplated under the Grenadier Contribution Agreement to January 22, 2020, HighPeak Assets II provided a payment of $30,750,000 to Grenadier, which is non-refundable if the Grenadier Closing does not occur for any reason. However, such extension payment will also be credited toward the Grenadier Acquisition Price if the Grenadier Closing does occur. Further, in consideration of the mutual agreements set forth therein and the additional Closing consideration of the HighPeak Energy Common Stock Acquisition Price (as defined therein) and HighPeak Energy Warrants Acquisition Price (as described therein), the parties agreed to further extend the target closing date to February 21, 2020. In the event there is a post-closing purchase price adjustment, or any other matter, that would require Grenadier to deliver any amount to HighPeak Assets II or any indemnitee affiliated with HighPeak Assets II, Grenadier may make such payment in cash, by surrendering for cancellation an equivalent number of shares of HighPeak Energy common stock or any combination of the foregoing.

In the event that the HPK Business Combination Agreement is terminated, HighPeak Assets II shall have the right to elect to pay the entirety of the acquisition price in cash in an amount equal to $615,000,000, subject to customary acquisition price adjustments.

Conditions to Closing of the Grenadier Contribution Agreement

Mutual Conditions

Under the Grenadier Contribution Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction or waiver at or prior to the Grenadier Closing of the following conditions:

●	The representations and warranties of the other party being true and correct in all material respects, subject to the materiality standards contained in the Grenadier Contribution Agreement;

●	Performance by each party of all material obligations, covenants and agreements contemplated under the Grenadier Contribution Agreement;

●	No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions;

●	The expiration of the waiting period (or extension thereof) under the HSR Act; and

●	Delivery by the other parties of documents and other items required to be delivered by such other parties at the HPK Closing

Additional Conditions of Grenadier

Grenadier’s obligations to consummate the transactions contemplated by Grenadier Contribution Agreement are also subject to the satisfaction or waiver at or prior to the Grenadier Closing of the following conditions:

●	the authorization for listing on the Nasdaq or NYSE, upon official notice of issuance, of the shares of HighPeak Energy to be delivered to Grenadier at the Grenadier Closing;

●	the requisite approval of the business combination by (i) by the respective stockholders of Pure, (ii) Pure as sole stockholder of HighPeak Energy and (iii) HighPeak Energy as the sole stockholder of MergerSub;

●	Pure having at least $5,000,001 of net tangible assets remaining after the closing of the offer by Pure to redeem shares of Class A Common Stock issued in the IPO for cash in accordance with the organizational documents of Pure and as described elsewhere in this proxy statement/prospectus;

●	the completion of the offer by Pure to redeem shares of Class A Common Stock issued in the IPO for cash in accordance with the organizational documents of Pure and as described elsewhere in this proxy statement/prospectus;

●	prior to the Grenadier Closing, none of the HPK Business Combination Agreement, the agreements contemplated to be entered into under the HPK Business Combination Agreement or the Forward Purchase Agreement will have been amended or modified without Grenadier’s prior written consent, other than the Forward Purchase Amendment;

●	each of the conditions to the closing of the HPK Business Combination Agreement shall have been satisfied and the HPK Closing will occur in connection with and immediately prior to the Grenadier Closing; and

●	there being at least $275 million of Available Liquidity.

Representations and Warranties

The Grenadier Contribution Agreement contains customary representations and warranties by the parties thereto. Grenadier made customary representations and warranties relating to: organization; authority; execution; broker’s fees; bankruptcy; taxes; environmental matters; compliance with applicable laws; litigation matters; compliance with leases; material contracts; oil & gas operations; hydrocarbon sales agreements; affiliate transactions; gas imbalances; preferential rights; consents; unplugged wells; operations; areas of mutual interest; permits; expenses; bonds and letters of credit; suspense accounts; employment matters; liens; and investment intent.

Under the Grenadier Contribution Agreement, certain representations and warranties of Grenadier are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Grenadier Contribution Agreement, a “Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Grenadier Assets, as currently operated, which is material to the ownership, operation or value of the Grenadier Assets, taken as a whole that results in losses of at least $46,125,000; provided, however, that “Material Adverse Effect” will not include a material adverse effect resulting from (a) general changes in hydrocarbon or other commodity prices, (b) general changes in industry or economic conditions, (c) changes in laws or in regulatory policies, (d) changes or conditions resulting from civil unrest or similar disorder, terrorism, casualty loss, acts of god or natural disasters, (e) changes or conditions resulting from the failure of a governmental authority to act or omit to act pursuant to law, (f) changes or conditions that are cured or eliminated by the earlier of the Grenadier Closing or the termination of the Grenadier Contribution Agreement, (g) any reclassification or recalculation of reserves in the ordinary course of business, (h) any effect resulting from any action taken by HighPeak Assets II or its affiliates, other than those expressly permitted in accordance with the terms of the Grenadier Contribution Agreement, (i) any action taken by Grenadier or its affiliates with HighPeak Assets II’s written consent or that are otherwise permitted or prescribed in the Grenadier Contribution Agreement, (j) natural declines in well performance, (k) entering into the Grenadier Contribution Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in the Grenadier Contribution Agreement, or (l) any matters, facts, or disclosures set forth in the schedules to the Grenadier Contribution Agreement.

HighPeak Assets II, Pure and HighPeak Energy also made customary representations and warranties relating to (i) with respect to HighPeak Assets II organization; authority; broker’s fees; bankruptcy; litigation; independent investigation; qualification as an operator; and financing, including the Forward Purchase Agreement, (ii) with respect to Pure, organization, authority, no violations, consents, capitalization and subsidiaries, brokers’ fees, documents filed with the SEC (including Pure’s financial statements), internal controls, indebtedness, compliance with laws, litigation, certain contracts and arrangements, solvency, board and stockholder approval, listing of the Class A Common Stock, the Trust Account, information supplied with respect to this proxy statement/prospectus, absence of certain changes or events and taxes and (iii) with respect to HighPeak Energy, organization, authority, no violations, consents, capitalization and assets, indebtedness (including of Pure and HighPeak Assets II), the Warrant Agreement, not an investment company, takeover laws, and listing of HighPeak Energy common stock.

Covenants of the Parties

Covenants of Grenadier

Grenadier made certain covenants under the Grenadier Contribution Agreement including, among others, the following:

●

During the period between signing and the Grenadier Closing, Grenadier has agreed to (i) maintain the Grenadier Assets and operate such assets that it operates, and shall vote its interest under applicable operating agreements to cause any other operators to maintain the non-operated Grenadier Assets and operate and administer the non-operated Grenadier Assets, in a manner substantially consistent with its past practice before the execution of the Grenadier Contribution Agreement, (ii) use commercially reasonable efforts to maintain all permits required for ownership and operation of the Grenadier Assets and timely submit applications required for renewal of such permits, (iii) carry on its business with respect to the Grenadier Assets in substantially the same manner as before the execution of the Grenadier Contribution Agreement, (iv) use commercially reasonable efforts to maintain Grenadier’s existing insurance with respect to the Grenadier Assets and its employees and name HighPeak Assets II as an additional insured on each of the same, (v) cause its employees to furnish, to the extent required hereunder, HighPeak Assets II with such financial and operating data and other information with respect to the Grenadier Assets as HighPeak Assets II may from time to time reasonably request, (vi) use commercially reasonable efforts to keep available the services of a sufficient complement of Grenadier’s employees and consultants as reasonably necessary to maintain the Grenadier Assets and operate the assets Grenadier currently operates, and (vii) consult and coordinate with HighPeak Assets II on all operations (whether related to drilling, completion, workover, plug and abandonment, or other) relating to the Grenadier Assets that may be proposed during, or has been previously approved and is being conducted during the period between signing and the Grenadier Closing. During the period between signing and the Grenadier Closing, without the prior written consent of HighPeak Assets II, Grenadier will not (A) affirmatively abandon any operated Grenadier Assets or vote its interests to abandon any Grenadier Assets that are not operated by Grenadier; (B) propose, agree to, consent to or commence any operations on the Grenadier Assets anticipated to cost as to Grenadier’s interest in the Grenadier Assets in excess of $100,000 per operation, except (1) with HighPeak Assets II’s prior written consent, and/or (2) in connection with (aa) emergency operations, (bb) operations required or permitted under presently existing AFE’s described in a schedule to the Grenadier Contribution Agreement or (cc) operations undertaken to avoid any penalty provision of any applicable agreement or order (with respect to all such operations, Grenadier shall notify HighPeak Assets II as soon as reasonably practicable), provided, however, that Grenadier shall not commence completion operations for the wells described in the Grenadier Contribution Agreement; (C) convey, encumber or dispose of any part of the Grenadier Assets (including, without limitation, any subsurface depths allocable or attributable to the properties, regardless of whether such depths fall inside or outside of the subject formations) or any operating or other rights related thereto (other than the sale or disposal of personal property and equipment replaced with items of comparable or superior quality in the regular course of business and the sale of hydrocarbons produced from the Grenadier Assets in the regular course of business pursuant to existing contracts or liens securing obligations in connection with indebtedness for borrowed monies incurred by Grenadier to the extent such liens will be released prior to or at the Grenadier Closing); (D) amend or terminate any material contract; (E) enter into any agreements affecting the Grenadier Assets or the ownership, development or operation thereof or that would constitute a material contract that would have to be disclosed if they had existed as of the date of the Original Grenadier PSA; or (F) with respect to any Grenadier employee or consultant, enter into any contract or agreement with or otherwise make any commitment to any union;

●

After the Grenadier Closing, HighPeak Assets II has the right to require Grenadier to operate the Grenadier Assets pursuant to the terms of the transition services agreement entered into between the parties;

●

During the period between signing and the Grenadier Closing, Grenadier will give HighPeak Assets II reasonable access to all of the records in the possession or reasonable control of Grenadier during Grenadier’s normal business hours, in each case, to the extent that Grenadier may provide such access without (i) violating applicable laws or breaching any contracts or other agreements or instruments, (ii) waiving any legal privilege of Grenadier, or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any third party; provided, that, Grenadier shall use commercially reasonable efforts to obtain consent for disclosure and copying of records subject to restrictions under clauses (i) through (iii) above;

●	Grenadier has agreed to use commercially reasonable efforts to support the appointment or election of HighPeak Assets II (or its designee) as the successor operator with other working interest owners;

●

During the period between signing and the Grenadier Closing, HighPeak Assets II has the right to require Grenadier to cooperate with and assist HighPeak Assets II in the transition of the joint interest billing and revenue disbursement accounting for the Grenadier Assets pursuant to the transition services agreement entered into between the parties;

●	Grenadier has agreed to terminate any contracts with affiliates selected by HighPeak Assets II prior to the Grenadier Closing;

●	Grenadier has agreed to provide financial statements of Grenadier in connection with requirements of Regulation S-X of the Securities Act; and

●

At the Grenadier Closing, Grenadier has agreed to execute a non-competition agreement, along with certain named individuals, prohibiting them from competitive activities in Howard County, Texas for a period of two (2) years.

Covenants of Pure, HighPeak Energy and HighPeak Assets II

Each of Pure and HighPeak Energy made certain covenants, subject to certain permitted exceptions, with respect to the period of time between the execution of the HPK Business Combination Agreement and the HPK Closing (or the earlier termination of the HPK Business Combination Agreement), including, among others, the following:

●	conduct its businesses other than in the ordinary course or fail to use commercially reasonable efforts to (i) preserve intact its present business organization,(ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers; and

●	amend or propose to amend (i) the organizational documents of Pure, except as contemplated by the HPK Business Combination Agreement, or HighPeak Energy or (ii) the Trust Agreement or any other agreement related to the Trust Account, (iii) except as contemplated by the HPK Business Combination Agreement, the Forward Purchase Agreement, (iv) the HPK Business Combination Transactions Documents (as defined in the Grenadier Contribution Agreement);

●	offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any interest in Pure or HighPeak Energy, other than (i) issuances of HighPeak Energy common stock in connection with the PIPE Investment, or (ii) issuances of HighPeak Energy common stock and HighPeak Energy warrants in connection with the forward purchase securities or (iii) issuances contemplated under the HPK Business Combination Agreement;

●	(i) split, combine or reclassify any interests in Pure or any of its subsidiaries, (ii) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding interests in Pure or any of its subsidiaries, (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Pure or any of its subsidiaries, other than in connection with the Offer or (iv) prior to the termination of the HPK Business Combination Agreement, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pure or any of its subsidiaries;

●	create, incur, guarantee or assume any indebtedness (other than with respect to Sponsor Loans and indebtedness incurred for working capital needs of HighPeak Energy or any of its respective subsidiaries following the Closing) or otherwise become liable or responsible for the obligations of any other person or entity;

●	(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other entity or division of a business organization, (ii) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (iii) make any loans, advances or capital contributions to, or investments in, any person or entity;

●	change in any material respect the material accounting principles, practices or methods of Pure, HighPeak Energy or any of its subsidiaries, except as required by the GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions;

●	take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions;

●	fail to timely file all reports required to be filed with the SEC;

●	take any action that (i) would cause the Pure Class A Common Stock to cease trading on Nasdaq prior to the HPK Closing or (ii) after the HPK Closing would cause the HighPeak Energy Common Stock to cease trading on Nasdaq or NYSE, as applicable;

●	take any action that would or would reasonably be expected to prevent the business combination from qualifying (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the internal revenue code; or

●	authorize, resolve, agree or commit to do any of the foregoing.

Additionally, Pure, HighPeak Energy and HighPeak Assets II made certain other covenants, subject to certain permitted exceptions, including, among others, the following:

●

Pure and HighPeak have agreed to use its commercially reasonable efforts to cause the Trustee to, and the Trustee will thereupon be obligated to, (i) pay as and when due all amounts payable to stockholders of Pure and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the HPK Business Combination Agreement and the Trust Agreement;

●

Pure and HighPeak have agreed not to make any public filing with respect to the business combination without the prior written consent of Grenadier, such consent not to be unreasonably withheld, conditioned or delayed, unless such filing is required by applicable law or in response to comments received from governmental authority, in which case Pure and HighPeak Energy must give Grenadier a reasonable opportunity to comment;

●

Pure, HighPeak Energy and HighPeak Assets II agreed to cease discussions with other persons and entities regarding an Initial Business Combination, other than with respect to the HPK Business Combination Agreement, and further to not, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any person or entity concerning any Initial Business Combination, (ii) furnish to any person or entity any non-public information with respect to, or commence, continue or renew any due diligence investigation regarding, any Initial Business Combination, or (iii) enter into any agreement regarding, or approve or recommend any agreement with respect to, any Initial Business Combination;

●	HighPeak Energy has agreed to file the A&R Charter before the HPK Closing;

●

Pure and HighPeak Energy have agreed to complete all filings with the Nasdaq or the NYSE and to use their respective reasonable best efforts for Pure to remain listed as a public company and for HighPeak Energy’s common stock to be approved for listing on the Nasdaq or the NYSE prior to the HPK Closing, subject to notice of issuance;

●	Pure has agreed to use commercially reasonable efforts to obtain the proceeds under the Forward Purchase Agreement and Pure and HighPeak Energy have agreed not to, other than with respect to the Forward Purchase Agreement Amendment or as otherwise contemplated by the Grenadier Contribution Agreement, permit certain amendments, supplements, modifications or waivers under the Forward Purchase Agreement or terminate the Forward Purchase Agreement;

●	HighPeak Energy has agreed to cooperate with respect to the legend removal with respect to certain shares of HighPeak Energy common stock once certain conditions have been met;

●	Pure and HighPeak Energy have agreed, if any takeover laws or anti-takeover provisions become applicable, to grant such approvals and take all such actions as are necessary or advisable so that the business combination may be consummated as promptly as practicable on the terms contemplated by the Grenadier Contribution Agreement and otherwise to eliminate or minimize the effects of such laws or provisions on the business combination;

●	Pure, HighPeak Energy and HighPeak Assets II have agreed to bear all transfer taxes that arise by reason of the consummation of the transactions contemplated by the Grenadier Contribution Agreement;

Mutual Covenants of Grenadier and HighPeak Assets II

Each party made certain mutual covenants under the Grenadier Contribution Agreement, including, among other things, the following:

●

Each party has agreed to allocate revenues, costs and expenses before and after the effective time of the Grenadier Contribution Agreement, with such items prior to the effective time being the responsibility or to the benefit of Grenadier, and those items after the effective time being the responsibility or to the benefit of HighPeak Assets II; and

●

Unless HSR Act notification is not required because an exemption applies, each of the parties have agreed to (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any other filings or notifications required by applicable laws and promptly respond to any requests for additional information made by any governmental authority with respect thereto.

Board Recommendation

Prior to the approval and adoption of the Business Combination Agreements by Pure’s stockholders, the Pure Board may (based upon the recommendation of the Pure Special Committee) withdraw, modify or qualify its recommendation to Pure’s stockholders to vote “FOR” the Business Combination Proposal only in response to an Intervening Event and if the Pure Board (based upon the recommendation of the Pure Special Committee) shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its fiduciary duties under applicable law; provided, however, that the Pure Board shall not be entitled to exercise its rights to make such a change in recommendation unless it follows a process substantially similar to the process described above with respect to the HPK Business Combination Agreement.

Indemnification; Survival of Representations, Warranties and Covenants

Indemnification

Under the Grenadier Contribution Agreement, Grenadier has agreed to indemnify HighPeak Assets II for losses related to (i) certain retained obligations, including (a) personal injury or death claims occurring during the period of Grenadier’s ownership or Grenadier’s or its affiliate’s operation of the Grenadier Assets prior to the Grenadier Closing; (b) any property damage claims attributable to Grenadier’s ownership or operatorship of the Grenadier Assets which arise during Grenadier’s period of ownership of the Grenadier Assets prior to the Grenadier Closing (but excluding any environmental liabilities, losses related to or arising out of title to any of the Grenadier Assets or obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Grenadier Assets); (c) the mispayment or nonpayment of royalties or other co-interest owner payments owed by Grenadier during Grenadier’s period of ownership prior to the effective time of the Grenadier Contribution Agreement, including, without limitation, any interest or penalties associated therewith (but excluding any property costs for which the Grenadier acquisition price was adjusted pursuant to the Grenadier Contribution Agreement); (d) certain taxes borne by Grenadier as contemplated by the Grenadier Contribution Agreement; (e) the mispayment or nonpayment of any property costs due and owing by Grenadier to the extent attributable to Grenadier’s interests in the Grenadier Assets (i) incurred during Grenadier’s period of ownership prior to the effective time of the Grenadier Contribution Agreement and/or (ii) costs that are incurred to bring certain wells online during periods after the effective time of the Grenadier Contribution Agreement; (f) any offsite disposal prior to the Grenadier Closing by Grenadier or its affiliates of any hazardous material on, in or below any properties not included in the Grenadier Assets; (g) any suit, action, proceeding, lawsuit or other litigation (I) initiated by or filed prior to the Grenadier Closing against Grenadier before a governmental authority relating to the Grenadier Assets to the extent relating to circumstances occurring prior to the Grenadier Closing or (II) filed before or after the Grenadier Closing to the extent (A) Grenadier had knowledge prior to the Grenadier Closing of any written threat of such suit, action, proceeding, lawsuit or litigation and (B) relating to the Grenadier Assets to the extent relating to circumstances prior to the Grenadier Closing (but excluding as to both (I) and (II), any environmental liabilities with respect to the Grenadier Assets or losses related to or arising out of title to any of the Grenadier Assets); (h) any losses attributable to the gross negligence or willful misconduct of Grenadier or its affiliates related to Grenadier’s ownership or operation of the Grenadier Assets prior to the Grenadier Closing (but excluding any environmental liabilities, losses related to or arising out of title to any of the Grenadier Assets and any taxes); (i) certain liabilities of Grenadier arising out of employment related coverages and plans pursuant to state and/or federal laws, as well as any other liability or obligation regarding Grenadier’s employment or engagement of any employees or consultants, as applicable, to the extent arising or existing prior to his or her date of hire, in each case, to the extent set forth in the Grenadier Contribution Agreement; (j) any assets excluded from the Grenadier Assets pursuant to the Grenadier Contribution Agreement; and/or (k) those matters carved out in certain schedules to the Grenadier Contribution Agreement; (ii) any breach of any covenants surviving the Grenadier Closing; and (iii) breaches of representations or warranties made by Grenadier.

Under the Grenadier Contribution Agreement, HighPeak Assets II, Pure and HighPeak Energy have agreed to jointly and severally indemnify Grenadier for losses related to (i) certain assumed obligations, including (a) the terms of the easements, contracts, leases or subject interests comprising part of the Grenadier Assets; (b) gas imbalances; (c) the suspense accounts (to the extent HighPeak Assets II received a credit to the Grenadier Purchase Price for the same) and any fines, penalties or interest due with respect thereto solely for periods after June 1, 2019; (d) except as to remaining relating to certain defects, any and all environmental liabilities with respect to the Grenadier Assets or any other physical condition of the Grenadier Assets, regardless of whether such environmental liabilities or condition arose before or after June 1, 2019; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Grenadier Assets; (f) obligations to restore the surface of the Grenadier Assets and obligations to bring the subject interests into compliance with applicable environmental laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the subject interests); (g) any liability or obligation regarding HighPeak Assets II’s or its affiliate’s employment of certain employees who receive offers of employment from HighPeak Assets II; (h) certain specified capital costs and expenses, regardless of whether incurred prior to or after the Effective Time; and (i) any other duty, obligation, event, condition or liability related to the ownership or operation of the Grenadier Assets or otherwise expressly assumed by HighPeak Assets II under the terms of the Grenadier Contribution Agreement; (ii) breaches of HighPeak Assets II’s covenants that survive the Grenadier Closing; and (iii) breaches of representations or warranties made by HighPeak Assets II.

The indemnification obligations of Grenadier set forth above with respect to a breach of any representation or warranty (other than tax-related and fundamental representations and warranties) are subject to a de minimis threshold of $100,000, an aggregate deductible amount of $9,225,000 and a cap equal to $61,500,000. Grenadier’s aggregate liability under the Grenadier Contribution Agreement is capped at $615 million.

Survival of Representations, Warranties and Covenants

Grenadier’s representations and warranties in the Grenadier Contribution Agreement related to existence, legal power, execution, brokers and bankruptcy will survive the Grenadier Closing indefinitely.  Grenadier’s representations and warranties in the Grenadier Contribution Agreement related to taxes and any claim attributable to certain tax matters will survive the Grenadier Closing until ninety (90) days following the expiration of the applicable statute of limitations.  All of Grenadier’s other representations and warranties in the Grenadier Contribution Agreement will survive the Grenadier Closing for one (1) year.  Grenadier’s indemnification obligations with respect to the retained obligations of Grenadier have varying survival periods.  The covenants and other agreements of each of Grenadier and HighPeak Assets II will survive the Grenadier Closing (i) for six (6) months, with respect to covenants and other agreements that are required to be performed prior to the Grenadier Closing and (ii) until fully performed, in all other circumstances.

Termination Rights

The Grenadier Contribution Agreement may be terminated by: mutual written consent of Grenadier, HighPeak Assets II, Pure, or HighPeak Energy; Grenadier or HighPeak Assets II in the event the respective conditions to either party’s obligations under the Grenadier Contribution Agreement have not been satisfied; either party in the event closing shall not have occurred on or before February 24, 2020; either party in the event the transactions have been enjoined by a governmental authority; HighPeak Assets II in the event that the Grenadier Assets suffer a casualty loss equal or greater to $61,500,000, provided, however, that neither Grenadier, HighPeak Assets II, Pure, or HighPeak Energy shall have the right to terminate the Grenadier Contribution Agreement if the closing failed as a result of the breach or failure of any representations, warranties, or covenants thereunder, including the obligation to consummate the transactions at closing.

Amendments

The Grenadier Contribution Agreement may be amended or modified only by an agreement in writing signed by Grenadier and HighPeak Assets II.

Assignment

Neither party may assign or delegate any rights or obligations prior to the Grenadier Closing without the prior written consent of the other party. Notwithstanding the foregoing, prior to the Grenadier Closing, if HighPeak Assets II elects to pay the entire purchase price in cash, it may assign its rights and obligations under the Grenadier Contribution Agreement to its affiliates. After the Grenadier Closing, HighPeak Assets II may assign its rights and obligations under the Grenadier Contribution Agreement relative to any assignment or conveyance of the Grenadier Assets; provided, that (a) HighPeak Assets II provides Grenadier prior written notice of such assignment, (b) such assignee executes a written ratification and joinder to the Grenadier Contribution Agreement, and (c) HighPeak Assets II and such assignee shall remain jointly and severally liable for the entirety of its obligations under the Grenadier Contribution Agreement; provided, however, in the event of any claim or cause of action of Grenadier or any indemnity after the Grenadier Closing, Grenadier shall (i) provide notice of any such claim to HighPeak Assets II and its permitted assignee and (ii) if such payment is owed, HighPeak Assets II shall not be required to make any payments under the Grenadier Contribution Agreement to Grenadier unless and until such permitted assignee of HighPeak Assets II has not made such payments within thirty (30) days of the delivery of such notice.

Title Matters

Titles Representations and Warranties

Grenadier will provide a special warranty of title for a period of three (3) years following the Grenadier Closing, which shall apply to HighPeak Assets II and its permitted successors and assigns. The special warranty of title given does not apply to permitted encumbrances under the Grenadier Contribution Agreement.

Title Defects

HighPeak Assets II examined title pertaining to the Grenadier Assets and no defects were discovered. Further, the time provided by the Grenadier Contribution Agreement for HighPeak Assets II to provide notice of title defects has since lapsed. Accordingly, HighPeak Assets II has no further right to assert title defects under the Grenadier Contribution Agreement.

Casualty Loss

If prior to the Grenadier Closing, any portion of the Grenadier Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Grenadier has the right, but not the obligation, to attempt to cause the Grenadier Assets affected by any casualty to be repaired or restored prior to the Grenadier Closing to at least its condition prior to such casualty, at Grenadier’s sole cost. If Grenadier cures any such casualty loss or excludes any such assets, then Grenadier will retain all rights to insurance and other claims against third parties with respect to the casualty or taking (but, in the event such assets are not excluded, only to the extent Grenadier has incurred costs and expenses to cure such casualty loss). Subject to the immediately foregoing sentence, with respect to the assets subject to any casualty loss that are not excluded, HighPeak Assets II is entitled to receive, and the assets will include, any rights to insurance and other claims against third parties with respect to such casualty or taking. However, if the Grenadier Assets are damaged to where, after taking into consideration the allocated value of such damaged assets, the amount of such damage equals $61,500,000, HighPeak Assets II or Grenadier each has the right to terminate the Grenadier Contribution Agreement.

Transfer Restrictions

Preferential Rights to Purchase

Grenadier has agreed to use all reasonable efforts to comply with all preferential right to purchase provisions encumbering any of the Grenadier Assets prior to the Grenadier Closing. Prior to the Grenadier Closing, Grenadier is obligated to notify HighPeak Assets II if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any of the Grenadier Assets pursuant to a preferential right to purchase elects prior to the Grenadier Closing to purchase such asset, the interest affected will be sold to such third party subject to the terms and conditions of the Grenadier Contribution Agreement and the Grenadier Purchase Price shall be reduced by the value allocated to such asset pursuant to the Grenadier Contribution Agreement. Upon the consummation of any such sale to a third party, the asset sold will be deemed to constitute an excluded asset. Otherwise, the interest offered will be conveyed to HighPeak Assets II at the Grenadier Closing subject to any preferential right to purchase of any third party for which notice has been given but the time period for response by the holder of such preferential right extends beyond the Grenadier Closing and HighPeak Assets II will assume all duties, obligations and liabilities arising from such preferential right to purchase. Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any asset subject to a preferential right to purchase after the Grenadier Closing, HighPeak Assets II is obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.

Consents to Assignment

Grenadier has agreed to use all reasonable efforts to obtain all necessary consents from third parties to assign the Grenadier Assets to HighPeak Assets II prior to the Grenadier Closing. If any Hard Consents (as defined below) are not obtained prior to the Grenadier Closing, then either party may elect to exclude such asset from the Grenadier Assets and the Grenadier Purchase Price will be reduced by the value allocated for such asset. The term “Hard Consent” means and includes where there is provision within the applicable instrument containing such consent requirement expressly stating (or the legal effect under applicable law would be) that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable assets to be assigned. The Grenadier Assets for which non-Hard Consents have not been obtained by the Grenadier Closing will, nonetheless, be assigned and conveyed at the Grenadier Closing to HighPeak Assets II. If an asset for which a non-Hard Consent has not been obtained is acquired by HighPeak Assets II at the Grenadier Closing, then upon the Grenadier Closing, HighPeak Assets II will be deemed to have assumed the risk of failing to obtain such consent.

Environmental Matters

Environmental Defects

HighPeak Assets II performed an ATSM Phase 1 environmental site assessment (as defined therein) of the Grenadier Assets and no material defects were discovered. Further, the time provided by the Grenadier Contribution Agreement for HighPeak Assets II to provide notice of environmental defects has since lapsed. Accordingly, HighPeak Assets II has no further rights to assert environmental defects under the Grenadier Contribution Agreement.

Related Agreements

A&R Charter

HighPeak Energy will amend and restate its certificate of incorporation to provide for, among other things, (i) an increase in the number of authorized shares of HighPeak Energy common stock to 900,000,000 shares and HighPeak Energy preferred stock to 10,000,000 shares, (ii) the ability of HighPeak Energy’s stockholders to act by written consent if certain conditions are met, and (iii) establishment of a staggered board structure for the HighPeak Energy Board.

Comparison of Pure’s Stockholders Rights and HighPeak Energy Stockholders Rights

Upon consummation of the business combination, the stockholders of Pure will become the stockholders of HighPeak Energy. HighPeak Energy’s A&R Charter and bylaws differ from Pure’s Charter and bylaws. For a more complete description of the differences between the stockholders rights of Pure and the stockholders rights of HighPeak Energy, please see the section entitled “Comparison of Rights of Stockholders of Pure and HighPeak Energy” in this proxy statement/prospectus.

The form of the HighPeak Energy Amended and Restated Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C.

Stockholders’ Agreement

Concurrently with the Closing, Sponsor, HPEP I, HPEP II, HPEP III, HighPeak Warrant and Jack Hightower and each of their respective affiliates and permitted transferees (Sponsor, HPEP I, HPEP II, HPEP III and Jack Hightower, collectively, the “Principal Stockholder Group”), on the one hand, and HighPeak Energy, on the other hand, will enter into the Stockholders’ Agreement, which will govern certain rights and obligations following the Closing.

Under the Stockholders’ Agreement, the Principal Stockholder Group (as defined in the Grenadier Contribution Agreement) will be entitled, based on its percentage ownership of the total Common Stock issued and outstanding immediately following the Closing (the “Original Shares”) and provided that the Original Shares constitute not less than the percentage of the then outstanding total voting securities of HighPeak Energy set forth below, to nominate a number of directors (each a “Designated Director”) for appointment to the HighPeak Energy Board as follows:

●

for so long as (i) the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and (ii) the Original Shares constitute at least 30% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to four (4) nominees, and if the Principal Stockholder Group owns less than 50% of the total outstanding voting securities, at least one nominee shall be independent as defined by applicable listing standards;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 35% but at least 25% of the Original Shares and (ii) the Original Shares constitute at least 25% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to three (3) nominees;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 25% but at least 15% of the Original Shares and (ii) the Original Shares constitute at least 15% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to two (2) nominees; and

●

if (i) the Principal Stockholder Group beneficially owns less than 15% but at least 5% of the Original Shares and (ii) the Original Shares constitute at least 7.5% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate one (1) nominee.

If at any time the Principal Stockholder Group owns less than 5% of the Original Shares or the Original Shares constitute less than 7.5% of HighPeak Energy’s then-outstanding voting securities, it will cease to have any rights to designate individuals for nomination to the HighPeak Energy Board.

For so long as the Principal Stockholder Group has the right to designate at least one director for nomination under the Stockholders’ Agreement, HighPeak Energy will take all Necessary Action (as defined therein) to ensure that the number of directors serving on HighPeak Energy’s Board shall not exceed seven (7). For so long as the Principal Stockholder Group owns a number of shares of HighPeak Energy common stock equal to at least (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of HighPeak Energy, HighPeak Energy and the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of HighPeak Energy’s Board (other than the audit committee) for which any such representative is eligible pursuant to applicable laws and the NYSE Rules (as defined therein). The Stockholders’ Agreement also includes customary restrictions on the transfer of equity securities to certain persons acquiring beneficial ownership. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group will agree not to transfer, directly or indirectly, any equity securities of HighPeak Energy for a period of 180 days after the Closing, subject to certain customary exceptions. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which the Principal Stockholder Group no longer has the right to designate an individual for nomination to the HighPeak Energy Board under the Stockholders’ Agreement and (ii) as to a member of the Principal Stockholder Group that no longer owns any of the Original Shares.

The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex E.

Registration Rights Agreement

Concurrently with the Closing, HighPeak Energy and the Holders (as defined therein) will enter into the Registration Rights Agreement, pursuant to which HighPeak Energy will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the shares of HighPeak Energy common stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon the exercise of the Redemption Right or the conversion, exchange or redemption of any other security therefor (the “Registrable Securities”). HighPeak Energy has agreed to file and cause to become effective a registration statement covering the Registrable Securities held by such Holder making a demand for registration, provided that no fewer than the amount of Registrable Securities representing the lesser of (i) $50 million or (ii) all Registrable Securities owned by such Holder, as applicable, are covered under the Holder’s demand for registration. Although Grenadier can submit a request at any time after the Closing, the other Holders may do so beginning ninety (90) days after the Closing. Under the Registration Rights Agreement, the Holders will also have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy. Subject to customary exceptions, Holders will also have the right to request one or more underwritten offerings of Registrable Securities, provided, that, collectively, Holders may not request more than one underwritten offering in any three month period and each such offering include a number of Registrable Securities equal to the lesser of (i) $50 million and (ii) all of the Registrable Securities owned by such Holders as of the date of the request. In the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, HighPeak Energy may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. HighPeak Energy may not delay or suspend a registration statement on more than two occasions for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period. Subject to limited exceptions, Grenadier has agreed not to transfer a number of its shares of HighPeak Energy common stock for 180 days after the Closing.

The form of the Registration Rights Agreement is attached to this proxy statement/prospectus as Annex F.

Forward Purchase Agreement Amendment

Prior to or at Closing, Pure, HPEP I, HPEP II, HPEP III and HighPeak Energy, expect to enter into the Forward Purchase Agreement Amendment, pursuant to which (i) HPEP I will assign its rights and obligations under the Forward Purchase Agreement to HPEP II and HPEP III, (ii) Pure will assign its rights and obligations under the Forward Purchase Agreement to HighPeak Energy and agree to cause HighPeak Energy to perform its obligations under the Forward Purchase Agreement Amendment and (iii) the parties will amend the Forward Purchase Agreement to provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of Pure and reduce the number of warrants received by the purchasers from 7,500,000 warrants to 5,000,000 warrants.

The form of the Forward Purchase Agreement Amendment is attached to this proxy statement/prospectus as Annex G.

Sponsor Support Agreement

Concurrently with the execution of the HPK Business Combination Agreement, Pure and Pure’s Sponsor will enter into a Sponsor Support Agreement, pursuant to which Pure’s Sponsor will automatically be deemed to transfer to Pure, surrender and forfeit 760,000 shares of Class B Common Stock (the “Forfeited Securities”) for no consideration, effective immediately prior to the Merger Effective Time. Pure’s Sponsor has agreed to take all actions and do, or cause to be done, all things necessary, proper or advisable to effect the foregoing transfer and forfeiture.  Additionally, Pure’s Sponsor has also agreed not to (i) sell, offer to sell, agree to sell, pledge, or otherwise dispose of or agree to dispose of any Forfeited Securities, (ii) enter into any swap or other transfer arrangement with respect to any Forfeited Securities or shares of Class B Common Stock convertible into Forfeited Securities, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), in case each, from the execution of the HPK Business Combination Agreement until the earlier of the HPK Closing and the termination of the HPK Business Combination Agreement in accordance with its terms.

 Warrant Agreement Amendment

Prior to or at the Closing, the Surviving Corporation (as successor to Pure) and HighPeak Energy will use best efforts to enter into an amendment to the warrant agreement with the Warrant Agent in a form mutually agreed upon by the parties thereto, pursuant to which the Warrant Agreement will be revised to reflect the reduction in the number of forward purchase warrants purchasable pursuant to the Forward Purchase Agreement and to include the Grenadier private placement warrants to be delivered to Grenadier pursuant to the Grenadier Contribution Agreement as “Private Placement Warrants” (as defined in the Warrant Agreement) for all purposes thereunder.  Additionally, the Surviving Corporation (as successor to Pure) will assign the warrant agreement to HighPeak Energy, and the Surviving Corporation will undertake to cause HighPeak Energy to perform its obligations under such warrant agreement.

Subscription Agreement

HighPeak Energy intends to enter into Subscription Agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which, among other things, HighPeak Energy will agree to the PIPE Investment. HighPeak Energy expects to use the proceeds from the PIPE Investment to fund a portion of the cash consideration and other cash obligations required to effect the transactions contemplated by the Business Combination Agreements or for working capital purposes.

HighPeak Energy, Inc. Long Term Incentive Plan

Prior to the Initial Business Combination, HighPeak Energy intends to adopt the LTIP, and it is anticipated that Pure, as HighPeak Energy’s sole shareholder, will approve the LTIP. Following the Closing, HighPeak Energy will continue to sponsor the LTIP. The LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to employees, directors and service providers of HighPeak Energy, as well as stock awards to directors of HighPeak Energy. The LTIP will be administered by the HighPeak Energy Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, the Share Pool is reserved and available for delivery with respect to Awards, and 1,300 shares of common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2020 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of common stock that are newly issued by HighPeak Energy (other than those issued pursuant to the LTIP) during the immediately preceding calendar year.

Background of the Business Combination

Pure is a blank check company that was incorporated in Delaware on November 13, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination is the result of an extensive search for a potential transaction utilizing the extensive network and investing and operating experience of our management team, the Pure Board and our Sponsor. The terms of the business combination were the result of extensive arm’s-length negotiations between the Pure Board (including the Pure Special Committee and its advisors) and representatives of our Sponsor and its affiliates. The following is a description of the background of the negotiations of the Business Combination Agreements, the business combination and related transactions by Pure, the HPK Contributors, HighPeak Assets II and Grenadier.

Prior to the consummation of the IPO, neither Pure, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Pure.

On April 17, 2018, Pure completed its IPO of 41,400,000 public units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit generating gross proceeds of $414,000,000 before underwriting discounts and expenses, with each unit consisting of one share of Class A Common Stock at $0.0001 par value and one half of one warrant with each whole warrant entitling the holder to purchase one whole share of Class A Common Stock at a price of $11.50. Simultaneously with the closing of the IPO, Pure completed the private placement of 10,280,000 private placement warrants to our Sponsor for gross proceeds of $10,280,000. In April 2018, Pure effected a stock dividend of 0.2 shares of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in its Sponsor holding 10,206,000 founder shares and each independent director nominee holding 48,000 founder shares, for an aggregate of 10,350,000 founder shares.

Pure’s officers, including Jack Hightower (“Mr. Hightower”), Steven Tholen and Rodney Woodard, and certain representatives of our Sponsor, including but not limited to Daniel Silver, Ryan Hightower (“Mr. R. Hightower”), and Alan Huffman (collectively, the “Deal Team”) identified the following investment criteria and guidelines that they believed were important in evaluating prospective target businesses:

●	Located in North America;
●	Substantial near‐term production and cash flow growth potential;
●	Asset profile and cost structure that offer industry-leading margins;
●	Contiguous position ideally suited for capital-efficient pad development;
●	Deep inventory of low cost, high return drilling projects; and
●	Material upside potential from additional benches.

Following the IPO and using the above criteria, the Deal Team commenced an active search for business combination candidates using Pure’s and our Sponsor’s network of investment bankers, private equity firms, consulting firms and numerous other business relationships, including two (2) investment bank firms that served as underwriters in the IPO. Members of the Deal Team contacted and were contacted by several individuals and entities with respect to potential business combination opportunities and engaged with several possible target businesses with respect to potential transactions. As part of this process, the Deal Team considered and conducted an analysis of numerous acquisition targets including:

●

Reviewed approximately 200 potential opportunities, across multiple basins including, but not limited to: Austin Chalk, Cotton Valley, Haynesville, Anadarko Basin (including, but not limited to, the SCOOP/STACK), DJ Basin, Bakken, Eagle Ford, Powder River Basin, and the Delaware Basin, Midland Basin and Central Basin Platform areas of the Permian Basin;

●	Engaged in discussions with approximately 50 targets in various geographies; and
●	Conducted and engaged in material discussions, due diligence and/or negotiations with at least 25 target opportunities in various geographies.

Concurrently with searching for a business combination target, the Deal Team was also continuing to operate the HighPeak Funds, HighPeak I and HighPeak II. Both HighPeak I and HighPeak II were formed for the purpose of acquiring and developing interests in producing oil and natural gas assets and to engage in all aspects of the oil and gas business, primarily in North America. HighPeak I and HighPeak II acquired leasehold acreage and existing vertical producing wells in Howard County through numerous acquisitions and a grassroots leasing campaign throughout 2017, 2018 and 2019. HighPeak II was formed because additional funds were needed to continue the grassroots leasing campaign initiated by HighPeak I. Both HighPeak I and HighPeak II made investments that were too small or otherwise would not individually have met the investment criteria for Pure, with the HighPeak Funds collectively making over 20 small acquisitions and signing over 400 leases to amass collectively 50,145 acres.

On June 16, 2018, the Deal Team met with several principals and partners of EnCap Investments, LP (“EnCap”), a venture capital provider and private equity fund focusing primarily on the energy industry, in EnCap’s Houston, Texas office. During this meeting, the Deal Team inquired about several portfolio companies located across multiple basins. One of the companies discussed was Grenadier, a portfolio company jointly owned by EnCap and Kayne Anderson Capital Advisors, LP (“Kayne Anderson”) private equity funds.

After significant analysis of the opportunities reviewed by the Deal Team completed over a period of several months, the Deal Team determined, partially due to the in-depth knowledge of the area they had developed through the HighPeak Funds’ leasing efforts, that the Howard County area of the Midland Basin in the Permian Basin provided advantageous economics and strong upside potential. The Deal Team decided to analyze the idea of a potential consolidation of several companies with assets located in Howard County. Numerous public and private companies were contacted in Pure’s pursuit of a Howard County consolidation business combination.

In late 2018, as the Deal Team initiated discussions with Grenadier and other Howard County targets, they analyzed the idea of combining the oil and gas assets and cash of HighPeak I and HighPeak II with other targets, including Grenadier, in a business combination with Pure. The Deal Team determined that such combination would provide for the deal metrics sought after by Pure given (i) the complementary nature of the assets of HighPeak Funds, all of which are in Howard County, to those of Grenadier and other targets, (ii) the need for scale with respect to the business combination, and (iii) the benefit of HighPeak I and HighPeak II willing to take significant equity consideration in return for contribution of their assets to Pure in order to reduce the amount of cash needed to close a business combination, increase cash available to fund the post-closing development program and increase the total resource potential available to Pure.

On October 3, 2018, certain members of the Deal Team met with Pat Noyes, the Chief Executive Officer of Grenadier, to discuss in general terms whether Grenadier was open to a potential transaction involving Pure, the HighPeak Funds, Grenadier and several other entities. The parties discussed Pure’s operating, acquisition, and financing strategies, along with details of the SPAC structure and process. Mr. Noyes expressed that he would be open to pursuing a transaction with Pure.

On October 17, 2018, Pure and the HighPeak Funds signed a confidentiality agreement with Grenadier in order to facilitate further discussion and due diligence.

Also on October 17, 2018, the Deal Team met with Grenadier’s management team in Grenadier’s offices to review the Grenadier Assets in detail. Mr. Noyes and the other members of Grenadier’s management team provided detailed information on Grenadier’s acreage position, well performance, production history, future development plans, upside potential, infrastructure, marketing and general financial position. Grenadier’s management team agreed to provide additional diligence information in a virtual data room. Over the next several months, the Deal Team analyzed the Grenadier Assets and began the initial due diligence process.

From October 2018 through February 2019, the Deal Team engaged in due diligence activities and negotiations with several other parties concerning potential acquisition targets while continuing to monitor the performance of the Grenadier Assets and working through additional due diligence on the Grenadier Assets. During this period, the Deal Team continued to meet with several other potential targets as well, although those business combination transactions were ultimately not pursued for a variety of reasons, including their economic profiles and limited potential returns.

On February 21, 2019, the Deal Team met with several principals and leaders of EnCap in EnCap’s Dallas, Texas office. During this discussion, the Deal Team provided general information about Pure, and then EnCap provided additional insight primarily regarding Grenadier. Several of EnCap’s portfolio companies were also discussed as possible business combination targets for Pure.

In early March 2019, Mr. Hightower and Mr. Noyes had several phone calls in which Mr. Noyes relayed a desire to transact for a price in the $700 million range.

On March 20, 2019, the Deal Team presented a member of Grenadier’s Board of Directors with a written non-binding offer to purchase and combine Grenadier with at least two (2) other entities. This offer was then presented to the remaining members of Grenadier’s Board of Directors, including representatives of Grenadier management, representatives of EnCap, the majority owner of Grenadier, and representatives of Kayne Anderson, a minority owner of Grenadier (collectively, the “Grenadier Board”) for discussion. The total proposed consideration for the Grenadier Assets was for $650 million and included cash and stock consideration. In this offer, HighPeak II would purchase 50% of the Grenadier Assets for cash and subsequently contribute them into the business combination for stock and Grenadier would contribute the remaining 50% of the Grenadier Assets directly into the business combination for stock.

On March 25, 2019, the Grenadier Board advised representatives of Pure that they would not be pursuing a transaction with Pure given (i) the total proposed consideration, (ii) the proposal for Grenadier to take Pure stock as 50% of the total consideration and (iii) the timing and uncertainty of closing due to the requirement for Pure stockholder approval of any business combination transaction involving Pure. The Grenadier Board further advised the Deal Team that any deal would require an all cash offer and closing could not be contingent on any third-party conditions, such as Pure’s stockholder approval rights.

After considering the stipulations presented by the Grenadier Board and the inability of Pure to make a qualifying offer, the Deal Team concluded that Grenadier was nevertheless an attractive investment opportunity and that HighPeak II should pursue an acquisition of Grenadier in lieu of Pure and irrespective of whether Pure ultimately participated in such acquisition. As a result, the parties began to instead discuss an all-cash acquisition of the Grenadier Assets by HighPeak II that would include the flexibility for HighPeak II to assign its rights and obligations under the Grenadier Contribution Agreement or contribute the counterparty, HighPeak Assets II, to Pure in connection with a future negotiated business combination.

On April 3, 2019, HighPeak II presented the Grenadier Board with a written $605 million offer to purchase the Grenadier Assets and provided for a 5% down payment and a 45-day period to closing. Grenadier management relayed that they were not interested in transacting at the proposed price.

On April 22, 2019, HighPeak II presented the Grenadier Board with a revised written offer providing for two alternatives: (i) a $615 million cash purchase, or (ii) a $605 million cash purchase with a $45 million earnout. These offers included the ability for HighPeak II to pay an additional 5% down in order to extend the Closing Date for an additional 30 days beyond the original 45 day closing period previously presented.

From April 22 through April 24, 2019, Mr. Hightower and Mr. Noyes had several discussions regarding the purchase price for the Grenadier Assets as well as the effective date of the transaction.

On April 24, 2019, Mr. Noyes informed Mr. Hightower that they would accept the proposed $615 million purchase price. Grenadier and HighPeak Assets II began preparing a Purchase and Sale Agreement for the Grenadier Assets with the first draft of such agreement being sent from Grenadier to HighPeak Assets II on April 26, 2019. Grenadier and HighPeak Assets II engaged in substantive discussions regarding the effective date of the contemplated transaction as of such date as well. On April 30, 2019, Mr. Hightower and Mr. Noyes discussed the Grenadier Assets and specifically whether to extend certain drilling rig contracts, the obligation wells coming up in the immediate future, and who would be responsible for paying for certain upcoming wells should a deal be reached.

Between late April and June 2019, HighPeak Assets II and Grenadier negotiated the terms of the Grenadier Contribution Agreement, which included, among other things, HighPeak Assets II’s right to assign its rights and obligations under the Grenadier Contribution Agreement to an affiliate, including Pure, without the prior consent of Grenadier. The Grenadier Contribution Agreement was signed by HighPeak Assets II and Grenadier on June 17, 2019 and provided for an initial target closing date of August 19, 2019, and an ability to extend such closing date to the date that is 75 days after the execution date upon an additional $30.75 million being placed into escrow by HighPeak Assets II. The terms of the Grenadier Contribution Agreement were the result of extensive arm’s-length negotiations between HighPeak Assets II, on the one hand, and Grenadier and its owners, on the other hand.

On June 27, 2019, Mr. Silver met with EnCap managing partners, Gary Petersen and Martin Phillips, in EnCap’s offices in Houston, Texas, with Mr. Hightower present by telephone. During this meeting, EnCap’s potential interest in contributing acreage of other portfolio companies and/or other assets to a potential business combination of the Grenadier Assets and the HighPeak Assets was discussed. During the discussion, EnCap relayed that they were not presently interested in contributing any acreage or assets to Pure in connection with a business combination, but were enthusiastic about the potential opportunities available to a Howard County consolidator of assets that did not involve the timing and uncertainty of closing that Pure would require.

On June 28, 2019, the Pure Board held a board meeting in Dallas, Texas. During the meeting, the Deal Team presented a synopsis and brief history of the Deal Team’s efforts over the prior fourteen (14) months to identify assets and transactions for a potential business combination for Pure, including the Deal Team’s evaluation of multiple marketed and un-marketed potential transactions across various hydrocarbon basins in the United States. The Pure Board discussed the geology, regulatory, environmental and economic attributes associated with the Delaware Basin, Central Basin Platform, Midland Basin, Powder River Basin, Eagle Ford, Williston, Anadarko Basin, Austin Chalk trend in both Texas and Louisiana, DJ Basin, East Texas and Louisiana Haynesville and Bossier trends, among others, as well as several specific potential transactions with respect to which the Deal Team had performed due diligence and held exploratory meetings and preliminary discussions. Following the presentation to the Pure Board, the Pure Board agreed with the Deal Team’s recommendation to focus on the Permian Basin, and specifically the Midland Basin, due to the following factors that the Deal Team believed to be important in evaluating a potential business combination: geology, lower cost to drill and complete wells, lower gas-oil ratios, better take-away capacity and flexibility, oil marketing opportunities and superior economics.

At the June 28, 2019 Pure Board meeting, the Deal Team also informed the independent directors serving on the Pure Board (Sylvia Barnes, Greg Colvin and Jared Sturdivant) of the Grenadier Contribution Agreement and the ability to assign HighPeak Assets II’s rights and obligations under the Grenadier Contribution Agreement or to have HighPeak II contribute the counterparty, HighPeak Assets II, to Pure as part of a business combination. The Deal Team further discussed with the independent directors the potential for combining the assets of the HighPeak Funds with the Grenadier Assets and those of other targets in a business combination with Pure.

After an indication that the Pure Board was supportive of pursuing a Howard County business combination, including a transaction that would potentially involve the HighPeak Funds contributing their assets to Pure or assigning the Grenadier Contribution Agreement to Pure, at the June 28, 2019 Pure Board meeting, the Pure Board resolved to form the Pure Special Committee to negotiate the business combination and authorized the Pure Special Committee to hire its own independent counsel and financial advisor to provide a fairness opinion in connection with any business combination that included the assets of the HighPeak Funds and Grenadier.

After the June 28, 2019 Pure Board meeting, HighPeak II determined that it would be advisable to seek to renegotiate with Grenadier to extend the closing date from August 19, 2019 to a later date that would allow for the consummation of the transactions contemplated by the Grenadier Contribution Agreement in connection with a business combination involving Pure.

Between June 28 and August 16, 2019, Mr. Hightower had several conversations with EnCap, Kayne Anderson, and members of Grenadier management to discuss potentially extending the closing date.

Separate from the contemplated business combination, the HighPeak Funds determined that merging HighPeak I and HighPeak II was critical for numerous reasons. Through combining the assets of the HighPeak Funds into a new entity, HPK Energy, LP (“HPK”), the HighPeak Funds would allow for more efficient drilling operations, and increased access to capital, negotiating power, risk mitigation and diversification. Management of the HighPeak Funds began discussing with the Limited Partner Advisory Committees of each of the respective HighPeak Funds (the “LPACs”) to determine an appropriate valuation date and valuation in order to combine the funds. The LPACs agreed that they needed to combine the HighPeak Funds whether or not the HighPeak Funds ultimately contributed their assets in a business combination with Pure. This discussion lasted several months.

In July 2019, the HighPeak Funds engaged Vinson & Elkins L.L.P. (“V&E”) as counsel to the HighPeak Funds to form HPK to acquire the assets of HighPeak I and HighPeak II in exchange for equity interests in HPK and provide legal services with respect to a business combination with Pure.

On July 29, 2019, the Pure Board adopted resolutions formally delegating to the Pure Special Committee the authority to review, evaluate, negotiate and, if they determine it appropriate, to approve the proposed business combination and to recommend to the Pure Board.

On July 30, 2019, representatives of Pure met with a potential placement agent, Jefferies LLC (“Jefferies”), to discuss the process of sourcing additional capital for a business combination through a private placement of equity securities of Pure. At such meeting, the Deal Team discussed comparable transactions in Howard County, including applicable price per acre and cash flow comparisons. The Deal Team participated in several phone calls over the next few days with both Jefferies and other investment banks in order to gain a good understanding of the expertise and potential transaction terms and which would provide the best opportunity to Pure in connection with undertaking a private placement of equity. On August 7, 2019 representatives of Pure ultimately determined to engage Jefferies to assist Pure in sourcing additional capital for the business combination through a private placement after a meeting with Jefferies representatives in Houston, Texas on such date, where they learned more about Jefferies’ breadth of experience in Howard County, the technical expertise of their staff, and their recent successful transactions in the industry particularly in the Midland Basin, including Howard County. The private placement of equity securities for which Jefferies is acting as placement agent is the PIPE Investment.

On August 16, 2019, the parties to the Grenadier Contribution Agreement amended the agreement to provide for additional time to close the business combination. In such amendment, HighPeak Assets II agreed to release the initial $30.75 million deposit payment made by HighPeak Assets II from escrow to Grenadier and to make an additional non-refundable $30.75 million payment directly to Grenadier. In exchange, Grenadier agreed to extend the target closing date under the Grenadier Contribution Agreement to January 22, 2020.

In early September 2019, the chair of the Pure Special Committee contacted Hunton Andrews Kurth LLP (“Hunton Andrews Kurth”) as potentially representing the Pure Special Committee as its legal counsel in the evaluation and potential negotiation of the business combination, and Hunton Andrews Kurth was formally retained as counsel to the Pure Special Committee with respect to a business combination with HPK.

Pure filed a definitive proxy statement with the SEC on September 10, 2019 related to soliciting votes of Pure’s stockholders to approve an amendment to Pure’s certificate of incorporation to extend the date by which Pure must consummate a business combination from October 17, 2019 to February 21, 2020. Concurrently with the filing of such proxy statement, our Sponsor was required to tender, or cause an affiliate to tender, for Pure’s outstanding public warrants. HPEP II, an affiliate of our Sponsor, tendered for the outstanding public warrants. Such tender offer documents were filed with the SEC on September 12, 2019, and subsequent amendments thereto were filed on both September 16, 2019 and September 20, 2019.

On September 13, 2019, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. Hunton Andrews Kurth provided to the Pure Special Committee a recap of discussions with V&E, counsel to the HighPeak Funds, regarding the planned schedule with regard to the proposed general timeline for the potential negotiations of Pure’s proxy filing and the tender offer to purchase warrants. Hunton Andrews Kurth also discussed with the Pure Special Committee their fiduciary duties in reviewing, evaluating, negotiating, and, if they so determine, approving related party transactions, including the business combination. Members of the Pure Special Committee provided an update regarding the status of discussions with various firms to serve as financial advisor to the Pure Special Committee. The Pure Special Committee had engaged in discussions with five (5) investment banks, and was seeking three (3) bids in order to make an informed decision.

On September 16, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth discussed the general timeline of Pure’s proxy filing, and the Pure Special Committee’s process for reviewing the potential business combination. Members of the Pure Special Committee also summarized for the assembled group discussions they had previously had with certain investment banks to serve as the Pure Special Committee’s financial advisor.

On September 26, 2019, the Pure Special Committee indicated to one of the investment banks with which it had discussion on September 16, 2019 of its desire to engage such investment bank as financial advisor and requested an engagement letter therefrom.

On September 30, 2019, the Deal Team, certain HighPeak employees, the Pure Special Committee and the Pure Special Committee’s financial advisor met in the offices of the HighPeak Funds in Fort Worth, Texas. Representatives of V&E, counsel to the HighPeak Funds, and Hunton Andrews Kurth, counsel to the Pure Special Committee, also attended the meeting via telephone. The Deal Team formally presented a proposed transaction to the Pure Special Committee, involving a business combination that would result in Pure acquiring the Grenadier Assets and certain other assets of the HighPeak Funds. The Deal Team presented a detailed geological, land and engineering overview followed by the presentation of a formal offer to the Pure Special Committee of the key transaction terms of such a business combination, including a proposed total enterprise value of approximately $1,900 million and the HighPeak Funds’ willingness to accept all consideration in the form of equity interests (the “Presentation”).

The Deal Team provided the Pure Special Committee and its financial advisor access to a virtual data room on October 1, 2019 and subsequently provided access to such virtual data room and a separate virtual data room containing additional materials, including the Presentation, to the Pure Special Committee’s legal advisors.

On October 2, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth reviewed the proposed engagement letter with its financial advisor. Members of the Pure Special Committee then discussed with Hunton Andrews Kurth their thoughts following the meeting with management on September 30, 2019 and the Presentation made at that meeting. Following this discussion, Hunton Andrews Kurth provided an update of their understanding of the proposed timing of the potential business combination. Later on October 2, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with the financial advisor engaged by the Pure Special Committee to discuss the opinion that the financial advisor would ultimately deliver if requested by the Pure Special Committee and the potential business combination timeline.

On October 4, 2019, the Pure Special Committee held a meeting at which its members, representatives of the financial advisor to the Pure Special Committee and representatives of Hunton Andrews Kurth discussed the valuation Pure management placed on the Grenadier Assets and the assets of the HighPeak Funds. Representatives of the financial advisor engaged by the Pure Special Committee noted the possible valuation methods it would use in connection with its evaluation. Later on October 4, 2019, the Deal Team, the financial advisor to the Pure Special Committee and the Pure Special Committee discussed via telephone conference further details of the proposed business combination, and the Deal Team answered questions posed to them, including those relating to post-transaction ownership immediately following the potential business combination.

On October 8, 2019, V&E provided an initial draft of a contribution agreement to Hunton Andrews Kurth, along with information and estimates provided by the HighPeak Funds regarding expenses, sources and uses of funds and the post-business combination capital structure of the combined company.

On October 9, 2019, the Pure Special Committee held a meeting at which its members, representatives of the financial advisor engaged by the Pure Special Committee and representatives of Hunton Andrews Kurth engaged in discussions and negotiations regarding the proposed engagement letter with such financial advisor.

On October 10, 2019, Pure held a special meeting of its stockholders at which the amendment of Pure’s certificate of incorporation to extend the date by which Pure must consummate a business combination to February 21, 2020 was approved.

On October 14, 2019, Mr. Hightower, Mr. Silver and Mr. Huffman, along with representatives of Jefferies, began meeting with several funds regarding the possibility of investing in Class A Common Stock of Pure as part of the PIPE Investment. The private placement was intended to both provide funds for the Grenadier Assets as well as additional funds to be used for Pure’s future drilling expenditures based on anticipated needs in the event of a negotiated and consummated transaction involving the Grenadier Assets and the HighPeak Assets.

On October 18, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth discussed proposed revisions to the draft of the contribution agreement provided by V&E on October 8, 2019.

On October 20, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth discussed the contribution agreement and agreed to submit a revised version to members of the Deal Team and V&E. On October 21, 2019, the Pure Special Committee and Hunton Andrews Kurth provided a revised version of the contribution agreement to members of the Deal Team and V&E.

On October 24, 2019, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth, at which its members executed the financial advisors’ engagement letter. Later on October 24, 2019, the HighPeak Funds and their counsel, V&E, held a telephone conference with the Pure Special Committee’s counsel, Hunton Andrews Kurth, and the financial advisor engaged by the Pure Special Committee to discuss sources and uses of cash in the business combination and a minimum liquidity requirement to be included in the contribution agreement. Following that call, the Deal Team, V&E and Hunton Andrews Kurth had additional discussions and negotiations regarding the revised version of the contribution agreement provided by Hunton Andrews Kurth and the Pure Special Committee.

On October 25, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth discussed the prior day’s telephone conference with the financial advisor and had continued discussions regarding Pure’s projected financial position under the proposed business combination. Following such discussion, the Pure Special Committee held an additional meeting at which its members and representatives of Hunton Andrews Kurth discussed Pure’s projected drilling program with Steven Tholen, Chief Financial Officer of Pure.

On October 27, 2019, the HighPeak Funds and V&E provided a revised version of the contribution agreement to Hunton Andrews Kurth.

On October 28, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth further discussed with the financial advisor engaged by the Pure Special Committee details related to the financial analyses of the potential business combination. The Pure Special Committee noted additional information necessary in order to analyze Pure’s projected drilling program. The financial advisor engaged by the Pure Committee acknowledged the additional information required to prepare a financial analyses.

On October 29, 2019, representatives of Hunton Andrews Kurth met with representatives of Jefferies and representatives of the financial advisor engaged by the Pure Special Committee to discuss the PIPE Investment marketing process. Representatives of the financial advisor engaged by the Pure Special Committee inquired regarding timing, the number of potential investors and potential size of the PIPE Investment, and representatives of Jefferies addressed such inquiries.

From October 25 through October 29, 2019, the HighPeak Funds and V&E discussed potential changes in structure of the business combination from the structure that was contemplated in prior drafts of the contribution agreement, which contemplated an Up-C structure in which the HighPeak Funds would receive equity interests in a newly formed operating partnership with Pure, as well as shares of a new class of common stock of Pure that would be entitled to vote but would not have any rights to distributions from Pure. Under such initial contemplated structure, the equity interests in such operating partnership and such voting shares would be exchangeable by the HighPeak Funds for Class A Common Stock. The HighPeak Funds ultimately determined that they would prefer to directly own shares of a public corporation that were entitled to distributions. As a result, the HighPeak Funds and V&E revised the contribution agreement to constitute a business combination agreement that reflected the revised business combination structure and steps contemplated by this proxy statement/prospectus, and shared the revised draft of the HPK Business Combination Agreement and proposed new structure with the Pure Special Committee and Hunton Andrews Kurth on October 30, 2019. On October 30, 2019, V&E also shared initial drafts of the Registration Rights Agreement and the Stockholders’ Agreement with Hunton Andrews Kurth, which were substantively consistent with terms previously proposed to the Pure Special Committee in a term sheet.

On October 30, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth discussed the timing of the business combination and the current status of the PIPE Investment marketing process.

On October 31, 2019, the Deal Team had a call with the Pure Special Committee with representatives from Hunton Andrews Kurth and V&E participating to further discuss sources and uses of funds in the potential business combination and the Pure Special Committee’s concerns regarding the valuation proposed earlier by the HighPeak Funds. The HighPeak Funds committed to providing the Pure Special Committee with updated projections and an updated valuation, and would make themselves available for any additional questions or other information requests from the Pure Special Committee or its financial advisor. Updated projections were provided later that day. Later on October 31, 2019 the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth discussed the updated structure of the potential business combination.

On October 31, 2019, Hunton Andrews Kurth provided a revised draft of the HPK Business Combination Agreement to V&E, commenting on aspects of the draft other than the transaction structure. On November 1, 2019, Hunton Andrews Kurth provided a revised draft of the HPK Business Combination Agreement to V&E, providing additional comments on aspects of the revised transaction structure, as well as revised drafts of the Registration Rights Agreement and the Stockholders’ Agreement.

On November 1, 2019, the Deal Team had a call with the financial advisor engaged by the Pure Special Committee with representatives from Hunton Andrews Kurth and V&E also participating to answer questions regarding the reserves model, sources and uses of funds and other matters related to the potential business combination. Hunton Andrews Kurth then provided a revised draft of the Registration Rights Agreement and the Stockholders’ Agreement to V&E.

On November 3, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with representatives of the financial advisor engaged by the Pure Special Committee to discuss ongoing financial analyses. Following this discussion, the Pure Special Committee directed its financial advisor to continue to discuss the potential PIPE Investment with Jefferies and to update the Pure Special Committee as the discussions progressed.

On November 3, 2019, V&E provided to Hunton Andrews Kurth a revised draft of the HPK Business Combination Agreement, Registration Rights Agreement, Stockholders’ Agreement and an initial draft of the HighPeak Employer Purchase Agreement and drafts of other ancillary documents.

On November 5, 2019, Hunton Andrews Kurth provided to V&E revised drafts of the HPK Business Combination Agreement and the Stockholders’ Agreement.

On November 6, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with representatives of the financial advisor engaged by the Pure Special Committee to discuss the updated reserves model, sources and uses of funds and other matters related to the potential business combination. Following such discussion, the Pure Special Committee asked the financial advisor to take the additional information and prepare a presentation for the Pure Special Committee and its advisors for their consideration, discussion and evaluation.

On November 7, 2019, the Deal Team had a call with the Pure Special Committee, representatives from Hunton Andrews Kurth, representatives from V&E and representatives from the financial advisor engaged by the Pure Special Committee to provide an update on the progress of the potential PIPE Investment and other matters related to the potential business combination. V&E provided a revised draft of the HPK Business Combination Agreement. Following such discussion, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with representatives of the financial advisor engaged by the Pure Special Committee to discuss the timing and logistics of the potential PIPE Investment and other matters related to the potential business combination. Later that day, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with representatives of the financial advisor engaged by the Pure Special Committee to discuss a revised draft of the HPK Business Combination Agreement, and other matters related to the potential business combination. Hunton Andrews Kurth then provided a revised draft of the HPK Business Combination Agreement to V&E.

On November 8, 2019, V&E provided to Hunton Andrews Kurth revised drafts of the HPK Business Combination Agreement and the Stockholders’ Agreement. Also on November 8, 2019, Hunton Andrews Kurth provided to V&E a revised draft of the HighPeak Employer Purchase Agreement. Later on November 8, 2019, the Deal Team and Jefferies discussed delaying seeking PIPE commitments until after the signing of the HPK Business Combination Agreement given the limited number of investors that had the ability to receive information prior to signing the HPK Business Combination Agreement and the additional information that would be available to all potential investors, after signing of the HPK Business Combination Agreement and the filing of the registration statement of which this proxy statement/prospectus forms a part. The Deal Team discussed the merits of this approach with the Pure Special Committee and the protection that a proposed minimum liquidity requirement to be included in the HPK Business Combination Agreement would provide to investors.

On November 9, 2019, Hunton Andrews Kurth provided to V&E revised drafts of the HPK Business Combination Agreement and the HighPeak Employer Purchase Agreement.

On November 10, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with representatives of the financial advisor engaged by the Pure Special Committee to relay and discuss the potential benefits and detriments of signing the HPK Business Combination Agreement before obtaining commitments for the PIPE Investment, and other matters related to the potential business combination.

Additionally on November 10, 2019, the Deal Team had a call with the Pure Special Committee, representatives from Hunton Andrews Kurth, representatives from the financial advisor engaged by the Pure Special Committee and representatives of V&E to discuss the sources and uses of funds, and other matters related to the potential business combination. V&E then provided a revised draft of the HPK Business Combination Agreement to Hunton Andrews Kurth, in addition to certain ancillary documents.

From November 11 through November 21, 2019, the Pure Special Committee held multiple meetings at which its members and representatives of Hunton Andrews Kurth met to discuss the sources and uses of funds, and other matters related to the potential business combination.

On November 11, 2019, the Deal Team arranged a call with the Pure Special Committee, the financial advisor engaged by the Pure Special Committee, Hunton Andrews Kurth, V&E, and Jefferies. Representatives of Jefferies discussed with the Pure Special Committee a proposed reduced total enterprise value of approximately $1.615 billion and provided a market update and a minimum Available Liquidity condition of $200 million. Also discussed on the call was the proposed sources and uses of funds and when Jefferies and the Deal Team would restart the potential PIPE fundraising. Additionally, on November 11, 2019, Hunton Andrews Kurth provided a revised draft of the HPK Business Combination Agreement to V&E.

On November 12, 2019, V&E provided a revised draft of the HPK Business Combination Agreement and the HighPeak Employer Purchase Agreement to Hunton Andrews Kurth. In addition, the Deal Team had discussions with Jefferies regarding approaching Grenadier and its owners with an offer to convert a portion of their cash purchase price to equity, further reducing the cash requirements for the business combination at closing.

On November 13, 2019, the Deal Team presented an offer to Grenadier to change the form of Grenadier’s consideration from an all cash purchase price to $150 million of consideration in HighPeak Energy common stock in the business combination at a proposed year-end 2019 enterprise value of $1.615 billion, with the balance in cash. In addition to taking some stock consideration, the Deal Team requested that Grenadier agree to extend the closing date from January 21, 2020 to February 21, 2020. The Deal Team offered Grenadier 2,000,000 warrants owned by the Sponsor in exchange for granting the extension.

Over the next several days, Mr. Hightower had several discussions with Mr. Noyes and representatives of EnCap and Kayne Anderson. Mr. Noyes countered the Deal Team’s proposal and offered to take either $150 million or $125 million of HighPeak Energy common stock consideration at enterprise value valuations of either $1.515 billion or $1.615 billion, respectively, with both offers requiring the Sponsor to transfer 2,000,000 Founder’s shares to Grenadier for the extension.

After further discussions, on November 18, 2019, Grenadier and the Deal Team eventually agreed on Grenadier converting $150 million of its cash consideration into 15,000,000 shares of HighPeak Energy common stock at a $1.575 billion valuation and receiving 760,000 founders shares and 2,500,000 warrants from the Sponsor as additional consideration for the extension.

On November 19, 2019, the Deal Team had a meeting with the Pure Special Committee to inform them that the Deal Team had reached an agreement in principle with EnCap and Kayne Anderson to convert $150 million of the Grenadier cash purchase price to HighPeak Energy equity and to extend the date of the Grenadier closing date. The related changes in the sources and uses were also discussed.

On November 20, 2019, Grenadier provided an initial draft of the Grenadier Contribution Agreement, which would amend, restate and replace the original agreement with Grenadier, and a revised draft of the Registration Rights Agreement with Grenadier added as a party, to the Deal Team.

On November 21, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with representatives of the financial advisor engaged by the Pure Special Committee to discuss its preliminary financial analyses, which included additional materials provided by Pure and assumed commitments of anticipated financing sources to fund the potential business combination.

Later on November 21, 2019, Hunton Andrews Kurth received drafts of the Grenadier Contribution Agreement and the Registration Rights Agreement with Grenadier, both of which were renegotiated to reflect the revised terms following the Deal Team’s discussion with Grenadier management. V&E also provided to Hunton Andrews Kurth a revised draft of the HPK Business Combination Agreement.

On November 22, 2019, the Pure Special Committee presented the Deal Team with a counter-offer to: (1) reduce the enterprise value of $75 million, resulting in an enterprise value of $1.5 billion for purposes of the equity issuances; and (2) require as a condition precedent in the HPK Business Combination Agreement a minimum Available Liquidity (as defined in the HPK Business Combination Agreement) of not less than $350 million of committed capital.

Also on November 22, 2019, the HighPeak Funds and Thompson & Knight LLP (“TK”), their legal counsel in the Grenadier transaction, presented Hunton Andrews Kurth with their proposed revisions to the Grenadier Contribution Agreement, and had discussions regarding the same with Hunton Andrews Kurth.

On November 23, 2019, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met with the Deal Team to further discuss the Pure Special Committee’s proposal on November 22, 2019.

On November 24, 2019, the Deal Team provided to the Pure Special Committee its counter-proposal to the Pure Special Committee’s proposal on November 22, 2019. The Deal Team rejected the Pure Special Committee’s proposal to reduce the enterprise value by $75 million. Further, the Deal Team proposed to increase the minimum Available Liquidity (as defined in the HPK Business Combination Agreement) to not less than $250 million, of which the source of the minimum available liquidity would not be specified or limited from any specific source. Following the Deal Team’s proposal, the Pure Special Committee held a meeting at which its members and representatives of Hunton Andrews Kurth met to discuss the proposal which resulted in the Pure Special Committee providing a counter-proposal to increase the minimum Available Liquidity (as defined in the HPK Business Combination Agreement) to not less than $350 million, of which the source of the minimum available liquidity would not be specified or limited from any specific source. Later on November 24, 2019, representatives of Hunton Andrews Kurth formerly delivered the counter-proposal of the Pure Special Committee to the Deal Team. The Deal Team rejected the offer and countered with a minimum Available Liquidity of not less than $250 million. V&E subsequently provided a revised draft of the HPK Business Combination Agreement and a draft of the sponsor support agreement to Hunton Andrews Kurth.

On November 25, 2019, Hunton Andrews Kurth provided oral comments to V&E to the HPK Business Combination Agreement and V&E provided a revised draft of the HPK Business Combination Agreement. Hunton Andrews Kurth also provided a revised draft of the Grenadier Contribution Agreement and the Grenadier Registration Rights Agreement to TK and V&E.

Also on November 25, 2019, the Pure Special Committee held a meeting with representatives of Hunton Andrews Kurth. During this meeting Sylvia Barnes and Jared Sturdivant reported on their discussions on November 24, 2019 with the financial advisor engaged by the Pure Special Committee regarding the counter proposal from the Deal Team of not less than $250 million of Available Liquidity (as defined in the HPK Business Combination Agreement), with the sources of such liquidity to be left unspecified. Following their discussion, the Pure Special Committee directed Hunton Andrews Kurth to communicate a further counter proposal of $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement) as a condition precedent to the Closing. Later on November 25, 2019, a member of Hunton Andrews Kurth discussed with the Deal Team the further counter proposal from the Pure Special Committee, and at the end of those discussions the Deal Team advised Hunton Andrews Kurth that the Pure Special Committee’s further counter proposal of $275 million was accepted. Later on November 25, 2019, the Pure Special Committee then held another meeting at which its members and representatives of Hunton Andrews Kurth discussed the Pure Special Committee’s resolutions to be approved prior to signing of the HPK Business Combination Agreement and the Grenadier Contribution Agreement, and next steps in the potential business combination. Later on November 25, 2019, the Pure Special Committee unanimously approved and recommended to the Pure Board the entry into the HPK Business Combination Agreement, the Grenadier Contribution Agreement and the transactions related thereto.

On November 26, 2019, the Pure Board held a meeting at which a majority of its members (with Messrs. Hightower, the Chairman, Chief Executive Officer and President of Pure, and Woodard, Chief Operating Officer of Pure, abstaining due to conflicts of interest) approved and recommended to Pure’s stockholders the entry into the HPK Business Combination Agreement, the Grenadier Contribution Agreement and the transactions related thereto.  Also on November 26, 2019, V&E and Hunton Andrews Kurth discussed comments to the HPK Business Combination Agreement and the Grenadier Contribution Agreement and V&E, Hunton Andrews Kurth and TK finalized drafts of the remaining signing documents, including the HPK Business Combination Agreement, the Grenadier Contribution Agreement and certain other ancillary agreements, on which the relevant parties thereto signed off.

On November 27, 2019, the relevant parties to the HPK Business Combination Agreement, the Grenadier Contribution Agreement and the other documents contemplated to be executed and delivered concurrently therewith released their signatures with respect to such agreements, and, prior to the opening of the U.S. stock markets, Pure issued a press release announcing the parties’ entry into the Business Combination Agreements and the proposed business combination.

The Pure Board’s Reasons for the Approval of the Business Combination

On November 25, 2019, the Pure Special Committee held a meeting and unanimously determined that the proposed business combination is in the best interests of the Company and (i) approved the terms and conditions of the Business Combination Agreements and the transactions contemplated thereby; (ii) recommended that the Pure board of directors (“Pure Board”) approve and adopt the Business Combination Agreements and the transactions contemplated thereby; and (iii) recommended approval by Pure’s stockholders. On November 26, 2019, the Pure Board held a meeting at which all of the directors were present and participating and determined by the vote of a majority of the directors (with Messrs. Hightower, the Chairman, CEO and President of Pure, and Woodard, COO of Pure, abstaining due to actual and potential conflicts of interest) determined that the proposed business combination is advisable and in the best interests of the Company and (i) approved the terms and conditions of the Business Combination Agreements, the execution and delivery by Pure of such agreements and the consummation of the transactions contemplated thereby; and (ii) recommended approval by Pure’s stockholders.

In reaching such determinations and recommendations, the Special Committee and Pure Board consulted with Pure’s management and the legal and financial advisors to the Special Committee and considered a number of factors, including the following:

●

The fact that the Targeted Assets, consisting of the Grenadier Assets and HPK Assets, provide a mostly contiguous position of more than 71,000 net acres of oil and gas leasehold properties located in the eastern part of the Midland Basin region of the Permian Basin, primarily in Howard County, Texas, with more than 90% of the acreage operated by Grenadier or HPK (and to be operated by HighPeak Energy after the Business Combination Transaction).

●

The fact that this contiguous acreage position provides for economies of scale and depth of inventory for development drilling, infrastructure and operations potentially resulting in potentially attractive capital and operating efficiencies for HighPeak Energy to efficiently develop the properties.

●

Based on HighPeak Energy’s production projections, the expectation by HighPeak Energy of anticipated net production of approximately 12,000 barrels of oil equivalent per day as of the year ended 2019, increasing in 2020 as additional wells are completed and placed on production.

●

The fact that the eastern portion of Howard County is generally recognized as one of the most oil rich areas of the Permian Basin with production in this area typically characterized by a high oil mix in excess of 80%, which can support a strong operating margin.

●

The fact that as of September 30, 2019, HighPeak Energy had identified approximately 875 gross (725 net) drilling locations in either the Wolfcamp A or Lower Spraberry formations that are planned to be developed primarily with two-mile laterals utilizing multi-well pad development to lower drilling and completion cycle times.

●

The fact that across the acreage position of the Target Assets, the Lower Spraberry Shale and Wolfcamp A and Wolfcamp B formations have generally consistently high gross thickness.  In addition, the fact that although HighPeak’s development plan is initially focused on horizontal drilling of the Wolfcamp A and Lower Spraberry formations, HighPeak Energy has identified over 2,000 potential drilling locations in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and Wolfcamp D formations that provide substantial potential additional value if successful.

●	The fact that HighPeak Energy’s large acreage block and development plan allows for efficient pad development, which reduces the impact of “parent child” degradation.

●

The fact that significant recent offset and non-operated activity, by among others Grenadier, HPK, Hanathon, SM Energy, Surge and Bayswater, is quickly significantly de-risking the acreage position for not only the Lower Spraberry and Wolfcamp A formations, but the upside formations as well.

●

The fact that from the time of the first offer made to the Special Committee to the dates of approval by the Special Committee and the Pure Board, the valuation of the combined business combination was reduced from an initial offer of $1.9 billion to $1.575 billion.

●

The fact that Grenadier’s sponsors, EnCap Investments and Kayne Anderson, both of which are experienced private equity investors in the E&P business, agreed to accept a portion of the consideration under the Grenadier Contribution Agreement in equity at the above referenced valuation instead of cash.

●

The fact that the Business Combination Agreements require a minimum of $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement) as a condition to Closing, which, if obtained, together with the expected cash flow from operations, provides the substantial majority of amounts necessary to fund, in full, HighPeak Energy’s  projected 2020 and 2021 development plans.

●

The fact that subject to its compliance with the applicable provisions of the HPK Business Combination Agreement, the Pure Board can change its recommendation to Pure’s stockholders with respect to approval and adoption of the Business Combination Agreements and the transactions contemplated thereby in the event an intervening event (as defined in the HPK Business Combination Agreement) occurs and if, based on the recommendation of the Special Committee, the Pure Board concludes in good faith, after consultation with outside legal and financial advisors, that the failure to take such action in response to the intervening event is necessary to comply with applicable fiduciary duties;

●

The fact that HighPeak Energy is led by its Chairman, President & CEO, Jack Hightower, an upstream industry veteran with over 48 years of exploration and production (“E&P”) experience including years of executive leadership primarily in the Permian Basin managing multiple exploration and production businesses and generating generally strong returns despite industry cycles. In addition to Mr. Hightower, HighPeak Energy’s senior management team provides extensive experience in various roles within the E&P industry that will provide HighPeak Energy with the capability needed in its business and operations.

●

The fact that in connection with the business combination Pure stockholders have the option to elect to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.

●

The belief of the Special Committee and the Board that the proposed business combination provides a more attractive alternative to the Pure stockholders than the obligation of Pure to return to Pure’s public stockholders their share of the funds held in the trust account as would be required if Pure does not consummate an initial business combination by February 21, 2020 (unless extended).

In the course of their deliberations, the Special Committee and Pure Board also considered a variety of risks and other potentially negative factors, including the following:

●

The fact that as of the dates of approval by the Pure Special Committee and Pure Board, HighPeak Energy did not have sufficient fully committed sources of equity or debt funding, even when taken together with cash on hand and expected cash flow from operations, to fund, in full, the projected 2020 and 2021 development plans.  Although HighPeak Energy intends to pursue firm commitments of additional equity and debt funding and must obtain at least $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement) as a condition to Closing, there is no assurance that HighPeak Energy will be successful in its efforts to obtain all such committed funding.

●

The fact that as a result of the failure to have such firmly committed funding sources sufficient, when considered together with cash on hand and expected cash flow from operations, to fund in full the capital needed for the 2020 and 2021 development plans, the Pure Special Committee elected not to seek a fairness opinion from its financial advisor.

●

The fact that the likelihood of the success of the business combination is uncertain as compared to the right of Pure’s public stockholders to receive their pro rata share of the funds held in the trust account if an initial business combination is not consummated before February 21, 2020 (unless extended).

●	The Pure Special Committee and Pure Board also considered risks of the type and nature described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Each of the Pure Special Committee and Pure Board believed that, overall, the potential benefits of the business combination to Pure and its stockholders outweighed the risks and uncertainties of the business combination.

In addition, the Pure Special Committee and the Pure Board were aware of and considered that Pure’s directors and executive officers have interests in the business combination that are different from, or in addition to, their interests as stockholders of Pure generally and different from those of Pure’s public stockholders, as described below under the caption “ – Interests of Certain Persons in the Business Combination”.

The foregoing discussion of factors considered by the Pure Special Committee and Pure Board is not intended to be exhaustive, but includes the material factors they considered.  Due to the complexity of those factors, neither the Special Committee nor the Pure Board considered it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.  Each of the Special Committee and the Pure Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Special Committee and the Pure Board may have given different weight to different factors. This explanation of the reasons for the Special Committee’s recommendation and the Pure Board’s approval of the Business Combination, and all other information presented in this section is forward-looking in nature and, therefore, should be read in consideration of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Unaudited Prospective Financial, Operating and Reserve Information

HPK does not as a matter of course make public projections as to future sales, earnings, or other results. However, HPK is including the following summary of certain internal, unaudited prospective financial and operating information from HPK’s management’s projections for the post-business combination company solely because that information was made available to the Pure Board in connection with their evaluation of the business combination. Such unaudited prospective financial and operating information was also provided to the investment bank engaged by the Pure Special Committee for its use and reliance in connection with its financial analyses described elsewhere in this proxy statement/prospectus. The inclusion of the below information should not be regarded as an indication that HPK, the Pure Board or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results. The unaudited prospective financial and operating information is not included in this proxy statement/prospectus to induce any stockholders to vote in favor of any of the Proposals at the special meeting.

The unaudited prospective financial and operating information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial and operating information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of HPK’s management, including, among other things, the amount of Available Liquidity at Closing, the future results of the Target Assets, oil and gas industry activity, the quantity of producible reserves underlying the Target Assets, commodity prices, rig count and general economic and regulatory conditions. HPK believes the assumptions in the unaudited prospective financial and operating information were reasonable at the time such information was prepared, given the information HPK had at the time. However, important factors that may affect actual results and cause the results reflected in the unaudited prospective financial and operating information not to be achieved include, among other things, risks and uncertainties relating to the Target Assets, commodity prices, industry performance, the regulatory environment, and general business and economic conditions. The unaudited prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts.

WithumSmith+Brown, PC is the independent registered public accounting firm for Pure. The prospective financial and operating information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, HPK’s management. Neither WithumSmith+Brown, PC nor any of the independent auditors for the Target Assets (the “Target Asset Auditors”) have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, WithumSmith+Brown, PC and the Target Asset Auditors do not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so. Similarly, none of the independent reserve engineers for the Target Assets have estimated, prepared, audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompany prospective reserves information and, accordingly, such independent reserve engineers do not express an opinion or any other form of assurance with respect thereto. The proved reserve estimates included elsewhere in this proxy statement/prospectus relate to historical reserve information. They do not extend to the prospective reserve information and should not be read to do so.

Except as required by applicable securities laws, neither HighPeak Energy nor Pure intends to make publicly available any update or other revision to the prospective financial and operating information. The prospective financial and operating information does not take into account any circumstances or events occurring after the date such information was prepared. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial and operating information set forth below. None of Pure nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Pure stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial and operating information or that such financial and operating results will be achieved. HPK and Grenadier have made no representations to Pure, in the Business Combination Agreements or otherwise, concerning the prospective financial and operating information.

The following table sets forth certain summarized prospective financial and operating information regarding the post-business combination company under two oil pricing assumptions for the fiscal years ending 2020, 2021 and 2022. The following summarized prospective financial and operating information regarding the post-business combination company assumes three operated rigs and less than one non-operated rig from August 1, 2019 through February 21, 2020 and averaging four operated rigs and less than one non-operated rig in 2020 and increasing to five operated rigs in 2021 and thereafter.

	For the Year Ending December 31,
	2020	2021	2022
	(In millions unless otherwise indicated)
Total Production (MMBoe)	11.3	24.1	31.9
Total Revenue	$523	$1,107	$1,443
EBITDAX(1)	$428	$935	$1,217
Capital Expenditures	$760	$895	$845
Unlevered Free Cash Flow	$(332)	$40	$372
Cumulative Unlevered Free Cash Flow	$(332)	$(292)	$80

Assumptions:
WTI ($/Bbl)	$55.00	$55.00	$55.00
Henry Hub ($/MMbtu)	$2.50	$2.50	$2.50

(1)	HPK defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

	For the Year Ending December 31,
	2020	2021	2022
	(In millions unless otherwise indicated)
Total Production (MMBoe)	11.3	24.1	31.9
Total Revenue	$475	$1,005	$1,311
EBITDAX(1)	$383	$841	$1,094
Capital Expenditures	$760	$895	$845
Unlevered Free Cash Flow	$(377)	$(54)	$249
Cumulative Unlevered Free Cash Flow	$(377)	$(432)	$(182)

Assumptions:
WTI ($/Bbl)	$50.00	$50.00	$50.00
Henry Hub ($/MMbtu)	$2.50	$2.50	$2.50

(1)	HPK defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

	For the Year Ending December 31,
	2020	2021	2022
	(In millions unless otherwise indicated)
Total Production (MMBoe)	11.3	24.1	31.9
Total Revenue	$572	$1,209	$1,575
EBITDAX(1)	$473	$1,030	$1,340
Capital Expenditures	$760	$895	$845
Unlevered Free Cash Flow	$(287)	$135	$495
Cumulative Unlevered Free Cash Flow	$(287)	$(153)	$343

Assumptions:
WTI ($/Bbl)	$60.00	$60.00	$60.00
Henry Hub ($/MMbtu)	$2.50	$2.50	$2.50

(1)	HPK defines EBITDAX as earnings before interest, taxes, depreciation (or depletion), amortization and exploration expense.

In addition to the financial and operating information set forth above, HPK made available to the Pure Board certain internal resource estimates and related information in connection with the evaluation of the business combination. The following table sets forth HPK’s internal projection of estimates as of December 31, 2019. Resource projections as of December 31, 2019 were created by HPK and incorporate some adjustments to the parameters used in the CGA report. The resource projections assumed three operated rigs from August 1, 2019 through year-end 2019 with 11 additional wells brought online and 11 more wells drilled and expected to come online early in 2020. The unproved resources include development of only the Lower Spraberry and Wolfcamp A formations. A portion of the unproved resources include locations that were assigned as proved undeveloped locations in the August 2019 Reports prepared by CGA. The development locations assume 660-foot spacing (8 wells per mile) with drilling, completion and facilities costs of $7.5 million for wells with 10,000 foot laterals. We currently have three operated rigs working and plan to average four operated drilling rigs working in 2020. The type curves utilized for the future locations are internal projections using offset well performance and are 1% and 20% higher for Wolfcamp A and Lower Spraberry formations, respectively, than the type curves utilized by CGA for proved undeveloped locations in their August 2019 Reports. The increase was supported with additional production data that was not available when the CGA report was prepared. The oil pricing assumes that production from the Target Assets will be gathered and purchased by a reputable third party with firm transportation rates and negotiated pricing adjusting to known and published indices with a fixed primary term.

	Resource Estimates(1) As of December 31, 2019			Net Resources (MMBoe)
	(In millions unless otherwise indicated)
Total Proved Developed PV-10	$498	$560	$621	31
Total Unproved PV-10	$4,041	$4,490	$5,938	641
Total Resource PV-10	$4,539	$5,549	$6,559	672

Assumptions:
WTI ($/Bbl)	$50.00	$55.00	$60.00
Henry Hub ($/MMbtu)	$2.50	$2.50	$2.50

(1)

The SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. The projected information set forth above includes “resource” estimates that refer to the total remaining estimated quantities of oil and gas that are expected to be ultimately recoverable. The resource estimates include quantities of oil and gas that are not yet classified as proved reserves. The term “resource” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves, but is presented herein because such resource estimates were presented to the Pure Board in connection with its evaluation of the business combination.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Pure Board and Pure Special Committee to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Pure’s Sponsor and certain of Pure’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders. Pure’s directors were aware of and considered these interests, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include:

●

the fact that Pure’s Sponsor, officers and directors will lose their entire investment in Pure and that the private placement warrants held by Pure’s Sponsor would expire worthless if an Initial Business Combination is not completed;

●

the fact that Pure’s Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

●

the fact that Pure’s Sponsor paid an aggregate of $25,000 for its founder shares, which if unrestricted and freely tradable would be valued at approximately $98,056,000 based on the closing price of Pure’s Class A Common Stock on November 26, 2019;

●

if the Trust Account is liquidated, including in the event Pure is unable to complete an Initial Business Combination within the required time period, Pure’s Sponsor has agreed to indemnify Pure to ensure that the proceeds in the Trust Account are not reduced below $10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pure has entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●

the fact that Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure or one of Pure’s subsidiaries (i) an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the extension of the date by which Pure has to consummate a business combination for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) Pure needs to complete an Initial Business Combination from October 17, 2019 until February 21, 2020 and (ii) such other amounts as Pure may agree upon with the HPK Contributors, the HighPeak Contributed Entities or another affiliate of Pure’s Sponsor (the loans described in clauses (i) and (ii), collectively, the “Sponsor Loans”). Pure and Pure’s Sponsor intend that all Sponsor Loans will be cancelled in connection with the HPK Closing;

●	the fact that HPEP II intends to commence a tender offer to purchase Pure’s outstanding public warrants for $1.00 per public warrant (exclusive of commissions) in cash promptly following the announcement of the business combination;

●

the fact that holders of public warrants not purchased by HPEP II in connection with the public warrant tender offers will have $1.00 in cash distributed to them per public warrant from an amount placed in escrow by Sponsor at the time of the IPO in connection with the redemption of Pure’s public shares that will occur if Pure is unable to consummate a business combination;

●

the fact that Jack Hightower will serve as Chief Executive Officer and Chairman of the HighPeak Energy Board, Steven W. Tholen will serve as Chief Financial Officer and Rodney L. Woodard will serve as Chief Operating Officer of HighPeak Energy following the business combination;

●

the fact that the HPK Contributors are affiliates of Pure’s Sponsor and ultimately controlled by Jack Hightower, and Pure’s Sponsor and its affiliates, including the HPK Contributors, are expected to collectively own 89,856,000 shares of HighPeak Energy common stock, or approximately 52%, after the Closing;

●

the right of the HPK Contributors to designate to Pure, until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part of, a list of directors that the HPK Contributors want appointed to the HighPeak Energy Board, effective as of the HPK Closing;

●	the right of the HighPeak Group, pursuant to the Stockholders’ Agreement, to appoint a specified number of directors to the HighPeak Energy Board until the termination of the Stockholders’ Agreement;

●

the fact that each of Pure’s independent directors owns 48,000 founder shares that were purchased from Pure’s Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $494,000 based on the closing price of Pure’s Class A Common Stock on November 25, 2019;

●

the fact that neither Pure’s officers or directors may participate in the formation of, or become a director or officer of, any other blank check company until Pure has entered into a definitive agreement regarding an Initial Business Combination or fails to complete an Initial Business Combination by February 21, 2020;

●

the fact that at the Closing, Pure’s Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Pure’s behalf, such as identifying, investigating and consummating an Initial Business Combination and that affiliates of Pure’s Sponsor will be reimbursed for certain of their own transaction expenses pursuant to the HPK Closing;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK, and acquired the oil and gas interests owned by HighPeak Assets I and HighPeak Assets II at an aggregate cost that is less than the valuation of the same assets in the HPK Business Combination Agreement;

●

the fact that Jack Hightower and other members of Pure’s management team hold interests in HPK, which owns HighPeak Assets II and HighPeak Assets II has previously made $61.5 million of deposits to Grenadier that will be forfeited if the business combination does not close and HighPeak Assets II is otherwise unable to separately fund the purchase price for the Grenadier Assets; and

●

the fact that Pure is a party to a registration rights agreement with Pure’s Sponsor and certain of its directors, which provides for registration rights to such parties, and HighPeak Energy will enter into a new registration rights agreement with Grenadier, the HighPeak Group and certain of HighPeak Energy’s directors in connection with the business combination.

Sources and Uses for the Business Combination

The following table summarizes the estimated sources and uses for funding the business combination assuming no redemptions of public shares by Pure’s public stockholders and closing on December 31, 2019 (amounts are in thousands).

Sources of Funds		Uses
(in millions)
Sponsor Contributed Assets	$711	Equity to Sponsor	$711
Grenadier Rollover Equity	150	Grenadier Rollover Equity	150
Sponsor Contributed Cash(1)	154	Grenadier Closing Cash Payment(4)	465
Sponsor Forward Purchase Obligation	150	Pro Forma Cash at Closing(2)	272
Cash from Pure(2)(3)	378	Working Capital Through Jan 2020(5)	105
Cash from PIPE Investment(2)	200	Founders Shares	104
Founders Shares	104	Transaction Fees & Expenses	40
Total Sources	$1,847	Total Uses	$1,847

(1)

The cash expected to be contributed by Sponsor and its affiliates at Closing includes (i) $61.5 million in funds deposited in connection with the Grenadier Contribution Agreement that will be credited toward the Grenadier Closing Cash Payment, (ii) funds HPK or its affiliates contributed to fund working capital of the HighPeak Contributed Entities from August 1, 2019 through January 31, 2020 and (iii) additional amounts expected to be raised by Sponsor prior to the Closing.

(2)	Assumes that (i) there are no redemptions by Pure’s existing stockholders in connection with the business combination, (ii) $150 million in HighPeak Energy common stock is purchased by HPEP II and HPEP III in connection with the Forward Purchase Agreement Amendment, (iii) cash expected to be contributed by Sponsor and its affiliates is as set forth in footnote (1) and (iv) $200 million in HighPeak Energy common stock is issued in the PIPE Investment.

(3)	As of November 18, 2019, there was $390.5 million cash in the Trust Account. Such amount does not include interest income that will be added to the total in the Trust Account at Closing.

(4)

The cash portion of the Grenadier Closing Cash Payment includes $61.5 million in funds deposited with Grenadier that will be credited toward the Grenadier Closing Cash Payment, and does not take into account an adjustment for Grenadier working capital from June 1, 2018 to December 31, 2019 and other adjustments to the Grenadier Closing Cash Payment, which are included in the working capital through December 31, 2019.

(5)

Working capital includes Grenadier working capital, overhead expenses and other purchase price adjustments from June 1, 2019 through January 31, 2020, and working capital and overhead expenses of the HighPeak Contributed Entities from August 1, 2019 through January 31, 2020. Such amount assumes three (3) operated rigs from August 1, 2019 through January 31, 2020.

The Sources and Uses set forth above are based upon the assumptions set forth in the footnotes, as well as additional assumptions set forth under “Certain Defined Terms.” If the actual facts are different than HighPeak Energy’s assumptions, the sources and uses could differ from those set forth in this proxy statement/prospectus and such differences may be material.

For example, unless waived by the parties to the HPK Business Combination Agreement, it is a condition to Closing under the HPK Business Combination Agreement that HighPeak Energy shall have not less than $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), which amount is measured at closing and includes amounts available for borrowing under any debt facility, including HighPeak Energy’s anticipated RBL Facility.

Based on the sources and uses set forth above, including an assumed borrowing base of $250 to $400 million under HighPeak Energy’s anticipated RBL Facility, HighPeak Energy expects to have approximately $520 to $670 million of Available Liquidity at Closing. As a result, the business combination could still close if there were, among other things, significant redemptions by public stockholders, significantly lower cash contributed through HPK than assumed above or a later closing date, each of which could have a significant impact on the sources and uses set forth above and the liquidity of HighPeak Energy. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

Certain U.S. Federal Income Tax Considerations

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position to that discussed below. Legal conclusions contained in this section, unless otherwise noted, are the opinion of Hunton Andrews Kurth LLP, and are based on, and subject to, customary assumptions, qualifications and limitations as well as representations made by Pure, HighPeak Energy, HPK Contributors, Grenadier and certain stockholders of Pure and direct and indirect partners of HPK Contributors.

This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or to holders subject to special rules under the U.S. federal income tax laws (such as, for example, financial institutions, insurance companies, mutual funds, pension plans, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, partnerships, S corporations or other passthrough entities (or investors in such partnerships, S corporations or such other passthrough entities), “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations (including private foundations)) and investors that hold Pure Common Stock or warrants or HighPeak Energy common stock or warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, investors subject to the alternative minimum tax provisions of the Code, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, U.S. expatriates, and investors subject to the U.S. “inversion” rules, and Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this discussion does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the impact of the Medicare contribution tax on net investment income. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in HPK Contributors prior to the business combination, including holders of Pure Common Stock or warrants that also hold, directly or indirectly, equity interests in HPK Contributors. In addition, this discussion is limited to investors that hold Pure Common Stock or warrants or HighPeak Energy common stock or warrants as “capital assets” (generally, property held for investment) under the Code.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Pure Common Stock or warrants or HighPeak Energy common stock or warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. Accordingly, persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding Pure Common Stock or warrants or HighPeak Energy common stock or warrants, you are urged to consult your tax advisor regarding the tax consequences of a redemption and the business combination.

Because each share of Pure’s Class A Common Stock and one half of one warrant that compose a unit are separable at the option of the holder, as well as the option of Pure, and because each such share of Pure’s Class A Common Stock and one half of one warrant so separated is listed and tradable on the Nasdaq (and each share of HighPeak Energy common stock and warrant is intended to be listed and tradable on the NYSE), each such share and one half of one warrant should be treated for U.S. federal income tax purposes as separate instruments and the unit itself should not be treated as an integrated instrument. No assurance can be given, however, that the IRS would not assert, or that a court would not sustain a contrary position, including that each unit should be treated as an integrated instrument; there are certain authorities that suggest this contrary position is the proper treatment of certain instruments similarly issued as a unit, although these authorities generally involve instruments that are not separable, or where the holder is economically compelled not to separate the unit. If the units were each treated as an integrated instrument comprising a share of Pure’s Class A Common Stock and one half of one warrant, each unit would likely be treated as stock for U.S. federal income tax purposes, in which case the tax consequences described herein to a beneficial owner of a unit who does not also separately hold any warrants generally would correspond to the tax consequences described below to a beneficial owner of common stock, and the portions of the discussion describing the tax consequences in respect of a warrant would not apply. The remainder of this discussion assumes that each such share and one half of one warrant that compose a unit is treated for U.S. federal income tax purposes as a separate instrument and the unit itself is not treated as an integrated instrument. You are urged to consult your tax advisor concerning the U.S. federal, state, local and any non-United States tax consequences of an investment in a unit (including alternative characterizations of a unit).

U.S. Federal Income Tax Considerations to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Pure Common Stock or warrants, or HighPeak Energy common stock or warrants, as the case may be, that for U.S. federal income tax purposes is:

●	an individual who is a United States citizen or resident of the United States;

●

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

This section is addressed to U.S. Holders of Pure Common Stock that elect to have their Pure Common Stock redeemed for cash as described in the section entitled “Special Meeting of Pure Stockholders—Redemption Rights.”

Redemption of Pure Common Stock

In the event that a U.S. Holder’s Pure Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of Pure Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Pure Common Stock under Section 302 of the Code. Generally, whether the redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants or as a result of the business combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Pure Common Stock generally will be treated as a sale of the Pure Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Pure Common Stock which could be acquired pursuant to the exercise of the warrants (and, after the completion of the business combination, HighPeak Energy common stock which could be acquired by exercise of the warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Pure Common Stock must, among other requirements, be less than 80% of the outstanding Pure Common Stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock and certain other requirements are met. The redemption of the Pure Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described below under “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Pure Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or if it has none, to the U.S. Holder’s adjusted tax basis in its Pure warrants or possibly in other stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or, if Pure Common Stock is not then publicly traded, one percent) or more of Pure Common Stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of Pure Common Stock. We expect that the Pure Common Stock will be publicly traded for this purpose. Such U.S. Holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Holders of Pure Common Stock considering the exercise of their redemption rights are urged to consult their tax advisors to determine whether the redemption of their Pure Common Stock would be treated as a sale or as a distribution under the Code.

Gain or Loss on Redemption Treated as a Sale of Pure Common Stock

If the redemption is treated as a sale or other taxable disposition of Pure Common Stock, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pure Common Stock so disposed of exceeds one year.

Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition (or, if the Pure Common Stock or warrants are held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Pure Common Stock or warrants based upon the then fair market values of the Pure Common Stock and the one half of one warrant included in the unit) and (ii) the U.S. Holder’s adjusted tax basis in its Pure Common Stock or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Pure Common Stock or warrants generally will equal the U.S. Holder’s acquisition cost (which, if the Pure Common Stock or warrant was acquired as part of a unit, is the portion of the purchase price of the unit allocated to the share of Pure Common Stock or one half of one warrant, as applicable, or, if a share of Pure Common Stock was received upon exercise of a warrant, the initial basis of the Pure Common Stock upon exercise of the warrant (which will generally be as described below in “— Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock and Warrants Exercisable for Shares of HighPeak Energy Common Stock — Exercise, Lapse, or Redemption of a Warrant”)) less, in the case of Pure Common Stock, any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Pure Common Stock, the U.S. Holder will be treated as receiving a distribution of cash. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pure’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Pure Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pure Common Stock and will be treated as described above under “— Gain or Loss on Redemption Treated as a Sale of Pure Common Stock.” Dividends we pay to a U.S. Holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be taxable at a reduced rate. It is unclear whether the redemption rights with respect to the Pure Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on “qualified dividends,” as the case may be.

WE URGE HOLDERS OF PURE COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Parent Merger

General

Subject to the discussion below with respect to Pure warrants, the exchange by U.S. Holders of Pure Common Stock for HighPeak Energy common stock pursuant to the Parent Merger, in combination with the contributions by the HPK Contributors of their equity interests in HPK and by Grenadier of the Grenadier Assets pursuant to the business combination, is expected to qualify as a tax-deferred transaction pursuant to Section 351 of the Code, and as a result, no gain or loss should be recognized by the U.S. Holders of Pure Common Stock who exchange Pure Common Stock solely for HighPeak Energy common stock. Accordingly, the adjusted tax basis of the shares of HighPeak Energy common stock received by such a U.S. Holder of Pure Common Stock in the Parent Merger should be the same as the adjusted tax basis of the Pure Common Stock surrendered in exchange therefor. In addition, the holding period of the shares of HighPeak Energy common stock received in the Parent Merger by such a U.S. Holder of shares of Pure Common Stock should include the period during which such shares of Pure Common Stock were held on the date of the Parent Merger. Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person — (i) owned at least five percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. We expect that the HighPeak Energy common stock will be publicly traded for this purpose.

Pure Warrants

The appropriate U.S. federal income tax treatment of the Pure warrants in connection with the Parent Merger is uncertain. The terms of the warrants are not otherwise being changed pursuant to the Parent Merger and because the terms of the warrants, when originally issued, contemplated, among other things, the warrants becoming exercisable into shares of another corporation under circumstances similar to the Parent Merger, it is possible that the warrants, which will become exercisable into shares of HighPeak Energy common stock, should not be treated as giving rise to an exchange of the warrants for new warrants for U.S. federal income tax purposes. Alternatively, it is possible that a U.S. Holder of Pure warrants could be treated as exchanging such Pure warrants for “new” warrants exercisable for stock of HighPeak Energy. If so treated, a U.S. Holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the warrants to acquire stock of HighPeak Energy held by it immediately following the Parent Merger and the adjusted tax basis of the Pure warrants held by it immediately prior to the Parent Merger. As a third alternative, it is also possible that a U.S. Holder of Pure Common Stock and warrants could be treated as transferring its Pure Common Stock and warrants in an exchange described in Section 351(b) of the Code. If so treated, a U.S. Holder of Pure Common Stock holding such warrants would be required to recognize gain, but not loss, as a result of the exchange equal to the lesser of (i) such U.S. Holder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the HighPeak Energy common stock received and new warrants treated as having been received over such U.S. Holder’s aggregate tax basis in the Pure Common Stock exchanged and warrants treated as having been exchanged), or (ii) the fair market value of the new warrants treated as having been received. Any such gain would generally be long-term capital gain if the U.S. Holder’s holding period for the HighPeak Energy common stock and warrants was more than one year at the time of the Parent Merger. In that case, the U.S. Holder’s tax basis in the new warrants treated as having been received in the exchange would be equal to the fair market value of such warrants at the time of the Parent Merger. However, if the deemed exchange also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder would not recognize any gain or loss on any such deemed exchange of warrants and such U.S. Holder’s tax basis in the new warrants deemed received would be equal to the U.S. Holder’s tax basis in its warrants deemed exchanged. There can be no assurance that the transaction will also qualify under Section 368 of the Code. U.S. Holders of Pure warrants are urged to consult with their tax advisors regarding the treatment of their Pure warrants in connection with the Parent Merger.

Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock and Warrants Exercisable for Shares of HighPeak Energy Common Stock

Dividends and Other Distributions on HighPeak Energy Common Stock

Distributions on HighPeak Energy common stock will generally be subject to the rules described above under “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Taxation of Redemption Treated as a Distribution.”

Dispositions of HighPeak Energy Common Stock or Warrants

Except as discussed below with respect to an exercise, lapse, or redemption of a warrant, the sale, exchange or other disposition of HighPeak Energy common stock or warrants will generally be subject to the rules described above in “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Gain or Loss on Redemption Treated as a Sale of Pure Common Stock.”

Exercise, Lapse, or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a warrant for cash. The U.S. Holder’s tax basis in the share of HighPeak Energy common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant (i.e., the portion of the U.S. Holder’s purchase price for units that is allocated to the warrant) and the exercise price of such warrant. The U.S. Holder’s holding period for the HighPeak Energy common stock received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the HighPeak Energy common stock received would equal the U.S. Holder’s basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the HighPeak Energy common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the HighPeak Energy common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of warrants having a value equal to the exercise price of the exercised warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the HighPeak Energy common stock that would have been received with respect to the surrendered warrants in a regular exercise of warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the HighPeak Energy common stock received would equal the U.S. Holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the HighPeak Energy common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash pursuant to terms of the warrants or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Gain or Loss on Redemption Treated as a Sale of Pure Common Stock.”

Possible Constructive Distributions

The terms of the warrants provide for an adjustment to the number of shares of HighPeak Energy common stock for which warrants may be exercised or to the exercise price of the warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of HighPeak Energy common stock, or as a result of the issuance of a stock dividend to holders of shares of HighPeak Energy common stock, in each case which is taxable to the holders of such shares as a distribution. A U.S. Holder would be subject to tax on any such constructive distribution in the same manner as if such U.S. Holder received a cash distribution from HighPeak Energy equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of HighPeak Energy common stock or HighPeak Energy warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Pure Common Stock, or Pure warrants, or HighPeak Energy common stock or HighPeak Energy warrants, as the case may be, in each case that is an individual, corporation, estate or trust that is not a U.S. Holder.

Tax Consequences for Non-U.S. Holders Exercising Redemption Rights

This section is addressed to Non-U.S. Holders of Pure Common Stock that elect to have their Pure Common Stock redeemed for cash as described in the section entitled “Special Meeting of Pure Stockholders—Redemption Rights.”

Redemption of Pure Common Stock

The characterization for United States federal income tax purposes of the redemption of a Non-U.S. Holder’s Pure Common Stock pursuant to the redemption provisions described in the sections entitled “Special Meeting of Pure Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Pure Common Stock, as described under “—U.S. Federal Income Tax Considerations to U.S. Holders —Tax Consequences for U.S. Holders Exercising Redemption Rights.”

Non-U.S. Holders of Pure Common Stock considering exercising their redemption rights should consult their tax advisors as to whether the redemption of their Pure Common Stock will be treated as a sale or as a distribution under the Code.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on a sale or other taxable disposition of Pure Common Stock which, in general, would include a redemption of Pure Common Stock that is treated as a sale of such securities as described above, unless:

●

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition takes place and certain other conditions are met;

●

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

●

shares of Pure Common Stock constitute a United States real property interest due to Pure’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Pure believes that it will be a USRPHC on the date of any redemption as well as on the date of the business combination, and expect HighPeak Energy to be and to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as shares of Pure Common Stock are “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the Pure Common Stock, more than 5% of the shares of Pure Common Stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of Pure’s status as a USRPHC. If shares of Pure Common Stock were not considered to be regularly traded on an established securities market, such Non-U.S. Holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on the disposition of Pure Common Stock (as described in the preceding paragraph), and withholding at a rate of 15% would apply to the gross proceeds received. There can be no assurance that Pure Common Stock will be treated as regularly traded on an established securities market. It is unclear how a holder’s ownership of warrants will affect the determination of whether such holder owns more than 5% of the shares of Pure Common Stock. In addition, special rules may apply in the case of a disposition of the Pure units or warrants if Pure Common Stock is considered to be regularly traded, but such other securities are not considered to be regularly traded.

Taxation of Distributions

If the redemption does not qualify as a sale of Pure Common Stock, the Non-U.S. Holder will be treated as receiving a distribution of cash. Subject to the discussion below under “—FATCA,” in general, any distributions (including constructive distributions) we make to a Non-U.S. Holder on shares of Pure Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E). In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Pure Common Stock (and, subject to the third bullet point and related text above under “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of Pure Common Stock, which will be treated as described above under “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock.” Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements including by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Tax Consequences of the Parent Merger

General

The characterization for United States federal income tax purposes of an exchange of a Non-U.S. Holder’s Pure Common Stock solely for HighPeak Energy common stock as a result of the Parent Merger in connection with the business combination generally will correspond to the U.S. federal income tax characterization of such an exchange of a U.S. Holder’s Pure Common Stock for HighPeak Energy common stock. Any such Non-U.S. Holder generally should not be subject to U.S. federal income tax on the exchange unless the exchange is treated as a taxable exchange and the Non-U.S. Holder falls within any of the circumstances described in the bullets above under “Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock.”

Pure Warrants

The characterization for U.S. federal income tax purposes of the Parent Merger with respect to a Non-U.S. Holder of Pure warrants generally will correspond to the U.S. federal income tax characterization of the Pure warrants in the Parent Merger as described under “U.S. Federal Income Tax Considerations to U.S. Holders – Tax Consequences of the Parent Merger – Pure Warrants.” A Non-U.S. Holder generally should not be subject to U.S. federal income or withholding tax with respect to the Pure warrants unless the Parent Merger is treated as a taxable exchange of Pure warrants for HighPeak Energy warrants and the Non-U.S. Holder falls within any of the circumstances described in the bullets above under “Tax Consequences for Non-U.S. Holders Exercising Redemption Rights – Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock”. However, as a result of Pure’s expected status as a USRPHC, so long as the Class A Common Stock and warrants are regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owns at any time during the shorter of the 5-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the warrants, more than 5% of Pure’s warrants, generally will be subject to U.S. federal income tax on gain realized on the disposition of Pure’s warrants in the exchange. If the Pure warrants are not considered to be so regularly traded on an established securities market, but the Class A Common Stock is, only a Non-U.S. Holder whose warrants, as of the date of such Non-U.S. Holder’s acquisition of such warrants, have a fair market value greater than 5% of the value of Pure’s Class A Common Stock, generally will be subject to U.S. federal income tax on gain realized on the disposition of Pure’s warrants in the exchange as a result of Pure’s expected status as a USRPHC. If both Pure’s warrants and Class A Common Stock were not considered to be regularly traded on an established securities market, the relevant Non-U.S. Holder (regardless of the percentage of warrants owned) generally would be subject to U.S. federal income tax on a taxable disposition of the Pure warrants in the exchange and withholding tax (at a rate of 15%) generally would apply to the gross proceeds from such disposition as a result of Pure’s expected status as a USRPHC.

Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock and Warrants Exercisable for Shares of HighPeak Energy Common Stock

Dividends and Other Distributions on HighPeak Energy Common Stock

In general, any distributions made to a Non-U.S. Holder on HighPeak Energy common stock (and any constructive distributions a Non-U.S. Holder may be deemed to receive, as described above under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock and Warrants Exercisable for Shares of HighPeak Energy Common Stock—Possible Constructive Distributions”) will generally be subject to the rules described above under “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Taxation of Distributions.”

In addition, Section 871(m) of the Code imposes withholding tax at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under final Treasury regulations issued pursuant to Section 871(m), these rules generally do not apply to a payment to the extent that the payment is already treated as a deemed dividend as described above under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock and Warrants Exercisable for Shares of HighPeak Energy Common Stock— Possible Constructive Distributions.” However, because the Section 871(m) rules are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules above do not apply, in which case the Section 871(m) rules might require withholding. You should consult your tax advisor regarding the potential application of the Section 871(m) rules to your ownership of the warrants.

Disposition of HighPeak Energy Common Stock or Warrants

Except as discussed below with respect to an exercise, lapse, or redemption of a warrant, the sale, exchange or other disposition of HighPeak Energy common stock or warrants will generally be subject to the rules described above in “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock,” and “—Tax Consequences of the Parent Merger—Pure Warrants,” substituting references to Pure Common Stock or Pure warrants with HighPeak Energy common stock or warrants, as applicable, and references to Pure with HighPeak Energy.

Exercise, Lapse, or Redemption of a Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise or lapse of a warrant generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock and Warrants Exercisable for Shares of HighPeak Energy Common Stock—Exercise, Lapse, or Redemption of a Warrant” above. However, capital losses recognized by a Non-U.S. Holder on lapse of a warrant will generally be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the second bullet above in “—Tax Consequences for Non-U.S. Holders Exercising Redemption Rights—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pure Common Stock.”

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. Holder of HighPeak Energy common stock or HighPeak Energy warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of HighPeak Energy common stock or HighPeak Energy warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of HighPeak Energy common stock or HighPeak Energy warrants effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends, as described above under “—U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of Ownership and Disposition of HighPeak Energy Common Stock and Warrants Exercisable for Shares of HighPeak Energy Common Stock—Possible Constructive Distributions”) paid on Pure Common Stock and HighPeak Energy common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA.

Vote Required for Approval

Pure will not consummate the business combination unless the Business Combination Proposal is approved at the special meeting.

This Business Combination Proposal (and consequently, the Business Combination Agreements and the business combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the effect of a vote “AGAINST” the Business Combination Proposal.

Pure’s Sponsor and Pure’s officers and directors have agreed to vote their shares of Pure Common Stock “FOR” approval of the Business Combination Proposal.

Recommendation of the Pure Board

THE PURE BOARD RECOMMENDS THAT THE PURE STOCKHOLDERS
VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Pure Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Pure’s stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. If Pure’s stockholders approve the Adjournment Proposal, Pure may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from its stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Pure stockholders, the Pure Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes actually cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Pure’s Sponsor has agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by it in favor of the Adjournment Proposal.

Recommendation of the Pure Board

THE PURE BOARD RECOMMENDS THAT PURE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

SELECTED HISTORICAL FINANCIAL DATA OF PURE

The following table shows selected historical financial information of Pure for the periods and as of the dates indicated. The selected historical financial information of Pure as of and for the three and nine months ended September 30, 2019 was derived from the unaudited interim condensed financial statements of Pure included elsewhere in this proxy statement/prospectus. The selected historical financial information of Pure as of December 31, 2018, for the year ended December 31, 2018 and for the period from November 13, 2017 (Inception) to December 31, 2017 was derived from the audited historical financial statements of Pure included elsewhere in this proxy statement/prospectus. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure” and Pure’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018	Period from November 13, 2017 (Inception) to December 31, 2017
Statement of Operations Data:
Revenue	$—	$—	$—
Administrative expenses	90,000	86,000	—
General expenses	273,624	88,737	5,881
Franchise taxes	150,050	144,845	—
Loss from operations	(512,674)	(319, 582)	(5,881)
Other income – investment income on Trust Account	7,206,248	5,777,767	—
Net income (loss) before income tax provision	6,693,574	5,458,185	(5,881)
Income tax provision	1,408,086	1,182,914	—
Net income (loss) attributable to common shares	$5,285,488	$4,275,271	$(5,881)
Weighted average shares outstanding:
Class A Common Stock(1)	41,400,000	41,400,000	—
Class B Common Stock	10,350,000	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.13	$0.11	$—
Basic and diluted loss per common share, Class B	(0.03)	(0.01)	(0.00)

	As of September 30, 2019	As of December 31, 2018
Balance Sheet Data:
Total assets	$424,521,349	$419,465,434
Total liabilities	$168,053	$397,626
Working capital	$424,353,296	$419,067,675
Value of Class A Common Stock that may be redeemed in connection with an Initial Business Combination ($10.00 per share)(1)	$414,000,000	$414,000,000
Total Stockholders’ equity	$10,353,296	$5,067,808

INFORMATION ABOUT PURE

Overview

We are a blank check company incorporated on November 13, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses, with a focus for a target business in the upstream oil and gas industry in North America where our management team’s networks and experience are suited.

In connection with the organization of the Company, founder shares were sold to our Sponsor. In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 founder shares, which we cancelled, leaving an aggregate of 8,625,000 founder shares outstanding. In March 2018, our Sponsor transferred 40,000 founder shares to each of our three independent director nominees resulting in a total of 120,000 founder shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in our Sponsor holding 10,206,000 founder shares and each of our independent director nominees holding 48,000 founder shares for an aggregate of 10,350,000 founder shares. At September 30, 2019, our Sponsor and our initial stockholders held, collectively, 10,350,000 founder shares.

On April 17, 2018 (the “IPO Closing Date”), we consummated our IPO of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit, generating gross proceeds of $414,000,000 before underwriting discounts and expenses. Each unit consists of one share of Class A Common Stock of the Company at $0.0001 par value and one half of one warrant. Each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the units and only whole warrants may be traded. Each warrant will become exercisable on the later of thirty (30) days after the completion of an Initial Business Combination or 12 months from the IPO Closing Date and will expire on the fifth anniversary of our completion of an Initial Business Combination, or earlier upon redemption or liquidation. Alternatively, if we do not complete a business combination by February 21, 2020, the warrants will expire at the end of such period. If we are unable to deliver registered shares of Class A Common Stock to the holder upon exercise of warrants issued in connection with the 41,400,000 units during the exercise period, the warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the warrants.

On the IPO Closing Date, our Sponsor purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) in a private placement. Each private placement warrant is exercisable to purchase one share of our Class A Common Stock at a price of $11.50, and are not redeemable so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. We received gross proceeds from the IPO and the sale of the private placement warrants of $414,000,000 and $10,280,000, respectively, for an aggregate of $424,280,000. We deposited $414,000,000 of the gross proceeds in the Trust Account. The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations. At the IPO Closing Date, the remaining $10,280,000 was held outside of the Trust Account, of which $8,280,000 was used to pay underwriting discounts and $200,000 was used to repay notes payable to our Sponsor with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. A portion of interest income on the funds held in the Trust Account has been and will continue to be released to us to pay our tax obligations and up to $10,000 per month for office space, utilities and secretarial and administrative support.

On April 12, 2018, we entered into the Forward Purchase Agreement with HPEP I, an affiliate of our Sponsor, pursuant to which HPEP I agreed to purchase up to 15,000,000 shares of Class A Common Stock and 7,500,000 warrants for $10.00 per forward purchase unit, for an aggregate purchase price of $150,000,000 in a private placement which will close simultaneously with the Closing of our business combination. At or prior to the Closing of the business combination, HPEP I will assign its rights and obligations under the Forward Purchase Agreement to HPEP II and HPEP III, and we will assign our rights and obligations under the Forward Purchase Agreement to HighPeak Energy and the parties will amend the Forward Purchase Agreement to provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of us. The forward purchase warrants will have the same terms as the private placement warrants so long as they are held by HPEP II, HPEP III, their affiliates or their permitted transferees, and the forward purchase shares are identical to the shares of Class A Common Stock included in the units sold in the IPO, except the forward purchase shares are subject to transfer restrictions and certain registration rights, as described in the Forward Purchase Agreement.

Initial Business Combination

Our Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account), at the time of the agreement to enter into the Initial Business Combination. The Pure Board has determined that the fair market value of the business combination meets this test.

Redemption Rights for Holders of Public Shares

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our IPO with the opportunity to elect to require that we redeem all or a portion of their shares of Class A Common Stock upon the Closing at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account. The Trust Account holds the proceeds from the IPO and a concurrent private placement of warrants to Sponsor, as well as the proceeds of certain loans from HighPeak Holdings, pursuant to an agreement by our Sponsor to loan or cause an affiliate to loan to us or one of our subsidiaries an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by us to complete an Initial Business Combination from October 17, 2019 until February 21, 2020, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock that were sold to the public stockholders in the IPO. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of November 18, 2019 of approximately $390.5 million, the estimated per share redemption price would have been approximately $10.33. As of November 18, 2019, an aggregate of $2,495,196 had been deposited into the Trust Account, representing a $0.033 payment for each share of Class A Common Stock outstanding. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, telephone number and address to the Transfer Agent to require Pure to validly redeem its shares. Shares tendered for redemption must be delivered not less than two (2) business days prior to the special meeting.

Submission of Business Combination to a Stockholder Vote

The special meeting is being called to solicit your approval of, among other things, the business combination. The public stockholders may exercise their redemption rights whether they vote for, against or abstain from voting on the business combination. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination Proposal.

Employees

We currently have three executive officers. Members of the management team are not obligated to devote any specific number of hours to Pure matters but they intend to devote as much of their time as they deem necessary to our affairs. We presently expect our officers to devote such amount of time as they reasonably believe is necessary to the business. We do not intend to have any full time employees prior to the Closing.

Management

Directors and Executive Officers

The directors and executive officers of Pure as of December 2, 2019 are as follows:

Name	Age	Position
Jack Hightower	71	Chairman of the Board, Chief Executive Officer and President
Rodney L. Woodard	64	Chief Operating Officer and Director
Steven W. Tholen	69	Chief Financial Officer
Sylvia K. Barnes	63	Director
M. Gregory Colvin	60	Director
Jared S. Sturdivant	41	Director

Jack Hightower has served as Pure’s Chairman of the Board, Chief Executive Officer and President since its Inception in November 2017. Mr. Hightower has over 48 years of experience in the oil and gas industry managing multiple exploration & production (“E&P”) platforms. Mr. Hightower currently serves as the Chairman of the Board and Chief Executive Officer of the general partner of the HighPeak Funds, a position held since October 2014. Mr. Hightower served as Chairman, President and CEO of Bluestem Energy Partners, LP (“Bluestem”) from 2011 to 2013. Prior to forming Bluestem, Mr. Hightower served as Chairman, President, and CEO of Celero II from 2006 to 2009 and as Chairman, President and CEO of Celero from 2004 to 2005. Prior to forming Celero, Mr. Hightower served as Chairman, President and CEO of Pure Resources, Inc. (“Pure Resources”) (NYSE: PRS), which became the 11th largest publicly traded independent E&P company in North America. In October 2002, Unocal tendered for the Pure Resources shares it did not already own. In March 1995, Mr. Hightower founded Titan (Nasdaq: TEXP), the predecessor to Pure Resources, and served as Chairman, President and CEO. Prior to founding Titan, Mr. Hightower served as Chairman, President and CEO of Enertex Inc. (“Enertex”), the general partner and operator of record for several oil and gas partnerships from 1991 to 1994. Mr. Hightower graduated from Texas Tech University in 1970 with Bachelor of Business Administration degrees in Administrative Finance and Money, Banking & Investments.

Pure believes Jack Hightower is well-qualified to serve as a member of the Pure Board due to his executive leadership and industry experience.

Rodney L. Woodard has served as Pure’s Chief Operating Officer and a director since its Inception in November 2017. Mr. Woodard has over 40 years of experience in the oil and gas industry as a CEO, COO, and leader of Engineering and Operations of numerous E&P companies. Mr. Woodard has served as the Executive Vice President & Chief Operating Officer for the HighPeak Funds from 2017 to the present. From 2016 to 2017, Mr. Woodard presented portfolio company investment proposals to acquire and develop oil and gas assets in the Permian Basin to several private equity firms. Mr. Woodard served as the President and COO of Atlantic Resources (“Atlantic”) from 2015 to 2016. Prior to Atlantic, Mr. Woodard served as CEO and COO of Celero II, a Natural Gas Partners portfolio company, with operations principally in the Permian Basin from 2006 to 2015. Prior to Celero II, Mr. Woodard served as Executive Vice President and COO of Celero, a Quantum Energy Partners portfolio company from 2004 to 2006. From 2002 to 2004, Mr. Woodard was Vice President of Reserves and Evaluations with Pure Resources (NYSE: PRS) and was a co-founder of its predecessor, Titan Exploration (Nasdaq: TEXP). From 1986 to 1995, Mr. Woodard held various positions of increasing responsibility at Selma International Investments Ltd. (“Selma”). From 1979 to 1986, Mr. Woodard held various positions at Delta Drilling Company, obtaining the position of Division Manager for West Texas. Mr. Woodard held various positions at Amoco Production Company from 1977 to 1979. Mr. Woodard graduated from The Pennsylvania State University in 1977 with a Bachelor of Science degree in Mechanical Engineering.

Pure believes Rodney L. Woodard is well-qualified to serve as a member of the Pure Board due to his executive leadership and industry and financing experience.

Steven W. Tholen has served as Pure’s Chief Financial Officer since its Inception in November 2017. Mr. Tholen is a Corporate Finance Executive with over 30 years of experience in building, leading and advising corporations through complex restructurings, purchase and sales transactions, and capital market transactions. Mr. Tholen has served as the Chief Financial Officer for the HighPeak Funds since 2014. Mr. Tholen served as co-founder and Executive Vice President – Finance of Fieldco Construction Services, Inc., which provides oilfield construction services to clients throughout East Texas & Western Louisiana, from 2011 to 2013. From 2009 to 2013, Mr. Tholen served as founder and President of SDL&T Energy Partners, a source of equity & debt financing to fund energy companies and energy projects worldwide. From 2001 to 2008, Mr. Tholen was Senior Vice President & CFO of Harvest Natural Resources, Inc., an exploration and production company with properties in the United States, Venezuela, Indonesia, Gabon, and Russia. From 1995 to 2000, Mr. Tholen served as Vice President and CFO of Penn Virginia Corporation, an independent natural gas and oil company. From 1990 to 1995, Mr. Tholen was Treasurer/Manager of Business Administration of Cabot Oil & Gas Corporation, a North American independent natural gas producer. Mr. Tholen graduated from St. John’s University with a Bachelor of Science degree in Physics and earned his MBA-Finance from The University of Denver, Daniels School of Business.

Sylvia K. Barnes has served as a director since April 17, 2018. Ms. Barnes has been a Principal and owner of Tanda Resources LLC, a privately-held oil & gas investment and consulting company, since April 2015. In addition, Ms. Barnes is a member of the Board of Directors of Teekay GP LLC, the general partner of Teekay LNG Partners L.P. (NYSE: TGP) and serves as Chairperson of its Governance Committee and as a member of its Audit Committee. Ms. Barnes also is a member of the Board of Directors of Ultra Petroleum Corp. (Nasdaq: UPL) and serves as a member of the Compensation Committee. Previously, Ms. Barnes served on the Board of Directors of SandRidge Energy Inc. (NYSE: SD) and serves on its Compensation Committee and as a member of its Audit Committee. Ms. Barnes also previously served on the Board of Directors of Halcón Resources Corporation (NYSE: HK) as a member of its Audit and Reserves Committees and on the Board of Directors of the Harris County Houston Sports Authority and was a member of the Finance Committee.

From 2011 to March 2015, Ms. Barnes served as Managing Director and Group Head for KeyBanc Capital Markets Oil & Gas Investment and Corporate Banking Group (“KeyBanc”) and was a member of the firm’s Executive Committee. Prior to joining KeyBanc, Ms. Barnes was Head of Energy Investment Banking at Madison Williams, and Managing Director at Merrill Lynch’s energy investment banking practice. She joined Merrill Lynch as part of the firm’s acquisition of Petrie Parkman & Co. From 1994 to 2000, Ms. Barnes worked as Managing Director and SVP for Nesbitt Burns, including serving as head of the firm’s U.S. energy investment banking group. Prior to that she worked in various capacities at Nesbitt Burns and its parent company, Bank of Montreal. As a banker Ms. Barnes devoted her career to serving companies in the upstream oil and gas sector and she successfully executed a variety of mergers, acquisitions and divestiture transactions, and advised on public and private equity offerings and private debt and equity placements. Ms. Barnes began her career as a reservoir engineer for Esso Resources. Ms. Barnes graduated from the University of Manitoba with a Bachelor of Science in Engineering (Dean’s List), was a licensed professional engineer in Alberta and earned a Masters of Business Administration in Finance from York University.

Pure believes Ms. Sylvia K. Barnes is well-qualified to serve as a member of the Pure Board due to her insights into corporate strategy, capital allocation, equity and debt financing and the assessment and management of risks faced by energy companies as well as her extensive financial analysis and transaction experience and knowledge of the oil & gas industry and public company corporate board experience.

M. Gregory Colvin has served as a director since April 17, 2018. Mr. Colvin currently serves on the Board of Directors of Sanchez Energy Corporation (“Sanchez”), a position he has held since 2012. While at Sanchez, Mr. Colvin chaired the compensation committee, served on the pricing committee for all securities offerings, and was a member of the audit, nominating, and governance committees. From December 2011 to 2014, Mr. Colvin was the Managing Partner and Chief Operating Officer of Sankofa Capital, an investment management firm which he co-founded. Mr. Colvin currently holds a series 24, 7, and 63 securities license. From 2007 to 2012, Mr. Colvin was a licensed broker affiliated with Bluffview Capital, LP, where his focus was on private equity and hedge fund clients. From 1997 to 2006, Mr. Colvin was a Managing Director of the Private Funds Group at Donaldson, Lufkin & Jenrette Securities Corp and Credit Suisse LLC. In 1986, Mr. Colvin started his professional career with Stephens Inc. specializing in placing primary and secondary fixed income products to institutional investors. Mr. Colvin received his Bachelor of Science degree in Business Administration from the University of Arkansas. Mr. Colvin currently serves on the advisory board of the Sam M. Walton College of Business at the University of Arkansas.

We believe M. Gregory Colvin is well-qualified to serve as a member of the Pure Board due to his extensive experience in leadership positions at large financial institutions, and substantive understanding of capital markets and the upstream oil and gas industry and his public company corporate board experience.

Jared S. Sturdivant has served as a director since April 17, 2018. Mr. Sturdivant has served as the Managing Partner of Platform Group, LP, a partnership focused on private equity investments since July 2015 and Source Energy Partners, LLC, a partnership focused on acquiring oil and gas mineral interests since April 2017. Mr. Sturdivant also invests in oil and gas minerals serving as Managing Partner of Alta Mesa Mineral Acquisitions, LLC since December 2013. Previously, Mr. Sturdivant spent over a decade in the hedge fund industry with multi-billion dollar institutions focused on distressed debt investments, deep value equity, debt origination and private equity investments. Prior to that, Mr. Sturdivant served as a restructuring advisor to companies going through Chapter 11 reorganizations. Mr. Sturdivant has previously served as a strategic advisor to Mr. Harold C. Simmons. Mr. Sturdivant graduated magna cum laude with a Bachelor of Business Administration in Finance from the McCombs School of Business at The University of Texas.

We believe Jared S. Sturdivant is well-qualified to serve as a member of our the Pure Board due to his more than 19 years of experience as an investor and management of partnerships focused on minerals, E&P assets and private equity platforms and his substantive understanding of the upstream oil and gas industry.

Number, Terms of Office and Election of Officers and Directors

We have five directors. The Pure Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term, except for those directors appointed prior to our first annual meeting of stockholders. The term of office of the first class of directors, consisting of Mr. Sturdivant, expired at our special meeting in lieu of an annual meeting of stockholders where Mr. Sturdivant was elected for a new three-year term. The term of office of the second class of directors, consisting of Mr. Woodard and Mr. Colvin, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Hightower and Ms. Barnes, will expire at the third annual meeting of stockholders.

Our officers are appointed by the Pure Board and serve at the discretion of the Pure Board, rather than for specific terms of office. The Pure Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and such other offices as may be determined by the Pure Board.

The Pure Board Leadership Structure and Role in Risk Oversight

The Pure Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, the Pure Board does not have a fixed policy regarding the separation of the offices of Chief Executive Officer and Chairman and believes that it should maintain the flexibility to select the Chairman and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. This has allowed the Pure Board the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is also our Chairman. The Pure Board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the Pure Board considered, among other matters, Mr. Hightower’s experience in leading businesses and believes that his experience and knowledge allow him to serve as both Chairman and Chief Executive Officer. In addition, the Pure Board believes that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Pure Board is actively involved in overseeing our risk assessment and monitoring processes. The Pure Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Pure Board include consideration of the challenges and risks of our businesses, and the Pure Board and management actively engage in discussion on these topics. In addition, each of the Pure Board’s committees considers risk within its area of responsibility.

Director Independence

The Nasdaq listing standards require a majority of the Pure Board be independent. The Pure Board has determined each of Ms. Barnes, Mr. Colvin and Mr. Sturdivant are considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Pure Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the IPO Closing Date through the earlier of consummation of our Initial Business Combination or February 21, 2020, we pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying, investigating and consummating an Initial Business Combination. Our Audit Committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Pure Board

The Pure Board has three standing committees: an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee operates under a charter approved by the Pure Board and has the composition and responsibilities described below.

Audit Committee

The Pure Board has established an Audit Committee. Audit Committee members include Ms. Barnes, Mr. Colvin and Mr. Sturdivant, each of whom is an independent director under the Nasdaq’s listing standards. Ms. Barnes serves as chair of the Audit Committee.

The Audit Committee’s duties, which are specified in our Audit Committee charter, include, but are not limited to:

●

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under the Nasdaq’s listing standards. The Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee

The Pure Board has established a Compensation Committee. Compensation Committee members include Mr. Sturdivant, Ms. Barnes and Mr. Colvin, each of whom is an independent director under the Nasdaq’s listing standards. Mr. Sturdivant serves as chair of the Compensation Committee. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating Committee

The Pure Board has established a Nominating Committee. Nominating Committee members include Mr. Colvin, Ms. Barnes and Mr. Sturdivant, each of whom is an independent director under the Nasdaq’s listing standards. Mr. Colvin serves as chair of the Nominating Committee. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on the Pure Board. The Nominating Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Pure Board. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.

Committee Membership, Meetings and Attendance

Each of the Audit Committee, Compensation Committee and Nominating Committee of the Pure Board is comprised entirely of independent directors.

During the fiscal year ended December 31, 2018, our Audit Committee held four meetings, and there were no Board of Director meetings or Compensation Committee meetings or Nominating and Corporate Governance Committee meetings.

Each of our incumbent directors attended or participated in 100% of the meetings of the respective committees of which he or she is a member held during the period such incumbent director other than Mr. Colvin who attended and participated in 50% of the Audit Committee meetings during fiscal year ended December 31, 2018. We encourage all of our directors to attend our annual meetings of stockholders.

Director Nominations

The guidelines for selecting director nominees, which are specified in the Nominating Committee Charter, generally provide persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Pure Board. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.

Stockholder Communications

The Pure Board has established a process for stockholders to send communications to it and its committees. Stockholders are invited to communicate to the Pure Board or its committees by writing to our Chief Financial Officer at Pure Acquisition Corp., c/o Chief Financial Officer, 421 W, 3rd Street, Suite 1000, Fort Worth, Texas 76102. In addition, interested parties may communicate with the Chairman of the Pure Board or with the non-management and independent directors of the Company as a group by writing to our Chairman at Pure Acquisition Corp., c/o Chief Financial Officer, 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Pure Board, its committees, our Chairman or the non-management and independent directors of the Company as a group, as applicable. Communications are sent as soon as practicable to the party to whom they are addressed, or if addressed to the Pure Board generally, to the Chairman of the Pure Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Pure Board.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the Compensation Committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (ii) as a member of the Compensation Committee of another entity, one of whose executive officers served on the Pure Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of any class of equity security which is registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2018, there were no delinquent filers.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Business Conduct and Ethics and our Audit, Nominating and Compensation Committee charters as exhibits to the registration statement related to our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us in writing at 421 W. 3rd Street, Suite 1000, Fort Worth, TX 76102 or by telephone at (817) 850-9200. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors, other than our independent directors, is an officer and/or director of our Sponsor and/or of a HighPeak affiliate company. As described elsewhere in this proxy statement/prospectus, HighPeak affiliate companies are oil and gas companies which pursue asset and company acquisitions in the energy industry, the same industry within which we intend to focus our search for a target business. As a result, it is possible a potential opportunity could be suitable for us as well as for a HighPeak affiliate company.

In relation to the foregoing, our Charter provides that:

●

we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities presented to our Sponsor and its affiliates or our non-employee directors and their affiliates (except in the case of a non-employee director, such opportunity is presented solely in his capacity as an officer or director of our Company); and

●

our officers and directors will not be liable to our Company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any of our Sponsor or its affiliates to the fullest extent permitted by Delaware law.

In addition to our Sponsor, our officers and directors are, and may in the future become, affiliated with other companies or have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors besides obligations owed to our Sponsor.

Individual	Entity	Entity’s Business	Affiliation
Sylvia K. Barnes	Tanda Resources LLC	Oil and gas investment and consulting	Principal and owner
	Teekay GP, LLC, the general partner of Teekay LNG Partners, L.P.	Owner and operator of LNG carriers	Director
	Ultra Petroleum Corp.	Oil and gas exploration and production	Independent Director
M. Gregory Colvin	Sanchez Energy Corporation	Oil and gas exploration and production	Director
	Vetsource	Pet pharmaceuticals	Director
Jared S. Sturdivant	Source Energy Partners, LLC	Acquisition of oil and gas mineral interests	Managing Partner
	Platform Group, LP	Private equity investments	Managing Partner
	Source Energy Operating, LP	Acquisition of oil and gas mineral interests	Director
	Mikada Holdings LLC	Manufacturing	Managing Partner
	Alta Mesa Mineral Acquisitions, LLC	Oil and gas minerals	Managing Partner
	ZTX Drilling, LLC	Oil and gas working interests	Managing Partner
	Cascata Platform Holdings, LP	Private equity investments	Managing Partner

Investors should also be aware of the following potential conflicts of interest:

●

None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●

Unless we consummate our Initial Business Combination, our officers, directors and Sponsor will not receive reimbursement or repayment for any out-of-pocket expenses incurred by them, or loans made to us, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account.

●

The founder shares beneficially owned by our Sponsor and independent directors will be released from escrow only if a business combination is successfully completed, and the private placement warrants purchased by our Sponsor, and any warrants which our officer or directors may purchase in the aftermarket will expire worthless if a business combination is not consummated. Additionally, our officers and directors will not receive liquidation distributions with respect to any of their founder shares. For the foregoing reasons, the Pure Board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination with.

We are not prohibited from pursuing an Initial Business Combination with or from a company affiliated with, or involving properties operated by, our Sponsor or its affiliates or its officers or directors or security holders; nor are we prohibited from entering into an agreement with our Sponsor or its affiliates or a company affiliated with our officers or directors or security holders with respect to the operation of any properties we acquire in connection with the Initial Business Combination. In connection with the business combination, we may obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our Initial Business Combination is fair to our Company from a financial point of view. Through their direct or indirect interest in a HighPeak affiliated company, members of our management team currently own an indirect interest in us. Each member of our management team may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

All of the members of our management team are employed by a HighPeak affiliate and are direct investors in a HighPeak affiliate. HighPeak is continuously made aware of potential business opportunities, one or more of which we may desire to pursue for a business combination.

Our Sponsor, officers and directors have agreed, pursuant to a written letter agreement, not to participate in the formation of, or become an officer or director of, any other blank check company until we have entered into a definitive agreement regarding our Initial Business Combination or we have failed to complete our Initial Business Combination by February 21, 2020.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policy on the Pure Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by our independent registered public accounting firm as provided under the Audit Committee charter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PURE

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Pure included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Pure is a blank check company incorporated as a Delaware corporation on November 13, 2017 (“Inception”) and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. We consummated our IPO on April 17, 2018 (the “IPO Closing Date”).

In connection with our formation, representatives of our Sponsor along with HPEP I, developed a rigorous screening process to identify assets that fit Pure’s investment criteria and would allow Pure to execute on its business strategy.

On October 10, 2019, our stockholders approved an extension of the date by which we must consummate a business combination from October 17, 2019 to February 21, 2020. We requested the Extension in order to complete a business combination. In connection with the Extension approved on October 10, 2019, 3,594,000 shares were redeemed, for a total value of $36,823,301.

At September 30, 2019, we held cash of $530,256 and current liabilities of $168,053. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations for the Year Ended December 31, 2018

We have neither engaged in any significant operations nor generated any operating revenue to date. Our only activities since Inception relate to our formation, the IPO and efforts directed toward locating a suitable business combination. We will not generate any operating revenue until after completion the Initial Business Combination, at the earliest. Prior to such time, we will generate non-operating income in the form of interest income on cash and cash equivalents. We have incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance) and expect to incur increased expenses in the future related to the pursuit of our acquisition plans.

For the year ended December 31, 2018, we had net income of $4,275,271, which consisted solely of interest income from the Trust Account of $5,777,767, net of operating costs of $233,582, administrative service fees of $86,000 and an income tax provision of $1,182,914.

Results of Operations for the Nine Months Ended September 30, 2019

For the nine months ended September 30, 2019, we had net income of $5,285,488 which consisted of interest income held in the Trust Account of $7,206,248 net of operating costs of $422,674, administrative service fees of $90,000 and an income tax provision of $1,408,086. Our income consists solely of interest earned. Our business activities since our IPO have consisted solely of identifying and evaluating prospective acquisition targets for an Initial Business Combination, including with respect to the proposed business combination.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial sale of our founder shares, to our Sponsor and the proceeds of a $200,000 loan from our Sponsor. Upon the closing of the IPO, the Company repaid our Sponsor $200,000 in settlement of the outstanding loan in full.

On the IPO Closing Date, we consummated the IPO of 41,400,000 units, including 5,400,000 units sold, to cover the over-allotments at a price of $10.00 per unit resulting in gross proceeds from the IPO of $414,000,000. Our Sponsor purchased an aggregate of 10,280,000 private placement warrants at a purchase price of $1.00 per private placement warrant, or $10,280,000 in the aggregate.

On April 17, 2018, proceeds of $414,000,000 were deposited in a U.S.-based trust account at J.P. Morgan, N.A. and maintained by Continental Stock Transfer & Trust Company, acting as trustee, for the benefit of our public stockholders. Of the gross proceeds received from the IPO and the sale of the private placement warrants not deposited into the Trust Account, $8,280,000 was used to pay underwriting discounts and commissions in the IPO, $200,000 was used to repay the loan from our Sponsor in full and the balance was reserved to pay accrued offering and formation expenses; prospective acquisition business, technical, legal and accounting due diligence expenses; and continuing general and administrative expenses. As of September 30, 2019, we had approximately $423,991,093 in the Trust Account. In connection with the Extension approved on October 10, 2019, 3,594,000 shares were redeemed, for a total value of $36,823,301. As of October 31, 2019, we had approximately $388,415,390 million in the Trust Account.

We had cash of $530,256 and $734,894 at September 30, 2019 and December 31, 2018, respectively.

In addition, interest income from the Trust Account may be released to us for any amounts necessary to pay (i) our income and other tax obligations, (ii) payment of $10,000 per month to our Sponsor or one of its affiliates, until February 21, 2020, for office space, utilities and secretarial and administrative support commencing on April 13, 2018, the date of listing of our securities on the Nasdaq, and (iii) our liquidation expenses if we are unable to consummate a business combination within the required time period (up to a maximum of $50,000).

In connection with the Extension approved on October 10, 2019, 3,594,000 shares of Class A Common Stock were redeemed, for a total value of $36,823,301. On October 10, 2019, our stockholders approved an extension of the date by which we must consummate a business combination from October 17, 2019 to February 21, 2020. Further, our Sponsor has agreed to loan, or cause an affiliate to loan, us or one of our subsidiaries an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that is not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by us to complete the Initial Business Combination from October 17, 2019 until the Extended Date. As of November 18, 2019, an aggregate of $2,495,196 had been deposited into the Trust Account, representing a $0.033 payment for each share of Class A Common Stock outstanding. If we are unable to complete an Initial Business Combination by February 21, 2020, we must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem the Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Pure Board, dissolve and liquidate, subject to in the case of clauses (ii) and (iii), our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

This mandatory liquidation and subsequent dissolution if an Initial Business Combination is not completed by February 21, 2020, raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate on or after February 21, 2020.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per unit in the IPO.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $10,000 for utilities, secretarial support and administrative services to our Sponsor or one of its affiliates. The agreement terminates upon the earlier of the consummation of the business combination or upon a liquidation of the Company.

On April 12, 2018, we engaged Oppenheimer & Co. Inc. and EarlyBirdCapital separately as advisors in connection with a potential business combination to assist us in arranging meetings with our stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the business combination and assist us with the preparation of our press releases and public filings in connection with the business combination. We will pay Oppenheimer & Co. Inc. and EarlyBirdCapital a cash fee for such services in an amount equal to $10.9 million, upon the consummation of our Initial Business Combination pursuant to the terms of the Business Combination Marketing Agreement, as amended. No fee will be due if we do not complete an Initial Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Net Income Per Common Share

Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the IPO and private placement warrants to purchase 20,700,000 and 10,280,000 shares of our Class A Common Stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

Our statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income per share. Net income per common share for basic and diluted for Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, net of applicable administrative fees, franchise taxes and income taxes, by the weighted average number of Class A Common Stock since issuance. Net loss per common share for basic and diluted for Class B Common Stock is calculated by dividing the net loss, which excludes income attributable to Class A Common Stock, by the weighted average number of Class B Common Stock outstanding for the period.

Cash and Cash Equivalents

We consider all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2019, we had cash and cash equivalents of $530,256.

Cash and Marketable Securities Held in the Trust Account

The amounts held in the Trust Account represent proceeds from the IPO and the private placement of private placement warrants of $414,000,000 which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by us in connection with the consummation of an Initial Business Combination.

As of September 30, 2019 and December 31, 2018, cash and Permitted Investments held in the Trust Account had a fair value of $423,991,093 and $418,727,517, respectively. For the three and nine months ended September 30, 2019, investments held in the Trust Account generated interest income of $2,178,777 and $7,206,248, respectively. From the IPO Closing Date through September 30, 2019, we paid $2,591,000 to the IRS, with funds received from the Trust Account, for estimated federal income taxes. From the IPO Closing Date through September 30, 2019, we paid $170,000 to an affiliate of our Sponsor, with funds received from the Trust Account, for administrative services.

In connection with the Extension approved on October 10, 2019, 3,594,000 shares of Class A Common Stock were redeemed, for a total value of $36,823,301. On October 10, 2019, our stockholders approved an extension of the date by which we must consummate a business combination from October 17, 2019 to February 21, 2020. Further, our Sponsor has agreed to loan, or cause an affiliate to loan, us or one of our subsidiaries an amount equal to $0.033 for each share of Class A Common Stock issued in the IPO that is not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by us to complete the Initial Business Combination from October 17, 2019 until the Extended Date. As of October 31, 2019, we had approximately $388.4 million in the Trust Account. As of November 18, 2019, an aggregate of $2,495,196 had been deposited into the Trust Account, representing a $0.033 payment for each share of Class A Common Stock outstanding.

Redeemable Common Stock

All of our 41,400,000 shares of Class A Common Stock, which were outstanding on September 30, 2019, contain a redemption feature which allows for the redemption of Class A Common Stock upon our liquidation or pursuant to our tender offer/stockholder approval provisions. In connection with the Extension approved on October 10, 2019, 3,594,000 shares of our Class A Common Stock were redeemed. As of October 31, 2019, 37,806,000 shares of our Class A Common Stock were outstanding. In accordance with FASB ASC 480, redemption provisions not solely within our control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although we have not specified a maximum redemption threshold, our second amended and restated certificate of incorporation provides that in no event will Pure redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

We recognize changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A Common Stock shall be affected by charges against additional paid-in capital.

Accordingly, at September 30, 2019, the 41,400,000 shares of Class A Common Stock were classified outside of permanent equity at approximately $10.00 per share.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. At September 30, 2019, we had not experienced losses on this account and management believes that we are not exposed to significant risks on such account.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of our assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Offering Costs

We comply with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs incurred through the date of the financial statements directly related to the preparation of the IPO were charged to stockholders’ equity upon completion of the IPO.

Income Taxes

We follow the asset and liability method for accounting for income taxes under FASB ASC 740 — “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2019 and December 31, 2018. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. We are subject to income tax examinations by major taxing authorities since Pure’s Inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosure About Market Risk

To date, our efforts have been limited to organizational activities and activities relating to the IPO and the identification, evaluation and undertaking of a business combination. We have neither engaged in any operations nor generated any revenues. At September 30, 2019, the amount held in the Trust Account represents net proceeds from the IPO and the private placement of private placement warrants of $414,000,000 which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and are classified as restricted assets because such amounts can only be used by us in connection with the consummation of an Initial Business Combination.

As of September 30, 2019 and December 31, 2018, cash and Permitted Investments held in the Trust Account had a fair value of $423,991,093 and $418,727,517, respectively. For the three and nine months ended September 30, 2019, investments held in the Trust Account generated interest income of $2,178,777 and $7,206,248, respectively. From the IPO Closing Date through September 30, 2019, we paid $2,591,000 to the IRS, with funds received from the Trust Account, for estimated federal income taxes. From the IPO Closing Date through September 30, 2019, we paid $170,000 to an affiliate of our Sponsor, with funds received from the Trust Account, for administrative services. Due to the short-term nature of the money market fund’s investments, we do not believe there will be an associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our Inception. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

SELECTED HISTORICAL FINANCIAL DATA OF GRENADIER

The following table shows selected historical financial information of Grenadier for the periods and as of the dates indicated because, as discussed further in this proxy statement/prospectus, HighPeak Energy expects that, following the completion of the business combination, Grenadier will be its “predecessor” for financial reporting purposes. The selected historical financial information of Grenadier as of September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018 was derived from the unaudited historical financial statements of Grenadier included elsewhere in this proxy statement/prospectus. The selected historical financial information of Grenadier as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 was derived from the audited historical financial statements of Grenadier included elsewhere in this proxy statement/prospectus.

Historical results are not necessarily indicative of future operating results. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier,” as well as the historical and pro forma financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,		For the Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	(In thousands)
Statement of Operations Data:
Revenues:
Oil	$33,390	$17,393	$63,212	$35,925	$49,792	$10,622	$1,660
Natural gas	98	491	80	938	1,352	352	59
Natural gas liquids	583	851	1,266	1,869	2,351	545	144
Total revenues, net	34,071	18,735	64,558	38,732	53,495	11,519	1,863
Expenses:
Lease operating	4,160	3,771	13,459	8,423	10,881	2,914	571
Production and other taxes	1,877	933	3,303	2,118	2,538	534	—
Depreciation and amortization – other property and equipment	10	4	27	13	19	22	27
Depletion and impairment – oil and gas properties	8,662	7,630	18,155	13,912	16,823	9,190	18,840
Loss from sales of oil and gas properties	—	—	—	—	—	12,948	—
Accretion of asset retirement obligations	10	11	30	34	46	19	5
General and administrative	1,716	1,466	5,814	4,039	6,397	4,776	4,116
Total expenses	16,435	13,815	40,788	28,539	36,704	30,404	23,559

Income (loss) from operations	17,636	4,920	23,770	10,193	16,791	(18,885)	(21,696)

Other (income) expense:
Interest income and other	(208)	(59)	(304)	(131)	(176)	(201)	(4)
Interest expense	1,935	585	4,014	718	1,358	—	—
Equity in net loss – Shongaloo Midstream	—	—	—	—	—	592	167
(Gain) loss on derivatives	(3,406)	2,498	604	4,112	(4,147)	—	—

Total other (income) expense	(1,679)	3,024	4,314	4,699	(2,965)	391	163

Net income (loss)	$19,315	$1,896	$19,456	$5,494	$19,756	$(19,276)	$(21,859)

Cash Flow Data:
Net cash provided by operating activities	—	—	$33,516	$42,642	$37,573	$9,749	$(2,413)
Net cash used in investing activities	—	—	$(73,093)	$(102,498)	$(104,863)	$(122,585)	$(33,688)
Net cash provided by financing activities	—	—	$82,697	$54,875	$66,682	$84,178	$66,696

	As of September 30,	As of December 31,
	2019	2018	2017
	(In thousands)
Balance Sheet Data:
Current assets	$74,581	$24,141	$16,209
Oil and gas properties, net	361,082	246,274	149,352
Other assets	2,072	448	642
Total assets	$437,735	$270,863	$166,203
Current liabilities	$90,542	$26,291	$8,430
Long-term liabilities	135,986	52,820	765
Members’ equity	211,207	191,752	157,008
Total liabilities and members’ equity	$437,735	$270,863	$166,203

INFORMATION ABOUT THE TARGET ASSETS

Permian Basin Overview

The Permian Basin consists of mature, legacy onshore oil and liquids-rich natural gas reservoirs that span approximately 96,000 square miles in West Texas and New Mexico. The Permian Basin is composed of five sub regions: the Delaware Basin, the Central Basin Platform, the Midland Basin, the Northwest Shelf and the Eastern Shelf. The Permian Basin has several factors that make it an attractive area for operations including multiple vertical target zones, favorable operating environment, high oil and liquids-rich natural gas content, mature infrastructure, well-developed networks of oilfield service providers, long-lived reserves with consistent reservoir quality and historically high drilling success rates. According to the EIA, the Permian Basin is the most prolific oil producing area in the U.S., accounting for more than 40% of total U.S. crude oil production during 2017 and 2018. Six key producing formations within the Permian Basin (Spraberry, Wolfcamp, Bone Spring, San Andres/Glorieta, Clearfork/Yeso and Delaware) have provided the bulk of the Basin’s approximately 300% increase in oil production since 2008.

Midland Basin Overview: Geologic History

The Midland Basin encompasses an estimated 37,000 square miles, and contained over 9,800 producing horizontal wells at the end of 2018. According to Baker Hughes, over 50% of the horizontal rigs in the Permian Basin counties are located in the Midland Basin. Howard County, where the majority of our acreage is located, had 20 horizontal rigs active as of October 18, 2019. Horizontal wells drilled in Howard County to date have increased from approximately 25 in 2014 to over 1,000 as of September 30, 2019.

The stratigraphy in the Midland Basin is primarily comprised of basinal organic-rich shale, with siltstones and carbonates deposited as turbidite flows sourced from the edges of the basin. The organic-rich shale acts as both an oil source for carbonate and siltstone reservoirs and as a primary development target for horizontal drilling. Much of the Midland Basin has over 2,500’ of stacked pay intervals from the Lower Wolfcamp formation through the Upper Spraberry formation.

The Spraberry formation is divided into four separate members, which from youngest to oldest, are the Upper Spraberry, Middle Spraberry Shale, Jo Mill Shale, and Lower Spraberry Shale. These members are constructed as a series of Leonardian aged shales with interbedded sands that were associated with submarine channel systems and fans. Fine sandstone, calcareous mudstone, and coarse siltstone comprise the Spraberry members and are characterized by having relatively high porosity and matrix permeability. These reservoir properties provide the storage and delivery potential for hydrocarbons. The Upper Spraberry, Jo Mill, and Dean were deposited as turbidites and are dominated by coarse grained siltstones rather than shales and have been produced in vertical wells throughout the Midland Basin for decades. The Middle Spraberry and Lower Spraberry Shales were deposited in times where the turbidites were not active and organic-rich shales accumulated as oil prone deposits. The average depth of the top of the Spraberry formation in Howard County is approximately 5,000 feet. The entire section from the top of the Spraberry to the base of the Dean varies in thickness between 1,200 and 1,500 feet in Howard County.

The Wolfcamp formation is separated into four distinct members, which from youngest to oldest, are the Wolfcamp A, B, C and D with slight changes between each member. Deposition of Wolfcamp began during the latest Pennsylvanian period and continued throughout the Permian. The Wolfcamp formation is generally a two-lithology based system comprised of mostly organic-rich shale with interbedded limestone. The Wolfcamp A is one of the richest carbonaceous shale sections in the Permian Basin, and exhibits high oil volumes in place. The Wolfcamp B has very similar lithology characteristics to the Wolfcamp A. The Wolfcamp C is comprised of carbonaceous shales, with interbedded limestones and sandstones.

Geology of Howard County, Texas

The eastern part of the Midland Basin in Howard County is recognized as one of the most oil-rich areas in the entire Permian Basin, and recent horizontal production from Howard County has confirmed this statistic, as illustrated in the graphic below.

Source: IHS Enerdeq. (1) From Q4 2014 to Q2 2019.

The geologic setting across the acreage in the Wolfcamp and Lower Spraberry formations is characterized by deposition of organic-rich shales with interbedded clastic and carbonate material. These rocks were buried initially to depths sufficient to generate large volumes of oil (maximum temperatures of 435 to 450 degrees Celsius) before being uplifted to their present depths. The shales in the area represent high-quality source rocks. This organic-rich interval is a mixture of shale, sand, limestone and kerogen with enhanced porosity and permeability that result in higher productivity indices compared to shales alone. The source characteristics and thermal maturity of the rocks has created an oil-rich set of reservoirs with liquids-rich associated gas that provides attractive economic returns.

Over the past five years, Howard County has been a key driver in the overall growth of the Permian Basin oil output. From September 30, 2014 to June 30, 2019, Howard County’s oil production grew at a compounded annual growth rate of approximately 45%, greater than any of the other six major Midland Basin counties over the same time period. Horizontal development first began around early 2014, with a few operators testing the Wolfcamp A and Lower Spraberry Shale in the region utilizing single well development with under-stimulated and sub-optimal fracs. As of September 30, 2019, Howard County has over 1,000 producing horizontal wells, with operators drilling in over 8 distinct intervals including the Middle Spraberry, Jo Mill, Lower Spraberry, Wolfcamp A, Wolfcamp B, Wolfcamp C and Wolfcamp D. Development has shifted from single well development to co-development of multiple intervals utilizing pad drilling and high-intensity fracs.

Across our position in Howard County, the Lower Spraberry Shale, Wolfcamp A and Wolfcamp B have consistently high gross thickness. Reservoir intervals are comprised of interbedded organic‐rich shale, siltstone and carbonate with robust porosity present throughout the Wolfcamp A and Lower Spraberry Shale. The Wolfcamp D also shows high gross thickness across our acreage position.

Within southeastern Howard County, the Wolfcamp C section is significantly expanded in thickness and includes two targets that are not present elsewhere in the basin. The first of these targets is a limestone and calcareous shale section called the Hutto that is productive from vertical wells in and around the Target Assets. Below the Hutto is a sand and silt section called the Signal Peak sands which were developed in southeastern Howard County as the Signal Peak field that is located within the area of the Target Assets. The Hutto and Signal Peak sections overlie the Wolfcamp D formation. The Wolfcamp D is a deep basinal shale deposit that has minor carbonate. The average depth to the top of the Wolfcamp formation in Howard County is approximately 7,200 feet. The average thickness of the Wolfcamp Formation from the base of the Dean to the top of the Strawn is approximately 1,600 feet.

Additionally, Howard County has one of the densest vertical well log data sets in the Permian Basin. This dataset includes over 5,000 well penetrations of the Wolfcamp section that were drilled during early exploration efforts targeting the older Pennsylvanian reef trend that occurs below the Wolfcamp section. This rich dataset includes over 1,300 wells with digital logs.

Many of the vertical wells contain high-quality log data that are sufficient to allow advanced petrophysical analysis to be performed for the construction of earth models that include the calculation of rock and fluid properties including oil volumes in place in each target formation. Available core and cuttings analysis including advanced geochemical characterization has been combined with the log data to develop a robust earth model across the entire HighPeak Asset base that provides an excellent technical basis for HighPeak Energy’s development plan. In addition to the well-based data, HPK recently acquired wide-azimuth, high-resolution 3D seismic data covering 166 square miles that overlies a substantial portion of HPK’s leasehold acreage position. Integration of the well data with the new seismic data, and detailed interpretation of the seismic data has confirmed that the geologic setting is highly suited to HighPeak Energy’s development plan for the area. This robust dataset supports our conclusion that the core acreage is substantially de-risked, thermally mature and is within the Midland Basin oil window.

Based on all of the data and analyses performed to date, we believe that multi-zone development using multi-well pad drilling methods can be used to develop the Wolfcamp A and Lower Spraberry reservoirs underlying the HighPeak Assets and Grenadier Assets using well spacing assumptions of 8 wells per mile (660 ft spacing).

Overview of the Target Assets

We are an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The Target Assets are primarily located in Howard County, Texas, which lies within the north eastern part of the oil-rich Midland Basin. The Target Assets include the HighPeak Assets and the Grenadier Assets. The HighPeak Assets include, among other things, HPK, which primarily has subsidiaries including their collective rights, title and interests in certain oil and natural gas assets located primarily in Howard County and cash. The Grenadier Assets consist of substantially all of Grenadier’s collective rights, title and interests in certain oil and natural gas assets located primarily in Howard County.

As of September 30, 2019, the Target Assets consisted of a generally contiguous leasehold position of approximately 85,588 gross (71,371 net) acres. Approximately 91% of the net acreage is operated by Grenadier or HPK and approximately 95% of the net operated acreage provides for horizontal well locations with lateral lengths of 10,000 feet or greater in the formations covered by the Target Assets. As of September 30, 2019, there were a total of approximately 875 gross (725 net) operated drilling locations identified in either the Wolfcamp A and/or Lower Spraberry formations across the Target Assets based on 660-foot spacing with 8 wells per mile in each respective formation. HPK’s development drilling plan is initially focused on the horizontal drilling development of the Wolfcamp A and Lower Spraberry formations primarily utilizing multi-well pad development to lower drilling and completion cycle times, create infrastructure and facility economies of scale, reduce overall costs, and to optimize and maximize oil and gas recoveries, return on investment, and value creation. In addition, HPK has interest in 386 gross (79 net) non-operated drilling locations in either the Wolfcamp A and Lower Spraberry and has identified 2,012 gross (1,250 net) potential drilling locations in the Middle Spraberry, Wolfcamp B, Jo Mill, Wolfcamp C1, Wolfcamp C-Hutto and the Wolfcamp D formations across the Target Assets which provide for substantial potential upside. Please see “—Drilling Locations” below for an explanation of our methodology in calculating identified drilling locations. For more information about the risks associated with our identified drilling locations, see “Risk Factors—Risks Related to the Target Assets—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Pure may not have sufficient capital to drill all such locations.” For the three months ended September 30, 2019, approximately 77%, 12% and 11% of production from the Target Assets was attributable to oil, natural gas and NGL, respectively.

Background of the Target Assets

On November 27, 2019, Pure, HighPeak Energy, MergerSub and the HPK Contributors entered into the HPK Business Combination Agreement, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Energy has agreed to indirectly acquire the HighPeak Assets and the Grenadier Assets. Under the terms of the HPK Business Combination Agreement, at the closing of the business combination, the HPK Contributors will contribute HPK to HighPeak Energy in exchange for shares of HighPeak Energy common stock. For more information about the HPK Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

On November 27, 2019, HighPeak Assets II, Grenadier and the other parties thereto entered into the Grenadier Contribution Agreement, with a transaction effective date of June 1, 2019, pursuant to which, among other things, and subject to the terms and conditions contained therein, HighPeak Assets II has agreed to acquire the Grenadier Assets. At the Closing, promptly following the acquisition of HPK including HighPeak Assets II, by HighPeak Energy, HighPeak Assets II will purchase the Grenadier Assets from Grenadier for cash, shares of HighPeak Energy common stock and warrants to purchase shares of HighPeak Energy common stock pursuant to the Grenadier Contribution Agreement as described in detail in “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement.” Grenadier acquired the Grenadier Assets, consisting primarily of leasehold acreage in Howard County, existing vertical producing wells and two producing horizontal wells, during 2017, 2018 and 2019.

HPK was formed in August 2019 to effect a contribution by the HighPeak Funds of HighPeak Assets I, HighPeak Assets II, HighPeak Holdings and cash to HPK for equity interests in HPK. HPEP I and HPEP II were formed in October 2017 and September 2018, respectively, in each case for the purpose of acquiring and developing interests in producing oil and natural gas assets and to engage in all aspects of the oil and gas industry, primarily in North America. HPEP I, through its subsidiary HighPeak Assets I, acquired leasehold acreage and existing vertical producing wells through several acquisitions and an organic leasing campaign throughout 2017, 2018 and 2019. HPEP II, through its subsidiary HighPeak Assets II, acquired leasehold acreage and existing vertical producing wells through several acquisitions and an organic leasing campaign throughout 2018 and 2019.

Properties

The Target Assets are located in the north eastern part of the Midland Basin and provide Pure with the opportunity to generate substantial near-term production and cash flow growth. The majority of the acreage position is located across the eastern half of Howard County in contiguous acreage blocks. The Midland Basin is part of the Permian Basin of West Texas and Eastern New Mexico. The Permian Basin consists of mature, legacy oil and liquids-rich natural gas reservoirs covering an area of about 86,000 square miles and is comprised of five sub-regions including the Midland Basin, the Central Basin Platform, the Delaware Basin, the Northwest Shelf and the Eastern Shelf. The Central Basin Platform (“CBP”) is a central uplift, with the Delaware Basin located to the west of the CBP, and the Midland Basin located to the east of the CBP. The Permian Basin as a whole is one of the most prolific oil-producing basins in the world with multiple world-class reservoirs that include both vertical and horizontal drilling targets. The bulk of the Permian Basin’s increase in oil production since 2007 has come from several target zones including the Spraberry and Wolfcamp formations. The Permian Basin has produced billions of barrels of oil and gas, and is estimated by the United States Geologic Survey to contain significant remaining hydrocarbon potential.

Since January 1, 2016 through September 30, 2019, 86 horizontal wells have been drilled across the Target Assets and a total of 97 horizontal wells are projected to be drilled across the Target Assets from January 1, 2016 through December 31, 2019. The production is sourced from five different formations including the Lower Spraberry, Wolfcamp A, Wolfcamp B, Wolfcamp C and Middle Spraberry. As of September 30, 2019, the Target Assets included 22 gross operated producing horizontal wells (See the list of operated producing horizontal wells below). The production is sourced from five different formations including the Lower Spraberry, Wolfcamp A, Wolfcamp B, Wolfcamp C and Middle Spraberry.

WELL NAME	OPERATOR	FORMATION	FIRST PROD. DATE	LATERAL LENGTH	EUR(1) (mboe)	% OIL

OPERATED WELLS OFFSETING PLANNED 2020 DEVELOPMENT
JASMINE UNIT 1H	HIGHPEAK	WOLFCAMP A	Oct-18	9,988	1,075	90%
JASMINE UNIT A 1H	HIGHPEAK	WOLFCAMP A	Jul-19	9,991	946	85%
CHEVRON 3-38 WOLFCAMP UNIT 1H	GRENADIER	WOLFCAMP A	Jul-18	9,763	699	81%
MORGAN-NEAL 2 39-26 1LS	GRENADIER	LOWER SPRABERRY	Apr-19	10,000	812	86%
MORGAN-NEAL 2 39-26 1WA	GRENADIER	WOLFCAMP A	Mar-19	10,000	918	88%
MORGAN-NEAL 2 39-26 2WA	GRENADIER	WOLFCAMP A	Mar-19	10,500	759	88%
MORGAN-NEAL 39-26 2LS	GRENADIER	LOWER SPRABERRY	Apr-19	10,500	724	86%
MORGAN-NEAL 39-26 3WA	GRENADIER	WOLFCAMP A	Apr-19	10,500	933	87%
OLDHAM TRUST 3875LS	GRENADIER	LOWER SPRABERRY	Aug-19	10,000	641	86%
OLDHAM TRUST 3876WA	GRENADIER	WOLFCAMP A	Aug-19	10,000	907	87%
OLDHAM TRUST EAST 3871WA	GRENADIER	WOLFCAMP A	Jun-18	10,482	1,181	91%
OLDHAM TRUST WEST 4051WA	GRENADIER	WOLFCAMP A	Oct-17	10,426	928	75%
OLDHAM TRUST WEST 4058LS	GRENADIER	LOWER SPRABERRY	Jun-18	10,482	805	91%

REMAINING OPERATED WELLS
BROUGHTON WISE 18 19 WA 1H	GRENADIER	WOLFCAMP A	Nov-17	6,977	737	82%
HYDEN 47-38 WA 1H	GRENADIER	WOLFCAMP A	Aug-17	9,619	849	86%
LEECH 32-41 UNIT A 1LS	GRENADIER	LOWER SPRABERRY	Aug-18	10,030	355	99%
WHITAKER 3905 1LS	GRENADIER	LOWER SPRABERRY	Jan-16	7,071	1,061	87%
WHITAKER 3907 1WA	GRENADIER	WOLFCAMP A	May-15	6,905	616	87%
WHITAKER A 5WA	GRENADIER	WOLFCAMP A	May-19	7,000	749	88%
WHITAKER A 6WA	GRENADIER	WOLFCAMP A	May-19	7,000	717	86%
WHITAKER B 6LS	GRENADIER	LOWER SPRABERRY	May-19	7,000	687	88%
WHITAKER B 7LS	GRENADIER	LOWER SPRABERRY	May-19	7,000	589	87%

(1) EUR values are from CGA (as defined below) report and adjusted to 10,000’ lateral length

HighPeak Energy expects to make substantial additional capital expenditures in 2020 and has a capital budget for the year of $700 million to $800 million, which assumes an average of four operated drilling rigs and less than one non-operated drilling rig across the Target Assets and excludes potential leasehold and/or surface acreage additions. During 2020, HighPeak Energy expects to begin production on approximately 80 to 90 gross operated wells and 3 net non-operated wells. HighPeak Energy periodically reviews its capital expenditures and adjusts its budget and its allocation based on liquidity, drilling results, leasehold acquisition opportunities and commodity prices. HighPeak Energy expects to fund its 2020 capital budget with expected cash on its balance sheet at the closing of the business combination, cash generated by operations and potentially through debt financing, which may include borrowings under the RBL Facility.

With its Available Liquidity, HighPeak Energy has discretion to modify this capital program. Because HighPeak Energy operates a high percentage of its acreage, capital expenditure amounts and timing are largely discretionary and within its control. HighPeak Energy determines its capital expenditures depending on a variety of factors, including, but not limited to, the success of its drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, drilling and acquisition costs and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows. Additionally, if HighPeak Energy curtails or reallocates priorities in its drilling program, HighPeak Energy may lose a portion of its acreage through lease expirations. However, in the event of any such curtailment or reallocation of priorities, HighPeak Energy would expect to prioritize lease retention to minimize any expirations. Furthermore, HighPeak Energy may be required to remove some portion of its reserves currently booked as PUDs if such changes in planned capital expenditures means HighPeak Energy will be unable to develop such reserves within five (5) years of their initial booking.

Grenadier Assets

The Grenadier Assets are primarily located in Howard County, Texas in the northern Midland Basin. The majority of the acreage position is located across the eastern half of Howard County with some smaller tracts spread across the north-central and northwestern part of Howard County. The Grenadier Assets include a well-known, low-risk acreage position that has been developed with a focus on drilling horizontal wells in the Wolfcamp A and Lower Spraberry Shale formations. Current development activity in the area is extending into the Wolfcamp B, Middle Spraberry, Jo Mill and Wolfcamp D formations. HighPeak Energy intends to develop the Grenadier Assets primarily using multi-well pad development drilling to minimize drilling, completion and facilities costs in order to improve operational efficiencies, and to optimize and maximize oil and gas recoveries, return on investment, and value creation.

As of September 30, 2019, the Grenadier Assets included approximately 28,663 gross (21,226 net) acres, approximately 48% of which were held by production. Grenadier is expected to be the operator on approximately 84% of their net acreage position based on their majority leasehold positions. As of August 1, 2019, of the 61,625 MBoe of proved reserves of the Grenadier Assets, 22% were developed, 90% of which were liquids. As of September 30, 2019, Grenadier was running a one-rig program across the Grenadier Assets.

HighPeak Assets

The HighPeak Assets primarily relate to assets in the eastern half of Howard County, Texas in the north eastern Midland Basin. Most of the acreage position is in contiguous acreage blocks. The HighPeak Assets are partly contiguous to a majority of the Grenadier Assets resulting in a generally contiguous acreage position suited for capital efficient multi-well pad development which will focus on managing economies of scale relating to drilling, completion and facilities costs, lease operating expense and general and administrative expenses. The HighPeak Assets are currently being developed with a focus on drilling horizontal wells in the Wolfcamp A and Lower Spraberry Shale formations. Current development activity in the area by other parties is extending into the Wolfcamp B, Middle Spraberry, Jo Mill and Wolfcamp D formations. In part of the acreage, a unique depositional environment resulted in an expanded Wolfcamp C section that includes two additional potential target zones termed the Wolfcamp C1 and Wolfcamp C-Hutto formations that show oil saturations in addition to the Wolfcamp D. The recent co-development of the Wolfcamp A and Lower Spraberry formations in Howard County has resulted in improvements in well performance, the preservation of asset quality by minimizing parent/child issues, reduction in drilling, completion and facilities costs and improved operational efficiencies. HighPeak Energy intends to develop the HighPeak Assets using multi-well pad development drilling to minimize drilling, completion and facilities costs in order to improve operational efficiencies, and to optimize and maximize oil and gas recoveries, return on investment, and value creation.

As of September 30, 2019, the HighPeak Assets included approximately 61,130 gross (50,145 net) acres, approximately 18% of which were held by production, with an average working interest of 82%. HighPeak is the operator on approximately 94% of this net acreage position. The recent application of modern drilling and high-intensity completion techniques has resulted in a significant recent improvement in costs and well performance in the Wolfcamp A and Lower Spraberry formations across Howard County. As of August 1, 2019, of the 8,059 MBoe of proved reserves of the HighPeak Assets, 16% were developed, 90% of which were liquids. As of September 30, 2019, the HighPeak Funds were running a two-rig drilling program across the HighPeak Assets.

Reserve Summary

The estimated proved reserves of the Target Assets as of August 1, 2019 were prepared by Cawley, Gillespie and Associates (“CGA”). As of August 1, 2019, the Target Assets contained 69,684 MBoe of estimated proved reserves. In addition, as of August 1, 2019, the estimated proved reserves of the Target Assets were estimated by CGA to be 90% oil and NGL and 10% natural gas. The estimated proved reserves of the Grenadier Assets as of December 31, 2018 were prepared by Netherland, Sewell & Associates, Inc. (“NSAI”). The estimated proved reserves of the HighPeak Assets as of December 31, 2018 were prepared by CGA. As of December 31, 2018, the Target Assets contained 25,335 MBoe of estimated proved reserves. As of December 31, 2018, the estimated proved reserves of the Target Assets were estimated to be 91% oil and NGL and 9% natural gas. The following table provides summary information regarding the estimated proved reserves data of the Target Assets based on the reserve reports as of August 1, 2019 and December 31, 2018:

	As of August 1, 2019			As of December 31, 2018
Region	Proved Total (MBoe)(1)	% Oil & Liquids	% Developed	Proved Total (MBoe)(2)	% Oil & Liquids	% Developed
Midland Basin	69,684	90%	21%	25,335	91%	28%

(1)

The estimated net proved reserves as of August 1, 2019 were determined using average first-day-of-the month prices for the prior twelve (12) months in accordance with SEC rules. For oil and NGL volumes, the average WTI spot price of $60.14 per barrel as of August 1, 2019 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.97 per MMBtu as of August 1, 2019 was adjusted for energy content, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the Target Assets were $51.31 per barrel of oil, $22.29 per barrel of NGL and $0.44 per Mcf of natural gas as of August 1, 2019.

(2)

The estimated net proved reserves as of December 31, 2018 were determined using average first-day-of-the month prices for the prior twelve (12) months in accordance with SEC rules. For oil and NGL volumes, the average WTI spot price of $65.56 per barrel as of December 31, 2018 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $3.10 per MMBtu as of December 31, 2018 was adjusted for energy content, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the Grenadier Assets (NSAI) were $60.06 per barrel of oil, $26.49 per barrel of NGL and $1.98 per Mcf of natural gas as of December 31, 2018. The average adjusted product prices weighted by production over the remaining lives of the HighPeak I assets (CGA) were $58.52 per barrel of oil, $24.91 per barrel of NGL and $1.73 per Mcf of natural gas as of December 31, 2018. The average adjusted product prices weighted by production over the remaining lives of the HighPeak II assets (CGA) were $58.71 per barrel of oil and $7.01 per Mcf of natural gas (modeled as wet gas two-stream production) as of December 31, 2018.

Reserve Data

Preparation of Reserve Estimates

The reserve estimates as of August 1, 2019 and December 31, 2018 included in this proxy statement/prospectus are based on evaluations prepared by CGA and NSAI in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. CGA and NSAI were selected for their historical experience and geographic expertise in engineering similar resources. Copies of the August 2019 Reserve Reports and the 2018 Reserve Reports are attached to this proxy statement/prospectus as Annexes I-I, I-II and I-III, and Annexes J-I, J-II and J-III.

Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (“EUR”) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease. The technical and economic data used in the estimation of the proved reserves include, but are not limited to, well logs, geologic maps, well-test data, production data (including flow rates), well data (including lateral lengths), historical price and cost information, and property ownership interests. CGA and NSAI use this technical data, together with standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy. The proved developed reserves and EURs per well are estimated using performance analysis and volumetric analysis. The estimates of the proved developed reserves and EURs for each developed well are used to estimate the proved undeveloped reserves for each proved undeveloped location (utilizing type curves, statistical analysis, and analogy).

Internal Controls

The internal staffs of petroleum engineers and geoscience professionals at the HighPeak Funds and Grenadier work closely with their independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to their independent reserve engineers in the preparation of their reserve reports. Periodically, HPEP I, HPEP II and Grenadier’s technical teams meet with the independent reserve engineers to review properties and discuss methods and assumptions used to prepare reserve estimates for the Target Assets.

Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil, natural gas and NGL that are ultimately recovered. Estimates of economically recoverable oil, natural gas and NGL and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The reserve estimates of the Target Assets and related report as of August 1, 2019 were reviewed and approved by the HighPeak Funds’ Vice President of Reservoir & Evaluation Engineering. John Anderson has been the VP of Reservoir & Evaluation Engineering for the HighPeak Funds since inception and has approximately 38 years of experience in oil and gas operations, reservoir engineering and management, reserve management, unconventional and conventional reservoir characterization and strategic planning. The reserve estimates of the Target Assets and related reports as of December 31, 2018 were reviewed and approved by John Anderson, with respect to the HighPeak Assets, and reviewed and approved by Thomas Belsha, the Vice President of Business Development and Reservoir Engineering for Grenadier Energy Partners LLC, with respect to the Grenadier Assets. The August 2019 Reserve Reports and the 2018 Reserve Reports prepared by CGA and NSAI contain further discussion of the reserve estimates and the procedures used in connection with its preparation.

The reserve estimates as of August 1, 2019 included in this proxy statement/prospectus are based on the evaluations prepared by CGA. The reserve estimates as of December 31, 2018, included in this proxy statement/prospectus are based on a combination of (i) evaluations prepared by the independent petroleum engineering firms of (i) NSAI, with respect to the Grenadier Assets, representing 87% of the Target Assets’ total net proved reserves and (ii) CGA, with respect to the HighPeak Assets, representing 13% of the Target Assets’ total net proved, in each case in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. The Independent Reserve Engineers were selected for their historical experience and geographic expertise in engineering similar resources.

The reserve reports were prepared by geologists and reservoir engineers who integrate geological, geophysical, engineering and economic data to produce high quality reserve estimates and economic forecasts. The process for the August 2019 Reserve Report for the Target Assets was supervised by John Anderson, Vice President of Reservoir and Evaluation Engineering for the HighPeak Funds. The process for the December 31, 2018 Reserve Report for HighPeak I and HighPeak II was also supervised by Mr. Anderson. The process for the December 2018 Reserve Report for Grenadier was supervised by Thomas Belsha, Grenadier Energy Partners LLC, Vice President of Business Development and Reservoir Engineering.

Estimated Proved Reserves

The following tables present the estimated net proved oil and natural gas reserves as of August 1, 2019 and December 31, 2018, based on reserve reports of the Target Assets based on SEC pricing as of such date.

	As of August 1, 2019	As of December 31, 2018
Proved Developed Reserves:
Oil (MBbls)	11,312	5,427
Natural Gas (MMcf)	8,819	4,624
NGLs (MBbls)	1,974	831
Total (MBoe)	14,755	7,029
Proved Undeveloped Reserves:
Oil (MBbls)	41,977	14,363
Natural Gas (MMcf)	32,853	9,203
NGLs (MBbls)	7,477	2,409
Total (MBoe)	54,929	18,306
Total Proved Reserves:
Oil (MBbls)	53,288	19,790
Natural Gas (MMcf)	41,671	13,827
NGLs (MBbls)	9,451	3,240
Total (MBoe)	69,684	25,335

Development of Proved Undeveloped Reserves

The following table summarizes the changes in the estimated PUDs of the Target Assets on a combined basis during the year ended December 31, 2018 and the seven months ended August 1, 2019.

Proved undeveloped reserves at December 31, 2017 (MBoe)	5,194
Conversions into proved developed reserves	(549)
Extensions and discoveries	12,266
Acquisitions	0
Changes in commodity prices and differentials	368
Changes in forecasted operating expenses	5
Changes in development plan	(2)
Well performance and timing	1,024
Proved undeveloped reserves at December 31, 2018 (MBoe)	18,306
Conversions into proved developed reserves	(3,985)
Extensions and discoveries	41,658
Acquisitions	633
Changes in commodity prices and differentials	(96)
Changes in forecasted operating expenses	(93)
Changes in development plan	(1,868)
Well performance and timing	374
Proved undeveloped reserves at August 1, 2019 (MBoe)	54,929

Year Ended December 31, 2018

As of December 31, 2018, the Target Assets contained 18,306 MBoe of PUDs, consisting of 14,363 estimated MBbls of oil, 9,203 estimated MMcf of natural gas and 2,409 estimated MBbls of NGL. None of the PUDs related to the Target Assets as of December 31, 2018 are scheduled to be developed on a date more than five (5) years from the date the reserves were initially booked to PUDs. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

PUDs changed during 2018 are primarily a result of the following significant factors:

●

conversions of 549 MBoe to proved developed reserves as a result of ongoing drilling programs of Grenadier, and by other operators who operate wells on acreage where Grenadier or the HighPeak Funds held an interest;

●

extensions and discoveries of 12,266 MBoe were added as a result of successful drilling efforts by Grenadier and the HighPeak Funds, and by other operators who either operate wells on acreage where we hold an interest or directly offset acreage where we hold an interest; and

●

well performance and timing added 1,024 MBoe due to improved well performance of offset horizontal wells resulting in improved projected performance of these PUDs, and as a result of using 3-stream modeling with residue gas and NGL recovery projections in YE 2018 versus 2-stream modeling with “wet” gas projections in YE 2017.

For additional information, see the “Supplemental Oil and Gas Reserve Information (Unaudited)” included in the financial statements of Grenadier and the HighPeak Funds included elsewhere in this proxy statement/prospectus.

During the year ended December 31, 2018, costs were incurred of approximately $7.1 million to convert the reserves associated with 0.92 net proved undeveloped locations at December 31, 2017 to estimated proved developed reserves of 549 MBoe.

Seven Months Ended August 1, 2019

As of August 1, 2019, the Target Assets contained an estimated 54,929 MBoe of PUDs, consisting of an estimated 41,977 MBbls of oil, 32,853 MMcf of natural gas and 7,477 MBbls of NGL. None of the PUDs related to the Target Assets as of August 1, 2019 are scheduled to be developed on a date more than five (5) years from the date the reserves were initially booked to PUDs. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

PUDs changed during the seven months ended August 1, 2019 are primarily a result of the following significant factors:

●

conversions of an estimated 3,985 MBoe to estimated proved developed reserves as a result of ongoing drilling programs of Grenadier and the HighPeak Funds, and by other operators who operate wells on acreage where Grenadier or the HighPeak Funds held an interest;

●

extensions and discoveries of an estimated 41,658 MBoe were added as a result of successful drilling efforts by Grenadier and the HighPeak Funds, and by other operators who either operate wells on acreage where Grenadier or the HighPeak Funds held an interest or directly offset acreage where we hold an interest; and

●	well performance and timing added an estimated 374 MBoe due to improved well performance of offset horizontal wells resulting in improved projected performance of these PUDs.

For additional information, see the “Supplemental Oil and Gas Reserve Information (Unaudited)” included in the financial statements of Grenadier and the HighPeak Funds included elsewhere in this proxy statement/prospectus.

During the seven months ended August 1, 2019, Grenadier and the HighPeak Funds incurred costs of approximately $54.5 million to convert the reserves associated with 6.67 of our net proved undeveloped locations at December 31, 2018 to proved developed reserves of 3,958 MBoe.

PV-10

PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the respective reserve report using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations.

Because the prior owners are not subject to entity level U.S. federal income taxes, the PV-10 value and standardized measure of the Target Assets are substantially equal. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable oil and natural gas properties. The prior owners and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

The following table presents the PV-10 of the proved reserves of the Target Assets at August 1, 2019 and December 31, 2018 based on SEC Pricing as of such date:

	August 1, 2019	December 31, 2018
	(in thousands)
PV-10	$730,792	$320,670

Reserves Sensitivity

Historically, commodity prices have been extremely volatile and this volatility may continue for the foreseeable future. For example, during the period from January 1, 2016 through September 30, 2019, the WTI spot price for oil ranged from a high of $77.41 per Bbl on June 27, 2018, to a low of $26.19 per Bbl on February 11, 2016 and the Henry Hub spot price for natural gas has ranged from a high of $6.24 per MMBtu on January 2, 2018 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane, and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated in recent years. Low prices for oil or natural gas could materially and adversely affect the quantities of oil and natural gas reserves that can economically be produced from the Target Assets.

While it is difficult to quantify the impact of low commodity prices on the estimated proved reserves of the Target Assets with any degree of certainty because of the various components and assumptions used in the process of estimating reserves, the following sensitivity table is provided to illustrate the estimated impact of pricing changes on the estimated proved reserve volumes and PV-10 of the Target Assets as of August 1, 2019 using SEC pricing. Sensitivity cases are used to demonstrate the impact that a change in price environment may have on reserves volumes and PV-10. There is no assurance that these prices or cost savings will actually be achieved.

SEC Pricing	Base Case(1)	Case A(2)	Case B(3)	Case C(4)
Natural gas price ($/Mcf)	$2.973	$2.25	2.50	$2.75
Crude oil price ($/Bbl)	$60.14	$50.00	$55.00	$65.00
NGL price ($/Bbl)	$22.25	$18.50	$20.35	$24.05
Proved developed reserves (MBoe)	14,755	14,417	14,598	14,867
Proved undeveloped reserves (MBoe)	54,929	54,413	54,701	55,113
Total proved reserves (MBoe)	69,684	68,830	68,830	69,980
PV-10 value (in thousands)(5)	$730,792	$444,445	$585,224	$866,514

(1)	SEC pricing as of July 31, 2019, before adjustment for market differentials.

(2)	Prices represent potential SEC pricing based on pricing assumptions of commodity prices for oil and gas of $50/bbl and $2.25/Mcf, respectively.

(3)	Prices represent potential SEC pricing based on pricing assumptions of commodity prices for oil and gas of $55/bbl and $2.50/Mcf, respectively.

(4)	Prices represent potential SEC pricing based on pricing assumptions of commodity price for oil and gas of $65/bbl and $2.75/Mcf, respectively.

(5)	PV-10 is a non-GAAP financial measure. For a definition of PV-10, see “—Reserve Data—PV-10.”

Production, Revenue and Price History

For a description of the historical production, revenues, average sales prices and unit costs of the Target Assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier—Results of Operations.”

The following tables summarize the average net production, average unhedged sales prices by product and lease operating expenses of the Target Assets for the nine months ended September 30, 2019 and September 30, 2018, and the years ended December 31, 2018, 2017 and 2016:

	Nine Months Ended September 30, 2019
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/Boe)	($/Boe)
	1,278	$52.90	949	$0.43	126	$10.05	1,571	$44.39	$12.78
Average net production (Boe/d)							5,754

	Nine Months Ended September 30, 2018
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/Boe)	($/Boe)
	620	$58.91	395	$2.50	73	$25.35	760	$51.85	$14.24
Average net production (Boe/d)							2,783

	Year Ended December 31, 2018
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/Boe)	($/Boe)
	914	$56.01	605	$2.54	96	$24.52	1,111	$49.59	$10.82
Average net production (Boe/d)							3,044

	Year Ended December 31, 2017
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/Boe)	($/Boe)
	194	$54.89	95	$3.71	19	$29.11	228	$50.51	$12.78
Average net production (Boe/d)							625

	Year Ended December 31, 2016
	Oil		Natural Gas		NGL		Total
	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Production Volumes	Average Sales Price	Lease Operating Expense
	(MBbls)	($/Bbl)	(MMcf)	($/Mcf)	(MBbls)	($/Bbl)	(MBoe)	($/Boe)	($/Boe)
	40	$41.60	115	$0.51	8	$17.37	67	$27.68	$8.48
Average net production (Boe/d)							184

Productive Wells

Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which the Target Assets include an interest, and net wells are the sum of the fractional working interests owned in gross wells. The following table sets forth information relating to the productive wells in which the Target Assets included a working interest as of September 30, 2019.

	Oil			Natural Gas
	Gross	Net	Average Working Interest	Gross	Net	Average Working Interest

Operated	68	62.4	92%	7	5.8	82%
Non-operated	115	18.3	16%	5	1.3	25%

Acreage

The following table sets forth certain information regarding the total developed and undeveloped acreage in which the Target Assets included an interest as of September 30, 2019. Approximately 27% of the net acreage of the Target Assets were held by production at September 30, 2019.

Developed Acres(1)(4)		Undeveloped Acres(4)		Total Acres
Gross(2)	Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
25,090	16,960	60,498	54,411	85,588	71,371

(1)	Developed acres are acres spaced or assigned to productive wells or wells capable of production.

(2)	A gross acre is an acre in which the Target Assets include a working interest. The number of gross acres is the total number of acres in which the Target Assets include a working interest.

(3)

A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

(4)	Minor amounts of our developed and undeveloped acres do not cover all formation depths in the underlying acreage

Undeveloped Acreage Expirations

The following table sets forth the number of total net undeveloped acres as of September 30, 2019 across the Target Assets that will expire in 2019, 2020, 2021, 2022, 2023 and thereafter, unless production is established within the spacing units covering the acreage prior to the expiration dates or unless such leasehold rights are extended or renewed.

2019	2020	2021	2022	2023	Thereafter
2,381	19,614	27,219	2,638	367	0

With respect to the 2,381 net acres expiring in 2019 across the Target Assets, Grenadier and HPK intend to retain 1,865 net acres through the drilling of wells. Grenadier and HPK intend to retain substantially all of the remaining balance of the 2019 expiring net acres by exercising lease extensions and negotiating new leases. As to lease expirations beyond 2019, HighPeak Energy intends to retain substantially all of such net acres through its development plan. Please see “Risk Factors—Risks Related to the Target Assets—Certain of the undeveloped leasehold acreage of the Target Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are renewed.”

Drilling Activities

The following table describes new development and exploratory wells drilled on the Target Assets during the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018, 2017 and 2016. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value. A dry well is a well that proves to be incapable of producing either oil or gas in sufficient quantities to justify completion. A productive well is a well that is not a dry well. Completion refers to installation of equipment for production of oil or gas, or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned. At September 30, 2019, 19 gross (12.3 net) wells were in various stages of completion. As of September 2019, Grenadier was running a one-rig program on the Grenadier Assets and HighPeak was running a two-rig drilling program on certain assets owned by the HighPeak Contributed Entities. HighPeak Energy plans to operate an average of four (4) operated drilling rigs on the Target Assets in 2020.

	Nine Months Ended September 30,				Year Ended December 31,
	2019		2018		2018		2017		2016
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net

Development wells:
Productive	37	21.3	25	7.9	34	11.5	27	4.6	6	0.4
Dry	0	0	0	0	0	0	0	0	0	0
Exploratory wells:
Productive	0	0	0	0	0	0	0	0	0	0
Dry	0	0	0	0	0	0	0	0	0	0

All wells drilled during the nine months ended September 30, 2019 and the year ended December 31, 2018 were productive wells.

Drilling Locations

As of September 30, 2019, there were a total of 3,279 gross (2,057 net) identified drilling locations across the Target Assets, which includes 177 gross (86 net) associated with PUD reserves as of August 1, 2019. For each target interval, we have estimated the identified drilling inventory across the Target Assets based on well spacing assumptions for each target interval and upon the evaluation of horizontal drilling results in the area, combined with our interpretation of available geologic and engineering data. We expect to focus on drilling the Wolfcamp A and Lower Spraberry formations, where we have identified approximately 875 gross (725 net) operated drilling locations across the Target Assets based on 660-foot spacing with 8 wells per mile in each respective formation.

The following table provides a summary of the identified drilling locations across the Target Assets by formation as of September 30, 2019:

	OPERATED		NON-OPERATED		TOTAL
Location Inventory (1)(2)	Gross	Net	Gross	Net	Gross	Net
Middle Spraberry	246	206	145	26	391	232
Jo Mill	246	206	144	26	390	232
Lower Spraberry	442	365	209	41	651	406
Wolfcamp A	439	362	177	38	616	400
Wolfcamp B	338	280	161	32	499	311
Wolfcamp C1	93	75	21	6	114	81
Wolfcamp C-Hutto	93	75	21	6	114	81
Wolfcamp D	339	281	165	32	504	313
Total(3)	2,236	1,850	1,043	207	3,279	2,057

(1)

The total identified drilling locations include 177 gross (86 net) locations associated with PUD reserves as of August 1, 2019. Drilling locations have been estimated based on well spacing assumptions and upon the evaluation of drilling results of HPK, Grenadier and other operators in the area, combined with an interpretation of available geologic and engineering data. In particular, the Target Assets have been evaluated by performing open-hole and mud log evaluations, core analysis, drill cuttings analysis, and the acquisition and interpretation of modern 3-D seismic data. The drilling locations actually drilled on the Target Assets will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any such drilling activities may not be successful and may not result in the addition of proved reserves. Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that could adversely affect the Target Assets. The identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the capital that would be necessary to drill such locations.

(2)

The total identified drilling locations in the Lower Spraberry and Wolfcamp A formations assume 660-foot spacing with 8 wells per mile and the other formations assume 880-foot spacing with 6 wells per mile.

(3)

The identified drilling locations are located on operated and non-operated acreage. HPK and Grenadier operates 68% of the total identified drilling locations. Of the 177 identified gross drilling locations associated with PUD reserves, 78 are operated. As of September 30, 2019, HPK and Grenadier had an approximate 83% average working interest in the Target Assets’ operated drilling locations.

The estimated drilling inventory across the Target Assets represents our current outlook and expectations; however, such estimates are inherently uncertain, and the drilling locations actually drilled will depend on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals, the cooperation of other working interest owners and other factors. Any drilling activities conducted on these identified locations may not be successful and may not result in an ability to add additional proved reserves. See “Risk Factors—Risks Related to the Target Assets—The identified drilling locations on the Target Assets are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, HighPeak Energy may not be able to raise the substantial amount of capital that would be necessary to drill such locations.”

Delivery Commitments

There are no material commitments to deliver a fixed and determinable quantity of oil or natural gas production from the Target Assets to customers in the near future under existing contracts.

Operations

General

As of September 30, 2019, the Target Assets consisted of approximately 85,588 gross (71,371 net) acres with an average working interest of approximately 83%, as of September 30, 2019.

Facilities

Production facilities related to the Target Assets are located near the producing wells and consist of storage tanks, two-phase and/or three-phase separation equipment, flowlines, metering equipment and safety systems. Predominant artificial lift methods include electrical submersible pumps (ESP) rod pumps and some plunger lift. The Target Assets’ mostly contiguous acreage position allows for optimized capital expenditures for their production facilities and associated water handling infrastructure.

The Target Assets are well serviced by existing oil, gas and water infrastructure and gathering systems. Most of Grenadier’s oil production is connected to crude gathering systems while the HighPeak Funds’ oil production is generally transported by truck, but in each case, there is access to a variety of markets that will achieve attractive terms related to available market indices. The natural gas production from the Target Assets is gathered by third-party processors with the majority of gas production related to the Target Assets currently processed to extract natural gas liquids. The extracted liquids and residue gas can be sold to various intrastate and interstate markets on a competitive pricing basis.

Marketing and Customers

The following table sets forth the percentage of revenues attributed to customers who have accounted for 10% or more of revenues attributable to the Target Assets during the nine months ended September 30, 2019 and during 2018, 2017 and 2016.

Grenadier Assets

	Three Months Ended	Nine Months Ended	Years Ended December 31,
Major Customers	September 30, 2019	September 30, 2019	2018	2017	2016
Lion Oil Company	80%	72%	63%	62%	89%
Moss Creek Resources LLC	11%	14%	21%	31%	*

* Less than 10%.

HighPeak Assets

	Three Months Ended	Nine Months Ended	Years Ended December 31,
Major Customers	September 30, 2019	September 30, 2019	2018	2017	2016
Enlink Crude Purchasing, LLC	60%	68%	32%	*
Sunoco Partners Marketing & Terminals, LP	14%	15%	49%	100%
Sunoco
WTG Gas Processing, L.P.	13%	*	*	*

* Less than 10%.

Total Target Assets

	Pro Forma Three Months Ended	Pro Forma Nine Months Ended	Pro Forma Years Ended December 31,
Major Customers	September 30, 2019	September 30, 2019	2018	2017	2016
Lion Oil Company	76%	67%	61%	62%	89%
Moss Creek Resources LLC	10%	13%	20%	31%	*

* Less than 10%.

No other purchaser accounted for 10% or more of revenue attributable to the Target Assets on a combined basis in the nine months ended September 30, 2019 or the years ended December 31, 2018, 2017 or 2016. The loss of any such purchaser could adversely affect revenues attributable to the Target Assets in the short term. Please see “Risk Factors—Risks Related to the Target Assets—HighPeak Energy expects to depend upon a small number of significant purchasers for the sale of most of its oil, natural gas and NGL production. The loss of one or more of such purchasers could, among other factors, limit HighPeak Energy’s access to suitable markets for the oil, natural gas and NGL it produces.”

Grenadier currently has a 10-year marketing agreement in which it sells all of the oil it produces to a third party to be transported by pipeline or, in certain circumstances, by truck. The HighPeak Contributed Entities currently operate under month-to-month contracts, with production typically transported by truck. The majority of the future oil production from the Target Assets will be gathered and purchased by a reputable third party with firm transportation rates and negotiated pricing adjusting to known and published indices with a fixed primary term and an evergreen option thereafter. In addition, HighPeak Energy sells its natural gas production from the Target Assets to multiple third party purchasers pursuant to the terms of gas processing and purchase contracts at varying rates. The natural gas production is gathered and processed under agreements with a primary term and generally an evergreen extension option.

Competition

The oil and natural gas industry is intensely competitive, and Grenadier and HPK compete, and following the business combination HighPeak Energy will compete, with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than HighPeak Energy’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. HighPeak Energy’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than HighPeak Energy can, which could adversely affect HighPeak Energy’s competitive position, as applicable. HighPeak Energy’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because HighPeak Energy will have fewer financial and human resources than many companies in their industry, HighPeak Energy may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

There is also competition between oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which, following the business combination, HighPeak Energy will operate. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon HighPeak Energy’s future operations as related to the Target Assets. Such laws and regulations may substantially increase the costs of developing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. HighPeak Energy’s larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than HighPeak Energy can, which would adversely affect HighPeak Energy’s competitive positions, as applicable. See “Risk Factors—Risks Related to the Target Assets—Competition in the oil and natural gas industry is intense, which will make it more difficult for HighPeak Energy to acquire properties, market oil or natural gas and secure trained personnel.”

Seasonality of Business

Weather conditions can affect the demand for, and prices of, oil and natural gas. Demand for natural gas is typically higher in the fourth and first quarters resulting in higher prices while the demand for oil is typically higher during the second and third quarters. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Title to Properties

As is customary in the oil and natural gas industry, Grenadier and HPK, as operators of the Target Assets, initially conducts only a cursory review of the title to properties in connection with acquisition of leasehold acreage. Grenadier and HPK have obtained title opinions on a majority of the Target Assets and have performed customary reviews of the title to substantially all of the Target Assets. Additionally, at such time as Grenadier and HPK determine to conduct drilling operations on those properties, Grenadier and HPK conduct a thorough title examination and perform curative work with respect to any significant defects that may exist prior to commencement of drilling operations. Grenadier and HPK have obtained title opinions on substantially all of their producing properties. The oil and natural gas properties within the Target Assets are subject to customary royalty and other interests, liens for current taxes and other burdens which Grenadier and HPK believe do not materially interfere with the use of, or affect the carrying value of, the properties.

Prior to completing an acquisition of producing oil and natural gas properties, Grenadier and HPK perform title reviews on the most significant leases and may obtain a title opinion, obtain an updated title opinion or review previously obtained title opinions.

Grenadier and HPK believe that they have satisfactory title to all of the material properties within the Target Assets in accordance with standards generally accepted in the oil and natural gas industry. Although title to the Target Assets is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, none of these liens, restrictions, easements, burdens or encumbrances will likely materially detract from the value of the properties within the Target Assets or from Grenadier’s or HPK’s interests in these properties or materially interfere with Grenadier’s or HPK’s use of these properties in the operation of their business. In addition, Grenadier and HPK believe that they have obtained sufficient rights-of-way grants and permits from public authorities and private parties for them to operate their business in all material respects as described in this proxy statement/prospectus.

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement covering the properties within the Target Assets provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on the properties within the Target Assets are generally 25%.

Regulation of the Oil and Natural Gas Industry

Our operations are substantially affected by federal, state and local laws and regulations. Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC, the EPA, the Department of Transportation (“DOT”), other federal agencies, and the courts. We cannot predict when or whether any such proposals may become effective. We do not believe that we would be affected by any such action materially differently than similarly situated competitors.

In addition, unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production of Oil and Natural Gas

Oil and gas production and related operations are substantially affected by federal, state and local laws and regulations. In particular, oil and natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which the Target Assets are located have statutory provisions regulating the development and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Oil and gas operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Such laws and regulations are frequently amended or reinterpreted. Therefore, it is not possible to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, FERC, the EPA, the DOT, other federal agencies, and the courts. It is not possible to predict when or whether any such proposals may become effective.

Federal, state and local statutes and regulations require permits for drilling, salt water disposal and pipeline operations, drilling bonds and reports concerning operations. The Target Assets are located in Texas, which regulates drilling and operating activities by, among other things, requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells.

The laws of Texas also govern a number of conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing or density, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that the wells within the Target Assets can produce and to limit the number of wells or the locations that can be drilled within the Target Assets, although operators can apply for exceptions to such regulations or to have reductions in well spacing or density. Moreover, various states impose a production or severance tax with respect to the production and sale of oil, natural gas and NGL within its jurisdiction. The failure to comply with these rules and regulations can result in substantial penalties.

Regulation Affecting Sales and Transportation of Commodities

Sales prices of oil, natural gas and NGLs are not currently regulated and are made at market prices. Although prices of these energy commodities are currently unregulated, Congress historically has been active in their regulation. We cannot predict whether new legislation to regulate oil and natural gas, or the prices charged for these commodities might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, the proposals might have on our operations. Sales of oil and natural gas may be subject to certain state and potentially federal reporting requirements.

The price and terms of service of transportation of the commodities, including access to pipeline transportation capacity, are subject to extensive federal and state regulation. Such regulation may affect the marketing of oil and natural gas produced, as well as the revenues received for sales of such production. Gathering systems may be subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, oil and natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase, or accept for gathering, without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes may affect whether and to what extent gathering capacity is available for oil and natural gas production, if any, of the drilling program and the cost of such capacity. Further, state laws and regulations govern rates and terms of access to intrastate pipeline systems, which may similarly affect market access and cost.

The FERC regulates interstate natural gas pipeline transportation rates and service conditions. The FERC is continually proposing and implementing new rules and regulations affecting interstate transportation. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and to promote market transparency. We do not believe that our drilling program will be affected by any such FERC action in a manner materially differently than other similarly situated natural gas producers.

Gathering services, which occur upstream of FERC jurisdictional transmission services, are regulated by the states onshore and in state waters. Although the FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, the FERC’s determinations as to the classification of facilities is done on a case-by-case basis. State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

In addition to the regulation of natural gas pipeline transportation, the FERC has jurisdiction over the purchase or sale of gas or the purchase or sale of transportation services subject to the FERC’s jurisdiction pursuant to the Energy Policy Act of 2005. Under this law, it is unlawful for “any entity,” including producers such as us, that are otherwise not subject to the FERC’s jurisdiction under the Natural Gas Act of 1938 to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of gas or the purchase or sale of transportation services subject to regulation by the FERC, in contravention of rules prescribed by the FERC. The FERC’s rules implementing this provision make it unlawful, in connection with the purchase or sale of gas subject to the jurisdiction of the FERC, or the purchase or sale of transportation services subject to the jurisdiction of the FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud, to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading, or to engage in any act or practice that operates as a fraud or deceit upon any person. The Energy Policy Act of 2005 also gives the FERC authority to impose civil penalties for violations of the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978 up to $1,269,500 per day per violation (adjusted annually based on inflation). The anti-manipulation rule applies to activities of otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which includes the annual reporting requirements under Order 704 (defined below).

In December 2007, the FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing (“Order 704”). Under Order 704, any market participant, including a producer such as us, that engages in wholesale sales or purchases of gas that equal or exceed 2.2 million MMBtus of physical natural gas in the previous calendar year, must annually report such sales and purchases to the FERC on Form No. 552 on May 1 of each year. Form No. 552 contains aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize or contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order 704. Order 704 is intended to increase the transparency of the wholesale gas markets and to assist the FERC in monitoring those markets and in detecting market manipulation.

The FERC also regulates rates and service conditions for interstate transportation of liquids, including oil and NGLs, under the Interstate Commerce Act (the “ICA”). Prices received from the sale of liquids may be affected by the cost of transporting those products to market. The ICA requires that pipelines maintain a tariff on file with the FERC. The tariff sets forth the established rates as well as the rules and regulations governing the service. The ICA requires, among other things, that rates and terms and conditions of service on interstate common carrier pipelines be “just and reasonable.” Such pipelines must also provide jurisdictional service in a manner that is not unduly discriminatory or unduly preferential. Shippers have the power to challenge new and existing rates and terms and conditions of service before the FERC.

Rates of interstate liquids pipelines are currently regulated by the FERC primarily through an annual indexing methodology, under which pipelines increase or decrease their rates in accordance with an index adjustment specified by the FERC. For the five-year period beginning on July 1, 2016, the FERC established an annual index adjustment equal to the change in the producer price index for finished goods plus 1.23%. This adjustment is subject to review every five (5) years. Under the FERC’s regulations, a liquids pipeline can request the authority to charge market-based rates for transportation service if it satisfies certain criteria, and also can request a rate increase that exceeds the rate obtained through application of the indexing methodology by using a cost-of-service approach, but only after the pipeline establishes that a substantial divergence exists between the actual costs experienced by the pipeline and the rates resulting from application of the indexing methodology. Increases in liquids transportation rates may result in lower revenue and cash flows.

In addition, due to common carrier regulatory obligations of liquids pipelines, capacity must be prorated among shippers in an equitable manner in the event there are nominations in excess of capacity. Therefore, requests for service by new shippers or increased volume by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for liquids transportation could have a material adverse effect on our business, financial condition, results of operations and cash flows. However, we believe that access to liquids pipeline transportation services generally will be available to us to the same extent as to our similarly situated competitors.

Intrastate liquids pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate liquids pipeline regulation and the degree of regulatory oversight and scrutiny given to intrastate liquids pipeline rates, varies from state to state. We believe that the regulation of liquids pipeline transportation rates will not affect our operations in any way that is materially different from the effects on our similarly situated competitors.

In addition to the FERC’s regulations, we are required to observe anti-market manipulation laws with regard to our physical sales of energy commodities. In November 2009, the FTC issued regulations pursuant to the Energy Independence and Security Act of 2007 intended to prohibit market manipulation in the petroleum industry. Violators of the regulations face civil penalties of up to $1,210,340 per violation per day (adjusted annually based on inflation). In July 2010, Congress passed the Dodd-Frank Act, which incorporated an expansion of the authority of the CFTC to prohibit market manipulation in the markets regulated by the CFTC. This authority, with respect to crude oil swaps and futures contracts, is similar to the anti-manipulation authority granted to the FTC with respect to crude oil purchases and sales. In July 2011, the CFTC issued final rules to implement its new anti-manipulation authority. The rules subject violators to a civil penalty of up to the greater of $1,162,183 (adjusted annually based on inflation) or triple the monetary gain to the person for each violation.

Regulation of Environmental and Occupational Safety and Health Matters

Oil and natural gas development operations are subject to numerous stringent federal, regional, state and local statutes and regulations governing occupational safety and health, the discharge of materials into the environment or otherwise relating to environmental protection, some of which carry substantial administrative, civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling or other regulated activity commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines; govern the sourcing and disposal of water used in the drilling and completion process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier, seismically active areas and other protected areas; require some form of remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; establish specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production.

The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. The trend in environmental regulation has been to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly construction, drilling, water management, completion, emission or discharge limits or waste handling, disposal or remediation obligations could increase the cost to our operators of developing our properties. Moreover, accidental releases or spills may occur in the course of operations on our properties, causing our operators to incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which operations related to the Target Assets may be subject.

Hazardous Substances and Waste Handling

The CERCLA, also known as the “Superfund” law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered responsible for the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and persons that disposed or arranged for the disposal or the transportation for disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The failure of an operator other than HighPeak Energy to comply with applicable environmental regulations may, in certain circumstances, be attributed to HighPeak Energy.

The RCRA and analogous state laws, impose detailed requirements for the generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, these wastes may be regulated by the EPA or state agencies under RCRA’s less stringent nonhazardous solid waste provisions, state laws or other federal laws. Moreover, it is possible that these particular oil and natural gas development and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. For example, in December 2016, the EPA and environmental groups entered into a consent decree to address the EPA’s alleged failure to timely assess its RCRA Subtitle D criteria regulations exempting certain exploration and production related oil and gas wastes from regulation as hazardous wastes under RCRA. The consent decree requires the EPA to propose a rulemaking no later than March 15, 2019, for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or to sign a determination that revision of the regulations is not necessary. Were the EPA to propose a rulemaking, the consent decree requires that the EPA take final action by no later than July 15, 2021. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in the costs to manage and dispose of generated wastes. In addition, in the course of operating the Target Assets, it is possible that some amounts of ordinary industrial wastes will be generated, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics.

The Target Assets consist of numerous properties that have been used for oil and natural gas development and production activities for many years. Hazardous substances, wastes or petroleum hydrocarbons may have been released on, under or from properties within the Target Assets, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of the properties within the Target Assets have been operated by third parties or by previous owners or operators who have treated and disposed of hazardous substances, wastes or petroleum hydrocarbons. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, HighPeak Energy could be required to undertake responsive or corrective measures with respect to the Target Assets, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges, Fluid Disposal and NORM

The CWA and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into or near navigable waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers (the “Corps”). In September 2015, the EPA and Corps issued new rules defining the scope of the EPA’s and the Corps’ jurisdiction under the CWA with respect to certain types of waterbodies and classifying these waterbodies as regulated wetlands (the “WOTUS Rule”). In September 2019, the EPA and Corps repealed the 2015 WOTUS definition, but challenges to the repeal are ongoing. Therefore, the future reach of the CWA is uncertain at this time. To the extent any rule expands the scope of the CWA’s jurisdiction, HighPeak Energy could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. Obtaining permits has the potential to delay the development of oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.

Pursuant to these laws and regulations, HighPeak Energy may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as “SPCC plans,” in connection with on-site storage of significant quantities of oil.

The primary federal law related specifically to oil spill liability is the OPA, which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited.

Fluids resulting from oil and natural gas production, consisting primarily of salt water, are disposed by injection in belowground disposal wells regulated under the Underground Injection Control (“UIC”) program and analogous state laws. The UIC program requires permits from the EPA or an analogous state agency for the construction and operation of disposal wells, establishes minimum standards for disposal well operations, and may restrict the types and quantities of fluids that may be disposed. In addition, state and federal regulatory agencies have focused on a possible connection between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study identified eight states, including Texas, with areas of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In response to these concerns, some states, including Texas, have imposed additional requirements for the permitting of produced water disposal wells, such as volume and pressure limitations or seismicity thresholds for temporary cessations of activity. The adoption and implementation of any new laws or regulations that restrict our operators’ ability to use hydraulic fracturing or dispose of produced water gathered from drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring them to shut down disposal wells, could have a material adverse effect on our business, financial condition and results of operations.

In addition, naturally occurring radioactive material (“NORM”) is brought to the surface in connection with oil and gas production. Comprehensive federal regulation does not currently exist for NORM; however, the EPA has studied the impacts of technologically enhanced NORM, and several states, including Texas, regulate the disposal of NORM. Concerns have arisen over traditional NORM disposal practices (including discharge through publicly owned treatment works into surface waters), which may increase the costs associated with management of NORM. To the extent that federal or state regulation increases the compliance costs for NORM disposal, operators may incur additional costs that may make some properties unprofitable to operate.

Air Emissions

The CAA and comparable state laws restrict the emission of air pollutants from many sources (e.g., compressor stations), through the imposition of air emissions standards, construction and operating permitting programs and other compliance requirements. These laws and regulations may require HighPeak Energy to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. For example, in October 2015, the EPA lowered the National Ambient Air Quality Standard (“NAAQS”) for ozone from 75 to 70 parts per billion and completed attainment/non-attainment designations in July 2018. While the EPA has determined that counties in which HighPeak Energy currently plans to operate are in attainment with the new ozone standards, these determinations may be revised in the future. Reclassification of areas or imposition of more stringent standards may make it more difficult to construct new facilities or modify existing facilities in these newly designated non-attainment areas and result in increased expenditures for pollution control equipment, the costs of which could be significant.

In addition, the EPA has adopted new rules under the CAA that require the reduction of volatile organic compounds and methane emissions from certain fractured and refractured oil and natural gas wells for which well completion operations are conducted and further require that most wells use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. In addition, the regulations place new requirements to detect and repair volatile organic compounds and methane at certain well sites and compressor stations. In May 2016, the EPA also finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting processes and requirements. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase the costs of development, which costs could be significant.

Regulation of GHG Emissions

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the CAA that, among other things, establish Prevention of Significant Deterioration (“PSD”), construction and Title V operating permit reviews for certain large stationary sources.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, adopted rules under authority of the CAA that, among other things, establish PSD construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions. Under these regulations, facilities required to obtain PSD permits must meet “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the U.S., including, among others, onshore and offshore production facilities, which include certain of our operators’ operations. The EPA has expanded the GHG reporting requirements to all segments of the oil and natural gas industry, including gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells.

Federal agencies also have begun directly regulating emissions of methane from oil and natural gas operations. For example, in June 2016, the EPA published New Source Performance Standards (“NSPS”), known as Subpart OOOOa, that requires certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound emissions. Following the change in presidential administration, there have been attempts to modify these regulations, and litigation concerning the regulations is ongoing. As a result, we cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. Several states have also adopted rules to control and minimize methane emissions from the production of oil and natural gas, and others have considered or may consider doing so in the future.

At the international level, in December 2015, the United States and 194 other participating countries adopted the Paris Agreement, which calls for each participating country to establish their own nationally determined standards for reducing carbon output. However, in August 2017 the United States notified the United Nations that it would be withdrawing from the Paris Agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or separately negotiated agreement are unclear at this time. Various state and local governments have publicly committed to furthering the goals of the Paris Agreement.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions for our operators, and could have a material adverse effect on our business, financial condition and results of operations. Moreover, recent activism directed at shifting funds away from companies that produce fossil-fuels could result in limitations or restrictions on certain sources of funding for the energy sector. Ultimately, this could make it more difficult for operators to secure funding for exploration and production activities. Additionally, activist shareholders have introduced proposals that may seek to force companies to adopt aggressive emission reduction targets or restrict more carbon-intensive activities. While we cannot predict the outcomes of such proposals, they could make it more difficult for operators to engage in exploration and production activities. Finally, many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on HighPeak Energy’s operations.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is regularly used by operators of the Target Assets. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, the Railroad Commission has adopted a “well integrity rule,” which updated the requirements for drilling, putting pipe down and cementing wells. The rule also imposes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular.

Certain governmental reviews are either underway or have been conducted that focus on the environmental aspects of hydraulic fracturing practices. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The EPA report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain limited circumstances.

Compliance with existing laws has not had a material adverse effect on operations related to the Target Assets, but if new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where the Target Assets are located, operators could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

ESA and Migratory Birds

The ESA and (in some cases) comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. The FWS may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to land use and may materially delay or prohibit land access for oil and natural gas development. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the FWS was required to make a determination on listing of more than 250 species as endangered or threatened under the ESA by no later than completion of the agency’s 2017 fiscal year. The agency missed the deadline but continues to review species for listing under the ESA. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. The federal government in the past has pursued enforcement actions against oil and natural gas companies under the Migratory Bird Treaty Act after dead migratory birds were found near reserve pits associated with drilling activities. However, in December 2017, the Department of Interior issued a new opinion revoking its prior enforcement policy and concluded that an incidental take is not a violation of the Migratory Bird Treaty Act. Nevertheless, the identification or designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause increased costs arising from species protection measures or could result in limitations on development activities that could have an adverse impact on the ability to develop and produce reserves within the Target Assets. For example, recently, there have been renewed calls to review protections currently in place for the Dunes Sagebrush Lizard, whose habitat includes portions of the Permian Basin, and to reconsider listing the species under the ESA. If this species or others are listed, the FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. If a portion of the Target Assets were to be designated as a critical or suitable habitat, it could adversely impact the value of the Target Assets.

OSHA

HighPeak Energy will be subject to the requirements of the OSHA and comparable state statutes whose purpose is to protect the health and safety of workers. Violations can result in civil or criminal penalties as well as required abatement. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that HighPeak Energy organizes and/or disclose information about hazardous materials used or produced in its operations and that this information be provided to employees, state and local governmental authorities and citizens.

Related Permits and Authorizations

Many environmental laws require permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and require maintaining these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal or litigation, which could in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations related to the Target Assets.

Related Insurance

HighPeak Energy intends to maintain insurance against some risks associated with above or underground contamination that may occur as a result of development activities. However, this insurance will likely be limited to activities at the well site and there can be no assurance that this insurance will continue to be commercially available or that this insurance will be available at premium levels that justify its purchase by HighPeak Energy.

Employees

As of September 30, 2019, Grenadier had approximately 17 full-time employees dedicated to operating the Grenadier Assets and the HighPeak Funds had 27 full-time employees dedicated to operating the HighPeak Assets. In connection with the business combination, HPK will acquire the entity that employs the 27 employees dedicated to operating the HighPeak Assets, and intends to retain such employees to operate the Target Assets following the Closing. We do not expect to make offers to any of senior management of Grenadier; however, we will have the right to certain transition services for a period of time following the Closing pursuant to the terms of the Grenadier Contribution Agreement.

Legal Proceedings

Neither Grenadier nor HPK are party to lawsuits related to the Target Assets other than those arising in the ordinary course of business or that will be retained by the contributors. Due to the nature of the oil and natural gas business, Grenadier and HPK are, from time to time, involved in other routine litigation or subject to disputes or claims related to the operation of the Target Assets, including workers’ compensation claims and employment related disputes. In the opinion of management, none of these other pending litigation, disputes or claims against the HighPeak Funds or Grenadier, if decided adversely, will have a material adverse effect on the Target Assets.

Offices

The principal field office for the HighPeak Funds is located at 303 West Wall Street, Suite 2202, Midland, Texas 79701.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRENADIER

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier should be read in conjunction with the financial statements and related notes contained in this proxy statement/prospectus. The discussion and analysis contained herein relates only to Grenadier because HighPeak Energy expects that, following the completion of the business combination, Grenadier will be its “predecessor” for financial reporting purposes. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Grenadier’s control. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and NGL, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, drilling results, regulatory changes and other uncertainties, as well as those factors discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Grenadier does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Grenadier was formed in 2012 for the purpose of acquiring, exploring and developing oil and natural gas properties. Beginning in 2017, Grenadier began acquiring the Grenadier Assets through an organic leasing campaign and a series of acquisitions consisting primarily of leasehold acreage, existing vertical producing wells and two horizontal wells.

The Grenadier Assets are located primarily in Howard County, Texas, which lies within the northern part of the oil-rich Midland Basin. As of September 30, 2019, the Grenadier Assets consisted of a highly contiguous leasehold position of approximately 28,663 gross (21,226 net) acres, approximately 48% of which were held by production, with an average operated working interest of 87%. Approximately 89% of the operated acreage provides for horizontal wells with lateral lengths of 10,000 feet or greater. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations For the nine months ended September 30, 2019, approximately 82%, 9% and 9% of production from the Grenadier Assets was attributable to oil, natural gas and NGL, respectively. As of September 30, 2019, Grenadier was drilling with one rig. Grenadier is expected to be the operator on approximately 84% of this net acreage position. Further, as of September 30, 2019, there were approximately 39 net producing wells in the Grenadier Assets with total production of 8,812 Boe/d in September 2019. As of December 31, 2018, of the 21,967 MBoe of proved reserves of the Grenadier Assets, 30% were developed, 90% of which were liquids.

The financial results as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grenadier” consist of the historical results of Grenadier. Upon completion of the business combination, HighPeak Energy expects that Grenadier will be its “predecessor” for financial reporting purposes.

Outlook

Grenadier’s financial position and future prospects, including its revenues, operating results, profitability, liquidity, future growth and the value of its assets, depend primarily on prevailing commodity prices. The natural gas and oil industry is cyclical and commodity prices are highly volatile. For example, during the period from January 1, 2016 through September 30, 2019 the WTI spot price for oil ranged from a high of $77.41 per Bbl on June 27, 2018, to a low of $26.19 per Bbl on February 11, 2016, and the Henry Hub spot price for natural gas has ranged from a high of $6.24 per MMBtu on January 2, 2018 to a low of $1.49 per MMBtu on March 4, 2016. Grenadier plans to continue the practice of entering into hedging arrangements to reduce the impact of commodity price volatility on the Grenadier Assets’ cash flow from operations. Under this strategy, Grenadier expects to maintain an active hedging program that seeks to reduce exposure to commodity prices and protect cash flow. Please see “ —Derivative Instruments.” HighPeak Energy, similarly intends to evaluate and potentially enter into hedging arrangements to protect its capital expenditure budget and to protect its RBL borrowing base; however, HighPeak Energy will not assume any of Grenadier’s hedging arrangements. For a discussion of the potential impact of commodity price changes on the estimated proved reserves of the Target Assets, including the quantification of such potential impact, please see the section entitled “Information About the Target Assets—Development of Proved Undeveloped Reserves—Reserves Sensitivity.”

Sources of Revenues

Grenadier’s revenues are derived from the sale of oil and natural gas production and the sale of NGL that are extracted from natural gas during processing. Production revenues are derived entirely from the continental United States. For the year ended December 31, 2018, revenues from the Grenadier Assets were derived approximately 93% from oil sales, 3% from natural gas sales and 4% from NGL sales, and for the nine months ended September 30, 2019, revenues from the Grenadier Assets were derived approximately 98% from oil sales, less than 1% from natural gas sales and 2% from NGL sales.

Grenadier’s revenues are presented net of certain gathering, transportation and processing expenses incurred to deliver production of the Grenadier Assets’ natural gas, NGL and oil to the market. Cost levels of these expenses can vary based on the volume of natural gas, NGL and oil produced as well as the cost of commodity processing. Under ASC 606, Grenadier is required to identify and separately analyze each contract associated with revenues to determine the appropriate accounting application. As a result of HighPeak Energy’s continued analysis of ASC 606 following the business combination, the presentation of revenues and expenses for these contracts may be modified. In certain instances, HighPeak Energy may classify certain items currently reported net in revenue (as a deduction from revenue) to expense. Any such change in classification would have no net effect on net income. Refer to Note 1 to the audited and unaudited financial statements of Grenadier included elsewhere in this proxy statement/prospectus for additional information.

Natural gas, NGL and oil prices are inherently volatile and are influenced by many factors outside Grenadier’s control. In order to reduce the impact of fluctuations in natural gas and oil prices on revenues, Grenadier periodically enters into derivative contracts with respect to a portion of its estimated natural gas and oil production through various transactions that fix the future prices received.

Principal Components of Cost Structure

Costs associated with producing oil, natural gas and NGL are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells owned. The sections below summarize the primary operating costs typically incurred:

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Lease Operating Expenses. Lease operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for utilities, direct labor, water injection and disposal, workover rigs and workover expenses, materials and supplies comprise the most significant portion of LOE. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, power costs are incurred in connection with various production-related activities, such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with oil and natural gas production.

Grenadier monitors its operation of the Grenadier Assets to ensure that it is incurring LOE at an acceptable level. For example, it monitors LOE per Boe to determine if any wells or properties should be shut in, recompleted or sold. This unit rate also allows Grenadier to monitor these costs to identify trends and to benchmark against other producers. Although Grenadier strives to reduce its LOE, these expenses can increase or decrease on a per-unit basis as a result of various factors as it operates the Grenadier Assets or make acquisitions and dispositions of properties. For example, Grenadier may increase field-level expenditures to optimize their operations, incurring higher expenses in one quarter relative to another, or they may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

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Production and other taxes. Production and other taxes are paid on produced oil and natural gas based on rates established by federal, state or local taxing authorities. In general, production and other taxes paid correlate to changes in oil, natural gas and NGL revenues. Production taxes are based on the market value of production at the wellhead. Grenadier is also subject to ad valorem taxes in the counties where production is located. Ad valorem taxes are based on the fair market value of the mineral interests for producing wells.

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Depletion and Impairment – Oil and Gas Properties. Depletion is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. Grenadier uses the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, asset retirement costs, the costs of abandoned properties, dry holes, geophysical costs and annual lease rentals are capitalized. All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Any remaining investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. Please read “—Critical Accounting Policies and Estimates—Oil and Natural Gas Properties” for further discussion. Grenadier’s depletion rate can fluctuate as a result of impairments, dispositions, finding and development costs and proved reserve volumes, which are all impacted by oil, natural gas and NGL prices.

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General and Administrative Expenses. General and administrative expenses (“G&A”) are costs incurred for overhead, including payroll and benefits for corporate staff, costs of maintaining a headquarters, costs of managing production and development operations, IT expenses and audit and other fees for professional services, including legal compliance and acquisition-related expenses. All G&A corporate costs unrelated to drilling activities are expensed as incurred.

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(Gain) loss on derivative instruments. Net realized and unrealized gains on derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments. Given the volatility of commodity prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If commodity prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower oil, natural gas and NGL prices. However, if commodity prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher oil, natural gas and NGL prices and will, in this context, be viewed as having resulted in an opportunity cost.

Results of Operations

Factors Affecting the Comparability of Grenadier’s Historical Financial Results

The comparability of Grenadier’s results of operations among the periods presented, and for future periods, is impacted by the following factors:

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The historical financial statements included herein are the financial statements of Grenadier, as the predecessor for financial reporting purposes, on a stand-alone basis, and as such, do not include financial information regarding the HighPeak Assets.

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As a corporation, under the Code, HighPeak Energy is subject to federal income taxes at a statutory rate of 21% of pretax earnings. This is a significant change from Grenadier’s historical results since Grenadier was not subject to federal income taxes;

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The Grenadier Assets will incur certain additional G&A related to being owned by HighPeak Energy, a publicly traded company, that were not previously incurred in Grenadier’s cost structure, including, but not limited to, Exchange Act reporting expenses; expenses associated with Sarbanes Oxley compliance; expenses associated with being listed on a national securities exchange; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and independent director compensation; and

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Grenadier has completed acquisitions during the periods presented, including the acquisition of working interests in proved and unproved oil and gas properties from Occidental Petroleum Corporation in September 2017, consisting of approximately 3,500 net acres, non-operated wells and three operated wells. The aggregate consideration was $41.2 million, of which $15.1 million was allocated to producing properties, $26.4 million was allocated to unproved properties, and $0.3 million was allocated to assumed liabilities as discussed herein.

As a result of the factors listed above, the historical results of operations from period-to-period may not be comparable or indicative of future results.

The table below summarizes the results of operations for the periods indicated.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,		For the Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	(In thousands unless otherwise indicated)
Revenues, net:
Oil	$33,390	$17,393	$63,212	$35,925	$49,792	$10,622	$1,660
Natural gas	98	491	80	938	1,352	352	59
Natural gas liquids	583	851	1,266	1,869	2,351	545	144
Total revenues, net	34,071	18,735	64,588	38,732	53,495	11,519	1,863
Expenses:
Lease operating	4,160	3,771	13,459	8,423	10,881	2,914	571
Production and other taxes	1,877	933	3,303	2,118	2,538	535	—
Depreciation and amortization – other property and equipment	10	4	27	13	19	22	27
Depletion and impairment – oil and gas properties	8,662	7,630	18,155	13,912	16,823	9,190	18,840
Loss from sales of oil and gas properties	—	—	—	—	—	12,948	—
Accretion of asset retirement obligations	10	11	30	34	46	19	5
General and administrative	1,716	1,466	5,814	4,039	6,397	4,776	4,116
Total expenses	16,435	13,815	40,788	28,539	36,704	30,404	23,559

Income (loss) from operations	17,636	4,920	23,770	10,193	16,791	(18,885)	(21,696)

Other (income) expense:
Interest income and other	(208)	(59)	(304)	(131)	(176)	(201)	(4)
Interest expense	1,935	585	4,014	718	1,358	—	—
Equity in net loss – Shongaloo Midstream	—	—	—	—	—	592	167
(Gain) loss on derivatives	(3,406)	2,498	604	4,112	(4,147)	—	—

Total other (income) expense	(1,679)	3,024	4,314	4,699	(2,965)	391	163

Net income (loss)	$19,315	$1,896	$19,456	$5,494	$19,756	$(19,276)	$(21,859)

Production volumes:
Natural gas (MMcf)	400	175	742	381	553	129	115
Oil (MBbls)	611	313	1,179	610	887	203	40
NGL (MBbls)	78	31	126	74	93	20	8
Total (MBoe)	755	372	1,428	747	1,073	245	67

Average sales price:
Natural gas (per Mcf)	$0.25	$2.80	$0.11	$2.46	$2.45	$2.72	$0.51
Natural gas net of hedging (per Mcf)	$0.25	$2.80	$0.11	$2.46	$2.45	$2.72	$0.51
Oil (per Bbl)	$54.62	$55.65	$53.64	$58.88	$56.11	$52.35	$41.6
Oil net of hedging (per Bbl)	$54.02	$55.03	$52.82	$58.04	$55.82	$52.35	$41.6
NGL (per Bbl)	$7.52	$27.73	$10.05	$25.39	$25.20	$26.85	$17.37
NGL net of hedging (per Bbl)	$7.52	$27.73	$10.05	$25.39	$25.20	$26.85	$17.37
Total (per Boe)	$45.10	$50.30	$45.20	$51.83	$49.86	$47.06	$27.68

Average production volumes:
Natural gas (Mcf/d)	4,439	1,947	2,717	1,395	1,514	355	314
Oil (Bbls/d)	6,792	3,473	4,317	2,235	2,431	556	109
NGL (Bbls/d)	862	341	462	270	256	56	23
Average net production (Boe/d)	8,394	4,138	5,231	2,737	2,939	671	184

Average unit costs per Boe:
Lease operating expenses	$5.51	$10.13	$9.42	$11.27	$10.14	$11.9	$8.48
Production and other taxes	$2.48	$2.51	$2.31	$2.83	$2.37	$2.18	$—
Depletion and impairment – oil and gas properties	$11.47	$20.48	$12.71	$18.62	$15.68	$37.55	$279.99
General and administrative expenses	$2.27	$3.93	$4.07	$5.41	$5.96	$19.51	$61.18

Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018

●

Total revenues were $34.1 million for the three months ended September 30, 2019 compared to $18.7 million for the three months ended September 30, 2018, an increase of $15.3 million (approximately 82%). For the three months ended September 30, 2019, production increased 383 MBoe (approximately 103%) as compared to the prior year period, primarily due to an increase in the average number of gross wells in which Grenadier held a working interest. During the three months ended September 30, 2019 and 2018, Grenadier held working interests in an average of 107 gross wells and 62 gross wells, respectively, an increase of 45 average gross wells (73%). The increase in production was partially offset by a decrease in average realized sales price (excluding hedging) of $5.20 per Boe (approximately 10%). The decrease was predominantly due to an approximate 2% decrease in the realized price per barrel of oil, a 73% decrease in the realized price per barrel of NGL, and a 91% decrease in the realized price per Mcf of gas.

●

LOE, including cost of workovers, totaled $4.2 million and $3.8 million for the three months ended September 30, 2019 and 2018, respectively. The increase in LOE was primarily due to an increase in the average number of gross wells in which the Company held a working interest to an average of 107 gross wells from an average of 62 gross wells during the three months ended September 30, 2019 and 2018, respectively, an increase of 45 average gross wells (73%). The increase in LOE also included an increase in workover expense of $0.7 million to $1.2 million for the three months ended September 30, 2019. On a per-Boe basis, LOE was $5.51 and $10.13 for the three months ended September 30, 2019 and 2018, respectively, a decrease of $4.62 (46%).

●

Production and other taxes were $1.9 million and $0.9 million for the three months ended September 30, 2019 and 2018, respectively. The 101% increase in production taxes is primarily attributable to higher production achieved during the three months ended September 30, 2019. On a per-Boe basis, production taxes were $2.48 and $2.51 for the three months ended September 30, 2019 and 2018, respectively.

●

Depletion expense for the three months ended September 30, 2019 was $8.7 million compared to $7.6 million for the three months ended September 30, 2018.  The increase was primarily due to higher production from an increase in the average well count discussed above and an increase in the depletable base, which includes net capitalized costs in our full cost pool plus estimated future development costs.

●

G&A expenses were $1.7 million for the three months ended September 30, 2019, an increase of $0.2 million (approximately 17%) compared to the same period in 2018. The increase in G&A expenses was predominantly attributable to an increase in operational activity, including increases in employee compensation, contract labor and professional fees.

●

Gain on derivatives of $3.4 million was recognized during the three months ended September 30, 2019, compared to a $2.5 million loss for the three months ended September 30, 2018. Unrealized and realized gains and losses on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

●

Total revenues were $64.6 million for the nine months ended September 30, 2019 compared to $38.7 million for the nine months ended September 30, 2018, an increase of $25.8 million (approximately 67%). For the nine months ended September 30, 2019, production increased 681 MBoe (approximately 91%) as compared to the prior year period, primarily due to an increase in the average number of gross wells in which Grenadier held a working interest. During the nine months ended September 30, 2019 and 2018, Grenadier held working interests in an average of 95 gross wells and 49 gross wells, respectively, an increase of 46 average gross wells (93%). The increase in production was partially offset by a decrease in average realized sales price (excluding hedging) of $6.63 per Boe (approximately 13%). The decrease was predominantly due to an approximate 9% decrease in the realized price per barrel of oil, a 60% decrease in the realized price per barrel of NGL, and a 96% decrease in the realized price per Mcf of gas.

●	LOE, including cost of workovers, totaled $13.5 million and $8.4 million for the nine months ended September 30, 2019 and 2018, respectively. The increase in LOE was primarily due to an increase in the average number of gross wells in which the Company held a working interest to an average of 95 gross wells from an average of 49 gross wells, during the nine months ended September 30, 2019 and 2018, respectively, an increase of 46 average gross wells (93%). The increase in LOE also included an increase in workover expense of $0.8 million to $2.8 million for the nine months ended September 30, 2019. On a per-Boe basis, LOE was $9.42 and $11.27 for the nine months ended September 30, 2019 and 2018, respectively, a decrease of $1.85 (16%).

●

Production and other taxes were $3.3 million and $2.1 million for the nine months ended September 30, 2019 and 2018, respectively. The 56% increase in production taxes is primarily attributable to higher production achieved during the nine months ended September 30, 2019. On a per-Boe basis, production taxes were $2.31 and $2.86 for the nine months ended September 30, 2019 and 2018, respectively. The decrease is primarily due to the approximate 13% decrease in average realized sales price per Boe.

●

Depletion expense for the nine months ended September 30, 2019 was $18.2 million compared to $13.9 million for the nine months ended September 30, 2018, a $4.2 million increase, primarily due to higher production from an increase in the average well count discussed above and an increase in the depletable base, which includes net capitalized costs in our full cost pool plus estimated future development costs.

●

G&A expenses were $5.8 million for the nine months ended September 30, 2019, an increase of $1.8 million (approximately 44%) compared to the same period in 2018. The increase in G&A expenses was predominantly attributable to an increase in operational activity, including increases in employee compensation, contract labor and professional fees.

●	Loss on derivatives of $0.6 million was recognized during the nine months ended September 30, 2019, compared to a $4.1 million loss for the nine months ended September 30, 2018. Unrealized and realized gains and losses on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

●

Total revenues were $53.5 million for 2018 compared to $11.5 million for 2017, an increase of $42.0 million (approximately 364%). For the year ended December 31, 2018, production increased 828 MBoe (approximately 338%) as compared to the prior year, primarily due to an increase in the average number of gross wells in which the Company held a working interest. During the years ended December 31, 2018 and 2017, the Company held working interests in an average of 53 gross wells and 15 gross wells, respectively, an increase of 38 average gross wells (253%). In addition, the average realized sales price (excluding hedging) increased $2.80 per Boe (approximately 6%) due to an approximate 7% increase in the realized price per barrel of oil, partially offset by an approximate 10% decrease in the realized price per Mcf of gas, and a 6% decrease in the realized price per barrel of NGL.

●

LOE was $10.9 million and $2.9 million for 2018 and 2017, respectively. The $8.0 million increase (approximately 273%) primarily due to an increase in the average number or gross wells in which the Company held a working interest to an average of 53 gross wells from an average of 15 gross wells during the years ended December 31, 2018 and 2017, respectively, an increase of 38 gross wells (253%), respectively. On a per-Boe basis, LOE was $10.14 and $11.90 for 2018 and 2017, respectively.

●

Production and other taxes were $2.5 million and $0.5 million for 2018 and 2017, respectively. The 374% increase in production and other taxes is primarily attributable to increased production volumes during 2018. On a per-Boe basis, production taxes were $2.37 and $2.18 for 2018 and 2017, respectively. The increase is primarily due to the approximate 6% increase in average realized sales price per Boe.

●

Depletion expense for 2018 was $16.8 million compared to $9.2 million for 2017, a $7.6 million increase, primarily due to an increase in the depletable base, which includes net capitalized costs in our full cost pool plus estimated future development costs, and increased production from the increase in average well count discussed above.

●	G&A expenses were $6.4 million for 2018, an increase of $1.6 million (approximately 34%) compared to 2017 primarily due to increased operational activity.

●	Net gain on derivatives of $4.1 million was recognized during 2018. Grenadier did not have any derivative contracts during the year ended 2017. The net gain in 2018 consisted of $4.4 million relating to an increase in the fair value of unsettled contracts as of December 31, 2018, partially offset by $0.3 million net loss on contract settlements during the year. Net unrealized and realized gains and losses on our derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

●

Total revenues were $11.5 million for 2017 compared to $1.9 million for 2016, an increase of $9.6 million (approximately 518%). For the year ended December 31, 2017, production increased 177 MBoe (approximately 264%) as compared to the prior year, primarily due to an increase in the average number of gross wells within the Midland basin in which the Company held a working interest. During the years ended December 31, 2017 and 2016, the Company held working interests in 15 gross wells and 2 gross wells in the Midland basin, respectively, an increase of 13 gross wells (650%). The increase in Midland basin gross wells was partially offset by the sale of working interests in two Louisiana wells in June 2017. Also contributing to the increased revenues, the average realized sales price increased $19.38 per Boe (approximately 70%) due to an approximate 26% increase in the realized price per barrel of oil, an approximate 430% increase in the realized price per Mcf of gas, and a 55% increase in the realized price per barrel of NGL.

●

LOE was $2.9 million and $0.6 million for 2017 and 2016, respectively. The increase is primarily due to the increase in the number of gross wells within the Midland basin in which the Company held a working interest to an average of 15 gross wells and 2 gross wells during the years ended December 31, 2017 and 2016, respectively, an increase of 13 gross wells (650%), respectively. The increase in Midland basin gross wells was partially offset by the sale of working interests in two Louisiana wells in June 2017. On a per-Boe basis, LOE was $11.90 and $8.48 for 2017 and 2016, respectively.

●

Production and other taxes were $0.5 million and $0 for 2017 and 2016, respectively. The increase in production taxes is primarily attributable to the impact of increased production in 2017. On a per-Boe basis, production taxes were $2.18 and $0 for 2017 and 2016, respectively. The increase is partially due to the approximate 26% increase in average realized sales price per Boe.

●

Depletion expense for 2017 was $9.2 million compared to $6.4 million for 2016, a $2.8 million increase, primarily due to an increase in the depletable base, which includes net capitalized costs in our full cost pool plus estimated future development costs and increased production from the increase in average well count discussed above. Additionally, Grenadier recorded an impairment of $12.5 million during the year ended December 31, 2016.

●	Loss from sale of oil and gas properties was $12.9 million during the year ended December 31, 2017, primarily due to the sale of the Louisiana oil and gas assets.

●	G&A expenses were $4.8 million for 2017, an increase of $0.7 million (approximately 16%) compared to 2016 due to increased employee headcount attributable to the purchase of the Midland basin assets.

Liquidity and Capital Resources

Grenadier’s development and acquisition activities require it to make significant operating and capital expenditures. Grenadier’s primary use of capital has been the acquisition and development of oil, natural gas and NGL properties and facilities. As Grenadier pursues reserve and production growth, they plan to monitor which capital resources, including equity and debt financings, are available to meet future financial obligations, planned capital expenditure activities and liquidity requirements. Historically, Grenadier’s primary sources of liquidity were capital contributions from their owners, borrowings under revolving credit facilities and cash generated by operations.

Grenadier’s success in growing proved reserves and production will be highly dependent on the capital resources available to Grenadier. Grenadier’s cash capital expenditures for the nine months ended September 30, 2019 and for the year ended December 31, 2018 were $127.1 million and $103.0 million, respectively.

Grenadier intends to fund 2020 capital expenditures and cash requirements, including normal cash operating needs and commitments and contingencies through December 31, 2020, with operating cash flow, cash on hand and borrowings under its revolving credit facility. However, to the extent that Grenadier considers market conditions favorable, they may access the capital markets to raise capital from time to time to fund acquisitions and for general working capital purposes. Future cash flows are subject to a number of variables, including the level of oil and natural gas production and the prices Grenadier receives for its oil and natural gas production, and significant additional capital expenditures will be required to more fully develop the Grenadier Assets and acquire additional properties. Grenadier cannot assure you that any other needed capital will be available on acceptable terms, or at all.

Capital Expenditure Budget

Grenadier expects to fund its capital expenditures with cash generated by operations, cash on hand and borrowings under revolving credit facilities. The amount, timing and allocation of capital expenditures is largely discretionary and within the control of Grenadier, and Grenadier’s 2020 capital budget may be adjusted as business conditions warrant. Please see “Risk Factors—Risks Related to the Target Assets.” HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Commodity prices declined significantly since February 2016 and have remained low thus far in 2019. If oil or natural gas prices remain at current levels or decline further, or costs increase, Grenadier could choose to defer a significant portion of its budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and to prioritize capital projects that it believes will have the highest expected rates of return and potential to generate near-term cash flow. Grenadier routinely monitors and adjusts capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside the control of Grenadier. Any reduction in the Grenadier Assets’ capital expenditure budget could have the effect of delaying or limiting its development program, which would negatively impact its ability to grow production and could materially and adversely affect its future business, financial condition, results of operations or liquidity.

Pending completion of the business combination, Grenadier plans to continue its practice of entering into hedging arrangements to reduce the impact of commodity price volatility on cash flow from operations. Under this strategy, Grenadier expects to maintain an active hedging program that seeks to reduce exposure to commodity prices and protect cash flow. Please see “—Derivative Instruments.” HighPeak Energy similarly intends to evaluate and potentially enter into hedging arrangements to protect its capital expenditure budget and to protect its RBL borrowing base; however, HighPeak Energy will not assume any of Grenadier’s hedging arrangements.

There were no open commodity contracts at December 31, 2017. The table below summarizes Grenadier’s commodity derivative positions outstanding and the fair value of Grenadier’s commodity derivatives as of December 31, 2018.

Commodity and Period

Crude Oil	Contract Price	Counterparty	Volume Transacted	Contract Prices
January 2019 – June 2019	Collar	Cargill	11,737 – 9,430 Bbls/month	$54.00 – $63.28
January 2019 – December 2019	Collar	JPM	40,430 – 29,510 Bbls/month	$60.00 - $73.75
			1
Midland vs. Cushing Differential
February 2019 – December 2019	Swap	JPM	10,716 – 8,169 Bbls/month	$12.05
February 2019 – December 2019	Swap	JPM	23,358 – 3,181 Bbls/month	$9.35

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value
		December 31, 2018	December 31, 2017
Commodity Derivatives	Derivative Assets	$5,814,687	—
Commodity Derivatives	Derivative Liabilities	$1,408,592	—

Revolving Credit Facility

As of September 30, 2019, Grenadier’s long-term debt consisted of a revolving credit facility that matures on March 12, 2021, with outstanding borrowings of $135 million, a $160 million borrowing base, and aggregate lender commitments of $300 million. The borrowing base is redetermined semi-annually based on Grenadier’s oil and gas reserves. The next regularly scheduled borrowing base review process is expected to be completed in the second quarter of 2020.

The maturity date under Grenadier’s revolving credit facility is March 12, 2021. Borrowings bear interest based on the agent bank’s prime rate plus an applicable margin ranging from 1.25% to 2.25%, or the sum of the London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 2.25% to 3.25%. Margins vary based on the borrowings outstanding compared to the borrowing base. Additionally, Grenadier pays an annual commitment fee of 0.50% of unused borrowings available under Grenadier’s revolving credit facility.

Grenadier’s revolving credit facility will not be transferred to or assumed by HighPeak Energy.

Cash Flows from Operating, Investing and Financing Activities

The following table summarizes Grenadier’s cash flows from operating, investing and financing activities for the periods indicated. In addition to the following discussion, information regarding the individual components of these cash flow amounts are included in Grenadier’s financial statements included elsewhere in this proxy statement/prospectus.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2018	2018	2017	2016
	(in thousands)		(in thousands, unless otherwise indicated)
Cash Flow Data:
Net cash provided by operating activities	$33,516	$42,642	$37,573	$9,749	$(2,413)
Net cash used in investing activities	$(73,093)	$(102,498)	$(104,863)	$(122,585)	$(33,688)
Net cash provided by financing activities	$82,697	$54,875	$66,682	$84,178	$66,696

Nine Months Ended September 30, 2019 Compared to the Nine Months Ended September 30, 2018

Operating Activities. Net cash provided by operating activities was $33.5 million and $42.6 million for the nine months ended September 30, 2019 and 2018, respectively. Although production increased 681 MBoe (approximately 91%) from an increase in average gross wells in 2019 as compared to the prior year period, the average realized sales price decreased to $45.20 per Boe for the nine months ended September 30, 2019 from $51.83 per Boe during the nine months ended September 30, 2018.

Investing Activities. During the nine months ended September 30, 2019 and 2018, cash flows used in investing activities were $73.1 million and $102.5 million, respectively. Acquisitions and development of oil and gas properties utilized $127.1 million and advances to operators totaled $7.4 million during the nine months ended September 30, 2019. Those expenditures were partially offset by $61.5 million received from HighPeak in connection with the execution of the First Amendment to the Grenadier Contribution Agreement. Acquisitions and development of oil and gas properties utilized $97.6 million and advances to operators totaled $4.8 million during the nine months ended September 30, 2018.

Financing Activities. Net cash provided by financing activities was $82.7 million for the nine months ended September 30, 2019, an increase of $27.8 million (approximately 51%) from the nine months ended September 30, 2018. The change is a result of a net increase in borrowings under the Revolving Credit Facility of $43.0 million during the nine months ended September 30, 2019 as compared to the prior year period, partially offset by a decrease in capital contributions of $15.0 million during those periods. The borrowings of $83.0 million during the nine months ended September 30, 2019 were utilized for the development of wells within the Midland basin.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Operating Activities. Net cash provided by operating activities was $37.6 million for 2018, compared to $9.7 million of net cash provided by operating activities for 2017. Production increased 828 MBoe (approximately 338%) due to an increase of average gross wells in 2018 as compared to 2017, and the average realized sales price increased to $49.86 per Boe for 2018 compared to $47.06 per Boe during 2017.

Investing Activities. During 2018 and 2017, net cash used in investing activities totaled $104.9 million and $122.6 million, respectively. Acquisitions and development of oil and gas properties utilized $103.0 million and advances to operators totaled $4.9 million during 2018. Those expenditures were partially offset by proceeds of $3.0 million in connection with two asset exchange agreements for oil and gas properties. Acquisitions and development of oil and gas properties utilized $123.1 million and advances to operators totaled $3.0 million during 2017. Those expenditures, plus an additional $0.4 million investment in Shongaloo Midstream, were partially offset by proceeds of $2.2 million from the sale of oil and gas properties in Louisiana and proceeds of $1.6 million from the sale of Grenadier’s investment in Shongaloo Midstream.

Financing Activities. Net cash provided by financing activities was $66.7 million for 2018, a decrease of $17.5 million (approximately 21%) from 2017. The change is primarily a result of a $69.2 million decrease in capital contributions, partially offset by borrowings under the Revolving Credit Facility of $52.0 million

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Operating Activities. Net cash provided by operating activities was $9.7 million for 2017, compared to $2.4 million of net cash used in operating activities for 2016. Production increased 177 MBoe (approximately 264%) in 2017 as compared to 2016, and the average realized sales price increased to $47.06 per Boe for 2017 compared to $27.68 per Boe during 2016.

Investing Activities. During 2017 and 2016, cash flows used in investing activities were $122.6 million and $33.7 million, respectively. Acquisitions of oil and gas properties from unrelated parties totaled $123.1 million during 2017. as compared to $33.6 million during 2016.

Financing Activities. Net cash provided by financing activities during 2017 and 2016 consisted of capital contributions totaling $84.3 million and $66.8 million, respectively.

Derivative Instruments

The Grenadier Assets’ business activities expose it to risks associated with changes in the market price of oil and natural gas. As such, future earnings are subject to change due to changes in both the market price of oil and natural gas.

Grenadier uses commodity derivative agreements to reduce its risk of changes in the prices of oil and natural gas. Grenadier does not engage in speculative transactions. These derivative instruments apply to only a portion of the Grenadier Assets’ production, and provide only partial price protection against declines in oil, natural gas and NGL prices, and may partially limit the Grenadier Assets’ potential gains from future increases in prices. At September 30, 2019, derivative instruments were in place covering approximately 295,000 Boe of the Grenadier Assets’ projected Boe production from proved developed properties for the remainder of 2019. HighPeak Energy similarly intends to enter into hedging arrangements to protect its capital expenditure budget and to protect its RBL borrowing base; however, HighPeak Energy will not assume any of Grenadier’s hedging arrangements.

See Note 7 to the audited financial statements and Note 6 to the unaudited interim financial statements of Grenadier included elsewhere in this proxy statement/prospectus for additional information regarding Grenadier’s derivative instruments.

Contractual Obligations

A summary of Grenadier’s contractual obligations as of December 31, 2018 is provided in the following table.

	Payment or Settlement by Period (amounts in thousands)
Contractual Obligation	Total	2019	2020	2021	2022	2023	Thereafter
Revolving credit facility (1)	$57,879	$2,662	$2,662	$52,555	$—	$—	$—
Drilling commitments (2)	2,505	2,505	—	—	—	—	—
Asset retirement obligations	675	119		46	91	85	334
Operating leases	455	418	37	—	—	—	—
Derivative liability (3)	1,409	1,409	—	—	—	—	—
Total	$62,923	$7,113	$2,699	$52,601	$91	$85	$334

(1)	The amounts presented are based on outstanding borrowings under the revolving credit facility of $52,000,000 as of December 31, 2018 and the 5.12% weighted average interest rate on revolving credit facility borrowings for the year ended December 31, 2018.

(2)	Amounts represent commitments under drilling agreements expected to benefit the Grenadier Assets at current rates.
(3)	The liability balance shown represents the gross liability balance of derivative contracts before being offset by contracts in an asset position.

Off Balance Sheet Arrangements

As of September 30, 2019, Grenadier had no off balance sheet arrangements.

Critical Accounting Policies and Estimates—Grenadier

Equity Method Investment

Grenadier records investments where it has significant influence, but does not control the entity, under the equity method of accounting. The initial investment in the investee company is recorded at cost, and Grenadier’s share of the investee’s income or losses is recorded as equity in earnings or loss of the investee in Grenadier’s statements of operations.

Method of Accounting for oil and natural gas properties

Grenadier follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, asset retirement costs, the costs of abandoned properties, dry holes, geophysical costs and annual lease rentals are capitalized. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Any remaining investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. Grenadier reviews its remaining unevaluated properties not associated with proved reserves at least annually to determine whether the costs incurred should be transferred to the amortization base and thereby be subject to amortization. If the results of an assessment indicate that properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

The net capitalized costs of evaluated oil and gas properties are subject annually to a full cost ceiling test in which costs are not allowed to exceed their related estimated future net revenues discounted at 10%, net of tax considerations.

Asset Retirement Obligations

Grenadier accounts for its asset retirement obligations (“ARO”) in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 410, Asset Retirement and Environmental Obligations. This Statement requires the fair value of an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Under the method prescribed, the retirement obligation is recorded as a liability as its estimated present value at the asset’s inception, with the offsetting charge to the cost of oil and gas properties. Periodic accretion of the discount on the estimated liability is recorded in the statement of operations.

Other Property and Equipment

Other property and equipment are stated a cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Computer equipment and software     3 years

Furniture and fixture                           7 years

Leasehold improvements                    5 years

Repairs and maintenance are expensed as incurred while costs incurred that extend the useful life of an asset are capitalized.

Impairment of Other Property and Equipment

Grenadier’s management evaluates its other property and equipment for financial impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount of fair value, less cost to sell.

Revenue Recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability of the revenue is reasonably assured. Delivery occurs and title is transferred when production has been delivered to a pipeline or a truck. Grenadier uses the sales method of accounting for balancing of gas production and recognizes a liability if the existing proven reserves are not adequate to cover the current imbalance situation.

Income Taxes

As a limited liability company classified as a partnership for U.S. federal income tax purposes, Grenadier is not liable for federal income taxes. Grenadier’s taxable income and losses are reported in the income tax return of each member. Grenadier’s policy is to recognize interest and penalties associated with tax positions as general and administrative expenses.

Recently Issued Accounting Pronouncements

For a discussion of recent accounting pronouncements that will affect the Grenadier Assets, see Note 1 to the financial statements of the Grenadier Assets included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Grenadier is exposed to market risk, including the effects of adverse changes in commodity prices as described below. The primary objective of the following information is to provide quantitative and qualitative information about Grenadier’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil, natural gas and NGL prices. The disclosures are not meant to be precise indicators of expected future losses but rather indicators of reasonably possible losses. All of Grenadier’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

Grenadier’s major market risk exposure is in the pricing that it receives for production of oil, natural gas and NGL. Pricing for oil, natural gas and NGL has been volatile and unpredictable for several years, and Grenadier expects this volatility to continue in the future.

During the period from January 1, 2016 through September 30, 2019 the WTI spot price for oil ranged from a high of $77.41 per Bbl on June 27, 2018, to a low of $26.19 per Bbl on February 11, 2016, and the Henry Hub spot price for natural gas has ranged from a high of $6.24 per MMBtu on January 2, 2018 to a low of $1.49 per MMBtu on March 4, 2016. On September 30, 2019, the WTI spot price for crude oil was $54.09 per barrel, and the Henry Hub spot price for natural gas was $2.37 per MMBtu. The prices Grenadier receives for oil, natural gas and NGL production depend on numerous factors beyond Grenadier’s control, some of which are discussed in “Risk Factors—Risks Related to the Target Assets.” Oil, natural gas and NGL prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.

Due to this volatility, Grenadier has historically used, and, pending completion of the business combination, expect to continue to use, commodity derivative instruments, such as collars, puts and swaps, to hedge price risk associated with a portion of anticipated production. These hedging instruments allow Grenadier to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices and provide increased certainty of cash flows for its drilling program. These instruments provide only partial price protection against declines in oil and natural gas prices and may partially limit Grenadier’s potential gains from future increases in prices. HighPeak Energy similarly intends to enter into hedging arrangements to protect its capital expenditure budget and to protect its RBL borrowing base; however, HighPeak Energy will not assume any of Grenadier’s hedging arrangements.

See Note 7 to the audited financial statements and Note 6 to the unaudited interim financial statements of Grenadier included elsewhere in this proxy statement/prospectus for additional information regarding Grenadier’s derivative instruments.

Counterparty and Customer Credit Risk

The Grenadier Assets’ derivative contracts expose it to credit risk in the event of nonperformance by counterparties. One of Grenadier’s counterparties to its commodity derivative positions participates in Grenadier’s revolving credit facility, and the collateral for the outstanding borrowings under Grenadier’s revolving credit facility is used as collateral for Grenadier’s commodity derivatives. Grenadier evaluates the credit standing of its counterparties as it deems appropriate. The counterparties to Grenadier’s derivative contracts currently in place have investment grade ratings.

Grenadier’s principal exposures to credit risk are through receivables from the sale of oil and natural gas production due to the concentration of its oil and natural gas receivables with several significant customers. The inability or failure of Grenadier’s significant customers to meet their obligations to Grenadier or their insolvency or liquidation may adversely affect Grenadier’s financial results. However, Grenadier believes the credit quality of its customers is high.

Interest Rate Risk

Grenadier is exposed to market risk related to changes in interest rates, which affects the amount of interest Grenadier pays on certain of its borrowings. At September 30, 2019, Grenadier had $135.0 million of debt outstanding, with a weighted average interest rate of 5.05%. Additionally, borrowings under Grenadier’s revolving credit facility bear interest based on the agent bank’s prime rate plus an applicable margin ranging from 1.25% to 2.25% or the sum of LIBOR plus an applicable margin ranging from 2.25% to 3.25%. Margins vary based on the borrowings outstanding compared to the borrowing base. Additionally, Grenadier pays an annual commitment fee of 0.50% of unused borrowings available under its revolving credit facility. Grenadier is exposed to interest rate risk on the outstanding borrowings under its revolving credit facility. The weighted average interest rate applicable to borrowings under Grenadier’s revolving credit facility for the nine months ended September 30, 2019 and the year ended December 31, 2018 was 5.36% and 5.12%, respectively. Based on the outstanding principal amount as of September 30, 2019, an increase or decrease of 1% in the interest rate would have a corresponding increase or decrease in our interest expense of approximately $1.4 million.

MANAGEMENT AFTER THE BUSINESS COMBINATION

In connection with the Closing, we expect that Jack Hightower (Age 71) will serve as President, Chief Executive Officer and Chairman, Rodney L. Woodard (Age 64) will serve as Chief Operating Officer and Steven W. Tholen (Age 69) will serve as Chief Financial Officer of HighPeak Energy.

At the Closing, under the Stockholders’ Agreement, the HighPeak Energy Board will consist of seven members, three of which will be “independent” as defined under the NYSE listing rules. Under the HPK Business Combination Agreement, the HPK Contributors have the right until five (5) business days prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement forms a part, to designate to Pure a list of individuals that HPK wants to be appointed to the HighPeak Energy Board, effective as of the HPK Closing and listing on the NYSE. To the extent that the HPK Contributors timely deliver such a designation, Pure, HighPeak Energy and the HighPeak Energy Board will be obligated to take all necessary action to effect such appointments, and the designated directors and officers will be listed in a subsequent amendment to this proxy statement/prospectus. Following the business combination, pursuant to the Stockholders’ Agreement, for so long as the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and the Original Shares constitute at least 30% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group will be able to appoint four director nominees to HighPeak Energy’s Board. For more information on the Stockholders’ Agreement, see “—Stockholders’ Agreement”.

HighPeak Energy’s Board will be divided into three classes. Class A directors have terms that expire at the 2020 annual meeting of stockholders, Class B directors have terms that expire at the 2021 annual meeting of stockholders, and the Class C directors have terms that expire at the 2022 annual meeting of stockholders. Each of the Class A directors will serve until the 2020 annual meeting of stockholders.

After the Closing, Pure’s Sponsor and the HPK Contributors will collectively own a majority of HighPeak Energy’s voting common stock. As a result, HighPeak Energy may be a “controlled company” within the meaning of the rules of the NYSE. HighPeak Energy intends to utilize the exemptions from the NYSE corporate governance standards available to controlled companies.

Before HighPeak Energy mails definitive proxy materials to our stockholders, it will identify and provide biographical information for each of the post-combination company’s directors.

Information about the Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

The directors and executive officers of HighPeak Energy following the Closing will include:

Name	Age	Position
Jack Hightower	71	Chairman of the Board, Chief Executive Officer and President
Rodney L. Woodard	64	Chief Operating Officer
Steven W. Tholen	69	Chief Financial Officer

Jack Hightower has served as Pure’s Chairman of the Pure Board, Chief Executive Officer and President since Pure was incorporated in November 2017. Mr. Hightower has over 48 years of experience in the oil and gas industry managing multiple E&P platforms. Mr. Hightower currently serves as the Chairman of the Board and Chief Executive Officer (“CEO”) of the general partner of the HighPeak Funds, a position held since 2014. Mr. Hightower served as Chairman, President and CEO of Bluestem Energy Partners, LP (“Bluestem”) from 2011 to 2013. Prior to forming Bluestem, Mr. Hightower served as Chairman, President, and CEO of Celero Energy II, LP (“Celero II”) from 2006 to 2009 and as Chairman, President and CEO of Celero Energy, LP (“Celero”) from 2004 to 2005. Prior to forming Celero, Mr. Hightower served as Chairman, President and CEO of Pure Resources, Inc. (“Pure Resources”) (NYSE: PRS), which became the 11th largest publicly traded independent E&P company in North America. In October 2002, Unocal tendered for the Pure Resources shares it did not already own. In March 1995, Mr. Hightower founded Titan (Nasdaq: TEXP), the predecessor to Pure Resources, and served as Chairman, President and CEO. Prior to founding Titan, Mr. Hightower served as Chairman, President and CEO of Enertex Inc. (“Enertex”), the general partner and operator of record for several oil and gas partnerships from 1991 to 1994. Mr. Hightower graduated from Texas Tech University in 1970 with Bachelor of Business Administration degrees in Administrative Finance and Money, Banking & Investments.

We believe Jack Hightower is well-qualified to serve as a member of the HighPeak Energy Board due to his executive leadership and industry experience.

Rodney L. Woodard has served as Pure’s Chief Operating Officer and a director since Pure’s Inception in November 2017 and as HighPeak Energy’s Chief Operating Officer since HighPeak Energy’s inception in October 2019. Mr. Woodard has over 40 years of experience in the oil and gas industry as a CEO, Chief Operating Officer (“COO”), and leader of Engineering and Operations of numerous E&P companies. Mr. Woodard has served as the Executive Vice President & COO for the HighPeak Funds from 2017 to the present. From 2016 to 2017, Mr. Woodard presented portfolio company investment proposals to acquire and develop oil and gas assets in the Permian Basin to several private equity firms. Mr. Woodard served as the President and COO of Atlantic Resources Co., LLC (“Atlantic”) from 2015 to 2016. Prior to Atlantic, Mr. Woodard served as CEO and COO of Celero II, a Natural Gas Partners portfolio company, with operations principally in the Permian Basin from 2006 to 2015. Prior to Celero II, Mr. Woodard served as Executive Vice President and COO of Celero, a Quantum Energy Partners portfolio company from 2004 to 2006. From 2002 to 2004, Mr. Woodard was Vice President of Reserves and Evaluations with Pure Resources (NYSE: PRS) and was a co-founder of its predecessor, Titan Exploration (Nasdaq: TEXP). From 1986 to 1995, Mr. Woodard held various positions of increasing responsibility at Selma International Investments Ltd. From 1979 to 1986, Mr. Woodard held various positions at Delta Drilling Company, obtaining the position of Division Manager for West Texas. Mr. Woodard held various positions at Amoco Production Company from 1977 to 1979. Mr. Woodard graduated from The Pennsylvania State University in 1977 with a Bachelor of Science degree in Mechanical Engineering.

Steven W. Tholen is a Corporate Finance Executive with over 30 years of experience in building, leading and advising corporations through complex restructurings, purchase and sales transactions, and capital market transactions. Mr. Tholen has served as the Chief Financial Officer (“CFO”) for the HighPeak Funds since 2014. Previously, Mr. Tholen served as co-founder and Executive Vice President – Finance of Fieldco Construction Services, Inc., which provided oilfield construction services to clients throughout East Texas & Western Louisiana, from 2011 to 2014. From 2009 to 2013, Mr. Tholen served as founder and President of SDL&T Energy Partners, a source of equity & debt financing to fund energy companies and energy projects worldwide. From 2001 to 2008, Mr. Tholen was Senior Vice President & CFO of Harvest Natural Resources, Inc., an E&P company with properties in the United States, Venezuela, Indonesia, Gabon, and Russia. From 1995 to 2000, Mr. Tholen served as Vice President and CFO of Penn Virginia Corporation, an independent natural gas and oil company. From 1990 to 1995, Mr. Tholen was Treasurer/Manager of Business Administration of Cabot Oil & Gas Corporation, a North American independent natural gas producer. Mr. Tholen graduated from St. John’s University with a Bachelor of Science degree in Physics in 1971 and earned his MBA-Finance from The University of Denver, Daniels School of Business in 1979.

Stockholders’ Agreement

Concurrently with the Closing, Sponsor, HPEP I, HPEP II, HPEP III, HighPeak Warrant and Jack Hightower and each of their respective affiliates and permitted transferees (Sponsor, HPEP I, HPEP II, HPEP III and Jack Hightower, collectively, the “Principal Stockholder Group”), on the one hand, and HighPeak Energy, on the other hand, will enter into the Stockholders’ Agreement, which will govern certain rights and obligations following the Closing.

Under the Stockholders’ Agreement, the Principal Stockholder Group (as defined in the Grenadier Contribution Agreement) will be entitled, based on its percentage ownership of the total common stock outstanding immediately following the Closing (the “Original Shares”) and provided that the Original Shares constitute not less than the percentage of the then outstanding total voting securities of HighPeak Energy set forth below, to nominate a number of directors (each a “Designated Director”) for appointment to the HighPeak Energy Board as follows:

●

for so long as (i) the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and (ii) the Original Shares constitute at least 30% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to four (4) nominees, and if the Principal Stockholder Group owns less than 50% of the total outstanding voting securities, at least one nominee shall be independent as defined by applicable listing standards;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 35% but at least 25% of the Original Shares and (ii) the Original Shares constitute at least 25% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to three (3) nominees;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 25% but at least 15% of the Original Shares and (ii) the Original Shares constitute at least 15% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate up to two (2) nominees; and

●

if (i) the Principal Stockholder Group beneficially owns less than 15% but at least 5% of the Original Shares and (ii) the Original Shares constitute at least 7.5% of HighPeak Energy’s then-outstanding voting securities, the Principal Stockholder Group can designate one (1) nominee.

If at any time the Principal Stockholder Group owns less than 5% of the Original Shares or the Original Shares constitute less than 7.5% of HighPeak Energy’s then-outstanding voting securities, it will cease to have any rights to designate individuals for nomination to the HighPeak Energy Board.

For so long as the Principal Stockholder Group has the right to designate at least one director for nomination under the Stockholders’ Agreement, HighPeak Energy will take all Necessary Action (as defined therein) to ensure that the number of directors serving on HighPeak Energy’s Board shall not exceed seven (7). For so long as the Principal Stockholder Group owns a number of shares of HighPeak Energy common stock equal to at least (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of HighPeak Energy, HighPeak Energy and the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of HighPeak Energy’s Board (other than the audit committee) for which any such representative is eligible pursuant to applicable laws and the NYSE Rules (as defined therein). The Stockholders’ Agreement also includes customary restrictions on the transfer of equity securities to certain persons acquiring beneficial ownership. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group will agree not to transfer, directly or indirectly, any equity securities of HighPeak Energy for a period of 180 days after the Closing, subject to certain customary exceptions. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which the Principal Stockholder Group no longer has the right to designate an individual for nomination to the HighPeak Energy Board under the Stockholders’ Agreement and as to a member of the Principal Stockholder Group that no longer owns any of the Original Shares.

The full text of the proposed Stockholders’ Agreement is attached to this proxy statement/prospectus as Annex E.

Committees of the HighPeak Energy Board

The standing committees of HighPeak Energy post-combination will consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees will report to the HighPeak Energy Board as they deem appropriate and as the HighPeak Energy Board may request. The duties and responsibilities of these committees are set forth below. Determinations with respect to the directors expected to constitute each committee after the business combination have not yet been made; however, for so long as the Principal Stockholder Group owns in excess of 20% of its Original Shares, HighPeak Energy and the Principal Stockholder Group shall take all necessary action to cause at least one director to be included on each committee (subject to any independence requirements imposed by applicable law or by the applicable rules of any national securities exchange on which the common stock may be listed or traded).

After the Closing, Sponsor and its affiliates will collectively hold more than 50% of the voting power of HighPeak Energy voting securities for the election of directors. As a result, HighPeak Energy expects to be a controlled company within the meaning of the NYSE corporate governance standards, and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to HighPeak Energy as long as it remains a controlled company.

Audit Committee

The primary purposes of HighPeak Energy’s audit committee are to assist the HighPeak Energy Board’s oversight of:

●	audits of HighPeak Energy’s financial statements;

●	the integrity of HighPeak Energy’s financial statements;

●	HighPeak Energy’s process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

●	the qualifications, engagement, compensation, independence and performance of HighPeak Energy’s independent auditor; and

●	the performance of HighPeak Energy’s internal audit function.

Compensation Committee

The primary purposes of HighPeak Energy’s compensation committee are to assist the HighPeak Energy Board in overseeing HighPeak Energy’s management compensation policies and practices, including:

●	determining and approving the compensation of HighPeak Energy’s executive officers; and

●	reviewing and approving incentive compensation and equity compensation policies and programs.

Nominating and Corporate Governance Committee

The primary purposes of HighPeak Energy’s nominating and corporate governance committee will be to assist the HighPeak Energy Board in:

●

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the HighPeak Energy Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the HighPeak Energy Board;

●	developing, recommending to the HighPeak Energy Board and overseeing implementation of HighPeak Energy’s corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the HighPeak Energy Board, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis HighPeak Energy’s overall corporate governance and recommending improvements as and when necessary.

Code of Ethics

HighPeak Energy has adopted a Code of Business Conduct and Ethics applicable to HighPeak Energy’s directors, officers and employees. A copy of the Code of Business Conduct and Ethics will be available on the website of the post-combination company following the Closing. Any amendments to or waivers of certain provisions of HighPeak Energy’s Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver.

Post-Combination HighPeak Energy Director and Executive Officer Compensation

Determinations with respect to director and executive compensation after the business combination have not yet been made.

Executive Compensation

No executive officer has received any cash compensation for services rendered to Pure prior to the business combination. In connection with the business combination and following the contribution of HighPeak Employer to HighPeak Energy, its directors, executive officers and other employees will begin receiving compensation from HighPeak Energy. However, the amount of such compensation is not known at this time. Any compensation to be paid to HighPeak Energy’s non-employee directors and executive officers following the business combination will be determined by HighPeak Energy’s Compensation Committee.

Commencing on the date of listing of Pure’s securities on the Nasdaq through the earlier of (i) acquisition of a target business or (ii) February 21, 2020, Pure agreed to pay $10,000 per month to Pure’s Sponsor or one of its affiliates for office space, utilities and secretarial and administrative support. However, this arrangement is solely for Pure’s benefit and is not intended to provide Pure’s executive officers or directors compensation in lieu of a salary. This arrangement will cease upon the closing of the business combination.

Other than the repayment of the loan in the aggregate amount of up to $200,000 made by Pure’s Sponsor to Pure, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to Pure’s Sponsor, members of Pure’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the Initial Business Combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Pure’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Pure. For more information about the interests of Pure’s Sponsor, directors and officers in the business combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

DESCRIPTION OF HIGHPEAK ENERGY SECURITIES

The following summary of the material terms of HighPeak Energy’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. HighPeak Energy’s securities will be governed by HighPeak Energy’s A&R Charter, HighPeak Energy’s bylaws and the DGCL. We urge you to read (1) the A&R Charter, which will be adopted at the Closing, in its entirety for a complete description of the rights and preferences of HighPeak Energy’s securities and (2) HighPeak Energy’s bylaws, which will be adopted at the Closing. The following should be read in conjunction with the section entitled “Comparison of Rights of Stockholders of Pure and HighPeak Energy” beginning on page 198 of this proxy statement/prospectus.

Authorized and Outstanding Common Stock

The A&R Charter will authorize the issuance of 900,000,000 shares of HighPeak Energy common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of HighPeak Energy common stock are, and the shares of HighPeak Energy common stock issuable pursuant to the HPK Business Combination Agreement and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. As of                    ,           , there were 10,000 shares of HighPeak Energy common stock issued and outstanding, each of which was held of record by Pure.

Common Stock

Voting Power

Except otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, holders of HighPeak Energy common stock are entitled to one vote for each share held on all matters to be voted on by stockholders, including the election of directors. The HighPeak Energy Board will be divided into three classes, each of which will generally serve for a term of three (3) years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Dividends

Holders of HighPeak Energy common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the HighPeak Energy Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of HighPeak Energy, the holders of HighPeak Energy common stock will be entitled to receive an equal amount per share of all of HighPeak Energy’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of HighPeak Energy’s creditors and holders of preferred stock, if any, have been satisfied.

Preferred Stock

The A&R Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The HighPeak Energy Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The HighPeak Energy Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the voting common stock and could have anti-takeover effects. The ability of the HighPeak Energy Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of HighPeak Energy or the removal of existing management. HighPeak Energy will have no preferred stock outstanding at Closing. Although HighPeak Energy does not currently intend to issue any shares of preferred stock, HighPeak Energy cannot assure you that it will not do so in the future.

Warrants

Public Stockholders’ Warrants

In connection with the business combination, HighPeak Energy expects to assume Pure’s rights and obligations under the warrant agreement and Pure will agree to use its best efforts to cause HighPeak Energy to perform its obligations thereunder. Pursuant to the warrant agreement, after the Closing, each whole warrant will entitle the registered holder to purchase one share of HighPeak Energy common stock at a price of $11.50 per share, subject to certain adjustments, at any time commencing thirty (30) days after the completion of an Initial Business Combination. Warrants must be exercised for a whole share. The warrants will expire five (5) years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

HighPeak Energy will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to HighPeak Energy satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis and HighPeak Energy will not be obligated to issue any shares to holders seeking to exercise their warrants unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will HighPeak Energy be required to net cash settle any warrant.

HighPeak Energy will use its best efforts to file with the SEC, as soon as practicable, but in no event later than fifteen (15) business days, after the Closing, a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. HighPeak Energy will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if HighPeak Energy’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, HighPeak Energy may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event HighPeak Energy so elects, HighPeak Energy will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, HighPeak Energy may redeem the warrants:

●	in whole but not in part;

●	at a price of $0.01 per warrant;

●	upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder; and

●

if, and only if, the reported last sale price of the HighPeak Energy common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending on the third (3rd) trading day prior to the date HighPeak Energy sends the notice of redemption to the warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The fourth of the redemption criterion discussed above was implemented to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and HighPeak Energy issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the HighPeak Energy common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If HighPeak Energy calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pure, for which HighPeak Energy expects to assume such obligations under the warrant agreement at the Closing. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding warrants (including the private warrants) to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or HighPeak Energy’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Under the terms of the warrant agreement, HighPeak Energy will use its best efforts to have declared effective a prospectus relating to the shares of common stock issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, HighPeak Energy cannot assure you that it will be able to do so and, if HighPeak Energy does not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and HighPeak Energy will not be required to net cash settle or cash settle the warrant exercise.

Warrant holders may elect in writing to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, HighPeak Energy will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the Initial Business Combination (except, among other limited exceptions, to HighPeak Energy’s officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by HighPeak Energy so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in Pure’s IPO. If the private placement warrants are held by holders other than the initial purchases of the private placement warrants or their permitted transferees, the private placement warrants will be redeemable by HighPeak Energy and exercisable by the holders on the same basis as the warrants included in the units being sold in Pure’s IPO. The warrants to be issued to Grenadier at the Grenadier Closing will have substantially the same terms as the private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise prices of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the five (5) trading days ending on the trading day prior to the date of exercise. The reason that Pure agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers and their permitted transferees is because it was not known at the time whether they would be affiliated with Pure or, as is the case with HighPeak Energy, the post-business combination entity for which the warrants are registered following an Initial Business Combination. If they remain affiliated with HighPeak Energy, their ability to sell HighPeak Energy’s securities in the open market will be significantly limited. HighPeak Energy expects to have policies in place that prohibit insiders from selling HighPeak Energy’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell HighPeak Energy’s securities, an insider cannot trade in HighPeak Energy’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock issuable upon exercise of the warrants freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, HighPeak Energy and Pure believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Forward Purchase Warrants

The forward purchase warrants will have the same terms as the private placement warrants. Pursuant to the Forward Purchase Agreement Amendment, the forward purchase warrants issuable under such agreement will be reduced to 5,000,000 forward purchase warrants.

Capital Structure Prior to the Business Combination

The following is a summary of Pure’s securities as of the date of this proxy statement/prospectus, and prior to the business combination. At the Closing, the currently issued and outstanding Class B Common Stock will automatically convert by operation of law, on a one-for-one basis, into Class A Common Stock. Immediately thereafter and pursuant to the HPK Business Combination Agreement, the currently issued and outstanding Class A Common Stock will be exchanged, on a one-for-one basis, into shares of HighPeak Energy common stock in accordance with the terms of the HPK Business Combination Agreement.

Units

Each unit consists of one whole share of Class A Common Stock and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Warrants must be exercised for one whole share of Class A Common Stock. The voting common stock and warrants comprising the units began separate trading on May 25, 2018, on the Nasdaq under the symbols “PACQ” and “PACQW,” respectively. Prior to the business combination, holders will need to have their brokers contact Pure’s Transfer Agent in order to separate the units into shares of Class A Common Stock and warrants (they will automatically separate upon the Closing of the business combination and the Class A Common Stock will be exchanged for HighPeak Energy common stock and the warrants will become HighPeak Energy warrants).

Class A Common Stock

The Class A Common Stock entitles holders to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock are entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account, and any assets remaining available for distribution to them in the event that Pure does not complete an Initial Business Combination by February 21, 2020.

Founder Shares

Founder shares are identical to the shares of Class A Common Stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if Pure fails to complete its business combination by February 21, 2020, although they will be entitled to liquidating distributions from the Trust Account with respect to any shares of Class A Common Stock they hold if Pure fails to complete a business combination by such date, (iii) the founder shares are shares of Class B Common Stock that will automatically convert into shares of Class A Common Stock at the Closing, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (iv) are subject to registration rights. Pure’s initial stockholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Pure, to vote any founder shares held by them and any public shares purchased during or after Pure’s IPO in favor of the Initial Business Combination.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of the business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in Pure’s IPO and related to the Closing, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 20% of the sum of the total number of all shares of voting common stock outstanding as of the completion of Pure’s IPO plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Holders of founder shares may also elect to convert their founder shares into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to Pure’s officers and directors and other persons or entities affiliated with Sponsor, each of whom will be subject to the same transfer restrictions) until (1) with respect to 50% of the founder shares, the earlier of (a) one (1) year after the completion of the Initial Business Combination or (b) subsequent to the Initial Business Combination, if the last sale price of Pure’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Initial Business Combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of the consummation of the Initial Business Combination, or earlier, in either case, if following the completion of the Initial Business Combination, such future date on which Pure completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pure’s stockholders having the right to exchange their shares of voting common stock for cash, securities or other property.

Public Warrants

Pure’s outstanding public warrants have identical terms discussed in the foregoing with respect to the public warrants becoming those of HighPeak Energy. In connection with the business combination, the public warrants of Pure will become exercisable for HighPeak Energy common stock.

Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per public warrant (exclusive of commissions), the remaining outstanding public warrants. Such offer is to commence promptly after Pure’s announcement of its business combination and is not conditioned upon any minimum number of warrants being tendered and will be completed in connection with the Closing of the business combination.

In April 2018, an affiliate of Sponsor deposited cash funds in an amount equal to $20,700,000 with Pure’s Transfer Agent prior to the IPO Closing Date. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole warrant to holders of public warrants (excluding private placement warrants or forward purchase warrants) that tender in the tender offer for the public warrants. At any time, Sponsor or its affiliate may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of Pure’s Trust Account.

In the event Pure is unable to close an Initial Business Combination prior to February 21, 2020 (unless extended), the escrow agent will be authorized to transfer, at the same time as Pure redeems its Class A Common Stock, $1.00 per whole public warrant, to holders of its public warrants other than Sponsor and its affiliates, all other warrants will expire worthless.

Private Placement Warrants

Pure’s outstanding private placement warrants have identical terms discussed in the foregoing with respect to the private placement warrants becoming those of HighPeak Energy.

HighPeak Energy’s Transfer Agent and Warrant Agent

The Transfer Agent for HighPeak Energy’s common stock and warrant agent for HighPeak Energy’s warrants is Continental Stock Transfer & Trust Company. HighPeak Energy has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and HighPeak Energy’s A&R Charter and Bylaws

Following the Closing, HighPeak Energy will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of the business combination. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of HighPeak Energy’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of HighPeak Energy’s assets. However, the above provisions of Section 203 do not apply if:

●	the HighPeak Energy Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of HighPeak Energy’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of voting common stock; or

●

on or subsequent to the date of the transaction, the business combination is approved by the HighPeak Energy Board and authorized at a meeting of HighPeak Energy’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

HighPeak Energy’s authorized but unissued voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved voting common stock and preferred stock could render more difficult or discourage an attempt to obtain control of HighPeak Energy by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

The A&R Charter will provide that prior to the first date in which the HighPeak Group no longer collectively beneficially owns more than 50% of the outstanding HighPeak Energy voting securities, HighPeak Energy stockholders may take action by written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Before such time, any action required or permitted to be taken by HighPeak Energy’s stockholders that is approved in advance by the HighPeak Energy Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If any such action by written consent is taken then HighPeak Energy will notify its stockholders of the same.

Special Meeting of Stockholders

HighPeak Energy’s bylaws will provide that special meetings of its stockholders may be called only by a majority vote of the HighPeak Energy Board, by HighPeak Energy’s President or by HighPeak Energy’s Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

HighPeak Energy’s bylaws will provide that stockholders seeking to bring business before HighPeak Energy’s annual meeting of stockholders, or to nominate candidates for election as directors at HighPeak Energy’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at HighPeak Energy’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in HighPeak Energy’s annual proxy statement must comply with the notice periods contained therein. HighPeak Energy’s bylaws will also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude HighPeak Energy’s stockholders from bringing matters before HighPeak Energy’s annual meeting of stockholders or from making nominations for directors at HighPeak Energy’s annual meeting of stockholders.

Exclusive Forum

The A&R Charter will provide that a stockholder bringing a claim subject to the proposed Article 8 of the A&R Charter will be required to bring that claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. However, Section 22 of the Securities Act provides for concurrent federal and state court jurisdiction over actions under the Securities Act and the rules and regulations thereunder, subject to a limited exception for certain “covered class actions” as defined in Section 16 of the Securities Act and interpreted by the courts. Accordingly, HighPeak Energy believes that the exclusive forum provision in Article 8 of the A&R Charter would apply to actions arising under the Securities Act or the rules and regulations thereunder, except to the extent a particular action fell within the exception for covered class actions or an exception in the A&R Charter above otherwise applied to such action, which could occur if, for example, the action also involved claims under the Exchange Act. The A&R Charter will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, the provisions of Article 8 of the A&R Charter. Stockholders will not be deemed, by operation of Article 8 of the A&R Charter alone, to have waived claims arising under the federal securities laws and the rules and regulations thereunder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of HighPeak Energy’s affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) HighPeak Energy is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as HighPeak Energy were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six (6) months but who are HighPeak Energy’s affiliates at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

●	Sales by HighPeak Energy’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, HighPeak Energy’s initial stockholders will be able to sell their founder shares and Sponsor will be able to sell its private placement warrants, as applicable, pursuant to Rule 144 without registration one (1) year after the Initial Business Combination.

Listing of Securities

HighPeak Energy intends to apply to list its common stock and warrants on the NYSE under the symbols “HPK” and “HPKWS,” respectively, upon the Closing. Additionally, in connection with the business combination, Pure’s Common Stock, units and warrants will be delisted from the Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PURE AND HIGHPEAK ENERGY

The rights of Pure’s stockholders are currently governed by the DGCL and Pure’s Charter and Pure’s bylaws. Under the HPK Business Combination Agreement, at the closing of the Initial Business Combination, the stockholders of Pure will be entitled to receive shares of HighPeak Energy common stock. Accordingly, after the consummation of the Initial Business Combination, the rights of any former stockholder of Pure who receives shares of HighPeak Energy common stock will be governed by the DGCL, HighPeak Energy’s A&R Charter and HighPeak Energy’s bylaws.

The following discussion identifies material differences between current rights of Pure stockholders and those of HighPeak Energy’s stockholders following the business combination. The following discussions are summaries only. They do not give you a complete description of the differences that may affect you. You should also refer to the DGCL, as well as Pure’s Charter and bylaws and HighPeak Energy’s A&R Charter and bylaws. HighPeak Energy’s A&R Charter and bylaws are attached as Annex C and Annex D to this proxy statement/prospectus. For a more detailed discussion of your rights as stockholders of HighPeak Energy, you should also see “Description of HighPeak Energy’s Securities.”

	Pure	HighPeak Energy
Authorized Capital

Pure is authorized to issue 216,000,000 shares, consisting of (a) 215,000,000 shares of Common Stock, consisting of (i) 200,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (ii) 15,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (b) 1,000,000 shares of Preferred Stock, par value of $0.0001 per share.

HighPeak Energy is authorized to issue 900,000,000 shares of Common Stock, par value $0.0001 per share, 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Preferred Stock	Pure’s Charter states that directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution, as may be permitted by the DGCL.	Same.

Voting Rights

Pure’s Charter states that each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which the holders of shares of Common Stock are entitled to vote.

Same.

Number of Directors	Pure’s bylaws state that the exact number of directors shall be fixed from time to time, by the Pure Board.	HighPeak Energy’s bylaws provide that there shall be between three and ten directors.

Election of Directors	Pure’s bylaws require that the directors be elected by a plurality of the votes cast at the meeting of the stockholders.	Same.

	Pure	HighPeak Energy
Classification of Directors

Pure’s Charter states that the Pure Board shall be divided into three classes: Class A, Class B and Class C, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term.

HighPeak Energy’s A&R Charter states that the HighPeak Energy Board shall be divided into three classes: Class A, Class B and Class C. The Class A directors have a term expiring at the first annual meeting of stockholders of HighPeak Energy, the Class B directors have a term expiring at the second annual meeting of stockholders of HighPeak Energy and the Class C directors have a term expiring at the third annual meeting of stockholders of HighPeak Energy.

Manner of Acting by Board

Pure’s bylaws state that majority of the entire Pure Board shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Pure Board, except as may be otherwise specifically provided by law, the second amended and restated certificate of incorporation or the bylaws. The bylaws of Pure also permit the Pure Board to take action by unanimous written consent.

Same.

Stockholder Action by Written Consent

Pure’s bylaws permit its stockholders to take action by written consent if signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prior to the first date in which the HighPeak Group no longer collectively beneficially owns more than 50% of the outstanding HighPeak Energy voting securities, HighPeak Energy stockholders may take action by written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Removal of Directors

Pure’s bylaws state that the entire Pure Board or any individual director may be removed from office with or without cause by a majority vote of the holders of outstanding shares then entitled to vote at an election of directors.

Same.

Conversion Rights

Pure’s Charter states the shares of Class B Common Stock of Pure are convertible into shares of Class A Common Stock on a one-for-one basis and shall automatically convert into Class A Common Stock at the time of the closing of the business combination.

N/A

	Pure	HighPeak Energy
Redemption Rights

Pure’s Charter states that prior to the consummation of the Initial Business Combination, Pure shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the Initial Business Combination for cash equal to applicable redemption price per share; however Pure shall not redeem or repurchase Offering Shares to the extent that such redemption would result in Pure’s failure to have net tangible assets of at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Initial Business Combination. There shall be no redemption rights or liquidating distributions with respect to any warrant pursuant to the Offering.

N/A

Termination of Class A Common Stock

If Pure has not consummated an Initial Business Combination by February 21, 2020, Pure shall as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash.

N/A.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Pure regarding (i) the actual beneficial ownership of Pure’s voting common stock as of the record date (prior to the Initial Business Combination) and (ii) the expected beneficial ownership of shares of HighPeak Energy common stock immediately following consummation of the business combination and the PIPE Investment, assuming that no public shares of Pure are redeemed, and alternatively that 9,451,500 shares of Class A Common Stock are redeemed, in each case, by:

●

each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of Pure’s voting common stock as of the record date (prior to the Initial Business Combination) or of shares of HighPeak Energy common stock outstanding following the consummation of the business combination;

●	each of Pure’s current named executive officers and directors;

●	each person who will become a named executive officer or director of HighPeak Energy following consummation of the business combination; and

●	all current executive officers and directors of Pure, as a group, and all executive officers and directors of HighPeak Energy following consummation of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership of Pure’s Common Stock prior to the business combination is based on 48,156,000 shares of voting common stock outstanding as of                      , 2019, of which 37,806,000 shares were Class A Common Stock and 10,350,000 shares were Class B Common Stock.

The expected beneficial ownership of shares of HighPeak Energy common stock immediately following the business combination, in both redemption scenarios, assumes that:

(i)	the Closing occurs on or before December 31, 2019;

(ii)	the HPK Closing occurs prior to the Grenadier Closing;

(iii)	at the Closing, adjustments to the consideration payable to the HPK Contributors or Grenadier, as applicable, under the Business Combination Agreements were calculated assuming:

(a)

net working capital, overhead expenses and other items spent by the applicable entity since their respective August 1, 2019 and June 1, 2019 effective dates through a Closing on December 31, 2019 will collectively total an aggregate of $105 million;

(b)

HPK will have approximately $39 million of cash immediately prior to the HPK Closing, which is based on anticipated additional investments in HPK by the HPK Contributors prior to the business combination closing;

(c)	the Grenadier purchase price deposits made previously by HighPeak Assets II or its affiliates total $61.5 million plus any interest earned thereon;

(d)	cancelled loans will consist of approximately $6 million of Sponsor Loans through Closing on December 31, 2019;

(e)	transaction expenses will be approximately $40 million; and

(f)	there are no other material adjustments to the consideration payable to the HPK Contributors or Grenadier under the Business Combination Agreements.

(iv)	at the Closing, the PIPE Investors purchase 20,000,000 shares of HighPeak Energy common stock, in the aggregate, for aggregate gross proceeds of $200 million to HighPeak Energy;

(v)

at the Closing, HPEP II and HPEP III purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants pursuant to the Forward Purchase Agreement Amendment, for aggregate gross proceeds of $150 million;

(vi)	at the Closing, Grenadier will receive 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants pursuant to the Grenadier Contribution Agreement;

(vii)	no public stockholders elect to have their shares redeemed;

(viii)	no member of the HighPeak Group purchases shares of Class A Common Stock or HighPeak Energy common stock in the open market;

(ix)	there are no other issuances of equity interests of Pure or HighPeak Energy prior to or in connection with the Closing; and

(x)	no warrants are tendered for purchase in the warrant tender offer.

If the actual facts are different than HighPeak Energy’s assumptions, the voting and economic interests of HighPeak Energy stockholders and other estimates set forth in this proxy statement/prospectus will differ from those set forth in this proxy statement/prospectus and such differences may be material.

For example, unless waived by the parties to the HPK Business Combination Agreement, it is a condition to closing under the HPK Business Combination Agreement that HighPeak Energy shall have not less than $275 million of Available Liquidity (as defined in the HPK Business Combination Agreement), which amount is measured at Closing and includes amounts available for borrowing under any debt facility, including HighPeak Energy’s anticipated RBL Facility. As a result, the business combination could still close if there were, among other things, significant redemptions by public stockholders, significantly lower cash contributed through HPK than assumed above or a later closing date than assumed above, each of which could have a significant impact on the voting and economic interests of HighPeak Energy stockholders and the liquidity of HighPeak Energy. See “Risk Factors—Risks Related to HighPeak Energy and the Business Combination—Due to a variety of factors, some of which are beyond its control, HighPeak Energy may have lower liquidity at Closing than currently expected. This may cause HighPeak Energy to increase its borrowings to fund capital expenditures or decrease its future capital expenditures, which could impact HighPeak Energy’s balance sheet and ability to develop its oil and gas assets.”

The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares (or options to acquire shares) under the LTIP.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

			HighPeak Energy Post Business Combination
	Prior to business combination		Assuming No Redemption		Assuming Illustrative Redemption
Name and Address of Beneficial Owners	Number of Shares(1)%		Number of Shares	%	Number of Shares	%
Jack Hightower(2)	10,206,000	21.2%	112,690,279	60.8%	112,690,279	64.0%
Rodney L. Woodard	—	—	—	—	—	—
Steven W. Tholen	—	—	—	—	—	—
Sylvia K. Barnes	48,000	*	48,000	*	48,000	*
M. Gregory Colvin	48,000	*	48,000	*	48,000	*
Jared S. Sturdivant	48,000	*	48,000	*	48,000	*
HighPeak Pure Acquisition, LLC(3)	10,206,000	21.2%	10,206,000	5.5%	10,206,000	5.8%
Weiss Asset Management LP(4)	3,072,700	6.4%	3,072,000	1.7%	3,072,000	1.7%
HighPeak Energy Partners I, LP	—	—	39,367,926	21.2%	39,367,926	22.3%
HighPeak Energy Partners II, LP(5)	—	—	46,827,926	25.2%	46,827,926	26.6%
HighPeak Energy Partners III, LP(5)	—	—	16,248,428	8.8%	16,248,428	9.2
Grenadier Energy Partners II, LLC(6)	—	—	18,260,000	9.8%	18,260,000	10.4%
PIPE Purchasers	—	—	20,000,000	10.8%	20,000,000	11.4%
All directors and executive officers as a group (six individuals)	10,350,000	21.5%	112,834,279	60.8%	112,834,279	64.0%

*	Less than one percent.
(1)	Unless otherwise indicated, the shares referenced in this column are shares of Class B Common Stock.
(2)

Represents shares held by HighPeak Pure Acquisition, LLC, of which this individual, as a manager, may be deemed to have or share voting and dispositive power over such shares. Mr. Hightower disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest.

(3)

Sponsor is the record holder of the shares reported herein. Sponsor is a wholly owned subsidiary of HPEP I. HP GP I is the sole general partner of HPEP I. HighPeak GP, LLC is the sole general partner of HP GP I. Jack Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by Sponsor. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(4)

Includes Class A Common Stock beneficially held by Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), WAM GP LLC, a Delaware limited liability company (“WAM GP”) and Andrew M. Weiss, Ph.D., a United States citizen (“Andrew Weiss”), based solely on the Schedule 13G filed jointly by Weiss Asset Management, WAM GP and Andrew Weiss with the SEC on February 14, 2019. The business address of each of Weiss Asset Management, WAM GP and Andrew Weiss is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.

(5)

We expect HighPeak Energy Partners II, LP and HighPeak Energy Partners III, LP will collectively own 15,000,000 shares of HighPeak Energy common stock, pursuant to their purchase of such shares under the Forward Purchase Agreement, representing an approximate 8% economic interest and an approximate 8% voting interest upon the consummation of the business combination.

(6)	Includes 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to be issued pursuant to the Grenadier Contribution Agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

HPK Business Combination Agreement

HighPeak Energy and Pure have entered into the HPK Business Combination Agreement, dated November 27, 2019, pursuant to which, among other things and subject to the terms and conditions contained therein, (i) MergerSub will merge with and into Pure, with Pure surviving as a wholly owned subsidiary of HighPeak Energy, (ii) each outstanding share of Class A Common Stock and Class B Common Stock of Pure will be converted into the right to receive one share of HighPeak Energy common stock, other than certain shares held by Pure’s Sponsor that will be forfeited prior to the merger, (iii) the HPK Contributors will contribute their limited partner interests in HPK to HighPeak Energy in exchange for HighPeak Energy stock for total consideration of 71,150,000 shares of HighPeak Energy common stock, subject to the adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement” and the general partner interest in HPK to either HighPeak Energy or a wholly owned subsidiary of HighPeak Energy for no consideration, and directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of HighPeak Energy common stock, (iv) all Sponsor Loans, if any, will be cancelled upon the HPK Closing, and (v) following the consummation of the transactions contemplated by the Grenadier Contribution Agreement, for total consideration of approximately $465 million in cash, 15,760,000 shares of HighPeak Energy common stock and 2,500,000 warrants to purchase HighPeak Energy common stock at the Closing, subject to adjustments described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Grenadier Contribution Agreement,” HighPeak Energy will cause HPK to merge with and into the Surviving Corporation (as successor to Pure) with all interests in HPK being cancelled for no consideration. For more information regarding the HPK Business Combination Agreement, please see “Proposal No. 1—The Business Combination Proposal—The HPK Business Combination Agreement.”

Related Party Loans

Extension and Sponsor Loans

Pure’s Sponsor has agreed to loan, or cause an affiliate to loan, Pure $0.033 for each share of Class A Common Stock issued in the IPO that was not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) needed to complete an Initial Business Combination from October 17, 2019 until February 21, 2020. As of November 18, 2019, an aggregate of $2,495,196 had been deposited into the Trust Account, representing a $0.033 payment for each share of Class A Common Stock outstanding.

The amount of the Sponsor Loan will not bear interest and will be repayable to the Sponsor upon consummation of the business combination in cash; provided, however, that Sponsor or its affiliates may, at its option, convert each $1.00 outstanding of the Sponsor Loan into one warrant to purchase a share of HighPeak Energy common stock on the same terms and conditions as the warrants issued by Pure to Sponsor in connection with the IPO. Pure’s Sponsor or its affiliate will have sole discretion to determine whether to continue extending for additional months until February 21, 2020, and if Sponsor determines not to continue extending for additional months, its obligation to make additional Sponsor Loans will terminate and Pure will dissolve and liquidate in accordance with its Charter. As of November 18, 2019, HighPeak Holdings has made $2,495,196 of Extension Loans to us and we contemplate we will need an aggregate of $5.0 million of Extension Loans from Sponsor or an affiliate assuming a January 31, 2020 closing.

On October 10, 2019, Pure’s stockholders approved the Extension from October 17, 2019 to February 21, 2020. In connection with the Extension approved on October 10, 2019, 3,594,000 shares were redeemed, for a total value of $36,823,301.

In addition, on October 24, 2019, HighPeak Holdings loaned Pure an additional $450,000 for certain transaction expenses incurred in connection with the business combination.

Our Sponsor intends for all Sponsor Loans to be cancelled in connection with the HPK Closing.

Related Party Note

Sponsor loaned Pure $200,000 under an unsecured promissory note to cover a portion of Pure’s expenses related to Pure’s formation and IPO. This note was non-interest bearing and was repaid in full on the date of the consummation of the IPO.

Sponsor, officers, directors or their affiliates may, but are not obligated to, loan Pure funds as may be required. If Pure consummates the business combination, Pure would repay such loaned amounts. In the event the business combination does not close, Pure may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from Pure’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.00 per private placement warrant at the option of the lender.

Founder Shares

In connection with the organization of Pure, a total of 10,062,500 shares of Class B Common Stock were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000. In March 2018, Pure’s Sponsor returned to Pure, at no cost, an aggregate of 1,437,500 founder shares, which Pure cancelled, leaving an aggregate of 8,625,000 founder shares outstanding. In March 2018, Pure’s Sponsor transferred 40,000 founder shares to each of Pure’s three independent director nominees resulting in a total of 120,000 founder shares transferred to Pure’s independent director nominees. In April 2018, Pure effected a stock dividend of 0.2 shares of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in Pure’s Sponsor and independent director nominees holding an aggregate of 10,350,000 founder shares. The Sponsor will forfeit 760,000 founder shares immediately prior to the Merger Effective Time pursuant to the terms of the Sponsor Support Agreement.

Founder shares are identical to the shares of Class A Common Stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) Pure’s Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if Pure fails to complete the Initial Business Combination by February 21, 2020, although they will be entitled to liquidating distributions from the Trust Account with respect to any shares of Class A Common Stock they hold if Pure fails to complete the Initial Business Combination by such date, (iii) the founder shares are shares of Pure’s Class B Common Stock that will automatically convert into shares of Class A Common Stock at the time of the Initial Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (iv) are subject to registration rights. Pure’s initial stockholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Pure, to vote any founder shares held by them and any public shares purchased during or after Pure’s IPO in favor of the Initial Business Combination.

In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in Pure’s IPO and related to the Closing, the ratio at which shares of Class B Common Stock shall convert into shares of HighPeak Energy common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of HighPeak Energy common stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 20% of the sum of the total number of all shares of voting common stock outstanding as of the completion of Pure’s IPO plus all shares of HighPeak Energy common stock and equity-linked securities issued or deemed issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to any contributor in the business combination. This conversion adjustment has been waived with respect to the shares issued pursuant to the PIPE Investment. Holders of founder shares may also elect to convert their founder shares into an equal number of shares of HighPeak Energy common stock, subject to adjustment as provided above, at any time.

Pursuant to the terms of merger contemplated by the HPK Business Combination Agreement, each of the shares of Class B Common Stock will convert into shares of HighPeak Energy common stock upon the consummation of the business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In addition, all of the additional equity being issued in connection with the business combination pursuant to the PIPE Investment and the Forward Purchase Agreement will be issued directly by HighPeak Energy, not Pure. As such, the conversion and anti-dilution provisions of Pure’s Charter will not be implicated by the business combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until (1) with respect to 50% of the founder shares, the earlier of (a) one (1) year after the completion of the Initial Business Combination or (b) subsequent to the Initial Business Combination, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing after our Initial Business Combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of the consummation of our Initial Business Combination or earlier, in either case, if following the completion of our Initial Business Combination, such future date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of voting common stock for cash, securities or other property.

Forward Purchase Agreement

Pure entered into the Forward Purchase Agreement with HPEP I, pursuant to which HPEP I agreed to purchase up to 15,000,000 shares of Class A Common Stock and 7,500,000 forward purchase warrants, referred to as the “forward purchase securities,” in connection with an Initial Business Combination. At or prior to the closing of the business combination, pursuant to the Forward Purchase Agreement Amendment, HPEP I will assign its rights and obligations under the Forward Purchase Agreement to HPEP II and HPEP III, and Pure will assign its rights and obligations under the Forward Purchase Agreement to HighPeak Energy and the parties will amend the Forward Purchase Agreement to provide for the sale and purchase of shares of common stock and warrants of HighPeak Energy instead of Pure and reduce the number of warrants received by the purchasers from 7,500,000 warrants to 5,000,000 warrants, in each case, pursuant to the Forward Purchase Agreement Amendment. At the Closing, HPEP II and HPEP III will purchase an aggregate 15,000,000 shares of HighPeak Energy common stock and 5,000,000 forward purchase warrants for aggregate gross proceeds of $150 million. HPEP I is affiliated with Pure’s Sponsor and HighPeak Energy’s management team and has acquired and will operate oil and gas assets including oil and gas reserves; leasehold, working, net profits, mineral and royalty interests; tertiary recovery reserves; and gas processing plants and pipelines located primarily in North America. HPEP II and HPEP III’s obligation to purchase the forward purchase securities is conditioned on, among other things, the consummation of the Initial Business Combination with a company engaged in a business within the investment objectives of HPEP I. HPEP II and HPEP III’s commitment is limited to aggregate gross proceeds to HighPeak Energy to enable HighPeak Energy to consummate the Initial Business Combination and pay related fees and expenses, after first applying amounts available to HighPeak Energy from the Trust Account (after giving effect to any redemptions of Class A Common Stock held by public stockholders) and any other equity financing source obtained by Pure for such purpose at or prior to the consummation of the Initial Business Combination, less the total purchase price of the public warrants tendered pursuant to the Extension tender offer, plus any additional amounts mutually agreed by HPEP II, HPEP III and HighPeak Energy to be retained by HighPeak Energy for working capital and other purposes. The proceeds from the forward purchase securities may be used as part of the consideration to the contributors in the Initial Business Combination, expenses in connection with the Initial Business Combination, debt reduction, purchases of HighPeak Energy’s securities or for working capital in the post-business combination company.

The shares of HighPeak Energy common stock received as part of the forward purchase securities acquired pursuant to the Forward Purchase Agreement Amendment will be identical to the HighPeak Energy common stock issued in the business combination, except the shares acquired pursuant to the Forward Purchase Agreement Amendment will be subject to transfer restrictions and certain registration rights. The warrants received as part of the forward purchase securities purchased pursuant to the Forward Purchase Agreement Amendment will have the same terms as the private placement warrants so long as they are held by HPEP II, HPEP III or their permitted transferees. Any warrant received pursuant to the Forward Purchase Agreement and held by a holder other than HPEP II, HPEP III or their permitted transferees will have the same terms as the warrants included in the units sold in Pure’s IPO.

HPEP II and HPEP III has the right to transfer all or a portion of its rights and obligations under the Forward Purchase Agreement to permitted transferees, subject to HighPeak Energy’s consent and compliance with applicable securities laws.

Tender Offer for Public Warrants by Pure’s Sponsor or an Affiliate

HPEP II, and certain other affiliates, committed to offer to purchase, at $1.00 per public warrant (exclusive of commissions), the outstanding public warrants in a tender offer following the filing of Pure’s preliminary proxy statement on September 10, 2019. The public warrant tender offer was not conditioned upon any minimum number of public warrants being tendered or any particular outcome on the vote of the Extension Amendment. On October 10, 2019, Pure’s stockholders approved the Extension from October 17, 2019 to February 21, 2020. Pure requested the Extension in order to complete the business combination. In connection with the Extension approved on October 10, 2019, 3,594,000 shares of Class A Common Stock were redeemed, for a total value of $36,823,301, and 248,000 warrants were tendered, for a total value of $248,000.

Pure’s Sponsor has committed to offer, or cause an affiliate to offer to purchase, at $1.00 per public warrant (exclusive of commissions), the remaining outstanding public warrants that would commence promptly following the announcement of an Initial Business Combination.

An affiliate of Pure’s Sponsor has deposited cash funds in an amount of $20,700,000 with Continental Stock Transfer & Trust Company. At any time, Pure’s Sponsor or its affiliates may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. The funds held in the escrow account may be used (or the letter of credit may be drawn upon) to pay $1.00 per public warrant to holders of public warrants (excluding private placement warrants or forward purchase warrants) that tender in the tender offer for the public warrants. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of Pure’s Trust Account.

In the event Pure is unable to close an Initial Business Combination prior to February 21, 2020 (unless extended), the escrow agent will be authorized to transfer, at the same time Pure redeems its public Class A Common Stock, $1.00 per whole public warrant to holders of Pure’s public warrants other than Pure’s Sponsor and its affiliates, and all other warrants will expire worthless.

Following the tender offer or payment to holders of public warrants described above, any amounts remaining in the escrow account will be returned to Pure’s Sponsor or its affiliate.

Private Placement Warrants

Pure’s Sponsor purchased, pursuant to a written subscription agreement, 10,280,000 private placement warrants (for a total purchase price of $10,280,000) from Pure. Pursuant to the warrant agreement and following the completion of the business combination, each outstanding private placement warrant will entitle the holder thereof to purchase one share of HighPeak Energy common stock at an exercise price of $11.50 per share, subject to certain adjustments. The private placement warrants are identical to the warrants attached to the units sold in Pure’s IPO except the private placement warrants: (i) will not be redeemable by HighPeak Energy and (ii) may be exercised for cash or on a cashless basis, so long as they are held by Sponsor or any of its permitted transferees. Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until after the completion of Pure’s Initial Business Combination. The Grenadier private placement warrants will have terms substantially similar to the private placement warrants issued to Pure’s Sponsor.

Registration Rights

Concurrently with the Closing, HighPeak Energy and the Holders (as defined therein) will enter into the Registration Rights Agreement, pursuant to which HighPeak Energy will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act all or any portion of the shares of common stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon the exercise of the Redemption Right or the conversion, exchange or redemption of any other Registrable Security. HighPeak Energy has agreed to file and cause to become effective a registration statement covering the Registrable Securities held by such Holder making a demand for registration, provided that no fewer than the amount of Registrable Securities representing the lesser of (i) $50 million or (ii) all Registrable Securities owned by such Holder, as applicable, are covered under the Holder’s demand for registration. Although Grenadier can submit such a request at any time after the Closing, the other Holders may only do so beginning ninety (90) days after the Closing. Under the Registration Rights Agreement, the Holders will also have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by HighPeak Energy. Subject to customary exceptions, Holders will also have the right to request one or more underwritten offerings of Registrable Securities, provided, that, collectively, Holders may not request more than one underwritten offering in any three month period and each such offering include a number of Registrable Securities equal to the lesser of (i) $50 million and (ii) all of the Registrable Securities owned by such Holders as of the date of the request. In the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, HighPeak Energy may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. HighPeak Energy may not delay or suspend a registration statement on more than two occasions for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period.

Pursuant to the Forward Purchase Agreement Amendment, HighPeak Energy agreed to use its commercially reasonable efforts to file within thirty (30) days after the closing of the Initial Business Combination a registration statement registering the resale of the forward purchase securities and to cause such registration statement to be declared effective as soon as possible after it is filed.

Administrative Services Agreement

Commencing on the date of the listing of Pure’s securities on the Nasdaq through the consummation of the Initial Business Combination, Pure has agreed to pay Pure’s Sponsor or one of its affiliates $10,000 per month through the earlier of the consummation of an Initial Business Combination by Pure or Pure’s liquidation to entice Pure’s Sponsor to make available to Pure certain general and administrative services, including office space, utilities and administrative support, as Pure may require from time to time.

Sponsor Support Agreement

In connection with entering into the HPK Business Combination Agreement, Pure and Sponsor entered into the Sponsor Support Agreement, pursuant to which Pure’s Sponsor will forfeit 760,000 founder shares for no consideration in connection with the corresponding issuance by HighPeak Energy of 760,000 shares of HighPeak Energy common stock to be transferred to Grenadier. For more information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

Related Party Payments

Pure’s Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Pure’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Pure’s, and after the completion of the business combination, HighPeak Energy’s audit committee will review on a quarterly basis all payments made to Pure’s Sponsor, officers, or directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Pure’s behalf. It is expected that such payments in connection with the business combination will equal approximately $100,000.

After the Initial Business Combination, members of Pure’s management team who remain with HighPeak Energy, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Pure’s stockholders. It is unlikely the amount of such compensation will be known at the time of the stockholder meeting held to consider the Initial Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Related Party Policy

HighPeak Energy’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) HighPeak Energy or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of HighPeak Energy’s shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

HighPeak Energy’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent it enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to HighPeak Energy than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction.

HOUSEHOLDING INFORMATION

Unless HighPeak Energy has received contrary instructions, HighPeak Energy may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if HighPeak Energy believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce HighPeak Energy’s expenses. However, if stockholders prefer to receive multiple sets of HighPeak Energy’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Pure’s disclosure documents, the stockholders should follow these instructions:

●

If the shares are registered in the name of the stockholder, the stockholder should contact HighPeak Energy at its offices at HighPeak Energy, Inc., 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102 to inform Pure of his or her request; or

●	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for HighPeak Energy by Hunton Andrews Kurth LLP, Houston, Texas.

EXPERTS

The balance sheet of HighPeak Energy as of October 29, 2019 included in this proxy statement/prospectus has been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of HighPeak Energy to continue as a going concern, as described in Note 1 to the financial statements) and is included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Pure Acquisition Corp. as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from November 13, 2017 (Inception) to December 31, 2017 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Pure Acquisition Corp. to continue as a going concern, as described in Note 1 to the financial statements) and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Grenadier Energy Partners II, LLC, as of December 31, 2018 and 2017, and the related statements of operations, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2018 included in this proxy statement/prospectus have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HighPeak Energy Partners, LP, as of December 31, 2018 and 2017, and the related statements of operations, partners’ equity and cash flows for the year ended December 31, 2018 and for the period from October 26, 2017 (inception) to December 31, 2017 included in this proxy statement/prospectus have been audited by Weaver and Tidwell, L.L.P., independent auditors, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of HighPeak Energy Partners II, LP, as of December 31, 2018, and the related statements of operations, partners’ equity and cash flows for the period from September 11, 2018 (inception) to December 31, 2018 included in this proxy statement/prospectus have been audited by Weaver and Tidwell, L.L.P., independent auditors, as stated in their report appearing herein and are included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The information included herein regarding estimated quantities of proved reserves of Grenadier Energy Partners II, LLC, the future net revenues from those reserves and their present value as of December 31, 2018, is based on the proved reserves report prepared by Netherland, Sewell & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.

The information included herein regarding estimated quantities of proved reserves of Grenadier Energy Partners II, LLC, HighPeak Energy Assets, LLC and HighPeak Energy Assets II, LLC, the future net revenues from those reserves and their present value as of August 1, 2019, are based on the proved reserves reports prepared by Cawley, Gillespie & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.

The information included herein regarding estimated quantities of proved reserves of HighPeak Energy Assets, LLC and HighPeak Energy Assets II, LLC, the future net revenues from those reserves and their present value as of December 31, 2018, are based on the proved reserves reports prepared by Cawley, Gillespie & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.

SUBMISSION OF STOCKHOLDERS PROPOSALS

The Pure Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Pure files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Pure’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact Pure’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali, LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call: (800) 662-5200
Banks and brokers call: (203) 658-9400
Email: PACQ.info@morrowsodali.com

You may also obtain these documents without charge by requesting them in writing or by telephone from the proxy solicitation agent by using the contact information above.

If you are a Pure stockholder and would like to request documents, please do so by                    ,           , in order to receive them before the special meeting. If you request any documents from Pure, Pure will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Pure and the Contributors has been supplied by Pure and the Contributors, respectively. Information provided by either Pure and the Contributors does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Pure for the special meeting. Pure has not authorized anyone to give any information or make any representation about the business combination, Pure or the Contributors that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

HighPeak Energy Partners, LP
Independent Auditor’s Report	F-79
Audited Consolidated Balance Sheets as of December 31, 2018 and 2017	F-81
Audited Consolidated Statements of Operations for the Year Ended December 31, 2018 and the Period from October 26, 2017 (Inception) to December 31, 2017	F-82
Audited Consolidated Statements of Changes in Partners’ Capital for the Year Ended December 31, 2018 and the Period from October 26, 2017 (Inception) to December 31, 2017	F-83
Audited Consolidated Statements of Cash Flows for the Year Ended December 31, 2018 and the Period from October 26, 2017 (Inception) to December 31, 2017	F-84
Notes to the Audited Consolidated Financial Statements	F-85
Unaudited Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018	F-94
Unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2019 and 2018	F-95
Unaudited Consolidated Statements of Changes in Partners’ Capital for the Nine Months Ended September 30, 2019 and 2018	F-96
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2019 and 2018	F-97
Notes to the Unaudited Consolidated Financial Statements	F-98

HighPeak Energy Partners II, LP
Independent Auditor’s Report	F-107
Audited Consolidated Balance Sheet as of December 31, 2018	F-109
Audited Consolidated Statement of Operations for the Period from September 11, 2018 (Inception) to December 31, 2018	F-110
Audited Consolidated Statement of Changes in Partners’ Capital for the Period from September 11, 2018 (Inception) to December 31, 2018	F-111
Audited Consolidated Statement of Cash Flows for the Period from September 11, 2018 (Inception) to December 31, 2018	F-112
Notes to the Audited Consolidated Financial Statements	F-113
Unaudited Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018	F-120
Unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2019	F-121
Unaudited Consolidated Statements of Changes in Partners’ Capital for the Nine Months Ended September 30, 2019	F-122
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2019	F-123
Notes to the Unaudited Consolidated Financial Statements	F-124

Report of Independent Registered Public Accounting Firm

To the Stockholder and the Board of Directors of

HighPeak Energy, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of HighPeak Energy, Inc. (the "Company") as of October 29, 2019, and the related notes (collectively referred to as the "financial statement"). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of October 29, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statement, if the Parent is unable to complete a Business Combination by the close of business on February 21, 2020, then the Parent will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2019.

New York, New York

November 11, 2019

HighPeak Energy Inc.

Balance Sheet

October 29, 2019

ASSETS
Cash	$-
TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDER'S EQUITY
Total liabilities	$-
Stockholder's equity:
Common stock, $0.0001 par value; 10,000 shares authorized, issued and outstanding	1
Stock subscription receivable from Pure Acquisition Corp.	(1)
Total stockholder's equity	-
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$-

The accompanying notes are an integral part of this balance sheet

HighPeak Energy, Inc.

Notes to Balance Sheet

October 29, 2019

Note 1 – Description of Organization and Business Operations

Business Operations

HighPeak Energy, Inc. (the "Company'') is a Delaware corporation formed as a wholly owned subsidiary of Pure Acquisition Corp. (the “Parent”) on October 29, 2019 (date of inception). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issues 10,000 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the holding company of the Parent in connection with a contemplated business combination between the Parent and a target company. The Company has no prior operating activities.

Going Concern

The Company is a wholly owned subsidiary of the Parent. The Parent has until February 21, 2020 to complete its initial business combination. If the Parent is unable to complete the initial business combination by February 21, 2020, the Parent must cease all operations and dissolve and liquidate under Delaware law.

This mandatory liquidation and subsequent dissolution of the Parent if an initial business combination is not completed by February 21, 2020 raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate.

Note 2 - Significant Accounting Policies

Basis of Presentation

 This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of October 29, 2019. Separate Statements of Operations, Changes in Stockholder’s Equity and of Cash Flows have not been presented because the Company has no business transactions or activities to date, except for the initial capitalization of the Company which was funded by a receivable from the Parent. In this regard, general and administrative costs associated with the formation and daily management of the Company have been determined to be insignificant.

In preparing the accompanying balance sheet, the Company considered disclosures of events occurring after October 29, 2019, until the issuance of the balance sheet.  Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

Use of estimates

 The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

 The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of October 29, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

 Note 3 – Related Party Transactions

The receivable from the Parent represents an amount of one dollar due for the issuance of 10,000 shares of $0.0001 par value common stock issued to the Parent. Prior to payment by the Parent, this receivable will be recorded as a reduction of stockholder’s equity.

Formation costs, estimated to be about $1,000, will be paid by the Parent.

Note 4 – Stockholder’s Equity

The Company is authorized to issue up to 10,000 shares of common stock with a par value of $0.0001 per share. At October 29, 2019, there were 10,000 shares of common stock issued and outstanding. Each share has one voting right.

F-4

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Pure Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Pure Acquisition Corp. (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows, for the year ended December 31, 2018 and for the period from November 13, 2017 (Inception) to December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from November, 13, 2017 (Inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on October 16, 2019, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2017.

New York, New York

February 8, 2019

Pure Acquisition Corp.

Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$734,894	$25,000
Prepaid expenses	3,023	-
Total current assets	737,917	25,000
Other assets:
Marketable securities held in Trust Account	418,727,517	-
Deferred offering costs	-	206,360
Total other assets	418,727,517	206,360
TOTAL ASSETS	$419,465,434	$231,360
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued formation and offering costs	$-	$212,241
Accrued expenses	39,867
Accrued taxes payable	357,759	-
Total current liabilities	397,626	212,241

Class A common stock subject to possible redemption; 41,400,000 at redemption value of $10 per share)	414,000,000	-

Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, none issued and outstanding (excluding 41,400,000 and -0- shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	—	—
Class B common stock, $0.0001 par value; 15,000,000 shares authorized, 10,350,000 issued and outstanding as of December 31, 2018 and 2017, respectively	1,035	1,035
Additional paid-in capital	797,383	23,965
Retained earnings (accumulated deficit)	4,269,390	(5,881)
Total stockholders' equity	5,067,808	19,119
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$419,465,434	$231,360

The accompanying notes are an integral part of these financial statements

Pure Acquisition Corp.

Statements of Operations

	For the Year Ended December 31, 2018	For the period November 13, 2017 (Inception) to December 31, 2017
Revenues	$-	$-

Expenses:
Administrative expenses	86,000	-
General expenses	88,737	5,881
Franchise taxes	144,845	-
Total operating expense	319,582	5,881
Loss from operations	(319,582)	(5,881)
Other income - investment income on Trust Account	5,777,767	-
Net income (loss) before income tax provision	5,458,185	(5,881)
Income tax provision	1,182,914	-
Net income (loss) attributable to common shares	$4,275,271	$(5,881)
Weighted average shares outstanding:
Class A common stock	41,400,000	-
Class B common stock	10,350,000	10,350,000
Net income per share:
Basic and diluted income per common share, Class A	$0.11	$-
Basic and diluted loss per common share, Class B	$(0.01)	$(0.00)

The accompanying notes are an integral part of these financial statements

Pure Acquisition Corp.

Statement of Changes in Stockholders’ Equity

						Retained
					Additional	Earnings
	Class A Common Stock		Class B Common Stock		Paid-in	(Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity

Balance, November 13, 2017 (Inception)
Issuance of Class B common stock to Sponsor			10,350,000	$1,035	$23,965
Net loss						$(5,881)
Balance, December 31, 2017		-	10,350,000	$1,035	$23,965	$(5,881)	$19,119
Sale of Class A common stock to public	41,400,000	4,140			413,995,860	-	414,000,000
Underwriting commissions and offering expenses	-	-	-	-	(9,506,582)	-	(9,506,582)
Sale of 10,280,000 Private Placement Warrants at $1 per warrant	-	-	-	-	10,280,000	-	10,280,000
Shares subject to possible redemption	(41,400,000)	(4,140)	-	-	(413,995,860)	-	(414,000,000)
Net income	-	-	-	-	-	4,275,271	4,275,271
Balance, December 31, 2018	-	-	10,350,000	$1,035	$797,383	$4,269,390	$5,067,808

The accompanying notes are an integral part of these financial statements

Pure Acquisition Corp.

Statements of Cash Flows

	For the Year Ended December 31, 2018	For the period November 13, 2017 (Inception) to December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,275,271	$(5,881)
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on cash equivalents held in Trust Account	(5,777,767)	-
Changes in operating assets and liabilities:
Prepaid expenses	(3,023)	-
Accrued expenses	33,986	5,881
Accrued taxes payable	357,759	-
Net cash used in operating activities	(1,113,774)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash in Trust Account	(414,000,000)	-
Cash released from Trust Account	1,050,250	-
Net cash used in investing activities	(412,949,750)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Class B common stock to Sponsor		25,000
Proceeds from public offering of Units	414,000,000	-
Proceeds from sale of Private Placement Warrants	10,280,000	-
Proceeds from promissory note from Sponsor	200,000	-
Payment of promissory note from Sponsor	(200,000)	-
Payment of underwriting commissions	(8,280,000)	-
Payment of offering costs (excluding related parties)	(1,192,542)	-
Payment to related party for offering costs paid on behalf of the Company	(34,040)	-
Net cash provided by financing activities	414,773,418	25,000

NET CHANGE IN CASH	709,894	25,000
Cash, beginning of period	25,000	-
Cash, end of period	$734,894	$25,000

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued formation and offering costs	$-	$206,360
Common stock subject to redemption	$414,000,000	$-

The accompanying notes are an integral part of these financial statements

PURE ACQUISITION CORP.

Notes to Financial Statements

December 31, 2018

Note 1 - Description of Organization and Business Operations

Pure Acquisition Corp. (the "Company'', "we", "us" or "our") was incorporated in Delaware on November 13, 2017 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company intends to focus the Company’s search for target businesses in the energy industry with an emphasis on opportunities in the upstream oil and gas industry in North America where the Company’s management team’s networks and experience are suited although the Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

At December 31, 2018, the Company had not yet commenced operations. All activity from November 13, 2017 (Inception) through December 31, 2018 relates to the Company's formation and the public offering described below and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the public offering. The Company has selected December 31 as its fiscal year-end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On April 17, 2018 (the “IPO Closing Date”), the Company consummated its initial public offering (“Public Offering”) of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit as discussed in Note 3. Each unit consists of one share of Class A common stock and one half of one warrant (a "Unit"). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 (a “Warrant”). Each Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or 12 months from the IPO Closing Date and will expire on the fifth anniversary of the Company’s completion of an initial Business Combination, or earlier upon redemption or liquidation.

On the IPO Closing Date, HighPeak Pure Acquisition, LLC ("HighPeak" and the "Sponsor") purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) in a private placement (the “Private Placement Warrants”) that occurred simultaneously with the consummation of the Public Offering.

The Company intends to finance its initial Business Combination with proceeds from the Public Offering and the $10,280,000 private placement (Note 3). Upon the closing of the Public Offering and the private placement, $414,000,000 was placed in a trust account (“Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations.

The Company's management has broad discretion with respect to the specific application of the net proceeds of the Public Offering although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance the Company will be able to complete a Business Combination successfully. Management placed $10.00 per Unit sold in the Public Offering into the Trust Account to be held until the earlier of (i) the consummation of its initial Business Combination or (ii) the Company's failure to consummate a Business Combination within 18 months from the IPO Closing Date. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will use its reasonable best efforts to have all vendors, service providers, prospective target businesses or other entities it engages (other than the Company’s independent auditors), execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee such persons will execute such agreements. Additionally, the interest earned on the Trust Account balance may be released to the Company for any amounts necessary to pay (i) the Company's income and other tax obligations, (ii) payment of $10,000 per month to the Company’s Sponsor or one of its affiliates, for up to 18 months, for office space, utilities and secretarial and administrative support commencing on April 13, 2018, the date of listing of the Company's securities on the Nasdaq, and (iii) the Company's liquidation expenses if the Company is unable to consummate a Business Combination within the required time period (up to a maximum of $50,000).

Cash proceeds from the Public Offering and the private placement remaining outside the Trust Account are available to pay prospective acquisition business, technical, legal and accounting due diligence, continuing general and administrative expenses and for working capital purposes. To meet additional working capital needs, the Company's Sponsor or its affiliates may, but are not obligated to, loan the Company funds as may be required. The loans would either be paid upon consummation of the Company's initial Business Combination, or, at the lender's discretion, up to $1,500,000 of such loans may be converted upon consummation of the Company's Business Combination into Private Placement Warrants at a price of $1.00 per Private Placement Warrant. If the Company does not complete a Business Combination, the loans would be repaid only with funds held outside of the Trust Account.

Initial Business Combination

Pursuant to the Nasdaq Capital Markets (the “Nasdaq”) listing rules, the Company's initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account, net of taxes payable, at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target will be determined by the Company's board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow, proved oil and gas reserves, oil and gas production, oil and gas lease acreage and/or book value). The target business or businesses the Company acquires may have a collective fair market value substantially in excess of 80% of the Trust Account balance. To consummate such a Business Combination, the Company may issue a significant amount of its debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities. If the Company's securities are not listed on Nasdaq at the time of the initial Business Combination, the Company would not be required to satisfy the 80% requirement. However, the Company intends to satisfy the 80% requirement even if the Company's securities are not listed on Nasdaq at the time of the initial Business Combination.

The Company will provide the public stockholders, who are the holders of the Class A common stock ("Public Shares") sold as part of the Units in the Public Offering, whether purchased in the Public Offering or in the aftermarket and the Company's stockholders prior to the Public Offering to the extent they purchase such Public Shares ("Public Stockholders"), with an opportunity to redeem all or a portion of their Public Shares of the Company's Class A common stock, irrespective of whether they vote for or against the proposed transaction or if the Company conducts a tender offer, upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination, or (ii) by means of a tender offer, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest, net of taxes payable, divided by the number of the then outstanding shares of Class A common stock. The Class A common stock subject to redemption will be recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification ("ASC") Topic 480 "Distinguishing Liabilities from Equity". The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and in the case of a stockholder vote, a majority of the outstanding shares voted are voted in favor of the Business Combination. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require it to seek stockholder approval under the law or stock exchange listing requirement. If a stockholder vote is not required and the Company decides not to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the second amended and restated certificate of incorporation, (i) conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and (ii) file tender offer documents with the Securities and Exchange Commission (“SEC”) prior to completing the initial Business Combination which contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

The Initial Stockholders agreed to vote their Founders' Shares (as described in Note 6) and any Public Shares purchased during or after the Public Offering in favor of the initial Business Combination, and the Company's executive officers and directors have also agreed to vote any Public Shares purchased after the Public Offering in favor of the initial Business Combination. The Initial Stockholders entered into a letter agreement, pursuant to which they agreed to waive their redemption rights with respect to the initial Business Combination as to their Founders' Shares as well as any Public Shares purchased by the Initial Stockholders. In addition, the Initial Stockholders also agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founders' Shares if the Company fails to complete the initial Business Combination within the prescribed time frame. However, if the Initial Stockholders (or any of the Company's executive officers, directors or affiliates) acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares in the event the Company does not complete the initial Business Combination within such applicable time period.

Failure to Consummate a Business Combination

If the Company is unable to complete the initial Business Combination within 18 months from the IPO Closing Date, the Company must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining stockholders and the Company's Board of Directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going concern

The Company has until the close of business on October 16, 2019, which is 18 months from the IPO Closing Date, to complete its initial Business Combination. This mandatory liquidation and subsequent dissolution of the Company if an initial Business Combination is not completed in the required time raises substantial doubt about the Company’s ability to continue as a going concern.  No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate 18 months from the IPO Closing Date.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per Unit in the Public Offering.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2018 and December 31, 2017 and the results of operations and cash flows for the period presented.

Emerging growth company

The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended, (the "Securities Act"), as modified by the Jumpstart our Business Startups Act of 2012, (the "JOBS Act"), and it may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income(Loss) Per Common Share

Net income(loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the Warrants sold in the Public Offering and Private Placement Warrants to purchase 20,700,000 and 10,280,000 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

The Company’s statement of operations includes a presentation of income per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share for basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable administrative fees, franchise taxes and income taxes, by the weighted average number of Class A common Stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 or December 31, 2017.

Cash and Marketable Securities held in the Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the private placement of Private Placement Warrants of $414,000,000 which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an initial Business Combination.

As of the year ended December 31, 2018, cash and Permitted Investments held in the Trust Account had a fair value of $418,727,517. For the twelve months ended December 31, 2018, investments held in the Trust Account generated interest income of $5,777,767. During 2018, the Company paid $970,000 to the IRS, with funds received from the Trust Account, for estimated federal income taxes. During 2018, the Company paid $80,000 to an affiliate of our Sponsor, with funds received from the Trust Account, for administrative services.

Redeemable Common Stock

As discussed in Note 1, all of the 41,400,000 Public Shares contain a redemption feature which allows for the redemption of Class A Common Stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its second amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A Common Stock shall be affected by charges against additional paid in capital.

Accordingly, at December 31, 2018, all of the 41,400,000 shares of Class A Common Stock included in the Units were classified outside of permanent equity at approximately $10.00 per share.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under ASC Topic 820, "Fair Value Measurements and Disclosures", approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs incurred through the date of the financial statements directly related to the preparation of the Public Offering were charged to stockholders' equity upon completion of the Public Offering (See Note 3).

Income taxes

The Company follows the asset and liability method for accounting for income taxes under FASB ASC 740 "Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2018 and December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. FASB ASC 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at December 31, 2017 at the new rate.

State franchise taxes

The Company is incorporated in the state of Delaware and is subject to Delaware state franchise tax which is computed based on an analysis of both authorized shares and total gross assets. At December 31, 2018, the Company accrued Delaware state franchise taxes of $144,845 on the balance sheet.

Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing thrust that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This final rule was effective on November 5, 2018. The Company anticipates its first presentation of changes in stockholders’ equity will be included in its Form 10-Q for the quarter ended March 31, 2019.

The Company has evaluated other recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Company's financial statements.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Note 3 - Public Offering and Private Placement

Public Offering

On the IPO Closing Date, the Company sold 41,400,000 Units in its initial Public Offering, including 5,400,000 Units sold to cover over-allotments, at a price of $10.00 per Unit resulting in gross proceeds of $414,000,000. Each Unit consists of one share of the Company's Class A common stock and one-half of one Warrant, each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of (i) 30 days after the completion of the initial Business Combination and (ii) 12 months from the IPO Closing Date, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.0l per Warrant upon 30 days' notice ("30-day redemption period"), only in the event the last sales price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of Class A common stock underlying such Warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company's management will have the option to require all holders that wish to exercise Warrants to do so on a "cashless basis." In determining whether to require all holders to exercise their Warrants on a "cashless basis," the management will consider, among other factors, the Company's cash position, the number of Warrants outstanding and the dilutive effect on the Company's stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Warrants.

The Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per Warrant (exclusive of commissions), the outstanding Warrants in a tender offer that would commence after the Company’s announcement of an initial Business Combination and occur in connection with such Business Combination. The warrant tender offer would not be conditioned upon any minimum number of Warrants being tendered. The Sponsor also committed to offer or cause an affiliate to offer to purchase, at $1.00 per Warrant (exclusive of commissions), the outstanding Warrants in a tender offer that would commence after the Company’s filing of a proxy statement or information statement with respect to the Company’s second amended and restated certificate of incorporation that would affect the substance of timing of the Company’s obligation to redeem 100% of the Company's Public Shares if the Company does not complete a Business Combination within 18 months from the IPO Closing Date. Any such purchases would occur in connection with the effectiveness of such amendment.

There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company’s fails to complete the Company’s Business Combination within the required time period.

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Public Offering.

Private Placement

The Sponsor purchased from the Company an aggregate of 10,280,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for a total purchase price of $10,280,000) in a private placement that occurred simultaneously with the consummation of the Public Offering.

Note 4 - Related Party Transactions

Founders’ Shares

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock, which are convertible to shares of our Class A common stock upon completion of an initial Business Combination, were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000 ("Founders' Shares").  In March 2018, the Company’s Sponsor returned to us, at no cost, an aggregate of 1,437,500 Founders’ Shares, which the Company cancelled, leaving an aggregate of 8,625,000 Founders’ Shares outstanding. In March 2018, the Sponsor transferred 40,000 Founders’ Shares to each of the Company’s three independent director nominees resulting in a total of 120,000 Founders’ Shares transferred to the Company’s independent director nominees. In April 2018, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in the Company’s Sponsor and independent director nominees holding an aggregate of 10,350,000 Founders’ Shares. The Sponsor would have been required to forfeit only a number of shares of Class B common stock necessary to continue to maintain the 20.0% ownership interest in the Company’s shares of common stock after giving effect to the offering and exercise, if any, of the underwriters' over-allotment option. As a result of the full exercise of the underwriters' over-allotment option, no shares were forfeited.

Subject to certain limited exceptions, 50% of the Founders' Shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company's Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and the remaining 50% of the Founders' Shares will not be transferred, assigned, sold until one year after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the Company's initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Loans

The Sponsor loaned the Company $200,000 to cover expenses related to the Company's formation and the Public Offering. The note was executed on December 16, 2017 and the Company requested and received $200,000 in funds on January 5, 2018. The Company repaid the note on the IPO Closing Date in full without interest.

The Company does not believe the Company will need to raise additional funds to meet the expenditures required for operating the Company’s business. However, to finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor, officers, directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company consummates an initial Business Combination, the Company would repay such loaned amounts. In the event the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.00 per Private Placement Warrant at the option of the lender.

Administrative Service Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial Business Combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month for up to 18 months to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. During the twelve months ended December 31, 2018, the Company paid $80,000 to an affiliate of the Company’s Sponsor, with funds received from the Trust Account, for administrative services. As of December 31, 2018, $6,000 was payable from the Trust Account for such services.

Private Placement

As discussed in Note 1, the Sponsor purchased an aggregate of 10,280,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for a total purchase price of $10,280,000) from the Company simultaneous with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A Common Stock at a price of $11.50 per share.  A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account. If the initial Business Combination is not completed within 18 months from the IPO Closing Date, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.  The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of the Company’s Founders’ Shares issued and outstanding and any Private placement Warrants issued to the Company’s Sponsor, officer, directors or their affiliates, including Private Placement Warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders of a majority of these securities are entitled to make up to three demands the Company register such securities. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Forward Purchase Agreement

In April 2018, HighPeak Energy Partners, LP ("HighPeak LP") entered into a forward purchase agreement with the Company that provides for the purchase by HighPeak LP of an aggregate of up to 15,000,000 shares of the Company’s Class A common stock and 7,500,000 warrants for $10.00 per forward unit, for an aggregate purchase price of up to $150,000,000 in a private placement that will close simultaneously with the closing of the Company’s initial Business Combination. HighPeak LP is a limited partnership affiliated with the Company’s Sponsor. The forward purchase warrants will have the same terms as the Private Placement Warrants so long as they are held by HighPeak LP, its affiliates or its permitted transferees, and the forward purchase shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering, except the forward purchase shares are subject to transfer restrictions and certain registration rights, as described in the forward purchase agreement. HighPeak LP's commitment under the forward purchase agreement may be reduced under certain circumstances as described in the agreement.

Warrant Tender Offer

The Company’s Sponsor has committed to offer or cause an affiliate to offer to purchase, at $1.00 per public Warrant (exclusive of commissions), the outstanding public Warrants in a tender offer that would commence after the Company’s announcement of an initial Business Combination and occur in connection with such Business Combination. The warrant tender offer would not be conditioned upon any minimum number of Warrants being tendered.

Our Sponsor has also committed to offer or cause an affiliate to offer to purchase, at $1.00 per public Warrant (exclusive of commissions), the outstanding public Warrants in a tender offer that would commence after the Company’s filing of a proxy statement or information statement with respect to a proposed amendment to the Company’s second amended and restated certificate of incorporation that would affect the substance of timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if we do not complete a Business Combination within 18 months from the IPO Closing Date. Any such purchases would occur in connection with the effectiveness of such amendment.

In April 2018, an affiliate of the Company’s Sponsor deposited cash funds in an amount equal to $20,700,000 with Continental Stock Transfer & Trust Company prior to the closing of the Public Offering. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole Warrant to holders of public Warrants (excluding Private Placement Warrants or forward purchase warrants) that tender in the tender offer for the public Warrants. At any time, the Company’s Sponsor or its affiliate may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of the Company’s Trust Account. In the event a Business Combination is announced and a tender offer for the Warrants is made, but the Business Combination is later abandoned, the tender offer will not be closed, and the Warrants will be returned to the holders.

In the event the Company is unable to close a Business Combination within the required time, the escrow agent will be authorized to transfer $1.00 per whole public Warrant, to holders of public Warrants other than the Company’s Sponsor and its affiliates, at the same time as we redeem the Company’s Public Shares, and all Warrants will expire worthless.

Note 5 - Commitments and Contingencies

Business Combination Marketing Agreement

The Company engaged the underwriters from the Company’s Public Offering as advisors in connection with any potential Business Combination to assist the Company in holding meetings with the Company’s stockholders to discuss the potential Business Combination and the target business' attributes, introduce the Company to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Oppenheimer & Co. Inc. and EarlyBirdCapital a cash fee equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable) for such services upon the consummation of the Company’s initial Business Combination. As of December 31, 2018, none of the above services had been performed and accordingly, no amounts have been recorded in the accompanying financial statements.

Registration Rights

The holders of the Company’s Founders' Shares issued and outstanding and any Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates, including Private Placement Warrants issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founders' Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants issued to the Company’s Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummate a Business Combination. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement

Commencing on April 13, 2018, the date of the listing of the Company’s securities on the Nasdaq, through the consummation of the Company’s initial Business Combination, the Company has agreed to pay the Company’s Sponsor or one of its affiliates $10,000 per month for up to 18 months to entice the Company’s Sponsor to make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. During the twelve months ended December 31, 2018, the Company paid $80,000 to an affiliate of the Company’s Sponsor, with funds received from the Trust Account, for administrative services. As of December 31, 2018, $6,000 was payable from the Trust Account for such services.

Note 6 - Stockholders' Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company's board of directors. At December 31, 2018 and December 31, 2017, no preferred stock is issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A Common Stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock held. At December 31, 2018, there were 41,400,000 shares of Class A Common Stock classified outside of permanent equity.

Class B Common Stock

The Company is authorized to issue up to 15,000,000 shares of Class B Common Stock. At December 31, 2018 and December 31, 2017, there were 10,350,000 shares of Class B Common Stock issued and outstanding.

Note 7 – Income Tax

The Company incurred United States federal income tax expense of approximately $1,182,914 for year ending December 31, 2018.

On September 14, 2018 and December 17, 2018, the Company made estimated quarterly tax payments of $430,000 and $540,000, respectively, to the Internal Revenue Service (“IRS”) for federal income taxes estimated for 2018 on interest earned in the Trust Account. The funds were paid from the Trust Account. At December 31, 2018, the Company had accrued federal income taxes of $212,914 included in accrued taxes payable on the balance sheet.

The Company’s provision for income tax consists of the following:

For the Year Ended December 31, 2018
Federal
Current	$1,182,914
Deferred	$(36,695)
State
Current	$-
Deferred	$-
Change in valuation allowance	$36,695
Income tax provision	$1,182,914

The Company incurred costs of $174,737 related to its search to complete a business combination which are not deductible for federal income tax purposes and resulted in the generation of a deferred tax asset of $36,695 which is available to offset future taxable income.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2018 is as follows:

For the Year Ended December 31, 2018
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change
Change in valuation allowance	0.7%
Income tax provision	21.7%

Note 8 – Fair Value Measurements

The following table presents information about the Company’s assets, measured on a recurring basis, as of December 31, 2018 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Description	December 31, 2018	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and Investments held in Trust Account	$418,727,517	$418,727,517	$-	$-

Pure Acquisition Corp.

Quarterly Financial Information (Unaudited)

	2018 by Quarter
	First	Second	Third	Fourth
Net revenues	$-	$-	$-	$-
Operating expenses	450	133,311	81,332	104,489
Loss from operations	(450)	(133,311)	(81,332)	(104,489)
Other income - investment income on Trust Account	-	1,484,040	1,961,856	2,331,871
Income tax provision	-	284,000	394,468	504,446
Net income (loss) attributable to common shares	(450)	1,066,729	1,486,056	1,722,936
Net income (loss) per share:
Basic and diluted income (loss) per common share, Class A	$-	$0.03	$0.04	$0.04
Basic and diluted income (loss) per common share, Class B	$(0.00)	$(0.00)	$(0.00)	$(0.00)

	2017 by Quarter
	First	Second	Third	Fourth
Net revenues	$-	$-	$-	$-
Operating expenses	-	-	-	5,881
Loss from operations	-	-	-	(5,881)
Other income - investment income on Trust Account	-	-	-	-
Income tax provision	-	-	-	-
Net income (loss) attributable to common shares	-	-	-	(5,881)
Net income (loss) per share:
Basic and diluted income (loss) per common share, Class A	$-	$-	$-	$-
Basic and diluted income (loss) per common share, Class B	$-	$-	$-	$(0.00)

Pure Acquisition Corp.

Condensed Balance Sheets

	September 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$530,256	$734,894
Prepaid expenses	-	3,023
Total current assets	530,256	737,917
Other assets:
Cash and marketable securities held in Trust Account	423,991,093	418,727,517
Total other assets	423,991,093	418,727,517
TOTAL ASSETS	$424,521,349	$419,465,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$104,930	$39,867
Accrued taxes payable	63,123	357,759
Total current liabilities	168,053	397,626

Class A common stock subject to possible redemption; 41,400,000 at redemption value of $10 per share as of September 30, 2019 and December 31, 2018, respectively	414,000,000	414,000,000

Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, -0- issued and outstanding (excluding 41,400,000 shares subject to possible redemption) as of September 30, 2019 and December 31, 2018, respectively	—	—
Class B common stock, $0.0001 par value; 15,000,000 shares authorized, 10,350,000 issued and outstanding as of September 30, 2019 and December 31, 2018	1,035	1,035
Additional paid-in capital	797,383	797,383
Retained earnings	9,554,878	4,269,390
Total stockholders' equity	10,353,296	5,067,808
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$424,521,349	$419,465,434

The accompanying notes are an integral part of these unaudited condensed financial statements

Pure Acquisition Corp.

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues	$-	$-	$-	$-

Expenses:
Administrative expenses	30,000	30,000	90,000	56,000
General expenses	128,535	16,098	272,624	52,859
Franchise taxes	63,123	35,234	150,050	106,234
Total operating expense	221,658	81,332	512,674	215,093
Loss from operations	(221,658)	(81,332)	(512,674)	(215,093)
Other income - investment income on Trust Account	2,178,777	1,961,856	7,206,248	3,445,896
Net income before income tax provision	1,957,119	1,880,524	6,693,574	3,230,803
Income tax provision	370,572	394,468	1,408,086	678,468
Net income attributable to common shares	$1,586,547	$1,486,056	$5,285,488	$2,552,335

Weighted average shares outstanding:
Class A common stock	41,400,000	41,400,000	41,400,000	41,400,000
Class B common stock	10,350,000	10,350,000	10,350,000	10,350,000
Net income (loss) per share:
Basic and diluted income per common share, Class A	$0.04	$0.04	$0.13	$0.06
Basic and diluted loss per common share, Class B	$(0.01)	$(0.00)	$(0.03)	$(0.01)

  The accompanying notes are an integral part of these unaudited condensed financial statements

Pure Acquisition Corp.

Condensed Statements of Changes in Stockholders’ Equity

(Unaudited)

	Nine Month Period Ended September 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balances, December 31, 2018	-	$-	10,350,000	$1,035	$797,383	$4,269,390	$5,067,808
Net income	-	-	-	-	-	1,745,005	1,745,005
Balances, March 31, 2019	-	-	10,350,000	1,035	797,383	6,014,395	6,812,813
Net income	-	-	-	-	-	1,953,936	1,953,936
Balances, June 30, 2019	-	$-	10,350,000	$1,035	$797,383	$7,968,331	$8,766,749
Net income	-	-	-	-	-	1,586,547	1,586,547
Balances, September 30, 2019	-	$-	10,350,000	$1,035	$797,383	$9,554,878	$10,353,296

	Nine Month Period Ended September 30, 2018

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Retained Earnings/ Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2017	-	$-	10,350,000	$1,035	$23,965	$(5,881)	$19,119
Net loss	-	-	-	-	-	(450)	(450)
Balances, March 31, 2018	-	-	10,350,000	1,035	23,965	(6,331)	18,669
Sale of Class A common stock to public	41,400,000	4,140	-	-	413,995,860	-	414,000,000
Underwriting commissions and offering expenses	-	-	-	-	(9,506,582)	-	(9,506,582)
Sale of 10,280,000 Private Placement Warrants @ $1 per warrant	-	-	-	-	10,280,000	-	10,280,000
Shares subject to possible redemption	(41,085,881)	(4,109)	-	-	(410,854,701)	-	(410,858,810)
Net income	-	-	-	-	-	1,066,729	1,066,729
Balances, June 30, 2018	314,119	$31	10,350,000	$1,035	$3,938,542	$1,060,398	$5,000,006
Shares subject to possible redemption	(148,606)	(14)			(1,486,046)		(1,486,060)
Net income					-	1,486,056	1,486,056
Balances, September 30, 2018	165,513	$17	10,350,000	$1,035	$2,452,496	$2,546,454	$5,000,002

The accompanying notes are an integral part of these unaudited condensed financial statements

Pure Acquisition Corp.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,285,488	$2,552,335
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on cash equivalents held in Trust Account	(7,206,248)	(3,445,896)
Changes in operating assets and liabilities:
Prepaid expenses	3,023	(8,183)
Accounts payable and accrued expenses	65,063	15,701
Accrued taxes payable	(294,635)	354,702
Net cash used in operating activities	(2,147,309)	(531,341)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash in Trust Account	-	(414,000,000)
Cash released from Trust Account	1,942,671	480,000
Net cash provided by (used in) investing activities	1,942,671	(413,520,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from public offering of Units		414,000,000
Proceeds from sale of Private Placement Warrants		10,280,000
Proceeds from promissory note from sponsor		200,000
Payment of promissory note from sponsor		(200,000)
Payment of underwriting commissions		(8,280,000)
Payment of offering costs (excluding related parties)		(1,192,542)
Payment to related party for offering costs paid on behalf of the Company	-	(34,040)
Net cash provided by financing activities	-	414,773,418

NET CHANGE IN CASH	(204,638)	722,077
Cash, beginning of period	734,894	25,000
Cash, end of period	$530,256	$747,077

Supplemental cash flow information:
Cash paid for administrative services	$90,000	$50,000
Cash paid for franchise taxes	$231,671	$-
Cash paid for income taxes	$1,621,000	$430,000

Supplemental disclosure of non-cash transactions:
Common stock subject to redemption	$-	$412,344,870

The accompanying notes are an integral part of these unaudited condensed financial statements

PURE ACQUISITION CORP.

Notes to Condensed Financial Statements

September 30, 2019

(Unaudited)

Note 1 - Description of Organization and Business Operations

Pure Acquisition Corp. (the "Company'', "we", "us" or "our") was incorporated in Delaware on November 13, 2017 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a "Business Combination"). We intend to focus our search for target businesses in the energy industry with an emphasis on opportunities in the upstream oil and gas industry in North America.

At September 30, 2019, the Company had not yet commenced operations. All activity from November 13, 2017 (inception) through September 30, 2019 relates to the Company's formation and the public offering described below. The Company will not generate any operating revenues until after completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the public offering. The Company has selected December 31 as its fiscal year-end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On April 17, 2018 (the “IPO Closing Date”), the Company consummated its initial public offering (“Public Offering”) of 41,400,000 units, representing a complete exercise of the over-allotment option, at a purchase price of $10.00 per unit as discussed in Note 3. Each unit consists of one share of Class A common stock and one half of one warrant (a "Unit"). Each whole public warrant (the “Public Warrants”) entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or 12 months from the April 17, 2018 close of the Company’s offering and will expire on the fifth anniversary of our completion of an initial Business Combination, or earlier upon redemption or liquidation.

On April 17, 2018, HighPeak Pure Acquisition, LLC ("HighPeak" and the "Sponsor") purchased from us an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) in a private placement that occurred simultaneously with the consummation of the Public Offering.

The Company intends to finance its initial Business Combination with proceeds from the Public Offering and the $10,280,000 private placement (See Note 3 – Public Offering and Private Placement). Upon the closing of the Public Offering and the private placement, $414,000,000 (See Note 8 – Subsequent Events) was placed in a trust account (“Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Act of 1940 and invest only in direct U.S. government obligations.

The Company's management has broad discretion with respect to the specific application of the net proceeds of the Public Offering although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance the Company will be able to complete a Business Combination successfully. Management placed $10.00 per Unit sold in the Public Offering into the Trust Account to be held until the earlier of (i) the consummation of its initial Business Combination or (ii) the Company's failure to consummate a Business Combination within 18 months from the consummation of the Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will use its reasonable best efforts to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee such persons will execute such agreements. Additionally, the interest earned on the Trust Account balance may be released to the Company for any amounts necessary to pay (i) the Company's income and other tax obligations, (ii) payment of $10,000 per month to our Sponsor or one of its affiliates, for up to 18 months, for office space, utilities and secretarial and administrative support commencing on April 13, 2018, the date of listing of the Company's securities on the NASDAQ, and (iii) the Company's liquidation expenses if the Company is unable to consummate a Business Combination within the required time period (up to a maximum of $50,000).

Cash proceeds from the Public Offering and the private placement remaining outside the Trust Account are available to pay prospective acquisition business, technical, legal and accounting due diligence, continuing general and administrative expenses and for working capital purposes. To meet additional working capital needs, the Company's Sponsor or its affiliates may, but are not obligated to, loan the Company funds as may be required. The loans would either be paid upon consummation of the Company's initial Business Combination, or, at the lender's discretion, up to $1,500,000 of such loans may be converted upon consummation of the Company's Business Combination into private placement warrants at a price of $1.00 per private placement warrant. If the Company does not complete a Business Combination, the loans would be repaid only out of funds held outside of the Trust Account.

Initial Business Combination

Pursuant to the NASDAQ Capital Markets listing rules, the Company's initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account, net of taxes payable, at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target will be determined by the Company's board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow, proved oil and gas reserves, oil and gas production, oil and gas lease acreage and/or book value). The target business or businesses the Company acquires may have a collective fair market value substantially in excess of 80% of the Trust Account balance. To consummate such a Business Combination, the Company may issue a significant amount of its debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities. If the Company's securities are not listed on NASDAQ at the time of the initial Business Combination, the Company would not be required to satisfy the 80% requirement. However, the Company intends to satisfy the 80% requirement even if the Company's securities are not listed on NASDAQ at the time of the initial Business Combination.

The Company will provide the public stockholders, who are the holders of the Class A common stock ("Public Shares") sold as part of the Units in the Public Offering, whether purchased in the Public Offering or in the aftermarket and the Company's stockholders prior to the Public Offering (including the Sponsor) (the "Initial Stockholders") to the extent they purchase such Public Shares ("Public Stockholders"), with an opportunity to redeem all or a portion of their Public Shares of the Company's Class A common stock, irrespective of whether they vote for or against the proposed transaction or if the Company conducts a tender offer, upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination, or (ii) by means of a tender offer, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest, net of taxes payable, divided by the number of the then outstanding shares of Class A common stock. The Class A common stock subject to redemption will be recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification ("ASC") Topic 480 "Distinguishing Liabilities from Equity". The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and in the case of a stockholder vote, a majority of the outstanding shares voted are voted in favor of the Business Combination. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require it to seek stockholder approval under the law or stock exchange listing requirement. If a stockholder vote is not required and the Company decides not to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the proposed amended and restated certificate of incorporation, (i) conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and (ii) file tender offer documents with the Securities and Exchange Commission (“SEC”) prior to completing the initial Business Combination which contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

The Initial Stockholders will agree to vote their founders' shares (as described in Note 6) and any Public Shares purchased during or after the Public Offering in favor of the initial Business Combination, and the Company's executive officers, directors and director nominees have also agreed to vote any Public Shares purchased after the Public Offering in favor of the initial Business Combination. The Initial Stockholders entered into a letter agreement, pursuant to which they agreed to waive their redemption rights with respect to the initial Business Combination as to their founders' shares as well as any Public Shares purchased by the Initial Stockholders. In addition, the Initial Stockholders also agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founders' shares if the Company fails to complete the initial Business Combination within the prescribed time frame. However, if the Initial Stockholders (or any of the Company's executive officers, directors or affiliates) acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares in the event the Company does not complete the initial Business Combination within such applicable time period.

The Company filed a preliminary proxy statement with the SEC on September 10, 2019, and filed a definitive proxy statement with the SEC on September 20, 2019 announcing a special meeting in lieu of its 2019 annual meeting of stockholders, at which the Company seeks the approval of its stockholders with respect to, among other things, a proposal to, amend (the “Extension Amendment”) the Company’s second and amended and restated certificate of incorporation (the “Charter”) to extend the date by which the Company must complete a business combination from October 17, 2019 to February 21, 2020 (the “Extended Date”). The Company will afford its public stockholders the right to redeem their shares of Class A Common Stock of a pro rata portion of the funds available in the Trust Account established by the Company in connection with the IPO at the time the Extension Amendment becomes effective. The purpose of the Extension Amendment is to allow the Company more time to complete its initial business combination, which the Company’s Board of Directors believes is in the best interests of the Company’s stockholders. The stockholders approved the Extension Amendment at the special meeting. The Company will hold another stockholder meeting prior to the Extended Date to seek stockholder approval of any proposed business combination. See Note 8 – Subsequent Events.

Pursuant to the Extension Amendment approved by the Company’s stockholders, the Sponsor has agreed to contribute or cause an affiliate to contribute to the Company as a loan $0.033 for each share of the Company’s Class A Common Stock issued in the IPO that is not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by the Company to complete a business combination from October 17, 2019 until the Extended Date and the Company will deposit such funds into the Trust Account. See Note 8 – Subsequent Events.

Pursuant to the Sponsor’s obligation under a certain letter agreement (the “Letter Agreement”), dated as of April 18, 2018, entered into with the Company in connection with the Company’s IPO, the Sponsor or an affiliate thereof is required to commence a tender offer for the Public Warrants not owned by the Sponsor or its affiliates at a price of $1.00 per Public Warrant promptly after any occurrence of (a) the Company’s announcement of an initial Business Combination or (b) following the Company filing of a preliminary proxy statement with respect to a proposed amendment to the Company’s Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of the outstanding public shares if the Company does not complete a business combination within 18 months from closing the IPO.

In connection with the Extension Amendment and pursuant their obligations under the Letter Agreement, the Sponsor and certain affiliates (the “Offerors”), offered to purchase (the “Offer to Purchase”) 20,700,000 outstanding Public Warrants at the tender offer price of $1.00 in cash per Public Warrant. The Offer to Purchase is subject to the terms and conditions set forth in the Offer to Purchase, dated September 12, 2019 (together with exhibits and any amendments or supplements thereto, the “Schedule TO”) filed with the SEC on September 12, 2019, as amended by Amendment No. 1 on Schedule TO-T/A filed with the SEC on September 16, 2019, and as further amended by Amendment No. 2 on Schedule TO-T/A filed with the SEC on September 20, 2019. The Offer to Purchase expires at 11:59 p.m., Eastern Time, on October 11, 2019. The Offer is not conditioned upon any minimum number of Public Warrants being tendered. Pursuant to the Offer to Purchase, the Offerors purchased 248,000 Public Warrants for $248,000. See Note 8 – Subsequent Events.

Going Concern and Failure to Consummate a Business Combination

The Company has until February 21, 2020 to complete its initial Business Combination. If the Company is unable to complete the initial Business Combination by February 21, 2020, the Company must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $50,000 for dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining stockholders and the Company's Board of Directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

This mandatory liquidation and subsequent dissolution of the Company if an initial Business Combination is not completed by February 21, 2020 raises substantial doubt about the Company’s ability to continue as a going concern.  No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate. See Note 8 – Subsequent Events.

In the event of such liquidation, it is possible the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the offering price per Unit in the Public Offering.  Based on the fair value of the Trust Account at September 30, 2019, the redemption value, after payment of accrued income taxes and other expenses, is greater than $10.00 per share.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2019 and the results of operations and cash flows for the period presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus filed by the Company with the SEC on April 16, 2018 and with the Company’s Annual Report on Form 10-K filed with the SEC on February 8, 2019.

Emerging growth company

The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended, (the "Securities Act"), as modified by the Jumpstart our Business Startups Act of 2012, (the "JOBS Act"), and it may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase 20,700,000 and 10,280,000 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

The Company’s statement of operations includes a presentation of net income per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable administrative fees, franchise taxes and income taxes, by the weighted average number of Class A common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2019 or December 31, 2018. See Note 8 – Subsequent Events.

Cash and Marketable Securities held in the Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the private placement of private placement warrants of $414,000,000 which were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Permitted Investments”) and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an initial Business Combination.

As of September 30, 2019, and December 31, 2018, cash and Permitted Investments held in the Trust Account had a fair value of $423,991,093 and $418,727,517, respectively. For the three months and nine months ended September 30, 2019, investments held in the Trust Account generated interest income of $2,178,777 and $7,206,248, respectively. From the IPO Closing Date through September 30, 2019, the Company paid $2,591,000 to the IRS, with funds received from the Trust Account, for estimated federal income taxes. From the IPO Closing Date through September 30, 2019, the Company paid approximately $170,000 to an affiliate of our Sponsor, with funds received from the Trust Account, for administrative services.

Redeemable Common Stock

As discussed in Note 1, all of the 41,400,000 Public Shares contain a redemption feature which allows for the redemption of Class A Common Stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying number of redeemable shares of Class A Common Stock shall be affected by charges against additional paid-in capital.

Accordingly, at September 30, 2019, the 41,400,000 shares of Class A Common Stock were classified outside of permanent equity at approximately $10.00 per share.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At September 30, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under ASC Topic 820, "Fair Value Measurements and Disclosures", approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. Offering costs of $9,506,582 consisting principally of underwriting discounts of $8,280,000 and $1,226,582 of professional, printing, filing, regulatory and other costs incurred through the date of the financial statements directly related to the preparation of the Public Offering were charged to stockholders' equity upon completion of the Public Offering (See Note 3).

Income taxes

The Company follows the asset and liability method for accounting for income taxes under FASB ASC 740 - "Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2019 and December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing thrust that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Pronouncements

The Company has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Company's financial statements.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date. See Note 8 – Subsequent Events.

Note 3 - Public Offering and Private Placement

Public Offering

On April 17, 2018, the Company sold 41,400,000 Units in its initial Public Offering, including 5,400,000 Units sold to cover over-allotments, at a price of $10.00 per Unit resulting in gross proceeds of $414,000,000. Each Unit consists of one share of the Company's Class A common stock and one-half of one warrant, each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of (i) 30 days after the completion of the initial Business Combination and (ii) 12 months from the closing of the Public Offering, April 17, 2018, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company filed a preliminary proxy statement with the SEC on September 10, 2019, and filed a definitive proxy statement with the SEC on September 20, 2019 announcing a special meeting in lieu of its 2019 annual meeting of stockholders, at which the Company seeks the approval of its stockholders with respect to, among other things, a proposal to, amend (the “Extension Amendment”) the Company’s second and amended and restated certificate of incorporation (the “Charter”) to extend the date by which the Company must complete a business combination from October 17, 2019 to February 21, 2020 (the “Extended Date”). The Company will afford its public stockholders the right to redeem their shares of Class A Common Stock of a pro rata portion of the funds available in the Trust Account established by the Company in connection with the IPO at the time the Extension Amendment becomes effective. The purpose of the Extension Amendment is to allow the Company more time to complete its initial business combination, which the Company’s Board of Directors believes is in the best interests of the Company’s stockholders. The stockholders approved the Extension Amendment at the special meeting. The Company will hold another stockholder meeting prior to the Extended Date to seek stockholder approval of any proposed business combination. See Note 8 – Subsequent Events.

Pursuant to the Extension Amendment approved by the stockholders, the Sponsor has agreed to contribute or cause an affiliate to contribute to the Company as a loan $0.033 for each share of the Company’s Class A Common Stock issued in the IPO that is not redeemed in connections with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by the Company to complete a business combination from October 17, 2019 until the Extended Date and the Company will deposit such funds into the Trust Account. See Note 8 – Subsequent Events.

The Company may redeem the Public Warrants, in whole and not in part, at a price of $0.0l per Public Warrant upon 30 days' notice ("30-day redemption period"), only in the event the last sales price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of Class A common stock underlying such Public Warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If the Company calls the Public Warrants for redemption as described above, the Company's management will have the option to require all holders that wish to exercise Public Warrants to do so on a "cashless basis." In determining whether to require all holders to exercise their Public Warrants on a "cashless basis," the management will consider, among other factors, the Company's cash position, the number of Public Warrants outstanding and the dilutive effect on the Company's stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Public Warrants.

The Sponsor, pursuant to the Letter Agreement, has committed to offer or cause an affiliate to offer to purchase, at $1.00 per Public Warrant (exclusive of commissions), the outstanding Public Warrants in a tender offer that would commence after our announcement of an initial Business Combination and occur in connection with such Business Combination. The warrant tender offer would not be conditioned upon any minimum number of Public Warrants being tendered. The Sponsor also committed to offer or cause an affiliate to offer to purchase, at $1.00 per Public Warrant (exclusive of commissions), the outstanding Public Warrants in a tender offer that would commence after our filing of a proxy statement or information statement with respect to a proposed amendment to our amended and restated certificate of incorporation that would affect the substance of timing of our obligation to redeem 100% of our public shares if we do not complete a Business Combination within 18 months from the consummation of our Public Offering. Any such purchases would occur in connection with the effectiveness of such amendment.

In connection with the Extension Amendment, pursuant their obligations under the Letter Agreement, the Sponsor and certain affiliates (the “Offerors”), offered to purchase (the “Offer to Purchase”) 20,700,000 outstanding Public Warrants at the tender offer price of $1.00 in cash per Public Warrant. The Offer to Purchase is subject to the terms and conditions set forth in the Offer to Purchase, dated September 12, 2019 (together with exhibits and any amendments or supplements thereto, the “Schedule TO”) filed with the SEC on September 12, 2019, as amended by Amendment No. 1 on Schedule TO-T/A filed with the SEC on September 16, 2019, and as further amended by Amendment No. 2 on Schedule TO-T/A filed with the SEC on September 20, 2019. The Offer to Purchase expires at 11:59 p.m., Eastern Time, on October 11, 2019. The Offer to Purchase is not conditioned upon any minimum number of Public Warrants being tendered. Pursuant to the Offer to Purchase, the Offerors purchased 248,000 Public Warrants for $248,000. See Note 8 – Subsequent Events.

There will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire if we fail to complete our Business Combination by February 21, 2020. The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Public Offering.

Private Placement

The Sponsor purchased from the Company an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) in a private placement that occurred simultaneously with the consummation of the offering.

Note 4 - Related Party Transactions

Founders’ Shares

In connection with the organization of the Company, a total of 10,062,500 shares of Class B common stock were sold to the Sponsor at a price of approximately $0.002 per share for an aggregate of $25,000 ("Founders' Shares"). In March 2018, our Sponsor returned to us, at no cost, an aggregate of 1,437,500 Founders’ Shares, which we cancelled, leaving an aggregate of 8,625,000 Founders’ Shares outstanding. In March 2018, our Sponsor transferred 40,000 Founders’ Shares to each of its three independent director nominees resulting in a total of 120,000 Founders’ Shares transferred to our independent director nominees. In April 2018, we effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in our Sponsor and independent director nominees holding an aggregate of 10,350,000 Founders’ Shares. The Sponsor would have been required to forfeit only a number of shares of Class B common stock necessary to continue to maintain the 20.0% ownership interest in our shares of common stock after giving effect to the offering and exercise, if any, of the underwriters' over-allotment option. As a result of the full exercise of the underwriters' over-allotment option, no shares were forfeited.

Subject to certain limited exceptions, 50% of the Founders' Shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company's Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and the remaining 50% of the Founders' Shares will not be transferred, assigned, sold until one year after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the Company's initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all stockholders having the right to exchange their common stock for cash, securities or other property.

Related Party Loans

The Sponsor loaned the Company an aggregate of up to $200,000 to cover expenses related to the Company's formation and the Public Offering. The note was executed on December 16, 2017 and the Company requested and received $200,000 in funds on January 5, 2018. The Company repaid the note on April 17, 2018 in full without interest.

We do not believe we will need to raise additional funds following the offering to meet the expenditures required for operating our business. However, to finance transaction costs in connection with an intended initial Business Combination, our Sponsor, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate an initial Business Combination, we would repay such loaned amounts. In the event the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per private placement warrant at the option of the lender.

Administrative Service Agreement

Commencing on April 13, 2018, the date of the listing of our securities on the NASDAQ, through the earlier of our consummation of our initial Business Combination or our liquidation, we have agreed to pay our Sponsor or one of its affiliates $10,000 per month for up to 18 months to entice our Sponsor to make available to us certain general and administrative services, including office space, utilities and administrative support, as we may require from time to time. The Company incurred administrative expenses of $30,000 for both the three-month periods ended September 30, 2019 and September 30, 2018, respectively. For the nine-month periods ended September 30, 2019 and September 30, 2018, the Company incurred $90,000 and $56,000 for administrative services, respectively. From the IPO Closing Date through September 30, 2019, the Company paid approximately $170,000 to an affiliate of our Sponsor, with funds received from the Trust Account, for administrative services. Upon completion of the initial Business Combination or our liquidation, we will cease paying these monthly fees.

Private Placement

As discussed in Note 1, the Sponsor purchased an aggregate of 10,280,000 private placement warrants at $1.00 per private placement warrant (for a total purchase price of $10,280,000) from us simultaneous with the closing of the Public Offering. Each whole private placement warrant is exercisable for one whole share of the Company’s Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the private placement warrants was added to the proceeds from the Public Offering held in the Trust Account. If the initial Business Combination is not completed within 18 months from the closing of the Public Offering, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial Business Combination.

Forward Purchase Agreement

In April 2018, HighPeak Energy Partners, LP ("HighPeak LP") entered into a forward purchase agreement with us that provides for the purchase by HighPeak LP of an aggregate of up to 15,000,000 shares of our Class A common stock and 7,500,000 warrants for $10.00 per forward unit, for an aggregate purchase price of up to $150,000,000 in a private placement that will close simultaneously with the closing of our initial Business Combination. HighPeak LP is a limited partnership affiliated with our Sponsor. The forward purchase warrants will have the same terms as the private placement warrants so long as they are held by HighPeak LP, its affiliates or its permitted transferees, and the forward purchase shares are identical to the shares of Class A common stock included in the Units sold in the Public Offering, except the forward purchase shares are subject to transfer restrictions and certain registration rights, as described in the forward purchase agreement. HighPeak LP's commitment under the forward purchase agreement may be reduced under certain circumstances as described in the agreement.

Warrant Tender Offer

Our Sponsor committed, pursuant to the Letter Agreement, to offer or cause an affiliate to offer to purchase, at $1.00 per Public Warrant (exclusive of commissions), the outstanding Public Warrants in a tender offer that would commence after our filing of a proxy statement or information statement with respect to a proposed amendment to our amended and restated certificate of incorporation that would affect the substance of timing of our obligation to redeem 100% of our public shares if we do not complete a Business Combination within 18 months from the closing of the Public Offering.

 In April 2018, an affiliate of our Sponsor deposited cash funds in an amount equal to $20,700,000 with Continental Stock Transfer & Trust Company prior to the closing of the Public Offering. The funds held in the escrow account may be used (or the letter of credit referred to below may be drawn upon) to pay $1.00 per whole Public Warrant to holders of Public Warrants (excluding private placement warrants or forward purchase warrants) that tender in the tender offer for the Public Warrants. At any time, our Sponsor or its affiliate may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit. Neither funds in the escrow account nor the letter of credit shall be held in trust nor comprise any portion of any pro-rata distribution of our Trust Account. In the event a Business Combination is announced and a tender offer for the Public Warrants is made, but the Business Combination is later abandoned, the tender offer will not be closed, and the Public Warrants will be returned to the holders.

In connection with the Extension Amendment, pursuant their obligations under the Letter Agreement, the Offerors offered to purchase 20,700,000 outstanding Public Warrants at the tender offer price of $1.00 in cash per Public Warrant. The Offer to Purchase is subject to the terms and conditions set forth in the Offer to Purchase, dated September 12, 2019 (together with exhibits and any amendments or supplements thereto, the “Schedule TO”) filed with the SEC on September 12, 2019, as amended by Amendment No. 1 on Schedule TO-T/A filed with the SEC on September 16, 2019, and as further amended by Amendment No. 2 on Schedule TO-T/A filed with the SEC on September 20, 2019. The Offer to Purchase will close at 11:59 p.m. Eastern Time on October 11, 2019, unless extended by the Offerors. The Offer to Purchase is not conditioned upon any minimum number of Public Warrants being tendered. Pursuant to the Offer to Purchase, the Offerors purchased 248,000 Public Warrants for $248,000. See Note 8 – Subsequent Events.

In the event we are unable to close a Business Combination by February 21, 2020, the escrow agent will be authorized to transfer $1.00 per whole Public Warrant, to holders of Public Warrants other than our sponsor and its affiliates, at the same time as we redeem our public shares, and all warrants will expire worthless. See Note 8 – Subsequent Events.

Note 5 - Commitments and Contingencies

Business Combination Marketing Agreement

The Company engaged the underwriters from our Public Offering as advisors in connection with any potential Business Combination to assist us in holding meetings with our stockholders to discuss the potential Business Combination and the target business' attributes, introduce us to potential investors interested in purchasing our securities, assist us in obtaining stockholder approval for the Business Combination and assist us with our press releases and public filings in connection with the Business Combination. Pursuant to the Business Combination Marketing Agreement, as amended, the Company will pay Oppenheimer & Co. Inc. and EarlyBirdCapital a cash fee equal to $10.9 million (exclusive of any applicable finders’ fees which might become payable) for such services upon the consummation of our initial Business Combination. As of September 30, 2019, and December 31, 2018, none of the above services had been performed and accordingly, no amounts have been recorded in the accompanying financial statements.

Registration Rights

The holders of our Founders' Shares issued and outstanding and any private placement warrants issued to our Sponsor, officers, directors or their affiliates, including private placement warrants issued in payment of working capital loans made to us (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed April 12, 2018. The holders of a majority of these securities are entitled to make up to three demands that we register such securities. The holders of the majority of the Founders' Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B common stock are to be released from escrow. The holders of a majority of the private placement warrants issued to our Sponsor, officers, directors or their affiliates in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a Business Combination. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to our consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 6 - Stockholders' Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company's board of directors. At September 30, 2019 and December 31, 2018, no preferred stock is issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A Common Stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock held. At September 30, 2019 and December 31, 2018, there were 41,400,000 shares of Class A Common Stock, of which 41,400,000 were classified outside of permanent equity. See Note 8 – Subsequent Events.

Class B Common Stock

The Company is authorized to issue up to 15,000,000 shares of Class B Common Stock. At September 30, 2019 and December 31, 2018, there were 10,350,000 shares of Class B Common Stock issued and outstanding. See Note 4 – Founders’ Shares.

Note 7 – Fair Value Measurements

The following table presents information about the Company’s assets, measured on a recurring basis, as of September 30, 2019 and December 31, 2018. The table indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	September 30, 2019			December 31, 2018
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Cash and Investments held in Trust Account	$423,991,093	$-	$-	$418,727,517	$-	$-

Note 8 – Subsequent Events

Extension Amendment

The Company filed a preliminary proxy statement with the SEC on September 10, 2019, and filed a definitive proxy statement with the SEC on September 20, 2019 (the “Proxy Statement”) announcing a special meeting in lieu of its 2019 annual meeting of stockholders, at which the Company sought and received the approval of its stockholders with respect to, among other things, a proposal (the “Proposal”) to, amend (the “Extension Amendment”) the Company’s second and amended and restated certificate of incorporation (the “Charter”) to extend the date by which the Company must complete a business combination (the “Extension”) from October 17, 2019 to February 21, 2020 (the “Extended Date”). The special meeting was held on October 10, 2019 at which the Company’s stockholders approved, among other things, the Extension Amendment and the ratification of the selection by the Company’s audit committee of WithumSmith+Brown, PC to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019 . The Company afforded its public stockholders the right to redeem their shares of Class A Common Stock of a pro rata portion of the funds available in the Trust Account established by the Company in connection with the IPO at the time the Extension Amendment became effective. The Company’s public stockholders redeemed 3,594,000 shares for approximately $36.8 million. Consequently, the Company has 37,806,000 Public Shares outstanding as of November 8, 2019. The purpose of the Extension Amendment was to allow the Company more time to complete its initial business combination, which the Company’s Board of Directors believes is in the best interests of the Company’s stockholders. The Company will hold another stockholder meeting prior to the Extended Date to seek stockholder approval of any proposed business combination.

The Sponsor has agreed to contribute or cause an affiliate to contribute to the Company as a loan $0.033 for each share of the Company’s Class A Common Stock issued in the IPO that is not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by the Company to complete a business combination from October 17, 2019 until the Extended Date and the Company will deposit such funds into the Trust Account.

Warrant Tender Offer

In connection with the Extension Amendment and pursuant their obligations under the Letter Agreement, the Offerors commenced an Offer to Purchase 20,700,000 outstanding Public Warrants at the tender offer price of $1.00 in cash per Public Warrant. The Offer to Purchase was subject to the terms and conditions set forth in the Offer to Purchase, dated September 12, 2019 (together with exhibits and any amendments or supplements thereto, the “Schedule TO”) filed with the SEC on September 12, 2019, as amended by Amendment No. 1 on Schedule TO-T/A filed with the SEC on September 16, 2019, and as further amended by Amendment No. 2 on Schedule TO-T/A filed with the SEC on September 20, 2019. The Offer to Purchase expired at 11:59 p.m., Eastern Time, on October 11, 2019. The Offer was not conditioned upon any minimum number of Public Warrants being tendered. In connection with the Offer to Purchase, the Offerors acquired 248,000 Public Warrants for $248,000.

HighPeak Energy, Inc.

On October 28, 2019, the Company formed HighPeak Energy, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“HighPeak Energy”).  The Company subscribed for 10,000 shares of HighPeak Energy common stock, par value $0.0001 per share, for $1.00.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Managers of

Grenadier Energy Partners II, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Grenadier Energy Partners II, LLC (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, members’ equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

Denver, Colorado

December 2, 2019

We have served as the Company’s auditor since 2017.

GRENADIER ENERGY PARTNERS II, LLC

BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$9,529,460	$10,137,228
Accounts receivable
Accrued production receivable	7,674,658	5,624,034
Joint interest billings	343,751	420,406
Other	747,042	2,278
Derivative assets	5,814,687	—
Prepaid expenses	31,134	24,782
Total current assets	24,140,732	16,208,728
Oil and gas properties, full cost method of accounting
Unproved properties, not subject to amortization	103,509,718	84,147,198
Proved properties, subject to amortization	178,280,663	83,898,184
Less: accumulated depletion	(35,515,828)	(18,692,947)
Total oil and gas properties, net	246,274,553	149,352,435
Other property and equipment, net	45,383	27,787
Other assets	402,591	613,761
Total assets	$270,863,259	$166,202,711
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts trade payable	$6,737,305	—
Production taxes payable	8,838	57,763
Accrued liabilities	13,641,267	5,991,157
Derivative liabilities	1,408,592	-
Revenue payable	4,495,428	2,381,227
Total current liabilities	26,291,430	8,430,147
Long-term liabilities
Long-term debt	52,000,000	—
Asset retirement obligations	674,734	586,870
Other long-term liabilities	145,660	177,443
Total long-term liabilities	52,820,394	764,313
Commitments and contingencies (Note 9)
Members’ equity
Class A Units, 2,224,600 and 2,077,600 issued and outstanding, respectively	188,051,582	153,990,765
Class B Units, 44,020 and 41,148, issued and outstanding, respectively	3,699,853	3,017,486
Class C Units, 75,238 and 75,238 issued and outstanding, respectively	—	—
Total members’ equity	191,751,435	157,008,251
Total liabilities and members’ equity	$270,863,259	$166,202,711

The accompanying notes are an integral part of these financial statements.

GRENADIER ENERGY PARTNERS II, LLC

STATEMENT OF OPERATIONS

	Year Ended December 31,
	2018	2017	2016
Revenues
Oil	$49,791,749	$10,622,374	$1,659,730
Natural gas	1,352,262	351,744	58,712
Natural gas liquids	2,350,507	544,631	144,266
Total revenues	53,494,518	11,518,749	1,862,708
Expenses
Lease operating expenses	10,881,014	2,913,574	570,624
Production and other taxes	2,538,436	534,559	—
Depreciation and amortization - other property and equipment	18,578	22,620	27,079
Depletion - oil and gas properties	16,822,881	9,190,119	6,377,658
Impairment of oil and gas properties	—	—	12,462,428
Loss from sales of oil and gas properties	—	12,948,186	—
Accretion of asset retirement obligations	45,791	18,634	4,795
General and administrative	6,396,653	4,775,680	4,116,443
Total expenses	36,703,353	30,403,372	23,559,027
Income (loss) from operations	16,791,165	(18,884,623)	(21,696,319)
Other (income) expense
Interest income and other	(176,361)	(200,925)	(4,300)
Interest expense	1,358,084	—	—
Equity in net loss - Shongaloo Midstream	—	592,694	166,845
(Gain) loss on derivatives	(4,146,494)	—	—
Total other (income) expense	(2,964,771)	391,769	162,545
Net income (loss)	$19,755,936	$(19,276,392)	$(21,858,864)

The accompanying notes are an integral part of these financial statements.

GRENADIER ENERGY PARTNERS II, LLC

STATEMENTS OF MEMBERS EQUITY

	Class A		Class B		Class C
	Units						Total
Balances - January 1, 2016	597,800	$46,323,316	12,200	$945,375	66,250	$—	$47,268,691
Capital contributions:	654,150	65,415,000	12,814	1,281,440	3,800	—	66,696,440
Net loss	—	(21,421,687)	—	(437,177)	—	—	(21,858,864)
Balances - December 31, 2016	1,251,950	90,316,629	25,014	1,789,638	70,050	$—	92,106,267
Capital contributions:	825,650	82,565,000	16,134	1,613,376	5,188	—	84,178,376
Net loss	—	(18,890,864)	—	(385,528)	—	—	(19,276,392)
Balances - December 31, 2017	2,077,600	153,990,765	41,148	3,017,486	75,238	$—	157,008,251
Capital contributions:	147,000	14,700,000	2,872	287,248	—	—	14,987,248
Net loss	—	19,360,817	—	395,119	—	—	19,755,936
Balances - December 31, 2018	2,224,600	$188,051,582	44,020	$3,699,853	75,238	$—	$191,751,435

The accompanying notes are an integral part of these financial statements.

GRENADIER ENERGY PARTNERS II, LLC

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities
Net income (loss)	$19,755,936	$(19,276,392)	$(21,858,864)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depletion, depreciation, amortization, accretion	16,887,250	9,231,373	6,409,532
Impairment of oil and gas properties	—	—	12,462,428
Amortization of deferred financing costs	50,640	—	—
Gain on derivatives, unsettled	(4,406,095)	—	—
Loss on sale of oil and gas properties	—	12,948,186	—
Equity in net loss - Shongaloo Midstream	—	592,694	166,845
Changes in operating assets and liabilities:
Accounts receivable	(2,718,733)	(5,882,775)	(49,799)
Deposits and other	(4,972)	(12,927)	(402)
Prepaid expenses	(6,352)	3,153	292,148
Accounts payable, revenue payable and other	8,948,242	2,549,280	17,692
Accrued liabilities	(932,777)	9,596,778	147,859
Net cash provided by (used in) operating activities	37,573,139	9,749,370	(2,412,561)
Cash flows from investing activities
Cash proceeds from sales of oil and gas properties	3,042,185	2,219,428	—
Cash proceeds from sale of investment in Shongaloo Midstream	—	1,650,000	—
Acquisition, exploration, and development of oil and gas properties	(102,974,466)	(123,138,546)	(33,578,824)
Advances to operators	(4,894,699)	(2,951,201)	—
Purchase of other property and equipment	(36,174)	(4,870)	(10,107)
Investment in Shongaloo Midstream	—	(360,000)	(99,554)
Net cash used in investing activities	(104,863,154)	(122,585,189)	(33,688,485)
Cash flows from financing activities
Capital contributions	14,987,247	84,178,378	66,696,440
Borrowings under Revolving Credit Facility	52,000,000	—	—
Deferred financing costs	(305,000)	—	—
Net cash provided by financing activities	66,682,247	84,178,378	66,696,440
Net change in cash and cash equivalents	(607,768)	(28,657,441)	30,595,394
Cash and cash equivalents beginning of period	10,137,228	38,794,669	8,199,275
Cash and cash equivalents at end of period	$9,529,460	$10,137,228	$38,794,669
Supplemental cash flow information
Cash paid during the year for interest	$1,152,674	$—	$—
Accrued capital expenditures in accounts payable	$12,168,147	$3,762,703	$1,310,111

The accompanying notes are an integral part of these financial statements.

Note 1.   Organization and summary of significant accounting policies

Organization

Grenadier Energy Partners II, LLC (“the Company”), a Delaware limited liability company formed on July 30, 2012, is an independent oil and gas company engaged in the exploration, acquisition, development and operation of oil and natural gas properties in the United States, primarily within the Midland Basin in Texas. The Company’s operations are organized into a single business unit.

The Company is managed under the direction of a seven-member Board of Managers comprised of three representatives appointed by EnCap Energy Capital Fund VIII, L.P. and EnCap Energy Capital Fund X, L.P. (collectively “EnCap”), three representatives appointed by Kayne Anderson Energy Fund VI, L.P. (“Kayne Anderson”) and one representative appointed by Grenadier Energy Management II, LLC (“Management Member”). EnCap and Kayne Anderson are together referred to as the “Private Equity Investors”.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”). The Company, an emerging growth company, has elected to take advantage of the benefits of the extended transition period provided for in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards which allows the Company to defer adoption of certain accounting standards until those standards would otherwise apply to private companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Items subject to such estimates and assumptions include: (i) oil and natural gas reserves; (ii) impairment tests of long-lived assets; (iii) depreciation, depletion and amortization; (iv) asset retirement obligations; (v) assignment of fair value and allocation of purchase price in connection with business combinations; (vii) accrued liabilities; (viii) valuation of derivative instruments; (ix) value of the Class C units; and (x) accrued revenue and related receivables. Although management believes these estimates are reasonable, actual results could differ from estimates. Additionally, see Note 8-Fair Value Measurements.

Cash and Cash Equivalents

Investments in highly-liquid securities with original maturities of three months or less are considered to be cash equivalents. At December 31, 2018 and 2017, the Company had no restricted cash.

Accounts Receivable

Accounts receivable consist primarily of uncollateralized amounts due from oil and natural gas purchasers and joint interest owners. Management evaluates the adequacy of the allowance for doubtful accounts based on a periodic review of individual accounts. The primary factors considered in determining the amount of the allowance are collection history, the aging of the accounts, and other specific information known to management that may affect collectability. At December 31, 2018 and 2017, management has determined that no allowance for doubtful accounts was necessary.

Concentration of Credit Risk

The Company’s exposure to concentrations of credit risk, associated with derivative financial instruments, consists primarily of revenues and related trade receivables and derivative contracts associated with commodities trading (see Note 7 – Derivatives and Risk Management).

Revenue

The Company sells its oil, natural gas and natural gas liquids (“NGL”) production to various purchasers in the industry. The table below presents purchasers that account for 10% or more of total oil, natural gas and NGL sales for the years ended December 31, 2018, 2017 and 2016. Although changes in our primary purchasers or the loss of any single purchaser may have a short-term impact on the Company, management believes there would not be a long-term material adverse effect on the Company’s financial position or results of operations due to the availability of alternative purchasers.

	Year Ended December 31,
Purchaser	2018	2017	2016
Purchaser A	63%	62%	89%
Purchaser B	21%	31%	—%

Accounts Receivable

As of December 31, 2018, the Company had four oil, natural gas and NGL purchasers which individually accounted for more than 10% of accounts receivable and 73% of accounts receivable in the aggregate.

As of December 31, 2017, the Company had two oil, natural gas and NGL purchasers which individually accounted for more than 10% of accounts receivable and 64% of accounts receivable in the aggregate.

Cash Balances

During the years ended December 31, 2018 and 2017, the Company maintained cash deposits with financial institutions in excess of the federally insured limits. The Company believes the credit risk in these deposits is minimal. No losses on these deposits have been incurred to date.

Investment in Shongaloo Midstream

The Company accounts for investments that it does not control, but in which it can exercise significant influence, using the equity method of accounting. Such investments are originally recorded at acquisition cost. The investment is adjusted by the Company’s proportionate share of the investee’s net income (loss) and is reflected in other (income) and expense in the statement of operations. Equity method investments are included as other assets on the balance sheets.

Equity method investments are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value may have occurred. When a loss is deemed to have occurred and is other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net income (loss) on the statement of operations.

In December 2015, the Company invested in Shongaloo Midstream (or “Investee”) in return for a 45% member ownership in that company. The Company and Investee have common ownership by one of the Private Equity Investors. Shongaloo Midstream gathers natural gas for producers targeting formations located in North Louisiana. For the year ended December 31, 2016, the Company made an additional $0.1 million investment in Shongaloo Midstream and recorded its $0.2 million proportionate share of the Investee’s net loss.

Effective June 30, 2017, the Company assigned its 45% membership interest in Shongaloo Midstream to Tradition Midstream, LLC, a related party of the Company, for $1.65 million. During 2017, the Company made an additional $0.4 million investment in Shongaloo Midstream and recorded a loss of $0.6 million related to its investment in Shongaloo Midstream, of which $0.1 million related to its proportionate share of the Investee’s net loss and $0.5 million related to the loss on the sale of the investment. During the years ended December 31, 2017 and 2016, the Company recorded revenues from Shongaloo Midstream of $41,196 and $121,842, respectively. During the year ended December 31, 2018, the company did not record any revenues from Shongaloo Midstream.

Oil and Gas Properties

The Company utilizes the full cost method of accounting for costs related to the exploration, development and acquisition of oil and gas properties. Under this method, all costs (productive and nonproductive) related to these activities, including the costs of undeveloped leasehold, dry holes, abandoned properties, leasehold equipment, and asset retirement costs are capitalized and amortized using the units-of-production method based on estimated proved reserves. Overhead costs (such as salaries and benefits) incurred that are directly attributable to these activities are also capitalized. For the years ended December 31, 2018, 2017 and 2016, depletion expense for oil and gas properties totaled $16.8 million, $9.2 million and $6.4 million, respectively.

Costs associated with unevaluated properties are excluded from the amortization base until it is determined whether proved reserves can be assigned to such properties or impairment is indicated. The Company assesses its unproved properties for impairment at least annually. Significant unproved properties are assessed individually.

Capitalized costs are subject to a ceiling test. Through December 31, 2018, the Company performs a ceiling test annually. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the un-weighted arithmetic average of the first-day-of-the month price for the previous twelve month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods. Future declines in oil and natural gas prices, increases in future operating expenses and future development costs could result in impairments of the Company’s oil and gas properties in future periods. Impairment changes are a non-cash charge and accordingly would not affect cash flows but would adversely affect net income and shareholders’ equity.

For the years ended December 31, 2018 and 2017, the Company did not recognize a ceiling test impairment as the Company’s net book value of its natural gas and oil properties did not exceed the ceiling amount. For the year ended December 31, 2016, the Company’s net book value of its natural gas and oil properties exceeded the ceiling amount and resulted in non-cash ceiling test impairment expense of $12.5 million.

Typically, the sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized. However, in circumstances where such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, the Company would recognize a gain or loss in the statement of operations. All costs related to production activities, including workover costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

Asset Retirement Obligations and Environmental Costs

Asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 410 “Asset Retirement and Environmental Obligations”, to determine its asset retirement obligation amounts by calculating the present value of the estimated future cash outflows associated with its plug and abandonment obligations. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred (typically when a well is completed or acquired or when an asset is installed at the production location), and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period through charges to accretion expense, and the capitalized cost is depleted on a unit-of-production basis over the proved developed reserves of the related asset. Revisions typically occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells, and such revisions result in adjustments to the related capitalized asset and corresponding liability.

Liabilities for environmental costs are recorded on an undiscounted basis when it is probable that obligations have been incurred and the amounts can be reasonably estimated.  These liabilities are not reduced by possible recoveries from third parties.

Other Property and Equipment

Other property and equipment is stated at cost upon acquisition less accumulated depreciation. Costs of renewals and improvements that substantially extend the useful lives of these assets are capitalized. Repairs and maintenance are expensed as incurred. Leasehold improvements are depreciated, using the straight-line method, over the shorter of the lease term or the useful life of the asset. When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation and amortization are removed from the account. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment and software	3 years
Furniture and fixture	7 years
Leasehold improvements	5 years

Impairment of Long-Term Assets

Management evaluates its long-term assets for financial impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less cost to sell. Management is of the opinion that the carrying amount of its other property and equipment does not exceed their estimated recoverable amount.

Unit-Based Payments

Compensation cost for Class C Unit-based payments to employees, issued through Management Member, is measured at the grant date, based on the fair value of the awards, and is recognized on a straight-line basis over the requisite service period (usually the vesting period). For performance units, once it becomes probable that the performance condition will be achieved, expense is recognized over the remainder of the performance period.  See Note 10 – Members’ Equity.

 Revenue Recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability of the revenue is reasonably assured. Delivery occurs and title is transferred when production has been delivered to a pipeline or a truck. The Company uses the sales method of accounting for balancing of gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation. No significant gas imbalances existed as of December 31, 2018 and 2017.

The Company recognizes an asset or a liability, whichever is appropriate, for revenues associated with over-deliveries or under-deliveries of natural gas to purchasers. A purchaser imbalance asset occurs when the Company deliver more natural gas than it nominated to deliver to the purchaser and the purchaser pays only for the nominated amount. Conversely, a purchaser imbalance liability occurs when the Company delivers less natural gas than it nominated to deliver to the purchaser and the purchaser pays for the amount nominated.

Acquisitions

In accordance with ASC Topic 805 “Business Combinations”, the Company determines whether an acquisition is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method of accounting. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition. Under both methods purchase prices are allocated to acquired assets and assumed liabilities based on their estimated fair value at the time of the acquisition (adjusted for purchase price adjustments in business combinations). For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The excess, if any, of the purchase price over the net fair value amounts assigned to assets and acquired and liabilities assumed is recognized as goodwill. Conversely, if the fair value of assets acquired exceeds the purchase price, including liabilities assumed, the excess is immediately recognized in earnings as a bargain purchase gain. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The Company estimates the fair values of assets acquired and liabilities assumed in acquisitions using various assumptions (all of which are Level 3 inputs within the fair value hierarchy). The most significant assumptions typically relate to the estimated fair values assigned to proved and unproved oil and natural gas properties. To estimate the fair values of the proved and unproved oil and natural gas properties, the Company develops estimates of oil, natural gas and NGL reserves. Estimates of reserves are based on the quantities of oil, natural gas and NGLs that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Additionally, a risk factor is applied to reserves by reserve type based on industry standards. The Company estimates future prices to apply to the estimated net quantities of reserves based on the applicable ownership percentage acquired and estimates future operating and development costs to arrive at estimates of future net cash flows. The future net cash flows are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition.

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Company’s members and no provision for income taxes has been recorded on the accompanying financial statements. The Company follows the guidance in ASC 740, Income Taxes. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The Company’s tax returns are subject to examination by tax authorities through the current period for state and federal tax reporting purposes.

As of January 1, 2018, the adjustment resulting from IRS audits of partnerships to be assessed at the partnership level is allowed pursuant to the Bipartisan Budget Act of 2015.

As of December 31, 2018, 2017, and 2016, the Company had no unrecognized tax benefits or accrued interest or penalties associated with unrecognized tax benefits. The Company does not expect that the amounts of unrecognized tax benefits will change significantly within the next 12 months. The Company’s policy is to recognize interest related to any unrecognized tax benefits as interest expense and penalties as general and administrative expense.

The Company is subject to state franchise tax from production within the state of Texas.

Derivative Financial Instruments

The Company uses derivative financial instruments to manage defined commodity price risks and does not use them for speculative trading purposes. The Company uses derivative instruments to financially protect sales of natural gas, oil, and NGLs. Since the Company does not designate its derivatives for hedge accounting treatment, gains and losses resulting from the settlement of derivative contracts are recognized in (gains) losses on derivatives in the statements of operations when the contracts expire and the related physical transactions of the underlying commodity are settled. Changes in the fair value of the unsettled portion of the derivative contracts are also recognized in (gain) loss on derivatives in the statements of operations. See Note 7 – Derivatives and Risk Management for a discussion of the Company’s derivative financial instruments.

Retirement Plan

The Company has a defined contribution retirement plan for all employees. The plan is funded by employee contributions and discretionary Company contributions. The Company’s contributions for 2018, 2017 and 2016 were $137,000, $111,000 and $110,000, respectively. After one year of service, employees vest in employer contributions at 20% per year of completed service up to five years.

Acquisition Costs

Acquisition related expenses, which consist of external costs directly related to the Company’s acquisitions, such as advisory, legal, accounting, valuation and other professional fees, are expensed in general and administrative expense as incurred for business combination and capitalized as part of the cost for asset acquisitions.

Debt Issuance Costs

On August 27, 2013, the Company entered into a Senior Secured Revolving Credit Facility with JPMorgan Chase Bank, N.A., with an aggregate lender commitment of $300.0 million (“Revolving Credit Facility”). Debt issuance costs associated with the Revolving Credit Facility are classified in other assets in the balance sheets and are amortized to interest expense on a straight-line basis over the term of the facility. Debt issuance costs consist of bank fees related to amendments of the Revolving Credit Facility. The Company’s unamortized debt issuance costs balance was $254,360 as of December 31, 2018. The Company did not have any debt issuance cost as of December 31, 2017.

New Accounting Standards Implemented

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). The ASU was issued to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions of assets or businesses. Early application is allowed for transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. The Company early adopted this ASU on January 1, 2017 and the amendments in this update were applied prospectively.

New Accounting Standards Not Yet Implemented

The Company, an emerging growth company, has elected to take advantage of the benefits of the extended transition period provided for in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards which allows the Company to defer adoption of certain accounting standards until those standards would otherwise apply to private companies.

In July 2018, the FASB issued ASU 2018-09, “Codification Improvements” (“ASU 2018-09”) which makes amendments to multiple codification topics to clarify, correct errors in, or make minor improvements to the accounting standards codification. The effective date of this standard is dependent on the facts and circumstances of each amendment. Some amendments do not require transition guidance and will be effective upon the issuance of this standard. Many of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. The Company is in the process of evaluating the affects of the guidance not yet in effect on the financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), to address diversity in practice of how certain cash receipts and cash payments are currently presented and classified in the statement of cash flows. The ASU addresses the topic of separately identifiable cash flows and application of the predominance principle. Classification of cash receipts and payments that have aspects of more than one class of cash flows should be determined first by applying specific guidance, and then by the nature of each separately identifiable cash flow. In situations where there is an absence of specific guidance and the cash flow has aspects of more than one type of classification, the predominance principle should be applied whereby the cash flow classification should depend on the activity that is likely to be the predominant source or use of cash flows. The new guidance is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company does not plan to early adopt and does not expect this update to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 is effective for the Company on January 1, 2020. The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In January 2018, ASU 2016-02 was updated with ASU No. 2018-01, Lease (Topic 842)—Land Easement Practical Expedient for Transition to Topic 842 (“ASU 2018-01”), which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under Topic 840, Leases. An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 beginning at the date that the entity adopts Topic 842. An entity that does not elect this practical expedient should evaluate all existing or expired land easements in connection with the adoption of the new lease requirements in Topic 842 to assess whether they meet the definition of a lease. In July 2018, ASU 2016-02 was updated with ASU No. 2018-11, Targeted Improvements to ASC 842 (“ASU 2018-11”), which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. Before ASU 2018-11 was issued, transition to the new lease standard required application of the new guidance at the beginning of the earliest comparative period presented in the financial statements. The Company is in the process of assessing the effects of the application of the new guidance on the financial statements and disclosures and expects at least enhanced disclosures once those standards are adopted.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard provides five steps an entity should apply in determining its revenue recognition. In March 2016, ASU 2014-09 was updated with ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) (“ASU 2016-08”), which provides further clarification on the principal versus agent evaluation. ASU 2014-09 is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet and is effective for us on January 1, 2019. While the Company is continuing its assessment of the effects of the new revenue standard, it currently expects to reclassify certain items currently reported net in revenue (as a deduction from revenue) to expense and to enhance disclosures upon adoption of the new guidance.

Note 2.  ACQUISITIONS, DISPOSITIONS AND OTHER TRANSACTIONS

Cholla Petroleum

Effective December 30, 2016, the Company entered into a purchase and sale agreement and closed with Cholla Petroleum, Inc. and Autonomous Oil LLC to purchase unproved oil and gas properties located in Howard County, Texas. The total purchase price was approximately $21.7 million, subject to customary and standard purchase price adjustments. The Cholla Acquisition was funded through equity contributions made during December 2016. The transaction was accounted for as an asset acquisition and the purchase price was allocated based on the relative fair values of the assets acquired. The fair values of the assets were determined using the market approach using Level 3 inputs. See Note 8 – Fair Value Measurements for a description of the fair value hierarchy.

North Louisiana Divestiture

On June 30, 2017, the Company sold its entire position in Louisiana consisting of approximately 44,350 net acres and two producing oil and gas wells located in Webster, Claiborne, Lincoln and Union Parishes to an unrelated third party for $2.2 million in cash, subject to customary and standard purchase price adjustments.

The Company determined that the sale of the Louisiana acreage, which prior to the sale was deemed impaired, and as such classified as evaluated properties, would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. This resulted in the Company recording a loss of approximately $12.9 million at June 30, 2017.

Oxy Acquisition

Effective May 1, 2017, the Company entered into a purchase and sale agreement with Oxy USA, Inc.(“Oxy”), an unrelated third party, to acquire working interests in oil and gas properties located in Howard County, Texas (the “Oxy Acquisition”). The properties included in the Oxy Acquisition represented Oxy’s working interest in all the producing and unproved properties that were previously retained by Oxy in a 2016 farmout agreement with the Company and are in locations where the Company has similar assets. Included in the acquisition was approximately 3,500 net acres, three operated wells and working interest in non-operated wells. The deal closed on September 11, 2017. The price paid was $41.2 million, subject to customary and standard purchase price adjustments, and was funded through equity contributions made during September 2017. The Company did not incur significant transaction costs related to the acquisition. The Company accounted for the Oxy Acquisition as a business combination.

The following table summarizes the consideration paid to the Sellers and the estimated fair value of the assets acquired and liabilities assumed.

As of September 11, 2017
Considerations paid to Seller:
Cash consideration	$41,207,099
Assets acquired:
Proved oil and natural gas properties	$15,052,074
Unproved oil and gas properties	26,434,821
Total assets acquired	41,486,895
Liabilities assumed:
Suspended revenues and other liabilities	(143,792)
Asset retirement obligations	(136,004)
Total liabilities assumed	(279,796)
Total net assets acquired	$41,207,099

Preparation of pro forma data for the year ended December 31, 2017 is impracticable as Oxy had no stand-alone financial statements covering that period and preparation of such financial statements was impracticable without unreasonable delay, effort and expense, if possible at all.

Other Asset Acquisitions and Dispositions

During 2017, the Company executed ten separate acquisitions with unrelated parties for approximately $20.8 million. These acquisitions resulted in approximately 4,100 net acres, nine producing vertical wells and two service wells in Howard County, TX. The transactions were accounted for as asset acquisitions and each purchase price was allocated based on the relative fair values of the assets acquired. Approximately $19.5 million of the aggregate purchase price was attributable to undeveloped oil and natural gas properties and approximately $1.3 million was attributable to developed oil and gas properties associated with producing wells acquired.

During 2018, the Company executed two separate acquisitions with unrelated parties for approximately $10.2 million. The acquisitions resulted in approximately 1,090 net acres, five operated vertical wells and working interest in one non-operated vertical well. The Company also executed an acreage swap for 80 net acres with an unrelated party that resulted in paying $1 million for one operated vertical well. The transactions were accounted for as asset acquisitions and each purchase price was allocated based on the relative fair values of the assets acquired. Approximately $9.0 million of the aggregate purchase price was allocated to undeveloped oil and natural gas properties and approximately $2.2 million was allocated to developed oil and gas properties associated with producing wells acquired.

During 2018, the Company also executed two asset exchange agreements with unrelated parties resulting in approximately $3 million in proceeds to the Company. These agreements resulted in the disposition of 160 net acres and three operated vertical wells. These transactions were accounted for as asset dispositions.

Note 3.  other property and equipment

Other property and equipment consists of the following at December 31, 2018 and December 31, 2017:

	As of December 31,
	2018	2017
Furniture and office equipment	$75,379	$72,690
Computer equipment and software	117,125	83,640
Leasehold improvements	11,632	11,632
	204,136	167,962
Less: accumulated depreciation	(158,753)	(140,175)
Total other property and equipment	$45,383	$27,787

During the year ended December 31, 2018, 2017, and 2016, the Company recognized $18,577, $22,620, and $27,078 in depreciation expense, respectively. During the year ended 2018, 2017 and 2016, the Company recognize no impairment of other property and equipment.

Note 4.  ASSET RETIREMENT OBLIGATIONs

The Company’s AROs represent the present value of the estimated costs to plug and abandon oil and gas wells and remediate producing properties at the end of their productive lives.

AROs are valued utilizing Level 3 fair value measurement inputs (see Note 8 – Fair Value Measurements), including estimated costs to abandon wells in the future and credit-adjusted risk-free rates.

The following presents changes in the ARO for the years ended December 31, 2018 and 2017:

	2018	2017
Asset retirement obligation at January 1	$586,870	$114,122
Accretion expense	45,791	18,634
Obligations incurred (1)	219,934	562,290
Obligations settled/removed (2)	(60,418)	(108,176)
Revisions of estimates (3)	(117,443)	—
Asset retirement obligation at December 31	$674,734	$586,870

(1)

Additions during 2018 were attributable to the acquisition of five operated wells and working interest in one non-operated well, as well as the drilling of 34 new Company-operated and non-operated wells. Additions during 2017 were attributable to the acquisition of 12 operated wells and working interests in eight non-operated wells, as well as the drilling of Company-operated and non-operated wells. Additionally, the Company developed a frac pit and two saltwater disposal wells in 2017.

(2)	Related to asset sales.
(3)	Revisions of estimates during 2018 were attributable to an updated borrowing rate and the deferral of the estimated abandonment of the Company’s wells which lengthen the life of the wells.

Note 5.  ACCRUED LIABILITES

Accrued liabilities at December 31, 2018 and 2017 consisted of the following:

	December 31,
	2018	2017
Accrued drilling and completing costs	$11,710,166	$3,718,003
Lease operating and workover expenses	1,597,694	1,772,863
Accrued leasehold costs	149,986	421,020
Accrued interest	114,576	—
Accrued general and administrative expenses	68,845	79,271
Total accrued liabilities	$13,641,267	$5,991,157

Note 6.  LONG-TERM DEBT

On March 12, 2018, the Company entered into an Amended and Restated Credit Agreement with JP Morgan Chase Bank to update and revise the Revolving Credit Facility to establish an initial borrowing base of $30 million and a maturity date of March 12, 2021. On August 22, 2018, the lender under the Company’s Revolving Credit Facility completed a semi-annual redetermination and increased the borrowing base to $58 million. On December 19, 2018, the Company executed the First Amendment to the Amended and Restated Credit Agreement, which, among other things: (i) added Wells Fargo Bank as a lender to the Revolving Credit Facility and (ii) increased the borrowing base to $85.0 million. See Note 12-Subsequent Events for additional debt discussion.

As of December 31, 2017, no borrowing base had been established and the Company had not drawn on the Revolving Credit Facility. The borrowing base is redetermined semi-annually based on the Company’s oil and gas reserves. The Company can request one additional borrowing base redetermination between each semi-annual period. The Company expects that its next regularly scheduled borrowing base review process will be completed in the second quarter of 2019.

The maturity date under the Company’s Revolving Credit Facility is March 12, 2021. Borrowings bear interest based on the agent bank’s prime rate plus an applicable margin ranging from 1.25% to 2.25%, or the sum of the London Interbank Offered Rate (“LIBOR”) rate plus an applicable margin ranging from 2.25% to 3.25%. Margins vary based on the borrowings outstanding compared to the borrowing base. In addition, the Company pays an annual commitment fee of 0.50% of unused borrowings available under its Revolving Credit Facility. The Company is exposed to interest rate risk on the outstanding borrowings under its Revolving Credit Facility. A hypothetical increase of 50 basis points in the LIBOR rate on outstanding borrowings under the Company’s Revolving Credit Facility at December 31, 2018, would result in a $260,000 increase in annual interest expense. The weighted average interest rate applicable to borrowings under the Company’s Revolving Credit Facility in 2018 was 5.12%. During the year ended December 31, 2018, the Company recognized $1.3 million in interest expense under the Revolving Credit Facility. No interest expense was recognized during 2017 or 2016.

The Company is required to maintain liens covering the oil and gas properties of the Company and its subsidiaries representing at least 85% of the total value of all oil and gas properties of the Company. Obligations under the Company’s Revolving Credit Facility are secured by mortgages on substantially all oil and gas properties of the Company. The Company’s Revolving Credit Facility requires it to maintain a certain minimum current ratio and imposes a maximum permitted total leverage ratio, all ratios as defined in the credit agreement. The Company was in compliance with both financial covenants as of December 31, 2018. Failure to comply with any of the financial covenants contained in the Revolving Credit Agreement could cause an event of default and have a material adverse effect on the Company’s business.

Events of default include without limitation, breach of financial covenants, payment defaults, the inaccuracy of representations and warranties, defaults in the performance of affirmative or negative covenants, defaults on other indebtedness of the Company or its subsidiaries, bankruptcy or related defaults, and defaults related to judgments (each, an “Event of Default”). The obligations of the Company may be accelerated upon the occurrence of an Event of Default.

To date, the Company has experienced no disruptions in its ability to access its Revolving Credit Facility. However, the Company’s lenders have substantial ability to reduce the borrowing base on the basis of subjective factors, including the loan collateral value that each lender, in its discretion and using the methodology, assumptions and discount rates as such lender customarily uses in evaluating oil and gas properties, assigns to the Company’s properties.

Note 7.     Note .   DERIVATIVES AND RISK MANAGEMENT

The Company is exposed to volatility in market prices and basis differentials for natural gas, oil and NGLs which impacts the predictability of its cash flows related to the sales of those commodities. These risks are managed by the Company’s use of certain derivative financial instruments. As of December 31, 2018, the Company’s derivative financial instruments consisted of two-way costless collars and basis swaps. During 2018, the Company settled all of its fixed price swaps. A description of the Company’s derivative financial instruments is provided below:

Two-way costless collars

Arrangements that contain a fixed floor price (purchased put option) and a fixed ceiling price (sold call option) based on an index price which, in aggregate, have no net cost. At the contract settlement date, (1) if the index price is higher than the ceiling price, the Company pays the counterparty the difference between the index price and ceiling price, (2) if the index price is between the floor and ceiling prices, no payments are due from either party, and (3) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

Basis swaps

 Arrangements that guarantee a price differential for oil from a specified delivery point. If the Company sells a basis swap, the Company receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.  If the Company purchases a basis swap, the Company pays the counterparty if the price differential is greater than the stated terms of the contract and receives a payment from the counterparty if the price differential is less than the stated terms of the contract.

Fixed price swaps	The Company receives a fixed price for the contract and pays a floating market price to the counterparty.

The Company chooses counterparties for its derivative financial instruments that it believes are creditworthy at the time the transactions are entered into, and the Company actively monitors the credit ratings and credit default swap rates of those counterparties where applicable. However, there can be no assurance that a counterparty will be able to meet its obligations to the Company. One of the Company’s counterparties to its derivative financial instruments participates in the Company’s Revolving Credit Facility, and the collateral for the outstanding borrowings under the Company’s Revolving Credit Facility is used as collateral for the Company’s commodity derivatives. The Company presents its derivative positions on a gross basis and does not net the asset and liability positions where counterparty netting arrangements contain provisions for net settlement.

The following table provides information about the Company’s derivative financial instruments that are sensitive to changes in commodity prices and that are used to protect the Company’s exposure. None of the derivative financial instruments below are designated for hedge accounting treatment. The table presents the notional amount, the weighted average contract prices and the fair value by expected maturity dates as of December 31, 2018. There were no derivative financial instruments outstanding as of December 31, 2017.

	Weighted Average Price per Bbl
	Volume (bls)	Basis Differential	Purchased Puts	Sold Calls	Fair value at December 31, 2018
Oil:
2019
Basis swaps	244,638	$(10.48)	$—	$—	$(1,408,592)
Two-way costless collars	452,103	$—	$59.17	$72.31	$5,814,687

The balance sheet classification of the assets and liabilities related to derivative financial instruments (none of which are designated for hedge accounting treatment) are summarized below as of December 31, 2018:

	Balance sheet classification	Fair Value December 31, 2018
Derivative assets:
Two-way costless collars - oil	Derivative assets	$5,814,687
Total derivative assets		$5,814,687
Derivative liabilities:
Basis swaps - oil	Derivative liabilities	$(1,408,592)
Total derivative liabilities		$(1,408,592)

The following table summarizes the effect of the Company’s derivative financial instruments that have settled or remain unsettled on the statements of operations for the year ended December 31, 2018:

(Gain) Loss on Derivatives, Unsettled Recognized in Earnings

Derivative Instrument	Statements of Operations Classification	For the year ended December 31, 2018
Basis swaps – oil	(Gain) loss on derivatives	$1,408,592
Two-way costless collars – oil	(Gain) loss on derivatives	(5,814,687)
		$(4,406,095)

(Gain) Loss on Derivatives, Settled Recognized in Earnings

Derivative Instrument	Statements of Operations Classification	For the year ended December 31, 2018
Basis swaps – oil	(Gain) loss on derivatives	$503,166
Two-way costless collars – oil	(Gain) loss on derivatives	(659,230)
Fixed price swaps – oil	(Gain) loss on derivatives	415,665
		$259,601

Note 8.    FAIR VALUE MEASUREMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments as of December 31, 2018 and 2017 were as follows:

	December 31, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$9,529,460	$9,529,460	$10,137,228	$10,137,228
Derivative financial instruments, net	$4,406,095	$4,406,095	$—	$—
Revolving Credit Facility, due March 2021	$52,000,000	$52,000,000	$—	$—

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities on the balance sheets are carried at cost which approximate fair value due to their short-term nature. The Company recognizes its non-financial assets and liabilities such as ARO (see Note 4 – Asset Retirement Obligations) and proved oil and natural gas properties upon impairment (See Note 1 – Organization and Summary of Significant Accounting Policies), at fair value on a non-recurring basis. For debt and derivative instruments, the following methods and assumptions were used to estimate fair value:

Debt: The carrying values of the borrowings under the Company’s Revolving Credit Facility (to the extent utilized) approximate fair value because the interest rate is variable and reflective of market rates. The Company considers the fair value of its Revolving Credit Facility to be a Level 1 measurement on the fair value hierarchy.

Derivative Financial Instruments: The fair value of all derivative instruments is the amount at which the instrument could be exchanged currently between willing parties. The amounts are based on quoted market prices, best estimates obtained from counterparties and an option pricing model, when necessary, for price option contracts.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value.  As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations	Consist of unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority.

Level 2 valuations	Consist of quoted market information for the calculation of fair market value.

Level 3 valuations	Consist of internal estimates and have the lowest priority.

The Company has classified its derivatives into these levels depending upon the data utilized to determine their fair values. The Company’s two-way costless collars, basis swaps and fixed price swaps (Level 2) are valued based on the present value of the difference in exchange-quoted forward price curves and contractual settlement prices multiplied by notional quantities. The Company’s option contracts are valued using industry-standard option pricing models and observable market inputs to determine the fair values of the contracts. All the Company’s derivative financial instruments are classified as Level 2.

Assets and liabilities measured at fair value on a recurring basis are summarized below for 2018 (there were no open derivative positions during 2017):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets (Liabilities) at Fair Value
Assets
Two-way costless collars - oil	$—	$5,814,687	$—	$5,814,687
Liabilities:
Basis swaps - oil	—	(1,408,592)	—	(1,408,592)
Total	$—	$4,406,095	$—	$4,406,095

Note 9.   Commitments and contingencies

Operating Commitments

The Company has various operating lease agreements for office space and office equipment as of December 31, 2018. The Company entered into an agreement to lease its current office space which expires in January 2020. During the years ended December 31, 2018, 2017 and 2016, rent expense recorded within general and administrative expense totaled $425,128, $415,211 and $407,622, respectively. Other operating leases include two 3-year leases for office printers, where payment is due monthly. The future minimum lease payments under non-cancelable agreements as of December 31, 2018 are as follows:

Operating Leases
2019	$436,538
2020	36,504
Total	$473,042

Environmental Risk

The Company is subject to laws and regulations relating to the protection of the environment. Environmental and cleanup related costs of a non-capital nature are accrued when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. Management believes any future remediation or other compliance related costs will not have a material effect on the financial position, results of operations or cash flows of the Company.

Sublease Agreement

During 2014, the Company subleased a portion of its office space to third party tenants. The original sublease agreement expired on February 29, 2017. Prior to the expiration of the sublease, the parties executed a second amendment to the sublease, which extended the expiration date to June 18, 2017.

During 2017, the Company entered into a new sublease agreement commencing on July 1, 2017 and expiring on January 31, 2020.

Sublease income received for the years ended December 31, 2018, 2017 and 2016 totaled $138,966, $150,765, and $175,218, respectively, which is reflected in the statements of operations as a reduction of general and administrative expenses.

Note 10.   MEMBERS’ EQUITY

Member Units

On July 30, 2012, the Company entered into a Limited Liability Agreement (the “Agreement”) with certain investors, including the Private Equity Investors and the Management Member (collectively the “Members”). The Agreement authorizes the issuance of up to 3,340,000 Class A units and 60,000 Class B units at $100 per A and B unit for total proceeds of up to $340.0 million pursuant to the terms and conditions of a Unit Purchase Agreement. In addition, the Agreement authorizes the Company to grant up to 100,000 Class C units to Management Member at the discretion of the Board of Managers.

Subject to approval by the Board of Managers, Management Member has the ability to issue an interest in Management Member attributable to a portion of such Class C Units to certain key employees of the Company. Class C Units are considered a non-voting security and shall not entitle the holders thereof to have any voting rights with respect to any Company matter.

The initial purchase by the Members on August 9, 2012 was for 10,000 units at $100 per unit or $1.0 million. At that time, 48,800 Class C units were granted to members of management. The Company will continue to request additional purchases of Class A and B units by the Members, subject to the terms and conditions of the Agreement, including but not limited to: i) authorization of the Board of Managers; ii) the aggregate purchases for all units shall not exceed the investors and management members purchase commitment; and iii) an executive officer provides a certification as provided for in the Agreement.

At December 31, 2018, 2,224,600 Class A units, 44,020 Class B units and 75,238 Class C units were issued and outstanding.

The Class C Units are issued in consideration of services rendered and to be rendered by the holders for the benefit of the Company. The Class C Units are intended to constitute “profits interests.” During the years ended December 31, 2018, 2017 and 2016, grants and forfeitures of Class C units were as follows:

Class C Units
As of December 31, 2015	$66,250
Grants	6,300
Forfeitures	(2,500)
As of December 31, 2016	70,050
Grants	5,600
Forfeitures	(412)
As of December 31, 2017	75,238
Grants	—
Forfeitures	—
As of December 31, 2018	$75,238

The Company determined the fair value of Class C units at the date of grant is nominal for the years December 31, 2018, 2017 and 2016. During the years ended December 31, 2018, 2017 and 2016, recognized no incentive compensation relating to the Class C units, because it was not probable the performance criterion would be met.

The Class C units are forfeited if employment is terminated by the Company for Cause or by the holder without Good Reason as those terms are defined in the Agreement. Upon termination for any other reason, the Class C units vest based on the employee’s period of service prior to, and the nature of, termination.

Allocations and Distributions

Holders of the Class A units, Class B units and the Class C units are entitled to receive distributions from the Company, generally according to their respective Sharing Percentages, as defined in the Agreement and presented in the following table. Sharing Percentages adjust as certain investment return thresholds (Payout 1 and Payout 2, as defined in the Agreement) are achieved.

Payout Phase	Members Holding Class A Units	Members Holding Class B Units	Members Holding Class C Units
Prior to Payout No. 1	98%	2%	—%
After Payout No. 1 but Prior to Payout No. 2	78%	2%	20%
After Payout No. 2	60%	2%	38%

All revenues, costs, and expenses of the Company are generally allocated to the Members in accordance with the terms of the Agreement, including in contemplation of the allocation of distributions in accordance with the Members respective Sharing Percentages, as set forth in the Agreement.

Drag-along Rights

In the event that the Private Equity Investors propose to dispose of all of their Membership Interests or the Board of Managers approves a sale of the Company that will be an Exit Event, as defined, other Members will be subject to a Drag-Along Right and entitled to Tag-Along Rights as specified in the Agreement.

NOTE 11.  RELATED PARTY TRANSACTIONS

As of December 31, 2018, and 2017, the Company had a receivable in the amount of $5,000 due from Management Member.

As of December 31, 2018 and 2017, the Company had a promissory note from a Class B investor for capital contributions totaling $137,938 and $125,186, respectively. The note is reflected as an offset to the Class B capital contributions within Members’ equity in the accompanying balance sheets. The note accrues 8% interest and, during the years ended December 31, 2018, 2017 and 2016, the Company recognized interest income of $11,559, $6,367, and $403, respectively. At December 31, 2018 and 2017, the Company had accrued interest on the note of $18,330 and $6,770, respectively. The note is payable in full on March 31, 2021 unless extended by the Board of Managers or earlier upon the occurrence of certain events stated in the promissory note.

The Private Equity Investors have a combined controlling interest in the Company. These funds, along with their affiliated funds, own multiple similar companies that are active in the same oil and gas basins. In the normal course of business, the Company engages in transactions with certain of these other companies owned by the Private Equity Investors. The transactions include, but are not limited to, participation in development of wells pursuant to joint operating agreements, revenue, joint interest billing and at times, acquisitions and acreage swap transactions.

The Company assigned its ownership interest in Shongaloo Midstream to an affiliated company which is owned by one of the Private Equity Investors (see Note 1 – Organization and Summary of Significant Accounting Policies).

In addition to Shongaloo Midstream, the Company received revenue from another related party purchaser during 2018 and 2017 of $3,568,810 and $156,960, respectively. The Company did not transact with this related party in 2016.

As of December 31, 2018 and 2017, the Company had related party receivables totaling $1.0 million and $327,462, respectively. These receivables were due from a company owned by the Private Equity Investors.

NOTE 12.  Subsequent Events

Long-Term Debt

As of May 13, 2019, the Company entered into a Second Amendment to the Amended and Restated Revolving Credit Agreement that, among other things, increased the lender base to include BOKF, NA DBA Bank of Texas and Branch Banking and Trust Company. Additionally, the borrowing base increased from $85.0 million to $135.0 million. Furthermore, the agreement documented the possible elimination of the LIBOR interest rate index, which will be replaced by an alternative replacement rate.

As of July 18, 2019, the Company initiated a wildcard redetermination with the banks and the borrowing base increased from $135.0 million to $160.0 million.

As of September 27, 2019, the Company entered into a Third Amendment of the Amended and Restated Revolving Credit Agreement that, among other things, amended and restated certain parameters of the current ratio covenant calculation to allow for the removal of the deposit and extension payment from High Peak discussed below.

HighPeak

The Company entered into a Purchase and Sale Agreement (“PSA”) dated as of June 17, 2019 to execute the sale of the Company. In August 2019, the Company received $30.75 million from the escrow account established upon execution of the PSA. Additionally, the Company received a $30.75 million extension payment for extending the closing date to January 2020.

Asset Sale

In October 2019, the Company sold royalty mineral rights to an unrelated third-party for $652,000.  The royalty interest was not included in the HighPeak Transaction.

NOTE 13. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

Net Capitalized Costs

The following table reflects the capitalized costs of natural gas and oil properties and the related accumulated depreciation, depletion and amortization as of December 31, 2018 and 2017:

	2018	2017
Proved properties, subject to amortization	$178,280,663	$83,898,184
Unproved properties, not subject to amortization	103,509,718	84,147,198
Total capitalized costs	281,790,381	168,045,382
Less: accumulated depletion	(35,515,828)	(18,692,947)
Net capitalized costs	$246,274,553	$149,352,435

Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

The following table reflects costs incurred in oil, natural gas and NGL property acquisition, development and exploratory activities.

	For the years ended December 31,
	2018	2017	2016	Total
Acquisition costs of properties
Proved properties	$4,210,940	$23,091,124	$1,120,788	$28,422,852
Unproved properties	19,449,492	32,774,701	9,934,998	62,159,191
Development and exploratory costs	90,171,540	38,219,602	19,194,228	147,585,370
	$113,831,972	$94,085,427	$30,250,014	$238,167,413

Results of Operations for Oil, Natural Gas and NGL Producing Activities

The following table reflects the Company’s results of operations for oil, natural gas and NGL producing activities for the years ended December 31, 2018, 2017 and 2016:

	For the years ended December 31,
	2018	2017	2016
Oil, natural gas and NGL sales, net	$53,494,518	$11,518,749	$1,862,708
Impairment of oil and gas properties	—	—	12,462,428
Lease operating expenses	10,881,014	2,913,573	570,624
Production and other taxes	2,538,436	534,559	—
Loss from sales of oil and gas properties	—	12,948,186	—
Accretion of asset retirement obligations	45,791	18,634	4,795
Depletion – oil and gas properties	16,822,881	9,190,119	6,377,658
Results of operations from oil and gas producing activities	$23,206,396	$(14,086,322)	$(17,552,797)

Oil, Natural Gas and NGL Reserves

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month prices. Proved reserves are estimated volumes of oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future production rates and timing of future development costs. The following table reflects changes in proved reserves during the periods indicated:

	Oil (Bbls)	Natural Gas (Mcf)	NGLs (Bbls)	Total (BOE)
Proved reserves at December 31, 2015	—	—	—	—
Extension and discoveries	125,668	343,885	42,038	225,020
Production	(39,898)	(114,525)	(8,304)	(67,289)
Proved reserves at December 31, 2016	85,770	229,360	33,734	157,731
Purchases of reserves	862,663	636,041	8,074	976,744
Extensions and discoveries	6,359,240	4,604,259	153,912	7,280,529
Divestiture of reserves	(85,770)	(229,360)	(33,734)	(157,731)
Production	(202,903)	(129,400)	(20,286)	(244,756)
Proved reserves at December 31, 2017	7,019,000	5,110,900	141,700	8,012,517
Purchases of reserves	33,381	81,707	23,732	70,731
Extensions and discoveries	9,720,064	6,647,675	1,600,646	12,428,656
Revisions of previous estimates	965,480	1,303,728	1,345,292	2,528,060
Production	(887,425)	(552,610)	(93,270)	(1,072,797)
Proved reserves at December 31, 2018	16,850,500	12,591,400	3,018,100	21,967,167

At December 31, 2018, the Company had approximately 21,967 MBoe of proved reserves. During 2018, through a combination of the Company’s drilling program and non-operator agreements, the Company funded the drilling of 28 gross wells (3.29 net wells). That activity resulted in extension and discoveries of proved reserves totaling 12,429 MBoe. Purchased reserves increased proved reserves by 70,731 MBoe, primarily from the acquisition of five gross wells (3.27 net wells), which is discussed in Note 2- Acquisition, disposition, and other transactions. Revisions of previous estimates for the year ended December 31, 2018 reflect upward revisions of 2,528 MBoe associated with efficiencies and enhanced recoveries. Increases in proved reserves were offset by 1,073 MBoe in production during the year ended December 31, 2018. The Company’s current development plan reflects allocation of capital with a focus on efficiencies, recoveries and rates of return. The impact of pricing on revisions of previous estimates was minimal.

At December 31, 2017, the Company had approximately 8,013 MBoe of proved reserves. During 2017, through a combination of the Company’s drilling program and non-operator agreements, the Company funded the drilling of 17 gross wells (4.54 net wells). That activity resulted in extension and discoveries of proved reserves by 7,280 MBoe. Purchased reserves increased proved reserves by 977 MBoe primarily from the acquisition of 13 gross wells (4.92 net wells) which is discussed more in detail at Note 2- Acquisition, disposition, and other transactions. Increases in proved reserves were offset by 245 MBoe in production during the year ended December 31, 2017. The impact of pricing on revisions of previous estimates was minimal.

At December 31, 2016, the Company had approximately 158 MBoe of proved reserves. During 2016, the Company drilled 2 gross wells which increased extensions proved reserves by 225 MBoe. That increase in proved reserves was offset by 67 MBoe in production during the year ended December 31, 2016. The impact of pricing on revisions of previous estimates was minimal.

The following table sets forth the estimated quantities of proved developed and proved undeveloped (“PUD”) oil, natural gas and NGL reserves of the Company as of December 31, 2018, 2017, and 2016.

	For the years ended December 31,
	2018	2017	2016
Proved Developed Reserves(1)
Oil (MBbls)	5,026.1	2,428.8	85.8
Natural gas (MMcf)	4,059.9	1,566.6	229.4
Liquids (MBbls)	798.1	128.5	33.7
Total (MBoe)	6,500.9	2,818.4	157.7
Proved Undeveloped Reserves
Oil (MBbls)	11,824.3	4,590.2	—
Natural gas (MMcf)	8,531.4	3,544.3	—
Liquids (MBbls)	2,220.1	13.1	—
Total (MBoe)	15,466.3	5,194.0	—
Total Proved Reserves
Oil (MBbls)	16,850.5	7,019.0	85.8
Natural gas (MMcf)	12,591.4	5,110.9	229.4
Liquids (MBbls)	3,018.1	141.7	33.7
Total (MBoe)	21,967.2	8,012.5	157.7

(1)

As of December 31, 2018 and 2017, proved developed reserves includes proved developed non-producing reserves of 156.9 MBbls and 140.7 MBbls of oil; 5.2 MBbls and 25.8 MBbls of NGL; and 146.4 MMcf and 98.8 MMcf of natural gas, respectively.

In accordance with SEC regulations, the Company uses the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month within the 12-month period prior to the end of the reporting period. The oil and natural gas prices used in computing the Company’s reserves as of December 31, 2018, 2017, and 2016 were $65.56, $51.34, and $40.91 per barrel of oil, respectively, $3.10, $2.98, and $2.32 per MMBtu of natural gas, respectively.

Our proved reserve estimates as of December 31, 2018 were prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), our independent reserve engineers. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company’s control such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of oil, and natural gas, that are ultimately recovered. Estimating quantities of proved oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves and proved developed reserves that are early in their production life. As a result, the Company’s reserve estimates are inherently imprecise.

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and natural gas properties the Company owns declines as reserves are depleted. Except to the extent the Company conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Company’s proved reserves will decline as reserves are produced.

Standardized Measure of Discounted Future Net Cash Flows

The following table reflects the Company’s standardized measure of discounted future net cash flows relating from its proved oil, natural gas and NGL reserves.

	For the years ended December 31,
	2018	2017	2016
Future cash inflows	$1,116,883,400	$370,289,200	$4,729,450
Future production costs	(246,179,700)	(102,772,600)	(2,886,360)
Future development costs	(212,827,200)	(87,301,100)	—
Future income tax expense(1)	(5,863,638)	(1,944,018)	—
Future net cash flows	652,012,862	178,271,482	1,843,090
Discount to present value at 10% annual rate	(366,198,907)	(101,945,913)	(368,160)
Standardized measure of discounted future net cash flows	$285,813,955	$76,325,569	$1,474,930

(1)

 The Company has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Company’s Members’ and no provision for federal income taxes has been recorded on the accompanying financial statements. The Company is subject to margin/ franchise taxes in Texas and reflected as “Future income tax expenses”.

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Company’s proved reserves are as follows:

	For the years ended December 31,
	2018	2017	2016
Standardized measure of discounted future net cash flows at the beginning of the period	$76,325,569	$1,474,930	$—
Sales of oil and natural gas, et of production costs	(40,075,068)	(7,923,769)	(1,292,084)
Acquisition of reserves	813,087	18,336,405	—
Extensions and discoveries, net of future development costs	166,182,543	66,942,893	2,767,014
Divestiture of reserves	—	(1,474,930)	—
Net changes in prices and production costs	19,681,327	—	—
Changes in estimated future development costs	(3,812,099)	—	—
Revisions of previous quantity estimates	33,743,132	—	—
Previously estimated development costs incurred	2,303,130	—	—
Accretion of discount	7,735,020	147,493	—
Net change in income taxes(1)	(1,977,015)	(1,024,631)	—
Net changes in timing of production and other	24,894,329	(152,822)	—
Standardized measure of discounted future net cash flows at the end of the period	$285,813,955	$76,325,569	$1,474,930

(1)

The Company has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Company’s Members’ and no provision for federal income taxes has been recorded on the accompanying financial statements. The Company is subject to margin/ franchise taxes in Texas and reflected as “Net change income taxes”.

GRENADIER ENERGY PARTNERS II, LLC
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$52,649,726	$9,529,460
Accounts receivable
Accrued production receivable	17,668,658	7,674,658
Joint interest billings	22,892	343,751
Other	148,321	747,042
Derivative assets	4,069,469	5,814,687
Prepaid expenses	22,303	31,134
Total current assets	74,581,369	24,140,732

Oil and gas properties, full cost method of accounting
Unproved properties, not subject to amortization	84,766,914	103,509,718
Proved properties, subject to amortization	329,985,973	178,280,663
Less accumulated depletion	(53,670,928)	(35,515,828)
Total oil and gas properties, net	361,081,959	246,274,553

Furniture, fixtures, and leasehold improvements, net of depreciation and amortization of $185,895 and $158,752, respectively	100,399	45,383

Other assets	1,971,411	402,591

Total assets	$437,735,138	$270,863,259

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts trade payable	$5,723,656	$6,737,305
Production taxes payable	49,013	8,838
Accrued liabilities	13,275,914	13,641,267
Deposit liability	61,500,000	—
Derivative liabilities	390,071	1,408,592
Revenue payable	9,603,508	4,495,428
Total current liabilities	90,542,162	26,291,430

Long-term liabilities
Long-term debt	135,000,000	52,000,000
Asset retirement obligations	811,418	674,734
Derivative Liabilities	28,477	—
Other long-term liabilities	145,661	145,660
Total long-term liabilities	135,985,556	52,820,394

Commitments and contingencies (Note 8)

Members’ equity
Class A Units, 2,224,600 and 2,224,600 issued and outstanding, respectively	207,118,447	188,051,582
Class B Units, 44,020 and 44,020 issued and outstanding, respectively	4,088,973	3,699,853
Class C Units, 74,128 and 75,238 issued and outstanding, respectively	—	—
Total members’ equity	211,207,420	191,751,435
Total liabilities and members’ equity	437,735,138	270,863,259

The accompanying notes are an integral part of these condensed financial statements.

GRENADIER ENERGY PARTNERS II, LLC
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues
Oil	$33,389,490	$17,393,061	$63,211,974	$35,924,801
Natural gas	98,219	491,095	79,564	938,708
Natural gas liquids	583,087	850,865	1,266,183	1,868,756
Total revenues	34,070,796	18,735,021	64,557,721	38,732,265

Expenses
Lease operating expenses	4,159,556	3,771,096	13,458,939	8,422,413
Production and other taxes	1,876,801	933,359	3,303,350	2,118,019
Depreciation and amortization - other property and equipment	9,951	4,145	27,142	13,039
Depletion - oil and gas properties	8,661,974	7,629,645	18,155,100	13,912,189
Accretion of asset retirement obligations	10,253	11,448	29,778	34,345
General and administrative	1,716,003	1,465,329	5,813,892	4,038,865
Total expenses	16,434,538	13,815,022	40,788,201	28,538,870

Income from operations	17,636,258	4,919,999	23,769,520	10,193,395

Other (income) expense
Interest income and other	(208,009)	(58,579)	(304,463)	(130,617)
Interest expense	1,935,747	583,980	4,013,777	717,525
(Gain) loss on derivatives	(3,406,010)	2,498,480	604,221	4,112,393
Total other (income) expense	(1,678,272)	3,023,881	4,313,535	4,699,301

Net income	$19,314,530	$1,896,118	$19,455,985	$5,494,094

The accompanying notes are an integral part of these condensed financial statements.

GRENADIER ENERGY PARTNERS II, LLC
CONDENSED STATEMENTS OF MEMBERS’ EQUITY
(Unaudited)

	Class A		Class B		Class C
	Units	$	Units	$	Units	$	Total
Three months ended September 30, 2018
Balance at June 30, 2018	2,224,600	$172,216,781	44,020	$3,376,694	75,238	$—	$175,593,475
Capital contributions	—	—	—	—	—	—	—
Net income	—	1,858,196	—	37,922	—	—	1,896,118
Balance at September 30, 2018	2,224,600	$174,074,977	44,020	$3,414,616	75,238	$—	$177,489,593

Three months ended September 30, 2019
Balance at June 30, 2019	2,224,600	$188,190,208	44,020	$3,702,682	71,878	$—	$191,892,890
Capital contributions	—	—	—	—	2,250	—	—
Net income	—	18,928,239	—	386,291	—	—	19,314,530
Balance at September 30, 2019	2,224,600	$207,118,447	44,020	$4,088,973	74,128	$—	$211,207,420

Nine months ended September 30, 2018
Balance at December 31, 2017	2,077,600	$153,990,765	41,148	$3,017,486	75,238	$—	$157,008,251
Capital contributions	147,000	14,700,000	2,872	287,248	—	—	14,987,248
Net income	—	5,384,212	—	109,882	—	—	5,494,094
Balance at September 30, 2018	2,224,600	$174,074,977	44,020	$3,414,616	75,238	$—	$177,489,593

Nine months ended September 30, 2019
Balance at December 31, 2018	2,224,600	$188,051,582	44,020	$3,699,853	75,238	$—	$191,751,435
Forfeitures	—	—	—	—	(3,360)	—	—
Capital contributions	—	—	—	—	2,250	—	—
Net income	—	19,066,865	—	389,120	—	—	19,455,985
Balance at September 30, 2019	2,224,600	$207,118,447	44,020	$4,088,973	74,128	$—	$211,207,420

The accompanying notes are an integral part of these condensed financial statements.

GRENADIER ENERGY PARTNERS II, LLC
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$19,455,985	$5,494,094
Adjustments to reconcile net income to net cash provided by operating activities
Depletion, depreciation, amortization, accretion	18,212,020	13,959,573
Amortization of deferred financing costs	142,936	(59,980)
Gain on derivatives, unsettled	(355,296)	3,598,386
Changes in operating assets and liabilities:
Accounts receivable	(9,074,420)	(5,825,079)
Deposits and other	(9,872)	(1,886)
Prepaid expenses	8,833	(19,146)
Accounts payable, revenue payable and other	4,134,607	14,621,316
Accrued liabilities	1,001,605	10,874,824
Net cash provided by operating activities	33,516,398	42,642,102

Cash flows from investing activities
Acquisition, exploration, and development of oil and gas properties	(127,072,333)	(97,641,617)
Advances to operators	(7,438,230)	(4,847,278)
Deposit liability	61,500,000	—
Purchase of other property and equipment	(82,158)	(9,263)
Net cash used in investing activities	(73,092,721)	(102,498,158)

Cash flows from financing activities
Capital contributions	—	14,987,247
Borrowings under Revolving Credit Facility	83,000,000	40,000,000
Deferred financing costs	(303,411)	(112,500)
Net cash provided by financing activities	82,696,589	54,874,747

Net change in cash and cash equivalents	43,120,266	(4,981,309)

Cash and cash equivalents beginning of period	9,529,460	10,137,228

Cash and cash equivalents at end of period	$52,649,726	$5,155,919

Supplemental cash flow information
Cash paid during the period for interest	$1,631,078	53,165
Accrued capital expenditures in accounts payable	$12,274,309	$5,694,308

The accompanying notes are an integral part of these condensed financial statements.

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Grenadier Energy Partners II, LLC (“the Company”), a Delaware limited liability company formed on July 30, 2012, is an independent oil and gas company engaged in the exploration, acquisition, development and operation of oil and natural gas properties in the United States, primarily within the Midland Basin in Texas. The Company’s operations are organized into a single business unit.

The Company is managed under the direction of a seven-member Board of Managers comprised of three representatives appointed by EnCap Energy Capital Fund VIII, L.P. and EnCap Energy Capital Fund X, L.P. (collectively “EnCap”), three representatives appointed by Kayne Anderson Energy Fund VI, L.P. (“Kayne Anderson”) and one representative appointed by Grenadier Energy Management II, LLC (“Management Member”). EnCap and Kayne Anderson are together referred to as the “Private Equity Investors”.

HighPeak Transaction

The Company entered into a Purchase and Sale Agreement (“PSA”) dated as of June 17, 2019, pursuant to which substantially all of the Company’s oil and natural gas assets will be sold to HighPeak Energy Assets II, LLC (“HighPeak”). In August 2019, pursuant to the First Amendment to the PSA, the Company received $30.75 million (“Escrow Funds”) from the escrow account established upon execution of the PSA. The Company’s use of the Escrow Funds is unrestricted, except that such funds must be returned to HighPeak in certain instances, including upon termination of the PSA by mutual written agreement of the Company and HighPeak. The Company also received a non-refundable payment of $30.75 million (“Extension Payment”) for extending the closing date to January 2020, which will be recognized as other income by the Company if the PSA is terminated. The $61.5 million total of the Escrow Funds and the Extension Payment is reflected as a deposit liability in the accompanying balance sheet as of September 30, 2019 and will be applied against the purchase price upon closing of the transaction.

During the three and nine months ended September 30, 2019, the Company generated revenue totaling approximately $528,949 and $1.6 million, respectively, from an affiliate of HighPeak and had related receivables totaling $259,180 as of September 30, 2019. During the nine months ended September 30, 2018, the Company did not have any revenue from the affiliate of HighPeak.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of the interim financial information, have been included. Operating results for the periods presented are not necessarily indicative of the results to be expected for a full year.

These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, included elsewhere in this proxy statement. Note 1 to the Company’s audited financial statements includes additional disclosure regarding the Company’s significant accounting policies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Items subject to such estimates and assumptions include: (i) oil and natural gas reserves; (ii) impairment tests of long-lived assets; (iii) depreciation, depletion and amortization; (iv) asset retirement obligations; (v) assignment of fair value and allocation of purchase price in connection with business combinations; (vii) accrued liabilities; (viii) valuation of derivative instruments; (ix) value of the Class C units; and (x) accrued revenue and related receivables. Although management believes these estimates are reasonable, actual results could differ from estimates. Additionally, see Note 7 - Fair Value Measurements.

Oil and Gas Properties

The Company utilizes the full cost method of accounting for costs related to the exploration, development and acquisition of oil and gas properties. Under this method, all costs (productive and nonproductive) related to these activities, including the costs of undeveloped leasehold, dry holes, abandoned properties, leasehold equipment, and asset retirement costs are capitalized and amortized using the units-of-production method based on estimated proved reserves. Overhead costs (such as salaries and benefits) incurred that are directly attributable to these activities are also capitalized. For the three and nine months ended September 30, 2019, depletion expense for oil and gas properties totaled $8.7 million and $18.2 million, respectively. For the three and nine months ended September 30, 2018, depletion expense totaled $7.6 million and $13.9 million, respectively.

Costs associated with unevaluated properties are excluded from the amortization base until it is determined whether proved reserves can be assigned to such properties or impairment is indicated. The Company assesses its unproved properties for impairment at least annually. Significant unproved properties are assessed individually.

Capitalized costs are subject to a ceiling test. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the un-weighted arithmetic average of the first-day-of-the month price for the previous twelve month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods. Future declines in oil and natural gas prices, increases in future operating expenses and future development costs could result in impairments of the Company’s oil and gas properties in future periods. Impairment changes are a non-cash charge and accordingly would not affect cash flows but would adversely affect net income and members’ equity.

For the nine months ended September 30, 2019 and 2018, the Company did not recognize a ceiling test impairment as the Company’s net book value of its natural gas and oil properties did not exceed the ceiling amount.

Typically, the sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized. However, in circumstances where such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, the Company would recognize a gain or loss in the statement of operations. All costs related to production activities, including workover costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

Asset Retirement Obligations and Environmental Costs

Asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 410 “Asset Retirement and Environmental Obligations”, to determine its asset retirement obligation amounts by calculating the present value of the estimated future cash outflows associated with its plug and abandonment obligations. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred (typically when a well is completed or acquired or when an asset is installed at the production location), and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period through charges to accretion expense, and the capitalized cost is depleted on a unit-of-production basis over the proved developed reserves of the related asset. Revisions typically occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells, and such revisions result in adjustments to the related capitalized asset and corresponding liability.

Liabilities for environmental costs are recorded on an undiscounted basis when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties.

Revenue Recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability of the revenue is reasonably assured. Delivery occurs and title is transferred when production has been delivered to a pipeline or a truck. The Company uses the sales method of accounting for balancing of gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation. No significant gas imbalances existed as of September 30, 2019 and 2018.

The Company recognizes an asset or a liability, whichever is appropriate, for revenues associated with over-deliveries or under-deliveries of natural gas to purchasers. A purchaser imbalance asset occurs when the Company delivers more natural gas than it nominated to deliver to the purchaser and the purchaser pays only for the nominated amount. Conversely, a purchaser imbalance liability occurs when the Company delivers less natural gas than it nominated to deliver to the purchaser and the purchaser pays for the amount nominated.

Acquisitions

In accordance with ASC Topic 805 “Business Combinations”, the Company determines whether an acquisition is a business combination, which requires that the assets acquired, and liabilities assumed constitute a business. Each business combination is accounted for by applying the acquisition method of accounting. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition. Under both methods, the purchase price is allocated to acquired assets and assumed liabilities based on their estimated fair value at the time of the acquisition (adjusted for purchase price adjustments in business combinations). For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The excess, if any, of the purchase price over the net fair value amounts assigned to assets and acquired and liabilities assumed is recognized as goodwill. Conversely, if the fair value of assets acquired exceeds the purchase price, including liabilities assumed, the excess is immediately recognized in earnings as a bargain purchase gain. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The Company estimates the fair values of assets acquired and liabilities assumed in acquisitions using various assumptions (all of which are Level 3 inputs within the fair value hierarchy). The most significant assumptions typically relate to the estimated fair values assigned to proved and unproved oil and natural gas properties. To estimate the fair values of the proved and unproved oil and natural gas properties, the Company develops estimates of oil, natural gas and NGL reserves. Estimates of reserves are based on the quantities of oil, natural gas and NGLs that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Additionally, a risk factor is applied to reserves by reserve type based on industry standards. The Company estimates future prices to apply to the estimated net quantities of reserves based on the applicable ownership percentage acquired and estimates future operating and development costs to arrive at estimates of future net cash flows. The future net cash flows are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition.

Derivative Financial Instruments

The Company uses derivative financial instruments to manage defined commodity price risks and does not use them for speculative trading purposes. The Company uses derivative instruments to financially protect sales of natural gas, oil, and NGLs. Since the Company does not designate its derivatives for hedge accounting treatment, gains and losses resulting from the settlement of derivative contracts are recognized in (gains) losses on derivatives in the statements of operations when the contracts expire and the related physical transactions of the underlying commodity are settled. Changes in the fair value of the unsettled portion of the derivative contracts are also recognized in (gains) losses on derivatives in the statements of operations. See Note 6 – Derivatives and Risk Management for a discussion of the Company’s hedging activities.

Recent Accounting Pronouncements

The Company, an emerging growth company, has elected to take advantage of the benefits of the extended transition period provided for in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards, which allows the Company to defer adoption of certain accounting standards until those standards would otherwise apply to private companies.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 is currently effective for the Company on January 1, 2020. The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In January 2018, ASU 2016-02 was updated with ASU No. 2018-01, “Lease (Topic 842)—Land Easement Practical Expedient for Transition to Topic 842” (“ASU 2018¬01”), which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under Topic 840, Leases. An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 beginning at the date that the entity adopts Topic 842. An entity that does not elect this practical expedient should evaluate all existing or expired land easements in connection with the adoption of the new lease requirements in Topic 842 to assess whether they meet the definition of a lease. In July 2018, ASU 2016-02 was updated with ASU No. 2018-11, “Targeted Improvements to ASC 842” (“ASU 2018-11”), which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. Before ASU 2018-11 was issued, transition to the new lease standard required application of the new guidance at the beginning of the earliest comparative period presented in the financial statements. The Company is in the process of assessing the effects of the application of the new guidance on the financial statements and disclosures and expects at least enhanced disclosures once those standards are adopted.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard provides five steps an entity should apply in determining its revenue recognition. In March 2016, ASU 2014-09 was updated with ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”), which provides further clarification on the principal versus agent evaluation. ASU 2014-09 is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet and is effective for the Company’s annual financial statements for the year beginning January 1, 2019. While the Company is continuing its assessment of the effects of the new revenue standard, it currently expects to reclassify certain items currently reported net in revenue (as a deduction from revenue) to expense and to enhanced disclosures upon adoption of the new guidance.

Other than as disclosed above or in the Company’s audited annual financial statements included elsewhere in this proxy statement, there are no accounting standards applicable to the Company that would have a material effect on the Company’s unaudited condensed financial statements and related disclosures that have been issued but not yet adopted by the Company through the date of this filing.

NOTE 2.     ACQUISITIONS, DISPOSITIONS AND OTHER TRANSACTIONS

Asset Acquisitions and Dispositions

During the nine months ended September 30, 2019, the Company completed one acquisition with an unrelated party for approximately $1.5 million and a concurrent sale. The Company acquired approximately 140 net acres and one operated well and accounted for the transaction as an asset acquisition. The purchase price was allocated based on relative fair value of the assets acquired, with substantially all of the $1.5 million purchase price attributable to undeveloped oil and natural gas properties. Concurrent with the purchase, the Company sold the unrelated party one well and 160 net acres for $ 2.1 million.

During the nine months ended September 30, 2018, the Company completed one acquisition with an unrelated party for approximately $3.7 million. The Company acquired approximately 514 net acres, two operated vertical wells and a working interest in one non-operated vertical well. The transaction was accounted for as an asset acquisition and the purchase price was allocated based on the relative fair values of the assets acquired. Approximately $3.4 million of the aggregate purchase price was attributable to undeveloped oil and natural gas properties and approximately $294,061 was attributable to developed oil and gas properties.

NOTE 3. ACCRUED LIABILITIES

Accrued liabilities at September 30, 2019 and December 31, 2018 consisted of the following:

	September 30, 2019	December 31, 2018
Accrued leasehold costs	$125,955	$149,986
Accrued drilling and completing costs	9,254,754	11,710,166
Lease operating and workover expenses	3,258,052	1,597,694
Accrued general and administrative expense	586,077	68,845
Accrued interest expense	51,076	114,576
Total accrued liabilities	$13,275,914	$13,641,267

NOTE 4. ASSET RETIREMENT OBLIGATION

The Company’s AROs represent the present value of the estimated costs to plug and abandon oil and gas wells and remediate producing properties at the end of their productive lives.

AROs are valued utilizing Level 3 fair value measurement inputs (see Note 7 – Fair Value Measurements), including estimated costs to abandon wells in the future and credit-adjusted risk-free rates.

The following presents changes in the ARO for the nine months ended September 30, 2019 and 2018:

	2019	2018
Asset retirement obligation at January 1	$674,734	$586,870
Accretion expense	29,778	34,345
Obligations incurred (1)	145,837	93,839
Obligations settled/removed(2)	(38,931)	(60,418)
Asset retirement obligation at September 30	$811,418	$654,636

(1)

Additions during 2019 were attributable to the drilling of ten new wells, one purchased well, and the purchase of working interests in 11 wells. Additions during 2018 were attributable the drilling of nine new non-operated wells and the acquisition of two operated wells and a working interest in one non-operated well.

(2)	Related to asset sales and plugging of a well.

NOTE 5. LONG-TERM DEBT

On March 12, 2018, the Company entered into an Amended and Restated Credit Agreement with JP Morgan Chase Bank to update and revise the Revolving Credit Facility to establish an initial borrowing base of $30 million and a maturity date of March 12, 2021. On August 22, 2018, the lender completed a semi-annual redetermination and increased the borrowing base to $58 million. On December 19, 2018, the Company executed the First Amendment to the Amended and Restated Credit Agreement, which, among other things: (i) added Wells Fargo Bank as a lender to the Revolving Credit Facility and (ii) increased the borrowing base to $85.0 million.

As of May 13, 2019, the Company entered into a Second Amendment to the Amended and Restated Revolving Credit Agreement that, among other things, increased the lender base to include BOKF, NA DBA Bank of Texas and Branch Banking and Trust Company. Additionally, the borrowing base increased from $85.0 million to $135.0 million. Furthermore, the agreement documented the possible elimination of the LIBOR interest rate index, which will be replaced by an alternative replacement rate.

As of July 18, 2019, the Company initiated a wildcard redetermination with the banks and the borrowing base for the Revolving Credit Facility increased from $135.0 million to $160.0 million.

The borrowing base is redetermined semi-annually based on the Company’s oil and gas reserves. The Company can request one additional borrowing base redetermination between each semi-annual period. The Company expects that its next regularly scheduled borrowing base review process will be completed in the second quarter of 2020. As of September 30, 2019, and December 31, 2018, the Company had outstanding borrowings totaling $135.0 million and $52.0 million, respectively, under the Revolving Credit Facility.

The maturity date under the Company’s Revolving Credit Facility is March 12, 2021. Borrowings bear interest based on the agent bank’s prime rate plus an applicable margin ranging from 1.25% to 2.25%, or the sum of the London Interbank Offered Rate (“LIBOR”) rate plus an applicable margin ranging from 2.25% to 3.25%. Margins vary based on the borrowings outstanding compared to the borrowing base. In addition, the Company pays an annual commitment fee of 0.50% of unused borrowings available under its Revolving Credit Facility. The Company is exposed to interest rate risk on the outstanding borrowings under its Revolving Credit Facility. A hypothetical increase of 50 basis points in the LIBOR rate on outstanding borrowings under the Company’s Revolving Credit Facility at September 30, 2019, would result in a $675,000 increase in annual interest expense. The weighted average interest rate applicable to borrowings under the Company’s Revolving Credit Facility was 5.20% and 5.36% for the three and nine months ended September 30, 2019, respectively, and 5.09% and 5.03% for the three and nine months ended September 30, 2018, respectively. The Company recognized interest expense under the Revolving Credit Facility totaling $1.9 million and $3.8 million for the three and nine months ended September 30, 2019, respectively, and $546,710 and $659,838 for the three and nine months ended September 30, 2018, respectively. As of September 30, 2019 and December 31, 2018, the Company had unamortized credit facility fees of $414,833 and $254,360, respectively, included in other assets on the accompanying balance sheets.

The Company is required to maintain liens covering the oil and gas properties of the Company and its subsidiaries representing at least 85% of the total value of all oil and gas properties of the Company. Obligations under the Company’s Revolving Credit Facility are secured by mortgages on substantially all oil and gas properties of the Company. The Company’s Revolving Credit Facility requires it to maintain a certain minimum current ratio and imposes a maximum permitted total leverage ratio, all ratios as defined in the credit agreement. As of August 16, 2019, the Company received a letter from the administrative agent of the Revolving Credit Facility waiving the Company’s non-compliance with the current ratio covenant as of June 30, 2019. The Company was in compliance with its defined covenants as of September 30, 2019 and December 31, 2018. Failure to comply with any of the financial covenants contained in the Revolving Credit Agreement could cause an event of default and have a material adverse effect on the Company’s business. As of September 27, 2019, the Company entered into a Third Amendment to the Amended and Restated Revolving Credit Agreement that, among other things, amended and restated certain parameters of the current ratio covenant calculation to allow for the removal of the Escrow Funds and the Extension Payment from HighPeak discussed in Note 1.

Events of default include without limitation, breach of financial covenants, payment defaults, the inaccuracy of representations and warranties, defaults in the performance of affirmative or negative covenants, defaults on other indebtedness of the Company or its subsidiaries, bankruptcy or related defaults, and defaults related to judgments (collectively “Event of Default”). The obligations of the Company may be accelerated upon the occurrence of an Event of Default.

To date, the Company has experienced no disruptions in its ability to access its Revolving Credit Facility. However, the Company’s lenders have substantial ability to reduce the borrowing base on the basis of subjective factors, including the loan collateral value that each lender, in its discretion and using the methodology, assumptions and discount rates as such lender customarily uses in evaluating oil and gas properties, assigns to the Company’s properties.

NOTE 6.        DERIVATIVES AND RISK MANAGEMENT

The Company is exposed to volatility in market prices and basis differentials for natural gas, oil and NGLs which impacts the predictability of its cash flows related to the sales of those commodities. These risks are managed by the Company’s use of certain derivative financial instruments. As of September 30, 2019, the Company’s derivative financial instruments consisted of two-way costless collars, basis swaps and fixed price swaps. A description of the Company’s derivative financial instruments is provided below:

Two-way costless collars

Arrangements that contain a fixed floor price (purchased put option) and a fixed ceiling price (sold call option) based on an index price which, in aggregate, have no net cost. At the contract settlement date, (1) if the index price is higher than the ceiling price, the Company pays the counterparty the difference between the index price and ceiling price, (2) if the index price is between the floor and ceiling prices, no payments are due from either party, and (3) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

Basis swaps

Arrangements that guarantee a price differential for oil from a specified delivery point. If the Company sells a basis swap, the Company receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. If the Company purchases a basis swap, the Company pays the counterparty if the price differential is greater than the stated terms of the contract and receives a payment from the counterparty if the price differential is less than the stated terms of the contract.

Fixed price swaps	The Company receives a fixed price for the contract and pays a floating market price to the counterparty.

The Company chooses counterparties for its derivative financial instruments that it believes are creditworthy at the time the transactions are entered into, and the Company actively monitors the credit ratings and credit default swap rates of those counterparties where applicable. However, there can be no assurance that a counterparty will be able to meet its obligations to the Company. One of the Company’s counterparties to its derivative financial instruments participates in the Company’s Revolving Credit Facility, and the collateral for the outstanding borrowings under the Company’s Revolving Credit Facility is used as collateral for the Company’s commodity derivatives. The Company presents its derivative positions on a gross basis and does not net the asset and liability positions where counterparty netting arrangements contain provisions for net settlement.

The following table provides information about the Company’s derivative financial instruments that are sensitive to changes in commodity prices and that are used to protect the Company’s exposure. None of the derivative financial instruments below are designated for hedge accounting treatment. The table presents the notional amount, the weighted average contract prices and the fair value by expected maturity dates as of September 30, 2019.

		Weighted Average Price per Bbl
	Volume (Bbls)	Basis Differential	Purchased Puts	Sold Calls	Swaps	Fair value at September 30,
Oil
2019
Two-way costless collars	136,867	$—	$60.00	$71.15	$—	$913,923
Basis swaps	158,035	$(2.78)	$—	$—	$—	$(279,959)
2020
Basis swaps	267,126	$(0.22)	$—	$—	$—	$(138,589)
Fixed price swaps	1,394,841	$—	$—	$—	$55.17	$4,266,016

The balance sheet classification of the assets and liabilities related to derivative financial instruments (none of which are designated for hedge accounting treatment) are summarized below as of September 30, 2019 and December 31, 2018:

		Fair Value
	Balance sheet classification	September 30, 2019	December 31, 2018
Derivative Assets:
Two-way costless collars -oil	Derivative assets	$913,923	5,814,687
Fixed price swaps – oil	Derivative assets	3,155,546	—
Fixed price swaps – oil	Other assets	1,110,470	—
Total derivative assets		$5,179,939	$5,814,687
Derivative Liabilities:
Basis swaps – oil	Derivative liabilities -current	$(390,071)	$(1,408,592)
Basis swaps – oil	Derivative liabilities - long-term	(28,477)	—
Total derivative liabilities		$(418,548)	$(1,408,592)

The following table summarizes the effect of the Company’s derivative financial instruments that have settled or remain unsettled on the statements of operations for the six months ended September 30, 2019 and 2018:

(Gain) Loss on Derivatives, Unsettled Recognized in Earnings

		For the three months ended September 30,		For the nine months ended September 30,
Derivative Instrument	Statement of Operations Classifications	2019	2018	2019	2018
Basis swaps – oil	(Gain) Loss on Derivatives	$(538,056)	$1,134,195	$(990,044)	$1,407,897
Two-way costless collars – oil	(Gain) Loss on Derivatives	194,062	1,441,161	4,900,764	1,808,995
Fixed price swaps – oil	(Gain) Loss on Derivatives	(3,431,125)	(268,845)	(4,266,016)	381,494
		$(3,775,119)	$2,306,511	$(355,296)	$3,598,386

(Gain) Loss on Derivatives, Settled Recognized in Earnings

		For the three months ended September 30,		For the nine months ended September 30,
Derivative Instrument	Statement of Operations Classifications	2019	2018	2019	2018
Basis swaps – oil	(Gain) Loss on Derivatives	$523,583	$(102,746)	$1,932,910	$(47,269)
Two-way costless collars – oil	(Gain) Loss on Derivatives	(526,963)	—	(1,345,883)	—
Fixed price swaps – oil	(Gain) Loss on Derivatives	372,490	294,715	372,490	561,276
		$369,110	$191,969	$959,517	$514,007

NOTE 7. FAIR VALUE MEASUREMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments as of September 30, 2019 and December 31, 2018 were as follows:

	September 30, 2019		December 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$52,649,726	$52,649,726	$9,529,460	$9,529,460
Derivative financial instruments, net	4,761,391	4,761,391	4,406,095	4,406,095
Revolving Credit Facility, due March 2021	135,000,000	135,000,000	52,000,000	52,000,000

The carrying values of cash and cash equivalents, including marketable securities, accounts receivable, other current assets, accounts payable and other current liabilities on the balance sheets approximate fair value because of their short-term nature. For debt and derivative financial instruments, the following methods and assumptions were used to estimate fair value:

Debt: The carrying values of the borrowings under the Company’s Revolving Credit Facility (to the extent utilized) approximate fair value because the interest rate is variable and reflective of market rates. The Company considers the fair value of its Revolving Credit Facility to be a Level 1 measurement on the fair value hierarchy.

Derivative Financial Instruments: The fair value of all derivative instruments is the amount at which the instrument could be exchanged currently between willing parties. The amounts are based on quoted market prices, best estimates obtained from counterparties and an option pricing model, when necessary, for price option contracts.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations	Consist of unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority.

Level 2 valuations	Consist of quoted market information for the calculation of fair market value.

Level 3 valuations	Consist of internal estimates and have the lowest priority.

The Company has classified its derivatives into these levels depending upon the data utilized to determine their fair values. The Company’s two-way costless collars, basis swaps and fixed price swaps (Level 2) are valued based on the present value of the difference in exchange-quoted forward price curves and contractual settlement prices multiplied by notional quantities. The Company’s option contracts are valued using industry-standard option pricing models and observable market inputs to determine the fair values of the contracts. All the Company’s derivative financial instruments are classified as Level 2.

Assets and liabilities measured at fair value on a recurring basis are summarized below as of September 30, 2019 and December 31, 2018:

	September 30, 2019
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets (Liabilities) at Fair Value
Assets:
Fixed price swaps – oil	$—	$4,266,016	$—	$4,266,016
Two-way costless collars -oil	—	913,923	—	913,923
Liabilities:
Basis swaps – oil	—	(418,548)	—	(418,548)
Total	$—	$4,761,391	$—	$4,761,391

	December 31, 2018
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets (Liabilities) a t Fair Value
Assets:
Basis swaps – oil	$—	$—	$—	$—
Two-way costless collars -oil	—	5,814,687	—	5,814,687
Liabilities:
Basis swaps – oil	—	(1,408,592)	—	(1,408,592)
Total	$—	$4,406,095	$—	$4,406,095

NOTE 8. COMMITMENTS AND CONTINGENCIES

Operating Commitments

The Company has various operating lease agreements for office space and office equipment as of September 30, 2019, including the lease of the Company’s current office space that expires in January 2020. Rent expense recorded within general and administrative expenses totaled $165,688 and $488,781 for the three and nine months ended September 30, 2019, respectively, and $162,241 and $487,468 for the three and nine months ended September 30, 2018, respectively.

The Company has a sublease agreement that commenced on July 1, 2017 and expires on January 31, 2020. Rent expense recorded within general and administrative expenses was offset by sublease income of $56,850 and $167,875, respectively, for the three and nine months ended September 30, 2019, and by $57,053 and $218,730 for the three and nine months ended September 30, 2018, respectively.

Other operating leases include two 3-year leases for office printers, for which payment is due monthly. The future minimum lease payments under non-cancelable agreements as of September 30, 2019 are as follows:

Operating Leases
2019	$100,954
2020	36,504
$137,458

Environmental Risk

The Company is subject to laws and regulations relating to the protection of the environment. Environmental and cleanup related costs of a non-capital nature are accrued when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. Management believes any future remediation or other compliance related costs will not have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 9. MEMBERS’ EQUITY

Member Units

On July 30, 2012, the Company entered into a Limited Liability Agreement (the “Agreement”) with certain investors, including the Private Equity Investors and the Management Member (collectively the “Members”). The Agreement authorizes the issuance of up to 3,340,000 Class A units and 60,000 Class B units at $100 per A and B unit for total proceeds of up to $340.0 million pursuant to the terms and conditions of a Unit Purchase Agreement. In addition, the Agreement authorizes the Company to grant up to 100,000 Class C units to Management Member at the discretion of the Board of Managers.

Subject to approval by the Board of Managers, Management Member has the ability to issue an interest in Management Member attributable to a portion of such Class C units to certain key employees of the Company. Class C units are considered a non-voting security and shall not entitle the holders thereof to have any voting rights with respect to any Company matter.

The initial purchase by the Members on August 9, 2012 was for 10,000 units at $100 per unit or $1.0 million. At that time, 48,800 Class C units were granted to members of management. The Company will continue to request additional purchases of Class A and B units by the Members, subject to the terms and conditions of the Agreement, including but not limited to: (i) authorization of the Board of Managers; (ii) the aggregate purchases for all units shall not exceed the investors and management members purchase commitment; and (iii) an executive officer provides a certification as provided for in the Agreement.

At September 30, 2019, 2,224,600 Class A units, 44,020 Class B units and 74,128 Class C units were issued and outstanding. During the nine months ended September 30, 2019, terminated employees forfeited 3,360 Class C units and 2,250 Class C units were granted to employees. During the nine months ended September 30, 2018, there was no Class C unit activity.

The Class C Units are issued in consideration of services rendered and to be rendered by the holders for the benefit of the Company. The Class C Units are intended to constitute “profits interests.” Class C Units were granted during the nine months ended September 30, 2019. During the nine months ended September 30, 2019 and 2018, the Company recognized no incentive compensation relating to the Class C units, because it was not probable the performance criterion would be met.

The Class C units are forfeited if employment is terminated by the Company for Cause or by the holder without Good Reason, as those terms are defined in the Agreement. Upon termination for any other reason, the Class C units vest based on the employee’s period of service prior to, and the nature of, termination.

Allocations and Distributions

Holders of the Class A units, Class B units and the Class C units are entitled to receive distributions from the Company, generally according to their respective Sharing Percentages, as defined in the Agreement and presented in the following table. Sharing Percentages adjust as certain investment return thresholds (Payout 1 and Payout 2, as defined in the Agreement) are achieved.

Payout Phase	Members Holding Class A Units	Members Holding Class B Units	Members Holding Class C Units
Prior to Payout No. 1	98%	2%	—%
After Payout No. 1 but Prior to Payout No. 2	78%	2%	20%
After Payout No. 2	60%	2%	38%

All revenues, costs, and expenses of the Company are generally allocated to the Members in accordance with the terms of the Agreement, including in contemplation of the allocation of distributions in accordance with the Members respective Sharing Percentages, as set forth in the Agreement.

Drag-along Rights

In the event that the Private Equity Investors propose to dispose of all of their Membership Interests or the Board of Managers approves a sale of the Company that will be an Exit Event, as defined, other Members will be subject to a Drag-Along Right and entitled to Tag-Along Rights as specified in the Agreement.

NOTE 10. RELATED PARTY TRANSACTIONS

As of September 30, 2019 and December 31, 2018, the Company had a receivable in the amount of $5,000 due from Management Member.

As of September 30, 2019 and 2018, the Company had a promissory note from a Class B investor for capital contributions totaling $137,938. The note is reflected as an offset to the Class B capital contributions within Members’ equity on the accompanying balance sheets. The note accrues 8% interest and the Company recognized interest income of $3,274 and $9,631 , respectively, for the three and nine months ended September 30, 2019, and $3,023 and $8,475 for the three and nine months ended September 30, 2018, respectively. At September 30, 2019 and 2018, the Company had accrued interest on the note of $27,960 and $15,245, respectively. The note is payable in full on March 31, 2021 unless extended by the Board of Managers, or earlier upon the occurrence of certain events stated in the promissory note.

The Private Equity Investors have a combined controlling interest in the Company. These funds, along with their affiliated funds, own multiple similar companies that are active in the same oil and gas basins. In the normal course of business, the Company engages in transactions with certain of these other companies owned by the Private Equity Investors. The transactions include, but are not limited to, participation in development of wells pursuant to joint operating agreements, revenue, joint interest billing and at times, acquisitions and acreage swap transactions.

The Company received revenue from a related party purchaser totaling $883,935 and $2.7 million for the three and nine months ended September 30, 2019, respectively, and $805,256 and $2.1 million for the three and nine months ended September 30, 2018, respectively.

As of September 30, 2019, and December 31, 2018, the Company had related party receivables totaling $1.3 million and $1.0 million, respectively from companies owned by the Private Equity Investors.

NOTE 11. SUBSEQUENT EVENTS

Asset Sale

In October 2019, the Company sold royalty mineral rights to an unrelated third-party for $652,000. The royalty interest was not included in the High Peak acquisition.

HighPeak Energy Partners, LP and Subsidiaries

Consolidated Financial Statements

December 31, 2018 and 2017

Independent Auditor’s Report

To the Partners of

HighPeak Energy Partners, LP and Subsidiaries

We have audited the accompanying consolidated financial statements of HighPeak Energy Partners, LP and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the year ended December 31, 2018 and the period from inception (October 26, 2017) through December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HighPeak Energy Partners, LP and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the year ended December 31, 2018 and the period from inception (October 26, 2017) through December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

March 29, 2019

HighPeak Energy Partners, LP

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$15,640	$2,841
Accounts receivable	3,072	2,103
Deferred expenses	-	396
Total current assets	18,712	5,340

Property and equipment, at cost - successful efforts method:
Proved properties	43,336	154
Unproved properties	39,782	30,223
Other	8	-
Total property and equipment	83,126	30,377
Less: accumulated depreciation and depletion	(887)	(2)
Net property & equipment	82,239	30,375

Noncurrent assets:
Investments in affiliates	10,305	-
Other noncurrent assets	50	25
Total noncurrent assets	10,355	25

Total assets	$111,306	$35,740

Liabilities and partners' capital
Current liabilities:
Accounts payable and accrued liabilities	$1,707	$2,646
Total current liabilities	1,707	2,646

Noncurrent liabilities:
Asset retirement obligation	520	33

Partners' capital	109,079	33,061

Total liabilities and partners' capital	$111,306	$35,740

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Consolidated Statements of Operations

(in thousands)

	For the Year Ended	October 26, 2017 (Inception) Through
	December 31, 2018	December 31, 2017
Operating revenues
Crude oil and condensate	$1,299	$5
Natural gas and natural gas liquids	93	-
Total operating revenues	1,392	5

Operating expenses
Lease operating expenses	936	2
Taxes other than income	69	1
Exploration expense	695	-
Depreciation, depletion and amortization	886	2
Accretion expense	25	-
General and administrative	12,573	3,480
Total operating expenses	15,184	3,485

Operating loss	(13,792)	(3,480)
Other income
Interest income	351	-
Net loss	$(13,441)	$(3,480)

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Consolidated Statements of Changes in Partners’ Capital

	General	Limited	Total
	Partner	Partners'	Partners'
	Capital	Capital	Capital

Balance, October 26, 2017 (inception)	$-	$-	$-
Capital contributions	365	36,176	36,541
Net loss	(35)	(3,445)	(3,480)
Balance, December 31, 2017	330	32,731	33,061
Capital contributions	895	88,564	89,459
Net loss	(134)	(13,306)	(13,441)
Balance, December 31, 2018	$1,091	$107,989	$109,079

* Amounts may not calculate due to rounding

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended	10/26/2017 (Inception) Through
	December 31, 2018	December 31, 2017
Cash flows from operating activities
Net loss	$(13,441)	$(3,480)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation, depletion and amortization	886	2
Accretion Expense	25	-
Changes in components of working capital
Increase in accounts receivable	(969)	(2,102)
(Increase) decrease in deferred expenses	396	(396)
Increase in other assets	(25)	(25)
Increase in accounts payable and accrued liabilities	694	35
Net cash used in operating activities	(12,434)	(5,966)

Cash flows from investing activities
Drilling and development capital expenditures	(8,269)	-
Acquisitions of oil and gas properties	(45,652)	(27,734)
Investment in affiliate	(10,305)	-
Cash used in investing activities	(64,226)	(27,734)

Cash flows from financing activities
Contributions from partners	89,459	36,541
Cash provided by financing activities	89,459	36,541

Net Increase(decrease) in cash and cash equivalents	12,799	2,841
Cash and cash equivalents, beginning of period	2,841	-
Cash and cash equivalents, end of period	$15,640	$2,841

Supplemental non-cash investing and financing activities:
Additions to asset retirement obligations	$462	$33
Additions to oil and gas properties included in accounts payable and accrued liabilities	$977	$2,610

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy Partners, LP (the “Partnership” or the “Company”) was formed as of October 26, 2017 between HighPeak Energy Partners GP, LP as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its wholly-owned subsidiaries: HighPeak Energy, LP, HighPeak Energy Assets, LLC, HighPeak Energy Holdings, LLC, HighPeak Energy GP, LLC and HighPeak Pure Acquisition, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “we” or “us” are to HighPeak Energy Partners, LP and its consolidated subsidiaries.

Note 2 – Significant Accounting Policies

Basis of Presentation

The financial statements of HighPeak Energy Partners, LP have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as detailed in the Financial Accounting Standards Codification (“FASB ASC”). These financial statements were approved by management and available for issuance on March 29, 2019. Subsequent events have been evaluated through this date.

The consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Partnership considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Partnership did not have any cash equivalents as of December 31, 2018 or December 31, 2017.

Concentration of credit risk

In the normal course of business, the Partnership maintains its cash balances in financial institutions. At times, the Partnership’s cash balance at a particular financial institution may exceed the Federal depository insurance coverage of $250 thousand for that institution. At December 31, 2018, the Partnership had not experienced losses and management does not anticipate any losses from these accounts.

The Partnership sells production to a small number of customers, as is customary in its business. For the year ended December 31, 2018 and the period ended December 31, 2017, the Partnership had two customers that accounted for 90% or more of total sales of oil, natural gas, natural gas liquids.  The loss of either of the Partnership’s major purchasers could materially and adversely affect its revenues in the short-term. However, based on the current demand for oil and natural gas and the availability of other purchasers, Management believes the loss of either major purchaser would not have a material adverse effect on its financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make various assumptions, judgements and estimates that affect the reported amounts disclosed in the consolidated financial statements, including contingencies. Changes in these assumptions, judgments, and estimates will occur as a result of the passage of time and the occurrence of future events, and accordingly, actual results could differ from amounts previously established.

The more significant areas requiring the use of assumptions, judgments, and estimates include (i) oil and natural gas reserves; (ii) cash flow estimates used in impairments tests of long-lived assets; (iii) depreciation, depletion and amortization; (iv) asset retirement obligations; (v) determining fair value and allocating purchase price in connection with asset acquisitions; (vi) accrued revenue and related receivables; and (vii) accrued liabilities.

Oil and Gas Properties

The Partnership accounts for its crude oil and natural gas exploration and development activity under the successful efforts method of accounting.

Oil and gas lease acquisition costs are capitalized as incurred. Unproved properties are reviewed at least annually for impairment. If unproved properties are determined to be productive, the appropriate related acquisition costs are transferred to proved oil and gas properties. Management has determined that no basis exists to impair any unproved leasehold as of December 31, 2018 and 2017.

Oil and gas exploration costs, other than costs to drill exploratory wells, are expensed as incurred.

Capitalized costs of proved oil and gas properties are evaluated periodically for impairment based on an analysis of undiscounted future net cash flows. Future cash flows are determined using reserves, prices and costs consistent with those used for internal decision making. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. There was no impairment of proved properties for the year ended December 31, 2018 and the period of inception through December 31, 2017.

Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is calculated using the units-of-production method. The reserve base used to calculate DD&A for leasehold and producing property acquisition costs is the sum of proved developed reserves and proved undeveloped reserves. The reserve base with respect to development costs (including lease and well equipment costs), includes only proved developed reserves.

Accounts Payable

Accounts payable includes amounts payable for executed leasehold acquisitions of $978 thousand at December 31, 2018 and $2,610 thousand at December 31, 2017.

Organization Costs

Organization costs have been expensed as incurred. General and administrative expenses included $0 related to organization costs in 2018 and $1,800 thousand in 2017.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (continued)

Asset Retirement Obligation

The Partnership’s asset retirement obligation represents the estimated present value of the amount the Partnership will incur to plug, abandon and remediate the property at the end of its productive life, in accordance with applicable state and federal laws. The fair value measurements of asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The initial measurement of asset retirement obligations at fair market value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with property, plant and equipment. Significant Level 3 inputs include plugging costs and reserve lives. Our asset retirement obligation at December 31, 2018 and 2017 is summarized as follows:

(in thousands)
Asset retirement obligation at October 26, 2017 (Inception)	$-
Liability incurred upon acquiring well in 2017	33
Asset retirement obligation at December 31, 2017	33
Liability incurred upon acquiring and drilling wells in 2018	462
Accretion expense	25
Asset retirement obligation at December 31, 2018	$520

Income taxes

The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the IRS. The 2017 and forward tax years remain open to examination.

The Partnership recognizes the tax benefit from an uncertain tax position only if it is more- likely- than-not that the tax position will be sustained upon examination by the relevant tax authority based on the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited partnership, and state filing requirements have been reviewed, and management is of the opinion that they would more-likely-than-not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits.

The Partnership is also subject to Texas Franchise Tax. Texas Franchise Tax accrued at December 31, 2017 and 2018 was $0, respectively.

 Noncurrent Assets

The Partnership’s other noncurrent assets consist of investments in 10,280,000 private placement warrants, for $10,280 thousand and 10,206,000 shares of Class B common stock, for $25 thousand from Pure Acquisition Corporation (See Note 4 – Related Party Transactions) and $50 thousand for certain deposits in the normal course of business. The Partnership accounts for these assets using the cost method, as fair value is not readily determinable and evaluates for impairment when decline in value is other-than-temporary.

In conjunction with Pure’s initial public offering, HighPeak Pure Acquisition, LLC entered into a warrant purchase offer commitment to offer or cause an affiliate to offer to purchase, at $1.00 per Pure Public Warrant, the outstanding Pure Public Warrants. Concurrently, the Partnership deposited $20.7 million into an escrow account

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (continued)

with J.P. Morgan Chase Bank N.A. maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. On November 1, 2018, HighPeak Energy Partners II, LP deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent. Simultaneously, the $20.7 million the Partnership previously placed into an escrow account with J.P. Morgan Chase Bank N.A. was returned to the Partnership.

Recent Accounting Pronouncements

The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Revenue Recognition

The Partnership records oil, natural gas liquids and natural gas sales when title passes to the purchaser, which for the Partnership is primarily at the wellhead. Oil and natural gas production imbalances, which there were none, are accounted for using the sales method.

Accounts Receivable

Accounts receivable consists primarily of amounts due from joint interest owners of $2,216 thousand in 2018 and $2,096 thousand in 2017. Receivables from the sale of oil, gas and natural gas liquids of $636 thousand in 2018 and $6 thousand in 2017 are based on estimates of volumes and prices the Partnership believes it will receive. Amounts due from affiliated companies of $220 thousand in 2018 are also included in accounts receivable. The Partnership routinely reviews outstanding balances and records a reserve for amounts not expected to be fully recovered. Bad debt expense was $0 for the years ended December 31, 2018 and 2017, respectively.

Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet date. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through March 29, 2019, the date the consolidated financial statements were available for issuance.

Note 3 – Partnership Capital

Allocation of Partner’s Net Profits and Losses

Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments in the Partnership. The Partnership recorded a net loss of $13,441 thousand for the year ended December 31, 2019 and $3,480 thousand for the period ended December 31, 2017.

Partner’s Distributions

The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement. As of December 31, 2018, the Partnership has not disposed of any investments and no distributions have been made.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 4 — Related Party Transactions

Investment in Pure Acquisition Corp.

Class B Common Stock (the “Founders’ Shares”)

The Partnership, through its wholly owned subsidiary, HighPeak Pure Acquisition, LLC (“HP Pure”), purchased, from Pure Acquisition Corp. (“Pure”), 10,062,500 shares of Class B common stock at a price of approximately $0.002 per share for an aggregate price of $25 thousand on December 11, 2017. In March 2018, we returned to Pure, at no cost, 1,437,500 Founders’ Shares, which Pure cancelled, leaving us with 8,625,000 Founders’ Shares. In March 2018, we transferred 40,000 Founders’ Shares to each of Pure’s three independent director nominees at our cost reducing our shares to 8,505,000. In April 2018, Pure effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, increasing our holdings to 10,206,000 Founders’ Shares.

The Founders’ Shares automatically convert into shares of Pure Class A common stock (Nasdaq: PACQ) at the time of Pure’s initial business combination, or at any time prior thereto at our option, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution provisions.

In April 2018, the Founders’ Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow until (1) with respect to 50% of the Founders’ Shares, the earlier of (a) one year after the date Pure consummates its initial business combination or (b) the date on which the closing price of Pure’s Class A common stock equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period commencing after the consummation of Pure’s initial business combination and (2) with respect to the remaining 50% of the Founders’ Shares, one year after the consummation of Pure’s initial business combination. The Partnership’s proceeds from the potential sale or distribution of Founders’ Shares are subject to an HP Pure profits distribution waterfall.

Private Placement Warrants

The Partnership, through its wholly owned subsidiary, HP Pure, purchased 10,280,000 private placement warrants (“Warrants”), from Pure, for $1.00 per Warrant, or $10.28 million, in a private placement that occurred simultaneously with the closing of Pure’s initial public offering on April 17, 2018. Each Warrant is exercisable to purchase one share of the Pure’s Class A Common Stock at a price of $11.50 per share. The Warrants expire five years after the consummation of Pure’s initial business combination. The Warrants are not redeemable and may be exercised on a cash or cashless basis in our sole discretion. We agreed not to transfer, assign or sell any of the Warrants until after Pure consummates its initial business combination. In April 2018, the Warrants were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. The Partnership’s proceeds from the potential exercise of the Warrants are subject to an HP Pure profits distribution waterfall.

Warrant Purchase Offer Commitment

On April 17, 2018, Pure closed its initial public offering with the sale of 41.4 million units at $10.00 per unit. Each unit consists of one share of Class A common stock (41.4 million shares of Class A common stock in the aggregate) and one-half of one public warrant (20.7 million public warrants) (the “Pure Public Warrants”).

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 4 — Related Party Transactions (continued)

In conjunction with Pure’s initial public offering, HP Pure entered into a warrant purchase offer commitment to offer or cause an affiliate to offer to purchase, at $1.00 per Pure Public Warrant, the outstanding Pure Public Warrants (1) in a tender offer that would commence after Pure’s announcement of an initial business combination and occur in connection with the closing of such business combination, or (2) if Pure does not close a business combination within 18 months, HP Pure committed to purchase the outstanding Pure Public Warrants for $1.00 each. In connection with this warrant purchase offer commitment, the Partnership deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. The funds held in the escrow account may be used to pay $1.00 per Pure Public Warrant to holders of the Pure Public Warrants that tender in the tender offer. At any time, HP Pure may, or cause an affiliate of the Partnership to, substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit.

If Pure is unable to close a business combination by close of business on October 16, 2019, the escrow agent will be authorized to transfer $1.00 per whole Pure Public Warrant to holders of the Pure Public Warrants, other than HP Pure and its affiliates which includes the Partnership, at the same time Pure redeems its public shares, and the Pure Public Warrants will expire worthless.

Following the tender offer or payment to holders of Pure Public Warrants described above, any amounts remaining in the escrow account will be returned to the Partnership.

On November 1, 2018, HighPeak Energy Partners II, LP deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent. Simultaneously, the $20.7 million the Partnership previously placed into an escrow account with J.P. Morgan Chase Bank N.A. was returned to the Partnership.

Forward Purchase Agreement

In April 2018, in conjunction with Pure’s initial public offering, the Partnership entered into a forward purchase agreement with Pure that provides for the purchase by us of an aggregate of up to 15 million shares of their Class A common stock and 7.5 million warrants for $10.00 per forward unit, for an aggregate purchase price of up to $150 million in a private placement that will close simultaneously with the closing of Pure’s initial business combination. The forward purchase shares are identical to the shares of Class A common stock included in the units sold in Pure’s initial public offering, except the forward purchase shares are subject to transfer restrictions and certain registration rights, as described in the forward purchase agreement. Each whole forward purchase warrant enables the holder to acquire one share of Pure’s Class A common stock for $11.50. The forward purchase warrants expire on the 5th anniversary of the closing of Pure’s business combination, are exercisable for cash or on a cashless basis in our sole discretion, and are not redeemable by Pure so long as they are held by the Partnership, its affiliates or its permitted transferees. The Partnership’s commitment under the forward purchase agreement may be reduced under certain circumstances described in the forward purchase agreement.

General and Administrative Expenses

The General Partner utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. General and administrative expenses include amounts paid to the Management Company of $11,900 thousand in 2018 and $1,104 thousand in 2017.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 5 — Commitments and Contingencies

Commitments

As part of the purchase of the O’Daniel Ranch Prospect Acreage, the Partnership agreed to carry the seller for their approximately 25% of future development costs up to a maximum of $10 million.

Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

HighPeak Energy Partners, LP and Subsidiaries

Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2019

HighPeak Energy Partners, LP

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$8,306	$15,640
Accounts receivable	1,637	3,072
Deferred expenses	2,975	-
Total current assets	12,918	18,712

Property and equipment, at cost - successful efforts method:
Proved properties	66,509	43,336
Unproved properties	38,072	39,782
Other	135	8
Total property and equipment	104,716	83,126
Less: accumulated depreciation and depletion	(3,616)	(887)
Net property & equipment	101,100	82,239

Noncurrent assets:
Investments in affiliates	10,305	10,305
Other noncurrent assets	50	50
Total noncurrent assets	10,355	10,355

Total assets	$124,373	$111,306

Liabilities and partners' capital
Current liabilities:
Accounts payable and accrued liabilities	$8,006	$1,707
Total current liabilities	8,006	1,707

Noncurrent liabilities:
Asset retirement obligation	623	520

Partners' capital	115,744	109,079
Total liabilities and partners' capital	$124,373	$111,306

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Consolidated Statements of Operations

(in thousands)

	(unaudited)		(unaudited)
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018
Operating revenues
Crude oil and condensate	$1,420	$238	$4,155	$605
Natural gas and natural gas liquids	24	30	103	50
Total operating revenues	1,444	268	4,258	655

Operating expenses
Lease operating expenses	539	171	1,797	410
Taxes other than income	81	17	262	40
Exploration expense	84	196	2,745	196
Depreciation, depletion, amortization and impairment	898	86	2,730	124
Accretion expense	14	7	38	13
General and administrative	3,126	2,987	9,022	7,135
Total operating expenses	4,742	3,464	16,594	7,918

Operating loss	(3,298)	(3,196)	(12,336)	(7,263)
Interest income	-	297	-	332
Net loss	$(3,298)	$(2,899)	$(12,336)	$(6,931)

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Consolidated Statements of Changes in Partners’ Capital

(in thousands)

	(unaudited)
	Nine Month Period Ended September 30, 2019
	General	Limited	Total
	Partner	Partners'	Partners'
	Capital	Capital	Capital
Balance, December 31, 2018	$1,091	$107,989	$109,079
Capital contributions (unaudited)	60	5,940	6,000
Net loss (unaudited)	(56)	(5,521)	(5,576)
Balance, March 31, 2019	1,095	108,408	109,503
Capital contributions	130	12,870	13,000
Net loss	(35)	(3,427)	(3,462)
Balance, June 30, 2019	$1,190	$117,851	$119,041
Capital contributions	0	0	0
Net loss	(33)	(3,265)	(3,298)
Balance, September 30, 2019	$1,157	$114,586	$115,743

	(unaudited)
	Nine Month Period Ended September 30, 2018

	General	Limited	Total
	Partner	Partners'	Partners'
	Capital	Capital	Capital
Balance, December 31, 2017	$331	$32,731	$33,061
Capital contributions	367	36,378	36,746
Net loss (unaudited)	(8)	(791)	(799)
Balance, March 31, 2018	690	68,318	69,008
Capital contributions	483	47,844	48,327
Net loss	(32)	(3,201)	(3,233)
Balance, June 30, 2018	$1,141	$112,961	$114,102
Capital contributions	44	4,342	4,386
Net loss	(29)	(2,870)	(2,899)
Balance, September 30, 2018	$1,156	$114,433	$115,589

* Amounts may not calculate due to rounding

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Consolidated Statements of Cash Flows

(in thousands)

	(unaudited)
	Nine Months
	Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(12,336)	$(6,931)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation, depletion and amortization	2,730	124
Asset retirement obligation accretion	38	13
Changes in components of working capital
(Increase) decrease in accounts receivable	1,435	1,731
(Increase) decrease in deferred expenses	(2,975)	(2,691)
Increase in other assets		(25)
Increase (decrease) in accounts payable and accrued liabilities	679	(832)
Net cash used in operating activities	(10,429)	(8,611)

Cash flows from investing activities
Drilling and development capital expenditures	(13,011)	(3,855)
Acquisitions of oil and gas properties	(2,894)	(40,219)
Investment in affiliate	-	(10,305)
	-	-
Cash used in investing activities	(15,905)	(54,379)

Cash flows from financing activities
Contributions from partners	19,000	89,459
Cash provided by financing activities	19,000	89,459

Net Increase(decrease) in cash, cash equivalents and restricted cash	(7,334)	26,469
Cash, cash equivalents and restricted cash, beginning of period	15,640	2,841
Cash, cash equivalents and restricted cash, end of period	$8,306	$29,310

Supplemental non-cash investing and financing activities:
Additions to asset retirement obligations	$116	$304
Accrued capital expenditures	$5,569	$4,181

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy Partners, LP (the “Partnership” or the “Company”) was formed as of October 26, 2017 between HighPeak Energy Partners GP, LP as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).  The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its wholly-owned subsidiaries: HighPeak Energy, LP, HighPeak Energy Assets, LLC, HighPeak Energy Holdings, LLC, HighPeak Energy GP, LLC and HighPeak Pure Acquisition, LLC.  Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “we” or “us” are to HighPeak Energy Partners, LP and its consolidated subsidiaries.

Note 2 – Significant Accounting Policies

Basis of Presentation

The financial statements of HighPeak Energy Partners, LP have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as detailed in the Financial Accounting Standards Codification (“FASB ASC”). The financial statements have not been audited by independent public accountants. In the opinion of management, the Partnership financial statements reflect all adjustments necessary to present fairly the Partnership’s financial position at September 30, 2019.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries.  All intercompany balances and transactions have been eliminated in consolidation.  Certain prior period amounts have been reclassified to conform with the current presentation in the accompanying consolidated financial statements.

Concentration of credit risk

In the normal course of business, the Partnership maintains its cash balances in financial institutions.  At times, the Partnership’s cash balance at a financial institution may exceed the Federal depository insurance coverage of $250,000 for that institution.  At September 30, 2019, the Partnership had not experienced losses and management does not anticipate any losses from these accounts.

The Partnership sells production to a small number of customers, as is customary in its business.  For the three and nine months ended September 30, 2019 the Partnership had two customers that accounted for 90% or more of total sales of oil, natural gas, natural gas liquids.  The loss of either of the Partnership’s major purchasers could materially and adversely affect its revenues in the short-term.  However, based on the current demand for oil and natural gas and the availability of other purchasers, Management believes the loss of either major purchaser would not have a material adverse effect on its financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Cash, Cash Equivalents and Restricted Cash

The Partnership considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.  The Partnership did not have any cash equivalents as of September 30, 2019 or December 31, 2018.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (continued)

The Partnership entered into a warrant purchase offer commitment agreement with Pure Acquisition Corp. and deposited $20.7 million of restricted cash on April 17, 2018, into an escrow account with JP Morgan Chase Bank, NA, maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent. On November 1, 2018, HighPeak Energy Partners II, LP deposited $20.7 million into an escrow account with JP Morgan Chase Bank, NA, maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent. Simultaneously, the $20.7 million the Partnership placed into an escrow account with JP Morgan Bank NA, was returned to the Partnership.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make various assumptions, judgements and estimates that affect the reported amounts disclosed in the consolidated financial statements, including contingencies.  Changes in these assumptions, judgments, and estimates will occur as a result of the passage of time and the occurrence of future events, and accordingly, actual results could differ from amounts previously established.

The more significant areas requiring the use of assumptions, judgments, and estimates include (i) oil and natural gas reserves; (ii) cash flow estimates used in impairments tests of long-lived assets; (iii) depreciation, depletion and amortization; (iv) asset retirement obligations; (v) determining fair value and allocating purchase price in connection with asset acquisitions; (vi) accrued revenue and related receivables; and (vii) accrued liabilities.

Oil and Gas Properties

The Partnership accounts for its crude oil and natural gas exploration and development activity under the successful efforts method of accounting.

Oil and gas lease acquisition costs are capitalized as incurred.  Unproved properties are reviewed at least annually for impairment. If unproved properties are determined to be productive, the appropriate related acquisition costs are transferred to proven oil and gas properties.  The Partnership recorded impairment costs of $0 and $72 thousand for the three and nine months ended September 30, 2019 and $0 for the three and nine months ended September 30, 2018.

Oil and gas exploration costs, other than costs to drill exploratory wells, are expensed as incurred.  The Partnership expensed $84 thousand and $2,745 thousand for the acquisition and processing of seismic data covering our leasehold for the three and nine months ended September 30, 2019, respectively.  The partnership incurred $196 thousand for the three and nine months ended September 30, 2018.

Capitalized costs of proved oil and gas properties are evaluated periodically for impairment based on an analysis of undiscounted future net cash flows. Future cash flows are determined using reserves, prices and costs consistent with those used for internal decision making. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. There was no impairment of proved properties for the three and nine months ended September 30, 2019 September 30, 2018, respectively.

Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is calculated using the units-of-production method.  The reserve base used to calculate DD&A for leasehold and producing property acquisition costs is the sum of proved developed reserves and proved undeveloped reserves.  The reserve base with respect to development costs (including lease and well equipment costs), includes only proved developed reserves.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (continued)

Organization Costs

Organization costs have been expensed as incurred.

Asset Retirement Obligation

The Partnership’s asset retirement obligation represents the estimated present value of the amount the Partnership will incur to plug, abandon and remediate the property at the end of its productive life, in accordance with applicable state and federal laws.  The fair value measurements of asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs.  The initial measurement of asset retirement obligations at fair market value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with property, plant and equipment.  Significant Level 3 inputs include plugging costs and reserve lives.  Our asset retirement obligation at September 30, 2019 is summarized as follows:

	Nine Months Ended
	September 30,
	2019	2018
	(in thousands)
Asset retirement obligation, beginning of period	$520	$33
Additional liabilities incurred	116	284
Liabilities settled	(51)	-
Accretion expense	38	7
Asset retirement obligation, end of period	$623	$324

Income taxes

The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the IRS. The 2017 and forward tax years remain open to examination.

The Partnership is also subject to Texas Franchise Tax.  Texas Franchise Tax accrued for the three and nine months ended September 30, 2019 and September 30, 2018 was $0, respectively.

Noncurrent Assets

The Partnership’s noncurrent assets consist of investments in 10,280,000 private placement warrants, for $10,280 thousand and 10,206,000 shares of Class B common stock, for $25 thousand from Pure Acquisition Corp. (“Pure”) (See Note 4 – Related Party Transactions) and $50 thousand for certain deposits in the normal course of business. The Partnership accounts for these assets using the cost method, as fair value is not readily determinable and evaluates for impairment when decline in value is other-than-temporary.

In conjunction with Pure’s initial public offering, HighPeak Pure Acquisition, LLC entered into a warrant purchase offer commitment to offer or cause an affiliate to offer to purchase, at $1.00 per Pure Public Warrant (defined below), the outstanding Pure Public Warrants.  Concurrently, the Partnership deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent.  On November 1, 2018, HighPeak Energy Partners II, LP deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent.  Simultaneously, the $20.7 million the Partnership previously placed into an escrow account with J.P. Morgan Chase Bank N.A. was returned to the Partnership.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a five step process an entity should apply in determining its revenue recognition. In March 2016, ASU 2014-09 was updated with ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross versus Net) (“ASU 2016-08”), which provides further clarification on the principal versus agent evaluation.  ASU 2014-09 is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet and is effective for the Partnership on January 1, 2019.  While the Partnership is continuing its assessment of the effects of the new revenue standard, it currently expects the adoption of the standard to have no material effect on the presentation of revenue in the Consolidated Statement of Operations.

The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Revenue from Contracts with Customers

Sales of oil, natural gas and natural gas liquids are recognized at the point the product is transferred to the customer. All the pricing provisions in the Partnerships’ contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas and the prevailing supply and demand conditions. As a result, the price of the oil, natural gas and natural gas liquids fluctuates to remain competitive with other available oil, natural gas and natural gas liquids supplies.

Oil sales contracts are structured where the Partnership delivers oil to the purchaser at a contractually agreed-upon delivery point at which the purchaser takes custody, title and risk of loss of the product. Oil revenues are recorded net of any third-party transportation fees in the Company’s consolidated statements of operations.

Under the Partnership’s natural gas processing contracts, it delivers natural gas is transferred to the purchaser at the wellhead or central delivery point of the purchaser. The purchaser gathers and processes the natural gas and remits proceeds to the Company for the resulting sales of natural gas liquids and residue gas.  Natural gas and natural gas liquids revenues are recorded net of any third-party transportation fees in the Company’s consolidated statements of operations.

Accounts Receivable

The Partnership routinely reviews outstanding balances and records a reserve for amounts not expected to be fully recovered.   Bad debt expense was $0 for the three and nine months ended September 30, 2019 and September 30, 2018, respectively.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 2 — Significant Accounting Policies (continued)

Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet date. See Note 6 – Subsequent Events.

Note 3 – Partnership Capital

Allocation of Partner’s Net Profits and Losses

Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments in the Partnership.  The Partnership recorded a net loss of $ 3,298 thousand and $12,336 thousand for the three and nine months ended September 30, 2019 and a net loss of $2,899 thousand and $6,931 thousand for the three and nine months ended September 30, 2018.

Partner’s Distributions

The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement. As of September 30, 2019, the Partnership has not disposed of any investments and no distributions have been made.

Note 4 — Related Party Transactions

Investment in Pure Acquisition Corp.

Class B Common Stock (the “Founders’ Shares”)

The Partnership, through its wholly owned subsidiary, HighPeak Pure Acquisition, LLC (“HP Pure”), purchased, from Pure, 10,062,500 shares of Class B common stock (the “Founders’ Shares”) at a price of approximately $0.002 per share for an aggregate price of $25 thousand on December 11, 2017.  In March 2018, we returned to Pure, at no cost, 1,437,500 Founders’ Shares, which Pure cancelled, leaving us with 8,625,000 Founders’ Shares. In March 2018, we transferred 40,000 Founders’ Shares to each of Pure’s three independent director nominees at our cost reducing our shares to 8,505,000. In April 2018, Pure effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, increasing our holdings to 10,206,000 Founders’ Shares.

The Founders’ Shares automatically convert into shares of Pure Class A common stock (Nasdaq: PACQ) at the time of Pure’s initial business combination, or at any time prior thereto at our option, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution provisions.

In April 2018, the Founders’ Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent.  Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow until (1) with respect to 50% of the Founders’ Shares, the earlier of (a) one year after the date Pure consummates its initial business combination or (b) the date on which the closing price of Pure’s Class A common stock equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period commencing after the consummation of Pure’s initial business combination and (2) with respect to the remaining 50% of the Founders’ Shares, one year after the consummation of Pure’s initial business combination.  The Partnership’s proceeds from the potential sale or distribution of Founders’ Shares are subject to an HP Pure profits distribution waterfall.  See Note 6 – Subsequent Events.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 4 — Related Party Transactions (cont.)

Private Placement Warrants

The Partnership, through its wholly owned subsidiary, HP Pure, purchased 10,280,000 private placement warrants (“Warrants”), from Pure, for $1.00 per Warrant, or $10,280 thousand, in a private placement that occurred simultaneously with the closing of Pure’s initial public offering on April 17, 2018. Each Warrant is exercisable to purchase one share of the Pure’s Class A Common Stock at a price of $11.50 per share.  The Warrants expire five years after the consummation of Pure’s initial business combination.  The Warrants are not redeemable and may be exercised on a cash or cashless basis in our sole discretion.  We agreed not to transfer, assign or sell any of the Warrants until after Pure consummates its initial business combination.  In April 2018, the Warrants were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent.  The Partnership’s proceeds from the potential exercise of the Warrants are subject to an HP Pure profits distribution waterfall.  See Note 6 – Subsequent Events.

Warrant Purchase Offer Commitment

On April 17, 2018, Pure closed its initial public offering with the sale of 41.4 million units at $10.00 per unit.  Each unit consists of one share of Class A common stock (41.4 million shares of Class A common stock in the aggregate) and one-half of one public warrant (20.7 million public warrants) (the “Pure Public Warrants”).

On November 1, 2018, HighPeak Energy Partners II, LP deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent. Simultaneously, the $20.7 million the Partnership previously placed into an escrow account with J.P. Morgan Chase Bank N.A. was returned to the Partnership.

Forward Purchase Agreement

In April 2018, in conjunction with Pure’s initial public offering, the Partnership entered into a forward purchase agreement with Pure that provides for the purchase by us of an aggregate of up to 15 million shares of their Class A common stock and 7.5 million warrants for $10.00 per forward unit, for an aggregate purchase price of up to $150 million in a private placement that will close simultaneously with the closing of Pure’s initial business combination.  The forward purchase shares are identical to the shares of Class A common stock included in the units sold in Pure’s initial public offering, except the forward purchase shares are subject to transfer restrictions and certain registration rights, as described in the forward purchase agreement.  Each whole forward purchase warrant enables the holder to acquire one share of Pure’s Class A common stock for $11.50.  The forward purchase warrants expire on the 5th anniversary of the closing of Pure’s business combination, are exercisable for cash or on a cashless basis in our sole discretion, and are not redeemable by Pure so long as they are held by the Partnership, its affiliates or its permitted transferees.  The Partnership’s commitment under the forward purchase agreement may be reduced under certain circumstances described in the forward purchase agreement. See Note 6 – Subsequent Events.

HighPeak Energy Partners, LP

Notes to the Consolidated Financial Statements

Note 4 — Related Party Transactions (cont.)

General and Administrative Expenses

The General Partner utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. General and administrative expenses include amounts paid to the Management Company of $8,925 thousand for the nine months ended September 30, 2019 and $7,135 thousand for nine months ended September 30, 2018.

Note 5 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

Note 6 — Subsequent Events

HPK Energy, LP

Effective October 1, 2019, the Partnership entered into a contribution agreement with HPK Energy, LP (“HPK Energy”) to contribute 100% of the membership interest in its fully owned subsidiaries HighPeak Energy Assets, LLC and HighPeak Energy Holdings, LLC to HPK Energy, LP in exchange for an aggregate of 57.30% of the common units of HPK Energy.

Pure Acquisition Corp.

On October 10, 2019, the shareholders of Pure Acquisition Corp. voted to extend the deadline by which Pure must consummate an initial business combination from October 16, 2019 to February 21, 2020.

HighPeak Energy Partners II, LP and Subsidiaries

Consolidated Financial Statements

December 31, 2018

Independent Auditor’s Report

To the Partners of

HighPeak Energy Partners II, LP and Subsidiaries

We have audited the accompanying consolidated financial statements of HighPeak Energy Partners II, LP and subsidiaries, which comprise the consolidated balance sheet as of December 31 2018, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the period from inception (September 11, 2018) through December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HighPeak Energy Partners II, LP and subsidiaries as of December 31, 2018, and the results of their operations and their cash flows for the period from inception (September 11, 2018) through December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

March 29, 2019

HighPeak Energy Partners II, LP

Consolidated Balance Sheet

(in thousands)

December 31,
2018
Assets
Current assets:
Cash and cash equivalents	$4,689
Restricted cash - escrow	20,741
Accounts receivable	291
Deferred expenses	3,200
Total current assets	28,921
Property and equipment, at cost - successful efforts method:
Proved properties	1,446
Unproved properties	40,717
Total property and equipment	42,163
Less: accumulated depreciation and depletion	(94)
Net property & equipment	42,069
Total assets	$70,990

Liabilities and partners' capital
Current liabilities:
Accounts payable and accrued liabilities	$14,046
Total current liabilities	14,046
Noncurrent liabilities:
Asset retirement obligation	1,166
Partners' capital	55,778
Total liabilities and partners' capital	$70,990

The accompanying notes are an integral part

of this consolidated financial statement

HighPeak Energy Partners II, LP

Consolidated Statement of Operations

(in thousands)

September 11, 2018 (Inception) Through
December 31, 2018
Operating revenues
Crude oil and condensate	$110
Natural gas and natural gas liquids	92
Total operating revenues	202

Operating expenses
Lease operating expenses	206
Taxes other than income	20
Depreciation, depletion and amortization	94
Accretion expense	15
General and administrative	252
Total operating expenses	587

Operating income (loss)	(385)
Other income
Interest income from restricted cash	41
Net income (loss)	$(344)

The accompanying notes are an integral part

of this consolidated financial statement

HighPeak Energy Partners II, LP

Consolidated Statement of Changes in Partners’ Capital

(in thousands)

	General	Limited	Total
	Partner	Partners'	Partners'
	Capital	Capital	Capital

Balance, September 11, 2018 (Inception)	$-	$-	$-
Capital contributions	561	55,560	56,122
Net income (loss)	(3)	(340)	(344)
Balance, December 31, 2018	$558	$55,220	$55,778

*Amounts may not calculate due to rounding

The accompanying notes are an integral part

of this consolidated financial statement

HighPeak Energy Partners II, LP

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

September 11, 2018 (Inception) Through
December 31, 2018
Cash flows from operating activities
Net income (loss)	$(344)
Adjustments to reconcile net loss to net cash used in operations:
Depletion and amortization	94
Accretion expense	15
Changes in components of working capital
Increase in accounts receivable	(291)
Increase in deferred expenses	(3,200)
Decrease in accounts payable and accrued liabilities	763
Net cash used in operating activities	(2,963)

Cash flows from investing activities
Acquisitions of oil and gas properties	(27,729)
Cash used in investing activities	(27,729)

Cash flows from financing activities
Contributions from partners	56,122
Cash provided by financing activities	56,122

Net Increase(decrease) in cash, cash equivalents and restricted cash	25,430
Cash, cash equivalents and restricted cash, beginning of period	-
Cash, cash equivalents and restricted cash, end of period	$25,430

Supplemental non-cash investing and financing activities:
Additions to asset retirement obligations	$1,151
Additions to oil and gas properties included in accounts payable and accrued liabilities	$13,283

The accompanying notes are an integral part

of this consolidated financial statement

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy Partners II, LP (the “Partnership” or the “Company”) was formed as of September 11, 2018 between HighPeak Energy Partners GP II, LP as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its wholly-owned subsidiaries: HighPeak Energy II, LP, HighPeak Energy Assets II, LLC and HighPeak Energy GP II, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “we” or “us” are to HighPeak Energy Partners II, LP and its consolidated subsidiaries.

Note 2 – Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of HighPeak Energy Partners II, LP have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as detailed in the Financial Accounting Standards Codification (“FASB ASC”). These consolidate financial statements were approved by management and available for issuance on March 29, 2019. Subsequent events have been evaluated through this date.

The consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Concentration of credit risk

In the normal course of business, the Partnership maintains its cash balances in financial institutions. At times, the Partnership’s cash balance at a particular financial institution may exceed the Federal depository insurance coverage of $250 thousand for that institution. At December 31, 2018, the Partnership had not experienced losses and management does not anticipate any losses from these accounts.

The Partnership sells production to a small number of customers, as is customary in its business. For the period ended December 31, 2018, the Partnership had two customers that accounted for 95% or more of total oil, natural gas and natural gas liquid sales. The loss of these purchasers could materially and adversely affect our revenues in the short-term. However, based on the current demand for oil and natural gas and the availability of other purchasers, Management believes the loss of either major purchaser would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make various assumptions, judgements and estimates that affect the reported amounts disclosed in the consolidated financial statements, including contingencies. Changes in these assumptions, judgments, and estimates will occur as a result of the passage of time and the occurrence of future events, and accordingly, actual results could differ from amounts previously established.

The more significant areas requiring the use of assumptions, judgments, and estimates include (i) oil and natural gas reserves; (ii) cash flow estimates used in impairments tests of long-lived assets; (iii) depreciation, depletion and amortization; (iv) asset retirement obligations; (v) determining fair value and allocating purchase price in connection with asset acquisitions; (vi) accrued revenue and related receivables; and (vii) accrued liabilities.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (cont.)

Cash, Cash Equivalents and Restricted Cash

The Partnership considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Partnership did not have any cash equivalents as of December 31, 2018.

The Partnership entered into a warrant purchase offer commitment agreement with Pure Acquisition Corp. and deposited $20.7 million of restricted cash on November 1, 2018, into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent (see Note 4 – Related Party Transactions).

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019 for private companies. The Partnership adopted this guidance effective 2018. The adoption did not materially impact the Partnership’s consolidated financial statements.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheet that sum to the total of amount shown in the statement of cash flows.

(in thousands)
December 31, 2018
Cash	$4,689
Restricted cash	20,741
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$25,430

Oil and Gas Properties

The Partnership accounts for its crude oil and natural gas exploration and development activity under the successful efforts method of accounting.

Oil and gas lease acquisition costs are capitalized as incurred. Unproved properties are reviewed at least annually for impairment. If unproved properties are determined to be productive, the appropriate related acquisition costs are transferred to proved oil and gas properties. Management has determined that no basis exists to impair any unproved leasehold as of December 31, 2018.

Oil and gas exploration costs, other than costs to drill exploratory wells, are expensed as incurred.

Capitalized costs of proved oil and gas properties are evaluated periodically for impairment based on an analysis of undiscounted future net cash flows. Future cash flows are determined using reserves, prices and costs consistent with those used for internal decision making. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. There was no impairment of proved properties for the period ended December 31, 2018.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (cont.)

Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is calculated using the units-of-production method. The reserve base used to calculate DD&A for leasehold and producing property acquisition costs is the sum of proved developed reserves and proved undeveloped reserves. The reserve base with respect to development costs (including lease and well equipment costs), includes only proved developed reserves.

Asset Retirement Obligation

The Partnership’s asset retirement obligation represents the estimated present value of the amount the Partnership will incur to plug, abandon and remediate the property at the end of its productive life, in accordance with applicable state and federal laws. The fair value measurements of asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The initial measurements of asset retirement obligations at fair market value is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with property, plant and equipment. Significant Level 3 inputs include plugging costs and reserve lives. Our asset retirement obligation at December 31, 2018 is summarized as follows:

(in thousands)
Asset retirement obligation at September 11, 2018 (Inception)	$-
Liability incurred upon acquiring and drilling wells	1,151
Accretion expense	15
Asset retirement obligation at December 31, 2018	$1,166

Accounts Payable

Accounts payable includes amounts payable for executed leasehold acquisitions of $13,283 thousand at December 31, 2018.

Organization Costs

Organization costs have been expensed as incurred. General and administrative expenses included $242 thousand related to organization costs in 2018.

Income taxes

The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the IRS. The 2018 tax year remains open to examination.

The Partnership recognizes in its financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits.

The Partnership is also subject to Texas Franchise Tax. The Texas Franchise Tax accrued at December 31, 2018 was $0.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s consolidated financial statements.

Revenue Recognition

The Partnership records sales of oil, natural gas liquids and natural gas when title passes to the purchaser, which for the Partnership is primarily at the wellhead. Oil and natural gas production imbalances, which there were none, are accounted for using the sales method.

Accounts Receivable

Accounts receivable consists primarily of amounts due from the sale of oil, gas and natural gas liquids of $185 thousand in 2018 and are based on estimates of volumes and prices the Partnership believes it will receive. Amounts due from affiliated companies of $106 thousand in 2018 are also included in accounts receivable. The Partnership routinely reviews outstanding balances and records a reserve for amounts not expected to be fully recovered. Bad debt expense was $0 for the period ended December 31, 2018.

Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet date. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through March 29, 2019, the date the consolidated financial statements were available for issuance.

Note 3 – Partnership Capital

Allocation of Partner’s Net Profits and Losses

Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments in the Partnership. The Partnership recorded a net loss of $344 thousand for the period ended December 31, 2018.

Partner’s Distributions

The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement. As of December 31, 2018, the Partnership has not disposed of any investments and no distributions have been made.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 4 — Related Party Transactions

Warrant Purchase Offer Commitment

On April 17, 2018, Pure Acquisition Corp. (“Pure”) closed its initial public offering with the sale of 41.4 million units at $10.00 per unit. Each unit consists of one share of Class A common stock (41.4 million shares of Class A common stock in the aggregate) and one-half of one public warrant (20.7 million public warrants) (the “Pure Public Warrants”). In conjunction with Pure’s initial public offering, HighPeak Pure Acquisition, LLC (“HP Pure”) entered into a warrant purchase offer commitment to offer or cause an affiliate to offer to purchase, at $1.00 per Pure Public Warrant, the outstanding Pure Public Warrants (1) in a tender offer that would commence after Pure’s announcement of an initial business combination and occur in connection with the closing of such business combination, or (2) if Pure does not close a business combination by the close of business on October 16, 2019, we committed to purchase the outstanding Pure Public Warrants for $1.00 each. In connection with this warrant purchase offer commitment, on November 1, 2018, the Partnership deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. The funds held in the escrow account may be used to pay $1.00 per Pure Public Warrant to holders of the Pure Public Warrants that tender in the tender offer. At any time, HP Pure may, or cause an affiliate of the Partnership to, substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit.

If Pure is unable to close a business combination by the close of business on October 16, 2019, the escrow agent will be authorized to transfer $1.00 per whole Pure Public Warrant to holders of the Pure Public Warrants, other than HP Pure and its affiliates, at the same time Pure redeems its public shares, and the Pure Public Warrants will expire worthless.

Following the tender offer or payment to holders of Pure Public Warrants described above, any amounts remaining in the escrow account will be returned to the Partnership.

General and Administrative Expenses

The General Partner utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. The Partnership has deferred general and administrative expenses of $3,200 thousand for amounts paid to the Management Company in 2018.

Note 5 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

HighPeak Energy Partners II, LP and Subsidiaries

Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2019

HighPeak Energy Partners II, LP

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$25,607	$4,689
Restricted cash - escrow	20,727	20,741
Accounts receivable	407	291
Prepaid Acquisition Costs	61,500	-
Deferred expenses	11,254	3,200
Total current assets	119,495	28,921

Property and equipment, at cost - successful efforts method:
Proved properties	33,915	1,446
Unproved properties	140,149	40,717
Other	500	-
Total property and equipment	174,564	42,163
Less: accumulated depreciation and depletion	(745)	(94)
Net property & equipment	173,819	42,069

Total assets	$293,314	$70,990

Liabilities and partners' capital
Current liabilities:
Accounts payable and accrued liabilities	$2,839	$14,046
Total current liabilities	2,839	14,046

Noncurrent liabilities:
Prepaid subscriptions	5,771	-
Asset retirement obligation	1,359	1,166
Total other liabilities	7,130	1,166

Partners' capital	283,345	55,778
Total liabilities and partners' capital	$293,314	$70,990

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners II, LP

Consolidated Statements of Operations

(in thousands)

	(unaudited)
	Three Months	Nine Months
	Ended	Ended
	September 30	September 30
Operating revenues
Crude oil and condensate	$512	$718
Natural gas and natural gas liquids	43	224
Total operating revenues	555	942

Operating expenses
Lease operating expenses	488	1,190
Taxes other than income	34	59
Exploration expense	49	756
Depreciation, depletion and amortization	446	650
Abandoned Project	1,122	1,122
Asset retirement obligation accretion	30	86
General and administrative	990	7,176
Total operating expenses	3,159	11,039

Operating loss	(2,604)	(10,097)
Other income

Interest income	175	328
Net loss	$(2,429)	$(9,769)

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners II, LP

Consolidated Statement of Changes in Partners’ Capital

	(unaudited)
	Nine Month Period Ended September 30, 2019
	General	Limited	Total
	Partner	Partners'	Partners'
	Capital	Capital	Capital
Balance, December 31, 2018	$56	$55,722	$55,778
Capital contributions	22	21,876	21,898
Net loss	(6)	(5,690)	(5,696)
Balance, March 31, 2019	$72	$71,907	$71,979
Capital contributions	156	160,013	160,169
Net loss	(2)	(1,643)	(1,644)
Balance, June 30, 2019	$226	$230,278	$230,504
Capital contributions	55	55,214	55,270
Net loss	(2)	(2,426)	(2,429)
Balance, September 30, 2019	$279	$283,066	$283,345

* Amounts may not calculate due to rounding

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners II, LP

Consolidated Statement of Cash Flows

(in thousands)

For the Nine
Months Ended
September 30, 2019
(unaudited)
Cash flows from operating activities
Net loss	$(9,769)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation, depletion and amortization	651
Accretion expense	86
Changes in components of working capital
Decrease in accounts receivable	(117)
(Increase) in deferred expenses	(8,054)
Increase in other assets	-
(Decrease) in accounts payable and accrued liabilities	(2,732)
Net cash used in operating activities	(19,935)

Cash flows from investing activities
Drilling and development capital expenditures	(334)
Acquisitions of oil and gas properties	(129,284)
Prepaid Acquisition Cost	(61,500)
Other property and asset additions	(500)
Increase(decrease) in accounts payable - acquisitions	-
Cash used in investing activities	(191,618)

Cash flows from financing activities
Prepaid subscriptions received	5,413
Contributions from partners	227,044
Cash provided by financing activities	232,457

Net Increase(decrease) in cash, cash equivalents and restricted cash	20,904
Cash, cash equivalents and restricted cash, beginning of period	25,430
Cash, cash equivalents and restricted cash, end of period	$46,334

Supplemental non-cash investing and financing activities:
Changes in accrued capital expenditures	$1,526
Additions to asset retirement obligations	$107
Accrued liability reclassed to prepaid subscriptions	$10,000
Property Acquisition applied to prepaid subscriptions	$650
Prepaid subscriptions applied to capital contributions	$10,292

The accompanying notes are an integral part

of these consolidated financial statements

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 1 – Description of Organization and Business Operations

HighPeak Energy Partners II, LP (the “Partnership” or the “Company”) was formed as of September 11, 2018 between HighPeak Energy Partners GP II, LP as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).  The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its wholly owned subsidiary, HighPeak Energy II, LP.  Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “we” or “us” are to HighPeak Energy Partners II, LP and its consolidated subsidiaries.

Note 2 – Significant Accounting Policies

Basis of Presentation

The financial statements of HighPeak Energy Partners II, LP have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as detailed in the Financial Accounting Standards Codification (“FASB ASC”). The financial statements have not been audited by independent public accountants. In the opinion of management, the Partnership financial statements reflect all adjustments necessary to present fairly the Partnership’s financial position at September 30, 2019. No financial statements are presented for Inception (September 11, 2018) through September 30, 2018 as the Partnership was only the in the process of calling and receiving capital and no other meaningful activity was taken.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries.  All intercompany balances and transactions have been eliminated in consolidation.

Cash, Cash Equivalents and Restricted Cash

The Partnership considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.  The Partnership did not have any cash equivalents as of September 30, 2019 or December 31, 2018.

The Partnership entered into a warrant purchase offer commitment agreement with Pure Acquisition Corp. and deposited $20.7 million of restricted cash on November 1, 2018, into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York, by Continental Stock Transfer & Trust Company, acting as escrow agent. See Note 4 – Related Party Transactions and Note 6 – Subsequent Events.

 The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheet that sum to the “Cash, cash equivalents and restricted cash” shown in the consolidated statement of cash flows.

(in thousands)
September 30, 2019
Cash	$25,607
Restricted cash	20,727
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$46,334

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (cont.)

Concentration of credit risk

In the normal course of business, the Partnership maintains its cash balances in financial institutions.  At times, the Partnership’s cash balance at a particular financial institution may exceed the Federal depository insurance coverage of $250,000 for that institution.  At September 30, 2019, the Partnership had not experienced losses and management does not anticipate any losses from these accounts.

The Partnership sells production to a small number of customers, as is customary in its business.  For the three and nine months ended September 30, 2019, the Partnership had three customers that accounted for 95% or more of total oil, natural gas and NGL sales. The loss of these purchasers could materially and adversely affect our revenues in the short-term. However, based on the current demand for oil and natural gas and the availability of other purchasers, Management believes the loss of either major purchaser would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make various assumptions, judgements and estimates that affect the reported amounts disclosed in the financial statements, including contingencies.  Changes in these assumptions, judgments, and estimates will occur as a result of the passage of time and the occurrence of future events, and accordingly, actual results could differ from amounts previously established.

The more significant areas requiring the use of assumptions, judgments, and estimates include (i) oil and natural gas reserves; (ii) cash flow estimates used in impairments tests of long-lived assets; (iii) depreciation, depletion and amortization; (iv) asset retirement obligations; (v) determining fair value and allocating purchase price in connection with asset acquisitions; (vi) accrued revenue and related receivables; and (vii) accrued liabilities.

Oil and Gas Properties

The Partnership accounts for its crude oil and natural gas exploration and development activity under the successful efforts method of accounting.

Oil and gas lease acquisition costs are capitalized as incurred.  Unproved properties are reviewed at least annually for impairment. If unproved properties are determined to be productive, the appropriate related acquisition costs are transferred to proved oil and gas properties.  Management has determined that no basis exists to impair any unproved leasehold as of September 30, 2019.

Oil and gas exploration costs, other than costs to drill exploratory wells, are expensed as incurred.  The Partnership expensed $49 thousand and $756 thousand for the acquisition of seismic data covering our leasehold for the three and nine months ended September 30, 2019, respectively.

Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is calculated using the units-of-production method.  The reserve base used to calculate DD&A for leasehold and producing property acquisition costs is the sum of proved developed reserves and proved undeveloped reserves.  The reserve base with respect to development costs (including lease and well equipment costs), includes only proved developed reserves.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (cont.)

Effective August 8, 2019, The Partnership executed a termination agreement to release The Partnership from the terms and liabilities related to a certain purchase and sale agreement.  Per the termination agreement, The Partnership released $1,098 thousand, classified as Restricted Cash, plus any accrued interest, to the seller as final settlement. As of September 30, 2019, the Partnership has recognized $1,122 thousand as other expense.

Asset Retirement Obligation

The Partnership’s asset retirement obligation represents the estimated present value of the amount the Partnership will incur to plug, abandon and remediate the property at the end of its productive life, in accordance with applicable state and federal laws.  The Partnership determines its asset retirement obligation by calculating the present value of estimated cash flows related to the liability.  Our asset retirement obligation at September 30, 2019 is summarized as follows:

(in thousands)
Asset retirement obligation at December 31, 2018	$1,166
Liability incurred upon acquiring and drilling wells	107
Accretion of discount expense	86
Asset retirement obligation at September 30, 2019	$1,359

Organization Costs

Organization costs have been expensed as incurred.

Income taxes

The Partnership does not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership is required to file an information return on Form 1065 with the IRS.

The Partnership is also subject to Texas Franchise Tax.  Texas Franchise Tax accrued for the three and nine months ended September 30, 2019 and September 30, 2018 was $0, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a five step process an entity should apply in determining its revenue recognition. In March 2016, ASU 2014-09 was updated with ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross versus Net) (“ASU 2016-08”), which provides further clarification on the principal versus agent evaluation.  ASU 2014-09 is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet and is effective for the Partnership on January 1, 2019.  While the Partnership is continuing its assessment of the effects of the new revenue standard, it currently expects the adoption of the standard to have no material effect on the presentation of revenue in the Consolidated Statement of Operations.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 2 – Significant Accounting Policies (cont.)

The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s financial statements.

Revenue from Contracts with Customers

Sales of oil, natural gas and natural gas liquids are recognized at the point the product is transferred to the customer. All the pricing provisions in the Partnerships’ contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas and the prevailing supply and demand conditions. As a result, the price of the oil, natural gas and natural gas liquids fluctuates to remain competitive with other available oil, natural gas and natural gas liquids supplies.

Oil sales contracts are structured where the Partnership delivers oil to the purchaser at a contractually agreed-upon delivery point at which the purchaser takes custody, title and risk of loss of the product. Oil revenues are recorded net of any third-party transportation fees and other applicable differentials in the Company’s consolidated statements of operations.

Under the Partnership’s natural gas processing contracts, it delivers natural gas to the purchaser at the wellhead or central delivery point of the purchaser. The purchaser gathers and processes the natural gas and remits proceeds to the Company for the resulting sales of natural gas liquids and residue gas. Natural gas and natural gas liquids revenues are recorded net of any gathering or treating fees in the Company’s consolidated statements of operations.

Subsequent Events

The Partnership evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure.  Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that exist at the balance sheet date.  See Note 6 – Subsequent Events.

Note 3 – Partnership Capital

Partners’ Contributions

Partner contributions of $237,336 thousand received for the nine months ended September 30, 2019 include $10,292 thousand of prepaid contributions, $231,784 thousand of cash contributions and ($4,740) thousand for capital returned during formation.

Allocation of Partners’ Net Profits and Losses

Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments in the Partnership.  The Partnership recorded a net loss of $2,428 thousand for the three months ended September 30, 2019 and a net loss of $9,769 thousand for the nine months ended September 30, 2019.

Partners’ Distributions

The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement.  As of September 30, 2019, the Partnership has not disposed of any investments and no distributions have been made.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 4 — Related Party Transactions

Warrant Purchase Offer Commitment

On April 17, 2018, Pure Acquisition Corp. (“Pure”) closed its initial public offering with the sale of 41.4 million units at $10.00 per unit.  Each unit consists of one share of Class A common stock (41.4 million shares of Class A common stock in the aggregate) and one-half of one public warrant (20.7 million public warrants) (the “Pure Public Warrants”).  In conjunction with Pure’s initial public offering, HighPeak Pure Acquisition, LLC (“HP Pure”) entered into a warrant purchase offer commitment to offer or cause an affiliate to offer to purchase, at $1.00 per Pure Public Warrant, the outstanding Pure Public Warrants (1) in a tender offer that would commence after Pure’s announcement of an initial business combination and occur in connection with the closing of such business combination, or (2) if Pure does not close a business combination by the close of business on October 16, 2019, we committed to purchase the outstanding Pure Public Warrants for $1.00 each.  In connection with this warrant purchase offer commitment, on November 1, 2018, the Partnership deposited $20.7 million into an escrow account with J.P. Morgan Chase Bank N.A. maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent.  The funds held in the escrow account may be used to pay $1.00 per Pure Public Warrant to holders of the Pure Public Warrants that tender in the tender offer. At any time, HP Pure may, or cause an affiliate of the Partnership to, substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit.

If Pure is unable to close a business combination by the close of business on October 16, 2019, the escrow agent will be authorized to transfer $1.00 per whole Pure Public Warrant to holders of the Pure Public Warrants, other than HP Pure and its affiliates, at the same time Pure redeems its public shares, and the Pure Public Warrants will expire worthless.

Following the tender offer or payment to holders of Pure Public Warrants described above, any amounts remaining in the escrow account will be returned to the Partnership. See Note 6 – Subsequent Events.

General and Administrative Expenses

The General Partner utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement.   General and administrative expenses include amounts paid to the Management Company of $720 thousand and $2,146 thousand for the three and nine months ended September 30, 2019.

Note 5 — Commitments and Contingencies

On November 27, 2019, HighPeak Assets II and Grenadier entered into the Grenadier Contribution Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, HighPeak Assets II has agreed to acquire the Grenadier Assets. As part of this agreement the Partnership has paid to the contributor a portion of the agreed upon acquisition price as a down payment.  The entirety of the payment, or $61,500,000, is not refundable, but will be credited toward the acquisition price if closing occurs.  The Partnership has classified this down payment of $61,500,000 as a prepaid asset on September 30, 2019.

Additionally, The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these consolidated financial statements.

HighPeak Energy Partners II, LP

Notes to the Consolidated Financial Statements

Note 6 — Subsequent Events

Pure Acquisition Corp.

On September 12, 2019, the Partnership offered to purchase up to 20,700,000 outstanding Pure Public Warrants to purchase shares of Class A common stock, par value $0.0001 per share, of Pure, each of which was sold as part of the unit issued in Pure’s initial public offering, which closed on April 17, 2018.  The Partnership made a tender offer price of $1.00 per warrant. The tender offer expired at 11:59p.m. on October 11, 2019.  The Partnership purchased 248,000 Pure Public Warrants for $248,000 of restricted cash on October 16, 2019.

On October 10, 2019, the shareholders of Pure voted to extend the deadline by which Pure must consummate an initial business combination from October 16, 2019 to February 21, 2020.

HPK Energy, LP

Effective October 1, 2019, the Partnership entered into a contribution agreement with HPK Energy, LP (“HPK Energy”) to contribute 100% of the membership interest in its fully owned subsidiary HighPeak Asset II, LLC to HPK Energy in exchange for an aggregate 42.70% of the common units of HPK Energy.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

PURE ACQUISITION CORP.,

HIGHPEAK ENERGY, INC.,

PURE ACQUISITION MERGER SUB, INC.,

HIGHPEAK ENERGY, LP,

HIGHPEAK ENERGY II, LP,

HIGHPEAK ENERGY III, LP,

HPK ENERGY, LLC,

and, solely for limited purposes specified herein,

HIGHPEAK ENERGY MANAGEMENT, LLC

Dated as of November 27, 2019

Page

Article I CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2
Article II MERGER		15
2.1	The Merger	15
2.2	Merger Effective Time	16
2.3	Certificate of Incorporation and Bylaws of the Surviving Corporation	16
2.4	Directors and Officers of the Surviving Corporation	16
2.5	Effect of the Merger	16
2.6	Effect of Merger on Capital Stock and Parent Warrants	16
2.7	Exchange of Securities	18
2.8	Taking of Necessary Action; Further Action	21
Article III THE BUSINESS COMBINATION		21
3.1	Contribution	21
3.2	Consideration Adjustment	22
3.3	Closing	26
3.4	Deliveries and Actions at Closing	26
3.5	Legend	28
Article IV REPRESENTATIONS AND WARRANTIES related to CONTRIBUTOR		29
4.1	Organization, Standing and Power	29
4.2	Authority; No Violations; Consents and Approvals	29
4.3	Governmental Consents	30
4.4	Ownership of the Transferred Interests	31
4.5	Brokers	31
4.6	Accredited Investor; Investment Intent	31
4.7	No Additional Representations	31
Article V REPRESENTATIONS AND WARRANTIES related to the highpeak entities		32
5.1	Organization, Standing and Power	32
5.2	Capitalization	32
5.3	No Violations; Consents and Approvals	33
5.4	Governmental Consents	33
5.5	Financial Statements	34
5.6	Absence of Certain Changes or Events	34
5.7	No Undisclosed Material Liabilities	35
5.8	HighPeak Permits; Compliance with Applicable Law	35
5.9	Litigation	36
5.10	Compensation; Benefits	36
5.11	Labor Matters	37

i

5.12	Taxes	37
5.13	Oil and Gas Matters	39
5.14	Environmental Matters	41
5.15	Material Contracts	42
5.16	Insurance	44
5.17	Brokers	44
5.18	Information Supplied	45
Article VI REPRESENTATIONS AND WARRANTIES OF the COMPANY AND MERGER SUB		45
6.1	Organization, Standing and Power	45
6.2	Authority; No Violations; Consents and Approvals	45
6.3	Governmental Consents	46
6.4	Capitalization and Assets	47
6.5	Brokers	48
6.6	Accredited Investor; Investment Intent	48
6.7	Grenadier PSA	48
6.8	No Additional Representations	48
Article VII REPRESENTATIONS AND WARRANTIES OF parent		49
7.1	Organization, Standing and Power	49
7.2	Authority; No Violations; Consents and Approvals	49
7.3	Governmental Consents	50
7.4	Capitalization and Subsidiaries	50
7.5	Brokers	51
7.6	SEC Documents	52
7.7	No Indebtedness	53
7.8	Compliance with Laws	53
7.9	Litigation	53
7.10	Certain Contracts and Arrangements	53
7.11	Solvency	53
7.12	Board Approval; Vote Required	54
7.13	Listing	54
7.14	Trust Account	55
7.15	Information Supplied	55
7.16	Absence of Certain Changes or Events	55
7.17	Taxes	55
7.18	No Additional Representations	56
Article VIII COVENANTS AND AGREEMENTS		57
8.1	Conduct of HighPeak Business Pending the Closing	57
8.2	Conduct of the Parent Parties’ Businesses Pending the Closing	60
8.3	No Hindrance	61
8.4	Access to Information	61
8.5	HSR and Other Approvals	62
8.6	Indemnification of Directors and Officers	63
8.7	Agreement to Defend	64
8.8	Public Announcements	64

ii

8.9	Advice of Certain Matters; Control of Business	65
8.10	Tax Matters	65
8.11	Transfer Taxes	66
8.12	Tax Reporting	66
8.13	The Proxy Statement and the Special Meeting	67
8.14	Cooperation on Proxy Statement and Financing Matters	68
8.15	Reasonable Best Efforts; Notification	70
8.16	Trust Account	70
8.17	Grenadier PSA	70
8.18	First Amended Charter and First Amended Bylaws; Requisite Approvals	71
8.19	Directors and Officers of the Company	71
8.20	Listing	71
8.21	Post-Closing Revenues and Expenses	72
8.22	Merger of HPK Energy with and into the Surviving Corporation	72
Article IX CONDITIONS PRECEDENT		72
9.1	Conditions to Each Party’s Obligation to Consummate the Transactions	72
9.2	Additional Conditions to Obligations of Contributor	73
9.3	Additional Conditions to Obligations of the Parent Parties	74
9.4	Action by Parent	74
Article X TERMINATION		74
10.1	Termination	74
10.2	Notice of Termination; Effect of Termination	75
10.3	Expenses and Other Payments	76
Article XI GENERAL PROVISIONS		76
11.1	Schedule Definitions	76
11.2	Survival	76
11.3	Notices	76
11.4	Rules of Construction	78
11.5	Counterparts	79
11.6	Entire Agreement; Third Party Beneficiaries	79
11.7	Governing Law; Venue; Waiver of Jury Trial	80
11.8	Severability	81
11.9	Assignment	81
11.10	Affiliate Liability	81
11.11	Specific Performance	81
11.12	Amendment	82
11.13	Extension; Waiver	82
11.14	Trust Account Waiver	82
11.15	Releases	83
11.16	Contributor Representative	84
11.17	Several But Not Joint Liability	86

iii

LIST OF EXHIBITS

Exhibit A	Form of Stockholders’ Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of LTIP
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Forward Purchase Agreement Amendment
Exhibit F	Form of Assignment Agreement
Exhibit G	HighPeak Employer PSA
Exhibit H	Form of First Amended Charter
Exhibit I	Form of First Amended Bylaws

iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is entered into as of November 27, 2019, by and among (i) Pure Acquisition Corp., a Delaware corporation (“Parent”), (ii) HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub” and together with Parent and the Company, the “Parent Parties”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK Energy GP”, and together with HighPeak I, HighPeak II and HighPeak III, collectively, “Contributor”, unless the context clearly requires a reference to one of such Persons, then each such Person is separately referred to as a “Contributor”), and (viii) solely for the limited purposes specified herein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “Contributor Representative”). Contributor and the Parent Parties are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, HighPeak I, HighPeak II and HighPeak III collectively own 100% of the issued and outstanding economic limited partner Interests in HPK Energy, LP, a Delaware limited partnership (“HPK Energy” and the limited partner Interests in HPK Energy, the “HPK LP Interests”);

WHEREAS, HPK Energy GP owns 100% of the issued and outstanding non-economic general partner Interests in HPK Energy (the “HPK GP Interests” and together with the HPK LP Interests, the “HPK Interests”), and accordingly, Contributor collectively owns 100% of the issued and outstanding general and limited partner Interests in HPK Energy;

WHEREAS, HPK Energy (a) owns 100% of the issued and outstanding Interests in (i) HighPeak Energy Holdings, LLC, a Delaware limited liability company (“HighPeak Holdings”), (ii) HighPeak Energy Assets, LLC, a Delaware limited liability company (“HighPeak Assets I”), and (iii) HighPeak Energy Assets II, LLC, a Delaware limited liability company (“HighPeak Assets II” and together with HPK Energy, HighPeak Holdings and HighPeak Assets I, the “HighPeak Entities” and each, a “HighPeak Entity” and the Interests in the HighPeak Entities, the “HighPeak Interests”) and (b) as of the Closing will own 100% of the issued and outstanding Interests in HighPeak Energy Employees, Inc., a Delaware corporation (“HighPeak Employer”, and together with the HighPeak Entities, the “Transferred Entities” and each, a “Transferred Entity” and the Interests in the Transferred Entities, the “Transferred Interests”);

WHEREAS, the Company was formed solely for the purpose of undertaking the Transactions applicable to the Company, including acquiring all of the Transferred Interests from Contributor (the “Business Combination”);

WHEREAS, Merger Sub was formed solely for the purpose of undertaking the Transactions applicable to Merger Sub, including a merger of Merger Sub with and into Parent, in which Parent will be the surviving corporation of such merger (the “Merger”);

1

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, (a) each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”) and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), in each case as more specifically set forth herein;

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other) Contributor shall contribute and assign to the Company, and the Company shall acquire, among other things, all of the Transferred Interests, in exchange for newly issued shares of Company Common Stock as set forth herein;

WHEREAS, for U.S. federal income tax purposes, the Parties intend for (i) the Merger to qualify as a tax-free “reorganization” pursuant to Section 368(a) of the Code to the extent the applicable requirements are otherwise satisfied, (ii) the Merger, Business Combination and, to the extent an election to pay all cash consideration has not been made, the acquisition of the Grenadier Assets pursuant to the Grenadier PSA, together, qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code, and (iii) this Agreement to constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and

WHEREAS, at the Closing, the Company and the other Persons specified therein will enter into a Stockholders’ Agreement in substantially the form attached hereto as Exhibit A (the “Stockholders’ Agreement”) and a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

Article I
CERTAIN DEFINITIONS

1.1      Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 3.2(e)(iii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement (a) Contributor shall not be deemed an Affiliate of any of the Parent Parties or vice versa, and (b) the Transferred Entities shall be Affiliates of Contributor with respect to periods of time prior to the Closing and Affiliates of the Parent Parties with respect to periods following the Closing.

2

“Aggregate Title Losses” means aggregate losses to the Transferred Entities resulting from a breach of the first sentence of Section 5.13(a), the first sentence of Section 5.13(b) and the first sentence of Section 5.13(j), without duplication.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 8.5(b).

“Assignment Agreement” has the meaning set forth in Section 3.4(a)(viii).

“Audited Financial Statements” has the meaning set forth in Section 5.5(a).

“Available Debt Proceeds” shall mean the amount of debt financing that is available to any Parent Party or any of the Transferred Entities as of the Closing, but excluding Sponsor Loans unless otherwise agreed by the Parties.

“Available Financing Proceeds” means, as of the Closing, (a) an amount equal to the Available Debt Proceeds, plus (b) any net cash proceeds to any Parent Party resulting from the PIPE Investment, the Forward Purchases and any other issuance of Parent Common Stock or Company Common Stock after the date hereof and prior to the Closing.

“Available Liquidity” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) any cash on-hand of the Transferred Entities as of the Closing (but excluding such cash to the extent it is included in the calculation of clause (a) or clause (c) of this definition), plus (c) the amount of Available Financing Proceeds, minus (d) the amount of the Grenadier Closing Cash Payment, minus (e) Contributor’s Transaction Expenses (to the extent not paid by or on behalf of Contributor prior to the Closing), minus (f) Parent’s Transaction Expenses, plus (g) the amount of any and all capital expenditures and other amounts paid by or on behalf of the HighPeak Entities, with respect to their respective assets, and Grenadier, with respect to the Grenadier Assets, in each case, from and after January 1, 2020 through the Closing.

“Balance Sheet Date” has the meaning set forth in Section 5.5(a).

“Book-Entry Shares” has the meaning set forth in Section 2.7(b)(i).

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Proposal” has the meaning set forth in Section 7.12.

“Business Day” means a day other than a day on which banks in the State of New York or Fort Worth, Texas are authorized or obligated to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.1.

3

“Certificates” has the meaning set forth in Section 2.7(b)(i).

“Change in Recommendation” has the meaning set forth in Section 8.13(c).

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in Section 8.19.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Stockholder Approval” has the meaning set forth in Section 8.18.

“Company Warrant” has the meaning set forth in Section 2.6(c).

“Contributor” has the meaning set forth in the Preamble.

“Contributor Disclosure Letter” has the meaning set forth in Article IV.

“Contributor Material Adverse Effect” has the meaning set forth in Section 4.1.

“Contributor Percentage Interest” has the meaning set forth in Section 3.1.

“Contributor Related Persons” has the meaning set forth in Section 11.15(b).

“Contributor Released Claims” has the meaning set forth in Section 11.15(a).

“Contributor Representative” has the meaning set forth in the Preamble.

“Contributor Taxes” means all Income Taxes imposed on any Contributor, any of their direct or indirect owners, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Ratio” has the meaning set forth in Section 2.6(a).

“Converted Loan Amount” has the meaning set forth in Section 3.1.

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“Creditors’ Rights” has the meaning set forth in Section 4.2(a).

“DGCL” has the meaning set forth in Section 2.1.

“Dispute Notice” has the meaning set forth in Section 3.2(d).

“Effective Date” means August 1, 2019.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any written personnel policy, equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other plan, agreement, arrangement, program, practice or understanding.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests and similar encumbrances.

“End Date” has the meaning set forth in Section 10.1(b)(iv).

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including (a) any natural resource restoration and natural resource damages or (b) the presence, generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment or the arrangement of any such activities) or to human health or safety to the extent such human health or safety relates to exposure to Hazardous Materials, in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” means any cash and shares of Company Common Stock deposited with the Exchange Agent in accordance with Section 2.7(a) (including as payment for fractional shares in accordance with Section 2.7(f) and any dividends or other distributions in accordance with Section 2.7(g)).

“Extension Payment” has the meaning set forth in Section 3.2(a)(iii).

“Final Consideration” has the meaning set forth in Section 3.2(d).

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“Final Settlement Statement” has the meaning set forth in Section 3.2(d).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“First Amended Charter” has the meaning set forth in Section 8.18.

“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated April 12, 2018, by and between Parent and HPEP I, and its successors and permitted assigns.

“Forward Purchase Agreement Amendment” has the meaning set forth in Section 3.4(a)(iv).

“Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Parent Class A Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement) pursuant to the terms of the Forward Purchase Agreement and (b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Company Common Stock and up to 5,000,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement Amendment) pursuant to the terms of the Forward Purchase Agreement Amendment.

“FTC” has the meaning set forth in Section 8.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Good and Defensible Title” has the meaning set forth in Section 5.13(a).

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Grenadier” means Grenadier Energy Partners II, LLC, a Delaware limited liability company.

“Grenadier Assets” means the assets and properties to be acquired by HighPeak Assets II pursuant to the Grenadier PSA.

“Grenadier Closing” means the date on which the transactions contemplated by the Grenadier PSA are consummated, including HighPeak Assets II’s acquisition of the Grenadier Assets.

“Grenadier Closing Cash Payment” means the amount HighPeak Assets II is required to pay to Grenadier at the Grenadier Closing, including the cash portion of the Grenadier Purchase Price required to be funded at the Grenadier Closing, after giving effect to any applicable adjustments to the Grenadier Purchase Price pursuant to Section 10.02 of the Grenadier PSA.

“Grenadier PSA” means that certain Contribution Agreement, dated November 27, 2019, by and among Grenadier, as contributor, HighPeak Assets II, as acquiror, Parent and the Company.

“Grenadier Purchase Price” means the “Acquisition Price” as defined in Section 2.01(a)(iv) of the Grenadier PSA.

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“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) Hydrocarbons.

“HighPeak Assets I” has the meaning set forth in the Recitals.

“HighPeak Assets II” has the meaning set forth in the Recitals.

“HighPeak Employer” has the meaning set forth in the Recitals.

“HighPeak Employer PSA” means that certain Purchase and Sale Agreement, dated as of the date of this Agreement, by and between HighPeak Energy Management, LLC, as seller, and HPK Energy, as buyer, pursuant to which HighPeak Employer will be transferred to HPK Energy immediately prior to the Closing.

“HighPeak Entity” has the meaning set forth in the Recitals.

“HighPeak Holdings” has the meaning set forth in the Recitals.

“HighPeak I” has the meaning set forth in the Preamble.

“HighPeak II” has the meaning set forth in the Preamble.

“HighPeak III” has the meaning set forth in the Preamble.

“HighPeak Independent Petroleum Engineers” has the meaning set forth in Section 5.13(a).

“HighPeak Interests” has the meaning set forth in the Recitals.

“HighPeak Material Adverse Effect” has the meaning set forth in Section 5.1.

“HighPeak Permits” has the meaning set forth in Section 5.8(a).

“HighPeak Plan” has the meaning set forth in Section 5.10(a).

“HighPeak Reserve Report” has the meaning set forth in Section 5.13(a).

“HPEP I” means HighPeak Energy Partners, LP, a Delaware limited partnership and an equityholder of HighPeak I.

“HPEP II” means HighPeak Energy Partners II, LP, a Delaware limited partnership and an equityholder of HighPeak II.

“HPK Energy” has the meaning set forth in the Recitals.

“HPK Energy GP” has the meaning set forth in the Preamble.

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“HPK GP Interests” has the meaning set forth in the Recitals.

“HPK Interests” has the meaning set forth in the Recitals.

“HPK LP Interests” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“Immaterial Consents” means any consent, approval, notice or other direct or indirect restriction on assignment, transfer or disposition (a) that, by its written terms, cannot be unreasonably withheld by the holder or beneficiary thereof or (b) that, if not obtained, waived, or given, would not result in a material breach of or default under, or termination of, the underlying permit, license, lease, contract, instrument or agreement.

“Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits (including any capital gains and net worth Taxes), net profits, margin revenues or similar measure.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” has the meaning set forth in Section 8.6(a).

“Indemnified Persons” has the meaning set forth in Section 8.6(a).

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Intervening Event” means a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of the Transferred Entities, taken as a whole, that (a) is not known and is not reasonably foreseeable by the Parent Board as of the date of this Agreement, (b) does not relate to Parent or its Affiliates and (c) did not result from any breach of this Agreement by any Parent Party or any of their respective directors, officers, employees or other Representatives.

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“Intervening Event Notice” has the meaning set forth in Section 8.13(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of (a) in the case of Contributor, the individuals listed in Schedule 1.1(a) of the Contributor Disclosure Letter and (b) in the case of any Parent Party, the individuals listed in Schedule 1.1(a) of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Letter of Transmittal” has the meaning set forth in Section 2.7(b)(i).

“LTIP” means the Long Term Incentive Plan of the Company in the form attached hereto as Exhibit C.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (a) has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (a): (i) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions; (ii) any occurrence, condition, change (including changes in applicable Law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (vii) natural declines in well performance and (viii) any reclassification or recalculation of reserves in the ordinary course of business; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the Transferred Entities (taken as a whole) relative to other businesses in the industries in which the Transferred Entities operate.

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“Material Grenadier Notice” has the meaning set forth in Section 5.15(c).

“Material HighPeak Contracts” has the meaning set forth in Section 5.15(b).

“Material HighPeak Insurance Policies” has the meaning set forth in Section 5.16.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Effective Time” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Approval” has the meaning set forth in Section 8.18.

“Nasdaq” has the meaning set forth in Section 7.13.

“Net Mineral Acres” has the meaning set forth in Section 5.13(b).

“Notice Period” has the meaning set forth in Section 8.13(c).

“NYSE” has the meaning set forth in Section 7.13.

“Oil and Gas Leases” means (a) all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons and (b) all overriding royalty interests, production payments and other rights in and to Production Burdens.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all oil and gas production wells located on or producing from such leases and properties described in clause (a).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

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“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in Section 7.12.

“Parent Board Recommendation” has the meaning set forth in Section 8.13(c).

“Parent Class A Common Stock” has the meaning set forth in the Recitals.

“Parent Class B Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Contracts” has the meaning set forth in Section 7.10.

“Parent Disclosure Letter” has the meaning set forth in Article VII.

“Parent Equity Interests” has the meaning set forth in Section 7.4(b).

“Parent Material Adverse Effect” has the meaning set forth in Section 7.1.

“Parent Offer” means the offer by Parent to the holders of Parent Class A Common Stock to redeem such shares for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Organizational Documents of Parent in connection with obtaining the Parent Stockholder Approval.

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Preferred Stock” means the Preferred Stock of Parent, par value $0.0001 per share.

“Parent Related Persons” has the meaning set forth in Section 11.15(a).

“Parent Released Claims” has the meaning set forth in Section 11.15(b).

“Parent SEC Documents” has the meaning set forth in Section 7.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 7.12.

“Parent Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any acceptance and exercise by stockholders of Parent of the Parent Offer to have shares of Parent Class A Common Stock redeemed.

“Parent Subsidiaries” has the meaning set forth in Article VI.

“Parent Subsidiary Material Adverse Effect” has the meaning set forth in Section 6.1.

“Parent Warrants” has the meaning set forth in Section 7.4(a).

“Parties” has the meaning set forth in the Preamble.

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“Permitted Encumbrances” means, with respect to any Person:

(a)     preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents (i) for which written waivers or consents are obtained or notices are given from or to the appropriate parties for the Transactions, (ii) which are not applicable to the Transactions or (iii) are no longer exercisable;

(b)     contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business by the Person responsible for payment thereof;

(c)     Production Burdens payable to third parties that would not reduce the net revenue interest share of such Person or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown in such Person’s latest reserve report with respect to such lease, or increase the working interest of such Person or its Subsidiaries in any Oil and Gas Property above the working interest shown in such Person’s latest reserve report with respect to such property;

(d)     Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business (including Material HighPeak Contracts), but only if, in each case, such Encumbrance (i) secures obligations that are not Indebtedness and are not delinquent and (ii) has no material adverse effect on the value, use or operation of the property or asset encumbered thereby;

(e)     all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of such Person or any of its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected thereby;

(f)     any Encumbrances discharged at or prior to the Closing;

(g)     Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

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(h)     Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that (i) do not materially interfere with the operation, value or use of the property or asset affected thereby and (ii) would not reduce the net revenue interest share of such Person or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown or used in the determination of reserves in such Person’s latest reserve report with respect to such lease or increase the working interest of such Person or of its Subsidiaries in any Oil and Gas Property above the working interest shown or used in the determination of reserves in such Person’s latest reserve report with respect to such lease.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization or any other form of business or professional entity.

“PIPE Investment” means the issuance and sale of up to 30,000,000 shares of Company Common Stock in connection with the Closing, in a private placement to one or more qualified institutional buyers and accredited investors.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.2(c).

“Proceeding” means any suit, proceeding or governmental investigation.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” has the meaning set forth in Section 8.13(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Related Persons” has the meaning set forth in Section 11.15(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” has the meaning set forth in Section 8.4(a)(i).

“Represented Persons” has the meaning set forth in Section 11.16(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” has the meaning set forth in Section 7.12.

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“Special Meeting” has the meaning set forth in Section 8.13(b).

“Sponsor Loans” means (a) those loans set forth on Schedule 1.1(b) of the Contributor Disclosure Letter in existence as of the date hereof, (b) additional monthly loans to be made by Contributor or one of its affiliates in an amount equal to $0.033 for each share of Parent Class A Common Stock issued in Parent’s initial public offering that was not redeemed in connection with the vote of Parent’s stockholders to approve the date by which Parent must consummate a business combination for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Parent to complete an initial business combination from October 17, 2019 to February 21, 2020 and (c) such other amounts as the Parties may agree (provided that in the case of obtaining approval of Parent of any such other amounts in excess of $5,000,000 in the aggregate, the Special Committee shall approve in writing such amounts).

“Stock Consideration” has the meaning set forth in Section 3.1.

“Stockholders’ Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to a Person, any Person of which (a) at least 50% of the Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Provisions” has the meaning set forth in Section 11.2.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

“Taxes” means any and all taxes or similar charges, levies or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

“Terminable Breach” has the meaning set forth in Section 10.1(b)(ii).

“Title Threshold” means an amount equal to five percent (5%) of the amount obtained by multiplying (a) the number of shares constituting the Stock Consideration and (b) $10.00.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transaction Expenses” has the meaning set forth in Section 10.3(a).

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“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes imposed with respect to or resulting from the Transactions; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Transferred Entities” has the meaning set forth in the Recitals.

“Transferred Interests” has the meaning set forth in the Recitals.

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated effective April 12, 2018, between Parent and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Ultimate Parent Entity” has the meaning given to such term in the HSR Act.

“Unadjusted Shares” has the meaning set forth in Section 3.1.

“Unaudited Financial Statements” has the meaning set forth in Section 5.5(a).

“Voting Debt” has the meaning set forth in Section 7.4(a).

“Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as the warrant agent under the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated April 12, 2018, by and between Parent and the Warrant Agent.

“Warrant Agreement Amendment” has the meaning set forth in Section 2.6(c).

“Warrant Agreement Assignment” has the meaning set forth in Section 2.6(c).

“Willful and Material Breach” means a material breach that is a consequence of an act (including the failure to act) undertaken by the breaching Party with the actual knowledge that the taking of such act would constitute a breach of this Agreement.

Article II
MERGER

2.1     The Merger. At the Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the certificate of merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into Parent, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving corporation. Parent, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

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2.2     Merger Effective Time. Subject to and upon the terms and conditions of this Agreement, on the Closing Date and prior to the Closing, Parent and Merger Sub shall execute and deliver for filing the Certificate of Merger to the Secretary of State of the State of Delaware, in such manner as is provided in the DGCL. Parent and Merger Sub shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State for the State of Delaware or at such time thereafter as is provided in the Certificate of Merger, which time shall in any event occur immediately prior to the Closing (such time as the Merger becomes effective, the “Merger Effective Time”).

2.3     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time and by virtue of the Merger, (a) the certificate of incorporation of Parent shall be amended to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Merger Effective Time, except (i) for Article FIRST, which shall read “The name of the corporation is HighPeak Energy Acquisition Corp. (the “Corporation”)” and (ii) that the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and, as so amended, shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL, and (b) the bylaws of Parent shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub immediately prior to the Merger Effective Time, and, as so amended, shall be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL.

2.4     Directors and Officers of the Surviving Corporation. At the Merger Effective Time, (a) the directors serving on the board of directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation as of and immediately after the Merger Effective Time, to serve as such until their respective successors have been duly elected and qualified or until their respective earlier death, resignation or removal and (b) the officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation as of and immediately after the Merger Effective Time, to serve as such until their respective successors have been duly appointed and qualified or until their respective earlier death, resignation or removal.

2.5     Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Merger Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Parent and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Parent and Merger Sub shall be vested in the Surviving Corporation.

2.6     Effect of Merger on Capital Stock and Parent Warrants. By virtue of the Merger and without any action on the part of any Party or any other Person:

(a)     Conversion of Parent Capital Stock. At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company one fully paid and nonassessable share of Company Common Stock (such conversion ratio, subject to adjustment pursuant to Section 2.6(f), the “Conversion Ratio”), subject to any withholding Taxes required by applicable Law (the “Merger Consideration”); provided, however, that 760,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the Sponsor Support Agreement entered into as of the date hereof by Parent and HighPeak Pure Acquisition, LLC, a Delaware limited liability company. At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

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(b)     Conversion of Merger Sub Capital Stock. At the Merger Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be immediately and automatically converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation, with all of such shares of the Surviving Corporation held solely by the Company. All shares of common stock of Merger Sub, when converted as provided in this Section 2.6(b), shall no longer be outstanding and shall cease to exist.

(c)     Parent Warrants. At the Merger Effective Time, each Parent Warrant (or portion thereof) issued and outstanding immediately prior to the Merger Effective Time will, pursuant to the terms of the Warrant Agreement, automatically represent the right to purchase shares of Company Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “Company Warrant”). Effective as of the Merger Effective Time, (i) the Company and the Surviving Corporation shall use best efforts to enter into an amendment to the Warrant Agreement in a form mutually agreed upon by the parties thereto (the “Warrant Agreement Amendment”) with the Warrant Agent, pursuant to which the Warrant Agreement will be revised to reflect the reduction in the number of Forward Purchase Warrants (as defined in the Warrant Agreement) purchasable pursuant to the Forward Purchase Agreement and to include the private placement warrants to be delivered to Grenadier pursuant to the Grenadier PSA as “Private Placement Warrants” (as defined in the Warrant Agreement) for all purposes thereunder, (ii) the Company and the Surviving Corporation (as successor to Parent) shall enter into an assignment agreement in a form mutually agreed upon by such parties (the “Warrant Agreement Assignment”), pursuant to which the Surviving Corporation (as successor to Parent) assigns to the Company, and the Company assumes, the rights and obligations of Parent under the Warrant Agreement and the Surviving Corporation (as successor to Parent) undertakes to cause the Company to perform its obligations thereunder and (iii) the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of shares of Company Common Stock for delivery upon the exercise of such Company Warrants.

(d)     Parent Units. Effective immediately prior to the conversions contemplated by Section 2.6(a) and Section 2.6(c), any and all “Units” (as such term is defined in the Warrant Agreement), which are composed of one share of Parent Class A Common Stock and one-half of one Parent Warrant, shall be immediately and automatically detached and broken out into their constituent parts, such that a holder of a Unit shall be deemed to hold one share of Parent Class A Common Stock and one-half of one Parent Warrant and such underlying constituent securities shall be converted in accordance with Section 2.6(a) and Section 2.6(c), as applicable.

(e)     Cancellation of Company Common Stock and Parent Common Stock Owned by Parent. At the Merger Effective Time, if there are any shares of Company Common Stock or Parent Common Stock that are owned by Parent or any shares of Company Common Stock or Parent Common Stock owned by any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

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(f)     Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(g)     No Fractional Shares. No fractional shares of Company Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Parent Common Stock who would otherwise be entitled to receive a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Parent Class A Common Stock on the national securities exchange on which the Parent Class A Common Stock may be trading on the Business Day immediately prior to the Closing Date. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Company Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of Company Common Stock.

(h)     Transfers of Ownership. If any certificate for shares of Company Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Company or any agent designated by it that such tax has been paid or is not payable.

2.7     Exchange of Securities.

(a)     Exchange Agent; Exchange Fund. Prior to the Merger Effective Time, the Company shall enter into an agreement with an entity designated by the Company and reasonably acceptable to Contributor to act as agent for the holders of Parent Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all cash payable pursuant to this Article II. On or prior to the Closing Date and prior to the filing of the Certificate of Merger, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Merger Effective Time, for exchange in accordance with this Article II through the Exchange Agent, (i) the number of shares of Company Common Stock issuable to such holders and (ii) sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.6(g). In addition, the Company shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash sufficient to pay any dividends and other distributions pursuant to Section 2.7(g), if any. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Parent Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 2.6, this Section 2.7(a) and Section 2.7(g), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Parent Common Stock for the Merger Consideration and the payment of cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

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(b)     Exchange Procedures.

(i)     As soon as reasonably practicable after the Merger Effective Time, but in no event more than ten (10) Business Days after the Closing Date, the Surviving Corporation and the Company shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Merger Effective Time, of (A) an outstanding certificate or certificates that immediately prior to the Merger Effective Time represent shares of Parent Common Stock (the “Certificates”) or (B) shares of Parent Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by the Company and Contributor prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration.

(ii)     Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash in lieu of fractional shares or on any unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

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(c)     Termination Rights. All Merger Consideration, dividends or other distributions with respect to Company Common Stock pursuant to Section 2.7(g), and any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.6(g) paid upon the surrender of and in exchange for shares of Parent Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Parent Common Stock. At the Merger Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Parent Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration issuable in respect of the shares of Parent Common Stock previously represented by such Certificates or Book-Entry Shares, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), without any interest thereon (as applicable).

(d)     Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former common stockholders of Parent on the date that is six (6) months after the Closing Date shall be delivered to the Company or, at the Company’s direction, Surviving Corporation, upon demand, and any former stockholders of Parent who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock to which they are entitled pursuant to Section 2.6(g) and any dividends or other distributions with respect to shares of Company Common Stock to which they are entitled pursuant to Section 2.7(g), in each case without interest thereon (as applicable), shall thereafter look only to the Surviving Corporation and the Company for payment of their claim for such amounts.

(e)     No Liability. None of the Surviving Corporation, any Party or the Exchange Agent shall be liable to any holder of Parent Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

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(f)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable in respect of the shares of Parent Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), in each case, without any interest thereon (as applicable).

(g)     Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to shares of Company Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Company Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 2.7. Following surrender of any such Certificate or Book-Entry Shares, such holder of whole shares of Company Common Stock issuable in exchange therefor, shall be promptly paid, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such payment date following such surrender payable with respect to such whole shares of Company Common Stock. For purposes of dividends or other distributions in respect of shares of Company Common Stock, all whole shares of Company Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Company Common Stock were issued and outstanding as of the Merger Effective Time.

2.8     Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Merger Sub, the officers and directors of Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
THE BUSINESS COMBINATION

3.1     Contribution. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing and effective immediately following the Merger, (a) Contributor shall (i) contribute and assign to the Company all of the HPK LP Interests and (ii) assign to the Company (or a subsidiary designated by the Company that is disregarded as separate from the Company for U.S. federal income tax purposes) all of the HPK GP Interests, (b) Contributor shall contribute and assign to the Company any and all Sponsor Loans with respect to which any Contributor is the payee and the Company is the obligor and such loans shall be immediately and automatically cancelled by the Company, with no further action required by any Person, effective at the Closing (the amount that would otherwise be required to repay such Sponsor Loans at the Closing being the “Converted Loan Amount”) and (c) the Company shall issue to Contributor 71,150,000 shares of Company Common Stock in book-entry form (the “Unadjusted Shares”), subject to adjustment in accordance with Section 3.2 (as adjusted, the “Stock Consideration”). The Stock Consideration will be issued to Contributors pro rata based on their respective pro rata limited partner Interests in HPK Energy (each such pro rata amount, the “Contributor Percentage Interest”) as of the Closing, with no such Stock Consideration being issued with respect to any HPK GP Interests.

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3.2     Consideration Adjustment.

(a)      Upward Adjustments. The number of Unadjusted Shares shall be adjusted as of the Closing upward by a number of shares of Company Common Stock, rounded to the nearest whole number, calculated by dividing (x) the sum of the following amounts (without duplication) by (y) $10.00:

(i)     the amount of Contributor’s Transaction Expenses paid by or on behalf of Contributor prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent (other than Contributor’s Transaction Expenses paid by the HighPeak Entities);

(ii)     the amount of (A) any and all cash contributed by Contributor to any HighPeak Entity, plus (B) any and all amounts paid by Contributor or any of its Affiliates (other than a HighPeak Entity) on behalf of a HighPeak Entity for which Contributor or such Affiliate does not receive reimbursement, in each case, to the extent any such contribution or payment is made during the period that commences on the Effective Date and ends immediately prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent and excluding any contributions or payments made in respect of the Extension Payment (which amount shall be included in the adjustment in Section 3.2(a)(iii));

(iii)     an amount equal to the sum of any and all amounts paid to Grenadier or put in escrow for the benefit of Grenadier, in each case, prior to the Merger Effective Time and pursuant to the Grenadier PSA, including (x) the amount funded on June 17, 2019, plus (y) the amount of the extension payment funded on August 16, 2019 (the “Extension Payment”), plus (z) all interest accrued on any such amounts contemplated by clause (x) or (y) above, in each case, subject to reasonable supporting documentation of such payments;

(iv)     an amount equal to the product of (A) $1,000,000, multiplied by (B) the number of calendar months between the Effective Date and the Closing Date, which amount shall be pro-rated for any partial calendar months during such time period;

(v)     the Converted Loan Amount; and

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(vi)     any other amounts otherwise agreed upon in writing by the Parties (in the case of approval by Parent, the Special Committee shall approve in writing any such other amounts).

(b)      Downward Adjustments. The number of Unadjusted Shares shall be adjusted as of the Closing downward by a number of shares of Company Common Stock, rounded to the nearest whole number, calculated by dividing (x) the sum of the following amounts (without duplication) by (y) $10.00:

(i)     the amount of (A) any and all cash and rights to repayment under any Sponsor Loans distributed by the HighPeak Entities, plus (B) any and all revenues of any HighPeak Entity that are paid directly to Contributor or any of its Affiliates (other than a HighPeak Entity) and that are not remitted to such HighPeak Entity, in each case, to the extent distributed or paid during the period that commences on the Effective Date and ends immediately prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent; and

(ii)     any other amounts otherwise agreed upon in writing by the Parties.

(c)     Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, the Contributor Representative shall prepare and submit to the Company for review a draft settlement statement (as updated in accordance herewith, the “Preliminary Settlement Statement”) that shall set forth the Contributor Representative’s good faith estimate of the Stock Consideration (based upon a mutually agreed valuation of the Transferred Interests (excluding the Grenadier Purchase Price) of $711,500,000, and the other adjustments in Section 3.2), reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement, and the calculation of the adjustments used to determine such amount, accompanied by reasonable supporting documentation provided by the Contributor Representative to the Company. The Preliminary Settlement Statement shall also reflect the Contributor Percentage Interest of each Contributor as of the Closing and the allocation of the Stock Consideration among all Contributors in accordance with each Contributor’s respective Contributor Percentage Interests, which stated Contributor Percentage Interest and allocations of Stock Consideration, absent manifest error shall be final and binding and non-disputable by any Parent Party. Within two (2) Business Days after the receipt of the Preliminary Settlement Statement by the Company, the Company shall deliver to the Contributor Representative a written report containing any and all changes that the Company proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Company and the Contributor Representative shall, in good faith, attempt to agree in writing on any changes to the Preliminary Settlement Statement as soon as possible after the Contributor Representative’s receipt of such written report. The Preliminary Settlement Statement, as agreed upon in writing by the Company and the Contributor Representative, will be used to adjust the Unadjusted Shares at the Closing; provided that if the Company and the Contributor Representative do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment(s) shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Contributor to the Company pursuant to this Section 3.2(c); provided, further, that the Contributor Representative may update the Preliminary Settlement Statement up to one (1) Business Day prior to the Closing to reflect any changes in information occurring after the delivery of the initial draft of the Preliminary Settlement Statement; provided, further, that the Contributor Representative may, at any time prior to the final settlement contemplated by Section 3.2(e), provide an updated statement reflecting any corrected or updated Contributor Percentage Interest of each Contributor as of the Closing and the corresponding allocations of Stock Consideration; provided, however, that the number of shares of Company Common Stock issued pursuant to this Section 3.2(c) shall be rounded to the nearest whole number of shares for each Contributor. The Parent Parties shall be entitled to rely on the reported Contributor Percentage Interests and corresponding allocations of Stock Consideration listed in the Preliminary Settlement Statement and any subsequently provided statement contemplated by this Section 3.2(c).

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(d)     Final Settlement Statement. On or before ninety (90) days after the Closing, the Company shall prepare and deliver to the Contributor Representative a final settlement statement (the “Final Settlement Statement”), showing the actual adjustments required to be made to the Unadjusted Shares pursuant to Section 3.2(a) and Section 3.2(b) (and any supporting calculations and documentation) and the resulting final Stock Consideration (the “Final Consideration”). As soon as practicable, and in any event within thirty (30) days after the Contributor Representative’s receipt of the Final Settlement Statement, the Contributor Representative shall return to the Company a written report containing any changes to the Final Settlement Statement (including any changes to correct the Contributor Percentage Interests as of Closing), proposed in good faith, and an explanation and any supporting documentation of any such changes (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived. The Company and the Contributor Representative shall make available to one another such information and records related to the calculation of the adjustments described in Section 3.2(a) and Section 3.2(b) to the extent reasonably necessary for the Company and the Contributor Representative to verify and audit any adjustment(s) proposed by the Company in the draft Final Settlement Statement or by the Contributor Representative in the Dispute Notice. The Company and the Contributor Representative shall work together, in good faith, to resolve any matters addressed in the Dispute Notice.

(e)     Resolution of Final Consideration.

(i)      If the Contributor Representative fails to timely deliver a Dispute Notice to the Company, the Final Settlement Statement as delivered by the Company will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.

(ii)     If the Company and the Contributor Representative mutually agree on any changes to the Final Settlement Statement and agree in writing upon the resulting Final Consideration, the Final Settlement Statement (as revised) and the Final Consideration shall be final and binding on the Parties and not subject to further audit or arbitration.

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(iii)     If the Company and the Contributor Representative are unable to resolve all of the matters addressed in the Dispute Notice within fifteen (15) Business Days after the delivery of such Dispute Notice by the Contributor Representative to the Company, the Contributor Representative or the Company may, upon notice to the other, submit all unresolved matters addressed in the Dispute Notice to an independent accounting firm mutually agreed by the Company and the Contributor Representative (the “Accounting Arbitrator”) to resolve any such disputed matters in accordance with this Section 3.2(e)(iii). Within twenty (20) Business Days of a matter being submitted to the Accounting Arbitrator by the Company or the Contributor Representative in accordance with the preceding sentence, each of the Company and the Contributor Representative shall summarize its position with regard to such dispute in a written document and submit such summary the Accounting Arbitrator, together with the Dispute Notice, the Final Settlement Statement and any other documentation such Person may desire to submit. Within ten (10) Business Days after receiving the respective submissions from the Company and the Contributor Representative, the Accounting Arbitrator shall render a decision choosing either the Contributor Representative’s position or the Company’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, absent manifest error by the Accounting Arbitrator, be final, conclusive, and binding on the Parties and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne by the Company. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the disputes presented to it, shall be limited to the procedures in this Section 3.2(e)(iii), may not hear or decide any matters except the disputes presented to it and may not award damages, interest, costs, attorneys’ fees, expenses or penalties to any Party. In addition, the Accounting Arbitrator shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Arbitrator in the process of resolving such disputes. The Final Settlement Statement and Final Consideration, as revised, by mutual agreement by the Company and the Contributor Representative (if at all) and by the decision rendered by the Accounting Arbitrator shall, absent manifest error by the Accounting Arbitrator, be final and binding on the Parties and not subject to further audit or arbitration.

(iv)     Any difference in the Stock Consideration as delivered at the Closing pursuant to the Preliminary Settlement Statement and the Final Consideration shall be delivered by the owing Person(s) within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Person(s). Within five (5) Business Days after the final determination of such owed amounts, the Contributor Representative shall notify the Company and Contributor in writing of the number of shares of Company Common Stock that are to be issued to, or surrendered by, each Contributor, which issuance to, or surrender by, such Person shall be made in a manner such that the final Stock Consideration as determined in accordance with Section 3.2(d) and this Section 3.2(e) is held by each Contributor in accordance with its respective Contributor Percentage Interest; provided, however, that the number of shares of Company Common Stock issued or surrendered pursuant to this Section 3.2(e)(iv) shall be rounded to the nearest whole number of shares for each Contributor. All shares of Company Common Stock delivered pursuant to this Section 3.2(e)(iv) shall be made via book-entry notation by reflecting therein the issuance to the applicable Contributor (with respect to any amount owed by the Company) or surrendering to the Company (with respect to any amount owed by Contributor, as successors to Contributor) the number of shares of Company Common Stock equal to the difference between the Stock Consideration paid at Closing pursuant to the Preliminary Settlement Statement and the Final Consideration as finally determined in accordance with this Section 3.2(e). The Company shall, in reliance on such notice from the Contributor Representative, take such actions as are necessary to effect such book-entry notations.

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(f)     Adjustments to Stock Consideration. The Stock Consideration shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock that is subsequently converted into any Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide Contributor the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

3.3     Closing. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time (or if the Merger Effective Time has not occurred by such time, immediately following the Merger Effective Time), on a date that is two Business Days (or on such other date as Parent and Contributor may agree in writing) following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article IX (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Parent and Contributor may agree in writing. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs. Subject to the terms of this Agreement, the consummation of the Business Combination shall be deemed to have occurred immediately following the Merger Effective Time.

3.4     Deliveries and Actions at Closing.

(a)     At or prior to the Closing, Parent shall deliver, or shall cause to be delivered, the following:

(i)       to Contributor, the certificate described in Section 9.2(c);

(ii)      to the Company, all of Parent’s cash, including the cash held in the Trust Account but excluding the Parent Stockholder Redemption Amount, unless otherwise agreed by the Parties;

(iii)     to each of the Company and the Warrant Agent, a counterpart of the Warrant Agreement Amendment and the Warrant Agreement Assignment, duly executed by the Surviving Corporation (as successor to Parent);

(iv)     to HighPeak I, HPEP I and such other Affiliates of the Contributors, if any, specified by HPEP I to whom HPEP I will transfer all or part of its obligations under the Forward Purchase Agreement, an amended and restated Forward Purchase Agreement in substantially the form attached hereto as Exhibit E (the “Forward Purchase Agreement Amendment”), duly executed by Parent;

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(v)       to Contributor, evidence of the resignations, removals and appointments, if any, contemplated by Section 8.19;

(vi)      to Contributor, the Certificate of Merger, duly executed by Parent, which shall have been filed in accordance with Section 2.1;

(vii)     to Contributor and the Trustee, the documents, opinions, and notices contemplated by the Trust Agreement to be delivered to the Trustee in connection with the consummation of a business combination;

(viii)    to Contributor and the Company, an assignment agreement in substantially the form attached hereto as Exhibit F (the “Assignment Agreement”), duly executed by Parent; and

(ix)      any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(b)     At or prior to the Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(i)       to Parent and the other parties thereto, a counterpart to the Stockholders’ Agreement, duly executed by Contributor;

(ii)      to Parent and the other parties thereto, a counterpart to the Registration Rights Agreement, duly executed by Contributor;

(iii)     to the Company and Parent, the Assignment Agreement, duly executed by Contributors;

(iv)      to the Company, a properly executed certificate prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying to the non-foreign status of each Contributor;

(v)     to the Parent Parties, the certificate described in Section 9.3(c); and

(vi)    any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(c)     At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(i)       to Contributor, the Stock Consideration;

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(ii)      to Contributor and the other parties thereto, a counterpart to the Stockholders’ Agreement, duly executed by the Company;

(iii)     to Contributor and the other parties thereto, a counterpart to the Registration Rights Agreement, duly executed by the Company;

(iv)     to Contributor, the certificate described in Section 9.2(c);

(v)       to HighPeak Assets II, sufficient cash, when taken together with any cash on-hand as of the Closing of HighPeak Assets II, to fund the Grenadier Closing Cash Payment;

(vi)     to HighPeak I, HPEP I and such other Affiliates of the Contributors, if any, specified by HPEP I to whom HPEP I will transfer all or part of its obligations under the Forward Purchase Agreement, the Forward Purchase Agreement Amendment, duly executed by the Company;

(vii)     to Contributor and Parent, the Assignment Agreement, duly executed by the Company; and

(viii)    to each of Parent and the Warrant Agent, a counterpart of the Warrant Agreement Amendment and Warrant Agreement Assignment, duly executed by the Company;

(ix)    any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

3.5     Legend. Any certificate representing Company Common Stock issued to Contributor pursuant to this Article III shall be imprinted with (or, if such Company Common Stock is uncertificated, the notice required to be delivered to any Person pursuant to Section 151(f) of the DGCL shall contain, in addition to such other information as is expressly required by Section 151(f) of the DGCL) the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

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Article IV
REPRESENTATIONS AND WARRANTIES related to CONTRIBUTOR

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Contributor to the Parent Parties on or prior to the date of this Agreement (the “Contributor Disclosure Letter”), each Contributor, severally and not jointly, represents and warrants as to itself and, to the extent applicable, the Transferred Entities only and not as to any other Person, to the Parent Parties as of the date hereof as follows:

4.1      Organization, Standing and Power. Each Contributor (a) is a limited partnership or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Contributor, taken as a whole (a “Contributor Material Adverse Effect”). Each Contributor has heretofore made available to the Company complete and correct copies of its Organizational Documents, in each case, as of the date hereof.

4.2      Authority; No Violations; Consents and Approvals.

(a)     Each Contributor has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to such Contributor. Any and all approvals by the direct and indirect owners of such Contributor necessary or appropriate for such Contributor to consummate the Transactions have been received and are in full force and effect. The execution and delivery of this Agreement by such Contributor and the consummation by each Contributor of the Transactions applicable to such Contributor have been duly authorized by all necessary action on the part of such Contributor. This Agreement has been duly executed and delivered by such Contributor and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of such Contributor enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (collectively, “Creditors’ Rights”).

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(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of such Contributor to own or use any assets or properties required for the conduct of its businesses), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, preferential purchase rights, first offer or first refusal, in each case, with respect to the Transferred Interests or the assets of any Transferred Entity, including the Grenadier PSA (but not the Grenadier Assets), under any provision of (i) the Organizational Documents of such Contributor, (ii) assuming the consents, approvals and notices referred to in Section 4.2(d) and Section 5.3(c) (in each case, including Immaterial Consents) and Schedule 4.2(d) and Schedule 5.3(c) of the Contributor Disclosure Letter are duly and timely obtained or made, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Contributor is a party or by which such Contributor’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 4.3, Section 5.4 and Schedule 4.3 and Schedule 5.4 of the Contributor Disclosure Letter are duly and timely obtained or made, any Law applicable to such Contributor or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that (A) have not had, individually or in the aggregate, a Contributor Material Adverse Effect or (B) have not had and are not reasonably likely to result in any loss of (i) any Transferred Interests, (ii) any material assets of any Transferred Entity or (iii) any material Grenadier Assets.

(c)     Each Contributor is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of such Contributor, except for defaults or violations that (i) have not had, individually or in the aggregate, a Contributor Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity or any direct or indirect owners of such Contributor) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Contributor is now a party or by which such Contributor or any of its properties or assets is bound is required to be obtained or made by such Contributor in connection with the execution and delivery of this Agreement by such Contributor or the consummation by such Contributor of the Transactions applicable to such Contributor, other than Immaterial Consents.

4.3     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by such Contributor in connection with the execution and delivery of this Agreement by such Contributor or the consummation by such Contributor of the Transactions applicable to such Contributor, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a Contributor Material Adverse Effect or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

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4.4      Ownership of the Transferred Interests. Each of HighPeak I, HighPeak II and HighPeak III is the record and beneficial owner of, and has good and valid title to, its respective Contributor Percentage Interest of the issued and outstanding HPK LP Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HPK Energy. HPK Energy GP is the record and beneficial owner of, and has good and valid title to, the HPK GP Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of the HPK Energy. HPK Energy is the record and beneficial owner of, and has good and valid title to, all of the Interests in HighPeak Holdings, HighPeak Assets I and HighPeak Assets II, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HighPeak Holdings, HighPeak Assets I or HighPeak Assets II. As of the Closing, HPK Energy will have good and valid title to all of the Interests in HighPeak Employer, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HighPeak Employer.

4.5      Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Contributor.

4.6      Accredited Investor; Investment Intent. Each Contributor is an accredited investor as defined in Regulation D under the Securities Act. Each Contributor is acquiring the Stock Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

4.7      No Additional Representations.

(a)     Except for the representations and warranties made in this Article IV and in Article V, neither such Contributor nor any other Person on behalf of such Contributor makes any express or implied representation or warranty with respect to such Contributor or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions or the HighPeak Entities, and such Contributor hereby disclaims any such other representations or warranties. In particular, except for the representations and warranties made by such Contributor in this Article IV and in Article V, and without limiting the foregoing disclaimer, neither such Contributor nor any other Person on behalf of such Contributor makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to, any oral or written information presented to any Parent Party or any of their Affiliates or Representatives in the course of their due diligence investigation of the HighPeak Entities, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, each Contributor acknowledges and agrees that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to any Parent Party whatsoever, express or implied, beyond those expressly given by the applicable Parent Parties in Article VI and in Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent Parties furnished or made available to any Contributor or any of their Representatives. Without limiting the generality of the foregoing, such Contributor acknowledges that none of the Parent Parties or any other Person has made or is making any representations or warranties with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Contributor or any of their Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

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Article V
REPRESENTATIONS AND WARRANTIES
related to the highpeak entities

Except as set forth in the Contributor Disclosure Letter, Contributor collectively represents and warrants to the Parent Parties as of the date hereof as follows:

5.1     Organization, Standing and Power. Each of the HighPeak Entities (a) is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority (i) has not had, individually or in the aggregate, a Material Adverse Effect on the Transferred Entities, taken as a whole (a “HighPeak Material Adverse Effect”), or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. Contributor has heretofore made available to the Company complete and correct copies of the Organizational Documents of each of the HighPeak Entities, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the HighPeak Entities have not been amended in any respect from the copy made available to the Company, except for any amendments made in accordance with Section 8.1.

5.2     Capitalization. The HighPeak Interests represent all of the issued and outstanding Interests in the HighPeak Entities. The HighPeak Interests are validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act or Section 17-607 of the Delaware Limited Partnership Act, as applicable) and the HighPeak Interests are not subject to preemptive rights. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any HighPeak Entity is a party or by which it is bound in any case obligating such HighPeak Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in such HighPeak Entity, or obligating such HighPeak Entity to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which a HighPeak Entity is a party or by which it is bound relating to the voting of any HighPeak Interests. Except for HPK Energy’s Interests in HighPeak Holdings, HighPeak Assets I and HighPeak Assets II, and, as of the Closing, HighPeak Employer, no HighPeak Entity owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person.

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5.3      No Violations; Consents and Approvals.

(a)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of any HighPeak Entity to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of any of the HighPeak Entities (including, for the avoidance of doubt, the Grenadier PSA (but not the Grenadier Assets) and any of the Oil and Gas Properties of the HighPeak Entities) under, any provision of (i) the Organizational Documents of any HighPeak Entity, (ii) assuming the consents, approvals and notices referred to in Section 4.2(c) and Section 5.3(c) (in each case, including Immaterial Consents) and Schedule 4.2(c) and Schedule 5.3(c) of the Contributor Disclosure Letter are duly and timely obtained or made, any Material HighPeak Contract, the Grenadier PSA or an Oil and Gas Lease of any HighPeak Entity or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 5.4 and Schedule 4.3 and Schedule 5.4 of the Contributor Disclosure Letter are duly and timely obtained or made, any Law applicable to any applicable HighPeak Entity or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that (A) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (B) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(b)     No HighPeak Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of such HighPeak Entity, except for defaults or violations that (i) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(c)     No consent or approval from, or notice to, any third party under any Material HighPeak Contract or an Oil and Gas Lease of any HighPeak Entity is required to be obtained or made by any HighPeak Entity in connection with the execution and delivery of this Agreement by Contributor or the consummation of the Transactions, other than Immaterial Consents.

5.4     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by any HighPeak Entity in connection with the execution and delivery of this Agreement by Contributor or the consummation of the Transactions, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by such HighPeak Entity or its Ultimate Parent Entity and the expiration or termination of the applicable HSR Act waiting period; (b) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (c) any such consent, approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect, or (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

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5.5      Financial Statements.

(a)     Contributor has made available to the Company (i) the unaudited consolidated balance sheet of each of HPEP I and HPEP II (which includes the financial information of the applicable HighPeak Entity(ies) as noted therein) as of September 30, 2019 (the “Balance Sheet Date”) and the related consolidated statements of operations, changes in partners’ capital and cash flows for the nine-month period then-ended, as well as the unaudited balance sheet of HighPeak Employer as of September 30, 2019 and as of December 31, 2018 (collectively, the financial statements described in this clause (i), the “Unaudited Financial Statements”) and (ii) the audited consolidated balance sheet of each of HPEP I and HPEP II (which includes the financial information of the applicable HighPeak Entity(ies) as noted therein) as of December 31, 2018 and the related statements of operations, changes in partners’ capital and cash flows for the twelve-month period then-ended (collectively, the financial statements described in this clause (ii), the “Audited Financial Statements,” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b)     The Financial Statements, to the extent they relate to the financial information of the Transferred Entities, (i) have been prepared based upon the books of account and other financial records of the Transferred Entities, (ii) have been prepared in accordance with GAAP consistently applied using the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon, except, solely with respect to the Unaudited Financial Statements, for (A) the absence of footnotes and (B) normal year-end adjustments which are not material to the Transferred Entities, taken as a whole and (iii) fairly present, in all material respects, the financial position and performance of the Transferred Entities as of the dates thereof and for the periods set forth therein.

(c)     Contributor has made available to the Company the most recent, true and correct copies of any and all Audited Financials, Required Seller Information, Additional Financial Statements and Additional Information (in each case, as such term is defined in the Grenadier PSA) that Contributor has received from Grenadier in accordance with Section 7.08 of the Grenadier PSA, at least one Business Day prior to the execution of this Agreement.

5.6      Absence of Certain Changes or Events.

(a)     Since August 1, 2019, there has not been any event, change, effect or development that, individually or in the aggregate, has had a HighPeak Material Adverse Effect.

(b)     From August 1, 2019 through the date of this Agreement, the Transferred Entities have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

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5.7      No Undisclosed Material Liabilities. There are no liabilities of any Transferred Entity, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for in the Unaudited Financial Statements; (b) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (c) liabilities incurred in connection with any emergency on any of the oil and gas properties or assets of the HighPeak Entities, in any case incurred subsequent to the Balance Sheet Date; (d) liabilities for fees and expenses incurred in connection with, or in furtherance of, the Transactions; (e) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (f) liabilities incurred as permitted under Section 8.1(b); and (g) liabilities which have not had, individually or in the aggregate, a HighPeak Material Adverse Effect and have not and are not reasonably likely to exceed, individually and in the aggregate, $20,000,000.

5.8      HighPeak Permits; Compliance with Applicable Law.

(a)     The HighPeak Entities hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “HighPeak Permits”), except where the failure to so hold (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect and (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. The HighPeak Entities are in compliance with the terms of the HighPeak Permits in all material respects. As of the date hereof, no investigation or review by any Governmental Entity with respect to any HighPeak Entity is pending or, to Contributor’s Knowledge, threatened, other than those the outcome of which is not reasonably expected (A) to have, individually or in the aggregate, a HighPeak Material Adverse Effect or (B) to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(b)     Except with respect to compensation, benefits and labor matters (which are provided for in Section 5.10 and Section 5.11), Tax matters (which are provided for in Section 5.10 and Section 5.12) and environmental matters (which are provided for in Section 5.14), the HighPeak Entities are in compliance with and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. As of the date hereof, no HighPeak Entity has received any written communication since December 31, 2018 from a Governmental Entity that alleges that a HighPeak Entity is not in compliance with, in all material respects, or is in default or violation of, any applicable Law.

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5.9      Litigation. Except for such matters as have not had, individually or in the aggregate, a HighPeak Material Adverse Effect, there is no (a) Proceeding pending, or, to Contributor’s Knowledge, threatened against any HighPeak Entity or (b) judgment, settlement, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against any HighPeak Entity, in each case, that would be reasonably likely to materially interfere with the business of such HighPeak Entity as currently conducted, or after the Closing, the business of Parent Parties as proposed to be conducted.

5.10     Compensation; Benefits.

(a)     Schedule 5.10(a) of the Contributor Disclosure Letter identifies each material Employee Benefit Plan sponsored, maintained or contributed to by any Transferred Entity or with respect to which any Transferred Entity has any liability, excluding any Employee Benefit Plans maintained by any professional employer organization (each, a “HighPeak Plan”). Contributor has made available to the Company, with respect to each HighPeak Plan, as applicable: (i) the plan document and (ii) to the extent applicable, the summary plan descriptions and summaries of material modifications thereto.

(b)     None of the Transferred Entities has contributed to, has ever had an obligation to contribute to, or had any liability with respect to (including contingent liability), and none of the HighPeak Plans are, (i) an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA) or (ii) except as required by applicable Law, an Employee Benefit Plan that provides post-termination or retiree health or welfare benefits to any Person.

(c)     Except as would not have, individually or in the aggregate, a HighPeak Material Adverse Effect, each HighPeak Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code.

(d)     Neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other transaction or event, (i) accelerate the time of payment or vesting under any HighPeak Plan or (ii) increase the amount of compensation or benefits due to any Person or result in the funding or payment of any compensation or benefits or forgiveness of any loan or payment of any severance under any HighPeak Plan.

(e)     No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. No HighPeak Plan provides for the gross-up of or reimbursement for any Taxes imposed by Sections 4999 or 409A of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.10 and in Section 5.11 are the only representations and warranties in this Agreement with respect to compensation and benefit matters of the Transferred Entities.

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5.11    Labor Matters.

(a)     As of the date of this Agreement, (i) none of the Transferred Entities is a party to any collective bargaining agreement or other agreement with any labor union, (ii) to Contributor’s Knowledge, there is no pending union representation petition involving employees of the Transferred Entities, and (iii) there is no pending or, to Contributor’s Knowledge, threatened organizational activity of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)     As of the date of this Agreement, there is no unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance Proceeding against the Transferred Entities pending, or, to Contributor’s Knowledge, threatened.

(c)     As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to Contributor’s Knowledge, threatened, against or involving any Transferred Entity.

(d)     The Transferred Entities are, as of the date of this Agreement, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and, as of the date of this Agreement, there are no Proceedings pending or, to Contributor’s Knowledge, threatened against the Transferred Entities, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, other than any such matters described in this sentence that (i) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

Notwithstanding any other provision in this Agreement, the representations and warranties in Section 5.10 and this Section 5.11 are the only representations and warranties in this Agreement with respect to compensation, benefits and labor matters of the Transferred Entities.

5.12    Taxes.

(a)     All material Tax Returns required to be filed by or with respect to the Transferred Entities or with respect to the assets of the Transferred Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by the Transferred Entities (or for which the Transferred Entities may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to any Transferred Entity have been satisfied in full. There are no material Encumbrances (other than Permitted Encumbrances) on any of the assets of the Transferred Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)     There is no material Proceeding currently pending against a Transferred Entity or with respect to the assets of a Transferred Entity in respect of any Tax or Tax Return.

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(c)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by any Transferred Entity.

(d)     There is no outstanding material claim, assessment or deficiency against any Transferred Entity for any Taxes that has been asserted in writing by any Governmental Entity.

(e)     No written claim has been made by any Governmental Entity to Contributor (or its Affiliates) or a Transferred Entity in a jurisdiction where a Transferred Entity does not file a Tax Return that it is or may be subject to Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by either Contributor, its Affiliates or a Transferred Entity.

(f)     No Transferred Entity is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

(g)     No Transferred Entity has participated, nor is any Transferred Entity currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(h)     Each of the HighPeak Entities presently is properly classified as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, has been since formation properly classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, and each of the HighPeak Entities other than HPK Energy will be at the Closing properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes. No HighPeak Entity has made any filing with any Tax authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(i)     None of the assets of any HighPeak Entity are subject to a tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(j)     HighPeak Employer is properly classified as an association taxable as a corporation for U.S. federal income tax purposes.

(k)     Other than for purposes of Texas franchise tax, no Transferred Entity is or has ever been, a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), as a transferee or successor, or otherwise by operation of Law.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.12 and Section 5.10 are the only representations and warranties in this Agreement with respect to Tax matters of the Transferred Entities.

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5.13    Oil and Gas Matters.

(a)     Except to the extent Aggregate Title Losses do not exceed the Title Threshold and except for property sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Cawley, Gillespie & Associates, Inc. (the “HighPeak Independent Petroleum Engineers”) as of August 1, 2019 relating to the Oil and Gas Properties owned by the applicable HighPeak Entity referred to in each such reserve report, copies of which are attached to Schedule 5.13(a) of the Contributor Disclosure Letter (collectively, the “HighPeak Reserve Report”), the HighPeak Entities have Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the HighPeak Reserve Report and, in each case, as attributable to interests owned by the HighPeak Entities. The term “Good and Defensible Title” means that a HighPeak Entity’s title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the HighPeak Reserve Report) (A) entitles such HighPeak Entity to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in (or, if not shown, the net revenue interest used by the HighPeak Independent Petroleum Engineers in the determination of the reserves shown in) the HighPeak Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except for (I) decreases in connection with those operations in which the HighPeak Entities or their successors or assigns may, from and after the date of this Agreement and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (II) decreases resulting from the establishment or amendment, from and after the date of this Agreement, of pools or units in accordance with this Agreement and (III) decreases required after the date of this Agreement to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (B) obligates such HighPeak Entity to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown in (or, if not shown, the working interest used by the HighPeak Independent Petroleum Engineers in the determination of the reserves shown in) the HighPeak Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the HighPeak Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties, except for (I) increases resulting from contribution requirements with respect to defaulting co-owners from and after the date of this Agreement under applicable operating agreements or (II) increases to the extent that such increases are accompanied by a proportionate increase in the net revenue interest of the HighPeak Entities and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances). Attached to Schedule 5.13(a) of the Contributor Disclosure Letter is a true and complete copy of a reserve report obtained from an independent petroleum engineer with respect to the Grenadier Assets.

(b)     As of the date hereof, except to the extent Aggregate Title Losses do not exceed the Title Threshold, the HighPeak Entities hold defensible title (that is either of record or in which the HighPeak Entities have contractual rights) to Oil and Gas Leases covering not less than the number of gross acres and Net Mineral Acres and the geological formations in Howard and Borden Counties, Texas as described under the caption “Information About the Target Assets—HighPeak Assets” in the Proxy Statement, subject to Permitted Encumbrances. The term “Net Mineral Acres” means, with respect to each Oil and Gas Lease of the HighPeak Entities in Howard County and Borden County, Texas, (i) the number of gross acres in the lands covered by such Oil and Gas Lease, multiplied by (ii) the undivided mineral interest in such lands covered by such Oil and Gas Lease, multiplied by (iii) the applicable HighPeak Entity’s working interest in such Oil and Gas Lease.

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(c)     The factual, non-interpretive data supplied to the HighPeak Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the HighPeak Reserve Report, by or on behalf of the HighPeak Entities that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the HighPeak Entities in connection with the preparation of the HighPeak Reserve Report was, as of the time provided, accurate in all material respects. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, to Contributor’s Knowledge, there have been no changes in respect of the matters addressed in the HighPeak Reserve Report that have had, individually or in the aggregate, a HighPeak Material Adverse Effect.

(d)     Except as has not had, individually or in the aggregate, a HighPeak Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by a HighPeak Entity have been timely and properly paid and (iii) as of the date hereof, no HighPeak Entity has received written notice from any other party to any such Oil and Gas Lease that such HighPeak Entity is in breach or default under any Oil and Gas Lease.

(e)     All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the HighPeak Entities are being received by them in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law.

(f)     All Hydrocarbon, water, CO2 or injection wells located on any of the Oil and Gas Properties of any HighPeak Entity have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Oil and Gas Lease or Material HighPeak Contract.

(g)     As of the date hereof, there is no well included in the Oil and Gas Properties of any HighPeak Entity that is subject to any order from any Governmental Entity or written notice pursuant to an Oil and Gas Lease or a Material HighPeak Contract from any other third party requiring that such well be plugged and abandoned.

(h)     As of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any HighPeak Entity or any Oil and Gas Properties and which Contributor reasonably anticipates will individually require expenditures by a HighPeak Entity in excess of $100,000.

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(i)     No HighPeak Entity is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j)     Except to the extent Aggregate Title Losses do not exceed the Title Threshold, no HighPeak Entity is in breach or default of, in any material respect, any of its Oil and Gas Leases or any pooling agreement, production sharing agreement or similar agreement covering any such Oil and Gas Lease. As of the date hereof, no HighPeak Entity has received from any applicable lessor any written notice of any material default or material breach by such HighPeak Entity under any Oil and Gas Lease for which default or breach has not been cured or remedied.

(k)     There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the HighPeak Entities that would be triggered by the consummation of the Transactions and result in a loss of any material portion of such Oil and Gas Properties.

5.14    Environmental Matters. Except for those matters that have not had, individually or in the aggregate, a HighPeak Material Adverse Effect:

(a)     the HighPeak Entities and their respective operations and assets are in compliance with Environmental Laws and such compliance includes holding and maintaining all HighPeak Permits issued pursuant to Environmental Laws required for the operations of the HighPeak Entities as presently conducted;

(b)     the HighPeak Entities are not subject to any pending or, to Contributor’s Knowledge, threatened Proceeding under Environmental Laws and, to Contributor’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such liability or obligation;

(c)     there have been no Releases of Hazardous Materials at any property owned, operated or otherwise used by any HighPeak Entity, which Releases are reasonably likely to result in a liability to a HighPeak Entity under Environmental Law; and

(d)     as of the date hereof, no HighPeak Entity has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property owned, operated, or otherwise used by any HighPeak Entity.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.14 are the only representations and warranties in this Agreement with respect to environmental matters of the HighPeak Entities.

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5.15    Material Contracts.

(a)     Other than the Grenadier PSA and the HighPeak Employer PSA, Schedule 5.15(a) of the Contributor Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the following contracts to which a Transferred Entity is a party or by which its assets are otherwise bound:

(i)      each contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Contributor reasonably expects that a HighPeak Entity will make payments in excess of $100,000 annually or $1,000,000 in the aggregate for the remaining term of such contract;

(ii)     each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by a Transferred Entity (whether incurred, assumed, guaranteed or secured by any asset);

(iii)    each contract for lease of personal property or real property (other than Oil and Gas Leases) involving aggregate payments in excess of $100,000 in any calendar year, or $1,000,000 in the aggregate for the remaining term of such contract, that are not terminable without penalty within ninety (90) days, other than contracts related to drilling rigs;

(iv)    each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of a Transferred Entity to compete with respect to any Oil and Gas Properties in Howard County or Borden County, Texas, during any period of time after the Closing;

(v)      each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the HighPeak Entities, taken as a whole, other than contracts for the sale of Hydrocarbons by the HighPeak Entities in the ordinary course of business;

(vi)     each contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(vii)    each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of any Transferred Entity;

(viii)   each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring a HighPeak Entity to make expenditures that would reasonably be expected to be in excess of $100,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

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(ix)     each agreement under which a HighPeak Entity has advanced or loaned any amount of money to any of its officers, directors, employees or consultants;

(x)      any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(xi)     each contract that is a gathering, transportation, processing or similar agreement to which a HighPeak Entity is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days;

(xii)    any contract involving a HighPeak Entity, on the one hand, and Contributor, any of Contributor’s Affiliates or any executive officer or director of a HighPeak Entity, on the other hand;

(xiii)   any contract that, upon the consummation of the Transactions, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from a Transferred Entity to any officer, director, consultant or employee of any of the foregoing; and

(xiv)   each agreement that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case, that is material to the business of any of the Transferred Entities, taken as a whole, other than those contained in (A) any agreement in which such provision is solely for the benefit of a Transferred Entity or (B) customary royalty pricing provisions in Oil and Gas Leases.

(b)     Collectively, the contracts set forth in Section 5.15(a) are herein referred to as the “Material HighPeak Contracts.” Except for any Material HighPeak Contract that terminated pursuant to its terms between the date of this Agreement and the Closing, each Material HighPeak Contract is legal, valid, binding and enforceable in accordance with its terms on the HighPeak Entity that is a party thereto and, to Contributor’s Knowledge, each other Person party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. No HighPeak Entity is in breach or default, in any material respect, under any Material HighPeak Contract nor, to Contributor’s Knowledge, is any other Person party to any such Material HighPeak Contract in breach or default, in any material respect, thereunder. To Contributor’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default in any material respect under any Material HighPeak Contract on the part of any of the parties thereto. As of the date hereof, no HighPeak Entity has received written notice of termination, cancellation or material modification of any Material HighPeak Contract. Contributor has heretofore made available to the Company complete and correct copies of the Material HighPeak Contracts.

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(c)     Contributor has made available to the Company a true and complete copy of any notices under the Grenadier PSA to the extent such notices relate to a known or reasonably expected inability to satisfy one of the conditions to the Grenadier Closing set forth in Article VIII or Article IX of the Grenadier PSA (a “Material Grenadier Notice”). The Grenadier PSA (i) is legal, valid, binding and enforceable on HighPeak Assets II and, to Contributor’s Knowledge, Grenadier, (ii) is in full force and effect, except, in the case of clauses (i) and (ii), as may be limited by Creditors’ Rights generally and (iii) as of the date hereof, constitutes the entire agreement between HighPeak Assets II and Grenadier concerning the subject matter thereof and there are no other side agreements or other agreements of such parties concerning the subject matter thereof that are not expressly contemplated thereby. HighPeak Assets II is not in breach or default under the Grenadier PSA, nor to Contributor’s Knowledge, is Grenadier in breach or default thereunder. To Contributor’s Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a default under the Grenadier PSA on the part of HighPeak Assets II or Grenadier.

(d)     Contributor has made available to the Company a true and complete copy of the HighPeak Employer PSA and all schedules and exhibits thereto, a copy of which is attached as Exhibit G hereto. The HighPeak Employer PSA (i) is legal, valid, binding and enforceable on HPK Energy and, to Contributor’s Knowledge, the other party thereto, (ii) is in full force and effect, except, in the case of clauses (i) and (ii), as may be limited by Creditors’ Rights generally, (iii) has not been further amended without the prior consent of Parent and (iv) constitutes the entire agreement of the parties thereto concerning the subject matter thereof and there are no other side agreements or other agreements concerning the subject matter thereof that are not expressly contemplated thereby.

5.16     Insurance. Set forth on Schedule 5.16 of the Contributor Disclosure Letter is a true, correct and complete list of as of the date of this Agreement of all material insurance policies held by the Transferred Entities or held by any Affiliate of a Transferred Entity under which a Transferred Entity is named as an additional insured (collectively, the “Material HighPeak Insurance Policies”). Each of the Material HighPeak Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material HighPeak Insurance Policy has been made available to the Company to the extent requested by the Company prior to the date of this Agreement. All premiums payable under the Material HighPeak Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material HighPeak Insurance Policy and none of the insurers have denied any coverage, in whole or in part, for any pending claims that have been submitted by or on behalf of any Transferred Entity under a policy with such insurers.

5.17     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any HighPeak Entity.

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5.18     Information Supplied. The information supplied or to be supplied by Contributor for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Parent and at the time of any meeting of Parent stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Contributor with respect to statements made or incorporated by reference therein based on information supplied by any Parent Party for inclusion therein.

Article VI
REPRESENTATIONS AND WARRANTIES OF the COMPANY AND MERGER SUB

The Company and Merger Sub (collectively, the “Parent Subsidiaries”), jointly and severally, represent and warrant to Contributor as of the date hereof as follows:

6.1      Organization, Standing and Power. Each Parent Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on either Parent Subsidiary (a “Parent Subsidiary Material Adverse Effect”). Each Parent Subsidiary has heretofore made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the Parent Subsidiaries have not been amended in any respect from the made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

6.2      Authority; No Violations; Consents and Approvals.

(a)     Each Parent Subsidiary has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to such Parent Subsidiary, subject to receipt of the Parent Stockholder Approval, the Company Stockholder Approval and the Merger Sub Stockholder Approval. The execution and delivery of this Agreement by the Parent Subsidiaries and, subject to receipt of the Company Stockholder Approval and the Merger Sub Stockholder Approval, the consummation by the Parent Subsidiaries of the Transactions applicable to each such Parent Subsidiary have been duly authorized by all necessary action on the part of such Parent Subsidiary. This Agreement has been duly executed and delivered by each Parent Subsidiary and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of each Parent Subsidiary enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Parent Stockholder Approval, Company Stockholder Approval and Merger Sub Stockholder Approval.

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(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of a Parent Subsidiary to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of a Parent Subsidiary under, any provision of (i) the Organizational Documents of a Parent Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is a party or by which the properties or assets of a Parent Subsidiary are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.2(d) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to a Parent Subsidiary or any properties or assets of a Parent Subsidiary, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

(c)     No Parent Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of a Parent Subsidiary or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is a party or by which a Parent Subsidiary or any properties or assets of a Parent Subsidiary is bound, except for defaults or violations that have not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is now a party or by which a Parent Subsidiary or any properties or assets of a Parent Subsidiary is bound is required to be obtained or made by a Parent Subsidiary in connection with the execution and delivery of this Agreement by the Parent Subsidiaries or the consummation by the Parent Subsidiaries of the Transactions applicable to the Parent Subsidiaries, other than the Parent Stockholder Approval and Immaterial Consents.

6.3      Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by a Parent Subsidiary in connection with the execution and delivery of this Agreement by the Parent Subsidiaries or the consummation by the Parent Subsidiaries of the Transactions applicable to the Parent Subsidiaries, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by a Parent Subsidiary or the Ultimate Parent Entity of a Parent Subsidiary, (b) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (c) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

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6.4      Capitalization and Assets.

(a)     As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of Company Common Stock and the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share. Prior to the Closing, all of the outstanding Interests in the Company are and will continue to be held by Parent and all of the outstanding Interests in Merger Sub are and will continue to be held by the Company. All such Interests are validly issued, fully paid and non-assessable and no such Interests are subject to preemptive rights. Other than this Agreement and the Grenadier PSA and, as of the Closing, the Forward Purchase Agreement Amendment, any rights a Person may acquire with respect to the PIPE Investment, the LTIP, the Company Warrants and shares of Company Common Stock that will be reserved for issuance upon the exercise of Company Warrants, there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which a Parent Subsidiary is a party or by which it is bound in any case obligating a Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a Parent Subsidiary, or obligating a Parent Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which a Parent Subsidiary is a party or by which it is bound relating to the voting of any Interests in a Parent Subsidiary.

(b)     At the Closing, (x) the shares of Company Common Stock representing the Stock Consideration, (y) the shares of Company Common Stock into which shares of Parent Common Stock will be converted pursuant to Section 2.6 and (z) the shares of Company Common Stock issuable in connection with the Grenadier PSA, the Forward Purchases and the PIPE Investment will (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable Laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement. Assuming the accuracy of the representations of Contributor in this Agreement, the Stock Consideration and the shares of the Company Common Stock issued as Merger Consideration will be issued in compliance with all applicable federal or state securities or “blue sky” laws and (v) not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

(c)     Other than the Company’s Interests in Merger Sub and the Company’s right, on the terms and subject to the conditions set forth in this Agreement, to acquire the Transferred Entities at the Closing, no Parent Subsidiary owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. Each of the Parent Subsidiaries was formed solely for the purpose of entering into this Agreement and engaging in the Transactions. Other than (i) the Company’s Interests in Merger Sub, (ii) any rights or obligations of a Parent Subsidiary under this Agreement or the Grenadier PSA, (iii) assets contemplated by this Agreement to be transferred to a Parent Subsidiary, (iv) obligations incurred in connection with the incorporation of a Parent Subsidiary, (v) obligations incurred in connection with and the negotiation and consummation of this Agreement and the Transactions and (vi) obligations incurred in connection with and the negotiation and consummation of a revolving credit facility or term loan that any Parent Party may enter into in accordance with Section 8.1, no Parent Subsidiary has incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

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6.5      Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of a Parent Subsidiary.

6.6      Accredited Investor; Investment Intent. The Company is an accredited investor as defined in Regulation D under the Securities Act. The Company is acquiring the Transferred Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws. The Company acknowledges that the Transferred Interests are not registered under the Securities Act or any state securities laws, and that the Transferred Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Company, together with Parent, its sole equityholder, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.7       Grenadier PSA.  The Company has made available to Contributor a true and complete copy of any and all Material Grenadier Notices received by the Company under the Grenadier PSA. The Grenadier PSA (i) is legal, valid, binding and enforceable on the Company and Parent and, to the Company’s Knowledge, Grenadier, (ii) is in full force and effect, except, in the case of clauses (i) and (ii), as may be limited by Creditors’ Rights generally and (iii) as of the date hereof, constitutes the entire agreement between the Company, Parent and Grenadier concerning the subject matter thereof and there are no other side agreements or other agreements of such parties concerning the subject matter thereof that are not expressly contemplated thereby. Neither the Company nor Parent is in breach or default under the Grenadier PSA, nor to the Company’s Knowledge, is Grenadier in breach or default thereunder. To the Company’s Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a default under the Grenadier PSA on the part of the Company, Parent or Grenadier.

6.8      No Additional Representations.

(a)     Except for the representations and warranties made in this Article VI and in Article VII, no Parent Subsidiary nor any other Person on behalf of a Parent Subsidiary makes any express or implied representation or warranty with respect to the Parent Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of the Parent Subsidiaries hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent Subsidiaries in this Article VI and by Parent in Article VII, no Parent Subsidiary nor any other Person on behalf of a Parent Subsidiary makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, each Parent Subsidiary acknowledges and agrees that none of Contributor, any of the Transferred Entities or any other Person has made or is making any representations or warranties relating to (i) the Transferred Entities whatsoever, express or implied, beyond those expressly given by Contributor in Article IV and Article V or (ii) Contributor whatsoever, express or implied, beyond those expressly given by Contributor in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contributor or the Transferred Entities furnished or made available to a Parent Subsidiary or any Representative of a Parent Subsidiary. Without limiting the generality of the foregoing, each Parent Subsidiary acknowledges that no representations or warranties are made by Contributor, any Transferred Entity or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to or made by any Parent Subsidiary or any of their respective Representatives, Contributor, any Transferred Entity or any other Person (including in any online data room, management presentations or in any other form in expectation of, or in connection with, the Transactions).

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Article VII
REPRESENTATIONS AND WARRANTIES OF parent

Except (i) as set forth on the disclosure letter dated as of the date of this Agreement and delivered by Parent to Contributor on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and (ii) as disclosed in any Parent SEC Document (excluding any disclosures included in any “risk factor” section of any such Parent SEC Document or any other disclosures in any such Parent SEC Document to the extent they are predictive, forward looking, non-specific and general in nature), Parent represents and warrants to Contributor as of the date hereof as follows:

7.1      Organization, Standing and Power. Parent (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Parent has heretofore made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the date hereof. As of the Closing, the Organizational Documents of Parent have not been amended in any respect from the copy made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

7.2      Authority; No Violations; Consents and Approvals.

(a)     Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to Parent, subject to receipt of the Parent Stockholder Approval. The execution and delivery of this Agreement by Parent and, subject to receipt of the Parent Stockholder Approval, the consummation by Parent of the Transactions applicable to Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Parent Stockholder Approval.

(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Parent to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent under, any provision of (i) the Organizational Documents of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is a party or by which Parent’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 7.2(d) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to Parent or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Parent Material Adverse Effect.

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(c)     Parent is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Parent or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is now a party or by which Parent or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is now a party or by which Parent or any of its properties or assets is bound is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions applicable to Parent, other than the Parent Stockholder Approval, the Company Stockholder Approval, the Merger Sub Stockholder Approval and Immaterial Consents.

7.3      Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions applicable to Parent, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by Parent or its Ultimate Parent Entity, (b) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (c) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Parent Material Adverse Effect.

7.4      Capitalization and Subsidiaries.

(a)     The authorized capital stock of Parent consists of (x) 200,000,000 shares of Parent Class A Common Stock, (y) 15,000,000 shares of Parent Class B Common Stock and (z) 1,000,000 shares of Parent Preferred Stock. As of the date hereof: (i) 37,806,000 shares of Parent Class A Common Stock, 10,350,000 shares of Parent Class B Common Stock and no shares of Parent Preferred Stock were issued and outstanding; (ii) 30,980,000 whole warrants entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per whole share of Parent Class A Common Stock (“Parent Warrants”) were issued and outstanding and 30,980,000 shares of Parent Class A Common Stock were reserved for issuance upon the exercise of such Parent Warrants; (iii) no shares of Parent Class A Common Stock or Parent Class B Common Stock were subject to issuance upon exercise of outstanding options and (iv) no Indebtedness of Parent having the right to vote (or convertible into Interests having the right to vote) on any matters on which the equityholders of Parent may vote was issued and outstanding (“Voting Debt”). No Parent Warrants are exercisable until after the Closing. All (A) issued and outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (B) outstanding Parent Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights.

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(b)     Except as contemplated by this Agreement, the Forward Purchase Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from any Parent Common Stock or Parent Preferred Stock or other Interests in Parent (collectively, “Parent Equity Interests”) or securities convertible into or exchangeable or exercisable for Parent Equity Interests. Except as set forth in this Section 7.4, there are outstanding: (i) no Parent Equity Interests, Voting Debt or other voting securities of Parent; (ii) no securities of Parent convertible into or exchangeable or exercisable for Parent Equity Interests, Voting Debt or other voting securities of Parent, and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities or Interests of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any Parent Equity Interests.

(c)     Other than Interests held directly in the Company and indirectly in Merger Sub and the Company’s right, on the terms and subject to the conditions set forth in this Agreement, to acquire the Transferred Entities at the Closing, Parent does not own, directly or indirectly, any Interest in any other Person or have any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. As of the date of this Agreement and until the Closing, Parent owns and shall own, directly, all of the issued and outstanding Interests in the Company and, indirectly through the Company, all of the issued and outstanding Interests in Merger Sub.

7.5      Brokers. Except for the fees and expenses payable to Oppenheimer & Co., Inc., EarlyBirdCapital, Inc. and Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

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7.6      SEC Documents.

(a)     Parent has made available to Contributor (including via the EDGAR system) a true and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Parent with the SEC since its initial registration of the Parent Class A Common Stock (the “Parent SEC Documents”). Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act or any other applicable Law, as the case may be, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception. Parent has made available (including via the EDGAR system) to Contributor all material correspondence between the SEC on the one hand, and Parent or any of its Subsidiaries, on the other hand, since the initial registration of the Parent Common Stock. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. To Parent’s Knowledge, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(b)     The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent as of their respective dates and the results of operations and the cash flows of Parent for the periods presented therein.

(c)     Parent makes and keeps books, records and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

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7.7      No Indebtedness. Except for the Sponsor Loans and any revolving credit facility or term loan that any Parent Party enters into in accordance with Section 8.1, no Parent Party has any Indebtedness.

7.8      Compliance with Laws. Since the date of its incorporation, Parent has been in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written communication since the date of its incorporation from a Governmental Entity that alleges that Parent is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Parent Material Adverse Effect.

7.9      Litigation. Except for such matters as have not had, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to Parent’s Knowledge, threatened against Parent or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent. To Parent’s Knowledge, as of the date hereof, no officer or director of Parent is a defendant in any material Proceeding in connection with his or her status as an officer or director of Parent. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity in effect to which any of Parent or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of Parent or any of its Subsidiaries as currently conducted.

7.10     Certain Contracts and Arrangements. The lists of exhibits contained in the Parent SEC Documents sets forth a true and complete list, as of the date of this Agreement, of (a) each agreement to which Parent is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Parent on the date of this Agreement; (b) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of Parent’s business on a consolidated basis is conducted; (c) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Parent and its Subsidiaries and (d) any contract that includes any Affiliate of Parent (other than a Subsidiary of Parent) as a counterparty (collectively, the “Parent Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent is not in breach or default under any Parent Contract nor, to Parent’s Knowledge as of the date of this Agreement, is any other party to any such Parent Contract in breach or default thereunder.

7.11     Solvency. Parent is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Parent or the Company. Assuming (a) that the representations and warranties of Contributor contained in Article IV and Article V are true and correct in all material respects (disregarding for these purposes any materiality qualifiers or references to “Contributor Material Adverse Effect” or “HighPeak Material Adverse Effect”) and (b) that the projections and other forecasts for the HighPeak Entities and related estimates, plans and budget information made available to Parent are true and correct in all material respects, and at the Closing, and after giving effect to the Transactions, each of Parent, the Company and each of the Transferred Entities (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

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7.12     Board Approval; Vote Required. The board of directors of Parent (the “Parent Board”) (upon the recommendation of a special committee composed entirely of independent and disinterested directors (the “Special Committee”)) has declared the advisability of the Transactions in accordance with applicable Law and as required by Parent’s Organizational Documents and approved this Agreement and the Transactions and determined that the Transactions are in the best interests of Parent and its stockholders, and has determined to recommend that holders of Parent Common Stock vote in favor of the Transactions. The affirmative vote cast by the holders of a majority of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, with respect to the approval and adoption of this Agreement and, to the extent applicable, the Grenadier PSA and the transactions contemplated hereby and thereby (the “Business Combination Proposal”) is the only vote of holders of any class or series of Parent’s capital stock necessary to approve the Business Combination Proposal (the vote of the holders of Parent’s capital stock referred to above in this Section 7.12, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Transactions.

7.13     Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbol “PACQ”. There is no Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Parent Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”). Immediately prior to the Merger Effective Time, the Company Common Stock constituting the Merger Consideration or the Stock Consideration shall be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance thereof.

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7.14     Trust Account. As of October 31, 2019, Parent had approximately $388,415,390 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

7.15     Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of Parent relating to the Parent Stockholder Approval, will, at the date mailed to the stockholders of Parent or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied or to be supplied by Contributor for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

7.16     Absence of Certain Changes or Events.

(a)     Since December 31, 2018, there has not been any event, change, effect or development that, individually or in the aggregate, had a Parent Material Adverse Effect.

(b)     From December 31, 2018, Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

7.17     Taxes.

(a)     All material Tax Returns required to be filed by or with respect to Parent have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by Parent (or for which Parent may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to Parent have been satisfied in full. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of Parent that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)     There is no material Proceeding currently pending against Parent in respect of any Tax or Tax Return.

(c)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by Parent.

(d)     There is no outstanding material claim, assessment or deficiency against Parent for any Taxes that has been asserted in writing by any Governmental Entity.

(e)     No written claim has been made by any Governmental Entity to Parent in a jurisdiction where Parent does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent.

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(f)     Parent (i) is not a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, and (ii) other than with the Company and Merger Sub, has not been a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of Parent, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or clause (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g)     Parent has not participated, nor is Parent currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(h)     Each of Parent, the Company and Merger Sub is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

7.18     No Additional Representations.

(a)     Except for the representations and warranties made in Article VI and in this Article VII, neither Parent nor any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article VII and the representations and warranties made by the Parent Subsidiaries in Article VI, neither Parent nor any other Person on behalf of Parent makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Contributor, any of the HighPeak Entities or any other Person has made or is making any representations or warranties relating to (i) the HighPeak Entities whatsoever, express or implied, beyond those expressly given by Contributor in Article V or (ii) Contributor whatsoever, express or implied, beyond those expressly given by Contributor in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contributor or the HighPeak Entities furnished or made available to any Parent Party or any of their respective Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties by Contributor, any of the HighPeak Entities or any other Person are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Parent Party or any of their respective Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

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Article VIII
COVENANTS AND AGREEMENTS

8.1      Conduct of HighPeak Business Pending the Closing. Except (u) as set forth on Schedule 8.1 of the Contributor Disclosure Letter, including any matters contemplated by the budget of any applicable HighPeak Entity set forth on Schedule 8.1 of the Contributor Disclosure Letter, (v) as expressly contemplated or permitted by this Agreement (including pursuant to Section 8.17), (w) as may be required by applicable Law or the terms of any HighPeak Plan or Material HighPeak Contract, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that Contributor promptly notifies the Company of the same) or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     Contributor covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it shall cause each of the HighPeak Entities to (i) conduct its businesses in the ordinary course and (ii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect its material Oil and Gas Properties and HighPeak Permits, (C) retain its current officers and (D) preserve its relationships with its key customers and suppliers; and

(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, Contributor shall cause the HighPeak Entities (and to the extent applicable, HighPeak Employer) not to:

(i)     (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Interests in any HighPeak Entity, other than distributions made to Contributor of rights to receive payments with respect to Sponsor Loans; (B) split, combine or reclassify any Interests in any HighPeak Entity or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Interests in any HighPeak Entity;

(ii)     offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in any HighPeak Entity or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, in each case, other than to Contributor;

(iii)     amend or propose to amend the Organizational Documents of any HighPeak Entity;

(iv)     (A) merge, consolidate, combine or amalgamate with any Person, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (I) pursuant to an agreement of a HighPeak Entity in effect on the date of this Agreement that is a Material HighPeak Contract, (II) acquisitions in the ordinary course of business for which the consideration does not exceed $25,000,000 in the aggregate and (III) swaps and licenses in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than any other Transferred Entity), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

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(v)      sell, lease, abandon, encumber or otherwise dispose of, or agree to sell, lease, abandon, encumber or otherwise dispose of, any material portion of its assets or properties, other than (A) items constituting Permitted Encumbrances, (B) pursuant to an agreement of a HighPeak Entity in effect on the date of this Agreement that is a Material HighPeak Contract or (C) sales, swaps, leases or dispositions (I) for which the consideration is $10,000,000 or less and (II) made in the ordinary course of business;

(vi)      consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any HighPeak Entity;

(vii)     change in any material respect the material accounting principles, practices or methods of a HighPeak Entity, except as required by GAAP or applicable Law;

(viii)    except as otherwise done pursuant to an acquisition permitted by Section 8.1(b)(iv), in the ordinary course of business, consistent with past practices (where applicable), or as required by a change in applicable Law, (A) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where HighPeak Employer or a HighPeak Entity has the authority to make such binding election), (B) settle or compromise any material Proceeding relating to Taxes of HighPeak Employer or any HighPeak Entity or (C) change in any material respects any methods of reporting income or deductions for income Tax purposes for HighPeak Employer or any HighPeak Entity from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(ix)     (A) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers or independent contractors of any Transferred Entity, other than annual increases (and bonuses) granted in the ordinary course of business; (B) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any director, officer or independent contractor or (C) terminate, establish or become obligated under any collective bargaining agreement or any material HighPeak Plan, or amend any such plan or arrangement if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; in each of (A) through (C), other than as required by applicable Law or the existing terms of any HighPeak Plan;

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(x)      incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any Encumbrances on any property or assets of any HighPeak Entity in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (A) in accordance with the terms of this Agreement, the Sponsor Loans, (B) the incurrence of Indebtedness (I) constituting borrowings in an amount not to exceed $40,000,000 in the aggregate or (II) by any HighPeak Entity that is owed to any other HighPeak Entity or (C) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (B) above;

(xi)     (A) enter into any contract that would be a Material HighPeak Contract other than in the ordinary course of business, in which case such Material HighPeak Contract shall be made available by Contributor to the Company, (B) modify, amend, terminate or assign, waive or assign any material right or benefit under, any Material HighPeak Contract other than in the ordinary course of business, or (C) enter into any joint venture or other entity that will be treated as a partnership for tax purposes;

(xii)    modify, amend, terminate or waive any right or benefit of any of the Transferred Entities under the Grenadier PSA or the HighPeak Employer PSA (or approve any changes to the Existing ASA (as defined in the HighPeak Employer PSA) that require HPK Energy’s approval pursuant to Section 6.4 of the HighPeak Employer PSA without the prior written approval of Parent, including the prior written approval of the Special Committee) or fail to provide the Company with any Material Grenadier Notices made or received under the Grenadier PSA;

(xiii)   settle or offer or propose to settle, any Proceeding (other than a Proceeding relating to Taxes) involving the payment of monetary damages by a HighPeak Entity of any amount exceeding $500,000 in the aggregate; provided, however, that no HighPeak Entity shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief or (B) involves an admission of criminal wrongdoing by a HighPeak Entity;

(xiv)    authorize or make capital expenditures that exceed the budgets set forth on Schedule 8.1 of the Contributor Disclosure Letter by an amount greater than $25,000,000 in the aggregate, except for capital expenditures (A) to repair damage resulting from insured casualty events or (B) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xv)     take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions; or

(xvi)    agree or commit to take any action that is prohibited by this Section 8.1(b).

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8.2      Conduct of the Parent Parties’ Businesses Pending the Closing. Except (u) as set forth on Schedule 8.2 of the Parent Disclosure Letter, (v) as expressly contemplated or permitted by this Agreement, (w) as may be required by applicable Law, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that Parent promptly notifies Contributor of the same) or (z) as otherwise consented to by Contributor in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     each of the Parent Parties covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it shall conduct its businesses in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers; and

(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, the Parent Parties shall not:

(i)     amend or propose to amend (A) the Organizational Documents of any Parent Party or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)     offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Parent or any of its Subsidiaries, other than (A) issuances of Company Common Stock in connection with the PIPE Investment, (B) issuances of Company Common Stock and Company Warrants, in each case, in connection with the Forward Purchases, (C) issuances of Company Common Stock and Company Warrants as contemplated by the Grenadier PSA, and (D) issuances of any Interests in a, directly or indirectly, wholly-owned Subsidiary of Parent to Parent or another directly or indirectly wholly-owned Subsidiary of Parent;

(iii)    (A) split, combine or reclassify any Interests in Parent or any of its Subsidiaries, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Parent or any of its Subsidiaries, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Parent or any of its Subsidiaries, other than in connection with the Parent Offer or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(iv)     create, incur, guarantee or assume any Indebtedness (other than with respect to Sponsor Loans and the entry into of a revolving credit facility or term loan the proceeds of which may be used to fund all or part of the Grenadier Closing Cash Payment and working capital needs of the Parent Parties or any of their respective Subsidiaries following the Closing) or otherwise become liable or responsible for the obligations of any other Person;

(v)     (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or division of a business organization, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (C) make any loans, advances or capital contributions to, or investments in, any Person;

(vi)     modify, amend, terminate or waive any right or benefit under the Grenadier PSA or fail to provide Contributor with any Material Grenadier Notices made or received under the Grenadier PSA; or

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(vii)     agree or commit to do any of the foregoing.

8.3      No Hindrance. Each Party covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it will not take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions.

8.4      Access to Information.

(a)

(i)      The Parent Parties shall afford to Contributor and its officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives (collectively, the “Representatives”), during the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article X, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Parent Parties and to their books, records, contracts and documents and shall furnish reasonably promptly to Contributor and its Representatives such information concerning their and their Subsidiaries’ respective business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Contributor.

(ii)     Contributor shall, and shall cause the HighPeak Entities to, afford to the Parent Parties and their respective Representatives, during the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article X, reasonable access, at reasonable times upon reasonable prior notice, to the officers, agents, properties, offices and other facilities of the HighPeak Entities and to their books, records, contracts and documents and shall, and shall cause the HighPeak Entities to, furnish reasonably promptly to the Parent Parties and their respective Representatives such information concerning the business, properties, contracts and records of the HighPeak Entities as may be reasonably requested, from time to time, by or on behalf of Parent or the Parent Subsidiaries.

(iii)     Each Party and its Representatives shall exercise any access rights described in clauses (i) and (ii) in such a manner as not to interfere unreasonably with the business or operations of the Person providing access or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of such other Person of their normal duties. Notwithstanding the foregoing provisions of this Section 8.4(a), (A) no Party or its Subsidiaries shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of their respective Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement and (B) no Party or its Representatives shall have access to personnel records of another Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information, the disclosure of which, in such other Party’s good faith opinion, could subject such disclosing Party or any of its Subsidiaries to risk of liability. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.4(a) for any purpose unrelated to the consummation of the Transactions.

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(b)    Each Party agrees to indemnify, defend and hold harmless each Party providing access and such Party’s Affiliates and its and their respective Representatives from any and all claims, losses, obligations and liabilities incurred by such Party providing access, its Affiliates or its or their respective Representatives arising as a result of actions taken by such indemnifying Party or its Representatives pursuant to the access rights under Section 8.4(a); provided that the foregoing indemnification shall not apply to any such claims, losses, obligations or liabilities as are caused by the willful misconduct or gross negligence of the Party providing access, its Affiliates or its or their respective Representatives.

8.5      HSR and Other Approvals.

(a)     Each of the Parties shall: (i) cooperate with each other in timely making all filings required under this Agreement to complete the Transactions, (ii) cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Entities as necessary or appropriate to consummate the Transactions, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested by such Governmental Entity. Contributor shall notify the Parent Parties if: (A) after the date of this Agreement, Contributor obtains Knowledge that any investigation or review by any Governmental Entity with respect to any HighPeak Entity is commenced or threatened, other than those the outcome of which is not reasonably expected to have, individually or in the aggregate, a HighPeak Material Adverse Effect, or (B) a HighPeak Entity receives any written communication after the date hereof from a Governmental Entity that alleges that a HighPeak Entity is not in compliance with, in all material respects, or is in default or violation, in any material respect, of, any applicable Law. Nothing in this Section 8.5(a) shall require either Party to share information reflecting the value of the Transactions or subject to any applicable privilege unless the Parties have entered into a mutually agreeable joint defense agreement.

(b)     If a filing is required by the HSR Act, the Parent Parties shall or shall cause their Ultimate Parent Entity to and Contributor shall or shall cause its Ultimate Parent Entity to: (i) as promptly as practicable and in any event no later than ten (10) Business Days after the date of this Agreement, file, or cause to be filed (and not withdraw), a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions; and (ii) use its reasonable best efforts to (A) respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and (C) avoid each and every impediment under the HSR Act with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the End Date).

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(c)     No Party shall take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

8.6      Indemnification of Directors and Officers.

(a)     Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Closing and until the six year anniversary of the Closing, the Company shall, and shall cause the Transferred Entities to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a director or officer of any Transferred Entity or is or was serving at the request of a Transferred Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of a Transferred Entity or is or was serving at the request of a Transferred Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and the Company shall, or shall cause a Transferred Entity to, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain any Parent Party’s (or a Transferred Entity’s) regularly engaged legal counsel or other counsel satisfactory to them, and the Company shall, or shall cause a Transferred Entity to, pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor accompanied by reasonable supporting documentation are received and (ii) the Company shall, and shall cause the Transferred Entities to, use their respective reasonable best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 8.6, upon learning of any such Proceeding, shall notify the Company or the applicable Transferred Entity (but the failure so to notify shall not relieve the Company from any obligations that it may have under this Section 8.6 except to the extent such failure materially prejudices the Company’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by the Company or a Transferred Entity under this Section 8.6, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by the Company (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for the Company or the Indemnified Person within the last three (3) years.

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(b)     None of the Parent Parties or any of their Subsidiaries shall, or shall permit any of their respective Subsidiaries or any Transferred Entity to, amend, repeal or otherwise modify any provision in the Organizational Documents of any Transferred Entity in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law.

(c)     The Company shall, and shall cause the Transferred Entities to, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 8.6(a), relating to the enforcement of such Indemnified Person’s rights under this Section 8.6 or under any Organizational Documents; provided that each Indemnified Person shall agree to refund all such amounts so paid by the Company if it shall ultimately be determined by a final and non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder or thereunder.

(d)     In the event that any Parent Party, any Transferred Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Parent Party or such Transferred Entity, as applicable, shall assume, or otherwise be bound by the obligations set forth in this Section 8.6. The provisions of this Section 8.6 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or expense advancement pursuant to this Section 8.6, and such Person’s heirs and Representatives.

8.7      Agreement to Defend. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

8.8      Public Announcements. The Parties shall issue a joint press release promptly following the execution of this Agreement, in form and substance mutually agreeable to the Parties. The Parties will not, and will cause their respective Representatives not to, issue any other public announcements or make other public disclosures regarding this Agreement (including with respect to the execution of this Agreement) or the transactions contemplated hereby, without the prior written approval of the Company, in the case of a public announcement by Contributor or its Representatives, or Contributor or the Contributor Representative, in the case of a public announcement by any Parent Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law (including the Proxy Statement and any offering or other documents prepared in connection with any financing by any Party); provided that such Party uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that no provision of this Agreement shall be deemed to restrict in any manner (a) any Party’s ability to communicate with its employees and financial and legal advisors in connection with the Transactions or the fact that the such Party has entered into this Agreement or (b) any Party’s ability to communicate with its equityholders and other investors (including future investors) the fact that such Party has entered into this Agreement.

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8.9      Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Parent Parties, on the one hand, and Contributor, on the other hand, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, a HighPeak Material Adverse Effect, or that would result in a breach of contract or violation of Law resulting in any loss, cost or liability to Parent Parties in excess of $1,000,000, a Contributor Material Adverse Effect, a Parent Material Adverse Effect or a Parent Subsidiary Material Adverse Effect, as the case may be, but the failure to so promptly advise in accordance with the foregoing shall not affect the rights or remedies of any Party to this Agreement. Except with respect to the HSR Act as provided in Section 8.5, and the Parent Parties, on the one hand, and Contributor, on the other hand, shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions; provided, however, that materials provided to the another Party or its outside counsel may be redacted to remove references concerning the valuation of any Party and its Subsidiaries or as necessary to address reasonable privilege concerns. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Parties and their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

8.10    Tax Matters.

(a)     Contributor shall be responsible for all Contributor Taxes.

(b)     From the date hereof until the Closing Date, Contributor shall be responsible for preparing and filing, or causing to be prepared and timely filed, all Tax Returns of the Transferred Entities that are required to be filed after the date hereof but on or prior to the Closing Date. All Tax Returns described in this Section 8.10(b) shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Contributor shall cause the Transferred Entities to pay any Taxes reflected on such Tax Returns described in this Section 8.10(b) and Contributor shall be responsible for any failure to file such Tax Returns and to make such payments.

(c)     Contributor shall prepare or cause to be prepared and file or cause to be filed (i) the final U.S. federal income Tax Return of HPK Energy (and related Schedules K-1) required to be filed for the Tax period ending on the Closing Date, and (ii) the U.S. federal income Tax Return of HPK Energy (and related Schedules K-1) for the Tax period ending on December 31, 2019.

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(d)     The Company shall prepare, or cause to be prepared, and timely file all Tax Returns required to be filed by the Transferred Entities (other than the Tax Returns set forth in Section 8.10(b) or Section 8.10(c)) which, for the avoidance of doubt, shall include any Tax Return required to be filed by the Transferred Entities after the Closing Date (other than the Tax Returns set forth in Section 8.10(c)). All Tax Returns described in this Section 8.10(d) with respect to a taxable period (or portion thereof) ending on or before the Closing Date shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). The Company shall pay or cause the Transferred Entities to pay any Taxes due with such Tax Returns described in this Section 8.10(d) and shall be responsible for any failure to file such Tax Returns and to make such payments.

(e)     The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

8.11    Transfer Taxes. The Parties do not expect any Transfer Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement. To the extent that any Transfer Taxes are assessed, such Transfer Taxes will be borne by the Company. The Parties will cooperate in good faith in the filing of any Tax Returns with respect to Transfer Taxes and with respect to minimizing, to the extent permissible under Law, the amount of any Transfer Taxes.

8.12    Tax Reporting. The Parties intend, for U.S. federal income (and applicable state and local) tax purposes, that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to the extent that the applicable requirements are otherwise satisfied, and the Merger, Business Combination and, to the extent an election to pay all cash consideration has not been made, the acquisition of the Grenadier Assets pursuant to the Grenadier PSA, together, qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code. Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of the Parties agrees not to make any tax filing or otherwise take any position inconsistent with this Section 8.12 and to cooperate with each other Party to make any filings, statements or reports required to effect, disclose or report the Transactions as described in this Section 8.12.

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8.13    The Proxy Statement and the Special Meeting.

(a)     As promptly as reasonably practicable after the date hereof, Parent and Contributor will prepare and Parent will file with the SEC a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Parent Offer (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form. Unless the Parent Board has made a Change in Recommendation in accordance with the provisions of this Agreement, the Parent Board Recommendation shall be included in the Proxy Statement. The Proxy Statement shall also include the registration of shares of Company Common Stock to be issuable as Merger Consideration, the registration of Company Warrants contemplated in Section 2.6(c) and the registration of Company Common Stock issuable upon the exercise of such Company Warrants. Parent shall provide copies of the proposed final form of Proxy Statement to Contributor such that Contributor and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Parent shall consider in good faith any comments of such Persons and shall make Parent’s Representatives available to discuss such comments with such Persons. Parent shall provide Contributor with copies of any written comments and inform Contributor of the material terms of any oral comments that Parent receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Parent and Contributor shall prepare any proposed written or material oral responses to such comments and Parent shall give Contributor a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Parent shall reasonably consider such comments in good faith. Parent will cause the Proxy Statement to be transmitted to the holders of Parent Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)     Parent will take, in accordance with applicable Law, NYSE rules, the rules of any other applicable stock exchange and the Organizational Documents of Parent, all action necessary to call, hold and convene a special meeting of holders of Parent Common Stock (including any adjournment or postponement, the “Special Meeting”) to consider and vote upon the Business Combination Proposal, as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Subject to any adjournment in accordance with this Section 8.13, Parent will convene and hold the Special Meeting not later than ten (10) Business Days following the mailing of the Proxy Statement to the holders of Parent Common Stock. Once the Special Meeting to consider and vote upon the Business Combination Proposal has been called and noticed, Parent will not postpone or adjourn the Special Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Parent Common Stock prior to the Special Meeting or (iii) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Parent Common Stock. Subject to Section 8.13(c), Parent will take all reasonable lawful action to solicit Parent Stockholder Approval of the Business Combination Proposal. Parent shall not terminate or withdraw the Parent Offer, other than in connection with the valid termination of this Agreement or with the prior written consent of Contributor.

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(c)    The Parent Board (upon the recommendation of the Special Committee) will recommend that the holders of Parent Common Stock approve the Business Combination Proposal (the “Parent Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval at the Special Meeting, the Parent Board may, based upon the recommendation of the Special Committee, withdraw, modify or qualify in any manner the Parent Board Recommendation (any such action a “Change in Recommendation”) only (i) in response to an Intervening Event and (ii) if, based on the recommendation of the Special Committee, the Parent Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Parent or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make such a Change in Recommendation pursuant to this sentence unless (A) Parent has provided to Contributor three Business Days’ (a “Notice Period”) prior written notice advising Contributor that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail (including the facts and circumstances relating to such Intervening Event (an “Intervening Event Notice”) (it being understood that such Intervening Event Notice shall not in itself be deemed a Change in Recommendation and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Intervening Event Notice)), (B) during such Notice Period, if requested by Contributor, Parent shall, and shall make available and direct its applicable Representatives to, discuss and negotiate in good faith with Contributor any proposed modifications to the terms and conditions of this Agreement and (C) following such Notice Period, the Parent Board, after taking into account any modifications to the terms of this Agreement and the Transactions to which Contributor would agree, concludes in good faith, based on the recommendation of the Special Committee, and after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Parent or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (I) change the approval of this Agreement or any other approval of the Parent Board or (II) relieve Parent of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

8.14    Cooperation on Proxy Statement and Financing Matters.

(a)     Prior to the Closing and in connection with Parent’s preparation of the Proxy Statement, any other filing required to be made by Parent with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Proxy Statement or other required filings, Contributor shall use its reasonable best efforts to provide to Parent, and shall cause each of the HighPeak Entities to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, to provide all cooperation reasonably requested by Parent that is customary in connection with the preparation of the Proxy Statement and such other filings or responses to SEC comments (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the HighPeak Entities), which reasonable best efforts shall include, among other things, obtaining the consents of any auditor to the inclusion of the financial statements of the HighPeak Entities in the Proxy Statement and other filings with the SEC. Contributor hereby consents, on behalf of itself and on behalf of the HighPeak Entities, to Parent’s use of any audited or unaudited financial statements relating to the HighPeak Entities or entities or businesses acquired by the HighPeak Entities reasonably requested by Parent to be used in the Proxy Statement and any other filings that Parent makes with the SEC.

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(b)     Prior to the Closing and in connection with any financing activities of Parent or Contributor with respect to ensuring HighPeak Assets II shall have sufficient funds to consummate the transactions contemplated by the Grenadier PSA, each Party shall use its reasonable best efforts to provide to the other Parties, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, in each case, at such requesting Party’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by such Party that is customary in connection with completing any financing activities, including (i) the proposed PIPE Investment, (ii) the Forward Purchases, (iii) any Parent Party obtaining a revolving credit facility or term loan or (v) any other financing activities permitted pursuant to Section 8.1 or Section 8.2, as applicable, and including any activities related to obtaining such consents as are required to be obtained in connection with any such financing activities (provided that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party or any of the Transferred Entities), which reasonable best efforts shall include, among other things, (A) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Transferred Entities or any Party (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of any Transferred Entities or Parent Parties) customary for such financing activities, to the extent reasonably available, (B) causing senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing activities, (C) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection any such financing activities, (D) using reasonable best efforts to obtain legal opinions reasonably requested by another Party in order to consummate such financing activities, (E) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by another Party or any financing sources of such other Party to permit the consummation of such financing activities and (F) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of any Party or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing and no Party or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any financing activities of another Party.

(c)     Any Party requesting cooperation from another Party pursuant to this Section 8.14 shall promptly, upon request by such cooperating Party, reimburse such cooperating Party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by such cooperating Party or any of its Subsidiaries in connection with the cooperation contemplated by this Section 8.14 and shall indemnify and hold harmless such cooperating Party, its Subsidiaries and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the arrangement of any financing or any stockholder, member or limited partner, as the case may be, approval process and any information used in connection therewith, except for liabilities of the cooperating Party to the extent they resulted from (i) information provided by the cooperating Party or any of its Subsidiaries containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the willful misconduct of the cooperating Party or any of its Subsidiaries.

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8.15    Reasonable Best Efforts; Notification.

(a)     Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VIII, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

(b)     The Parent Parties shall give prompt notice to Contributor, and Contributor shall give prompt notice to the Parent Parties, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Article IX not being met, or (ii) the failure by Contributor, in the case of any Parent Party, or by any Parent Party, in the case of Contributor, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification or the delay or failure to provide such notification, shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

8.16    Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX, and provision of notice thereof by Parent to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to stockholders of Parent, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein, pursuant to Section 5 of the Trust Agreement, the termination of which shall be effected in accordance with Section 5(b) thereof.

8.17    Grenadier PSA.

(a)     Prior to the Closing, Contributor shall promptly deliver to the Company and Parent any and all Audited Financials, Required Seller Information, Additional Financial Statements and Additional Information (in each case, as such term is defined in the Grenadier PSA) HighPeak Assets II or any of its Affiliates receives from Grenadier prior to the Closing. Promptly following the Closing and in any event, on the same day as the Closing, (i) the Company shall, and shall cause HighPeak Assets II and the Surviving Corporation (as successor to Parent) to, consummate the transactions contemplated by the Grenadier PSA applicable to such Persons, including (A) the Company’s contribution of Company Common Stock and Company Warrants to HPK Energy, (B) HPK Energy’s contribution of such Company Common Stock and Company Warrants to HighPeak Assets II, (C) HighPeak Assets II’s transfer to Grenadier of such Company Common Stock and Company Warrants and the cash specified in the Grenadier PSA and (D) HighPeak Assets II’s acquisition of the Grenadier Assets and (ii) the Company shall use commercially reasonable efforts to provide, or cause to be provided, any replacement credit support required by any third party with respect to the Grenadier Assets.

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(b)      For the avoidance of doubt, (i) the only representations and warranties of Contributor in this Agreement regarding the Grenadier PSA and the Grenadier Assets shall be those expressly referencing the Grenadier PSA or the Grenadier Assets, as applicable, and contained in Sections 4.2(b), 5.3(a), 5.13(a), 5.5(c) and 5.15(c) and (ii) Contributor, for itself and on behalf of each Transferred Entity, hereby disclaims any and all other representations and warranties regarding the Grenadier PSA and the Grenadier Assets.

8.18    First Amended Charter and First Amended Bylaws; Requisite Approvals. At or prior to the Merger Effective Time, the Company shall file an amended and restated certificate of incorporation with the Delaware Secretary of State in the form attached hereto as Exhibit H (the “First Amended Charter”); provided, however, that the Company shall have no obligation to file the First Amended Charter until each of the conditions to the Closing set forth in Section 9.1 and Section 9.2 have been satisfied or irrevocably waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to such conditions being reasonably expected to be satisfied at the Closing). Promptly (and in any event within twenty-four (24) hours) after the execution and delivery of this Agreement by the Parties, (a) Parent, in its capacity as the sole stockholder of the Company, shall deliver to the Company and Contributor a written consent irrevocably approving (i) this Agreement, (ii) the Transactions applicable to the Company, (iii) the First Amended Charter effective as of the Merger Effective Time, (iv) the adoption of the amended and restated bylaws of the Company in the form attached hereto as Exhibit I effective as of the Merger Effective Time and (v) the adoption of the LTIP (the “Company Stockholder Approval”), and (b) the Company, in its capacity as the sole stockholder of Merger Sub, shall deliver to Merger Sub and Contributor a written consent irrevocably approving this Agreement and the Transactions applicable to Merger Sub, including the Merger (the “Merger Sub Stockholder Approval”).

8.19    Directors and Officers of the Company. Prior to the Closing, the board of directors of the Company (the “Company Board”) shall consist of a sole director, who shall be Jack Hightower, subject to his earlier death, disability, resignation or disqualification. Until the date that is five (5) Business Days prior to the date on which the Proxy Statement becomes effective, Contributor may deliver to Parent a list of any individuals that Contributor desires to be appointed to the Company Board effective as of the Closing. Parent, the Company and the Company Board shall take all action necessary to effect the appointments timely designated by Contributor effective as of immediately prior to the Merger Effective Time and shall cause the Company Board to not contain any other individuals serving thereon as of the Closing.

8.20    Listing. The Company shall use its reasonable best efforts to cause the Merger Consideration and the Stock Consideration to be approved for listing on Nasdaq or NYSE, subject to official notice of issuance, prior to the Closing Date.

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8.21    Post-Closing Revenues and Expenses. Following the Closing, if Contributor or any Affiliate of Contributor receives revenues or proceeds that are the property of the Transferred Entities, Contributor shall cause such revenues or proceeds to be promptly delivered to the Transferred Entities. Following the Closing, if Contributor or any Affiliate of Contributor pays or receives an invoice, bill or other request or demand for payment for an amount for which the Transferred Entities are responsible or that it otherwise attributable to any of the assets or properties (including Oil and Gas Properties) of any of the Transferred Entities or that the Transferred Entities operate, then, promptly following the Company receiving written notice thereof with reasonable supporting documentation, the Company shall (or shall cause the Transferred Entities to) reimburse Contributor or its applicable Affiliate such amount or pay the applicable counterparty such amount, as applicable.

8.22    Merger of HPK Energy with and into the Surviving Corporation. Promptly after the Grenadier Closing, the Company shall cause HPK Energy to merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger and the HPK Interests being cancelled for no consideration. Upon the consummation of such merger, any Sponsor Loans between the Surviving Corporation and any of the Transferred Entities shall be immediately and automatically cancelled with no further action required by any Person.

Article IX
CONDITIONS PRECEDENT

9.1      Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)     Regulatory Approval. If applicable, any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)     No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall have been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(c)     Stockholder Approval. The Business Combination Proposal shall have been approved by the Parent Stockholder Approval at the Special Meeting and the Company Stockholder Approval and the Merger Sub Stockholder Approval shall have been obtained.

(d)     Parent Offer. The closing of the Parent Offer shall have occurred.

(e)     Minimum Available Liquidity. The amount of Available Liquidity shall not be less than $275,000,000.

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(f)     Grenadier Closing. (i) Grenadier shall be ready, willing and able to consummate the transactions under the Grenadier PSA, (ii) the conditions precedent to HighPeak Assets II’s obligations to consummate the Grenadier PSA shall have been satisfied or waived and (iii) the consummation of the transactions under the Grenadier PSA shall occur promptly following the Closing, and in any event, on the same day as the Closing.

9.2      Additional Conditions to Obligations of Contributor. The obligations of Contributor to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by Contributor, in whole or in part, to the extent permitted by applicable Law:

(a)     Representations and Warranties of the Parent Parties. (i) The representations and warranties of the Parent Parties, as applicable, set forth in Sections 6.1, 6.2(a), 6.5, 7.1, 7.2(a), 7.4 and 7.5 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), and (ii) all other representations and warranties of the Parent Parties set forth in Article VI and Article VII shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “Parent Subsidiary Material Adverse Effect” or “Parent Material Adverse Effect”) would not have, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(b)     Performance of Obligations of the Parent Parties. The Parent Parties shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by such entity under this Agreement at or prior to the Closing.

(c)     Compliance Certificate. Contributor shall have received a certificate signed by an executive officer of each of the Parent Parties, dated the Closing Date, confirming that the conditions in Sections 9.2(a) and (b) have been satisfied.

(d)     Listing. The Merger Consideration and the Stock Consideration shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof.

(e)     Parent Transferred Cash. Parent shall have transferred or as of the Closing shall transfer to Company cash or immediately available funds equal to the funds in the Trust Account (net of the Parent Stockholder Redemption Amount and payment of any Transactions Expenses of Parent), together with the net cash proceeds to Parent resulting from any issuance of Parent Class A Common Stock after the date hereof and before the Closing.

(f)     Closing Deliveries. The Parent Parties shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 3.4(c) and Section 3.4(a), respectively.

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9.3      Additional Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)     Representations and Warranties of Contributor. (i) The representations and warranties of Contributor set forth in Sections 4.1, 4.2(a), 4.5, 4.6, 5.1, 5.2 and 5.17 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of Contributor set forth in Article IV and Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date) except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “Contributor Material Adverse Effect” or “HighPeak Material Adverse Effect”) that would not have, individually or in the aggregate, a Contributor Material Adverse Effect or a HighPeak Material Adverse Effect.

(b)     Performance of Obligations of Contributor. Contributor shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)     Compliance Certificate. The Parent Parties shall have received a certificate signed by an executive officer of Contributor dated the Closing Date, confirming that the conditions in Sections 9.3(a) and (b) have been satisfied.

(d)     Closing Deliveries. Contributor shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 3.4(b).

9.4      Action by Parent. Parent shall not agree to waive, in whole or in part, any of the conditions to the Closing set forth in Section 9.1 or Section 9.3 unless the Parent Board has received the recommendation and prior approval of the Special Committee to grant any such waiver.

Article X
TERMINATION

10.1    Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)     by mutual written consent of Parent and Contributor;

(b)     by any Party:

(i)     if any Governmental Entity having jurisdiction over any Party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to the terminating Party if the failure to fulfill any material covenant or agreement under this Agreement by any Parent Party (in the case where a Parent Party is the terminating Party) or Contributor (in the case where Contributor is the terminating Party) has been the cause of or resulted in the action or event described in this Section 10.1(b)(i) occurring;

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(ii)     in the event of a breach by a Parent Party (in the case where Contributor is the terminating Party) or by Contributor (in the case where a Parent Party is the terminating Party) of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days (or such shorter number of days in the period from the date of notice of such breach as provided to the breaching party and the End Date) after the giving of written notice to the breaching Party of such breach and the basis for such notice, and the End Date (a “Terminable Breach”); provided, however, that the terminating Party and its Affiliates is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iii)     if, after the final adjournment of the Special Meeting at which a vote of Parent’s stockholders has been taken in accordance with this Agreement, the Parent Stockholder Approval has not been obtained; or

(iv)     if the Transactions shall not have been consummated on or before 5:00 p.m., Houston time, on February 21, 2020 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iv) shall not be available to the terminating Party if the failure to fulfill any material covenant or agreement under this Agreement by a Parent Party (in the case where a Parent Party is the terminating Party) or Contributor (in the case where Contributor is the terminating Party) has been the cause of or resulted in the failure of the Transactions to occur on or before such date.

10.2    Notice of Termination; Effect of Termination.

(a)     A terminating Party shall provide written notice of termination to all the other Parties specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to all the other Parties.

(b)     In the event of termination of this Agreement by Parent or Contributor as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto except with respect to this Section 10.2, Section 8.4(a), Section 8.4(b), Section 10.3 and Articles I and XI; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of a covenant, agreement or obligation hereunder.

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10.3    Expenses and Other Payments.

(a)     Upon and following consummation of the Transactions, except as otherwise provided in this Agreement, the Company shall pay all of its own expenses and the expenses of Contributor (to the extent not paid by or on behalf of Contributor prior to the Closing) and of the Parent Parties, in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, including, for the avoidance of doubt, the preparation for, entrance into and carrying out of the Grenadier PSA and any predecessor agreement thereto and the consummation of the transactions contemplated thereby (“Transaction Expenses”); provided, however, that notwithstanding anything herein to the contrary, the Parties agree and acknowledge that Contributor’s Transaction Expenses for which the Company shall be responsible shall include, without limitation, all Transaction Expenses of Contributor’s Affiliates. In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

(b)     For purposes of clarification, nothing contained in this Section 10.3 shall prevent, limit, impede or otherwise impair the ability of a Party to seek, enforce or otherwise pursue any remedy available to it pursuant to Section 11.11 at any time prior to valid termination of this Agreement pursuant to this Article X.

Article XI
GENERAL PROVISIONS

11.1     Schedule Definitions. All capitalized terms in the Contributor Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

11.2     Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II, III and XI and Sections 8.4(b), 8.6, 8.8, 8.10, 8.11, 8.12, 8.14(c), 8.16, 8.17, 8.21, 8.22, 10.3(a) and the general provisions in this Article XI will survive the Closing (the “Surviving Provisions”). After the Closing, other than as set forth in this Agreement or in any other Transaction Agreement, (i) there shall be no liability or obligation on the part of any Party hereto to any other Party (except for fraud) and (ii) no Party shall bring any claim of any nature against any other Party (other than any claim of fraud); provided, however, that nothing in this sentence shall affect the agreements of the Parties with respect to the Surviving Provisions.

11.3     Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by e-mail (but only upon confirmation of transmission); or (d) if transmitted by national overnight courier, in each case, as addressed as follows:

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(i)           if to Contributor, to:

HighPeak Energy, LP or such other Contributor
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: * * *

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan and

      Jeffery B. Floyd
Facsimile: (713) 615-5234 and (713) 615-5660
E-mail: smorgan@velaw.com and jfloyd@velaw.com

(ii)         if to the Contributor Representative, to:

HighPeak Energy Management, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: * * *

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan and

   Jeffery B. Floyd
Facsimile: (713) 615-5234 and (713) 615-5660
E-mail: smorgan@velaw.com and jfloyd@velaw.com

(iii)        if to any Parent Party, to:

Pure Acquisition Corp. or such other Parent Party
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Steve Tholen
E-mail: * * *

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with a required copy to (which copy shall not constitute notice):

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Facsimile: (713) 220-4285
E-mail: moleary@HuntonAK.com

11.4    Rules of Construction.

(a)     Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)     The inclusion of any information in the Contributor Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Contributor Disclosure Letter or the Parent Disclosure Letter, as applicable, that such information is required to be listed in the Contributor Disclosure Letter or the Parent Disclosure Letter, as applicable, that such items are material to any Party or any of its Subsidiaries taken as a whole, or that such items have resulted in a HighPeak Material Adverse Effect, Contributor Material Adverse Effect, Parent Subsidiary Material Adverse Effect or Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Contributor Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Contributor Disclosure Letter and the Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Contributor Disclosure Letter or the Parent Disclosure Letter as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Contributor Disclosure Letter or the Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)     The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Contributor Disclosure Letter or the Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

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(d)     All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” The word “or” is not exclusive unless the context otherwise requires. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

(e)     In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” means calendar days.

11.5     Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

11.6     Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of Sections 8.6, 8.21, 11.10 and 11.15 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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11.7     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE FEDERAL OR STATE COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.7.

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11.8     Severability. Each Party agrees that, should any court or other competent Governmental Entity hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent Governmental Entity for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

11.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of all the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 11.9 shall be void.

11.10     Affiliate Liability. No Affiliate or Representative of a Party or Representative of an Affiliate of a Party shall have any liability or obligation in its capacity as such to any other Party hereunder of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby (except, for the avoidance of doubt, to the extent that such Affiliate or Representative executes this Agreement or any other agreement, certificate or instrument as a principal intending to be legally bound thereby), and each Party hereby waives and releases all claims of any such liability and obligation.

11.11     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of itself and the third Party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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11.12     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties, provided, however, that in the case of obtaining Parent’s approval, prior to the Closing, of any amendments that would affect in any material respect, the Merger Consideration, the terms of the Company Warrants, the Stock Consideration, the Forward Purchase Agreement Amendment, the Stockholders’ Agreement or the First Amended Charter, the Special Committee shall first approve in writing such amendments; provided, further, that prior to the Closing, the consent of the Contributor Representative shall not be required to amend this Agreement unless such amendment would adversely affect the Contributor Representative’s rights or increase the Contributor Representative’s obligations hereunder. Once Parent Stockholder Approval is received, the Parties agree that no amendment or modification may be made to this Agreement that would, by Law, require another vote of the stockholders of Parent without first obtaining the approval of Parent’s requisite stockholders.

11.13     Extension; Waiver. At any time prior to the Closing, the Company and Contributor may, to the extent legally allowed:

(a)     extend the time for the performance of any of the obligations or acts of the other Parties hereunder;

(b)     waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto; or

(c)     waive compliance with any of the agreements or conditions of the other Parties contained herein.

Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party hereto to any such extension or waiver shall be effective or enforceable unless set forth in an instrument in writing signed on behalf of such Party.

11.14     Trust Account Waiver. Contributor acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination (as defined in Parent’s Organizational Documents). Contributor further acknowledges that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. For and in consideration of the Parent Parties entering into this Agreement, Contributor hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with any Parent Party; provided that (a) nothing herein shall serve to limit or prohibit Contributor’s right to pursue a claim against any Parent Party pursuant to this Agreement for legal relief against monies or other assets of any Parent Party held outside the Trust Account or, subject to Section 11.11, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that Contributor may have in the future pursuant to this Agreement against the assets or funds of any Party hereto or any of their respective Subsidiaries that are, in each case, not held in the Trust Account.

82

11.15     Releases.

(a)     Contributor hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its Controlled Affiliates (other than the Transferred Entities) and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against the Parent Parties, each of their respective Subsidiaries and past, present and future equityholders, Affiliates and Representatives (collectively, the “Parent Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Contributor or any of its Related Persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Transferred Entities or their respective businesses, arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in any Parent Party or any of their respective Subsidiaries or any distributions or payments (as consideration of services or otherwise) from any Parent Party or any of their respective Subsidiaries by reason of any matter, cause or thing whatsoever other than (i) the applicable Surviving Provisions, (ii) any obligations owed to any officer, director, manager, employee or consultant pursuant to the Organizational Documents of any of the Transferred Entities or any Employee Benefit Plan or any other compensation or retention arrangement by any Transferred Entity, any Parent Party or any of their respective Subsidiaries and (iii) any obligations under any of the other Transaction Agreements (the “Contributor Released Claims”). Contributor agrees not to, and to cause its Related Persons not to, assert any Proceeding against any Parent Party, Parent Related Person or Transferred Entity with respect to Contributor Released Claims. Contributor agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy (including any such rights and remedies contained in the Organizational Documents of the Transferred Entities) against any Parent Party, Parent Related Person or Transferred Entity in connection with any liability for any Contributor Released Claim. Notwithstanding anything herein to the contrary, this Section 11.15(a) shall not impose any restrictions or limitations on the ability of Contributor (or any of its Related Persons) to exercise or assert any rights or remedies against any Parent Party, Parent Related Person or Transferred Entity that may arise as a result of the ownership by Contributor or its Related Persons of any Interests in any Parent Party, Parent Related Person or Transferred Entity from and after the Closing.

83

(b)     Each Parent Party hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its Related Persons (including the Transferred Entities), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against Contributor and its past, present and future equityholders, Affiliates and Representatives (other than the Transferred Entities) (collectively, the “Contributor Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such Parent Party or any of their Related Persons (including the Transferred Entities) has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Transferred Entities, their respective businesses or assets and properties or the ownership or operation thereof, including pursuant to the Organization Documents thereof (and any breaches thereof), arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than the applicable Surviving Provisions (the “Parent Released Claims”). Each Parent Party agrees not to, and to cause its Related Persons not to, assert any Proceeding against Contributor or any Contributor Related Person with respect to any Parent Released Claim. Each Parent Party agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy against Contributor or any Contributor Related Person in connection with any liability to which a Parent Party or any of their respective Related Persons may become subject for any Parent Released Claim. Notwithstanding anything herein to the contrary, this Section 11.15(b) shall not impose any restrictions or limitations on the ability of any Parent Party or any of their respective Subsidiaries to exercise or assert any rights or remedies against Contributor or any Contributor Related Person that may arise as a result of the ownership by Contributor or any Contributor Related Person of any Interests in any Parent Party, Parent Related Person or Transferred Entity from and after the Closing.

(c)     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, LOSS OF A BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE AS A RESULT OF, RELATING TO OR ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, OR WHETHER OR NOT THE PERSON AT FAULT KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGE WOULD BE LIKELY SUFFERED.

11.16     Contributor Representative.

(a)     Each Contributor hereby designates and appoints the Contributor Representative, and the Contributor Representative hereby agrees to serve, as agent and attorney-in-fact, for each Contributor (together with their respective successors and assigns, the “Represented Persons”), with full power and authority to take any and all actions that the Contributor Representative believes are necessary or appropriate to consummate the Transactions or otherwise take such actions as are provided herein, for and on behalf of the Represented Persons as fully as if each Represented Person was acting on its own behalf, including full power and authority on such Represented Person’s behalf to:

(i)      negotiate, defend, dispute, contest, assert, compromise and settle all claims and matters arising under this Agreement;

84

(ii)      interpret all of the terms and provisions of this Agreement and each other Transaction Agreement;

(iii)     negotiate, consent to, execute and deliver any amendment, waiver or consent of or under this Agreement;

(iv)     authorize, negotiate, compromise, settle, agree to and otherwise handle any adjustments to the Unadjusted Shares under this Agreement;

(v)      agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Entities and awards of arbitrators with respect to any claims for indemnification against any Parent Party, in each case, relating to this Agreement;

(vi)     agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Entities;

(vii)   make, execute, and deliver all other contracts, orders, receipts, notices, requests, instructions, certificates, letters and other writings as the Contributor Representative may deem necessary and proper in connection with Contributor’s obligations under this Agreement or any other Transaction Agreement, or to effect any of the foregoing;

(viii)    give and receive notices and communications under this Agreement;

(ix)     take any and all other actions specified or contemplated by this Agreement, and to engage counsel, accountants or other agents in connection with the foregoing matters; and

(x)      take all actions that are either (A) necessary or appropriate in the judgment of the Contributor Representative for the accomplishment of the foregoing or (B) specifically mandated by this Agreement, in each case, in accordance with the terms of this Agreement or in furtherance of the Transactions;

provided, however, that the Contributor Representative (acting as such) shall not take any action or enter into any agreements or settlements, without the prior written consent of any applicable Represented Person that would (x) disproportionately and adversely affect such Represented Person in relation to any other Represented Person or (y) result in any liability to a Represented Person other than liabilities contemplated in Section 3.2(e)(iv) to be satisfied out of shares of Company Common Stock. Notices or communications to or from the Contributor Representative shall constitute notice to or from the Represented Persons for all purposes under this Agreement except where the context otherwise requires. The Contributor Representative shall provide notices or communications received by it on behalf of the Represented Persons promptly and in any case no more than three (3) Business Days after receipt.

85

(b)     A decision, act, consent or instruction of the Contributor Representative in accordance with the terms of this Agreement constitutes a decision, act, consent or instruction, as applicable, of the Represented Persons (except where the context otherwise requires or the consent of the Represented Persons is required and has not been obtained) and is final, binding and conclusive upon the Represented Persons, and any Person dealing with the Contributor Representative is entitled to rely on such decision, act, consent or instruction of the Contributor Representative as being the decision, act, consent or instruction of the Represented Persons.

(c)     This appointment and grant of power and authority by the Represented Persons to the Contributor Representative pursuant to this Section 11.16 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Contributor or by operation of Laws, whether upon the death or incapacity of any Contributor, or by the occurrence of any other event.

(d)     The Company shall pay, including by advancing, all reasonable out-of-pocket costs and expenses of the Contributor Representative, subject to reasonable supporting documentation provided by the Contributor Representative to the Company. The Contributor Representative will have no liability to any Party, or any Party’s respective successors or assigns, with respect to actions taken or omitted to be taken in the Contributor Representative’s capacity as the Contributor Representative.

(e)     Notwithstanding anything in this Agreement to the contrary, the Contributor Representative shall be considered a Party for purposes of this Article XI.

11.17     Several But Not Joint Liability. Notwithstanding anything herein to the contrary, the obligations of HighPeak I, HighPeak II, HighPeak III and HPK Energy GP under this Agreement shall be several but not joint, regardless of the use of the Contributor to refer to all of them in any given Section hereto, and each Contributor shall be then responsible for breaches of its own covenants, representations and warranties. In the event there are any breaches by more than one Contributor of any covenants, representations or warranties of Contributor hereunder, each breaching Contributor’s liability for damages for such breach shall be limited to such Contributor’s pro rata share of such breach (based on its Contributor Percentage Interest as it relates to the sum of the Contributor Percentage Interests of all Contributors in breach).

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party hereto has executed this Agreement as of the date first written above.

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:      General Partner

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:    HighPeak Energy GP II, LLC

Its:     General Partner

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:    HighPeak Energy GP III, LLC

Its:     General Partner

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

HPK ENERGY, LLC

By:       /s/ Jack Hightower

Name:  Jack Hightower

Title:    Chief Executive Officer

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

Solely for limited purposes specified herein: HIGHPEAK ENERGY MANAGEMENT, LLC By: /s/ Jack Hightower Name: Jack Hightower Title: Chief Executive Officer

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

PURE ACQUISITION CORP.

By:       /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:       /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:       /s/ Steven W. Tholen

Name:  Steven W. Tholen

Title:    Chief Financial Officer

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

Annex B

CONTRIBUTION AGREEMENT

AMONG

GRENADIER ENERGY PARTNERS II, LLC

AS CONTRIBUTOR,

HIGHPEAK ENERGY ASSETS II, LLC

AS ACQUIROR,

PURE ACQUISITION CORP.

AS PURE

AND

HIGHPEAK ENERGY, INC.

AS HIGHPEAK ENERGY

NOVEMBER 27, 2019

i

ii

iii

iv

EXHIBITS

Exhibit A	Assets
Exhibit A-1	Leases and Lands
Exhibit A-2	Reversionary Interests
Exhibit A-3	Units
Exhibit A-4	Easements
Exhibit B	Wells, DSUs, WI/NRI, Interval/Zones/Formations and Allocated Values
Exhibit C	Contracts
Exhibit D	Omitted
Exhibit E	Escrow Agreement
Exhibit F	Assignment, Conveyance and Bill of Sale
Exhibit G	Transition Agreement
Exhibit H	Knowledge of Contributor
Exhibit I	Non-Competition Agreement
Exhibit J	Form of Ratification and Joinder to Agreement
Exhibit K	Form of Registration Rights Agreement
Exhibit L	Knowledge of Acquiror Parties
Exhibit M	HighPeak Energy Private Placement Warrant

SCHEDULES

Schedule 1.02(a)	Excluded Fee Minerals
Schedule 1.02(k)	Excluded Permits
Schedule 4.08(d)	Insurance
Schedule 5.06	Taxes
Schedule 5.07	Environmental Matters
Schedule 5.08	Violations and Defaults
Schedule 5.09	Litigation
Schedule 5.10	Leases
Schedule 5.12	Oil and Gas Operations

v

Schedule 5.13(b)	Hydrocarbon Sales Agreements Notifications
Schedule 5.14	Affiliate Transactions
Schedule 5.15	Gas Imbalances
Schedule 5.16	Preferential Rights and Consents
Schedule 5.17	Unplugged Wells
Schedule 5.18	Operations
Schedule 5.19	Area of Mutual Interest and Other Agreements
Schedule 5.20	Permits
Schedule 5.22	Bonds and Letters of Credit
Schedule 5.23	Suspense Accounts
Schedule 5.24	Labor; Employee Benefits
Schedule 5.25	Liens; Hedges
Schedule 6.11(d)(ii)(I)	Capitalization and Assets
Schedule 7.08	Additional Financial Statements
Schedule 12.01(k)	Certain Additional Retained Obligations
Schedule 15.25(cccc)	Subject Formation

vi

Defined Terms

Defined Term	Reference

AAA	Section 14.02(a)
Acquiror	Preamble
Acquiror Benefit Operations	Section 10.02(a)(v)
Acquiror Employer	Section 7.11(a)
Acquiror Entity	Section 15.25
Acquiror Indemnitees	Section 12.04
Acquiror Non-Recourse Person	Section 15.22(b)
Acquiror Party Material Adverse Effect	Section 15.25
Acquiror’s Environmental Consultant	Section 4.08(a)
Acquiror’s Environmental Review	Section 4.08(a)
Acquisition Price	Section 2.01(a)(iv)
Acquisition Price Adjustments	Section 10.02(e)
Additional Financial Statements	Section 7.08(b)
Additional Information	Section 7.08(b)
AFE’s	Section 5.18
Affiliate	Section 5.14
Affiliate Contracts	Section 5.14
Aggregate Deductible	Section 4.12
Agreement	Preamble
Allocated Values	Section 2.03
Allocation	Section 2.04
Approved Oil and Gas Leases	Section 15.25
Asset Taxes	Section 10.06(i)(i)
Assets	Section 1.02
Assignment	Section 4.05
Associated Assets	Section 4.11(b)
Assumed Obligations	Section 12.02
Audited Financials	Section 7.08(a)
Available Debt Proceeds	Section 15.25
Available Financing Proceeds	Section 15.25
Available Liquidity	Section 15.25
Benefit Plan	Section 7.11(f)
Business Combination Proposal	Section 15.25
Business Day	Section 2.02(a)
CERCLA	Section 4.09(d)
Certificate of Merger	Section 15.25
Claim	Section 12.05(b)
Claim Notice	Section 12.05(b)
Closing	Section 10.01
Closing Date	Section 10.01
Closing Payment	Section 15.25
Closing Statement	Section 10.03(b)
COBRA Beneficiaries	Section 7.11(e)
COBRA Coverage	Section 7.11(e)
Code	Section 10.06(i)(ii)
Confidentiality Agreement	Section 11.02
Contemplated Business Combination Transactions	Section 15.25
Contracts	Section 1.02(i)
Contributor	Preamble
Contributor Consultants	Section 5.24(c)
Contributor Employees	Section 15.25
Contributor Indemnitees	Section 12.03
Contributor Non-Recourse Person	Section 15.22(a)
Contributor Responsibility Operations	Section 10.02(b)(vii)

vii

DEFINED TERMS
(CONTINUED)

Defined Term	Reference

Contributor Taxes	Section 10.06(i)(iv)
Credit Support	Section 5.22
Creditors’ Rights	Section 15.25
Cure Period	Section 4.04(d)
Customary Consent	Section 15.25
Defect	Section 15.25
Defect Escrow Amount	Section 15.25
Defect Threshold	Section 4.12
Defect Value	Section 15.25
Defect Value Total	Section 4.12
Defects Deadline	Section 4.03(a)
Defects Notice	Section 4.03(a)
Deposit	Section 2.02(a)
DGCL	Section 15.25
Dispute	Section 14.01(a)
Documents	Section 15.03
DOJ	Section 7.09
DSU	Section 15.25
DTPA	Section 15.20
Easements	Section 1.02(f)
Effective Time	Section 3.01
Employee	Section 15.25
Employment Laws	Section 15.25
Encumbrances	Section 15.25
Environmental Defect	Section 4.09(a)
Environmental Defect Value	Section 4.09(e)
Environmental Information	Section 4.08(b)
Environmental Laws	Section 4.09(d)
Environmental Liabilities	Section 15.25
ERISA	Section 5.24(d)
ERISA Affiliate	Section 15.25
Escrow Agent	Section 2.02(a)
Escrow Agreement	Section 2.02(a)
Examination Period	Section 4.01(a)
Exchange Act	Section 7.08(b)
Excluded Assets	Section 1.02
Excluded Debt	Section 15.25
Excluded Records	Section 15.25
Execution Date	Preamble
Extra Lease	Section 10.09(b)
FTC	Section 7.09
Final Statement	Section 10.04(b)
Final Settlement Date	Section 10.04(a)
Forward Purchase Agreement	Section 15.25
Forward Purchase Agreement Amendment	Section 15.25
Forward Purchases	Section 15.25
Fundamental Representation	Section 15.25
G&G Data	Section 1.02(l)
GAAP	Section 15.25
Gas Imbalance	Section 10.02(c)
Good and Defensible Title	Section 4.02
Governmental Authority	Section 4.09(b)
Hard Consent	Section 4.07
Hazardous Material	Section 4.09(c)
Hedges	Section 15.25
HighPeak Energy Common Stock	Section 15.25
HighPeak Energy Entity	Section 15.25
HighPeak Energy Preferred Stock	Section 15.25

viii

DEFINED TERMS
(CONTINUED)

Defined Term	Reference

HighPeak Energy Private Placement Warrants	Section 15.25
HighPeak Energy Stock	Section 15.25
HighPeak Energy Stockholder Approval	Section 15.25
HighPeak Energy Warrants	Section 15.25
Hire Date	Section 7.11(a)
Hired Employees	Section 7.11(a)
HPK Business Combination Agreement	Section 15.25
HPK Business Combination Transactions	Section 15.25
HPK Business Combination Transactions Documents	Section 15.25
HPK Combination Closing	Section 15.25
HPK Contributors	Section 15.25
HPK Stock Consideration	Section 15.25
HSR Act	Section 7.09
Hydrocarbon Sales Agreement	Section 5.13
Hydrocarbons	Section 1.02(h)
Incentive Payment	Section 10.02(a)(iv)
Income Taxes	Section 10.06(i)(iii)
Indebtedness	Section 15.25
Indemnified Party	Section 12.05(a)
Indemnifying Party	Section 12.05(a)
Indemnity Deductible	Section 12.06(b)
Independent Arbitrator	Section 14.01(a)
Interest	Section 15.25
Interim Period	Section 7.01(a)
Intervening Event	Section 15.25
Knowledge of Acquiror Parties	Exhibit L
Knowledge of Contributor	Exhibit H
Lands	Section 1.02(a)
Laws	Section 15.25
Leases	Section 1.02(a)
Losses	Section 12.03
LTIP	Section 15.25
M&A Qualified Beneficiaries	Section 7.11(e)
Material Adverse Effect	Section 8.01
Mcf	Section 10.02(c)
Net Revenue Interest	Section 4.02(a)
Non-Competition Agreement	Section 7.10
Non-Fundamental Representations	Section 15.25
NORM	Section 4.09(a)
Notice of Disagreement	Section 10.04(a)
NYSE	Section 15.25
Offer	Section 15.25
Offer Document	Section 15.25
Offered Employees	Section 7.11(a)
Organizational Documents	Section 15.25
Outside Date	Section 11.01(d)
Party	Preamble
Permits	Section 1.02(g)
Permitted Encumbrances	Section 4.05
Person	Section 15.25
Personal Property	Section 1.02(h)
Phase II	Section 4.08(a)
PIPE Investment	Section 15.25
Proceeding	Section 15.25
Properties	Section 1.02(e)
Property Costs	Section 15.25
Public Stockholders	Section 7.17(a)
Pure Class A Common Stock	Section 15.25
Pure Class B Common Stock	Section 15.25
Pure Common Stock	Section 15.25
Pure Parties	Section 15.25
Pure Private Placement Warrants	Section 15.25
Pure Stockholder Approval	Section 15.25
Pure Stockholder Redemption Amount	Section 15.25
Pure Trust Account	Section 15.25
Pure Trust Agreement	Section 15.25
Records	Section 1.02(j)
Pure Warrants	Section 15.25
Registration Rights Agreement	Section 10.07(l)
Rejected Oil and Gas Leases	Section 15.25
Remediate	Section 15.25

ix

DEFINED TERMS
(CONTINUED)

Defined Term	Reference

Required Contributor Information	Section 7.08(a)
Retained Obligations	Section 12.01
Reversionary Interests	Section 1.02(b)
Royalties	Section 15.25
Rules	Section 14.02(a)
SCADA	Section 1.02(n)
SEC	Section 7.08(b)
SEC Documents	Section 7.08(b)
Securities	Section 15.25
Securities Act	Section 7.08(b)
Share Price	Section 15.25
Sponsor	Section 15.25
Straddle Period	Section 10.06(i)(v)
Subject Formation	Section 15.25
Subject Interest	Section 1.02(a)
Subsidiary	Section 15.25
Suspense Accounts	Section 10.02(b)(viii)
Takeover Laws	Section 15.25
Target Closing Date	Section 10.01
Tax Return	Section 10.06(i)(vii)
Taxes	Section 10.06(i)(vi)
Third Amended and Restated Certificate of Incorporation	Section 15.25
Title Benefit	Section 4.13
Title Benefit Value	Section 4.15
Title Benefits Notice	Section 4.14
Title Defect	Section 4.02
Title Defect Exclusions	Section 15.25
Title Defect Value	Section 4.03(b)
Transaction Documents	Section 15.25
Transaction Expenses	Section 15.25
Transactions	Section 15.25
Transfer Taxes	Section 10.06(i)(viii)
Transferred Entities	Section 15.25
Transition Agreement	Section 10.07(g)
Trustee	Section 15.25
Union	Section 5.24(b)
Unit	Section 1.02(e)
Wells	Section 1.02(d)
Working Interest	Section 4.02(b)

x

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into November 27, 2019 (the “Execution Date”), by and among Grenadier Energy Partners II, LLC, a Delaware limited liability company (“Contributor”), HighPeak Energy Assets II, LLC, a Delaware limited liability company (“Acquiror”), Pure Acquisition Corp., a Delaware corporation (“Pure”), and HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”) and Acquiror, Pure, HighPeak Energy and Contributor are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.” Acquiror, Pure and HighPeak Energy are collectively referred to herein as the “Acquiror Parties”, and are sometimes referred to individually as a “Acquiror Party.” Any references herein to “Acquiror” shall be deemed to included Acquiror, Pure and HighPeak Energy for the purposes of any and all post-closing obligations and liabilities of Acquiror hereunder and for the delivery and receipt of any and all notices, elections or waivers hereunder. Any references in any exhibits or schedules attached hereto to “Purchase and Sale Agreement between HighPeak Energy Assets II, LLC, as Buyer and Grenadier Energy Partners II, LLC, as Seller” shall be deemed to refer to this Agreement.

W I T N ES S E T H:

WHEREAS, Contributor and Acquiror entered into that certain Purchase and Sale Agreement dated June 17, 2019 (“Original Execution Date”), as such was amended pursuant to that certain First Amendment to Purchase and Sale Agreement dated August 16, 2019 (as amended, the “Original Agreement”), pursuant to which Contributor agreed to sell to Acquiror, and Acquiror agreed to purchase from Contributor, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set therein;

WHEREAS, the Parties desire to amend, restate and replace the Original Agreement in its entirety effective as of the Execution Date on the terms set forth herein;

WHEREAS, Acquiror is a wholly-owned Subsidiary of HPK Energy, LP, a Delaware limited partnership;

WHEREAS, immediately following the HPK Business Combination Transactions (as hereinafter defined), Acquiror will be an indirect wholly-owned Subsidiary of HighPeak Energy and treated as an entity disregarded as separate from HighPeak Energy for U.S. federal income tax purposes;

WHEREAS, pursuant to that certain Business Combination Agreement dated as of November 27, 2019 (as may be amended from time-to-time after Contributor’s prior written consent (the “HPK Business Combination Agreement”)) by and among (a) Pure, (b) HighPeak Energy, (c) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HighPeak Energy (“Merger Sub”), (d) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (e) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (f) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (g) HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “HPK Contributors”) and the general partner of HPK Energy, LP, a Delaware limited partnership (“HPK”), and an affiliate of HighPeak Pure Acquisition, LLC, a Delaware limited liability company (Pure’s “Sponsor”) and, (h) solely for limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “HPK Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) Merger Sub will merge with and into Pure, with Pure surviving as a wholly-owned subsidiary of HighPeak Energy, (ii) each outstanding share of Pure Class A Common Stock and Pure Class B Common Stock will be converted into the right to receive one share of HighPeak Energy Common Stock, (iii) the HPK Contributors will contribute to HighPeak Energy all of the partnership interests in HPK and will directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of common stock of HighPeak Energy (and cash in lieu of fractional shares, if any), (iv) all Sponsor loans, if any, will be cancelled and (v) HighPeak Energy will contribute all of the partnership interests in HPK to Pure;

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WHEREAS, unless the election in Section 2.01(b)(i) is made by Acquiror, immediately following the HPK Business Combination Transactions and as part of the same integrated transaction as the HPK Business Combination Transactions (such that neither the Transactions nor the HPK Business Combination Transactions shall occur without the other) Contributor shall contribute and assign to Acquiror, and Acquiror shall acquire all of the Assets, in exchange for newly issued shares of HighPeak Energy Common Stock, cash, and HighPeak Energy Warrants, as set forth herein;

WHEREAS, unless the election in Section 2.01(b)(i) is made by Acquiror, the Parties intend, for U.S. federal income tax purposes, that the Contemplated Business Combination Transactions, taken together, qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code;

WHEREAS, in connection with the acquisition of the Assets by Acquiror and, unless the election in Section 2.01(b)(i) is validly made by Acquiror, the consummation of the Contemplated Business Combination Transactions, Pure is required to provide an opportunity for its Public Stockholders (as hereinafter defined) to have their shares of Pure Class A Common Stock (as defined hereinafter) redeemed on the terms and subject to the conditions and limitations set forth in the applicable Pure Organizational Documents (as defined hereinafter) (the “Offer”); and

WHEREAS, the Parties acknowledge that in connection with the issuance by Acquiror to Contributor of the newly issued shares of HighPeak Energy Common Stock described in Section 2.01(a)(iii), certain holders of Pure Class B Common Stock will have previously forfeited for no consideration 760,000 shares of Pure Class B Common Stock that would have been exchanged for a corresponding number of shares of HighPeak Energy Common Stock in connection with the HPK Business Combination Transactions.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, the Parties hereby amend and restate the Original Agreement in its entirety and agree as follows:

Article I

Assets

Section 1.01     Agreement to Contribute and Acquire. Subject to and in accordance with the terms and conditions of this Agreement, Contributor agrees to contribute, assign, transfer, convey and deliver the Assets to Acquiror, and Acquiror agrees to receive, accept and acquire the Assets from Contributor as of the Effective Time.

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Section 1.02     Assets; Excluded Assets. The term “Assets” shall mean, except for the Excluded Assets (defined below), all of Contributor’s right, title and interest, whether legal or equitable, in and to the following:

(a)     all oil, gas and/or mineral leases, subleases, and other leasehold interests located in Howard County, Texas, including, without limitation those described or referred to in Exhibit A-1 attached hereto, together with all amendments, supplements, renewals, extensions or ratifications thereof, as well as overriding royalties, net profits interests, production payments and other similar leasehold interests (collectively, the “Leases”), all surface rights and estates, and all water rights associated therewith, and all oil, gas and/or mineral leasehold interests (the “Lands”) and all Leases and Lands related to the Wells (defined below) (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)     all reversionary, back-in, net profits, carried, convertible, non-consent, operating rights and other interests in, incident to or appurtenant to the Subject Interests, Lands or Wells described on Exhibit A-2 (collectively, the “Reversionary Interests”);

(c)    (i) all rights to use and occupy the surface of and the subsurface depths under the Subject Interests, insofar only as such rights pertain to the Subject Interests; (ii) all rights in any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons produced after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)     all wells (including, without limitation, any oil, gas, water, CO2 or injection wells, groundwater wells or other wells) located on the Lands or on lands with which the Subject Interests may have been pooled, communitized, allocated or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal) to the extent such interests constitute, or are allocated or attributable to the Subject Interests, including, without limitation, the wells described in Exhibit B attached hereto (such wells, together with the behind pipe, proved developed nonproducing, proved undeveloped and unproved wells, and including, without limitation, any allocation wells or production sharing agreement wells or well locations identified on Exhibit B, and those wells described in Sections 10.02(a)(v) and 10.02(b)(vii), all being collectively called the “Wells”);

(e)     all pooled, communitized or unitized acreage to the extent such interests constitute, or are allocated or attributable to the Subject Interests, together with all of Contributor’s rights, titles and interests in, to and under any units described in Exhibit A-3 attached hereto, to the extent such interests constitute, or are allocated or attributable to the Subject Interests described in Exhibit A-3 (including, without limitation, those units with respect to Wells currently being drilled or completed) (collectively, the “Units”), and all tenements, hereditaments and appurtenances belonging to the Units (and, together with the Units, Leases, Subject Interests, Reversionary Interests, and Wells, the “Properties”);

(f)     all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests and estates appurtenant to and used or useful in connection with the Properties (collectively, the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A-4 attached hereto;

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(g)     all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals, authorizations and other similar rights and privileges appurtenant to or obtained by Contributor for ownership or operation of the Properties or the Easements (collectively, the “Permits”);

(h)     all personal property, equipment, fixtures, inventory and improvements located on and used or useful in connection with the Properties or the Easements or with the production, treatment, gathering, transportation, compression, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, the “Personal Property”);

(i)     all contracts, agreements and other written agreements described in Exhibit C attached hereto, and all other contracts and agreements, including, without limitation, all production sales contracts, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, produced water disposal agreements, water supply agreements and other agreements, but only to the extent the same relate to the Properties, the Easements, the Permits, the Personal Property or the G&G Data (defined below) (collectively, the “Contracts”; provided, however, “Contracts” shall not include Leases or any other instruments constituting Contributor’s chain of title to the Properties, Easements or other Assets, but for the sake of clarity, joint operating agreements and unit operating agreements shall be considered part of “Contracts”);

(j)     originals of all books, records, files, muniments of title, reports and similar documents and materials to the extent they relate to the foregoing interests and that are in the possession or control of, or maintained by, Contributor, including, without limitation, all contract files, title files, title records, title opinions, abstracts, property ownership reports, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records, production records, Asset Tax records and operational records (excluding, in each case, the Excluded Records), provided, that (i) if Contributor does not possess originals of the foregoing, Contributor shall provide copies of any of the foregoing, (ii) Contributor shall retain originals of all Asset Tax records and shall provide copies thereof to Acquiror, and (iii) if any of the foregoing pertain to properties not comprising the Subject Interests, Properties or the Wells, Contributor may provide copies of any of the foregoing (collectively, the “Records”);

(k)     to the extent assignable, all claims, rights and causes of action including, without limitation, insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance and causes of action for breach of warranty, against unaffiliated third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action relate to or cover any Assumed Obligations and where necessary to give effect to the assignment of such rights, claims and causes of action, Contributor grants to Acquiror the right to be subrogated to such rights, claims and causes of action, save and except to the extent any such Losses or claims constitute Excluded Assets or Retained Obligations for which Contributor has an indemnity obligation to Acquiror pursuant to this Agreement and claims related to the Retained Obligations;

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(l)     all geological, geophysical and seismic data (including, without limitation, raw data and interpretive data whether in written or electronic form), and reservoir information, insofar only as it pertains to the Properties, other than Excluded Assets or such data which cannot be transferred without the consent of or payment to any third party (collectively, the “G&G Data”);

(m)     all rights, benefits, and liabilities arising from or in connection with any Gas Imbalances or pipeline imbalances attributable to Hydrocarbons produced from the Wells or allocable to the Properties as of or after the Effective Time, together with all of the oil and liquid Hydrocarbons that was produced from the Properties and which was, on the Effective Time and to the extent the Acquisition Price was adjusted for such volumes stored in tanks (above the pipeline or tank connections or in the pipelines as linefill or pad gas) included in the Assets;

(n)     to the extent assignable, all Supervisory Control and Data Acquisition (“SCADA”) equipment that is associated with the Assets, personal computer equipment, and communication equipment (including licensed and unlicensed radios located on the Leases, Units, and Easements); and

(o)     any leases, properties or interests for which there is an adjustment to the Acquisition Price under Section 10.02(a)(iv) below.

SAVE AND EXCEPT, there is excepted and excluded from the Assets, all of Contributor’s right, title and interest in and to the following (the “Excluded Assets”):

(a)     all fee minerals, mineral servitudes, non-participating royalty interests, lessor royalties, and executive rights, including those as set forth on Schedule 1.02(a) or the instruments detailed therein;

(b)      (i) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Contributor’s interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time, all of the preceding regardless of when actually paid or received; except, in each such case, to the extent related to the Assumed Obligations;

(c)     all corporate, financial, and Tax (other than Asset Tax) records of Contributor; however, Acquiror shall be entitled to receive copies of any financial records which directly relate to the Assets, or which are necessary for Acquiror’s ownership, administration, or operation of the Assets;

(d)     all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons;

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(e)     all claims of Contributor for refund of or loss carry forwards with respect to Contributor Taxes;

(f)     all amounts due or payable to Contributor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(g)     all of Contributor’s proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

(h)     all of Contributor’s leased or owned automobiles and trucks;

(i)     all rights of Contributor under Contracts attributable to periods before the Effective Time insofar as such rights relate to Retained Obligations or other liabilities or Losses that Contributor retains under this Agreement or is required to indemnify any Acquiror Indemnitee hereunder;

(j)     rights to conduct joint interest audits or other audits of costs attributable to the ownership or operation of the Assets and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business incurred before the Effective Time, and to receive costs and revenues in connection with such audits, in each case to the extent Contributor is responsible for such costs under this Agreement;

(k)     Contributor’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Contributor’s business generally as reflected in Schedule 1.02(k);

(l)     any contracts or commitments relating to borrowed money of Contributor or its Affiliates, as well as any mortgages, deeds of trust, security agreement or other instruments or agreements securing or guarantying any portion of such indebtedness of Contributor or its Affiliates;

(m)     any rights, liabilities or obligations in, related to, or under any Benefit Plans sponsored, maintained or contributed to by Contributor or any of its ERISA Affiliates;

(n)     rights or obligations in, to, or under any contracts or agreements of any kind between Contributor or any Affiliate of Contributor with any Contributor Employee or Contributor Consultant, except as may be specifically described in Exhibit C;

(o)     any Contributor’s Hedges;

(p)     all offices and office leases, computers, servers, phones, office supplies, furniture, inventory and related personal effects located off the Lands or only temporarily located on the Lands;

(q)     all rights relating to existing claims and causes of action for which Contributor has an indemnity obligation to Acquiror pursuant to this Agreement or which are related to the Retained Obligations, including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance, that may be asserted against an unaffiliated third person, except to the extent such Losses, rights and claims are attributable to or constitute the obligations or liabilities assumed by Acquiror hereunder or for which Contributor is required to indemnify any Acquiror Indemnitee hereunder;

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(r)     claims and rights as to unreimbursed Property Costs, costs and expenses (including prepaid insurance costs, bonuses, and rentals) borne or paid by Contributor or its Affiliates (in their capacity as operator) that are chargeable to the Working Interest of third party non-operators of the Assets under Contracts attributable to periods prior to the Effective Time, to the extent Contributor has not otherwise received an adjustment to the Acquisition Price for the same under this Agreement;

(s)     all audit rights and claims for reimbursements from third parties (other than to the extent related to Assumed Obligations) for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Laws covering periods prior to the Effective Time or for which Contributor is, in whole or in part, entitled to receive under Section 10.02;

(t)     any Rejected Oil and Gas Leases and Assets excluded pursuant to Section 4.06, Section 4.07, Section 4.08(a), Section 4.11(b) and Section 13.05; and

(u)     the Excluded Records.

Article II

Acquisition Price

Section 2.01     Acquisition Price.

(a)     In consideration for the contribution of the Assets Acquiror shall pay or issue, as applicable, to Contributor the following:

(i)      FOUR HUNDRED SIXTY FIVE MILLION DOLLARS AND 00/100 ($465,000,000.00) in cash (the “Cash Acquisition Price”)

(ii)     FIFTEEN MILLION (15,000,000) newly issued shares of HighPeak Energy Common Stock;

(iii)   SEVEN HUNDRED AND SIXTY THOUSAND (760,000) newly issued  shares of HighPeak Energy Common Stock (such shares together with the shares described in Section 2.01(a)(ii), the “HighPeak Energy Common Stock Acquisition Price”); and

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(iv)     TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) HighPeak Energy Private Placement Warrants, which are to be issued by HighPeak Energy pursuant to the Warrant Agreement (as defined in the HPK Business Combination Agreement) and will have the same terms and conditions as the HighPeak Energy Private Placement Warrants (“HighPeak Energy Warrants Acquisition Price” and together with the HighPeak Energy Common Stock Acquisition Price, the “Stock Acquisition Price” and such Stock Acquisition Price together with the Cash Acquisition Price, the “Acquisition Price”);

in each case, as adjusted in accordance with the provisions of this Agreement, and in the case of the Stock Acquisition Price, such issuance to be in accordance with Section 8.17 of the HPK Business Combination Agreement. All payments of cash required hereunder shall be paid by means of a completed federal funds transfer to one or more accounts designated in writing or as otherwise provided herein. For the avoidance of doubt, none of the shares of HighPeak Energy Common Stock described in Section 2.01(a)(iii) will be subject to the same restrictions on transfer and other restrictions as specifically apply to any shares of HighPeak Energy Common Stock received by holders of Pure Class B Common Stock as a result of the conversion of shares of Pure Class B Common Stock into shares of HighPeak Energy Common Stock in connection with the HPK Business Combination Transactions.

(b)     Notwithstanding anything herein to the contrary:

(i)     If the Contemplated Business Combination Transactions have not been consummated prior to the termination of the HPK Business Combination Agreement, then Acquiror shall have the right to elect to pay during any such time the entirety of the Acquisition Price in cash by delivering a written notice of such election to Contributor no later than three (3) Business Days prior to the Closing. If Acquiror validly makes such election, then (A) the “Acquisition Price” definition shall be deemed to equal SIX HUNDRED AND FIFTEEN MILLION DOLLARS AND 00/100 ($615,000,000.00), subject to all applicable adjustments provided hereunder, (B) such election shall be irrevocable and binding on the Parties, (C) all obligations of the Acquiror Parties hereunder to deliver the Stock Acquisition Price and the Registration Rights Agreement to Contributor at Closing shall be deemed to be deleted in their entirety ab initio and (D) Section 2.01(b)(iii), Section 2.01(b)(iv), Section 5.26, Section 6.09(b), Section 6.09(c), Section 6.10, Section 6.11, Section 6.21, Section 7.14 through Section 7.22, Section 8.07 through Section 8.13, Section 10.03(d), Section 10.04(c), Section 10.06(h), Section 10.07(l), Section 10.08(h) through Section 10.08(j) and Section 12.06(i) shall be deemed to be deleted in their entirety ab initio.

(ii)     All payments of cash required hereunder shall be paid by means of a completed federal funds transfer to one or more accounts designated in writing or as otherwise provided herein.

(iii)    Notwithstanding anything herein to the contrary, after Closing Contributor, at its option, may elect to make all or a part of any payments required to be made by Contributor hereunder to Acquiror or any Acquiror Indemnitee (A) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (B) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Common Stock (if any) as elected by Contributor (rounded up to the nearest number of whole shares) calculated by dividing (1) the amount of such payment by (2) the applicable Share Price (as hereinafter defined) or (C) any combination of cash or HighPeak Energy Common Stock as determined under subpart (B).

(iv)    The Stock Acquisition Price shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution by Pure to its stockholders of securities convertible into Pure Equity Interests that is subsequently converted into any HighPeak Energy Common Stock), reorganization, recapitalization or other like change with respect to Pure Common Stock or HighPeak Energy Common Stock occurring after the Execution Date and prior to the Closing Date, so as to provide Contributor the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change, excluding from any such adjustments, however, the actions or effects of the HPK Business Combination Transactions and excluding the effects of the forfeiture of HighPeak Energy Common Stock described in the final sentence of Section 2.01(a).

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(c)     Any certificate representing HighPeak Energy Common Stock issued to Contributor hereunder shall be imprinted with (or, if such HighPeak Energy Common Stock is uncertificated, the notice required to be delivered to any Person pursuant to Section 151(f) of the DGCL shall contain, in addition to such other information as is expressly required by Section 151(f) of the DGCL) the following legend:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY HIGHPEAK ENERGY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO HIGHPEAK ENERGY, WHICH MAY BE COUNSEL TO HIGHPEAK ENERGY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

Section 2.02     Performance Guarantee Deposit.

(a)     On June 17, 2019 Acquiror deposited with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), in an interest-bearing escrow account, pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”) a performance guarantee deposit in the amount of Thirty Million, Seven Hundred Fifty Thousand Dollars ($30,750,000.00) (such amount, excluding all accrued interest thereon, as such amount may be supplemented pursuant to the terms of this Section 2.02(a), the “Principal Deposit”). As partial consideration for the extension of the Target Closing Date to January 22, 2020 pursuant to the terms of the certain First Amendment to Purchase and Sale Agreement dated August 16, 2019, (i) the entirety of the Principal Deposit has been released from escrow and delivered to Contributor, (ii) all interest accrued on the Principal Deposit pursuant to the terms of the Escrow Agreement prior to August 16, 2019 (such accrued interest, together with any and all interest accrued thereon from and after August 16, 2019, the “Interest Deposit” and such Interest Deposit collectively with the Principal Deposit, the “Deposit”) shall remain in escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement and (iii) on August 16, 2019 Contributor and Acquiror executed and delivered to the Escrow Agent an instruction letter authorizing the Escrow Agent to disburse the entirety of the Principal Deposit to Contributor. As partial consideration for Contributor’s agreement not to terminate this Agreement and to extend the Target Closing Date to January 22, 2020 pursuant to the terms of the certain First Amendment to Purchase and Sale Agreement dated August 16, 2019, Acquiror paid to Contributor a non-refundable extension payment in the amount of Thirty Million Seven Hundred Fifty Thousand Dollars ($30,750,000.00) (the “Extension Payment”) by wire transfer of immediately available funds to the account(s) designated in writing by Contributor. The Extension Payment is solely for the account of Contributor, is non-refundable and was delivered free and clear of any claims, demands or right by, through or under Acquiror or any of its Affiliates; provided, however, in the event that the Closing occurs, the Extension Payment shall be credited against the Acquisition Price. Further, in consideration of the mutual agreements set forth herein and the additional Closing consideration described in Sections 2.01(a)(iii) and (a)(iv), the Parties have agreed to further extend the Target Closing Date to February 21, 2020. In partial consideration for amending and restating the Original Agreement and entering into this Agreement, Acquiror and Contributor agree that the Principal Deposit is solely for the account of Contributor, is non-refundable and was delivered free and clear of any claims, demands or right by, through or under Acquiror or any of its Affiliates; provided, however, in the event that the Closing occurs, the Principal Deposit shall be credited against the Acquisition Price. “Business Day” shall mean any day on which national banks are open for business in Houston, Texas.

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(b)     In the event that (i) all conditions precedent to the obligations of Acquiror set forth in Article IX have been satisfied or waived (to the extent waivable) in writing by Acquiror (or would have been satisfied except for the breach or failure of any of Acquiror’s representations, warranties or pre-Closing or Closing covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Acquiror’s representations, warranties or pre-Closing or Closing covenants hereunder (and Acquiror, in breach of this Agreement, failed to comply with Acquiror’s obligations to consummate the Transactions at Closing), then in such event and notwithstanding anything contained in this Agreement to the contrary, Contributor, as its sole and exclusive remedy, shall have the right to terminate this Agreement and receive the entirety of the Interest Deposit, as liquidated damages, in lieu of all other damages, which remedy (if exercised) shall be the sole and exclusive remedy available to Contributor for any Acquiror Party’s failure to perform any of its material Closing obligations hereunder, or otherwise in connection with any Acquiror Party’s breach of this Agreement or the termination of this Agreement. Each Acquiror Party and Contributor acknowledge and agree that (A) Contributor’s actual damages upon such a termination would be difficult to ascertain with any certainty, (B) that the Interest Deposit is a reasonable estimate of such actual damages, and (C) such liquidated damages do not constitute a penalty. Contributor shall have no right to cause the consummation of the Transactions through enforcement of specific performance or seek any other, similar equitable remedies.

(c)     [Intentionally Omitted].

(d)      In the event that (i) all conditions precedent to the obligations of Contributor set forth in Article VIII have been satisfied or waived (to the extent waivable) in writing by Contributor (or would have been satisfied except for the breach or failure of Contributor’s representations, warranties or pre-Closing or Closing covenants hereunder), and (ii) Contributor, in breach of this Agreement, failed to comply with Contributor’s obligations to consummate the Transactions at Closing, then in such event and notwithstanding anything contained in this Agreement to the contrary, as Acquiror’s sole and exclusive remedies for Contributor’s failure to perform any of Contributor’s material Closing obligations hereunder, Acquiror shall have the option, in its sole discretion, to elect in writing no later than thirty (30) days after the Outside Date (A) to consummate (and to cause the consummation of) the Transactions contemplated by this Agreement through enforcement of the remedy of specific performance, or (B) Acquiror may terminate this Agreement and receive the entirety of the Interest Deposit as liquidated damages, in lieu of all other damages, which remedy (if exercised) shall be the sole and exclusive remedy available to Acquiror for Contributor’s failure to perform any of its material Closing obligations hereunder, or otherwise in connection with Contributor’s breach of this Agreement or the termination of this Agreement. To the extent that Acquiror elects to exercise its remedies under clause (B), Acquiror and Contributor acknowledge and agree that (1) Acquiror’s actual damages upon such a termination would be difficult to ascertain with any certainty, (2) that the Interest Deposit is a reasonable estimate of such actual damages, and (3) such liquidated damages do not constitute a penalty.

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(e)     If this Agreement is terminated by the mutual written agreement of Acquiror and Contributor or is terminated for any other reason, except for a termination under circumstances for which Contributor is entitled to receive from the Escrow Agent the Interest Deposit (to the extent it has not already been paid to Contributor) pursuant to Section 2.02(b) or Section 2.02(c) in connection with the termination, then Acquiror shall be entitled to receive the Interest Deposit.

(f)     If the Transactions are consummated, the Interest Deposit shall be credited against the Acquisition Price payable by Acquiror at Closing.

(g)     In the event this Agreement is terminated under circumstances where Acquiror is entitled under Section 2.02(e) to receive the Interest Deposit, then within three (3) Business Days of such termination the Parties shall execute and deliver joint written instructions to disburse the entirety of the Interest Deposit to Acquiror. In the event this Agreement is terminated under circumstances where Contributor is entitled to receive the Interest Deposit, within three (3) Business Days of such termination the Parties shall execute and deliver joint written instructions to disburse the entirety of the Interest Deposit to Contributor.

Section 2.03     Allocated Values. The Acquisition Price is allocated among the Assets by Acquiror as set forth in Exhibit B attached hereto (the “Allocated Values”). Contributor and Acquiror agree that the Allocated Values shall be used to compute any adjustments to the Acquisition Price pursuant to the provisions of Article IV of this Agreement and for the other purposes set forth in this Agreement.

Section 2.04     Tax Allocation. Acquiror and Contributor shall use commercially reasonable efforts to agree to an allocation of the Acquisition Price and any other items properly treated as consideration for U.S. federal Income Tax purposes among the Assets and the Non-Competition Agreement in Section 7.10 in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal Income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the Final Statement is finally determined pursuant to Section 10.04(b) (the “Allocation”). If Contributor and Acquiror reach an agreement with respect to the Allocation, (a) Acquiror and Contributor shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Acquisition Price pursuant to this Agreement, and (b) Acquiror and Contributor shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594, and neither Contributor nor Acquiror shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation. If Acquiror and Contributor are unable to agree upon such allocation of the Acquisition Price for Tax purposes, Acquiror and Contributor may each make its own determination of such allocation for financial and Tax reporting purposes without regard to this Section 2.04. This Section 2.04 shall only be applicable if the election in Section 2.01(b)(i) is made by Acquiror.

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Article III

Effective Time

Section 3.01     Ownership of Assets. If the Transactions are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Contributor to Acquiror on the Closing Date, but effective for all purposes as of 12:01 a.m. local time on June 1, 2019 (the “Effective Time”) and subject to the other provisions of this Agreement.

Article IV

Title and Environmental Matters

Section 4.01     Examination Period; Exclusive Remedy.

(a)     Subject to Contributor’s right to indemnification set forth in Section 4.08, following the execution of this Agreement until Closing (the “Examination Period”), Contributor shall make available for inspection and copying and shall permit Acquiror and/or its representatives to examine and copy, at all reasonable times during Contributor’s normal business hours in Contributor’s office all Records constituting the Leases, the Easements, the Contracts, the Permits, the Records, the G&G Data and all abstracts of title, title opinions, title files, ownership maps, lease and land files, Contracts files, assignments, division orders, operating and accounting records, environmental, health, and safety records, agreements and other materials pertaining to the Assets, insofar as same (i) pertain to the Assets and (ii) may now be in existence and in the possession or reasonable control of Contributor, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Contributor or such data (provided that Contributor shall use commercially reasonable efforts to obtain consent for disclosure and copying).

(b)     Except for (i) the rights and remedies expressly provided in this Article IV for Title Defects and Environmental Defects asserted by Acquiror pursuant to this Article IV, (ii) the special warranty of title in the Assignment (subject to Permitted Encumbrances), and (iii) for the representations and warranties of Contributor in Section 5.07 or Section 5.10 (but, with regard to Section 5.10, only to the extent of any amounts owed to third parties as a result of the breach of such Section 5.10 and not any direct Losses or diminution in value of Acquiror with respect to any Title Defect or title matter) and as provided in Section 12.04(a) with respect to the matters set forth in Section 12.01(f), and rights and remedies under Article XII with regard to the matters described in this subpart (iii), upon Closing, this Article IV sets forth Acquiror’s sole and exclusive remedy against any member of the Contributor Indemnitees with respect to (A) any Defect, (B) the failure of Contributor or any other Person to have title to any of the Assets (whether Good and Defensible Title or otherwise) and (C) the existence of any Environmental Defect, Environmental Liabilities, release of Hazardous Materials or any other environmental condition with respect to the Assets, and Acquiror shall be deemed to have waived, released, remised and forever discharged the Contributor Indemnitees from any and all Losses (as hereinafter defined) whatsoever, in law or in equity, known or unknown, which Acquiror has as of the Closing relating to any of the foregoing relating to any Asset.

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Section 4.02     Title Defects. The term “Title Defect,” as used in this Agreement, shall mean, subject to Section 4.03, any encumbrance, burden, irregularity, defect in or objection to a Contributor’s ownership of any Property, subject to Permitted Encumbrances, that causes Contributor, or Acquiror from and after the Effective Time, not to have Good and Defensible Title (as hereinafter defined) to such Property; provided, however, in no event shall any Title Defect Exclusion be considered or constitute a “Title Defect.” For purposes of this Agreement, the term “Good and Defensible Title” means, with respect to a given Property, such ownership of record and beneficial (or, with respect to any Wells, such equitable and beneficial title arising out of any operating agreement, pooling rights, allocation well rights or similar agreements) of Contributor in such Property that, subject to and except for the Permitted Encumbrances:

(a)     as to the applicable Subject Formation, with respect to each Well or DSU set forth in Exhibit B attached hereto, entitles Contributor (and Acquiror, from and after the Effective Time) to receive not less than the percentage or decimal interest set forth in Exhibit B as Contributor’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from the Subject Formation as to such Well or DSU, all without reduction, suspension or termination of such interest throughout the productive life of such Well or DSU, except as specifically set forth in Exhibit B; and with regard to any Well or DSU, to the extent that the Contributor’s Net Revenue Interest varies as to different Subject Formations. Exhibit B sets forth the applicable Net Revenue Interest for each Subject Formation, except, (i) any decreases in connection with those operations in which Contributor may elect after the Original Execution Date and prior to Closing, in accordance with this Agreement, to be a non-consenting co-owner in accordance with the terms hereof, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Original Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Original Execution Date, of pools or units in accordance with the terms hereof, (iv) any decreases required to allow other Working Interest owners to make up or settle Gas Imbalances after the Original Execution Date, or (v) as otherwise stated in Exhibit B;

(b)     as to the applicable Subject Formation, with respect to each Well or DSU set forth in Exhibit B attached hereto, obligates Contributor (and Acquiror, from and after the Effective Time) to bear not greater than the percentage or decimal interest set forth in Exhibit B as Contributor’s “Working Interest” of the costs and expenses relating to the maintenance, development, drilling, equipping, testing, completing, sidetracking, working, operation, and plugging and abandonment of such Well or DSU (including for any proved, undeveloped well or for any proposed drilling and spacing unit) as to the applicable Subject Formation as to each producing Well; and as to the applicable Subject Formation with respect to each Well or DSU, all without increase throughout the productive life of such Well or Well location, and with regard to any non-producing Well or DSU for which the Contributor’s Working Interest varies as to different Subject Formations, Exhibit B sets forth the applicable Working Interest for each such Subject Formation, except to the extent as to each of the foregoing (i) as stated in Exhibit B, as applicable, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (iii) increases that are accompanied by at least a proportionate increase in Contributor’s Net Revenue Interest in such Subject Formation;

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(c)     with respect to Leases that are not held beyond their primary term as of the Execution Date by production or by continuous development, such Leases do not have primary terms that expire sooner than the respective expiration date specified for such Leases in Exhibit A-1;

(d)     with regard to Leases that are not held as of the Original Execution Date by production or continuous development beyond their primary term, each such Lease does not expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission; and

(e)     is free and clear of all liens, obligations, and encumbrances.

Section 4.03     Notice of Title Defects.

(a)     Acquiror acknowledges and agrees that Acquiror did not discover or assert (subject to the rights and remedies described in Section 4.01(b)(ii) and Section 4.01(b)(iii), has waived any rights hereunder with respect to) any Title Defect affecting any Asset, and Acquiror did not notify Contributor prior to 6:00 p.m., local time in Houston, Texas, on the date that is forty-five (45) days after the Original Execution Date (the “Defects Deadline”) of such alleged Title Defect. To be effective, such notice (a “Defects Notice”) must satisfy the following conditions: (i) be in writing, (ii) be received by Contributor prior to the Defects Deadline, (iii) describe the alleged Title Defect (including any alleged variance in the subject Net Revenue Interest), (iv) to the extent known, identify the specific Asset or Assets affected by such alleged Title Defect including Subject Formation, and (v) include a good faith estimate of the Title Defect Value (defined below) of such Title Defect as determined by Acquiror and the computations and information upon which Acquiror’s estimate is based. Any matters that may otherwise constitute a Title Defect, but of which Contributor has not been notified by Acquiror in accordance with the foregoing prior to the Defects Deadline, shall be void and deemed to have been waived by Acquiror for all purposes under this Agreement, except to the extent any unasserted Title Defect would constitute a breach of Contributor’s special warranty of title contained in the Assignment, in which event Acquiror may assert such matter in accordance with the other provisions of this Agreement.

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(b)     The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Acquiror in a Defects Notice shall be determined based upon the criteria set forth below:

(i)      if Acquiror and Contributor agree on the Title Defect Value as to an Asset, that amount shall be the Defect Value;

(ii)     if a Title Defect is a lien upon any Asset that is a liquidated amount, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(iii)    if a Title Defect asserted is that the Net Revenue Interest attributable to any Well or DSU, as to the applicable Subject Formation, is less than that stated in Exhibit B attached hereto for such Subject Formation as to such Well or DSU, then the Title Defect Value is the product of any Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the “Net Revenue Interest” for such Subject Formation as to such Asset set forth in Exhibit B for such Subject Formation as to such Asset and the actual Net Revenue Interest for such Subject Formation as to such Asset, and the denominator of is the “Net Revenue Interest” for such Subject Formation as to such Asset set forth in Exhibit B;

(iv)    if (A) the Title Defect is the result of Contributor owning some, but not all, of the subsurface depths constituting a Subject Formation for a Well or DSU, or portion thereof, which is described on Exhibit B, and (B) the Allocated Value for such Well or DSU set forth on Exhibit B (as such Property) is greater than zero, then the Title Defect Value shall be the Allocated Value multiplied by a fraction, the numerator being the decrease in the number of feet of subsurface depths in such Subject Formation actually owned by Contributor and the denominator is the total number of feet constituting the entirety of the applicable Subject Formation. Notwithstanding anything to the contrary, if Contributor owns less than an undivided interest in seventy-five percent (75%) of all of the subsurface depths constituting such Subject Formation attributable to a Property, then the Title Defect for such Property shall be deemed to cover the entire (100% of the) Property and the Title Defect Value relating thereto shall be deemed to be the entire Allocated Value therefor;

(v)    if a Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Subject Formation as to the affected Asset other than of the type described in subparts (i)-(iv) above (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Acquiror is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect (including, without limitation, to the extent that it may affect only one of the identified interval, formation or zone for which an Allocated Value is assigned but not all intervals, formations or zones), Contributor’s interest in the Subject Formation as to such Asset, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the respective Title Defect Values, if any, placed upon the Title Defect, in good faith, by Acquiror and Contributor;

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(vi)    if a Title Defect is not then currently in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value;

(vii)   the Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder, or for which Acquiror otherwise receives credit in the calculation of the adjusted Acquisition Price;

(viii)  notwithstanding anything herein to the contrary, the Title Defect Value of a Title Defect may not exceed the Allocated Value of the affected Asset (after giving effect to any applicable adjustments to the Acquisition Price due to prior Title Defects affecting the same Asset);

(ix)    Acquiror’s right to assert Title Defects hereunder shall not be diminished or otherwise adversely affected by any materiality qualification contained in any of Contributor’s representations and warranties in Article V hereof; and

(x)     such other factors as are reasonably necessary to make a proper evaluation.

Section 4.04        Remedies for Title Defects.

(a)     With respect to each asserted Title Defect that is not cured on or before the Closing to Acquiror’s reasonable satisfaction, except as otherwise provided in this Section 4.04, the Acquisition Price shall be reduced, subject to Section 4.12, by an amount equal to the Title Defect Value agreed upon in writing by Acquiror and Contributor acting reasonably.

(b)     If on or before the Closing Date the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party may elect to have the validity of such Title Defect, and/or Title Defect Value determined by arbitration pursuant to Article XIV. If the validity of any asserted Title Defect or the Title Defect Value attributable thereto is not determined before Closing, then the Assets affected by such asserted Title Defect shall be conveyed to Acquiror at the Closing, and an amount equal to Acquiror’s asserted Title Defect Value attributable to such disputed Title Defect shall be deposited with the Escrow Agent as part of the Defect Escrow Amount (and the Acquisition Price to be paid to Contributor at Closing shall be reduced by an equal amount), and upon the final resolution of such dispute portion of the Defect Escrow Amount attributable to such Title Defect shall be disbursed in accordance with the terms of Section 14.03.

(c)     For any Title Defect asserted by Acquiror pursuant to Section 4.03(a) for which Section 4.03(b)(iii) is applicable, to the extent that the Title Defect Value exceeds seventy-five percent (75%) of the Allocated Value of the affected Asset (and to the extent that there are separate Allocated Values made to different Subject Formations, then only as to that portion (Subject Formation) affected and not any others), the affected and uncured Asset shall be excluded from the initial Closing (and to the extent that there are separate Allocated Values made to different Subject Formations, then only as to that portion (Subject Formation) affected, and not any others, shall be excluded from the initial Closing) that is subject to the Title Defect from the Transaction and reducing the Acquisition Price by an amount equal to the Allocated Value of the removed Asset (or portion thereof).

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(d)     Subject to the terms of this Section 4.04(d), Contributor shall have the right, but not the obligation, to attempt to cure to Acquiror’s reasonable satisfaction any Title Defect asserted by Acquiror pursuant to Section 4.03(a) on or before the expiration of ninety (90) days (as of 6:00 pm, Central Time on such date) counted from and after the Closing Date (the “Cure Period”) which may be exercised by delivering written notice to Acquiror on or before the day prior to the Closing Date.

(e)     With respect to any attempt to cure a Title Defect made under Section 4.04(d), Acquiror shall use good faith efforts to cooperate with Contributor in making any such attempt to cure.

Section 4.05     Special Warranty of Title. The documents to be executed and delivered by Contributor to Acquiror transferring title to the Assets as required hereby, including the Assignment, Conveyance and Bill of Sale attached hereto as Exhibit F (the “Assignment”), shall provide for a special warranty of title (pursuant to which Contributor shall warrant and defend, for a period of three (3) years, Good and Defensible Title to the Assets unto Acquiror, its permitted successors and assigns, against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Contributor, but not otherwise), subject to the Permitted Encumbrances and the terms of this Agreement. The special warranty of Good and Defensible Title contained in the Assignment shall be subject to the further limitations and provisions of this Article IV, mutatis mutandis, excluding the Defects Deadline, the Defect Threshold and the Aggregate Deductible. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a)     the Leases and Contracts to the extent the same do not operate to (i) reduce the respective Net Revenue Interests of Contributor, or Acquiror from and after the Effective Time, below those set forth in Exhibit B, (ii) increase the respective Working Interests of Contributor, or Acquiror from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests or (iii) expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission or (iv) establish or create any liens or encumbrances on title to the Assets;

(b)     any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or lessors’ liens, nonoperators’ liens under joint operating agreements, or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (i) that Contributor has agreed to retain or pay pursuant to the terms hereof, or (ii) for which Contributor is responsible for paying or releasing at the Closing;

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(c)     any liens for Taxes and assessments affecting the Assets that are not yet due or delinquent, or, if delinquent, that are being contested in good faith and set forth on Schedule 5.06;

(d)    to the extent that same do not and will not at any time materially interfere with the ownership, operation, development or value of the Assets, any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Contributor or over which Contributor owns rights-of-way, easements, permits or licenses;

(e)     the Royalties, provided, that such matters do not operate to reduce the respective Net Revenue Interests of Contributor, or Acquiror from and after the Effective Time, below those set forth in Exhibit B or increase the respective Working Interests of Contributor, or Acquiror from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests;

(f)     all rights of first refusal, preferential rights to purchase or similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties for the Transactions, or (ii) required written notices have been given for the Transactions to the holders of such rights;

(g)     required third party consents to assignments or similar agreements with respect to the Assets, for which written requests for consent have been sent to, and requested from, the holders of such rights for the Transactions;

(h)     all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities (defined below) in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(i)     rights reserved to or vested in any Governmental Authority to (i) control or regulate any of, or require consents or notices in connection with the operation or development of, the Assets, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto or (iii) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit and the Laws of such Governmental Authorities;

(j)     Title Defects which Acquiror has waived or is deemed to have waived pursuant to the terms of this Agreement;

(k)     liens and encumbrances which are released prior to or at Closing;

(l)     calls on Hydrocarbon production under existing Contracts or Leases;

(m)   imbalances associated with the Assets;

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(n)    rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation or (ii) common owner of any interest in easements or rights-of-way currently held by Contributor and such common owner as tenants in common or through common ownership or by contract;

(o)    (i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), as long as not currently producing, or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Contributor’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a third party with respect to the failure to obtain such waiver;

(p)    any other liens, defects, burdens or irregularities which are based solely on (i) a lack of information in Contributor’s files or of record, (ii) references to any document if a copy of such document is not in Contributor’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Acquiror has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years;

(q)     lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a Well, Well location, unit operation or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, pooling or operating agreements, unit designations, or production or drilling units not yet obtained, formed, or created;

(r)     any liens, defects, irregularities, or other matters set forth or described on Exhibit A;

(s)     the terms and conditions of this Agreement or any other Transaction Document;

(t)     liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust, or similar instruments (i) do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Defects Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Contributor received any written notice of default under any such mortgage, deed of trust or similar instrument;

(u)     defects based on or arising out of the failure of Contributor to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, operating agreement, farmout agreement or other similar agreement with respect to any horizontal Well that is producing as of the Effective Time that crosses more than one Lease or tract, to the extent such all of the following apply to such Well: (i) the Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority, (ii) the applicable Lease pooled or allocated to such Well does not expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission and (iii) solely as to allocation wells, the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

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(v)    (i) failure of the records of any Governmental Authority (other than any county real property records) to reflect Contributor as the owner of any Asset, provided that there is no gap in Contributor’s title as reflected and recorded in the real property, conveyance, or other official real property records of the applicable county; or (ii) delay or failure of any Governmental Authority to approve the assignment of any of the Properties to Contributor or any predecessor in title to Contributor unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(w)    any liens, defects, irregularities, or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement; and

(x)    Any defects, encumbrances or irregularities that would be reasonably acceptable to a prudent title examiner of oil and gas properties similar to the Assets, to the extent the same do not operate to (i) reduce the respective Net Revenue Interests of Contributor, or Acquiror from and after the Effective Time, below those set forth in Exhibit B, (ii) increase the respective Working Interests of Contributor, or Acquiror from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests, or (iii) materially interfere with, diminish or detract from the operation, development, ownership or value of the affected Asset, (iv) expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission, or (v) establish or create any other liens or encumbrances on title to the Assets.

Section 4.06     Preferential Rights to Purchase. Contributor shall use all reasonable efforts to comply with all preferential right to purchase provisions encumbering any Asset prior to the Closing. Prior to the Closing, Contributor shall notify Acquiror if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase such Asset pursuant to the aforesaid offer, the interest so affected will be sold to such third party subject to the terms and conditions of this Agreement and the Acquisition Price shall be reduced by the Allocated Value of such Asset. Upon the consummation of any such Asset sale to a third party, the Asset so sold shall be deemed for all purposes to constitute an Excluded Asset. Otherwise, the interest offered as aforesaid shall be conveyed to Acquiror at the Closing subject to any preferential right to purchase of any third party for which notice has been given but the time period for response by the holder of such preferential right extends beyond the Closing and Acquiror shall assume all duties, obligations and liabilities arising from such preferential right to purchase. Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any Asset subject to a preferential right to purchase after the Closing Date, Acquiror shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.

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Section 4.07     Consents to Assignment. Contributor shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets to Acquiror prior to Closing (other than governmental approvals that are customarily obtained after Closing). If any Hard Consents (as defined below) are not obtained prior to Closing, then either Party may elect to exclude such Asset from the Assets sold at Closing and the Acquisition Price reduced by the Allocated Value therefor. If any such Hard Consent requirement with respect to which an adjustment to the Acquisition Price is made under Section 10.02 is subsequently obtained prior to the Final Settlement Date, (a) Contributor shall, promptly after such Hard Consent requirement is satisfied, convey the applicable Assets to Acquiror, (b) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (c) Acquiror shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the unadjusted Acquisition Price (subject to all other applicable adjustments with respect to such Assets under Section 10.02) to Contributor. The Assets for which such non-Hard Consents have not been obtained by Closing shall, nonetheless, be assigned and conveyed at Closing to Acquiror. For purposes hereof, the term “Hard Consent” shall mean and include where there is provision within the applicable instrument containing such consent requirement expressly stating (or the legal effect under applicable Law would be) that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned. Notwithstanding the above, and for the avoidance of doubt, “Hard Consent” does not include (A) any consent, which, by its terms, cannot be unreasonably withheld or is silent as to remedies for failure to obtain such consent (and the legal effect under applicable Law would not result in a violation of any of subparts (i) - (iii) above), or (B) any consent that is customarily obtained after closing and consummation of a sale. If an Asset for which a non-Hard Consent has not been obtained is acquired by Acquiror at Closing, then upon Closing, Acquiror shall be deemed to have assumed the risk of failing to obtain such consent.

Section 4.08     Environmental Review.

(a)     Contributor shall provide Acquiror full access to all environmental Records concerning the Assets in Contributor’s possession or reasonable control, as required in Section 7.03. Acquiror shall have the right to conduct or cause its third party environmental consultant (“Acquiror’s Environmental Consultant”) to conduct an ASTM Phase I environmental site assessment and a visual environmental review of the Assets operated by Contributor and of the Assets operated by a third party from which Acquiror has obtained consent from such third party to conduct such assessments and reviews, including visual inspections, records review, and interviews relating to such Assets, prior to the expiration of the Defects Deadline (“Acquiror’s Environmental Review”). Contributor shall use commercially reasonable efforts to assist Acquiror in securing consent from such third party operators to access the Assets not operated by Contributor. No ASTM Phase II site assessment (“Phase II”) may be conducted nor any samples taken in connection with Acquiror’s Environmental Review without the prior written consent of Contributor, to be within Contributor’s sole discretion and to the extent such consent is granted such Phase II shall become part of Acquiror’s Environmental Review. If Contributor refuses to grant such consent and such Phase II is necessary to confirm the existence and/or scope of an Environmental Defect, then Acquiror shall be permitted to exclude the affected Assets (and the Associated Assets, as defined below) from the Transaction and the Acquisition Price shall be reduced by the Allocated Value thereof (and such Assets (and the Associated Assets, as defined below) shall thereafter be part of the Excluded Assets), and Contributor shall seek to resolve any dispute related to the affected Asset and the alleged Environmental Defect pursuant to Section 4.11(b). In the event such Phase II is conducted and/or samples are taken, Acquiror shall and shall cause its consultant to take split samples, providing one of each such sample, properly labeled and identified, to Contributor. The cost and expense of Acquiror’s Environmental Review, if any, shall be borne solely by Acquiror. Acquiror shall (and shall cause Acquiror’s Environmental Consultants to): (i) coordinate with Contributor as to the date, time, and location(s) of Acquiror’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Contributor’s operations, and (iii) comply with all Laws and Contracts binding on the Assets or Contributor. Acquiror shall obtain from any applicable Governmental Authorities and third parties all permits, consents and approvals necessary or required to conduct Acquiror’s Environmental Review, including any approved invasive activities permitted by Contributor; provided, that, upon reasonable request, Contributor shall use commercially reasonable efforts to assist Acquiror in obtaining any third party consents and approvals that are required in order to perform any work comprising Acquiror’s Environmental Review. Contributor shall have the right to have a representative or representatives accompany Acquiror and Acquiror’s Environmental Consultant at all times during Acquiror’s Environmental Review, and Acquiror shall give Contributor notice not less than twenty-four (24) hours before any visits by Acquiror or Acquiror’s Environmental Consultant to the Assets. ACQUIROR HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CONTRIBUTOR, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER INCLUDING THOSE RESULTING FROM CONTRIBUTOR’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY ARISING OUT OF, OR RELATING TO, ACQUIROR’S OR ACQUIROR’S REPRESENTATIVES’ ACCESS TO THE RECORDS, ANY OFFICES OF CONTRIBUTOR, OR THE ASSETS PRIOR TO CLOSING BY ACQUIROR OR ANY OF ACQUIROR’S REPRESENTATIVES, BUT EXPRESSLY NOT INCLUDING (A)  THOSE RESULTING FROM CONTRIBUTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) THE MERE DISCOVERY OF A PRE-EXISTING ENVIRONMENTAL CONDITION BY ACQUIROR OR ACQUIROR’S ENVIRONMENTAL CONSULTANT, EXCEPT TO THE EXTENT THAT ACQUIROR’S ENVIRONMENTAL REVIEW EXACERBATES SUCH PRE-EXISTING ENVIRONMENTAL CONDITION.

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(b)     Unless otherwise required by applicable Law, Acquiror shall (and shall cause Acquiror’s Environmental Consultant to) treat confidentially all information, data, sampling results, and any other matters revealed by Acquiror’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Acquiror shall not (and shall cause Acquiror’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Contributor. Acquiror may use the Environmental Information only in connection with the Transactions. Acquiror shall provide Contributor with copies of any Environmental Information in Acquiror’s or Acquiror’s Environmental Consultant’s possession upon Contributor’s request. If Acquiror, Acquiror’s Environmental Consultant, or any third party to whom Acquiror has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Acquiror shall provide Contributor with prompt notice sufficiently prior to any such disclosure so as to allow Contributor to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. Notwithstanding anything herein to the contrary, the confidentiality obligations of Acquiror in this Section 4.08(b) shall terminate upon Closing.

(c)     Upon completion of Acquiror’s due diligence (and other than with regard to (i) damage resulting from Contributor’s gross negligence or willful misconduct, or (ii) the mere discovery of a pre-existing environmental condition by Acquiror or Acquiror’s environmental consultant, except to the extent that Acquiror’s Environmental Review exacerbates such pre-existing environmental condition), Acquiror shall at its sole cost and expense and without any cost or expense to any member of the Contributor Indemnitees, (A) repair all damage done to the Assets in connection with Acquiror’s or Acquiror’s representatives’ due diligence, (B) restore the Assets to the approximate same or better condition than they were prior to commencement of Acquiror’s or Acquiror’s representative’s due diligence, and (C) remove all equipment, tools, or other property brought onto the Assets in connection with Acquiror’s or Acquiror’s representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Acquiror’s or Acquiror’s representatives’ due diligence shall be promptly corrected by Acquiror.

(d)     During all periods that Acquiror or any of Acquiror’s representatives are on the Assets or Contributor’s premises, Acquiror shall maintain, at its sole expense and with qualified insurers, policies of insurance of the types and in the amounts described in Schedule 4.08(d) attached hereto.

Section 4.09     Environmental Definitions.

(a)     Environmental Defect. For purposes of this Agreement, the term “Environmental Defect” means any violation of or remedial obligation under any Environmental Laws, with respect to Contributor’s ownership or operation of the Assets (including any release into the environment of Hazardous Materials) that presently requires corrective action under applicable Environmental Laws; provided, however, the following conditions, matters, and liabilities shall be excluded from the definition of and in no event constitute an “Environmental Defect”: (i) the presence of naturally occurring radioactive materials (“NORM”) in compliance with Environmental Laws, (ii) plugging and abandonment obligations or liabilities that are not a current violation of or current liability under Environmental Laws, (iii) those matters identified on Schedule 5.07 (provided, however, that this will not limit Contributor’s retention of liability related to certain matters on this Schedule, to the extent that they are also included on Schedule 12.01(k)), as of the Original Execution Date, (iv) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment), if such condition does not constitute a violation of Environmental Law, or (v) those issues that have been cured or Remediated as of the Closing Date (subject to the dispute resolution process set forth in this Agreement with respect to the adequacy of any such cure or Remediation).

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(b)     Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, tribal, county, city and political subdivisions and any commission, agency, department, board or other instrumentality thereof.

(c)     Hazardous Material. For purposes of this Agreement, “Hazardous Material” means any substance regulated or that may form the basis of liability under any Environmental Law, including but not limited to any substance regulated as “hazardous,” “toxic,” or words of similar meaning and regulatory effect.

(d)     Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all Laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to human health (to the extent relating to exposure to Hazardous Materials) or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the federal Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Rivers and Harbors Act of 1899, the Hazardous and Solid Waste Amendments Act of 1984, the Occupational Safety and Health Act, the Endangered Species Act, the Migratory Bird Treaty Act, and the Emergency Planning and Community Right-to-Know Act, each as amended, and any Law of a Governmental Authority intended to conserve or protect human health (to the extent relating to exposure to Hazardous Materials), the environment, wildlife or plant life, or natural resources.

(e)     Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the reasonable costs and expenses necessary to implement the lowest cost Remediation (considered as a whole) taking into consideration any material negative impact such response may have on the operations of the relevant Assets sufficient to correct or Remediate such Environmental Defect in a manner compliant with Environmental Laws; provided, however, such Defect Value shall expressly exclude (i) the costs, fees and expenses of Acquiror’s and/or its Affiliate’s employees or attorneys, (ii) overhead costs of Acquiror or its Affiliates, and (iii) any Remediation costs, fees or expenses charged or chargeable to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect. If an Environmental Defect is reasonably susceptible to being Remediated, the Environmental Defect Value with respect to such Environmental Defect shall in no event be greater than the amount that can reasonably be shown to be the reasonably estimated lowest-cost response to Remediate such Environmental Defect.

Section 4.10     Notice of Environmental Defects. Acquiror acknowledges and agrees that Acquiror did not discover or assert (and, subject to the rights and remedies described in Section 4.01(b)(iii), has waived any rights hereunder with respect to) any Environmental Defect affecting any Asset, and Acquiror did not notify Contributor of any Environmental Defect prior to the Defect Deadline. Except to the extent the same constitute Retained Obligations, any matters that may otherwise constitute Environmental Defects shall be void and deemed at Closing to have been waived by Acquiror for all purposes and constitute Assumed Obligations. Upon the receipt of such effective notice from Acquiror, Contributor shall have the option, but not the obligation, to attempt to cure any such Environmental Defect at any time prior to the Closing. Any notice given under and in accordance with this Section 4.10 shall be considered a “Defects Notice” for purposes of Article XIV.

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Section 4.11     Remedies for Environmental Defects.

(a)     If any Environmental Defect described in a notice delivered in accordance with Section 4.10 is not cured to Acquiror’s reasonable satisfaction on or before the Closing, then except as otherwise provided in this Section 4.11, the Acquisition Price shall be reduced, subject to Section 4.12, by the Environmental Defect Value of such Environmental Defect as agreed by the Parties acting reasonably.

(b)     If on or before the Closing Date the Parties have not agreed as to the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, either Acquiror or Contributor may elect to have the validity of the asserted Environmental Defect, and/or the Environmental Defect Value of such Environmental Defect, determined by arbitration pursuant to Article XIV. If the validity of any such asserted Environmental Defect or the amount of any Environmental Defect Value is not determined by the Closing, an amount equal to Acquiror’s asserted Environmental Defect Value attributable to such disputed Environmental Defect shall be deposited with the Escrow Agent as part of the Defect Escrow Amount, and upon resolution of such dispute, the asserted Environmental Defect Value, if any, shall be disbursed in accordance with the terms of Section 14.03, and the affected Asset shall be conveyed at Closing to Acquiror. Notwithstanding anything to the contrary herein, if the actual Environmental Defect Value for an Environmental Defect relating to one or more Assets is greater than seventy-five percent (75%) of the Allocated Value of the affected Asset(s), then Acquiror or Contributor may elect to remove the Asset affected by such Environmental Defect and all Associated Assets (defined below) from the Transaction and reduce the Acquisition Price by the Allocated Value of the removed Asset and all Associated Assets and such Assets shall be deemed Excluded Assets. “Associated Assets” with respect to an Asset, shall mean any Assets that are reasonably necessary to own or operate such Asset.

Section 4.12     Limitation of Remedies for Title Defects, and Environmental Defects. Notwithstanding anything to the contrary contained in Section 4.04 or Section 4.11, there shall be no adjustments to the Acquisition Price or other remedies provided under this Article IV for Title Defects or Environmental Defects unless (a) for any finally determined or agreed Title Defect Value or Environmental Defect Value, as applicable, as to any Asset the finally determined Title Defect Value or Environmental Defect Value with respect thereto is less than One Hundred Thousand Dollars ($100,000) (the “Defect Threshold”) (it being agreed that the Defect Threshold represents a threshold and not a deductible); and (b) the sum of the aggregate amount of Title Defect Values for all Title Defects that exceed the Defect Threshold and the aggregate amount of Environmental Defect Values for all Environmental Defects that exceed the Defect Threshold (the “Defect Value Total”) exceeds the Aggregate Deductible (as hereinafter defined), after which point Acquiror shall be entitled to adjustments to the Acquisition Price and other remedies provided under this Article IV with respect to the portion of the Defect Value Total in excess of the Aggregate Deductible. If Contributor elects to remove any Asset related to a Title Defect from the Transaction pursuant to Section 4.04(c), the Title Defect Value with respect to such Title Defect shall not be counted towards the Aggregate Deductible. As used herein, the “Aggregate Deductible” means two percent (2%) of the unadjusted Acquisition Price.

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Section 4.13     Title Benefits. The term “Title Benefit,” as used in this Agreement, shall mean any right, circumstance or condition that:

(a)     as to each applicable Subject Formation listed on Exhibit B with respect to each Well or DSU, entitles Contributor to receive a Net Revenue Interest, for the productive life thereof greater than the Net Revenue Interest shown in Exhibit B for such Well or DSU, except as otherwise expressly stated in Exhibit B; or

(b)     as to each applicable Subject Formation listed on Exhibit B with respect to each Well or DSU on Exhibit B, obligates Contributor to bear, for the productive life thereof, a Working Interest, in the case of any such Well, less than the “working interest” percentage shown in Exhibit B with respect to such Well or DSU, except (i) as stated in Exhibit B and (ii) decreases that are accompanied by no decrease in Contributor’s Net Revenue Interest.

Section 4.14     Notice of Title Benefits. Contributor and Acquiror acknowledge and agree that no Title Benefits affecting any Asset have been asserted (and Contributor has waived any rights hereunder with respect to) any Title Benefit affecting any Asset as such Party did not notify the other of such alleged Title Benefit prior to the Defects Deadline. To be effective, such notice (“Title Benefits Notice”) must (a) be in writing, (b) be received by a Party from the other prior to the Defects Deadline, (c) reasonably describe the Title Benefit, (d) to the extent known, identify the specific Asset or Assets affected by such Title Benefit, and (e) include a good faith estimate of the Title Benefit Value (defined below) of such Title Benefit as determined by Acquiror. Any matters that may otherwise constitute a Title Benefit, but of which Acquiror has not been notified by Contributor in accordance with the foregoing, shall be deemed to have been waived by Contributor.

Section 4.15     Title Benefit Value. The “Title Benefit Value” for any Title Benefits shall be determined as follows:

(a)     if a Title Benefit applicable to any Well or DSU represents a positive discrepancy between (i) the actual Net Revenue Interest for such Well or DSU and (ii) the Net Revenue Interest percentage stated on Exhibit B for such Well or DSU, then the Title Benefit Value shall be equal to (A) the product of the Allocated Value of such Asset multiplied by (B) a fraction, the numerator of which is (1) the remainder of (x) the actual Net Revenue Interest of such Asset minus (y) the Net Revenue Interest percentage stated on Exhibit B for such Asset, and the denominator of which is (2) the Net Revenue Interest percentage stated on Exhibit B for such Asset; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit B for such Asset throughout its entire productive life, the Title Benefit Value determined under this Section 4.15(a) shall be reduced to take into account the applicable time period only;

(b)     if the Title Benefit represents a benefit of a type not described in Section 4.15(a), the Title Benefit Value shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of Contributor’s interest in the Asset affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Asset, the values placed upon the Title Benefit by Acquiror and Contributor and such other factors as are necessary to make an evaluation and determination of such value;

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provided, however, that if the Title Benefit Value does not affect the applicable Title Benefit Property throughout its entire life, the Title Benefit Value shall be reduced to take into account the applicable time period only.

Section 4.16     Remedy for Title Benefit. If on or before the Closing Date the Parties have not agreed as to the validity of any asserted Title Benefit or have not agreed on the Title Benefit Value attributable thereto either Party may elect to have the validity of such Title Benefit determined by arbitration pursuant to Article XIV. Subject to the aforementioned rights to dispute the existence of a Title Benefit and the Title Benefit Value asserted with respect thereto, Title Benefits may be used solely as a basis to offset applicable Title Defects, but in no case shall any Title Benefits result in an increase or upward adjustment of the Acquisition Price (even if the aggregate of the Title Benefits Values exceed the aggregate of the Title Defect Values).

Article V

Representations and Warranties of Contributor

Contributor represents and warrants (a) to Acquiror as of the Original Execution Date and the Closing Date with respect to the representations and warranties set forth in Section 5.01 through 5.24 and (b) to each Acquiror Party as of the Execution Date and the Closing Date with respect to the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03 and Section 5.26:

Section 5.01     Existence. Contributor is duly organized, validly existing and in good standing under the Laws of the state of its formation. Contributor has full legal power, right and authority to carry on its business as currently being conducted and as contemplated to be conducted.

Section 5.02     Legal Power. Contributor has the legal power and right to enter into and perform this Agreement (and all documents required to be executed and delivered by Contributor at Closing) and the Transactions. Except for any approvals required under the HSR Act, Permitted Encumbrances, consents to assignment or similar rights or obligations burdening Contributor of the Assets, the execution and delivery of this Agreement and the consummation of the Transactions will not violate, nor be in conflict with (a) any provision of Contributor’s organizational documents; (b) any material agreement or instrument to which Contributor is a party or by which Contributor or the Assets are bound; or (c) any judgment, order, ruling or decree applicable to Contributor or the Assets, or any Law applicable to Contributor or the Assets.

Section 5.03     Execution. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Contributor at Closing) and the Transactions are duly and validly authorized by all requisite action on the part of Contributor. This Agreement constitutes, and the documents to be executed and delivered by Contributor at the Closing will constitute, the legal, valid and binding obligations of Contributor enforceable in accordance with its and their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar Laws affecting the rights of creditors generally and general equitable principles.

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Section 5.04     Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Contributor or any Affiliate of Contributor for which Acquiror has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05     Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or to, the knowledge of Contributor, threatened against Contributor.

Section 5.06     Taxes. Except as set forth on Schedule 5.06, (a) all Asset Taxes that have become due and payable by Contributor have been timely and properly paid, (b) all Tax Returns with respect to Asset Taxes required to be filed by Contributor have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects; (c) there are no liens on any of the Assets attributable to Taxes other than Permitted Encumbrances; (d) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; (e) Contributor has not received written notice of any pending or threatened claim against Contributor or its Affiliates (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes, and there are no pending suits, proceedings, reassessments, deficiency claims, or other claims relating to any Asset Taxes of Contributor with any applicable Governmental Authority; and (f) Contributor is not a party to any agreements or waivers currently in effect or pending that provide for an extension of time with respect to (i) the filing of any Tax Return with respect to Asset Taxes or (ii) the assessment or collection of any Asset Tax. Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 5.06 and Section 5.24 are the only representations and warranties of Contributor in this Agreement with respect to Tax matters.

Section 5.07     Environmental Matters. Except as set forth in Schedule 5.07 attached hereto:

(a)     To Contributor’s knowledge as of the Original Execution Date, none of the Assets or Contributor with respect to an Asset is in violation of any Environmental Law in any material respect.

(b)     Prior to the Defect Deadline, Contributor has provided Acquiror with notice of all alleged material violations of Environmental Laws with respect to an Asset to the extent Contributor obtained knowledge thereof between the Original Execution Date and the Defect Deadline (other than any violations of which Acquiror has provided notice to Contributor prior to the Defect Deadline); provided, however, it is acknowledged and agreed that notwithstanding such notice by Contributor, Acquiror shall have the right to assert any such alleged violations noticed by Contributor as Environmental Defects pursuant to and subject to Article IV.

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(c)     As of the Original Execution Date, Contributor has not received written notice from any Governmental Authority or other third party arising from or in connection with Contributor’s ownership or operation of the Assets alleging any violation of or noncompliance with or material liability pursuant to any Environmental Laws related to the Assets, where such violation, noncompliance, or material liability remains unresolved.

(d)    Contributor has (or will on or prior to the date that is ten (10) Business Days prior to the Defects Deadline) made available to Acquiror copies in Contributor’s possession or control of all environmental Records concerning the Assets that Contributor is required to provide access to pursuant to Section 4.08(a).

Section 5.08     Violations and Defaults. Except as set forth in Schedule 5.08 attached hereto and except with respect to any violations of or noncompliance with or liability pursuant to Environmental Laws, which are set forth on Schedule 5.07, or Tax Laws, which are set forth on Schedule 5.06, (a) Contributor is not in violation of or in default under, in any material respect, any applicable Law related to the Assets and (b) Contributor has not received written notice from any Governmental Authority alleging a violation of or noncompliance with or liability pursuant to any applicable Law related to the Assets, where such violation, noncompliance, or liability remains unresolved.

Section 5.09     Litigation. Except as set forth in Schedule 5.09, (a) no litigation, arbitration, investigation or other Proceeding of any Governmental Authority or other party is pending before any Governmental Authority or arbitrator for which Contributor has received written notice, or, to the knowledge of Contributor, threatened in writing against Contributor relating to or affecting the Assets; and (b) Contributor is not subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling affecting the Assets (other than any of the foregoing that are applicable generally to the oil and gas industry in the geographic area where the Assets are located). There is no litigation, Proceeding or investigation pending for which Contributor has received notice, or, to the knowledge of Contributor, threatened in writing, against Contributor seeking to prevent the consummation of the Transactions.

Section 5.10     Leases. Contributor is not in breach or default of any Lease set forth on Exhibit A, or of any pooling agreement, production sharing agreement or similar agreement, which such default or breach could reasonably be expected to have or result in a liability of Contributor in excess of Seventy-Five Thousand Dollars ($75,000). Except as set forth in Schedule 5.10, Contributor has not received from any applicable lessor any written notice of any material default or material breach of Contributor under any Lease for which default or breach has not been cured or remedied. Except as reflected in the Official Public Records of Howard County, Texas as of the date that is one (1) Business Day prior to the Original Execution Date, Contributor has not directly or indirectly assigned, conveyed, farmed out, or contractually committed to sell, assign, farmout or transfer any interests in subsurface depths attributable to any of the Properties (regardless of whether such depths cover part of or fall outside of the Subject Formations), whether through an option agreement, farmout agreement, purchase and sale agreement, or other agreement.

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Section 5.11     Material Contracts. Exhibit C contains a list of all Contracts that constitute, are included in, or are binding on the Assets (a) for which gross expenditures by or gross payments to Contributor will or are reasonably expected to exceed One Hundred Thousand Dollars ($100,000) in a single year, (b) that provide for any partnership or joint venture, (c) that involve any seismic contracts covering any of the Assets that require the payment by Acquiror after Closing of any transfer fees or assignment fees, (d) that involve any lease for personal property or real property (other than the Leases, Properties or Easements), (e) that include any areas of mutual interest, non-competition covenants or similar provisions or restrictions, (f) that constitute Hydrocarbon Sales Agreements, or (g) any operating agreements and unit operating agreements. Contributor is not in breach of or default with respect to any of its obligations under the Contracts listed in Exhibit C, with respect to which such breach could reasonably be expected to have or result in a liability of Contributor in excess of Seventy-five Thousand Dollars ($75,000) (and, to the knowledge of Contributor, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any such Contract); provided, however, in no event shall Contributor be required to include on Exhibit C any division orders, pooling agreements, production sharing agreements and similar agreements (all such Contracts described in subparts (a) through (g), subject to such exceptions, the “Material Contracts”). To the knowledge of Contributor, each Contract required under the first sentence of this Section 5.11 to be listed in Exhibit C is in full force and effect and constitutes a legal, valid and binding obligation of Contributor and each other party thereto. Contributor has not received from any other party to a Contract required under the first sentence of this Section 5.11 to be listed in Exhibit C any written notice of termination or intention to terminate such Contract. To the knowledge of Contributor, no other party to any Contract required under the first sentence of this Section 5.11 to be listed on Exhibit C is in material breach of the terms, provisions or conditions of such Contract. Contributor has provided Acquiror with true, correct and complete copies of all Contracts required under the first sentence of this Section 5.11 to be listed on Exhibit C (including all amendments thereto).

Section 5.12     Oil and Gas Operations. Except as set forth in Schedule 5.12 (and solely with regard to those Assets that are not operated by Contributor or an Affiliate of Contributor, the following are qualified to Contributor’s knowledge):

(a)     none of the Wells have been produced by Contributor in excess of their allowable such that they are currently subject to being shut-in or to any overproduction penalty;

(b)     Contributor has not abandoned any Well operated by it, except in accordance with the applicable Leases, Contracts, and Laws in all respects;

(c)     to the knowledge of Contributor, all proceeds from the sale of Hydrocarbons produced from and attributable to the Assets are being received by Contributor in a timely manner and are not being held in suspense for any reason;

(d)     Contributor or, to Contributor’s knowledge, the applicable purchaser of Hydrocarbons produced from the Assets, has paid or caused to be paid all royalties, overriding royalties and other burdens due and payable by Contributor on the proceeds of the production of Hydrocarbons from the Assets to the appropriate owners of such interests to the extent Contributor or such purchaser received such proceeds, in each case, in accordance with the terms of the Leases and all agreements and Contracts to which the Leases and/or Contributor are subject, except for those for which Contributor has a legal or contractual right to suspend;

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(e)     Contributor has not received any written notice or directive from any Governmental Authority to reduce the volume of fluids injected or disposed of into any saltwater disposal wells that are included in the Assets or to shut in any such saltwater disposal wells, nor, to Contributor’s knowledge, has any such action by a Governmental Authority been threatened; and

(f)     all of the Wells that have been drilled and completed have been drilled and completed on lands currently covered by the Leases or on lands pooled, allocated or unitized therewith.

Section 5.13     Hydrocarbon Sales Agreements.

(a)     Exhibit C sets forth a true, correct and complete list of all Hydrocarbon Sales Agreements constitute, are included in, or are binding on the Assets.

(b)     Except as described in Schedule 5.13(b), no purchaser under any Hydrocarbon Sales Agreement has notified Contributor (or, to the knowledge of Contributor, the unaffiliated third-party operator of any Asset) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement or has otherwise failed or refused to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, other than such failures or refusals pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement.

(c)     Contributor is not obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment, “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Asset at some future time without then and thereafter receiving full payment therefor.

For purposes of this Agreement, the term “Hydrocarbon Sales Agreement” means any Hydrocarbon sales, purchase, gathering, transportation, treating, processing or marketing Contract that is currently in effect and under which Contributor is a seller of Hydrocarbons produced from the Assets (other than (i) joint operating agreements under which Contributor is not taking production in kind, (ii) “spot” sales agreements entered into in the ordinary course of business at the then current market index price with a term of twelve (12) months or less or (iii) agreements that are terminable by Contributor without penalty on ninety (90) days’ notice or less).

Section 5.14     Affiliate Transactions. Except as set forth in Schedule 5.14, there are no transactions or Contracts affecting any of the Assets between Contributor and any Affiliate of Contributor (“Affiliate Contracts”). As used in this Agreement, “Affiliate” means, with respect to any Person, each other Person directly or indirectly controlling, controlled by or under common control with such Person; and as used in this definition of “Affiliate”, (a) “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships, and (b) the terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly; provided, however, in no event shall any Contributor Non-Recourse Person constitute or be deemed an “Affiliate” of Contributor.

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Section 5.15     Gas Imbalances. To the knowledge of Contributor, Schedule 5.15 sets forth a true and complete amount, as of the date set forth on such Schedule 5.15, of all well, production or pipeline imbalances with respect to any of the Wells or Properties.

Section 5.16     Preferential Rights and Consents. Except as set forth in Schedule 5.16 or Customary Consents, there are no preferential rights to purchase, consents to assignment, tag-along rights, drag-along rights or similar rights or obligations that are applicable to the Assets and the Transactions.

Section 5.17     Unplugged Wells. Except for wells listed in Schedule 5.17, with regard to the Properties operated by Contributor, and, to the knowledge of Contributor, with regard to the Properties operated by third parties, there are no dry holes, or shut-in or otherwise inactive wells drilled or operated by Contributor or such third party operators that are included in the Properties that Contributor or such third party operator is currently obligated to plug and abandon, except for wells that have been plugged or abandoned in compliance with applicable Laws and regulations, and except for wells drilled to depths not included within the Properties.

Section 5.18     Operations. Schedule 5.18 contains a true and complete list of (a) all authorizations for expenditures or similar capital commitments (“AFE’s”) (i) binding on Contributor for operations that have not yet occurred and are applicable to the Assets in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest or (ii) received by Contributor from third parties for capital expenditures applicable to any Asset in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest that have been proposed by any party from operations to be conducted on or after the Original Execution Date, whether or not accepted by Contributor or any other party and that have not expired, and (b) all AFE’s binding on Contributor in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest and written commitments for all operations in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest applicable to the Assets or for other capital expenditures applicable to any Asset in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest for which all of the activities anticipated in such AFE’s or commitments have not been completed by the Original Execution Date and that have not expired. Except as set forth in Schedule 5.18, Contributor has no contractual financial obligation (as opposed to optional right) to drill any wells on or allocable to the Assets subsequent to the Original Execution Date under any Leases or Contracts.

Section 5.19     Area of Mutual Interest and Other Agreements. Except as set forth in Schedule 5.19 or Exhibit C, none of the Assets are subject to (a) any area of mutual interest agreement, or (b) any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made.

Section 5.20     Permits. Except as set forth in Schedule 5.20 and except with respect to Permits required or issued in accordance with Environmental Laws, Contributor possesses all Permits required to be obtained for the operation of the Assets as presently conducted and Contributor has not received from any Governmental Authority any written notice of any violations of the Permits that remain uncured or that any Permit will not be renewed.

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Section 5.21     Expenses. To the knowledge of Contributor, in the ordinary course of business, Contributor has paid all Property Costs due and payable by Contributor that are attributable to the ownership and operation of the Assets in a timely manner before becoming delinquent, except such costs and expenses as are disputed in good faith by Contributor.

Section 5.22     Bonds and Letters of Credit. Except as set forth in Schedule 5.22, there are no bonds, letters of credit, guarantees or other similar commitments (“Credit Support”) held by Contributor that are required by third parties in order for Contributor to own the Assets, and if operated by Contributor or an Affiliate of Contributor, to operate the Assets.

Section 5.23     Suspense Accounts. To the knowledge of Contributor as of the Original Execution Date, Schedule 5.23 sets forth a true and complete amount, as of the date set forth on such Schedule 5.23, of all third party proceeds of production from the Assets being held in suspense by Contributor (or an Affiliate of Contributor).

Section 5.24     Labor; Employee Benefits.

(a)     The list delivered by Contributor described in Section 7.11(a) sets forth as of the Original Execution Date as to all Contributor Employees and Contributor Consultants a complete and accurate list of (i) the job title, (ii) job location, (iii) base salary or hourly wage, (iv) bonus or other incentive compensation opportunity, if any, and (v) material employee benefit entitlements.

(b)     Except as set forth in Schedule 5.24, as of the Original Execution Date and with respect to Contributor Employees, (i) Contributor is not a party to, subject to, or negotiating any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other agreements with any union, works council or labor organization (each, a “Union,” and collectively, “Unions”) and has not been or done so in the last two (2) years; (ii) no Contributor Employee is, or purports to be, represented by any Union with respect to services provided related to the Assets, (iii) there are no current or, to Contributor’s knowledge threatened, strikes, labor disputes, slowdowns, work stoppages or other labor controversy involving the Assets or Contributor Employees and there have been no such activities for the last two (2) years; (iv) there are no current or, to the knowledge of Contributor, threatened union organizational campaigns, petitions or other unionization activities relating to Contributor Employees or the Assets, and there have been no such activities in the last two (2) years; and (v) to Contributor’s knowledge, there are no unfair labor practice complaints or any union representation questions or certification petitions involving the Assets or Contributor Employees pending before the National Labor Relations Board or other labor tribunal and there have been no such complaints, questions or petitions in the last two (2) years.

(c)     Except as set forth in Schedule 5.24, there are no pending, or to Contributor’s knowledge, threatened Proceedings of any kind and in any forum against or involving Contributor or any Contributor Affiliate by a Governmental Authority or by or on behalf of any current or former Contributor Employee or individual engaged by Contributor as an independent contractor whose duties involve providing material services with respect to the Assets (each, a “Contributor Consultant”), or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Employment Law.

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(d)     Other than Benefit Plans provided through a professional employer organization, staffing agency or similar entity or arrangement, neither Contributor nor any of its subsidiaries participates in nor have they ever participated in or had a contribution obligation or liability to any “multiple employer plan” subject to Section 4063 or 4064 of ERISA or Section 413 of the Code. Neither Contributor nor any of its subsidiaries participates in nor have they ever participated in or had a contribution obligation or liability to (i) any “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any “defined benefit plan” within the meaning of Section 3(35) of ERISA, or any “pension plan” as defined in Section 3(2) of ERISA that is or was subject to Title IV or ERISA.

Section 5.25     No Liens or Hedges. Except as set forth in Schedule 5.25, (a) none of the Assets are subject to any liens, security interests or similar encumbrances to secure obligations for indebtedness for borrowed money created by, through or under Contributor or its Affiliates (and any and all such liens, security interests or similar encumbrances described in Schedule 5.25 will be fully released and discharged at or prior to Closing), and (b) none of the Assets (or any Hydrocarbons produced or saved therefrom) have been dedicated to the performance of, or pledged to secure the performance of any commodity or interest rate hedge, futures, swap or similar agreement.

Section 5.26     Investment Intent; Accredited Investor. Contributor is an accredited investor as defined in Regulation D under the Securities Act. Contributor is acquiring the Stock Acquisition Price for its own account for investment and not with a view to, or for sale or other disposition in connection with any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

Article VI

Representations and Warranties of Acquiror parties

(a) (i) Acquiror represents and warrants to Contributor, as of the Original Execution Date, and (ii) Pure and HighPeak Energy represent and warrant to Contributor as of the Execution Date and the Closing Date, the representations and warranties set forth in Section 6.01 through Section 6.09 and (b) each Acquiror Party represents and warrants to Contributor, as of the Execution Date and as of the Closing Date the representations and warranties set forth in Section 6.10 and Section 6.11.

Section 6.01     Existence. Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has full legal power, right and authority to carry on its business in the State of Texas as such is now being conducted and as contemplated to be conducted.

Section 6.02     Legal Power. Acquiror has the legal power and right to enter into and perform this Agreement. The execution and delivery of this Agreement and the consummation of the Transactions will not violate, nor be in conflict with (a) any provision of Acquiror’s Organizational Documents, (b) any material agreement or instrument to which Acquiror is a party or by which Acquiror is bound; or (c) any judgment, order, ruling or decree applicable to Acquiror as a party in interest or any Law, rule or regulation applicable to Acquiror.

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Section 6.03     Execution. The execution, delivery and performance of this Agreement and the Transactions are duly and validly authorized by all requisite company action on the part of Acquiror. This Agreement constitutes, and the documents to be executed and delivered by Acquiror at the Closing will constitute, the legal, valid and binding obligations of Acquiror enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar Laws affecting the rights of creditors generally.

Section 6.04     Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of any Acquiror Party or any Affiliate of any Acquiror Party for which Contributor has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05    Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or, to the knowledge of Acquiror, threatened against Acquiror.

Section 6.06     Litigation. There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration Proceeding pending or, to Acquiror’s knowledge, threatened against Acquiror or any Affiliate of Acquiror that has materially affected or will materially affect Acquiror’s ability to consummate the Transactions.

Section 6.07     Independent Investigation. Each Acquiror Party is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, each Acquiror Party has relied solely upon Contributor’s representations, warranties and covenants in this Agreement, the Assignment and Closing Certificate and on each such Acquiror Party’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning the Transactions, the Assets and the value thereof. Each Acquiror Party acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, each Acquiror Party shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as each Acquiror Party has deemed necessary or appropriate to consummate the Transactions. Except for the representations and warranties expressly made by Contributor in Article V of this Agreement or the special warranty of Good and Defensible Title set forth in the Assignment, each Acquiror Party acknowledges that no member of the Contributor Indemnitees or any other Person has made, and each Acquiror Party has not relied upon, any representations or warranties, express or implied, as to Contributor, the Assets or any other matters, including the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the Assets. Each Acquiror Party specifically disclaims any obligation or duty by Contributor or any member of the Contributor Indemnitees to make any disclosures of fact in this Agreement not required to be disclosed pursuant to the express representations and warranties set forth herein and in the Assignment; provided, however, that nothing herein shall reduce or limit Contributor’s covenant and obligation to provide full access to Acquiror to Contributor’s Records, books and files related to the Assets. Each Acquiror Party understands and acknowledges that neither the SEC nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Acquiror Party.

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Section 6.08     Qualification. Acquiror shall be, at the time operations of the Assets are turned over to Acquiror pursuant to this Agreement and the Transition Agreement (as hereinafter defined), qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the Transactions will not cause Acquiror to be disqualified as such an owner or operator. To the extent required by the Law, as of the Closing, except to the extent Contributor (or its Affiliate) is providing for such operations and related security under the Transition Agreement, Acquiror currently has lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

Section 6.09     Financing.

(a)     As of the Closing, Acquiror shall have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay and fund all amounts required under Section 10.08(a) and Section 10.08(b) to Contributor at the Closing.

(b)     Except as expressly set forth in the Forward Purchase Agreement, there are no conditions precedent to the obligations of any Sponsor to perform its obligations under the Forward Purchase Agreement or any contractual contingencies that would permit any Sponsor to reduce the total amount of Forward Purchase Securities (as defined in the Forward Purchase Agreement) any Sponsor is required to purchase thereunder. Assuming the satisfaction of the conditions precedent set forth in Article IX, as of the Execution Date no Acquiror Party has Knowledge that Pure will be unable to satisfy all terms and conditions to be satisfied by it in the Forward Purchase Agreement on or prior to the Closing Date nor does Acquiror have knowledge that any Sponsor will not perform its obligations thereunder (subject to the terms and conditions thereof).

(c)     As of the Execution Date, the Forward Purchase Agreement is a valid and binding obligation of Pure and the Sponsor, except to the extent limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. As of the Execution Date, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Pure under the terms and conditions of the Forward Purchase Agreement. The Forward Purchase Agreement has not been modified or amended, as of the Execution Date and, as of the Execution Date, none of the commitments under the Forward Purchase Agreement have been withdrawn or rescinded in any respect; provided, however, that as contemplated pursuant to the HPK Business Combination Agreement the Forward Purchase Agreement will be amended and restated by the Forward Purchase Agreement Amendment.

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Section 6.10     Representations and Warranties Regarding Pure and the HighPeak Energy Entities.

(a)     Organization, Standing and Power. Pure (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect. Pure has made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the Execution Date. As of the Closing, the Organizational Documents of Pure have not been amended in any respect from the copy made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

(b)     Authority; No Violations; Consents and Approvals.

(i)      Pure has all requisite power and authority to execute and deliver this Agreement and to consummate the Contemplated Business Combination Transactions applicable to Pure, subject to receipt of the Pure Stockholder Approval. The execution and delivery of this Agreement by Pure and, subject to receipt of the Pure Stockholder Approval, the consummation by Pure of the Transactions applicable to Pure have been duly authorized by all necessary action on the part of Pure. This Agreement has been duly executed and delivered by Pure and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of Pure enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Pure Stockholder Approval.

(ii)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Pure to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Pure under, any provision of (A) the Organizational Documents of Pure, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Pure is a party or by which Pure’s properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.10(b)(iv) and Section 6.11(b)(iv) (including Customary Consents) are duly and timely obtained or made, any Law applicable to Pure or any of its properties or assets, other than, in the case of clause (B) and (C), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

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(iii)    Pure is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (A) the Organizational Documents of Pure or (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Pure is now a party or by which Pure or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(iv)    No consent or approval from, or notice to, any third party (other than a Governmental Authority) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Pure is now a party or by which Pure or any of its properties or assets is bound is required to be obtained or made by Pure in connection with the execution and delivery of this Agreement by Pure or the consummation by Pure of the Transactions applicable to Pure, other than the Pure Stockholder Approval, the HighPeak Energy Stockholder Approval, the Merger Sub Stockholder Approval and Customary Consents.

(c)     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Authority is required to be obtained or made by Pure in connection with the execution and delivery of this Agreement by Pure or the consummation by any Pure of the Transactions applicable to Pure, except for: (i) if required by the HSR Act, the filing of a HSR Act notification and report form by Pure or its Ultimate Pure Entity, (ii) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (iii) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(d)     Capitalization and Subsidiaries.

(i)      The authorized capital stock of Pure consists of (A) 200,000,000 shares of Pure Class A Common Stock, (B) 15,000,000 shares of Pure Class B Common Stock and (C) 1,000,000 shares of Pure Preferred Stock. As of the Execution Date: (1) 37,806,000 shares of Pure Class A Common Stock, 10,350,000 shares of Pure Class B Common Stock and no shares of Pure Preferred Stock were issued and outstanding; (2) a total of 30,980,000 Pure Warrants and Pure Private Placement Warrants were issued and outstanding and 30,980,000 shares of Pure Class A Common Stock were reserved for issuance upon the exercise of such Pure Warrants and Pure Private Placement Warrants; (3) no shares of Pure Class A Common Stock or Pure Class B Common Stock were subject to issuance upon exercise of outstanding options and (4) no Indebtedness of Pure having the right to vote (or convertible into Interests having the right to vote) on any matters on which the equityholders of Pure may vote was issued and outstanding (“Voting Debt”). No Pure Warrants or Pure Private Placement Warrants are exercisable until after the Closing. All (y) issued and outstanding shares of Pure Class A Common Stock and Pure Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (z) outstanding Pure Warrants and Pure Private Placement Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights.

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(ii)     Except as contemplated by this Agreement, the Forward Purchase Agreement and the HPK Business Combination Agreement, there are no outstanding Pure Equity Interests or securities convertible into or exchangeable or exercisable for Pure Equity Interests.

(iii)    Except as set forth in Section 6.10(d)(i) or as contemplated by Section 6.10(d)(ii), there are outstanding: (A) no Pure Equity Interests, Voting Debt or other voting securities of Pure; (B) no securities of Pure convertible into or exchangeable or exercisable for Pure Equity Interests, Voting Debt or other voting securities of Pure, and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Pure or any Subsidiary of Pure is a party or by which it is bound in any case obligating Pure or any Subsidiary of Pure to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities or Interests of Pure, or obligating Pure to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as contemplated by the Stockholders’ Agreement and that certain letter agreement, dated as of April 12, 2018, among Pure, the Sponsor, and officers and directors of Pure, there are not any stockholder agreements, voting trusts or other agreements or understandings to which Pure is a party or by which it is bound relating to the voting of any Pure Equity Interests.

(iv)    Other than Interests held directly in HighPeak Energy and indirectly in Merger Sub and HighPeak Energy’s right, on the terms and subject to the conditions set forth in the HPK Business Combination Agreement, to acquire the Transferred Entities at the closing thereunder, Pure does not own, directly or indirectly, any Interest in any other Person or have any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. As of the Execution Date and until the closing under the HPK Business Combination Agreement, Pure owns and shall own, directly, all of the issued and outstanding Interests in HighPeak Energy and, indirectly through HighPeak Energy, all of the issued and outstanding Interests in Merger Sub.

(e)     SEC Documents.

(i)     Pure has made available to Contributor (including via the EDGAR system) a true and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Pure with the SEC since its initial registration of the Pure Class A Common Stock (the “Pure SEC Documents”). Each of the Pure SEC Documents has been timely filed and, as of their respective dates, each of the Pure SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act or any other applicable Law, as the case may be, in each case, to the extent applicable to such Pure SEC Documents, and none of the Pure SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Pure has timely filed each report, statement, schedule, prospectus, and registration statement that Pure was required to file with the SEC since its inception. Pure has made available (including via the EDGAR system) to Contributor all material correspondence between the SEC on the one hand, and Pure or any of its Subsidiaries, on the other hand, since the initial registration of the Pure Common Stock. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Pure SEC Documents. To Pure’s Knowledge, (a) none of the Pure SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (b) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Pure SEC Document.

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(ii)     The financial statements of Pure included in the Pure SEC Documents complied, and in the case of financial statements to be filed following the Execution Date will comply, as to form in all material respects with Regulation S-X of the SEC, were or, when filed, will be prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S X of the SEC) and fairly present, and in the case of financial statements filed following the Execution Date will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Pure as of their respective dates and the results of operations and the cash flows of Pure for the periods presented therein.

(iii)     Pure makes and keeps books, records and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Pure has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a 15 under the Exchange Act) as required by Rule 13a 15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Pure in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder. Since December 31, 2018, (i) Pure has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Pure’s internal controls, (ii) Acquiror has no Knowledge of any fraud that involves management or other employees who have a significant role in Pure’s internal controls, and (iii) there have been no changes in internal controls or, to the Knowledge of Acquiror, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

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(f)     Compliance with Laws. Since the date of its incorporation, each HighPeak Energy Entity has been in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect. No HighPeak Energy Entity has received any written communication since the date of its incorporation from a Governmental Authority that alleges that any such Party is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have an Acquiror Party Material Adverse Effect.

(g)     Litigation. Except for such matters as have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect, there is no (i) Proceeding pending, or, to Pure’s Knowledge, threatened against any HighPeak Energy Entity or (ii) judgment, decree, injunction, ruling or order of any Governmental Authority or arbitrator outstanding against any HighPeak Energy Entity. To Pure’s Knowledge, as of the Execution Date, no officer or director of any HighPeak Energy Entity is a defendant in any material Proceeding in connection with his or her status as an officer or director of Pure. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Authority in effect to which any of any HighPeak Energy Entity or any of their Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of any HighPeak Energy Entity or any of their Subsidiaries as currently conducted.

(h)     Certain Contracts and Arrangements. The lists of exhibits contained in the Pure SEC Documents sets forth a true and complete list, as of the Execution Date, of (i) each agreement to which Pure is a party (other than this Agreement and the HPK Business Combination Transaction Documents) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S K of the SEC if such a registration statement was filed by Pure on the Execution Date, excluding customary non-competition agreements entered into by Pure or any of the HighPeak Energy Entities pursuant to customary non-disclosure agreements with third parties in connection with the evaluation by Pure or any of the HighPeak Energy Entities of oil and gas properties; (ii) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of any HighPeak Energy Entity’s business on a consolidated basis is conducted; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any HighPeak Energy Entity and its Subsidiaries; and (iv) any contract to which any HighPeak Energy Entity is a party that includes any Affiliate of any HighPeak Energy Entity (other than a Subsidiary of Pure) as a counterparty (collectively, the “Pure Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, an Acquiror Party Material Adverse Effect, no HighPeak Energy Entity is in breach or default under any Pure Contract nor, to Pure’s Knowledge as of the Execution Date, is any other party to any such Pure Contract in breach or default thereunder.

(i)     Solvency. No HighPeak Energy Entity is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any HighPeak Energy Entity. At the Closing, and immediately after giving effect to the Transactions, each HighPeak Energy Entity and each of the Transferred Entities (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.

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(j)     Board Approval; Vote Required. The board of directors of Pure (the “Pure Board”) (upon the recommendation of a special committee composed entirely of independent and disinterested members of the Pure Board (the “Special Committee”)) (i) has declared the advisability of the Contemplated Business Combination Transactions, including the Transaction, in accordance with applicable Law and as required by Pure’s Organizational Documents and (ii) approved this Agreement and the Transactions and determined that the transactions contemplated by the Contemplated Business Combination Transactions Documents, including this Agreement, are in the best interests of Pure and its stockholders, and has determined to recommend that holders of Pure Common Stock vote for approval of the Contemplated Business Combination Transactions, including the Transaction, at the Special Meeting to be held to consider approval of the Contemplated Business Combination Transactions. The affirmative vote cast by the holders of a majority of the outstanding shares of Pure Class A Common Stock and Pure Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, with respect to the Business Combination Proposal is the only vote of holders of any class or series of Pure’s capital stock necessary to approve the Business Combination Proposal. The Pure Stockholder Approval is the only vote of the holders of any class or series of Pure’s capital stock necessary to approve the transactions contemplated by the Contemplated Business Combination Transactions Documents, including this Agreement.

(k)     Listing. The issued and outstanding shares of Pure Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the Execution Date, are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PACQ”. There is no Proceeding pending or, to Pure’s Knowledge, threatened against Pure by Nasdaq or the SEC with respect to any intention by such entity to deregister the Pure Class A Common Stock or prohibit or terminate the listing of Pure Common Stock on Nasdaq. Pure has taken no action that is designed to terminate the registration of Pure Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Pure Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”), but will cease to be listed for trading from and after the Closing as the HighPeak Energy Common Stock will be so authorized for trading on Nasdaq or NYSE.

(l)     Trust Account. As of October 31, 2019, Pure had approximately $388,415,390.00 in the Pure Trust Account and held in trust by the Trustee pursuant to the Trust Agreement. The Pure Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Pure and, to the Knowledge of Pure, the Trustee, enforceable in accordance with its terms. As of the Execution Date, the Pure Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the Execution Date, there are no side letters and (except for the Pure Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, between Pure, on the one hand, and the Trustee or any other Person, on the other hand, that would (i) cause the description of the Pure Trust Agreement in Pure’s filings with the SEC to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Pure Class A Common Stock who shall have exercised their redemption rights) to any portion of the proceeds in the Pure Trust Account. Prior to the Closing, none of the funds held in the Pure Trust Account may be released except as set forth in the Pure Trust Agreement.

2 To be modified to conform to the opinion.

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(m)     Information Supplied. None of the information supplied or to be supplied by any Pure Party for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of Pure relating to seeking Pure Stockholder Approval at the Special Meeting, will, at the date mailed to the stockholders of Pure or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Pure makes no representation, warranty or covenant with respect to (i) statements made or incorporated by reference therein based on information supplied or to be supplied by Contributor for inclusion or incorporation by reference in the Proxy Statement or (ii) any projections or forecasts included in the Proxy Statement.

(n)     Absence of Certain Changes or Events.

(i)      Since December 31, 2018, there has not been any event, change, effect or development that, individually or in the aggregate, had an Acquiror Party Material Adverse Effect.

(ii)    From December 31, 2018, Pure and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of the Contemplated Business Transaction Documents, including this Agreement, and the Contemplated Business Combination Transactions, including the Transactions, contemplated hereby and thereby.

(o)     Taxes.

(i)       All material Tax Returns required to be filed by or with respect to each HighPeak Energy Entity have been duly and timely filed (taking into account any extension of time for filing) with the appropriate Governmental Authority, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by each HighPeak Energy Entity (or for which any HighPeak Energy Entity may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to each HighPeak Energy Entity have been satisfied in full. There are no Encumbrances (other than any Encumbrances for Taxes that are not yet due or delinquent, or, if delinquent, that are being contested in good faith in the ordinary course of business) on any of the assets of any HighPeak Energy Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)     There is no material Proceeding currently pending against any HighPeak Energy Entity in respect of any Tax or Tax Return.

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(iii)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by any HighPeak Energy Entity.

(iv)     There is no outstanding material claim, assessment or deficiency against any HighPeak Energy Entity for any Taxes that has been asserted in writing by any Governmental Authority.

(v)     No written claim has been made by any Governmental Authority to any HighPeak Energy Entity in a jurisdiction where such HighPeak Energy Entity does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any HighPeak Energy Entity.

(vi)    No HighPeak Energy Entity (1) is party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, and (2) other than with HighPeak Energy and Merger Sub, has been a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502 6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of any HighPeak Energy Entity, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or clause (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(vii)    No HighPeak Energy Entity has participated, nor is any HighPeak Energy Entity currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(viii)   Each of Pure, HighPeak Energy and Merger Sub is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

(ix)     Unless the election in Section 2.01(b)(i) is made by Acquiror, at the Closing Acquiror will be treated as an entity disregarded as separate from HighPeak Energy for U.S. federal income tax purposes.

(p)     No Additional Representations. Except for the representations and warranties made in this Article VI or in the other Transaction Documents, neither Pure nor any other Person on behalf of Pure makes any express or implied representation or warranty to Contributor with respect to Pure or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Pure hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Pure in this Article VI and the other Transaction Documents, neither Pure nor any other Person on behalf of Pure makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

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Section 6.11     Representations and Warranties Regarding HighPeak Energy.

(a)     Organization, Standing and Power. HighPeak Energy (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect. HighPeak Energy has heretofore made available to Contributor complete and correct copies of the Acquiror Party Organizational Documents and Contemplated Business Combination Transactions Documents, in each case, as of the Execution Date. As of the Closing, the Organizational Documents of the Acquiror Parties and HPK Business Combination Transactions Documents have not been amended in any respect from those made available to Contributor prior to the Execution Date.

(b)     Authority; No Violations; Consents and Approvals.

(i)     HighPeak Energy has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to HighPeak Energy, subject to receipt of the Pure Stockholder Approval, the HighPeak Energy Stockholder Approval and the Merger Sub Stockholder Approval. The execution and delivery of this Agreement by HighPeak Energy and, subject to receipt of the HighPeak Energy Stockholder Approval and the Merger Sub Stockholder Approval, the consummation of the Transactions applicable to each HighPeak Energy Entity  have been duly authorized by all necessary action on the part of such HighPeak Energy Entity. This Agreement has been duly executed and delivered by HighPeak Energy and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of HighPeak Energy enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Pure Stockholder Approval, HighPeak Energy Stockholder Approval and Merger Sub Stockholder Approval.

(ii)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of a HighPeak Energy or Entity to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of any HighPeak Energy Entity under, any provision of (A) the Organizational Documents of a HighPeak Energy Entity, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a HighPeak Energy Entity is a party or by which the properties or assets of a HighPeak Energy Entity are bound or (C) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.10(b)(iv) and Section 6.11(b)(iv) (including Customary Consents) are duly and timely obtained or made, any Law applicable to any HighPeak Energy Entity or any properties or assets of any HighPeak Energy Entity , other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

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(iii)    No HighPeak Energy Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (A) the Organizational Documents of a HighPeak Energy Entity or (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a HighPeak Energy Entity is a party or by which a HighPeak Energy Entity or any properties or assets of a HighPeak Energy Entity is bound, except for defaults or violations that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(iv)    No consent or approval from, or notice to, any third party (other than a Governmental Authority) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a HighPeak Energy Entity is now a party or by which a HighPeak Energy Entity or any properties or assets of a HighPeak Energy Entity is bound is required to be obtained or made by a HighPeak Energy Entity in connection with the execution and delivery of this Agreement or the consummation by the HighPeak Energy Entities  of the Transactions applicable to the HighPeak Energy Entities, other than the Pure Stockholder Approval, HighPeak Energy Stockholder Approval, Merger Sub Stockholder Approval and Customary Consents.

(c)     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by a HighPeak Energy Entity in connection with the execution and delivery of this Agreement or the consummation by the Transactions, except for: (i) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (ii) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(d)     Capitalization and Assets.

(i)      As of the Execution Date, the authorized capital stock of HighPeak Energy consists of 10,000 shares of HighPeak Energy Common Stock. Prior to the Closing, all of the outstanding Interests in HighPeak Energy are and will continue to be held by Pure.

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(ii)     As of Closing:

(A)      the authorized capital stock of HighPeak Energy shall consist of (A) 900,000,000 shares of HighPeak Energy Common Stock, and (B) 10,000,000 shares of HighPeak Energy Preferred Stock;

(B)     other than the HPK Stock Consideration to be issued to the HPK Contributors, the Forward Purchase Shares to be issued pursuant to the Amended Forward Purchase Agreement, other shares to be issued as contemplated in the HPK Business Combination Transaction Documents, the HighPeak Energy Common Stock to be issued to Contributor hereunder at Closing as the HighPeak Energy Common Stock Acquisition Price and to any Person with respect to the PIPE Investment, only 10,000 shares of HighPeak Energy Common Stock and no HighPeak Energy Preferred Stock were issued and outstanding;

(C)      38,480,000 HighPeak Energy Warrants, including HighPeak Energy Warrants issued pursuant to the Forward Purchase Agreement Amendment and the HighPeak Energy Warrants Acquisition Price, were issued and outstanding and 38,480,000 shares of Pure Class A Common Stock were reserved for issuance upon the exercise of such Pure Warrants;

(D)      Except for the LTIP, the warrants referred to in Section 6.11(d)(ii)(C) above and as set forth in Section 6.11(d)(iii) above; no shares of HighPeak Energy Common Stock were subject to issuance upon exercise of outstanding options or warrants, calls, rights (including preemptive rights), commitments or agreements to which a HighPeak Energy Entity is a party or by which it is bound in any case obligating a HighPeak Energy Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a HighPeak Energy Entity, or obligating a HighPeak Energy Entity to grant, extend or enter into any such option, warrant, call, right, commitment or agreement;

(E)      all issued and outstanding shares of HighPeak Energy Common Stock and outstanding HighPeak Energy Warrants (1) have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights (3) are not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer contained in the Registration Rights Agreement or in the Stockholders’ Agreement to be entered into in connection with the closing under the HPK Business Combination Agreement, (4) assuming the accuracy of the representations of Contributor in this Agreement, the HighPeak Energy Common Stock representing the Stock Acquisition Price will be issued in compliance with all applicable federal or state securities or “blue sky” laws and (5) not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of HighPeak Energy, commitments or agreements to which HighPeak Energy or any other Person is a party or by which it is bound.

(F)       No Voting Debt of HighPeak Energy is issued and outstanding.

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(G)      Except as contemplated by the Stockholders’ Agreement to be entered into in connection with the closing under the HPK Business Combination Agreement, there are not any voting or other agreements to which a HighPeak Energy Entity or any other Person is a party or by which it is bound relating to the voting of any Interests in a HighPeak Energy Entity.

(H)      Other than HighPeak Energy’s Interests in Merger Sub and HighPeak Energy’s right, on the terms and subject to the conditions set forth in the HPK Business Combination Agreement immediately prior to Closing, no HighPeak Energy Entity owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person.

(I)       Except for the registration rights agreement to be entered into pursuant to the HPK Business Combination Agreement, as set forth on Schedule 6.11(d)(ii)(I) or provided to any Person with respect to the PIPE Investment, no HighPeak Energy Entity is party to any contract, agreement or understanding that obligates it to (and does not otherwise have any obligation to) register for resale any Interests of HighPeak Energy. Complete and accurate copies of all contracts, agreements and understandings set forth on Schedule 6.11(d)(ii)(I) have been provided to Contributor prior to the Execution Date (including all amendments and modifications thereto).

(e)     No Indebtedness. Except for the Sponsor Loans, any revolving credit facility or term loan that any Acquiror Entity enters into in accordance with Section 7.1, no Acquiror Entity has any Indebtedness.

(g)     Permitted Transferees. At Closing Contributor is a Permitted Transferee (as defined in the Warrant Agreement) of the HighPeak Energy Warrants included in the HighPeak Energy Warrants Acquisition Price and shall have the right to exercise the HighPeak Energy Warrants in accordance with the terms thereof for a number of shares of HighPeak Energy Common Stock as calculated in accordance with Section 3.3.1(c) of the Warrant Agreement.

(h)     No Registration. HighPeak Energy is not, and immediately after the issuance and sale of the HighPeak Energy Common Stock comprising the Stock Acquisition Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

(i)     Takeover Laws. The Contemplated Business Combination Transactions (including the Transactions) are not subject to any applicable anti-takeover provisions related to business combinations in the State of Delaware, or any other similar Takeover Laws or any similar provision in the Pure’s Organizational Documents.

(k)     Listing. At Closing, the issued and outstanding shares of HighPeak Energy Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq or the NYSE. There is no Proceeding pending or, to HighPeak Energy’s Knowledge, threatened against HighPeak Energy’s by Nasdaq, the NYSE or the SEC with respect to any intention by such entity to deregister the HighPeak Energy Common Stock or prohibit or terminate the listing of HighPeak Energy Common Stock on Nasdaq or the NYSE, as applicable. HighPeak Energy has taken no action that is designed to terminate the registration of HighPeak Energy Common Stock under the Exchange Act. As of the Closing, the HighPeak Energy Common Stock shall be listed for trading, upon official notice of issuance, on Nasdaq or the NYSE.

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(l)     No Additional Representations. Except for the representations and warranties made in this Article VI and the other Transaction Documents, neither HighPeak Energy nor any other Person on behalf of HighPeak Energy makes any express or implied representation or warranty to Contributor with respect to HighPeak Energy or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and HighPeak Energy hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by HighPeak Energy in this Article VI and the other Transaction Documents, neither HighPeak Energy nor any other Person on behalf of HighPeak Energy makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

Article VII

Covenants

Section 7.01     Operation of the Assets Prior to the Closing.

(a)     From the Original Execution Date until Closing (the “Interim Period”), Contributor shall (i) maintain the Assets and operate the Contributor-operated Assets, and shall vote its interest under applicable operating agreements to cause any other operators to maintain the non-operated Assets and operate and administer the non-operated Assets, in a manner substantially consistent with its past practice before the execution of this Agreement, (ii) use commercially reasonable efforts to maintain all Permits required for ownership and operation of the Assets and timely submit applications required for renewal of such Permits, (iii) carry on its business with respect to the Assets in substantially the same manner as before the execution of this Agreement, (iv) use commercially reasonable efforts to maintain Contributor’s existing insurance with respect to the Assets and Contributor Employees, (v) cause its employees to furnish, to the extent required hereunder, Acquiror with such financial and operating data and other information with respect to the Assets as Acquiror may from time to time reasonably request, (vi) use commercially reasonable efforts to keep available the services of a sufficient complement of Contributor Employees and Contributor Consultants as reasonably necessary to maintain the Assets and operate the Contributor-operated Assets, and (vii) consult and coordinate with Acquiror on all operations (whether related to drilling, completion, workover, plug and abandonment, or other) relating to the Assets that may be proposed during, or has been previously approved and is being conducted during, the Interim Period. During the Interim Period and subject to Section 7.01(b), without the prior written consent of Acquiror, Contributor will not (A) affirmatively abandon any Contributor-operated Assets or vote its interests to abandon any Assets that are not operated by Contributor; (B) propose, agree to, consent to or commence any operations on the Assets anticipated to cost as to Contributor’s interest in the Assets in excess of One Hundred Thousand Dollars ($100,000) per operation, except (1) with Acquiror’s prior written consent, and/or (2) in connection with (aa) emergency operations, (bb) operations required or permitted under presently existing AFE’s described on Schedule 5.18 or (cc) operations undertaken to avoid any penalty provision of any applicable agreement or order (with respect to all such operations, Contributor shall notify Acquiror as soon as reasonably practicable), provided, however, that Contributor shall not commence completion operations for the Wells described in Section 10.02(a)(v); (C) convey, encumber or dispose of any part of the Assets (including, without limitation, any subsurface depths allocable or attributable to the Properties, regardless of whether such depths fall inside or outside of the Subject Formations) or any operating or other rights related thereto (other than the sale or disposal of personal property and equipment replaced with items of comparable or superior quality in the regular course of business and the sale of Hydrocarbons produced from the Assets in the regular course of business pursuant to existing Contracts or liens securing obligations in connection with indebtedness for borrowed monies incurred by Contributor to the extent such liens will be released prior to or at the Closing); (D) amend or terminate any Material Contracts; (E) enter into any agreements affecting the Assets or the ownership, development or operation thereof or that would constitute a Material Contract that would have to be disclosed on Exhibit C if they had existed as of the Original Execution Date; or (F) with respect to any Contributor Employee or Contributor Consultant, enter into any contract or agreement with or otherwise make any commitment to any Union.

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(b)     During the Interim Period, Contributor shall promptly provide Acquiror with all AFE’s received or to be delivered (after consultation with Acquiror) to third parties by Contributor in respect of the Assets; provided, however, that without Acquiror’s prior written consent, Contributor shall not propose any new drilling operations (other than those contemplated in Sections 10.02(a)(v), 10.02(b)(vii), 7.01(a)(vii)(bb) or 7.01(a)(vii)(cc)). With respect to AFE’s in excess of One Hundred Thousand Dollars ($100,000), net to Contributor’s interest (excluding those on Schedule 5.18), Contributor shall forward same to Acquiror at the address for Acquiror set forth in Section 15.12 of this Agreement, as soon as reasonably practicable following receipt thereof. Acquiror shall review and respond to same to Contributor, at the address for Contributor as set forth in Section 15.12 of this Agreement, within the earlier of five (5) Business Days of receipt thereof or forty eight (48) hours of any deadline for Contributor to respond with respect to such AFE under any applicable operating agreement or similar agreement with respect to such AFE. In the event Acquiror does not timely respond to any such AFE, Acquiror shall be deemed to have responded to same in the same manner as Contributor elects to vote.

(c)     Acquiror acknowledges that Contributor may own an undivided interest in certain of the Assets and Acquiror agrees that the acts or omissions of the other non-Affiliate Working Interest owners shall not constitute a violation of the provisions of this Article VII nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Contributor has voted its interest in a manner consistent with the provisions of this Article VII.

(d)     No later than September 1, 2019, Contributor has caused Acquiror to be named as an additional insured under its insurance policies (including, without limitation, to the extent covered by such insurance, with regard to casualty losses or adverse environmental incidents that occur between the date that Acquiror is named as an additional insured (which shall be no later than September 1, 2019) and the Closing), other than such policies for workers’ compensation and directors and officers liability; provided, however, in regards to any claims relating to the Assets for which Contributor would be entitled to insurance proceeds under its insurance attributable to the period between August 16, 2019 and the Closing Date, upon Closing, Contributor shall pay and assign all such insurance proceeds on to Acquiror; provided, further, that Contributor will cooperate and assist Acquiror in prosecuting all claims for insurance and maximize all proceeds available under such insurance.

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Section 7.02     Operation of the Assets After the Closing. After Closing, for the term mutually agreed to in the Transition Agreement attached hereto as Exhibit G, to be executed and delivered by the Parties at Closing, certain operations will be conducted in pursuant to the terms and conditions of such Transition Agreement.

Section 7.03     Access to Information. During the Interim Period, Contributor will give Acquiror and Acquiror’s agents and representatives, reasonable access to all of the Records in the possession or reasonable control of Contributor during Contributor’s normal business hours, in each case, to the extent that Contributor may provide such access without (a) violating applicable Laws or breaching any Contracts or other agreements or instruments, (b) waiving any legal privilege of Contributor, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (c) violating any obligations to any third party; provided, that, Contributor shall use commercially reasonable efforts to obtain consent for disclosure and copying of Records subject to restrictions under clauses (a) through (c) above. Such access shall be granted to Acquiror in the offices of Contributor located in The Woodlands, Texas. If the Closing does not occur, Acquiror shall (i) promptly return to Contributor or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Acquiror or any of Acquiror’s representatives and (ii) shall keep and shall cause each of Acquiror’s representatives to keep, any and all information obtained by or on behalf of Acquiror confidential in accordance with the terms of the Confidentiality Agreement.

Section 7.04     Consents and Operations. Contributor does not make any representation or warranty to Acquiror as to transferability or assignability of operatorship of the Assets or the ability of Acquiror or any other person to be designated or qualified as the operator of the Assets, provided, that, Contributor shall use commercially reasonable efforts to support the appointment or election of Acquiror (or its designee) as the successor operator with the other Working Interest owners.

Section 7.05     Accounting. During the Interim Period, Contributor will cooperate with and assist Acquiror in the transition of the joint interest billing and revenue disbursement accounting for the Assets pursuant to the Transition Agreement.

Section 7.06     Revenues, Costs and Expenses. If Closing occurs, Contributor and Acquiror will properly allocate revenues, costs and expenses (other than Asset Taxes, Income Taxes and Transfer Taxes) before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation, but only insofar as not accounted for in Sections 10.02, 10.03 or 10.04. All proceeds from the sale of Hydrocarbons produced from or attributable to the Assets prior to the Effective Time will be the property of Contributor. All proceeds from the sale of Hydrocarbons produced from or attributable to the Assets after the Effective Time will be the property of Acquiror.

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Section 7.07     Affiliate Contracts. Upon the written request of Acquiror at any time prior to the Closing, Contributor will promptly terminate any Affiliate Contracts selected by Acquiror for termination without cost or penalty to Acquiror or any Asset.

Section 7.08     Required Information.

(a)     Contributor acknowledges that Acquiror (or Acquiror’s Affiliate or successor) may be required pursuant to Regulation S-X under the Securities Act to disclose certain information with respect to Contributor. Accordingly, Contributor shall provide Acquiror (or Acquiror’s Affiliate or successor) (i) the audited balance sheets of Contributor as of December 31, 2018 and 2017 and Contributor’s audited income statements, statements of comprehensive income, statements of cash flows and members’ equity for the fiscal years ended December 31, 2018, 2017 and 2016 and all notes and schedules related thereto (including required supplemental oil and gas disclosures required under Accounting Standard Codification Topic 932) prepared in accordance with U.S. GAAP accounting standards (audited by Moss Adams LLP and/or Hein and Associates LLP) (collectively, the “Audited Financials”) and (ii) the AS 4105 reviewed unaudited interim financial statements of Contributor as of March 31, 2019 and the three months ended March 31, 2019 and 2018 (the “Required Contributor Information”).

(b)     Contributor acknowledges that Acquiror and its respective Affiliates may be required to include additional financial statements in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by Acquiror, Acquiror Party or any of their Affiliates pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”), including, but not limited to the financial statements set forth on Schedule 7.08 (the “Additional Financial Statements”) and other operating and financial information in the possession of Contributor relating to Contributor and the Assets as may be reasonably necessary in connection with complying with any other disclosure requirements under the Exchange Act or the Securities Act (collectively, the “Additional Information”), and that such Additional Financial Statements and Additional Information may be required to comply with the requirements of one or more registration statements, reports or other documents (collectively, the “SEC Documents”) required to be filed by Acquiror, Acquiror Party or any of their Affiliates under the Securities Act, the Exchange Act and the rules set forth in Regulation S-X, or other rules promulgated thereunder or needed in connection with an offering memorandum or private placement memorandum. Commencing on the Original Execution Date and until the termination of the Transition Services Agreement after the Closing Date, Contributor shall, and will cause its Affiliates to, use its commercially reasonable efforts to cause its accountants and counsel to assist Acquiror and its Affiliates in preparing and obtaining the Additional Financial Statements and Additional Information as promptly as reasonably practicable upon written request of Acquiror (or Acquiror’s Affiliate or permitted successor) and in accordance with any reasonable written instructions by Acquiror. Commencing on the Original Execution Date and for only through the termination of the Transition Services Agreement after the Closing Date, following reasonable advance notice from Acquiror to Contributor, Contributor shall provide Acquiror and its Affiliates and their respective representatives reasonable access during normal business hours to such records (including original source materials underlying such records), to the extent such information is available, and personnel of Contributor and its Affiliates and its accounting firms and/or counsel as Acquiror may reasonably request to enable any Acquiror Party and their respective representatives to prepare and obtain the Additional Financial Statements and Additional Information; provided, however, with respect to the foregoing covenant of Contributor to provide access to Contributor’s and its Affiliates accounting firms and counsel, Contributor’s obligations with respect to such access shall be limited to using commercially reasonable efforts to provide such access, including executing any customary waiver letters as reasonably requested by Acquiror (or Acquiror’s Affiliate or permitted successor). Commencing on the Original Execution Date and until the termination of the Transition Services Agreement after the Closing Date, to the extent requested by an Acquiror Party, Contributor will use its commercially reasonable efforts to obtain representation letters and similar documents (in each case, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit used in filings of acquired company financial statements under the Exchange Act) from applicable personnel of Contributor and its Affiliates as may be reasonably required in connection with the preparation of the Additional Financial Statements.

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(c)     Acquiror shall reimburse Contributor, within ten (10) Business Days after receipt of demand in writing therefor, for all reasonable documented costs and expenses incurred by Contributor and its Affiliates in connection with Contributor’s compliance with this Section 7.08.

(d)     All of the information provided or made available by Contributor pursuant to this Section 7.08 is given without any representation or warranty, express or implied, and no Contributor Indemnitee shall have any liability or responsibility with respect thereto. Acquiror, for itself and for each Acquiror Indemnitee, hereby releases, remises and forever discharges each Contributor Indemnitee from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which any Acquiror Indemnitee might now or subsequently may have, based on, relating to or arising out of Contributor’s obligations pursuant to this Section 7.08, including but not limited to the provision of the information required hereunder Notwithstanding the foregoing, nothing herein shall expand Contributor’s representations, warranties, covenants, or agreements set forth in this Agreement or give Acquiror, its Affiliates, or successors, or any third party any rights to which it is not otherwise entitled hereunder. Acquiror agrees to indemnify, defend and hold harmless each Contributor Indemnitee from and against any and all Losses (including court costs and reasonable attorneys’ fees) in connection with Contributor’s performance of any obligations or assistance provided under this Section 7.08, including Losses attributable to, arising out of or relating to any books, records, documents, representation letters or other information provided by or on behalf of any member of the Contributor Indemnitees in connection with this Section 7.08, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE CONTRIBUTOR INDEMNITEES BUT EXPRESSLY NOT INCLUDING CLAIMS RESULTING FROM CONTRIBUTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Notwithstanding anything herein to the contrary, in no event shall Contributor be obligated hereunder to disclose, provide or grant access to any books, records, information or documents to the extent such disclosure, provision or access would, in the reasonable discretion of Contributor, (i) violate applicable Laws, (ii) be likely to result in the waiver of any legal privilege of Contributor, any of its Affiliates, Non-Recourse Persons or its counselors, attorneys, accountants or consultants, or (iii) violate any obligations to any third party.

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Section 7.09     HSR If applicable, within ten (10) Business Days following the execution by the Parties of this Agreement, Acquiror and Contributor will each prepare and simultaneously file with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the notification and report form required for the Transactions by the HSR Act and request early termination of the waiting period thereunder. Acquiror and Contributors agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”). Acquiror and Contributor shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Acquiror’s and Contributors’ compliance with the HSR Act. Acquiror and Contributor shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Contributor and Acquiror shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate transactions contemplated under this Agreement as promptly as practicable and in any event not later than the date specified in Section 11.01(d), provided, however, nothing in this Agreement shall require Acquiror or Contributor to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Acquiror or Contributor (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of the Acquiror or Contributor or the Assets. The filing fees and costs and expenses associated with any such HSR Act filing shall be borne by Acquiror. Notwithstanding any provision of this Section 7.09, no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to the attorney-client privilege, work product doctrine or other similar privilege absent entering into a mutually acceptable joint defense agreement.

Section 7.10     Non-Competition Obligations. Upon Closing, Contributor and each of Patrick J. Noyes, Roger Smith, George Moretti Jr., Byron Hailey, Kyle Noyes and Thomas Belsha shall execute and deliver a Non-Competition Agreement, providing for a two-year term, covering certain restricted activities as to certain properties in Howard County, Texas, and in substantially the form attached hereto as Exhibit I (the “Non-Competition Agreement”). The execution and delivery of the Non-Competition Agreement by all parties thereto is acknowledged to be a condition precedent to Acquiror’s obligations to close and consummate the transactions under this Agreement, and Acquiror would not have agreed to this Agreement but for the obligation of all parties to the Non-Competition Agreement to execute, deliver and be bound by the post-Closing non-competition obligations set forth therein.

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Section 7.11     Labor; Employee Benefits.

(a)     Contributor Employees. Prior to the Original Execution Date, Contributor has delivered to Acquiror a list of those Contributor Employees to whom Acquiror or its Affiliates may make an offer of employment and Contributor Consultants by (i) job title, (ii) job location, (iii) base salary or hourly wage, (iv) bonus or other incentive compensation opportunity, if any, and (v) material employee benefit entitlements. Acquiror or its Affiliate may, but shall not be obligated to, offer employment to any such Contributor Employees or engagement with any such Contributor Consultants, with such offers to be effective as of 12:01 A.M. on the Closing Date (or (A) subject to subpart (B) below, with respect to any Contributor Employee who is on a leave of absence, effective as of 12:01 A.M. on such later date as such Contributor Employee is released to return to work or is entitled to be restored to employment and completes Acquiror’s or an Affiliate of Acquiror’s pre-hire process and (B) with respect to any Contributor Employee on such schedule that Contributor designates prior to Closing will be necessary (as determined in Contributor’s reasonable discretion) to perform services under the Transition Services Agreement, effective as of 12:01 A.M. on the date that Contributor is no longer required to perform such services under the Transition Services Agreement) (such date that a Contributor Employee or Contributor Consultant begins employment or engagement with the Acquiror or its Affiliate is referred to herein as his or her “Hire Date”). Any such offers of employment shall be made no later than ten (10) Business Days prior to the Closing Date. Such offers of employment, if any, shall be effective as of the Hire Date, on such terms and conditions as Acquiror may, in its sole discretion, determine. All Contributor Employees, if any, who are offered employment with Acquiror or one of its Affiliates (the “Acquiror Employer”) and who timely accept such offer of employment from Acquiror Employer are referred to herein as the “Offered Employees.” Those Offered Employees, if any, who commence employment with Acquiror Employer are referred to herein as the “Hired Employees.” Acquiror shall inform Contributor of the identities of any Offered Employees at least five (5) days in advance of the Closing Date. With respect to each Contributor Employee, regardless if such employee is an Offered Employee, if such employee accepts an offer of employment by Acquiror or its Affiliates within twelve (12) months of the Closing Date, Acquiror shall, or shall cause its Affiliate to, promptly (and in any event within five (5) Business Days of such event) notify Contributor in writing of the same. Nothing in this Agreement shall obligate Acquiror Employer to continue to employ any Hired Employee for any specific period of time or on any specific terms and conditions of employment.

(b)     Obligations of Contributor. Except with respect to payments owed to Contributor or its Affiliates under the Transition Agreement, Contributor shall be solely responsible, and Acquiror shall have no obligations whatsoever for, (i) any compensation or other amounts, including without limitation accrued but unpaid salary or wages, bonuses, commissions, severance or vacation or other paid time off, payable to any current or former Contributor Employee or Contributor Consultant for any period of service with Contributor at any time; (ii) the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of any of its current or former Contributor Employees or Contributor Consultants, or the spouses, dependents or beneficiaries thereof, under Contributor’s Benefit Plans; and (iii) all workers’ compensation claims of any current or former Contributor Employee or Contributor Consultant arising from any period of service with Contributor. Contributor shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Contributor shall be solely responsible, and Acquiror shall have no obligations whatsoever for, any compliance with or any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or analogous applicable Law), if applicable, with respect to periods prior to the Closing (regardless of when such obligation or liability arose or arises) for all Contributor Employees and at all times with respect to Contributor Employees who do not become Hired Employees of Acquiror or its Affiliates.

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(c)     Acquiror is not assuming, and shall not have any responsibility whatsoever for the continuation of, or any liabilities or obligations under or in connection with, any Benefit Plan, employee contract, collective bargaining agreement, or severance arrangement of Contributor or any of its ERISA Affiliates. Acquiror is not and shall not be deemed to be a successor employer to Contributor or any of its ERISA Affiliates, in respect of any of their Benefit Plans, and no plan adopted or maintained by Acquiror after the Closing Date is or shall be deemed to be a “successor plan” as such term is defined in Section 4021(a) of ERISA, of any Benefit Plan of Contributor or its ERISA Affiliates.

(d)     Contributor shall retain and be solely responsible for all liabilities under or in connection with any Benefit Plan, program, agreement or arrangement under which Contributor or its ERISA Affiliates has at any time had an obligation to make contributions, including, without limitation, any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee pension plan subject to Title IV of ERISA or Section 412 of the Code.

(e)     Contributor acknowledges and agrees that Contributor, shall be solely liable, and that Acquiror shall have no obligation or liability, for providing continuation coverage under and complying with Section 4980B of the Code, Sections 601 through 608 of ERISA, and any state health care continuation coverage Laws with respect to any individual who either prior to, on or after the Closing Date was covered under any group health plan contributed to or maintained by Contributor, or any other entity which together with Contributor would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, or who will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A 4 of the Treasury Regulations) in connection with the transaction contemplated hereto. Contributor agrees to provide, and to cause its Affiliates to provide, continuing health benefit coverage as described in Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) to all individuals who are M&A Qualified Beneficiaries with respect to the transaction described in this Agreement (“COBRA Beneficiaries”). Specifically, Contributor agrees that all obligations to provide COBRA Coverage to COBRA Beneficiaries are being allocated to and shall remain with Contributor and its Affiliates, as permitted by Q&A 7 of the Treasury Regulation Section 54.4980B-9.

(f)     For purposes of this Agreement, “Benefit Plan” means (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA, and (ii) any other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded).

(g)     The provisions of this Section 7.11 are solely for the benefit of the parties hereto and nothing in this Section 7.11, express or implied, shall confer upon any Contributor Employee or Contributor Consultant, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.11, express or implied, shall be (i) deemed an amendment of any Benefit Plan providing benefits to any Contributor Employee, or (ii) construed to prevent Acquiror or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Acquiror or its Affiliates may establish or maintain.

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Section 7.12     Amendment of Schedules. Acquiror agrees that, with respect to the representations and warranties of Contributor contained in this Agreement, Contributor shall have the continuing right until the Closing to add, supplement, or amend the Schedules to the representations and warranties of Contributor with respect to any matter hereafter arising and occurring after the Original Execution Date, which, if existing or known at the Original Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article IX have been fulfilled, the Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Original Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if Acquiror is entitled to terminate this Agreement pursuant to Article XI and Acquiror elects to waive such right to terminate this Agreement and the Closing shall occur, then in such event all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be waived and Acquiror shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise; provided further, however, that if Acquiror is not entitled to terminate this Agreement pursuant to Article XI, then Acquiror shall in no way waive any claims related to any such addition, supplement, or amendment thereto and may assert such claims under Article XII.

Section 7.13     Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 7.13, none of the Credit Support provided by or on behalf of any member of the Contributor Indemnitees in support of the obligations of any member of the Contributor Indemnitees related to the ownership or operation of the Assets shall be included in or constitute any Assets or be transferred to the Acquiror at Closing.

Section 7.14     Operation of Business of Pure and HighPeak Energy. From and after the Execution Date until the Closing (or earlier termination of this Agreement), except (x) as contemplated by this Agreement, the Offer or the HPK Business Combination Transaction Documents or (y) with the prior written approval of Contributor (which shall not be unreasonably withheld, conditioned or delayed with respect to any amendment requested under subpart (b) that would not be reasonably likely to have an adverse effect on the value of the Stock Acquisition Price or the consummation of any of the Contemplated Business Combination Transactions), neither Pure nor HighPeak Energy shall take any of the following actions:

(a)       conduct its businesses other than in the ordinary course or fail to use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers; and

(b)     amend or propose to amend (A) the Organizational Documents of Pure, except as contemplated by the HPK Business Combination Agreement, or HighPeak Energy or (B) the Pure Trust Agreement or any other agreement related to the Pure Trust Account, (C) except as contemplated by the HPK Business Combination Agreement, the Forward Purchase Agreement, (D) the HPK Business Combination Transactions Documents;

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(c)     offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Pure or HighPeak Energy, other than(A) issuances of HighPeak Energy Common Stock in connection with the PIPE Investment, or (B) issuances of HighPeak Energy Common Stock and HighPeak Energy Warrants in connection with the Forward Purchases or (C) issuances contemplated under the HPK Business Combination Agreement;

(d)      (i)  split, combine or reclassify any Interests in Pure or any of its Subsidiaries, (ii) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Pure or any of its Subsidiaries, (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Pure or any of its Subsidiaries, other than in connection with the Offer or (iv) prior to the termination of the HPK Business Combination Agreement, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pure or any of its Subsidiaries;

(e)      create, incur, guarantee or assume any Indebtedness (other than with respect to Sponsor Loans and Indebtedness incurred for working capital needs of HighPeak Energy or any of its respective Subsidiaries following the Closing) or otherwise become liable or responsible for the obligations of any other Person;

(f)      (i)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or division of a business organization, (ii) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (iii) make any loans, advances or capital contributions to, or investments in, any Person;

(g)      change in any material respect the material accounting principles, practices or methods of Pure, HighPeak Energy or any of its Subsidiaries, except as required by the GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions;

(h)      take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

(i)       fail to timely file all reports required to be filed with the SEC;

(j)      take any action that (i) would cause the Pure Common Stock to cease trading on Nasdaq prior to the Closing under the HPK Business Combination Agreements or (ii) after the consummation of the HPK Business Combination Transaction would cause the HighPeak Energy Common Stock to cease trading on Nasdaq or NYSE, as applicable;

(k)      take any action that would or would reasonably be expected to prevent the Contemplated Business Combination Transactions from qualifying (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code; or

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(l)       authorize, resolve, agree or commit to do any of the foregoing.

Section 7.15     The Proxy Statement and the Special Meeting.

(a)     As promptly as reasonably practicable after the Execution Date, Pure, the HPK Contributor, HighPeak Energy and Contributor will prepare and Pure will file with the SEC and seek SEC approval of a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Offer (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form. Unless the Pure Board has made a Change in Recommendation in accordance with the provisions of the Contemplated Business Combination Transactions Documents, including this Agreement, the Pure Board Recommendation shall be included in the Proxy Statement. Without limitation, in the Proxy Statement, Pure shall cause the Offer Documents to comply in all material respects with the Federal securities Laws. Pure shall provide copies of the proposed final form of Proxy Statement to Contributor such that Contributor and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Pure shall consider in good faith any comments of such Persons and shall make Pure’s Representatives available to discuss such comments with such Persons. Pure shall provide Contributor with copies of any written comments and inform Contributor of the material terms of any oral comments that Pure receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Pure and Contributor shall prepare any proposed written or material oral responses to such comments and Pure shall give Contributor a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Pure shall reasonably consider such comments in good faith. Pure shall give reasonable prior notice to Contributor of, and shall permit Contributor and its representatives to participate with Pure or its representatives in, any discussions or meetings with the SEC and its staff. Pure will cause the Proxy Statement to be transmitted to the holders of Pure Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)     Pure will take, in accordance with applicable Law, Nasdaq or NYSE rules, as applicable, the rules of any other applicable stock exchange and the Organizational Documents of Pure, all action necessary to call, hold and convene a special meeting of holders of Pure Common Stock (including any adjournment or postponement, the “Special Meeting”) to consider and vote upon the Business Combination Proposal, as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Subject to any adjournment in accordance with this Section 7.15, Pure will convene and hold the Special Meeting not later than ten (10) Business Days following the mailing of the Proxy Statement to the holders of Pure Common Stock. Once the Special Meeting to consider and vote upon the Business Combination Proposal has been called and noticed, Pure will not postpone or adjourn the Special Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Pure has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Pure Common Stock prior to the Special Meeting or (iii) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Pure Common Stock. Subject to Section 7.15(c), Pure will take all reasonable lawful action to solicit Pure Stockholder Approval of the Business Combination Proposal. Pure shall not terminate or withdraw the Offer, other than in connection with the valid termination of the HPK Business Combination Agreement or with the prior written consent of Contributor.

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(c)     The Pure Board (upon the recommendation of the Special Committee) will recommend that the holders of Pure Common Stock (i) seek (A) adoption and approval of the HPK Business Combination Transactions and this Agreement, comprising the Contemplated Business Combination Transactions by the Public Stockholders in accordance with applicable Law and exchange rules and regulations and (B) to obtain any and all other approvals the Parties mutually deem necessary or advisable to effect the consummation of the transactions contemplated by this Agreement, and (ii) file with the SEC the Offer Documents (the “Pure Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Pure Stockholder Approval at the Special Meeting, the Pure Board may, based upon the recommendation of the Special Committee, withdraw, modify or qualify in any manner the Pure Board Recommendation (any such action a “Change in Recommendation”) only (1) in response to an Intervening Event and (2) if, based on the recommendation of the Special Committee, the Pure Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its fiduciary duties under applicable Law; provided, however, that the Pure Board shall not be entitled to exercise its rights to make such a Change in Recommendation pursuant to this sentence unless (x) Pure has provided to Contributor three Business Days’ (a “Notice Period”) prior written notice advising Contributor that the Pure Board intends to take such action and specifying the reasons therefor in reasonable detail (including the facts and circumstances relating to such Intervening Event (an “Intervening Event Notice”) (it being understood that such Intervening Event Notice shall not in itself be deemed a Change in Recommendation and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Intervening Event Notice)), (y) during such Notice Period, if requested by Contributor, Pure shall, and shall make available and direct its applicable Representatives to, discuss and negotiate in good faith with Contributor any proposed modifications to the terms and conditions of this Agreement and (z) following such Notice Period, the Pure Board, after taking into account any modifications to the terms of this Agreement and the Transactions to which Contributor would agree, concludes in good faith, based on the recommendation of the Special Committee, and after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Pure or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (aa) change the approval of this Agreement or any other approval of the Pure Board or (bb) relieve Pure of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

(d)     Subject to the second sentence of this Section 7.15(d), but notwithstanding anything else to the contrary in this Agreement or any Offer Document, neither Pure nor HighPeak Energy shall make any public filing with respect to the Transactions (including, without limitation, the Offer Documents) without the prior written consent of Contributor, such consent not to be unreasonably withheld, conditioned or delayed. Pure and/or HighPeak Energy may make any public filing with respect to the Transactions to the extent required by applicable Law or in response to comments from the SEC or any other Governmental Authority; provided that Contributor shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by Contributor and Pure to be not so required, such filing shall not be made; and provided further, that with respect to all filings made with respect to the Transactions, Pure and HighPeak Energy shall give Contributor a reasonable opportunity to review and comment on any proposed filing and Pure and HighPeak Energy shall reasonably consider in good faith any such comments.

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(e)     If at any time prior to the Closing, any information relating to Pure, HighPeak Energy or any of their respective assets, subsidiaries, affiliates, officers or directors, should be discovered by Pure or HighPeak Energy that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Pure shall promptly notify Contributor and, subject to Contributor’s rights hereunder, an appropriate amendment or supplement describing such information shall be promptly filed by Pure and/or HighPeak Energy with the SEC and, to the extent required by law, disseminated by Pure and/or HighPeak Energy to the stockholders of Pure and/or HighPeak Energy.

Section 7.16     Business Combination Proposal.

(a)     Promptly following the Execution Date, Acquiror and Pure shall, and shall cause their Affiliates and each of the foregoing Person’s respective representatives to, cease any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date, other than with respect to the HPK Business Combination Transactions.

(b)     From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with Article XI, except in connection with any Contemplated Business Combination Transactions, Acquiror and Pure shall not, and shall cause their Affiliates and each of the foregoing Person’s respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any Business Combination Proposal, (ii) furnish to any Person any non-public information with respect to, or commence, continue or renew any due diligence investigation regarding, any Business Combination Proposal, or (iii) enter into any agreement regarding, or approve or recommend any agreement with respect to, any Business Combination Proposal.

Section 7.17     No Claim Against Trust Account.

(a)     Contributor acknowledges that Pure is a blank check company with the powers and privileges to effect a Business Combination (as defined in Pure’s Organizational Documents). Contributor further acknowledges that substantially all of Pure’s assets consist of the cash proceeds of Pure’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Pure Trust Account for the benefit of Pure, certain of its Public Stockholders and the underwriters of Pure’s initial public offering. For and in consideration of the Pure Parties entering into this Agreement, Contributor hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Pure Trust Account and agrees not to seek recourse against the Pure Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with any Pure Party; provided that (i) nothing herein shall serve to limit or prohibit Contributor’s right to pursue a claim against any Acquiror Party pursuant to this Agreement for legal relief against monies or other assets of any Acquiror Party held outside the Pure Trust Account or, subject to and in accordance with the terms hereof, for specific performance or other equitable relief in connection with the transactions contemplated hereby and (ii) nothing herein shall serve to limit or prohibit any claims that Contributor may have in the future pursuant to this Agreement against the assets or funds of any Acquiror Party hereto or any of their respective Subsidiaries that are, in each case, not held in the Pure Trust Account.

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(b)     Upon satisfaction or waiver of the conditions set forth in Article VII and Article VIII and provision of notice thereof by Pure and/or HighPeak Energy to the Trustee in accordance with the terms of the Pure Trust Agreement, (i) in accordance with and pursuant to the Pure Trust Agreement, at the Closing, Pure and HighPeak Energy shall cause the documents and notices required to be delivered to the Trustee pursuant to the Pure Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to holders of Pure Class A Common Stock, and (B) immediately thereafter, pay all remaining amounts then available in the Pure Trust Account in accordance with this Agreement and the Pure Trust Agreement, and (ii) thereafter, the Pure Trust Account shall terminate, except as otherwise provided in the Pure Trust Agreement.

Section 7.18     First Amended Charter and First Amended Bylaws; Requisite Approvals. At or prior to the Merger Effective Time, HighPeak Energy shall file an amended and restated certificate of incorporation with the Delaware Secretary of State in the form attached as an exhibit to the HPK Business Combination Agreement (the “First Amended Charter”); provided, however, that HighPeak Energy shall have no obligation to file the First Amended Charter until each of the applicable conditions to the Closing of the HPK Business Combination Agreement have been satisfied or irrevocably waived (other than those conditions that by their nature cannot be satisfied until the closing under the HPK Business Combination Agreement, but subject to such conditions being reasonably expected to be satisfied at the closing HPK Business Combination Agreement). Promptly (and in any event within twenty-four (24) hours) after the execution and delivery of the HPK Business Combination Agreement by the parties thereto, Pure, in its capacity as the sole stockholder of HighPeak Energy, shall deliver to HighPeak Energy and Contributor the HighPeak Energy Stockholder Approval.

Section 7.19     Listing Application. Pure and HighPeak Energy shall complete all such filings with the Nasdaq or NYSE and use their respective reasonable best efforts for Pure (and HighPeak Energy after the consummation of the HPK Business Combination Transactions) to remain listed as a public company on, and for shares of Pure (and HighPeak Energy after the consummation of the HPK Business Combination Transactions) to be listed for trading on, the applicable Nasdaq or NYSE market(s), subject to official notice of issuance. At the Closing, HighPeak Energy shall issue the Stock Acquisition Price to Contributor in accordance with all applicable securities Laws and the rules and policies of the Nasdaq or NYSE. Without limiting the generality of the foregoing, HighPeak Energy and Pure shall complete all such filings with the Nasdaq or NYSE and otherwise take all such actions as may be reasonably necessary for the Stock Acquisition Price to be approved for listing on the Nasdaq or NYSE, as applicable from and after the time of Closing, subject to official notice of issuance.

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Section 7.20     Forward Purchase Agreement. Pure shall use its commercially reasonable efforts to obtain the proceeds called for from the Sponsors under the Forward Purchase Agreement on terms and conditions no less favorable to Pure and/or HighPeak Energy than the terms and conditions described in the Forward Purchase Agreement, including commercially reasonable efforts to, as applicable, (i) maintain in effect the Forward Purchase Agreement and (ii) satisfy (or obtain a waiver of), on a timely basis, all conditions in the Forward Purchase Agreement that are within Pure’s and/or HighPeak Energy’s control. Except as contemplated by the Forward Purchase Agreement Amendment or expressly permitted in this Agreement, Pure and HighPeak Energy shall not, without the prior written consent of Contributor (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Forward Purchase Agreement if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Sponsors under the Forward Purchase Agreement or make the satisfaction of the conditions to any Sponsor’s purchase obligations under the Forward Purchase Agreement materially less likely to occur, (2) reduces the amount of Forward Purchase Securities the Sponsor is required to purchase under the Forward Purchase Agreement if Acquiror, Pure and/or HighPeak Energy do not otherwise have sufficient cash proceeds to consummate the Transactions and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Pure and/or HighPeak Energy to enforce its rights against any of the other parties to the Forward Purchase Agreement, relative to the ability of Pure and/or HighPeak Energy to enforce its respective rights against any of such other parties to the Forward Purchase Agreement as in effect on the Execution Date or (4) adds new (or modifies any existing) conditions to any Sponsor’s purchase obligations under the Forward Purchase Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate Forward Acquisition Price (as defined in the Forward Purchase Agreement) from any Sponsor under the Forward Purchase Agreement, or (B) terminate the Forward Purchase Agreement.

Section 7.21      Legend Removal. The legend on any shares of HighPeak Energy Common Stock comprising the Stock Acquisition Price covered by this Agreement shall be removed if (i) such shares of HighPeak Energy Common Stock are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such shares of HighPeak Energy Common Stock is effective under the Securities Act and the applicable holder of such shares of HighPeak Energy Common Stock delivers to HighPeak Energy an agreement pursuant to which such holder covenants and agrees that such shares of HighPeak Energy Common Stock will be sold under such effective registration statement, (iii) if such shares of HighPeak Energy Stock may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such shares of HighPeak Energy Common Stock are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such shares of HighPeak Energy Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by HighPeak Energy to confirm that the legend may be removed under applicable securities Laws. HighPeak Energy shall cooperate with the applicable holder of HighPeak Energy Common Stock covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 7.21 as soon as reasonably practicable after its receipt of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence).  HighPeak Energy shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7.21; provided, that the applicable holder shall be responsible for all legal fees and expenses of counsel incurred by such holder with respect to delivering any required legal opinion to HighPeak Energy.

Section 7.22     Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the Organizational Documents of Pure or HighPeak Energy is or may become applicable to the Transactions or HPK Business Combination Transactions, Pure and/or HighPeak Energy shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in such Organizational Documents on such Transactions and/or HPK Business Combination Transactions.

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Article VIII
Conditions to Obligations of Contributor

The obligations of Contributor to consummate the Transactions are subject, at the option of Contributor, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01     Representations. The representations and warranties of Acquiror Parties in Article VI of this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Acquiror Parties in Article VI that are qualified by materiality shall be true and correct in all respects, in each case at and as of the Closing Date as though made on and as of such date, except those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and except for such breaches or inaccuracies of the representations or warranties of Acquiror Parties in Article VI, if any, as would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole that results in Losses of at least Forty-Six Million, One Hundred Twenty-Five Thousand Dollars ($46,125,000.00); provided, however, that “Material Adverse Effect” shall not include a material adverse effect resulting from (a) general changes in Hydrocarbon or other commodity prices, (b) general changes in industry or economic conditions, (c) changes in Laws or in regulatory policies, (d) changes or conditions resulting from civil unrest or similar disorder, terrorism, casualty loss, acts of God or natural disasters, (e) changes or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law, (f) changes or conditions that are cured or eliminated by the earlier of Closing or the termination of this Agreement, (g) any reclassification or recalculation of reserves in the ordinary course of business, (h) any effect resulting from any action taken by Acquiror or any Affiliate of Acquiror, other than those expressly permitted in accordance with the terms of this Agreement, (i) any action taken by Contributor or any Affiliate of Contributor with Acquiror’s written consent or that are otherwise permitted or prescribed hereunder, (j) natural declines in well performance, (k) entering into this Agreement or the announcement of the Transactions or the performance of the covenants set forth in Article VII, or (l) any matters, facts, or disclosures set forth in the Schedules hereto.

Section 8.02     Performance. Acquiror Parties shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03     Pending Matters. No suit, action or other Proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the Transactions.

Section 8.04     HSR. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.

Section 8.05    Acquisition Price. Acquiror Parties shall have delivered to Contributor, the Closing Payment and the Stock Acquisition Price, and (a) to Escrow Agent, Defect Escrow Amount, if applicable, as provided in Section 10.08.

Section 8.06  Execution and Delivery of the Closing Documents. The applicable Acquiror Parties shall have executed, acknowledged and delivered (or be ready, willing and able to execute, acknowledge and deliver), as appropriate, to Contributor all closing documents described in Section 10.08.

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Section 8.07     Listing. The shares of HighPeak Energy Stock constituting the HighPeak Energy Common Stock Acquisition Price pursuant to this Agreement shall have been authorized for listing, upon official notice of issuance, on the Nasdaq or NYSE.

Section 8.08     Required Pure Stockholder Approval. The Contemplated Business Combination Transactions and all other approvals reasonably necessary to effect the consummation of the Contemplated Business Combination Transactions shall have been approved by the Pure Stockholder Approval at the Special Meeting, the Merger Sub Stockholder Approval and the HighPeak Energy Stockholder Approval.

Section 8.09     Net Tangible Assets. Pure shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

Section 8.10     Completion of the Offer. The Offer shall have been completed in accordance with the terms hereof and the Offer Documents;

Section 8.11     No Amendment of HPK Business Combination Transactions Documents. Prior to the Closing, neither the HPK Business Combination Transactions Documents nor, except as contemplated by the HPK Business Combination Agreement, the Forward Purchase Agreement will be amended or modified without the prior written consent of the Contributor (other than any amendments that are permitted under Section 7.14(b)).

Section 8.12     Closing of HPK Business Combination Transactions. Each of the conditions to closing of the HPK Business Combination Transaction have been satisfied and the HPK Business Combination Transactions will close in connection with and immediately prior to the Closing of this Transaction.

Section 8.13     Minimum Available Liquidity. The amount of Available Liquidity shall not be less than Two Hundred Seventy-Five Million Dollars ($275,000,000.00).

Article IX
Conditions to Obligations of Acquiror

The obligations of Acquiror to consummate the Transactions are subject, at the option of Acquiror, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01     Representations. The representations and warranties of Contributor in Article V of this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Contributor in Article V that are qualified by materiality shall be true and correct in all respects, in each case at and as of the Closing Date as though made on and as of such date, except those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and except for such breaches or inaccuracies of the representations or warranties of Contributor in Article V, if any, as would not have a Material Adverse Effect.

Section 9.02     Performance. Contributor shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing, provided, that, Contributor shall be deemed to have performed such material obligations and performed and complied with such covenants and agreements unless any failure to perform or comply with any such obligations, covenants or agreements is the result of the willful misconduct or gross negligence of Contributor.

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Section 9.03     Pending Matters. No suit, action or other Proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the Transactions.

Section 9.04     HSR. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.

Section 9.05     Execution and Delivery of the Closing Documents. Contributor shall have executed, acknowledged and delivered (or be ready, willing and able to execute, acknowledge and deliver), as appropriate, to Acquiror all closing documents described in Section 10.07; and all parties to the Non-Competition Agreement described in Section 10.07(h) shall have executed and delivered such agreement to Acquiror.

Article X
The Closing

Section 10.01     Time and Place of the Closing. If the conditions referred to in Article VIII and IX of this Agreement have been satisfied, the closing of the Transactions (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, located at 1001 Fannin, Suite 2500, Houston, Texas 77002-6760 at 9:00 a.m. on February 21, 2020 (as may be extended pursuant to Section 2.02(a) above, the “Target Closing Date”). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 10.02     Adjustments to Acquisition Price at the Closing.

(a)     At the Closing, the Acquisition Price shall be increased by the following amounts to the extent known, with all such amounts (other than any Asset Taxes, which shall be determined in accordance with Section 10.06) being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):

(i)     the amount of all Asset Taxes allocated to Acquiror in accordance with Section 10.06 but paid or otherwise economically borne by Contributor;

(ii)     an amount equal to all Property Costs (including prepaid Property Costs, any and all rentals, capital expenditures, insurance and lease operating expenses and any and all such costs chargeable to the Working Interest of third party non-operators with respect to the applicable operations where Contributor is the operator of the Asset) paid by Contributor that are attributable to Contributor’s interests in the Assets and attributable to the period of time from and after the Effective Time, excluding (x) costs, expenses and Losses for which Contributor is liable under the other terms of this Agreement and (y) any Asset Taxes, Income Taxes and Transfer Taxes;

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(iii)     the value of all merchantable Hydrocarbons attributable to the Wells in storage as of the Effective Time above the sales connection or upstream of the applicable sales meter (and above the applicable pipeline connection for such storage tank), such value to be at a price of $57.85 per barrel, less gravity adjustments deducted by the purchaser of such Hydrocarbons;

(iv)     an amount equal to the sum of (A) the amount of all lease bonuses, brokerage costs, abstract fees and other direct costs and expenses paid or incurred by Contributor attributable to the acquisition by Contributor of the Approved Oil and Gas Leases prior to Closing, plus (B) an incentive payment of fifty percent (50%) of all lease bonuses and direct costs and expenses, including for term assignments, paid or incurred by Contributor for the acquisition of any such Approved Oil and Gas Lease (the “Incentive Payment”); provided that the total amount paid and/or reimbursed by Acquiror (or for which the Acquisition Price will be adjusted) for (1) lease bonuses, brokerage costs, abstract fees and other direct costs and expenses plus (2) the Incentive Payment shall not exceed Fifteen Thousand Dollars ($15,000) per net acre acquired for an Approved Oil and Gas Lease. Such amounts will be paid regardless of whether incurred before or after the Effective Time, insofar as such Leases are Approved Oil and Gas Lease;

(v)     an amount equal to the sum of (A) all capital costs and expenses paid by or on behalf of Contributor prior to Closing related to the drilling, completing, or equipping of the following (regardless of whether incurred prior to or after the Effective Time): (1) Oldham Trust 3875LS (API# 42-227-39921), located in Howard County, Texas; (2) Oldham Trust 3876WA (API# 42-227-39922), located in Howard County, Texas; (3) Wright 39-46 1WA 1 (API# 42-227-40095), located in Howard County, Texas; (4) Wright 39-46 2WA 1 (API# 42-227-40097), located in Howard County, Texas; (5) Wright 39-46 3WA 1 (API# 42-227-40099), located in Howard County, Texas; (6) Wright 39-46 4WA 1  (API# 42-227-40109), located in Howard County, Texas; (7) Wright 39-46 1LS 1 (API# 42-227-40096), located in Howard County, Texas; (8) Wright 39-46 2LS 1 (API# 42-227-40098), located in Howard County, Texas; (9) Wright 39-46 3LS 1 (API# 42-227-40100), located in Howard County, Texas; and (B) all capital costs and expenses (net to Contributor’s interest) paid by or on behalf of Contributor after the period of time beginning on May 1, 2019 related to the drilling, completing, or equipping of the following wells (regardless of whether incurred prior to or after the Effective Time) (1) Pacer Burton 13-12 4AH (API# 42-227-39919), located in Howard County, Texas; (2) Vince Everett 13-12 1AH (API# 42-227-39920), located in Howard County, Texas; (3) Vizzini 2745WA (API# 42-227-39894), located in Howard County, Texas; (4) Buttercup 2744WA (API# 42-227-39895), located in Howard County, Texas; (5) Mozetti Unit B 48-37 5SH (API# 42-227-39987), located in Howard County, Texas; (6) Mozetti Unit B 48-37 6AH (API# 42-227-39988), located in Howard County, Texas; (7) Middleton Unit B 47-38 5SH (API# 42-227-40102), located in Howard County, Texas; (8) Middleton Unit B 47-38 6AH (API # 42-227-40103), located in Howard County, Texas; (9) Tiger 26-35 2SH (API# 42-227-40059), located in Howard County, Texas; (10) Tiger 26-35 2AH (API# 42-227-40058), located in Howard County, Texas; (11) Mr. Hobbs 11-14-23 H 1W (API# 42-227-40052), located in Howard County, Texas; (12) Getlo 25-36 2SH (API# 42-227-40001), located in Howard County, Texas; and (13) Getlo 25-36 2AH (API# 42-227-40000), located in Howard County, Texas (such operations, collectively, the “Acquiror Benefit Operations”);

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(vi)     the amount of an overhead reimbursement fee equal to Six Hundred Eleven Thousand Dollars ($611,000) per month for each calendar month between the Original Execution Date and the Closing Date; and

(vii)     any other amount provided for in this Agreement or agreed upon by Acquiror and Contributor.

(b)     At the Closing, the Acquisition Price shall be decreased by the following amounts to the extent known, with all such amounts (other than any Asset Taxes, which shall be determined in accordance with Section 10.06) being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):

(i)     an amount of all Asset Taxes allocated to Contributor in accordance with Section 10.06 but paid or otherwise economically borne by Acquiror;

(ii)     an amount equal to the aggregate amount of the proceeds and benefits received and retained by Contributor attributable to its interest in the Assets, including, without limitation, any proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other similar burdens on or payable out of production, gathering, processing and transportation costs not reimbursed to Contributor by the purchaser of production) produced from the Properties from and after the Effective Time;

(iii)     the Allocated Value of any (A) Properties sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06, (B) Assets excluded from the Transactions due to failure to obtain a Hard Consent or (C) Assets excluded from the transaction pursuant to Section 4.04(c), Section 4.08 and Section 4.11(b);

(iv)     all downward Acquisition Price adjustments for Title Defects and Environmental Defects provided under Section 4.04 and Section 4.11, subject to Sections 4.12 and 4.16;

(v)     all downward Acquisition Price adjustments for casualty losses as provided under Section 13.04;

(vi)     an amount equal to all Property Costs (including rentals, capital expenditures, insurance and lease operating expenses) paid by or on behalf of Acquiror that are allocable to Contributor’s interests in the Assets and attributable to the period of time prior to the Effective Time (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes);

(vii)     an amount equal to all capital costs and expenses (net to Contributor’s interest) paid by or on behalf of Acquiror related to the drilling, completing, or equipping of the following wells, as well as any other costs incurred to bring such wells online (regardless of whether any of these costs are incurred prior to or after the Effective Time): (A) Morgan-Neal 39-26 3WB (API# 42-227-39641), located in Howard County, Texas, (B) Morgan-Neal Unit 2 39-26 2WA (API# 42-227-39824), located in Howard County, Texas, (C) Morgan-Neal 39-26 2LS (API# 42-227-39852), located in Howard County, Texas, (D) Morgan-Neal Unit No. 2 39-26 1LS (API# 42-227-39859), located in Howard County, Texas, (E) Morgan-Neal Unit No. 2 39-26 1WA (API# 42-227-39860), located in Howard County, Texas, (F) Whitaker 39-46 6LS (API# 42-227-39942), located in Howard County, Texas, (G) Whitaker 39-46 LS 7LS (API# 42-227-39943), located in Howard County, Texas, (H) Whitaker 39-46 6WA (API# 42-227-40005), located in Howard County, Texas, (I) Whitaker 39-46 5WA (API# 42-227-40006), located in Howard County, Texas (“Contributor Responsibility Operations”);

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(viii)     an amount equal to all cash in, or attributable to, accounts in which third party proceeds of production from the Assets are being held in suspense by Contributor or an Affiliate of Contributor, and any interest thereon (the “Suspense Accounts”); and

(ix)     any other amount provided for in this Agreement or agreed upon by Acquiror and Contributor.

(c)     If an aggregate net gas imbalance relative to the Subject Interests exists as of the Effective Time based upon the information in Schedule 5.15 attached hereto or any subsequent independent gas balancing statements (a “Gas Imbalance”), the Acquisition Price shall remain the same if the Properties are underproduced, or decreased if the Subject Interests are overproduced, by the product of (i) the amount (measured in thousand cubic feet “Mcf”) of such Gas Imbalance, and (ii) $0.10 per Mcf.

(d)     The Acquisition Price shall also be reduced by the aggregate amount of any remaining advance cash calls or deposits paid to Contributor (or its Affiliate) in its capacity as operator of the Assets by co-working interest owners with respect to operations on the Assets which have not been completed as of the date that Acquiror (or its designee) assumes operations of the Assets;

(e)     The adjustments described in Sections 10.02(a), (b), (c) and (d) are hereinafter referred to as the “Acquisition Price Adjustments.”

Section 10.03     Pre-Closing Allocations/Statement.

(a)     Provided that the Closing occurs, appropriate adjustments shall be made in the Closing Statement (as hereinafter defined) formed between Acquiror and Contributor so that (i) Acquiror will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time (other than (x) those liabilities or Losses for which Contributor is liable under the terms of this Agreement and (y) any Asset Taxes, Income Taxes and Transfer Taxes), including, without limitation, all drilling costs, all capital expenditures and all overhead charges under applicable operating or other agreements (regardless of whether Contributor or an Affiliate of Contributor serves as operator prior to the Closing), and (ii) Contributor will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time (other than the stock tank oil for which Contributor has received an upward adjustment to the Acquisition Price) and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all costs and expenses (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) that are incurred in the ownership or operation of the Assets prior to the Effective Time including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements.

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(b)     Not later than three (3) Business Days prior to the Closing, Contributor shall prepare and deliver to Acquiror a statement setting forth (i) the estimated Acquisition Price Adjustments taking into account the foregoing principles, (ii) the Persons, accounts and amounts of disbursements that Contributor designates and nominates to receive the Closing Payment and the (iii) wiring instructions for all such payments and disbursements (the “Closing Statement”). Contributor shall make available to Acquiror all documents in Contributor’s possession supporting the estimated Acquisition Price Adjustments. The Closing Payment paid by Acquiror to Contributor at Closing shall be calculated using the Acquisition Price, as adjusted by the estimated Acquisition Price Adjustments set forth in the Closing Statement; provided, that, if Acquiror notifies Contributor on or before the Closing Date that it disputes Contributor’s estimate of the Acquisition Price Adjustments, then the Acquisition Price paid at Closing shall be the Acquisition Price Adjustments proposed by Contributor.

(c)     Without duplication of any adjustments made pursuant to Section 10.02, (i) should Acquiror or any Affiliate of Acquiror receive prior to the one year anniversary of the Closing Date any proceeds or other income to which Contributor is entitled under Section 10.03(a), Acquiror shall fully disclose, account for, and promptly remit the same to Contributor, (ii) should Contributor or any Affiliate of Contributor receive prior to the one year anniversary of the Closing Date any proceeds or other income to which Acquiror is entitled under Section 10.03(a), Contributor shall fully disclose, account for, and promptly remit the same to Acquiror, (iii) should Acquiror, or any Affiliate of Acquiror, pay prior to the one year anniversary of the Closing Date but before the Final Settlement Date any (A) Property Costs attributable to periods prior to the Effective Time (other than capital costs and expenses attributable to Acquiror Benefit Operations) or (B) capital costs or expenses attributable to Contributor Responsibility Operations (regardless of whether attributable to periods prior to or after the Effective Time), Acquiror shall be reimbursed by Contributor promptly after receipt of Acquiror’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment and (iv) should Contributor, or any Affiliate of Contributor, prior to Closing, pay (A) any Property Costs attributable to periods after the Effective Time (other than capital costs and expenses attributable to Contributor Responsibility Operations) or (B) capital costs or expenses attributable to Acquiror Benefit Operations (regardless of whether attributable to periods prior to or after the Effective Time), Contributor shall be reimbursed by Acquiror promptly after receipt of Contributor’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d)     Notwithstanding anything herein to the contrary, Contributor, at its option, may elect to make all or a part of any payments required to be made by Contributor hereunder to Acquiror or any Acquiror Indemnitee (A) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (B) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Stock (if any) as elected by Contributor (rounded up to the nearest number of whole shares) calculated by dividing (1) the amount of such payment by (2) the applicable Share Price or (C) any combination of cash or HighPeak Energy Stock as determined under subpart (B).

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Section 10.04     Post-Closing Adjustments to Acquisition Price.

(a)     On or before ninety (90) days after the Closing Date, Contributor shall prepare and deliver to Acquiror a revised Closing Statement setting forth the actual Acquisition Price Adjustments (which Acquisition Price calculation shall exclude the Defect Escrow Amount, which shall be maintained and disbursed in accordance with the terms of Section 4.11(b)). To the extent reasonably required by Contributor, Acquiror shall assist in the preparation of the revised Closing Statement. Contributor shall provide Acquiror such data and information as Acquiror may reasonably request supporting the amounts reflected on the revised Closing Statement in order to permit Acquiror to perform or cause to be performed an audit. The revised Closing Statement shall, without limiting Section 10.06(c), become final and binding upon the Parties on the sixtieth (60th) day following receipt thereof by Acquiror (the “Final Settlement Date”), unless Acquiror gives written notice of its disagreement (a “Notice of Disagreement”) to Contributor prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Contributor prior to the Final Settlement Date and the Parties are unable to otherwise resolve the dispute evidenced by the Notice of Disagreement, then either Party may elect to have the dispute evidenced by the Notice of Disagreement resolved by arbitration in accordance with Article XIV. If Contributor fails to deliver to Acquiror a revised Closing Statement on or before ninety (90) days after the Closing Date, then Acquiror may elect to compel Contributor’s delivery of a revised Closing Statement and seek the resolution of all matters related thereto by arbitration in accordance with Article XIV.

(b)     If the amount of the adjusted Acquisition Price as set forth on the Final Statement (defined below) exceeds an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date, then Acquiror shall pay to Contributor, the amount by which the adjusted Acquisition Price as set forth on the Final Statement exceeds an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date within five (5) Business Days after the Final Settlement Date. If the amount of the adjusted Acquisition Price as set forth on the Final Statement is less than an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date, then Contributor shall pay to Acquiror the amount by which the Acquisition Price as set forth on the Final Statement is less than an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date within five (5) Business Days after the Final Settlement Date. For purposes of this Agreement, the term “Final Statement” shall mean (i) if the revised Closing Statement becomes final pursuant to Section 10.04(a), such revised Closing Statement, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Closing Statement reflecting such resolution, which the Parties shall issue following such resolution.

(c)     Notwithstanding anything herein to the contrary, Contributor, at its option, may elect to make all or a part of any payments required to be made by Contributor hereunder to Acquiror or any Acquiror Indemnitee (A) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (B) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Stock (if any) as elected by Contributor (rounded up to the nearest number of whole shares) calculated by dividing (1) the amount of such payment by (2) the applicable Share Price or (C) any combination of cash or HighPeak Energy Stock as determined under subpart (B).

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Section 10.05     Transfer Taxes. The Parties agree that the Transactions will be treated for Transfer Tax purposes as the transfer of real property, with tangible personal property being transferred incidental to such real property; accordingly, (a) the Parties do not anticipate that any Transfer Taxes will be incurred or imposed with respect to the Transactions, and agree that no Transfer Taxes will be collected at Closing, and (b) the Parties agree to not take any position inconsistent with such treatment. If any Transfer Taxes are determined by a Governmental Authority to be imposed with respect to such Transactions, such Transfer Taxes shall be borne by Acquiror; provided, that Contributor shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by law to collect and remit. Acquiror and Contributor shall cooperate in minimizing, to the extent permissible under Law, the amount of Transfer Taxes and in establishing that the requirements for any applicable exemption from Transfer Taxes have been satisfied.

Section 10.06     Tax Matters.

(a)     Contributor shall be allocated and bear all Asset Taxes for any Tax period ending prior to the Effective Time and the portion of any Straddle Period ending prior to the Effective Time. Acquiror shall be allocated and bear all Asset Taxes for any Tax period beginning at or after the Effective Time and the portion of any Straddle Period that begins at the Effective Time; provided, however, that Contributor (not Acquiror) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to tax to the extent attributable to a breach by Contributor of the representations and warranties set forth in Section 5.06.

(b)     For purposes of Section 10.06(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

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(c)     To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Sections 10.02, 10.03 or 10.04, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Statement (as finally determined pursuant to Section 10.04), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 10.06(a) and Section 10.06(b).

(d)     Subject to the Transition Agreement, Acquiror shall (i) pay any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and file or cause to be filed with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Contributor for its review and comment reasonably in advance of the due date for the filing thereof, and (iii) timely file each such Tax Return, incorporating any reasonable comments received from Contributor prior to such due date. The Parties agree that this Section 10.06(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and nothing in this Section 10.06(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Acquiror of its obligations under this Section 10.06(d), which shall be borne by Acquiror).

(e)     The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(f)     Contributor shall be entitled to any and all refunds of Asset Taxes allocated to Contributor pursuant to Sections 10.06(a) and (b), and Acquiror shall be entitled to any and all refunds of Asset Taxes allocated to Acquiror pursuant to Sections 10.06(a) and (b). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 10.06(f), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable third party costs or expenses incurred by such recipient Party in procuring such refund.

(g)     Notwithstanding anything in this Agreement to the contrary, (i) if Acquiror becomes entitled, pursuant to Section 10.03(c), to any amounts earned from the sale of Hydrocarbons produced prior to the Effective Time, which amounts are received by Acquiror after the first (1st) anniversary of the Closing Date, Acquiror shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time, and (ii) if Contributor becomes entitled, pursuant to Section 10.03(c), to any amounts earned from the sale of Hydrocarbons produced after the Effective Time, which amounts are received by Contributor after the first (1st) anniversary of the Closing Date, Contributor shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced after the Effective Time.

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(h)     Unless the election in Section 2.01(b)(i) is validly made by Acquiror, (i) the Parties intend, for U.S. federal income (and applicable state and local) tax purposes, that the Contemplated Business Combination Transactions, taken together, qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code and (ii) unless otherwise required by applicable Law, each of the Parties agrees not to make any tax filing or otherwise take any position inconsistent with this Section 10.06(h). Each of the Parties agrees to cooperate with each other Party to make any filings, statements or reports required to effect, disclose or report the Transactions.

(i)     For purposes of this Agreement:

(i)     The term “Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes).

(ii)     The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii)     The term “Income Taxes” shall mean (A) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (B) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (A) above, or (C) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (A) or (B) above.

(iv)     The term “Contributor Taxes” means (A) Income Taxes imposed by any applicable Laws on Contributor, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (B) Asset Taxes allocable to Contributor pursuant to Section 10.06 (taking into account, and without duplication of, such Asset Taxes effectively borne by Contributor as a result of (1) the adjustments to the Acquisition Price made pursuant to Sections 10.02, 10.03 or 10.04, as applicable, and (2) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 10.06(c)), (C) any Taxes attributable to the Excluded Assets, and (D) any Taxes (other than the Taxes described in clauses (A), (B) or (C) of this definition) imposed on or with respect to the ownership or operation of the Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time.

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(v)     The term “Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

(vi)     The term “Taxes” shall mean any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any tax that arises by reason of transferee or successor liability, by contract or otherwise, and any interest, penalty or addition thereto.

(vii)     The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(viii)     The term “Transfer Taxes” means any sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the Transactions.

Section 10.07     Actions of Contributor at the Closing. At the Closing, Contributor shall execute (where applicable) and deliver to Acquiror the following, all of which shall be in form and content reasonably satisfactory to Acquiror:

(a)     the Assignment in sufficient counterparts for filing in each filing jurisdiction and such other instruments, including, without limitation, appropriate State and Federal assignments as may be reasonably necessary to convey the Assets to Acquiror;

(b)     letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production from and after the Effective Time to Acquiror;

(c)     a Closing Certificate executed by a principal executive officer of Contributor certifying that the conditions set forth in Sections 9.01 and 9.02 have been fulfilled;

(d)     an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2);

(e)     an executed Internal Revenue Service Form W-9;

(f)     appropriate change of operator forms on those Assets operated by Contributor or its Affiliates;

(g)     the Transition Services Agreement, in substantially the form attached hereto as Exhibit G (the “Transition Agreement”);

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(h)     the Non-Competition Agreement, as described in Section 7.10;

(i)     (i) recorded or recordable releases of all mortgage liens, security interests, financing statements and other similar liens and encumbrances securing obligations in connection with indebtedness for borrowed monies incurred by Contributor which encumber the Assets and (ii) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such mortgage liens, security interests, financing statements and other similar liens and encumbrances;

(j)     copies of all consents to transfer, and waivers of preferential purchase rights, obtained by Contributor in connection with the Transactions;

(k)     an executed counterpart of a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Contributor the Interest Deposit, duly executed by Contributor;

(l)     a registration rights agreement in the form attached hereto as Exhibit K (the “Registration Rights Agreement”) to be executed and delivered by Contributor and HighPeak Energy at the Closing; and

(m)     any other documents provided for herein or necessary or desirable to effectuate the Transactions.

Section 10.08     Actions of Acquiror at the Closing. At the Closing, Acquiror shall take possession of the Assets and execute (where applicable) and deliver to Contributor the following, all of which shall be in form and content reasonably satisfactory to Contributor:

(a)     a wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Closing Statement described in Section 10.03(b);

(b)     if the Defect Escrow Amount is a positive number at Closing, Acquiror shall deliver the Defect Escrow Amount to the Escrow Agent via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement;

(c)     an executed counterpart of a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Contributor the Interest Deposit, duly executed by Acquiror

(d)     a Closing Certificate, executed by a principal executive officer of Acquiror, certifying that the conditions set forth in Sections 8.01, Section 8.02 and Sections 8.09 through 8.13 have been fulfilled;

(e)     the Assignment and any other documents provided for herein or necessary or desirable to effectuate the Transactions;

(f)     the Transition Agreement

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(g)     letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production from and after the Effective Time to Acquiror;

(h)     the issuance of the number of shares of HighPeak Energy Common Stock equal to the applicable number f shares of HighPeak Energy Common Stock constituting the HighPeak Energy Common Stock Acquisition Price, to Contributor;

(i)     the issuance of the number of shares of HighPeak Energy Warrants equal to the applicable number of shares of HighPeak Energy Warrants included in the HighPeak Energy Warrants Acquisition Price, to Contributor;

(j)     a Registration Rights Agreement in the form attached hereto as Exhibit K to be executed and delivered by Contributor and HighPeak Energy at the Closing; and

(k)     any other documents provided for herein or necessary or desirable to effectuate the Transactions.

Section 10.09     Further Cooperation.

(a)     Contributor shall make the Records available to be picked up by Acquiror at the offices of Contributor during normal business hours on the Closing Date and on any date thereafter. Contributor shall have the right to retain copies of any of the Records and Contributor shall have the rights granted under Section 15.03.

(b)     After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Acquiror and to accomplish the orderly transfer of the Assets to Acquiror in the manner contemplated by this Agreement. In addition, in the event Acquiror or Contributor discovers that Contributor owns as of the Original Execution Date record title to an interest in an oil, gas and/or mineral lease in a Howard County, Texas, and which lease is not set forth on Exhibit A (an “Extra Lease”), then upon such discovery (and notice to Contributor if discovered by Acquiror) Contributor shall promptly assign to Acquiror all of its right, title and interest in and to such Extra Lease in the same form of conveyance as the Assignment, and with a special warranty of title, at no additional consideration from Acquiror. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder provided this does not limit Articles XII and XIII.

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Article XI
Termination

Section 11.01     Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)     by mutual written consent of the Parties;

(b)     by Contributor on or after the Target Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Acquiror or waived by Contributor in writing by the Target Closing Date;

(c)     by Acquiror on or after the Target Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Contributor or waived by Acquiror in writing by the Target Closing Date;

(d)     by either Party if the Closing shall not have occurred on or before February 24, 2020 (the “Outside Date”);

(e)     by either Party if any Governmental Authority shall have issued an order, judgment or decree, restraining, enjoining, prohibiting or invalidating the consummation of any of the Transactions; or

(f)     by Acquiror on or after the Target Closing Date to the extent permitted in accordance with Section 13.04(b);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 11.01(b), (c), or (d) above if the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties, or covenants hereunder, including, if and when required, such Party’s obligations to consummate the Transactions at Closing.

Section 11.02     Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Sections 2.02, 4.08(a), 4.08(c), 5.04, 6.04, 6.07, 7.08, 11.01, 11.02, 11.03, 13.01, 13.02, 13.03, 14.02, 15.01, 15.04, 15.07, 15.08, 15.09, 15.10, 15.11, 15.12, 15.13, 15.16, 15.18, 15.19 and 15.23 and except as to the obligations of Acquiror under Section 4.08 (all of which provisions shall survive and continue in full force and effect indefinitely), this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement. In the event that this Agreement is terminated, that certain Confidentiality Agreement between the Acquiror, HighPeak Energy Partners I, LP, Pure Acquisition Corp., and Contributor, dated as of October 17, 2018 (the “Confidentiality Agreement”) shall be automatically extended for one (1) year from the date of termination of this Agreement.

Section 11.03     Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs of such proceedings incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE ANY PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY DAMAGES, OR LOST PROFITS UNLESS SAME ARE A PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY; PROVIDED, HOWEVER, THE FOREGOING WAIVER AND LIMITATION DOES NOT APPLY TO ANY DAMAGES, LOSSES OR LIABILITY INCURRED OR SUFFERED BY ANY CONTRIBUTOR INDEMNITEE WITH RESPECT TO THE STOCK ACQUISITION PRICE TO THE EXTENT SUCH DAMAGES, LOSSES OR LIABILITY IS DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF APPROPRIATE JURISDICTION TO BE DIRECT DAMAGES.

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Article XII
Obligations and Indemnification

Section 12.01     Contributor’s Retained Obligations. Provided that the Closing occurs, Contributor hereby retains all costs, expenses, liabilities, Losses (as defined below) and obligations of Contributor related, applicable or attributable to: (a) personal injury or death claims occurring during Contributor’s ownership or Contributor’s or its Affiliate’s operation of the Assets which arise during Contributor’s period of ownership prior to the Closing Date; (b) any property damage claims attributable to Contributor’s ownership or operation of the Assets which arise during Contributor’s period of ownership prior to the Closing Date (but excluding any Environmental Liabilities, Losses related to or arising out of title to any of the Assets or obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets); (c) the mispayment or nonpayment of Royalties or other co-interest owner payments owed by Contributor during Contributor’s period of ownership prior to the Effective Time, including, without limitation, any interest or penalties associated therewith (but excluding any Property Costs for which the Acquisition Price was adjusted pursuant to Section 10.02); (d) Contributor Taxes; (e) the mispayment or nonpayment of any Property Costs due and owing by Contributor to the extent attributable to Contributor’s interests in the Assets (i) incurred during Contributor’s period of ownership prior to the Effective Time and/or (ii) the Contributor Responsibility Operations that are incurred during periods after the Effective Time; (f) any offsite disposal prior to the Closing Date by Contributor or its Affiliates of any Hazardous Material on, in or below any properties not included in the Assets; (g) any suit, action, proceeding, lawsuit or other litigation (i) initiated by or filed prior to Closing against Contributor before a Governmental Authority relating to the Assets to the extent relating to circumstances occurring prior to the Closing Date or (ii) filed before or after Closing to the extent (A) Contributor had knowledge prior to Closing of any written threat of such suit, action, proceeding, lawsuit or litigation and (B) relating to the Assets to the extent relating to circumstances prior to Closing (but excluding as to both (i) and (ii), any Environmental Liabilities with respect to the Assets or Losses related to or arising out of title to any of the Assets); (h) any Losses attributable to the gross negligence or willful misconduct of Contributor or its Affiliates related to Contributor’s ownership or operation of the Assets prior to the Closing Date (but excluding any Environmental Liabilities, Losses related to or arising out of title to any of the Assets and any Taxes); (i) any liability of Contributor arising out of COBRA Coverage or any state Law with requirements similar to COBRA Coverage, any and all liabilities under or related to any Benefit Plan sponsored, maintained or contributed to by the Contributor or any of its ERISA Affiliates, as well as any other liability or obligation regarding Contributor’s employment or engagement of any Contributor Employees or Contributor Consultants, as applicable, to the extent arising or existing prior to his or her Hire Date, in each case, to the extent set forth in Section 7.11(a); (j) any Excluded Assets; and/or (k) those matters set forth on Schedule 12.01(k) (subparts (a)-(k) above are collectively referred to as the “Retained Obligations”).

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Section 12.02     Acquiror’s Assumed Obligations. Provided that the Closing occurs, and except as to Retained Obligations and subject to Contributor’s indemnity obligations under Section 12.04 (including with respect to the Retained Obligations), upon Closing, Acquiror hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, whether attributable to periods before, on or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases or Subject Interests comprising part of the Assets; (b) Gas Imbalances; (c) the Suspense Accounts (to the extent Acquiror received a credit to the Acquisition Price for the same), and any fines, penalties or interest due with respect thereto solely for periods after the Effective Time; (d) except as to remaining claims under Article IV relating to Defects for which Contributor has elected to cure or which are being disputed as of Closing, any and all Environmental Liabilities with respect to the Assets or any other physical condition of the Assets, regardless of whether such Environmental Liabilities or condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) obligations to restore the surface of the Assets and obligations to bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any Remediation activities that may be required on or otherwise in connection with activities on the Subject Interests); (g) any liability or obligation regarding Acquiror’s or its Affiliate’s employment of any Hired Employees; (h) all capital costs and expenses related to the Acquiror Benefit Operations, regardless of whether incurred prior to or after the Effective Time; and (i) any other duty, obligation, event, condition or liability related to the ownership or operation of the Assets or otherwise expressly assumed by Acquiror under the terms of this Agreement (collectively, the “Assumed Obligations”); provided, however, that the Assumed Obligations shall exclude each of the Retained Obligations until the respective expiration (if any) of Contributor’s indemnification obligations with respect to such Retained Obligation.

Section 12.03     Acquiror’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, EXCEPT TO THE EXTENT CONTRIBUTOR HAS AN INDEMNITY OBLIGATION UNDER SECTION 12.04, EACH ACQUIROR PARTY SHALL JOINTLY AND SEVERALLY RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CONTRIBUTOR, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “CONTRIBUTOR INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LIABILITIES, PENALTIES, FINES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEY FEES, COURT COSTS AND OTHER COSTS OF INVESTIGATION OR DEFENSE), LOSSES (INCLUDING, WITHOUT LIMITATION, INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES), OBLIGATIONS, LIABILITIES, INTEREST, CHARGES OR CAUSES OF ACTION OF ANY KIND WHATSOEVER (“LOSSES”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO: (a) THE ASSUMED OBLIGATIONS, (b) ANY ACQUIROR PARTY’S BREACH OF ANY OF ACQUIROR’S COVENANTS OR AGREEMENTS THAT SURVIVE THE CLOSING, OR (c) ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY ANY ACQUIROR PARTY CONTAINED IN THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY ANY ACQUIROR PARTY AT CLOSING, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE CONTRIBUTOR INDEMNITEES.

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Section 12.04     Contributor’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, CONTRIBUTOR SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS ACQUIROR, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “ACQUIROR INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (a) THE RETAINED OBLIGATIONS, (b) CONTRIBUTOR’S BREACH OF ANY OF CONTRIBUTOR’S COVENANTS OR AGREEMENTS CONTAINED IN THIS AGREEMENT THAT SURVIVE THE CLOSING OR (c) ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY CONTRIBUTOR CONTAINED IN THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY CONTRIBUTOR AT CLOSING, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE ACQUIROR INDEMNITEES.

Section 12.05     Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)     For purposes of this Section 12.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to this Agreement.

(b)     To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, that the failure of an Indemnified Party to give notice of a Claim as provided in this Section 12.05 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

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(c)     In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its responsibility to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)     If the Indemnifying Party admits its responsibility to defend the Indemnified Party against such Claim, it shall have the right and obligation to diligently defend the Claim, at its sole cost and expense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.05. An Indemnifying Party shall not, without the written consent of the Indemnified Party, settle any Claim or consent to the entry of any judgment with respect thereto that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)     If the Indemnifying Party does not admit its responsibility to defend the Indemnified Party against such Claim or admits its responsibility but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its responsibility for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its responsibility for the Claim and (ii) if responsibility is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)     In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its responsibility for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the Indemnifying Party shall be deemed to have denied responsibility to provide indemnification for the Losses complained of.

Section 12.06     Limitation on Action. Notwithstanding anything to the contrary contained elsewhere in this Agreement:

(a)     Contributor shall not be required to indemnify any Person under Section 12.04(c) (excluding any Fundamental Representations and the representations and warranties set forth in Section 5.06) for any individual Loss that does not exceed One Hundred Thousand Dollars ($100,000);

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(b)     Subject to this Section 12.06, Contributor shall not have any liability for indemnification under Section 12.04(c) (excluding any Fundamental Representations and the representations and warranties set forth in Section 5.06) until and unless the aggregate amount of the liability for all Losses for which Claim Notices are timely delivered by Acquiror exceeds a deductible amount of Nine Million, Two Hundred Twenty-Five Thousand Dollars ($9,225,000.00) (the “Indemnity Deductible”), after which point Acquiror (or Acquiror Indemnitees) shall be entitled to claim Losses in excess of the Indemnity Deductible; and

(c)     Contributor shall not be required to indemnify Acquiror and Acquiror Indemnitees for aggregate Losses under Section 12.04(c) (excluding any Fundamental Representations and the representations and warranties set forth in Section 5.06) in excess of Sixty-One Million, Five Hundred Thousand Dollars ($61,500,000.00). Contributor’s aggregate liability under this Agreement (including under Section 12.04) or the other documents executed by Contributor in connection with the consummation of this Agreement shall not exceed Six Hundred Fifteen Million Dollars ($615,000,000.00).

(d)     Contributor acknowledges and agrees that Acquiror is relying on the express representations and warranties of Contributor contained in Article V and the covenants and agreements of Contributor herein and the other agreements contemplated hereby in making the decision to enter into this Agreement and consummate the Transactions; provided, however, notwithstanding anything in this Agreement to the contrary, to the extent that Acquiror has the right to terminate this Agreement pursuant to Article XI and Acquiror does not exercise such right and the Closing occurs, then, in no event shall any member of the Acquiror Indemnitees be entitled to assert any breach or failure of any representations or warranties of a Contributor hereunder that an Acquiror Party had knowledge of prior to the Closing as a basis for a claim for indemnification or defense under this Article XII; provided, however, notwithstanding anything in this Agreement to the contrary, to the extent that Acquiror does not have the right to terminate this Agreement pursuant to Article XI and the Closing occurs, then Acquiror shall retain (and shall not be deemed to have waived) any right to assert any breach or failure of any representations or warranties of a Contributor hereunder, even those that an Acquiror Party had knowledge of prior to the Closing, as a basis for a claim for indemnification or defense under this Article XII.

(e)     Any claim for indemnity under this Agreement by any Indemnified Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Contributor and Acquiror shall have any rights against Contributor or Acquiror under the terms of this Article XII except as may be exercised on its behalf by Acquiror or Contributor, as applicable, pursuant to this Article XII. Contributor and Acquiror may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability hereunder to any such other Indemnified Parties for any action or inaction hereunder.

(f)     The amount of any Losses for which any Indemnified Party is entitled to indemnity under this Article XII shall be reduced by the amount of insurance or other third party proceeds, or reimbursements actually realized and received by such Indemnified Party. In the event that any Indemnified Party receives funds or proceeds from any insurance carrier or any other third party with respect to any Losses, such Contributor, to the extent such Indemnified Party is a member of the Contributor Indemnitees, or Acquiror, to the extent such Indemnified Party is a member of the Acquiror Indemnitees, shall, regardless of when received by such Indemnified Party, promptly pay to the indemnifying Party such funds or proceeds to the extent of any funds previously paid by such indemnifying Party with respect to such Losses.

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(g)     Each Indemnified Party shall make commercially reasonable efforts to mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. If an Indemnified Party fails to so mitigate any indemnifiable Losses under the preceding sentence, such Indemnified Party shall have no right to indemnity hereunder with respect to such Losses and the Indemnifying Party shall have no liability for any portion of such Losses that reasonably could have been avoided, reduced or mitigated had the Indemnified Party made such commercially reasonable efforts.

(h)     To the extent of the indemnification obligations in this Agreement, Acquiror and Contributor hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(i)      Notwithstanding anything herein to the contrary, the rights of each member of the Acquiror Indemnitees to indemnification (and Contributor’s obligations) under this Agreement (as limited by the terms hereof) shall be satisfied by Contributor, who, at its option, may elect to make all or a part of such payments (i) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (ii) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Stock (rounded up to the nearest number of whole shares) calculated by dividing (A) the amount of such payment by (B) the applicable Share Price or (iii) any combination of cash or HighPeak Energy Stock as determined under subpart (ii).

Section 12.07     Treatment of Payments. Any payments made to any Indemnified Party pursuant to this Article XII shall be treated as an adjustment to the Acquisition Price for U.S. federal and applicable state income Tax purposes to the extent permitted by Law.

Section 12.08     Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS Article XII AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING ACQUIROR TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY.

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Article XIII
Limitations on Representations and
Warranties; Disclaimers; Casualty Losses

Section 13.01     Disclaimers of Representations and Warranties. The express representations and warranties of Contributor contained in this Agreement and the Assignment are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN Article V, AND IN THE ASSIGNMENT, and as provided in Article IV, or Section 12.04(a) or SECTION 12.04(c), EACH ACQUIROR PARTY ACKNOWLEDGES THAT CONTRIBUTOR HAS NOT MADE, AND CONTRIBUTOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH ACQUIROR PARTY HEREBY EXPRESSLY WAIVES AND ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO EACH ACQUIROR PARTY BY OR ON BEHALF OF CONTRIBUTOR, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN Article V, and as provided in Article IV, or Section 12.04(a) or SECTION 12.04(c), CONTRIBUTOR EXPRESSLY DISCLAIMS AND NEGATES, AND EACH ACQUIROR PARTY HEREBY WAIVES AND ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF EACH ACQUIROR PARTY UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE ACQUISITION PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF EACH ACQUIROR PARTY AND CONTRIBUTOR THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO ACQUIROR, AND ACQUIROR SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND EACH ACQUIROR PARTY REPRESENTS TO CONTRIBUTOR THAT EACH ACQUIROR PARTY WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS EACH ACQUIROR PARTY DEEMS APPROPRIATE. EACH ACQUIROR PARTY SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY CONTRIBUTOR OR ANY MEMBER OF THE CONTRIBUTOR INDEMNITEES TO MAKE ANY DISCLOSURES OF FACT UNDER THIS AGREEMENT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES (PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL REDUCE OR LIMIT CONTRIBUTOR’S COVENANT AND OBLIGATION HEREUNDER TO PROVIDE FULL ACCESS TO ACQUIROR TO CONTRIBUTOR’S RECORDS, BOOKS AND FILES RELATED TO THE ASSETS), AND EACH ACQUIROR PARTY EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT NO ACQUIROR PARTY HAS AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIMS, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE CONTRIBUTOR INDEMNITEES EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST CONTRIBUTOR FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF CONTRIBUTOR UNDER THIS AGREEMENT OR CONTRIBUTOR’S SPECIAL WARRANTY OF GOOD AND DEFENSIBLE TITLE IN THE CONVEYANCES AND TO THE EXTENT PROVIDED HEREIN OR THEREIN. CONTRIBUTOR AND EACH ACQUIROR PARTY AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 13.01 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. FOR THE AVOIDANCE OF DOUBT, EACH ACQUIROR PARTY ACKNOWLEDGES AND AGREES THAT NO ACQUIROR PARTY CAN RELY ON OR FORM ANY CONCLUSIONS FROM CONTRIBUTOR’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING ON OR AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT EACH ACQUIROR PARTY MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

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Section 13.02     Environmental Disclaimers. Each Acquiror Party acknowledges that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, NORM, Hazardous Materials, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, (c) NORM or other Hazardous Materials;  NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials; (e) NORM containing material or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Materials from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN Section 5.07 AND AS PROVIDED in Article IV or Section 12.04(a) or SECTION 12.04(c), CONTRIBUTOR DOES NOT MAKE, CONTRIBUTOR EXPRESSLY DISCLAIMS, AND EACH ACQUIROR PARTY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS MATERIALS OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, EACH ACQUIROR PARTY SHALL HAVE INSPECTED AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. EACH ACQUIROR PARTY IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, EACH ACQUIROR PARTY WILL HAVE MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS EACH ACQUIROR PARTY HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Section 13.03     Changes in Prices; Well Events. EACH ACQUIROR PARTY AND CONTRIBUTOR ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER GENERAL MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME THAT DO NOT DISPROPORTIONATELY AFFECT CONTRIBUTOR OR THE ASSETS; (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE ORIGINAL EXECUTION DATE, SOLELY TO THE EXTENT THESE CONDITIONS OCCUR IN THE ORDINARY COURSE AND NOT AS THE RESULT OF A CASUALTY LOSS UNDER SECTION 13.04 AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 13.04     Casualty Loss.

(a)     Subject to the provisions of Article VII, Article VIII and Section 13.04(b), if after the Original Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Contributor shall have the right, but not the obligation, to attempt to cause the Assets affected by any casualty to be repaired or restored prior to Closing to at least its condition prior to such casualty, at Contributor’s sole cost (without an adjustment to the Acquisition Price pursuant to Article V or otherwise) (which work may extend after the Closing Date). If Contributor cures any such casualty loss, then Contributor shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking (but only to the extent Contributor has incurred costs and expenses to cure such casualty loss). Subject to the immediately foregoing sentence, with respect to the Assets subject to any casualty loss, Acquiror shall be entitled to receive, and the Assets shall include, any rights to insurance and other claims against third parties with respect to such casualty or taking.

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(b)     Notwithstanding Section 13.04(a), if, prior to the Closing Date, Assets having an aggregate Allocated Value constituting an amount equal to or more than Sixty-One Million, Five Hundred Thousand Dollars ($61,500,000.00) shall be damaged or destroyed by fire or other casualty, or shall be taken in condemnation or under the right of eminent domain, or proceedings for such purpose shall be pending or threatened, Acquiror or Contributor shall have the right to terminate this Agreement.

Section 13.05     Release. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Acquiror’s and Acquiror Indemnitees’, on one hand, sole and exclusive remedy against Contributor, or Contributor’s and Contributor’s Indemnitees’, on the other, sole and exclusive remedy against Acquiror, with respect to the negotiation, performance and consummation of the Transactions, any breach of the representations, warranties, covenants and agreements of such other Party contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing pursuant to Section 10.07(c) or Section 10.08(d), as the case may be, or contained in any other instrument or document delivered hereunder at Closing are (a) the rights to indemnity set forth in Article XII, and (b) the right to specific performance for the breach or failure of the other Party to perform any covenants required to be performed after Closing (including, without limitation, such rights and remedies in and under or in connection with the Non-Competition Agreement), (c) the rights and remedies provided under the Assignment relating to the special warranty of title and subrogation, and/or under any other agreement delivered at Closing, and except for the remedies contained in Article XII against Contributor, Acquiror waives, releases, remises and forever discharges, and shall cause each Party to waive, release, remise and forever discharge, each member of the other Party and such Party’s Indemnitees from any and all other Losses, in law or in equity, known or unknown, which any Party might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other documents or instruments delivered hereunder or the Transactions or thereunder, or any Party’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE ACQUIROR INDEMNITEES, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE CONTRIBUTOR INDEMNITEES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT,), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.

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Article XIV
Arbitration

Section 14.01     Arbitrator.

(a)     Subject to the terms of Section 14.03, either Party may submit disputes regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, or cures therefor, or Title Benefits or Title Benefit Values, or calculation of the Final Statement or revisions thereto (each a “Dispute”), to an independent arbitrator appointed in accordance with this Section 14.01 (each, an “Independent Arbitrator”), who shall serve as sole arbitrator. Subject to the terms of Section 14.03 in the event of a Dispute regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, or cures therefor, or Title Benefits or Title Benefit Values, the Independent Arbitrator shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Arbitrator for such Dispute shall be selected as would a single arbitrator in accordance with the Rules (as hereinafter defined).

(b)     Disputes to be resolved by an Independent Arbitrator shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 14.02. The Independent Arbitrator shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Arbitrator shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 14.02     Rules and Procedures.

(a)     Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 14.02, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the Independent Arbitrator. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of One Million Dollars ($1,000,000), optional rules for large and complex cases.

(b)     Venue. All arbitration proceedings hereunder shall be conducted in Midland, Texas or such other mutually agreeable location.

(c)     Substantive Law. In deciding the substance of the Dispute, the Independent Arbitrator shall refer to the substantive Laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the Laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

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(d)     Fees and Awards. The non-prevailing Party with respect to each Dispute shall pay all costs and expenses (including reasonable attorneys’ fees, the costs associated with each Party presenting its case and the costs and fees of the Independent Arbitrator with respect to such Dispute).

(e)     Binding Nature. The decision and award of the Independent Arbitrator shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 14.03     Disputed Defects.

(a)     Contributor and Acquiror shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of Article IV and the validity and determination of all Title Benefits, Title Benefit Values, Defects and Defect Values (or the cure thereof). If Contributor and Acquiror are unable to agree on the validity and determination of any Title Benefit, Title Benefit Value, Defect or Defect Value (or the cure thereof) prior to Closing, then Contributor shall deliver the Defect Escrow Amount to the Escrow Agent at Closing to be held pursuant to the terms hereof and the terms of the Escrow Agreement and the affected Asset(s) subject to such Defects shall nonetheless be conveyed to Acquiror at Closing. If Contributor and Acquiror are unable to agree on the interpretation and effect of Article IV, the existence, cure, or amount of any Title Benefits, Title Benefit Values, Defects, or Defect Values, the presence or absences of Wells or Leases on Exhibit B, the Allocated Value of any Asset, or any other matter related to title to the Assets by the date sixty (60) days after the Closing Date, then, subject to Article IV, all such disputed interpretations and effect of Article IV and all Title Benefits, Title Benefit Values, Defects, and Defect Values, or any other matter related to title to the Assets in dispute shall be exclusively and finally resolved pursuant to this Section 14.03(a). During the ten (10) Business Day period following the date sixty (60) days after the Closing Date, the Independent Arbitrator with respect to disputes (i) as to the interpretation and effect of Article IV and all Title Benefits, Title Benefit Values, Defects, or Defect Values shall be a neutral title attorney with at least ten (10) years’ experience in oil and gas titles in the state of Texas and (ii) with respect to Environmental Defects shall be a neutral attorney with at least ten (10) years’ experience with environmental matters in oil and gas operations in the state of Texas or nationally recognized independent environmental consulting firm mutually acceptable to Contributor and Acquiror or, absent such agreement during the ten (10) Business Day period, by the Houston office of the AAA.

(b)     Within ten (10) Business Days after the selection of the Independent Arbitrator, the Parties shall provide to such Independent Arbitrator only the documents and materials described in this Section 14.03(b), as applicable (it being the intention of the Parties that any Party submitting a Defects Notice or Title Benefit Notice shall only be able to submit to the Independent Arbitrator the information, reports, opinions and materials included with or provided as part of such Defects Notice or Title Benefit Notice):

(i)     each Defects Notice and all documentation provided therewith with respect to each disputed Defect;

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(ii)     each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;

(iii)     such evidence as a Party deems appropriate to explain and dispute the existence, waiver and cure of each disputed Defect or the Defect Value assigned thereto by Acquiror in any Defects Notice, together with Contributor’s good faith estimate of the Defect Value, if any, with respect to each such disputed Defect;

(iv)     such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Value assigned thereto in any Title Benefit Notice with respect to any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Value, if any, with respect to each such disputed Title Benefit; and

(v)     Article IV, this Article XIV, Exhibit B, together with any definitions of terms used in Article III or this Article XIV and such Exhibits and Schedule, but no other provisions of this Agreement.

(c)     In making a determination, the Independent Arbitrator shall be bound by the rules set forth in Article IV and may consider such other matters as in the opinion of the Independent Arbitrator are necessary or helpful to make a determination. Additionally, the Independent Arbitrator may consult with and engage any disinterested third party to advise the Independent Arbitrator, including title attorneys, petroleum engineers, environmental attorneys, and environmental consultants.

(d)     In rendering his or her award, the Independent Arbitrator shall be limited to selecting either Contributor’s position or Acquiror’s position on each of the disputed Title Benefits, Title Benefit Values, Defects, or Defect Values. Notwithstanding anything herein to the contrary, the Independent Arbitrator shall have exclusive, final and binding authority with respect to the scope of the Independent Arbitrator’s authority with respect to any dispute arising under or related to Article IV or any disputed Title Benefits, Title Benefit Values, Defect or Defect Values. The Independent Arbitrator shall act as an expert for the limited purpose of determining the interpretation and effect of Article IV and any and all specific disputed Title Benefit Values, Defects or Defect Values submitted by any Party and may not award any damages, interest, or penalties to any Party with respect to any matter.

(e)     From time to time after the Closing Date, to the extent the Parties have mutually agreed on any disputed Title Benefit and Title Benefit Value with respect thereto and/or any Defect and Defect Value with respect thereto (or the cure thereof), or such disputed Title Benefit and Title Benefit Value with respect thereto and/or any Defect and Defect Value with respect thereto (or the cure thereof) has been finally determined by the Independent Arbitrator, then, no later than three (3) Business Days after the date of such agreement or determination, the prevailing Party shall be entitled to a disbursement from the Defect Escrow Amount an amount equal to the Title Benefit Value or Defect Value with respect thereto, together with any interest accrued on such amount under the terms of the Escrow Agreement.

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Article XV
Miscellaneous

Section 15.01     Names. As soon as reasonably possible after the Closing, but in no event later than one hundred twenty (120) days after the Closing, Acquiror shall remove the names of Contributor and its respective Affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of Contributor or any of its Affiliates, or any variations thereof and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Contributor or any of its Affiliates.

Section 15.02     Recording Expenses. Acquiror shall pay all recording fees arising from the recordation of the Assignment and the other documents delivered at Closing, except that Contributor shall pay all recording fees arising from the recordation of the lien release documents delivered by Contributor at Closing. Promptly after the Closing, Acquiror shall record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities and will promptly provide recorded copies to Contributor. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the authorization, preparation or execution of this Agreement and all other matters related to the Closing, and except as otherwise provided herein neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 15.03     Document Retention. As used in this Section 15.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Acquiror by Contributor pursuant to the provisions of this Agreement (other than those that Contributor has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Acquiror shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Contributor or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Contributor shall have the right during such period to make copies of the Documents at Contributor’s expense.

Section 15.04     Entire Agreement. This Agreement, the Confidentiality Agreement and the documents and agreements to be executed hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. To the extent that there is any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms and provisions of this Agreement shall govern and control. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement. Notwithstanding anything stated in this Agreement or the Confidentiality Agreement to the contrary, upon Closing, the Confidentiality Agreement shall automatically terminate and become null and void as to the Assets acquired by Acquiror, and the non-competition provisions and restrictions on top-leasing (or acquiring top leases) as to any Assets or lands located in Howard County, Texas contained therein shall also terminate and become null and void; provided, however, the terms of that Amendment to Confidentiality Agreement dated October 17, 2018, Howard County, Texas, entered into by Contributor, Acquiror and certain of Acquiror’s Affiliates, and dated June 8, 2019, shall remain in full force and effect pursuant to the terms thereof with regard to the amendment of Paragraph 2 of the Confidentiality Agreement, as it relates to the Incentive Payment.

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Section 15.05     Further Assurances. After Closing, Contributor and Acquiror each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party hereto for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 15.06     Waiver. Unless it is a waiver which is deemed to have been made automatically at the expiration of a time limit under this Agreement, any waiver must be in writing executed by the waiving Party and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.07     Publicity. No Party, nor any Affiliate of a Party, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the Transactions without the prior written consent of the other, which consent may be withheld in a Party’s sole discretion; provided, however, the foregoing shall not restrict disclosures by Acquiror or Contributor or any of their Affiliates:

(a)     that are required, in the opinion of counsel for either Party, by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates. The Parties anticipate that pursuant to such Laws, regulations and rules, the Parties may be required to disclose the general terms of the Transactions in future filings with the SEC, and the Parties hereby acknowledge and agree that they shall have the right to make such disclosures with the SEC to the extent, and only to the extent, required to do so;

(b)     to Governmental Authorities and third parties holding preferential rights to purchase or rights of consent or rights to receive notice that may be applicable to the Transactions, as reasonably necessary to obtain waivers of such right or such consents or to provide such notice;

(c)     after Closing in accordance with any environmental, health, or safety self-audit and voluntary disclosure Law or Governmental Authority policy;

(d)     as otherwise permitted for “Confidential Information” under the terms of the Confidentiality Agreement (regardless of whether the Confidentiality Agreement has terminated at the time in question); provided, that, in each case to which such an exception applies, the disclosing Party shall provide the other Party not less than twenty-four (24) hours to comment on a draft of such disclosure, and such disclosing Party shall consider in good faith all comments provided by such other Party; or

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(e)     to any Non-Recourse Person, or any prospective investor or limited partner of any Non-Recourse Person, provided, that no Non-Recourse Person shall make (and any such disclosure is expressly conditioned on such Non-Recourse Person’s agreement not to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the Transactions without the prior written consent of the Parties hereto.

Contributor and Acquiror shall each be liable for compliance of its respective Affiliates with the terms of this Section 15.07. In addition, notwithstanding anything stated in this Agreement to the contrary, after this Agreement is executed, nothing herein shall prevent or prohibit Acquiror or its Affiliates from sharing this Agreement and/or the terms hereof with its lenders, debt or equity providers, potential investors or buyers, or investment bankers, and its related legal and financial advisors, nor shall it restrict or prohibit Acquiror from discussing it with contractors, vendors or suppliers, and nothing shall restrict or prohibit Acquiror from directly or indirectly making any press release or public statement in connection with or in preparation of its going public or making any other public offering of its equity or debt securities.

Section 15.08     Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 15.09     No Third Party Beneficiaries. Except as provided in Section 12.03, Section 12.04 and Section 15.22, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (non-Party) (including any Acquiror Indemnitee or Contributor Indemnitee), and (b) no Party hereunder shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 12.05(b).

Section 15.10     Assignment. Neither Party may assign or delegate any of its rights or obligations hereunder prior to Closing without the prior written consent of the other Party, and any assignment made without such consent shall be null and void. Notwithstanding the foregoing, if the Acquiror validly exercises its rights pursuant to Section 2.01(b)(i) then, prior to Closing, Acquiror may assign its rights and obligations under this Agreement to an Affiliate of Acquiror; provided, however, that such assignment shall not relieve Acquiror of any of its obligations hereunder and Acquiror shall remain liable for its obligations hereunder on a joint and several basis with such Affiliate assignee. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives. After Closing, Acquiror may assign its rights and obligations under this Agreement relative to any assignment or conveyance of the Assets; provided, that (a) Acquiror provide Contributor prior written notice of such assignment, (b) such assignee executes a written ratification and joinder to this Agreement in substantially the form attached hereto as Exhibit J, and (c) Acquiror and such assignee shall remain jointly and severally liable for the entirety of its obligations under this Agreement; provided, however, in the event of any claim or cause of action of Contributor or any Contributor Indemnity after Closing, Contributor shall (i) provide notice of any such claim to the original Acquiror and its permitted assignee and (ii) if such payment is owed, the original Acquiror shall not be required to make any payments hereunder to Contributor unless and until such permitted assignee of Acquiror has not made such payments within thirty (30) days of the delivery of such notice.

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Section 15.11     GOVERNING LAW; VENUE; JURY WAIVER. THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF THIS AGREEMENT AND SUCH OTHER DOCUMENTS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN MIDLAND, MIDLAND COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.12     Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or electronic mail to the addresses of Contributor and Acquiror set forth below. Any such notice shall be effective only upon receipt.

	Addressed to:	With copy to:

Contributor:	Grenadier Energy Partners II, LLC 24 Waterway Ave, Suite 875 The Woodlands, Texas 77380 Attn: Patrick Noyes Email: Pnoyes@grenadierenergy.com	Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

	Addressed to:	With copy to:

Acquiror Parties:

HighPeak Energy Partners II, LP

421 West 3rd Street, Suite 1000

Fort Worth, Texas 76102

Attn: Kevin Smith

Email: * * *

HighPeak Energy, Inc

Pure Acquisition Corp.

421 West 3rd Street, Suite 1000

Fort Worth, Texas 76102

Attn: Steven Tholen

Email: * * *

Thompson & Knight LLP

811 Main Street, Suite 2500

Houston, Texas 77002

Attn: Hunter H. White

Email: Hunter.White@tklaw.com

Hunton Andrews Kurth LLP

600 Travis Street

Suite 4200

Houston, TX 77002

Attn: G. Michael O’Leary

Email: moleary@huntonak.com

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Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 15.13     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 15.14     Survival. The representations and warranties of Contributor set forth in Sections 5.01-5.05 shall survive indefinitely. The representations and warranties of Contributor set forth in Section 5.06 and any claim attributable to Contributor Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations. The representations and warranties of Contributor set forth in Sections 5.07-5.24 shall survive the Closing until the date that is one (1) calendar year after the Closing Date. The covenants and other agreements of Contributor and Acquiror set forth in this Agreement that are required to be performed before Closing shall survive the Closing for a period of six (6) months, and all other covenants and agreements shall survive the Closing until the date such covenants are fully performed. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to a representation, warranty, covenant or agreement prior to its expiration or termination date. Contributor’s indemnity shall survive for the same period that the matters covered thereby survive. Without limiting the generality of the foregoing, Contributor’s indemnity in Section 12.04(a) (regarding “Retained Obligations”) shall survive the Closing: (a) until the date that is one (1) year after the Closing Date, with respect to the matters set forth in subpart (e) of the definition thereof; (b) until the date that is three (3) years after the Closing Date, with respect to the matters set forth in subparts (b), (c) and (f) of the definition thereof; (c) until the date that is two (2) year after the Closing Date, with respect to the matters set forth in subpart (h) of the definition thereof; (d) until the date ninety (90) days after the date on which the applicable statute of limitations expires, with respect to the matters set forth in subpart (d) of the definition thereof; and (e) indefinitely, with respect to the matters set forth in subparts , (g), (i), (j), and (k) of the definition thereof. The representations, warranties, covenants and agreements of Contributor set forth in this Agreement and the other Transaction Documents shall be of no further force and effect, and Contributor shall not have any obligations hereunder, after the applicable date of their expiration; provided, however, the termination of any such indemnity of Contributor shall not terminate any bona fide specific written claim for indemnity that has been delivered to Contributor pursuant to, and in strict accordance with, this Agreement on or before the applicable termination date of the indemnity under which such claim was made and such indemnity shall survive until such claims are fully resolved.

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Section 15.15     Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 15.16     Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 15.17     [Intentionally Omitted].

Section 15.18     Attorney Fees. If any Party institutes a Proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such Proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

Section 15.19     Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a)     A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b)     If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence.

(c)     The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

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(d)     The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not affect a merger of the omitted provisions. To the fullest extent permitted by Law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e)     The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.

(f)     The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement, except where the context otherwise requires. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g)     The plural shall be deemed to include the singular, and vice versa.

(h)     As used in this Agreement, the phrases: “to Contributor’s knowledge,” “to the knowledge of Contributor,” and similar phrases shall mean to the actual knowledge of any officer or employee of Contributor set forth on Exhibit H.

(i)     As used in this Agreement, the phrases: “to Acquiror’s, Pure’s or HighPeak Energy’s knowledge,” “to the knowledge of Acquiror, Pure or HighPeak Energy,” and similar phrases shall mean to the actual knowledge of any Person set forth on Exhibit L.

Section 15.20     Deceptive Trade Practices Act. Acquiror certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Section 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Acquiror covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Acquiror is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF ACQUIROR’S OWN SELECTION, ACQUIROR HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF ACQUIROR’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO CONTRIBUTOR AND CONTRIBUTOR’S SUCCESSORS AND ASSIGNS AND (c) ACQUIROR SHALL DEFEND AND INDEMNIFY THE CONTRIBUTOR INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE ACQUIROR INDEMNITEES OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED ON THE DTPA APPLYING TO THIS AGREEMENT.

Section 15.21     Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Contributor and Acquiror and expressly identified as an amendment or modification.

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Section 15.22     Non-Recourse Persons. Notwithstanding anything that may be express or implied in this Agreement or any other Transaction Document or any document or instrument contemplated hereby or thereby, the Parties hereby acknowledges and agrees that all liabilities or responsibility (in contract, tort, or otherwise) that may be based on, related to, or arise out of the negotiation, performance and consummation of this Agreement or any agreement or instrument to be delivered by any Party in connection with this Agreement or the Transactions and thereunder (including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement) may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement. In addition:

(a)     The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, EnCap Investments L.P., Kayne Anderson Capital Advisors, L.P., any investment fund managed by EnCap Investments L.P. or Kayne Anderson Capital Advisors, L.P. or any of their respective Affiliates, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), or financing sources of Contributor (excluding, in each case, Contributor, and subject to such exclusion, each, a “Contributor Non-Recourse Person”)), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and Acquiror hereby waives, releases, remises and forever discharges, and, to the maximum extent permitted and to the Acquiror’s ability, shall be deemed to have waived on behalf of each member of the Acquiror Indemnitees to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Contributor Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of the this Agreement and any agreement, certificate or instrument to be delivered in connection herewith or the Transactions. Each Contributor Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 15.22.

(b)     The Parties acknowledge and agree that, except to the extent any of the foregoing persons is an assignee of any right or obligation of Acquiror under this Agreement, no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, HighPeak Energy Partners II, LP or any of their respective Affiliates, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), or financing sources of Acquiror (excluding, in each case, Acquiror and any assignee of any right or obligation of Acquiror under this Agreement, and subject to such exclusion, each, a “Acquiror Non-Recourse Person” and together with the Contributor Non-Recourse Persons, the “Non-Recourse Persons”)), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and Contributor hereby waives, releases, remises and forever discharges, and, to the maximum extent permitted and to the Contributor’s ability shall be deemed to have waived on behalf of each member of the Contributor Indemnitees to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Acquiror Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of the this Agreement and any agreement, certificate or instrument to be delivered in connection herewith or the Transactions. Each Acquiror Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 15.22.

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Section 15.23     Confidentiality. For one (1) year after the Closing and except to the extent permitted under Section 15.07, Contributor agrees that any facts, information or confidential matters that related in any way to the Assets, the existence or terms of this Agreement, or the Transactions shall be maintained in confidence and shall not be divulged by Contributor or its Affiliates to any party (other than to Contributor’s Affiliates, consultants, attorneys and similar third parties), unless and until they shall become public knowledge (other than by disclosure in breach of this Section 15.23) or as required by applicable Laws, including applicable securities Laws and regulations necessary to defend, perform or enforce its rights or obligations hereunder.

Section 15.24     Relationship of Acquiror Parties. Each of the Parties hereto agree that Pure, HighPeak Energy and Acquiror shall each be jointly and severally liable for their respective obligations under this Agreement.

Section 15.25     Certain Defined Terms.

(a)     “Approved Oil and Gas Leases” shall mean any oil and gas lease, leasehold interest and/mineral fee interest, including, for the avoidance of doubt, a lease on any such mineral fee interest, located in Howard County, Texas that Contributor proposes to acquire between the Original Execution Date and the Closing Date, for which both (i) Contributor has presented to Acquiror in writing such acquisition proposal, including the description of such interest, the form and terms of the proposed lease (if applicable), the commercial terms of the acquisition (including, without limitation, the applicable lease bonus, brokerage costs and abstract fees applicable to such acquisition), and (ii) Acquiror has approved in writing the form and terms of the proposed lease and the acquisition thereof upon the terms described in Contributor’s acquisition notice.

(b)     “Available Debt Proceeds” shall mean the amount of debt financing proceeds that is available to any Acquiror Entity as of the Closing, but excluding any Excluded Debt unless otherwise agreed by the Parties.

(c)     “Available Financing Proceeds” means as of the Closing, an amount equal to the Available Debt Proceeds, plus any net cash proceeds to any Acquiror Entity at Closing resulting from the PIPE Investment, the Forward Purchases and any other issuance of Pure Class A Common Stock or Pure Common Stock after the Execution Date and prior to the Closing.

(d)     “Available Liquidity” means, as of the Closing, an amount calculated without duplication, of (a) the amount of funds contained in the Pure Trust Account (net of the Pure Stockholder Redemption Amount), plus (b) any cash on-hand of the Acquiror Entities as of the Closing (but excluding such cash to the extent it is included in the calculation of clause (a) or clause (c) of this definition), plus (c) the amount of Available Financing Proceeds, minus (d) the amount of the Cash Acquisition Price payable at Closing, minus (e) the Acquiror’s Transaction Expenses, minus (f) Pure’s Transaction Expenses, plus (g) the amount of any and all capital expenditures and other amounts paid by or on behalf of the Acquiror Entities, with respect to their respective assets, and, without duplication of amounts pursuant to (d), Contributor, with respect to the Assets, in each case, from and after January 1, 2020 through the Closing (but excluding the Assets).

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(e)     “Acquiror Entity” shall mean any of Pure, HighPeak Energy, Acquiror and/or any of their respective Subsidiaries.

(f)     “Acquiror Party Material Adverse Effect” shall mean any event, change, or circumstance that has had, or is reasonably expected to have, a material adverse effect on (i) the business, results of operations or financial condition of the Acquiror Entities, taken as a whole, or (ii) any Acquiror Party’s ability to consummate the Transactions or otherwise perform in all material respects its obligations under this Agreement or any other Transaction Documents; provided, however, that, for purposes of clause (a), the following shall not be considered in determining whether a “Acquiror Party Material Adverse Effect” has occurred or would be reasonably expected to occur: (A) general changes in Hydrocarbon or other commodity prices; (B) general changes in industry or economic conditions, (C) changes in Laws or in regulatory policies, (D) changes or conditions resulting from civil unrest or similar disorder, terrorism, casualty loss, acts of God or natural disasters, (E) changes or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law, (F) changes or conditions that are cured or eliminated by the earlier of Closing or the termination of this Agreement, or (G) natural declines in well performance.

(g)     “Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination (other than the transactions contemplated in this Agreement). For the avoidance of doubt, potential transactions that are expected to occur after the Closing and that are not required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the Exchange Act or for which financial statements shall not be required pursuant to Rule 3-05 or Article XI of Regulation S-X are not Business Combination Proposals.

(h)     “Certificate of Merger” shall mean that certificate of merger to be filed with the Secretary of State of the State of Delaware pursuant to the terms of the HPK Business Combination Agreement.

(i)     “Closing Payment” shall mean the amount of cash consideration payable by Acquiror to Contributor at the Closing, which shall be an amount equal to the remainder of (i) Contributor’s estimate of the adjusted Acquisition Price as determined pursuant to Section 10.02, minus (ii) the Deposit, minus (iii) the Defect Escrow Amount (if any) minus (iv) the Extension Payment.

(j)     “Contemplated Business Combination Transactions” shall mean (i) the Transactions and (ii) the HPK Business Combination Transactions.

(k)     “Contemplated Business Combination Transactions Documents” shall mean (i) this Agreement and the other Transaction Documents and (ii) HPK Business Combination Transaction Documents.

(l)     “Contributor Employees” shall mean all Employees employed by Contributor or an Affiliate of Contributor.

(m) “Customary Consent” shall mean any consent that is not a Hard Consent.

(n)     “Creditors’ Rights” shall mean bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

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(o)     “Defect” shall mean, as applicable, any Environmental Defect or Title Defect.

(p)     “Defect Escrow Amount” shall mean an amount equal to zero dollars ($0.00).

(q)     “Defect Value” shall mean any Environmental Defect Value or Title Defect Value.

(r)     “DGCL” shall mean the Delaware General Corporation Law.

(s)     “DSU” shall mean each geographic area identified on Appendix I to Exhibit B as to the Subject Formation (provided, however, that the term DSU shall not include any Well).

(t)     “Employee” shall mean, as of any time, any common-law employee of Contributor, or any individual treated by Contributor as an employee.

(u)     “Employment Laws” shall mean all Laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority relating to employment and employment practices, terms and conditions of employment, labor relations, working conditions, wages and the payment thereof (including withholdings and deductions), hours of work and overtime, employment of minors, equal pay, classification of employees as exempt or non-exempt, classification of persons as employees or independent contractors, family and medical and disability-related leaves of absence, reasonable accommodation, background and credit checks, workers’ compensation, unemployment compensation, employment-related immigration and authorization to work in the United States, occupational safety and health, data privacy and security, and privacy of health information.

(v)     “Encumbrances” shall mean liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests and similar encumbrances.

(w)     “Environmental Liabilities” shall mean any and all damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, fines, and attorneys’ and consultants fees and expenses arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any release of Hazardous Materials or any other environmental condition with respect to the ownership or operation of Assets.

(x)      “ERISA Affiliate” shall mean any entity that, together with Contributor may be treated as a single employer under Section 4001 or ERISA or Section 414 of the Code.

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(y)     “Excluded Debt” means (a) any debt to the extent the proceeds thereof were used to finance any portion of the Cash Acquisition Price payable hereunder at Closing and (b) any Sponsor Loans (as defined in the HPK Business Combination Agreement).

(z)     “Excluded Records” shall mean any and all:

(i)     originals of the records that relate to any Excluded Assets;

(ii)     copies of any records and information that Acquiror is entitled to copy hereunder;

(iii)     (A) corporate, financial and legal data and Records of Contributor that relate primarily to Contributor’s business generally (whether or not relating to the Assets or Excluded Assets), or to businesses of Contributor and any Affiliate of Contributor other than the exploration and production of Hydrocarbons, (B) Income Tax records of Contributor and (C) originals of all Asset Tax records of Contributor;

(iv)     data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Contributor, or by applicable Law, and for which no consent to transfer has been received or for which Acquiror has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(v)     legal records and legal files of Contributor, including all work product of and attorney-client communications with Contributor’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions or environmental audit reports covering the Properties;

(vi)     data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of Contributor or any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(vii)     all employee and personnel files;

(viii)     any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Properties, and any Hydrocarbon or other pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, in each case whether prepared by Contributor, its Affiliates, or any third parties;

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(ix)     data and records to the extent relating to the other Excluded Assets; and

(x)     emails and similar electronic files.

(aa)     “Forward Purchase Agreement” shall mean that certain Forward Purchase Agreement dated April 12, 2018 between Pure and HighPeak I, as amended and restated by the Forward Purchase Agreement Amendment.

(bb)     “Forward Purchase Agreement Amendment” means an amended and restated Forward Purchase Agreement in substantially the form attached as Exhibit E to the HPK Business Combination Agreement (as such agreement exists as of the Execution Date), which shall include a reduction in the number of warrants to be issued under the Forward Purchase Agreement by 2,500,000 warrants.

(cc)     “Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Pure Class A Common Stock and up to 7,500,000 Pure Private Placement Warrants pursuant to the terms of the Forward Purchase Agreement and( b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of HighPeak Energy Common Stock and up to 5,000,000 HighPeak Energy Private Placement Warrants pursuant to the terms of the Forward Purchase Agreement Amendment.

(dd)    “Fundamental Representations” shall mean the representations and warranties of Contributor set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04 and Section 5.05, and the special warranty of title under the Assignment (provided, however, that the survival of the special warranty shall be limited as described in Section 4.05).

(ee)     “GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

(ff)       “Hedges” shall mean any future hedge, derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which Contributor, its Affiliates or the Properties are bound.

(gg)     “HighPeak Energy Common Stock” shall mean the shares of HighPeak Energy common stock.

(hh)     “HighPeak Energy Entity” means HighPeak Energy and its Subsidiaries, including, Merger Sub and, at Closing, Pure and Acquiror.

(ii)        “HighPeak Energy Preferred Stock” the shares of HighPeak Energy preferred stock.

(jj)       “HighPeak Energy Private Placement Warrants” shall mean a warrants of HighPeak Energy that prior to the closing of the HPK Business Combination Transactions formerly constituted Pure Private Placement Warrants each of which entitles the holder thereof to purchase from HighPeak Energy one share of HighPeak Energy Common Stock at a price of $11.50, each in the form attached as Exhibit M attached hereto and with such warrants being converted as part of the HPK Business Combination Transactions from Pure Private Placement Warrants.

(kk)     “HighPeak Energy Stock” shall mean the HighPeak Energy Common Stock and the HighPeak Energy Private Placement Warrants.

(ll)    “HighPeak Energy Stockholder Approval” shall mean the approval by Pure of (i) the HPK Business Combination Agreement, (ii) the HPK Business Combination Transactions applicable to HighPeak Energy, (iii) the First Amended Charter effective as of the Merger Effective Time, (iv) the adoption of the amended and restated bylaws of HighPeak Energy and (v) the adoption of the LTIP.

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(mm)     “HighPeak Energy Warrants” shall mean a warrant, including a HighPeak Energy Private Placement Warrant, entitling the holder thereof to purchase from HighPeak Energy one share of HighPeak Energy Common Stock at a price of $11.50.

(nn)     “HPK Business Combination Agreement” shall mean the meaning set forth in the Recitals.

(oo)     “HPK Business Combination Transactions” shall mean the transactions contemplated under the HPK Business Combination Transactions Documents.

(pp)     “HPK Business Combination Transactions Documents” shall mean HPK Business Combination Agreements and the other agreements, documents and instruments executed and delivered to, between or among the parties thereto in connection with the execution and/or consummation of the transactions contemplated thereunder.

(qq)     “HPK Combination Closing” shall mean the closing of the HPK Business Combination Transactions.

(rr)     “HPK Contributors” shall mean the meaning set forth in the Recitals.

(ss)       “HPK Stock Consideration” shall have the meaning assigned to the term “Stock Consideration” in the HPK Business Combination Agreement.

(tt)     “Indebtedness” of any Person shall mean, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

(uu)     “Interest” shall mean, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

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(vv)     “Intervening Event” means a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of the Transferred Entities, taken as a whole, that (a) is not known and is not reasonably foreseeable by Pure’s board of directors or HighPeak Energy board of directors as of the date of this Agreement, (b) does not relate to Pure, HighPeak Energy or its Affiliates and (c) did not result from any breach of this Agreement or the HPK Business Combination Agreement by any Acquiror Party or any of their respective directors, officers, employees or other Representatives.

(ww)     “Laws” shall mean all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

(xx)     “LTIP” shall mean the Long Term Incentive Plan of HighPeak Energy.

(yy)     “Merger Effective Time” shall mean the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger

(zz)     “Merger Sub Stockholder Approval” shall mean approval by HighPeak Energy, it its capacity as sole stockholder of Merger Sub, of the HPK Business Combination Agreement and the HPK Business Combination Transactions applicable to Merger Sub.

(aaa)     “Nasdaq” shall mean the Nasdaq Capital Market.

(bbb)     “Non-Fundamental Representations” shall mean all representations and warranties of Contributor set forth in this Agreement, excepting and excluding the Fundamental Representations.

(ccc)     “NYSE” shall mean the New York Stock Exchange.

(ddd)     “Offer” shall mean the meaning set forth in the Recitals.

(eee)     “Offer Document” shall mean the Proxy Statement and registration statement filed with the SEC with respect to the Transactions.

(fff)     “Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

(ggg)     “Person” shall mean means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

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(hhh)     “PIPE Investment” shall mean the issuance and sale of up to 30,000,000 shares of HighPeak Energy Common Stock in connection with the HPK Combination Closing, in a private placement to one or more qualified institutional Acquirors and accredited investors.

(iii)   “Proceeding” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, including civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(jjj)     “Property Costs” shall mean all operating expenses (including costs of insurance, overhead, employees, rentals, and shut-in payments) and capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets and overhead costs (limited to those charged by non-Affiliate third-party operators) charged to the Assets under any applicable Contracts, provided that the term “Property Costs” shall include only those costs that are net to the interests of Contributor and shall exclude (without limitation) liabilities, losses, costs, and expenses attributable to: (i) claims of improper calculation or payment of Royalties; (ii) imbalances; (iii) any amounts expended by Contributor to repair or restore any of the Assets as a result of any casualty loss; (iv) any claims for indemnification, contribution, or reimbursement from any third party with respect to damages of the type described in preceding subsections (iii) and (iv) whether such claims are made pursuant to contract or otherwise; (v) costs to cure asserted Title Defects and Environmental Defects under this Agreement; (vi) any Losses for which Contributor has agreed to indemnify, defend or hold harmless any Acquiror Indemnitees pursuant to this Agreement; (vii) any costs associated with any debt for borrowed money of Contributor or any of its Affiliates; (viii) Asset Taxes, Income Taxes and Transfer Taxes; (ix) any overhead or general and administrative costs and expenses of Contributor or any of its Affiliates; or (x) any Losses attributable to personal injury or death, or property damage.

(kkk)           “Public Stockholders” shall mean the holders of the shares of Pure Class A Common Stock and Pure Class B Common Stock.

(lll)           “Pure Class A Common Stock” shall mean the Class A Common Stock of Pure, par value $0.0001 per share.

(mmm)        “Pure Class B Common Stock” shall mean the Class B Common Stock of Pure, par value $0.0001 per share.

(nnn)           “Pure Common Stock” shall mean the Pure Class A Common Stock and the Pure Class B Common Stock.

(ooo)     “Pure Equity Interests” shall mean any Pure Common Stock or Pure Preferred Stock or other Interests in Pure.

(ppp)        “Pure Parties” shall mean Merger Sub, Pure and HighPeak Energy.

(qqq)      “Pure Private Placement Warrants” shall mean a private placement warrant entitling the holder thereof to purchase from Pure one share of Pure Class A Common Stock at a price of $11.50.

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(rrr)      “Pure Stockholder Approval” shall mean the affirmative vote cast by the holders of a majority of the outstanding shares of Pure Class A Common Stock and Pure Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, with respect to the approval and adoption of the HPK Business Combination Agreement and, to the extent applicable, this Agreement and the transactions contemplated thereby and hereby.

(sss)     “Pure Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any acceptance and exercise by Public Stockholders to have shares of Pure Class A Common Stock redeemed.

(ttt)     “Pure Trust Account” shall mean that certain trust account of Pure with the Trustee, established under the Pure Trust Agreement.

(uuu)     “Pure Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated as of April 12, 2018, by and between Pure and the Trustee.

(vvv)     “Pure Warrants” shall mean a public warrant entitling the holder thereof to purchase from the Pure one share of Pure Class A Common Stock at a price of $11.50.

(www)     “Rejected Oil and Gas Leases” means any oil and gas lease, leasehold interest and/mineral fee interest, including, for the avoidance of doubt, a lease on any such mineral fee interest, located in Howard County, Texas that Contributor proposes to acquire between the Original Execution Date and the Closing Date, for which both (i) Contributor has presented to Acquiror in writing such acquisition proposal, including the description of such interest, the form and terms of the proposed lease (if applicable), the commercial terms of the acquisition (including, without limitation, the applicable lease bonus, brokerage costs and abstract fees applicable to such acquisition), and (ii) Acquiror has not approved in writing the form and terms of the proposed lease and the acquisition thereof upon the terms described in Contributor’s acquisition notice.

(xxx)     “Remediate” means any removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, permitting, or other corrective or remedial actions required under applicable Environmental Laws to cure or remove a Remediate or a violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Properties, including caps, dikes, encapsulation or leachate collection systems. The term “Remediation” shall have its correlative meaning.

(yyy)      “Royalties” shall mean all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens, working interest owners, and other interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third parties (but excluding, for the avoidance of doubt, any Taxes).

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(zzz)     “Securities” shall mean any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

(aaaa)     “Share Price” shall mean (i) with respect to HighPeak Energy Common Stock, an amount equal to the volume-weighted average trading price for HighPeak Energy Common Stock for the ten (10) trading days preceding the date of determination and (ii) with respect to the HighPeak Energy Private Placement Warrants, an amount equal to $1.00 Dollar per warrant.

(bbbb)     “Sponsor” shall mean HighPeak Pure Acquisition, LLC.

(cccc)     “Subject Formation” shall mean:

(i)     For each producing (or capable of producing) Well with a positive Allocated Value, the depth at which such Well is completed;

(ii)     For each Well with a positive Allocated Value that has been drilled but has not been completed, the formation identified for such Well on Exhibit B;

(iii)     For each Lease and/or DSU with a positive Allocated Value,

(A)     the depths and formations specifically from the stratigraphic equivalent below the top of the Lower Spraberry formation in the Grenadier Energy Partners Oldham Trust 40-25 WA 1H Well (API# 42-227-39138) at 6,407’MD through to the stratigraphic equivalent above the base of the Lower Spraberry formation at 6,699’MD, as illustrated in the log attached on Schedule 15.25(cccc); and

(B)     the depths and formations specifically from the stratigraphic equivalent below the top of the Wolfcamp A formation in the Grenadier Energy Partners Oldham Trust 40-25 WA 1H Well (API# 42-227-39138) at 6,793’MD through to the stratigraphic equivalent above the base of the Wolfcamp A formation at 7,086’MD, as illustrated in the log attached on Schedule 15.25(cccc);

(dddd)     “Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

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(eeee)     “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations, including Section 203 of the General Corporation Law of the State of Delaware.

(ffff)     “Third Amended and Restated Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of Pure, in the form attached as an exhibit to the Proxy Statement, as the same may be modified with the prior written consent of Contributor and in accordance with the further terms hereof.

(gggg)     “Title Defect Exclusions” shall mean: (i) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by Law; (ii) any defect in the chain of the title consisting of a failure in acknowledgements, lack of corporate, entity or power of attorney authorization, failure to recite marital status in a document or omission of succession, probate or heirship proceedings, unless in each case affirmative evidence shows that such failure, absence or omission results in another party’s actual and superior claim of title to the Assets; (iii) any gap in the chain of title, unless affirmative evidence shows that another party has an actual and superior chain of title by an abstract of title, title opinion or landman’s title chain or runsheet; (iv) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than five (5) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (v) any burden, or defect arising from prior oil and gas leases that are terminated but are not surrendered or released of record; (vi) any defect arising from any change in Law after the Original Execution Date; (vii) any lien, obligation, burden, defect, or loss of title resulting from Contributor’s conduct of business in compliance with this Agreement;  any lien, or burden that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) (viii) and that does not affect the validity of the underlying Asset; (ix) any lien, obligation, burden, or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations results in the expiration or termination of applicable Lease; (x) any lien created by a mineral owner that has not been subordinated to the lessee’s interest, except to the extent the same is, as of the Original Execution Date, subject to a proceeding to enforce said lien; (xi) any defect arising from the failure of any non-participating royalty owners or non-executive mineral interest owners to ratify a Unit or Lease; or (xii) any defects or irregularities resulting from liens, mortgages, deeds of trust or other encumbrances (other than those granted, created, or established by, through or under Contributor or its Affiliates) that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, or which, by their own terms, matured more than ten (10) years ago, but which have not been released of record; provided, however, subject to any exceptions or exclusions as noted on Exhibit A as to any applicable Asset.

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(hhhh)     “Transaction Documents” shall mean this Agreement and the other agreements, documents and instruments executed and delivered to, between or among the Parties in connection with the execution and/or consummation of the Transactions.

(iiii)     “Transaction Expenses” shall mean the expenses of HighPeak Energy and the expenses of the HighPeak Contributors and of the Pure Parties, in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, including, for the avoidance of doubt, the preparation for, entrance into and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

(jjjj)     “Transactions” shall mean the consummation of the acquisition of the Assets by Acquiror and the payment and/or issuance of the Acquisition Price to Contributor, all as contemplated by the terms of this Agreement.

(kkkk)     “Transferred Entities” shall mean (i) HighPeak Energy Holdings, LLC, a Delaware limited liability company, (ii) HighPeak Energy Assets, LLC, a Delaware limited liability company, (iii) Acquiror and (iv) HighPeak Energy Employees, Inc., a Delaware corporation.

(llll)     “Trustee” shall mean Continental Stock Transfer & Trust Company, or any applicable successor trustee thereto under the terms of the Pure Trust Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, Contributor and Acquiror have executed and delivered this Agreement as of the date first set forth above.

CONTRIBUTOR:

GRENADIER ENERGY PARTNERS II, LLC

By:	/s/ Patrick J. Noyes
Name:	Patrick J. Noyes
Title:	President and CEO

Signature Page to Amended and Restated Contribution Agreement

ACQUIROR:

HIGHPEAK ENERGY ASSETS II, LLC
By: HighPeak Energy II, LP, its managing member
By: HighPeak Energy GP II, LLC, its general partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President

PURE:

PURE ACQUISITION CORP.

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President and Chief Executive Officer

HIGHPEAK ENERGY:

HIGHPEAK ENERGY, INC.

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President

Signature Page to Amended and Restated Contribution Agreement

Annex C

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HIGHPEAK ENERGY, INC.

Pursuant to Section 102 of the

Delaware General Corporation Law

HighPeak Energy, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     The Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on October 29, 2019;

2.     This First Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) restates and amends the Original Certificate of Incorporation;

3.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”); and

4.     The text of the Original Certificate of Incorporation is hereby amended and restated to read, in full, as follows:

First: The name of the Corporation is HighPeak Energy, Inc.

Second: The registered office of the Corporation is to be located at c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at that address is Capitol Services, Inc.

Third: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 910,000,000 shares, consisting of (a) 900,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value of $0.0001 per share (“Preferred Stock”).

A.     Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions.

B.       Common Stock.

(a)     The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation.)

(b)     Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

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Fifth: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The initial term of office for the directors in Class A shall expire at the first Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; the initial term of office for the directors in Class B shall expire at the second Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; and the initial term of office for the directors in Class C shall expire at the third Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. At each Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Except as the DGCL may otherwise require and subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_________], [____], as it may be amended, restated, supplemented and otherwise modified from time to time, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office or, if earlier, their respective death, resignation or removal and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office, or those filling vacancies resulting from an increase in the size of the Board of Directors, to Class A, Class B, or Class C, with such assignment to become effective, with respect to members of the Board of Directors already in office, as of the initial effectiveness of this Amended and Restated Certificate of Incorporation, and, with respect to members filling vacancies resulting from an increase in the size of the Board of Directors, upon such appointment or election, as applicable.

Sixth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.     Except as otherwise required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.     Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

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C.     The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, adopt, alter, amend, change, add to or repeal the bylaws of the Corporation.

D.     Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided, however, that prior to the first date on which the Sponsor Group (as defined herein) and their respective successors and Affiliates (as defined herein) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Seventh: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.     The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

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Eighth: A. Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders in such capacity, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

B.     If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.     If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any sentence of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

Ninth: A. In recognition and anticipation that (i) certain directors, principals, and officers of HighPeak Energy Partners, LP, HighPeak Pure Acquisition, LLC, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Warrant, LLC and their Affiliates (as defined below) (the “Sponsor Group”) may serve as directors or officers of the Corporation, (ii) the Sponsor Group and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor Group, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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B.     None of (i) any Sponsor Group member or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph C of this Article NINTH. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

C.     The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph B. of this Article NINTH shall not apply to any such corporate opportunity.

D.     In addition to and notwithstanding the foregoing provisions of this Article NINTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E.     For purposes of this Article NINTH, (i) “Affiliate” shall mean (A) in respect of any member of the Sponsor Group, any Person that, directly or indirectly, is controlled by such member of the Sponsor Group, controls such member of the Sponsor Group or is under common control with such member of the Sponsor Group and shall include any principal, member, director, partner, shareholder, or officer, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

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F.     To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

Tenth: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article SEVENTH, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer this [__] day of [_____], [___].

HIGHPEAK ENERGY, INC.

By:
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Annex D

Adopted as of [_______], [___]

AMENDED AND RESTATED

BYLAWS

OF

HIGHPEAK ENERGY, INC.

Article I
OFFICES

1.1     Registered Office. The registered office of HighPeak Energy, Inc. (the “Corporation”) in the State of Delaware shall be established and maintained at 1675 South State St., Suite B, Dover, Delaware 19901, County of Kent and Capitol Services, Inc. shall be the registered agent of the corporation in charge thereof.

1.2     Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

2.1     Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

2.2     Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record at the time the notice provided for in this Article II, Section 2.2 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article II, Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the business is proposed (i) the name and record address of the stockholder and beneficial owner and (ii) the class, series and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing not later than five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, and (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to propose such business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Article II, Section 2.2 (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act). The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2.2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3     Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the President or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote generally in the election of directors. Any such written request of stockholders shall state the purpose or purposes of the proposed meeting.

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Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose(s) stated in the notice.

2.4     Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then the officer of the Company presiding over the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5     Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the Board of Directors or the presiding officer may appoint any other person to act as secretary of any meeting.

2.6     Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock present or represented by proxy and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him or her by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

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2.7     Action of Shareholders Without Meeting.

(a)     Prior to the first date on which the Sponsor Group (as defined in the Certificate of Incorporation) and their respective successors and Affiliates (as defined in the Certificate of Incorporation) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken by holders of Common Stock at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding Common Stock having (as of the record date for such consent(s) as determined in accordance with these Bylaws) not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)     On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

2.8     Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either (i) at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held or (ii) at the principal executive offices of the Corporation. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

2.9     Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Article II, Section 2.8 of this or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10     Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the Corporation presiding over the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11     Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

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Article III
DIRECTORS

3.1     Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than three (3) nor more than ten (10). Subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_________], [____], as it may be amended, restated, supplemented and otherwise modified from time to time (the “Stockholders’ Agreement”), the exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

3.2     Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders at which his or her Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation and subject to the then-applicable terms of the Stockholders’ Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3     Nominations. Subject to the then-applicable terms of the Stockholders’ Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors, (ii) by any committee or persons appointed by the Board of Directors for such purposes or (iii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record at the time the notice provided for in this Article III, Section 3.3 is delivered to the Secretary of the Corporation, who complies with the notice procedures set forth in this Article III, Section 3.3. In addition to any other applicable requirements set forth in these Bylaws, for such nominations to be properly brought before an annual meeting by any stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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Any such stockholder’s notice to the Secretary of a nomination(s) for director shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation that are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and record address of the stockholder and beneficial owner and (b) the class and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination, (d) any agreement, arrangement or understanding with respect to the nomination between or among such stockholder, beneficial owner or control person and any other person, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (e) any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting and (f) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

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3.4     Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Unless otherwise determined by the Board, the first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the President or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5     Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6     Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President by such other person as the Board of Directors may designate or the members present may select.

3.7     Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

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3.8     Removal of Directors by Stockholders. Subject to the then-applicable terms of the Stockholders’ Agreement, the entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Corporation’s board is classified, stockholders may effect such removal only for cause, subject to the applicable terms of the Stockholders’ Agreement. In case the Board of Directors or any one or more Directors is so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed. Notwithstanding the foregoing, in the event that a stockholder party to the Stockholders’ Agreement provides notice to the Corporation of the removal of a director designated by such stockholder pursuant to the terms of the Stockholders’ Agreement, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law.

3.9     Resignations. Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10     Committees. Subject to the then-applicable terms of the Stockholders’ Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11     Compensation. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

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3.12     Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13     Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

Article IV
OFFICERS

4.1     General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2     Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

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4.3     Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem necessary or advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4     Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5     President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6     Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7     Vice Presidents. At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

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4.8     Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9     Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.10     Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11     Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

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4.12     Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

4.13     Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14     Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15     Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16     Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article V
CAPITAL STOCK

5.1     Form of Certificates. The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2     Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3     Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

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5.4     Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or her or, if there be no such address, at his or her residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5     Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)     The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

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(b)     The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c)     The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6     Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Article VI
NOTICES

6.1     Form of Notice. Notices to Directors and stockholders other than notices to Directors of special meetings of the Board of Directors which may be given by any means stated in Article III, Section 3.4, shall be in writing and delivered personally or mailed to the Directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to Directors may also be given by telephone, facsimile, email in accordance with the General Corporation Law of the State of Delaware.

6.2     Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

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Article VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.2     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3     To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 or 7.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

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7.4     Any indemnification under Sections 7.1 or 7.2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a)     By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b)     If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

7.5     Expenses (including attorneys’ fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents shall be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

7.6     The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of this Article shall not be eliminated or impaired by an amendment to these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

7.7     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

7.8     For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.

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7.9     For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11     No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Article VIII
GENERAL PROVISIONS

8.1     Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2     Maintenance of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these by-laws, as may be amended to date, minute books, accounting books and other records.

8.3     Inspection by Directors. Any Director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4     Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

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8.5     Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6     Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

8.7     Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the appropriate officers.

8.8     Amendments. The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws. So long as the Stockholders’ Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the then-applicable terms of the Stockholders’ Agreement. Notwithstanding the foregoing, no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision to the Stockholders’ Agreement to which these Bylaws are subject) shall be deemed an amendment of these Bylaws for purposes of this Section 8.8.

8.9     Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

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Annex E

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [ ], [ ], is made by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”), HighPeak Energy Partners, LP, a Delaware limited partnership (“HPEP I”), HighPeak Energy Partners II, LP, a Delaware limited partnership (“HPEP II”), HighPeak Energy Partners III, LP, a Delaware limited partnership (“HPEP III”), HighPeak Warrant, LLC, a Delaware limited liability company (“HighPeak Warrant”) and Jack D. Hightower (“Hightower”). Sponsor, HPEP I, HPEP II, HPEP III and Hightower, including in each case their respective Affiliates and Permitted Transferees (each as defined herein), shall be referred to herein collectively as the “Principal Stockholder Group” and each individually as a “Principal Stockholder.” The Company, the Principal Stockholders and any other Stockholder may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated November 27, 2019 (as may be amended or supplemented from time to time, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”), on the other part, pursuant to which (i) MergerSub will merge with and into Pure, with Pure continuing as the surviving corporation of such merger, (ii) the Company will exchange, on a one-for-one basis, all shares of Class A common stock and Class B Common Stock of Pure that are issued and outstanding immediately prior to the merger (other than Class A Common Stock of Pure to be redeemed) for newly issued shares of Common Stock (as defined herein) of the Company and will be assigned Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent and (iii) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”);

WHEREAS, HighPeak Energy Assets II, LLC, a Delaware limited liability company and wholly owned subsidiary of HPK (“HighPeak Assets II”), will acquire certain oil and gas assets from Grenadier Energy Partners II, LLC (“Grenadier”) on the terms and subject to the conditions set forth in the Contribution Agreement, dated as of November 27, 2019 (as may be amended or supplemented from time to time, the “Grenadier Contribution Agreement” and, together with the HPK Business Combination Agreement, the “Business Combination Agreements”), by and among Pure, the Company and HighPeak Assets II, on the one part, and Grenadier, on the other part (the “Grenadier Purchase” and, together with the HPK Business Combination, the “Transactions”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the Transactions (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“Amended Charter” shall have the meaning given to such term in the HPK Business Combination Agreement.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreements” shall have the meaning set forth in the Recitals.

“Chief Executive Officer” shall mean the chief executive officer of the Company.

“Closing” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Common Stock” shall have the meaning set forth in the Amended Charter.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that Certificate of Incorporation of the Company, dated as of October 29, 2019, as subsequently amended prior to the date of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 3.4.

“Contributors” shall have the meaning set forth in the Recitals.

“Designated Director” shall mean any director designated for nomination by the Principal Stockholder Group.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“Grenadier” shall have the meaning set forth in the Recitals.

“Grenadier PSA” shall have the meaning set forth in the Recitals.

“Grenadier Purchase” shall have the meaning set forth in the Recitals.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“HighPeak I” shall have the meaning set forth in the Recitals.

“HighPeak II” shall have the meaning set forth in the Recitals.

“HighPeak III” shall have the meaning set forth in the Recitals.

“HighPeak Assets II” shall have the meaning set forth in the Recitals.

“HighPeak Warrant” shall have the meaning set forth in the Preamble.

“Hightower” shall have the meaning set forth in the Preamble.

“HPEP I” shall have the meaning set forth in the Preamble.

“HPEP II” shall have the meaning set forth in the Preamble.

“HPEP III” shall have the meaning set forth in the Preamble.

“HPK” shall have the meaning set forth in the Recitals.

“HPK Business Combination” shall have the meaning set forth in the Recitals.

“HPK Business Combination Agreement” shall have the meaning set forth in the Recitals.

“HPK GP” shall have the meaning set forth in the Recitals.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-4 filed on [____], 2019.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“MergerSub” shall have the meaning set forth in the Recitals.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

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“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“NYSE” shall mean the New York Stock Exchange or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“NYSE Rules” shall mean the rules and regulations of the NYSE.

“Original Shares” shall mean the total shares of Common Stock issued and outstanding immediately following the Closing.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Transferee” shall mean, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person; provided, however, that in no event may any Principal Stockholder as of the date of this Agreement be permitted to Transfer any or all of its shares of Common Stock by means of a distribution of such shares to its direct or indirect partners, members or equityholders for a period of 180 days following the Closing Date, and in no event may any such partner, member or equityholder that receives any such shares of Common Stock in such a distribution be a Permitted Transferee.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Principal Stockholder” or “Principal Stockholders” shall have the meaning set forth in the Preamble.

“Principal Stockholder Group” shall have the meaning set forth in the Preamble.

“Proxy Statement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Pure” shall have the meaning set forth in the Recitals.

“Registration Rights Agreement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

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“SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“Sponsor” shall have the meaning set forth in the Preamble.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, of which the specified Person controls the management, or in the case of a partnership, of which the specified Person is a general partner.

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer” shall mean the  sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security,  entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or  public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the NYSE Rules, the Exchange Act and SOX.

“voting securities” means one or more shares of capital stock the holder(s) of which are entitled to vote such shares generally in the election of the Company’s directors.

“Warrants” means any warrants to purchase shares of Common Stock.

Section 1.2     Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

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Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1     Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. With respect to each Party that is an entity under applicable state law, such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action of such Party, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2     Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) with respect to each Party that is an entity under applicable state law, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3     Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

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Article III
GOVERNANCE

Section 3.1     Board.

(a)     Composition of the Board. The Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised at the Closing of seven directors, (A) four of whom were initially designated by the Principal Stockholder Group before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.1(b) of this Agreement (each, a “Designated Director”), and (B) three of whom shall be Unaffiliated Directors selected pursuant to the HPK Business Combination Agreement.

(b)     Principal Stockholder Group Representation. For so long as (i) the Principal Stockholder Group collectively beneficially owns not less than the percentage of the Original Shares shown below and (ii) the total number of Original Shares constitutes not less than the percentage of the then-outstanding total voting securities of the Company shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Principal Stockholder Group that, if elected, will result in the Principal Stockholder Group having the number of directors serving on the Board that is shown below. Such nominees shall not be required to be an “independent director” under the NYSE Rules unless otherwise indicated.

Percent of Original Shares Beneficially Owned	Percent of Then-Outstanding Company Voting Securities Represented by Original Shares	Number of Designated Directors
35% or greater	30% or greater	Up to 4 (one of whom must be an independent under the NYSE Rules if the Principal Stockholder Group beneficially owns 50% or less of the Company’s total outstanding voting securities)
25% to but not including 35%	25% or greater	Up to 3
15% to but not including 25%	15% or greater	Up to 2
5% to but not including 15%	7.5% or greater	1
Below 5%		0

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(c)     At any time the members of the Board are allocated among separate classes of directors, (i) the Designated Directors shall be evenly distributed in different classes of directors to the extent practicable and (ii) after taking into account the immediately preceding clause (i), the Principal Stockholder Group shall be permitted to designate the class or classes to which each Designated Director shall be allocated.

(d)     Unaffiliated Directors. Following the closing of the Transactions, except as set forth in Section 3.1(b), the nomination of directors (including Unaffiliated Directors) at annual meetings will be the responsibility of the Nominating and Governance Committee, if then existing, and if no such Nominating and Governance Committee then exists, will be the responsibility of the Board.

(e)     Decrease in Designated Directors. Upon any decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board, the Principal Stockholders shall take all Necessary Action to cause the appropriate number of Designated Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. For the avoidance of doubt, any Designated Director resigning pursuant to this Section 3.1(e) shall be permitted to continue serving as a Designated Director until the Company’s next annual meeting; provided, however, that if the reason for the decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board includes the fact that the Principal Stockholder Group has ceased to beneficially own more than fifty percent (50%) of the Company’s then-outstanding voting securities and none of the four (4) Designated Directors of the Principal Stockholder Group is independent under the NYSE Rules, then the Principal Stockholders shall take all Necessary Action to cause one (1) of the four (4) Designated Directors to resign immediately and the vacancy resulting from such resignation shall be filled by a person that is independent under the NYSE Rules and is designated by either the Principal Stockholder Group if it then still has the right to designate four (4) Designated Directors or by the Company’s Nominating and Governance Committee or the Board, as the case may be, in accordance with Section 3.1(d).

(f)     Removal; Vacancies. Except as provided in Section 3.1(e), and subject to the Company Charter,  the Principal Stockholder Group shall have the exclusive right to remove its Designated Directors from the Board (including any committees thereof), and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the Principal Stockholder Group and subject to the limitations on the rights of the Principal Stockholder Group pursuant to Section 3.1(b) and the proviso in Section 3.1(e), the Principal Stockholder Group shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation (including from any committees thereof) of a Designated Director, and the Company and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the Principal Stockholder Group as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the Principal Stockholder Group shall not have the right to designate a replacement director, and the Company and the Principal Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the Principal Stockholder Group in excess of the number of Designated Directors that the Principal Stockholder Group is then entitled to designate for membership on the Board pursuant to this Agreement.

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(g)     Forced Resignation. Each Principal Stockholder shall take all Necessary Action to cause any of its Designated Directors to resign promptly from the Board if such Designated Director, as determined by the Board in good faith after consultation with outside legal counsel,  is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the NYSE, or by applicable Law,  has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and its stockholders,  has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law,  has engaged in any transaction involving the Company from which the Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction or is convicted of or pleaded nolo contendere to any felony involving dishonesty or moral turpitude; provided, however, that, subject to the limitations set forth in Section 3.1(a), 3.1(b) or 3.1(e), the Principal Stockholder Group shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board and in Section 3.1(f). Nothing in this paragraph (f) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.

(h)     Size of Board. The Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed seven directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or the NYSE Rules. In the event the size of the Board is increased or decreased at any time to other than seven directors, the Principal Stockholder Group’s designation rights under this Section 3.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

(i)     Committees. Subject to applicable Laws and the NYSE Rules, the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of the Board (other than the Company’s audit committee) for which any such representative is eligible pursuant to applicable Laws and the NYSE Rules so long as the Principal Stockholder Group owns a number of shares of Common Stock equal to not less than (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of the Company.

(j)     Expenses. The Company shall reimburse any Principal Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.1, provided that a Principal Stockholder requesting any such reimbursement shall include with such request supporting documentation therefor.

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Section 3.2     Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Stockholder agrees not to take action to remove each other’s or the director nominees of the Nominating and Governance Committee or the Board, as applicable, from office. Except as set forth in Section 3.1(b) or the proviso of Section 3.1(e), each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee or the Board, as applicable (to the extent those individuals are recommended in a manner consistent with the terms hereof).

Section 3.3     Restrictions on Transferability.

(a)     Subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Principal Stockholders, and other than as set forth in this Section 3.3, no Principal Stockholder may Transfer any or all of its shares of Common Stock for a period of 180 days following the Closing Date without the prior written consent of the Company.

(b)     Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) may be bound (including the Registration Rights Agreement), and notwithstanding the restrictions set forth in Section 3.3(a), each Principal Stockholder shall be permitted to Transfer shares of Common Stock (i) at any time after 180 days following the Closing Date to a Permitted Transferee of such Principal Stockholder following notice of such transfer to the Company (if in connection with any such Transfer to a Permitted Transferee such Permitted Transferee agrees to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, then such Transferee will be treated as a Principal Stockholder, with the same rights and obligations as its Transferring Stockholder) for all purposes of this Agreement, and (ii) to the Company or its Subsidiaries.

(c)     Any attempted transaction in violation of this Section 3.3 shall be null and void ab initio.

Section 3.4     Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless  such information becomes known to the public through no fault of such Stockholder,  disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure,  such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or  such information was independently developed by the Stockholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.4 by any such person.

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Section 3.5     Reimbursement of Expenses. The Company shall reimburse the Company’s directors (including Designated Directors) for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.6     Indemnity Agreements. Simultaneously with any person becoming a Designated Director, the Company shall execute and deliver to each such Designated Director an Indemnity Agreement dated the date such Designated Director becomes a director of the Company.

Article IV
GENERAL PROVISIONS

Section 4.1     Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.3. Any such assignee (other than a Permitted Transferee with respect to an assignment by such Permitted Transferee in accordance with Section 3.3(b)) may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors under Section 3.6.

Section 4.2     Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Designated Director may be bound, the Parties expressly acknowledge and agree that: (i) each Stockholder and Designated Director (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder or Designated Director (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, neither such Stockholder nor such Designated Director (and any such Affiliate) shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Designated Director (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

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Section 4.3     Termination. This Agreement shall terminate automatically (without any action by any Party) (i) as to each Stockholder at such time as the Principal Stockholder Group no longer has the right to designate an individual for nomination to the Board under this Agreement and (ii) as to any individual Stockholder at such time as such Stockholder ceases to own any of the Original Shares; provided, that the provisions in Section 3.3 and this Article IV shall survive any such termination.

Section 4.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5     Entire Agreement; Amendment.

(a)     This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b)     No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

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Section 4.7     Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to any Principal Stockholder, to:

HighPeak Energy

421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan
Email: smorgan@velaw.com

if to the Company to:

HighPeak Energy, Inc.

421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Email: moleary@HuntonAK.com

Section 4.8     Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9     Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

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Section 4.10     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11     Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12     Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HIGHPEAK ENERGY, INC.

By:
Name:
Title:

Principal Stockholders:

HIGHPEAK PURE ACQUISITION, LLC

By:
Name:
Title:

By: HighPeak Energy Partners GP, LLC
Its: General Partner

By:
Name:
Title:

HighPeak Energy Partners, LP

By: HighPeak Energy Partners GP, LLC
Its: General Partner

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

HighPeak Energy Partners II, LP

By: HighPeak Energy Partners GP II, LLC
Its: General Partner

By:
Name:
Title:

HighPeak Energy Partners III, LP

By: HighPeak Energy Partners GP III, LLC
Its: General Partner

By:
Name:
Title:

HIGHPEAK WARRANT, LLC

By:
Name:
Title:

By:
Name:	Jack Hightower

Signature Page to Stockholders’ Agreement

Annex F

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [________], [____] (the “Effective Date”), by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated November 27, 2019 (as amended or supplemented to date, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”) and HighPeak Energy Management, LLC, solely for limited purposes specified therein, on the other part, pursuant to which (i) MergerSub will merge with and into Pure, with Pure surviving, (ii) the Company will exchange, on a one-for-one basis, all outstanding shares of Class A common stock of Pure and Pure Founder Shares (as defined herein) for newly issued shares of Common Stock (as defined herein) of the Company and will be assigned Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent, and (iii) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”);

WHEREAS, HighPeak Energy Assets II, LLC, a Delaware limited liability company and wholly owned subsidiary of HPK (“HighPeak Assets II”), has or will acquire certain oil and gas assets from Grenadier Energy Partners II, LLC (“Grenadier”) on the terms and subject to the conditions set forth in the Contribution Agreement, dated as of November 27, 2019, among Grenadier, HighPeak Assets II, the Company and Pure (as amended or supplemented to date, the “Grenadier Contribution Agreement” and, together with the HPK Business Combination Agreement, the “Business Combination Agreements”), by and between HighPeak Assets II, as buyer, and Grenadier, as contributor (the “Grenadier Purchase” and, together with the HPK Business Combination, the “Transactions”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement and Sections 10.7 and 10.8 of the Grenadier Contribution Agreement, this Agreement is required to be executed and delivered at the closing of the Transactions.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.     DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Business Combination Agreements” has the meaning set forth in the recitals to this Agreement.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Contributors” has the meaning set forth in the recitals to this Agreement.

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“FINRA” means the Financial Industry Regulatory Authority.

“Forward Purchase Warrants” shall mean the 5,000,000 warrants exercisable for Common Stock to be issued pursuant to the Forward Purchase Agreement Amendment.

“General Disclosure Package” has the meaning set forth in Section 7.1(a).

“Grenadier” has the meaning set forth in the recitals to this Agreement.

“Grenadier Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Grenadier Holders” means Grenadier or any Permitted Transferee or assignee thereof pursuant to Section 12.6.

“Grenadier Purchase” has the meaning set forth in the recitals to this Agreement.

“Grenadier Warrants” means the warrants entitling the holder thereof to purchase from the Company Common Stock at a price of $11.50 that are issued to Grenadier or any Person designated by Grenadier that receives Warrants in connection with the closing contemplated under the Grenadier Contribution Agreement.

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“HighPeak I” has the meaning set forth in the recitals to this Agreement.

“HighPeak II” has the meaning set forth in the recitals to this Agreement.

“HighPeak III” has the meaning set forth in the recitals to this Agreement.

“HighPeak Assets II” has the meaning set forth in the recitals to this Agreement.

“Holder” or “Holders” has the meaning set forth in the Preamble.

“HPK” has the meaning set forth in the recitals to this Agreement.

“HPK Business Combination” has the meaning set forth in the recitals to this Agreement.

“HPK Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“HPK GP” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“MergerSub” has the meaning set forth in the recitals to this Agreement.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Permitted Transferee” of a Holder shall mean (a) any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person or (b) any of the partners, shareholders or members of such Holder or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Holder or relatives of such Holder.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Private Placement Warrants” shall mean the warrants issued to Pure’s Sponsor in a private placement simultaneously with the closing of Pure’s initial public offering, which became warrants to purchase Common Stock pursuant to the HPK Business Combination.

“Pure” has the meaning set forth in the recitals to this Agreement.

“Pure Founder Shares” shall mean shares of Class B Common Stock, par value $0.0001 per share, of Pure.

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 “Pure’s Sponsor” shall mean HighPeak Pure Acquisition, LLC, a Delaware limited liability company.

“Registrable Securities” shall mean, with respect to any Holder, the Securities held by such Holder in the Company or any successor to the Company, excluding any such Securities that (i) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (iii) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws; (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (vii) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; (ix) printer, messenger, telephone and delivery expenses; (x) the reasonable fees and disbursements of one special legal counsel to represent all of the Grenadier Holders participating in any such registration and (y) the reasonable fees and disbursements of one special legal counsel to represent all of the other Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” shall mean Rule 144 of the rules and regulations promulgated under the Securities Act.

“Rule 145” shall mean Rule 145 of the rules and regulations promulgated under the Securities Act.

“S-3 Registration” has the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean, collectively the Shares, the Forward Purchase Warrants, the Private Placement Warrants and the Grenadier Warrants held by any Holder, including any securities issued or issuable with respect to such Securities by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

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“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Company’s Common Stock (including Shares acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor).

“Shelf Registration” has the meaning set forth in Section 2.2(a).

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.2(d).

“Takedown Request Notice” has the meaning set forth in Section 2.2(d).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any potion to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transfer is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(c).

Section 2.     DEMAND REGISTRATION RIGHTS

2.1     Demand Rights.

(a)     At any time, and from time to time, (i) after the Effective Date, any Grenadier Holder and (ii) from and after ninety (90) calendar days after the Effective Date, any Holder, including any Grenadier Holder, (each, respectively, a “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of its Registrable Securities registered for sale; provided that such Demand Registration Notice covers (x) not less than $50 million of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date or (y) all Registrable Securities held by such Demanding Holder. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Securities to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.2(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC, with respect to the first such Demand Registration Statement, as soon as reasonably practical from the Effective Date, and with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of  the date on which all of the Securities held by the Holders that are registered for resale under the Demand Registration Statement are no longer Registrable Securities, and the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

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(b)     If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then  the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and  the number of Registrable Securities that may be included in such registration shall be allocated  first, to the Grenadier Holders electing to register their Registrable Securities , on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Grenadier Holders in like manner, as applicable; second to the other Holders electing to register their Registrable Securities , on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and  second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2     Shelf Registration.

(a)     A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Securities under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Securities. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Securities to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

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(b)     With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(c)     At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder with Registrable Securities included on such Shelf Registration or S-3 Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if (i) the total offering price of the Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50 million, or (ii) such request is for all of the Shares held by Takedown Holder(s) as of the date of such request. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d)     Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.2(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e)     Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then  the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and  the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated  first, to the Grenadier Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Grenadier Holders in like manner, as applicable; second, to the other Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and  second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

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2.3     Selection of Underwriter. A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

2.4     Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving  any “road show” or  a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”),  the Demanding Holder or Takedown Holder, as applicable, shall  give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and  identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and  the Company shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice; provided that the Grenadier Holders shall have priority over the other Holders in participating in such Block Trade. Any Block Trade shall be for at least $50 million in expected gross proceeds or for all Registrable Securities held by such Demanding Holder or Takedown Holder, as applicable. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

Section 3.     INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

3.1     Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than  a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or  a registration statement  on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan,  in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or  relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

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3.2     Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3     Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows:  first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and  second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable.

3.4     Selection of Underwriter. Except to the extent Section 2.3 applies, Registrable Securities proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company, provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

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Section 4.     LIMITATIONS ON REGISTRATION RIGHTS

4.1     Limitations on Registration Rights. Each Holder, together with all Affiliates or Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 of this Agreement until such Holder (and its Affiliates and Permitted Transferees) no longer holds Registrable Securities representing at least $10 million, as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $5 million of the outstanding Registrable Securities of the Company (or all of the Registrable Securities of such Holder or Holders, if less than $5 million of the outstanding Registrable Securities of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date.

4.2     Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked),  the Company shall not deliver any such notice to such Holder pursuant to Section 2.1, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and  each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2 and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Section 5.     SUSPENSION OF OFFERING

5.1     Suspension of Offering. Notwithstanding the provisions of Section 2 or 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that  it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and  it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.

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Section 6.     REGISTRATION PROCEDURES

6.1     Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall:

(a)     use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b)     prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c)     promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

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(d)     promptly notify the Holders: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(e)     use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(f)     until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(g)     if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(f) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that  such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and  as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(h)     use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(i)     if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(j)     in connection with the preparation and filing of any Registration Statement or any sale of Securities in connection therewith, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith,  such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(k)     provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(l)     cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

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(m)     enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Securities, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Securities for anticipated aggregate gross proceeds of less than $50 million; provided further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Securities (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(n)     furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (ii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o)     make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p)     take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

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6.2     Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3     Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (a) agrees to sell his or its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4     Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5     Lockup. In connection with any underwritten public offering of securities of the Company, each Holder (other than the Grenadier Holders, Ms. Barnes and Messrs. Sturdivant and Colvin and each of their Permitted Transferees, unless participating in such underwritten public offering) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto)) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis.

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Section 7.     INDEMNIFICATION; CONTRIBUTION

7.1     Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Securities at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(c)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

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(d)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (a), (b) or (c) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of  any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or  such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2     Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

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(c)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of  any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or  such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3     Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party  shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and  shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

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7.4     Contribution.

(a)     In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)     The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c)     Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

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Section 8.     EXPENSES

8.1     Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Section 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

Section 9.     RULE 144 REPORTING

9.1     Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(a)     make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(b)     file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(d)     provide notice in writing to each Holder that then has one or more designees on the Company’s board of directors of the beginning and ending of any “blackout period” in connection with the Company’s publicly issuances from time to time of earnings releases for fiscal quarter or fiscal years.

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Section 10.     CONFIDENTIALITY

10.1     Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with  such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or  a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (b) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

Section 11.     RESTRICTIONS ON TRANSFERABILITY OF GRENADIER SHARES

11.1      Restrictions on Transferability of Grenadier Shares. Subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Grenadier Holders, and other than as set forth in this Section 11, no Grenadier Holder may Transfer any or all of its shares of Common Stock for a period of 180 days following the Effective Date without the prior written consent of the Company; provided, however, that the restriction on Transfer set forth in this sentence shall apply only to a total of ____ shares of Common Stock to be issued to the Grenadier Holders pursuant to the Grenadier Contribution Agreement; provided, further, that the restriction on Transfer set forth in this sentence shall not apply to (i) any Transfer in connection with the liquidation of Grenadier provided that each such Transferee shall be subject to the restrictions on transfer set forth in this Section 11.1 and (ii) any Transfer to the Company or its Subsidiaries. [NTD: the number of shares of Common Stock to be inserted into the space above will be a number, calculated as of immediately following the Closing Date, of the total shares of Common Stock issued to the Grenadier Holders pursuant to the Grenadier Contribution Agreement equal to (if positive) (a), the total number of such shares of Common Stock issued to the Grenadier Holders, taken as a whole, minus (b) the positive difference between (i) the product of (A) 19% and (B) the total number of shares of Common Stock outstanding as of the Closing Date and (ii) the number of shares of Common Stock issued by HighPeak Energy pursuant to any PIPE on the Closing Date. (For purposes of clarity, if the calculated amount in clause (b) above results in a negative number, then zero shall be substituted therefor). Further, if the calculated amount of shares of Common Stock to which this Section 11.1 applies is zero or negative, the entire Section 11 shall be deleted]1.

Section 12.     MISCELLANEOUS

12.1     Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

12.2     Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 12.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

1 Prior to the execution of this Agreement at Closing, the actual number of shares of Common Stock to be received by the Grenadier Holders that are subject to the 180-day restriction in the first sentence of this Section 11 will be specified and the bracketed language will be deleted.

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12.3     Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

12.4     Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

12.5     Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Effective Date, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company, the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Securities; provided further that no provision of this Agreement may be amended or modified that adversely affects the Grenadier Holders without the written consent of Holders of a majority of the then remaining Registrable Securities held by the Grenadier Holders; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

12.6     Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that subject to the restrictions set forth in Section 11.1, the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities or to a transferee acquiring at least $10 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

12.7     Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

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12.8     Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

12.9     Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

12.10     Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

12.11     Service of Process and Venue. Each of the parties hereto consents to submit itself to the personal jurisdiction of the United States District Court of the District of Delaware, the Delaware Supreme Court and the federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement,  agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,  agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and consents to service being made through the notice procedures set forth in Section 12.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 12.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

12.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.13     No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

12.14     General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)     the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b)     references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

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(c)     a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d)     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e)     the term “include”, includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f)     the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

12.15     Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Securities remain outstanding.

12.16     Restriction on Transfer After Transaction. The Shares issued upon the exchange of Pure Founder Shares may not be sold until (i) with respect to Shares issued upon exchange of 50% of the Pure Founder Shares, the period ending on the earlier of (A) one year after the Effective Date or (B) subsequent to the Effective Date, if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after the Effective Date and (ii) with respect to the Shares issued upon the exchange of the remaining 50% of the Pure Founder Shares, one year after the Effective Date, or earlier, in either case, if, subsequent to the Effective Date on the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Shares for cash, securities or other property.

12.17     No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be. For the avoidance of doubt, each Holder party to the Registration Rights Agreement, dated as of April 12, 2018, between Pure, HighPeak Pure Acquisition, LLC and the other Holders party thereto, agrees that any rights thereunder with respect to Pure are hereby superseded in all respects by the rights of such Holders hereunder with respect to the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:
Name:
Title:

GRENADIER:

GRENADIER ENERGY PARTNERS II, LLC

By:
Name:	Patrick J. Noyes
Title:	President and CEO

HOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:
Name:
Title:

HighPeak Energy Partners, LP

By: HighPeak Energy Partners GP, LLC
Its: General Partner

By:
Name:
Title:

HighPeak Energy Partners II, LP

By: HighPeak Energy Partners GP II, LLC
Its: General Partner

By:
Name:
Title:

HighPeak Energy Partners III, LP

By: HighPeak Energy Partners GP III, LLC
Its: General Partner

By:
Name:
Title:

HIGHPEAK WARRANT, LLC

By:
Name:
Title:

GRENADIER ENERGY PARTNERS II, LLC

By:
Name:
Title:

By:
Name:	Jack Hightower

By:
Name:	Sylvia K. Barnes

By:
Name:	Jared S. Sturdivant

By:
Name:	M. Gregory Colvin

Annex G

FORM OF AMENDED & RESTATED FORWARD PURCHASE AGREEMENT

This Amended & Restated Forward Purchase Agreement (this “Agreement”) is entered into as of [             ], [           ] between HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”), HighPeak Energy Partners II, LP, a Delaware limited partnership (“HPEP II”), and HighPeak Energy Partners III, LP, a Delaware limited partnership (“HPEP III” and, together with HPEP II, the “Purchasers” and each individually, a “Purchaser”), and, solely for purposes of providing the written consent to assignment contemplated by Sections 4(i) and 9(f) of the original Forward Purchase Agreement (the “Original Agreement”), dated April 12, 2018, between Pure Acquisition Corp., a Delaware corporation (“Pure”) and HighPeak Energy Partners, LP, a Delaware limited partnership (“HPEP I” and, together with Pure, the “Original Parties”).

RECITALS

WHEREAS, Pure was formed for the purpose of effecting a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, Pure, pursuant to a prospectus dated April 16, 2018, sold in its initial public offering (“IPO”) 41,400,000 units (the “Public Units”), at a price of $10.00 per Public Unit, each Public Unit comprised of one share of Pure’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”, and the shares of Class A Common Stock included in the Public Units, the “Public Shares”), and one-half of one warrant, where each whole warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”);

WHEREAS, in connection with the IPO, Pure issued in a private placement an aggregate of 10,280,000 warrants, where each such warrant is exercisable for one share of Class A Common Stock at $11.50 per share, at a price of $1.00 per warrant (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”);

WHEREAS, Pure and HPEP I previously entered into the Original Agreement, pursuant to which HPEP I agreed on the terms and subject to the conditions set forth therein to subscribe for an aggregate of up to 15,000,000 units with each unit consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock on the same terms as the Private Placement Warrants, for $10.00 per unit, or an aggregate maximum amount of $150,000,000 (the “Original Agreement Purchase Price”), immediately prior to the closing of Pure’s initial Business Combination (the “Business Combination Closing”);

WHEREAS, Pure, HighPeak Energy, HighPeak Energy, L.P. and certain of its affiliates and Pure Acquisition Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Pure, have entered into a Business Combination Agreement (as may be amended from time to time, the “HPK Business Combination Agreement”), pursuant to which, among other things, upon the Business Combination Closing the Public Shares and Class A Common Stock will be converted into the right to receive one share of Common Stock, par value $0.0001 per share (the “HighPeak Common Stock”) of HighPeak Energy;

WHEREAS, in connection with entry into the HPK Business Combination Agreement, HighPeak Energy and Pure, among others, entered into the Contribution Agreement with Grenadier Energy Partners II, LLC (“Grenadier”), dated November 27, 2019 (the “Grenadier Contribution Agreement”), which provided for, among other things, the execution of this Agreement and the associated amendments to the Original Agreement to, among other things, reduce the aggregate number of Private Placement Warrants to be purchased by the Purchasers pursuant to this Agreement to 5,000,000 and to assign Pure’s rights and obligations under the Original Agreement to HighPeak Energy and assign HPEP I’s rights and obligations to the Purchasers in such amounts as designated by the Purchasers as set forth on Exhibit A hereto;

WHEREAS, prior to the Business Combination, the existing warrant agreement (the “Warrant Agreement”) shall be (i) amended in connection with the Business Combination Closing in accordance with its terms to provide that  (a) the aggregate number of Private Placement Warrants to be purchased by the Purchasers pursuant to this Agreement and the Warrant Agreement shall be reduced to 5,000,000 from 7,500,000 and (b) HighPeak Energy may issue 2,500,000 warrants to purchase one share of Common Stock on the same terms as the Private Placement Warrants to Grenadier as a portion of the consideration owed to Grenadier under the Grenadier Contribution Agreement, and subsequently (ii) assigned by Pure to HighPeak Energy concurrently with the closing of the Business Combination and the Warrants becoming exercisable thereunder pursuant to the terms thereof for shares of HighPeak Common Stock (such securities, after giving effect to the transactions contemplated by the HPK Business Combination Agreement, referred to herein as the “HighPeak Energy Warrants”);

WHEREAS, the Original Parties desire to assign their rights and obligations under the Original Agreement to HighPeak Energy and the Purchasers, as applicable, pursuant to Sections 4(c) and 9(f) of the Original Agreement;

WHEREAS, the parties hereto hereby acknowledge and agree that the signature of the authorized representative of Pure affixed on the signature page hereto constitutes the valid written consent of Pure to HPEP I’s assignment to the Purchasers and the amendment of the Original Agreement pursuant to Section 4(c) and Section 9(l) of the Original Agreement, and the signature of HPEP I affixed on the signature page hereto constitutes the valid written consent of HPEP I to Pure’s assignment and the amendment of the Original Agreement pursuant to Section 9(f) and Section 9(l) of the Original Agreement;

WHEREAS, the Purchasers wish to subscribe, on the terms and subject to the conditions set forth herein, for an aggregate of 15,000,000 shares of HighPeak Common Stock (the “Forward Purchase Shares”) and 5,000,000 HighPeak Energy Warrants (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for an aggregate maximum amount of $150,000,000 (the “Forward Purchase Price”), representing the Original Agreement Purchase Price agreed to be paid by HPEP I under the Original Agreement; and

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety as provided herein;

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.           Sale and Purchase.

(a)     Forward Purchase Securities.

(i)     HighPeak Energy shall issue and sell to the Purchasers, and the Purchasers shall collectively purchase from HighPeak Energy, that number of Forward Purchase Shares, up to a maximum of 15,000,000 Forward Purchase Shares (the “Maximum Shares”) plus that number of Forward Purchase Warrants up to a maximum of 5,000,000 Forward Purchase Warrants (the “Maximum Warrants”), in each case as determined as set forth in clause 1(a)(ii), for an aggregate maximum amount of $150,000,000, in such amounts as designated by the Purchasers as set forth on Exhibit A hereto.

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(ii)     The number of Forward Purchase Securities to be issued and sold by HighPeak Energy and purchased by the Purchasers hereunder shall equal that number which, after payment of the aggregate Forward Purchase Price by the Purchasers, will result in gross proceeds to HighPeak Energy in an aggregate amount equal to the amount of funds necessary for HighPeak Energy and Pure to consummate the Business Combination and pay related fees and expenses, less amounts available to Pure from the trust account established for the benefit of the holders of the Public Shares in the IPO (the “Trust Account”) (after giving effect to any redemptions of Public Shares), any other equity financing source obtained by Pure for such purpose at or prior to the consummation of the Business Combination, and amounts the Purchasers or their affiliates have expended to repurchase Public Warrants in any tender offer, plus any additional amounts mutually agreed by Pure and the Purchasers that may be retained by HighPeak Energy for working capital or other purposes, but in no event shall the number of Forward Purchase Shares or Forward Purchase Warrants purchased hereunder exceed the Maximum Shares or the Maximum Warrants, respectively.

(iii)     Each Forward Purchase Warrant will have the same terms as the Private Placement Warrants, and will be subject to the terms and conditions of the Warrant Agreement, dated as of April 12, 2018, by and between Pure and Continental Stock Transfer & Trust Company, as Warrant Agent, in connection with the IPO (the “Warrant Agreement” and assigned by Pure to HighPeak Energy and amended in connection with the Business Combination Closing). Each Forward Purchase Warrant will entitle the holder thereof to purchase one share of HighPeak Energy Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement, and only whole Forward Purchase Warrants will be exercisable. The Forward Purchase Warrants will become exercisable 30 days after the Business Combination Closing, and will expire five years after the Business Combination Closing or earlier upon the liquidation of HighPeak Energy, as described in the Warrant Agreement. The Forward Purchase Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Purchasers or their Transferees (as defined below). If the Forward Purchase Warrants are held by Persons (as defined below) other than the Purchasers or their Transferees, the Forward Purchase Warrants will have the same terms as the Public Warrants, as set forth in the Warrant Agreement.

(iv)     HighPeak Energy shall require the Purchasers to purchase the Forward Purchase Securities by delivering notice to the Purchasers (which such notice shall be deemed to have been delivered to the Purchasers if delivered to HPEP I pursuant to the terms of the Original Agreement), following the close of business two (2) Business Days before the Business Combination Closing, specifying the number of Forward Purchase Shares and Forward Purchase Warrants the Purchasers are required to purchase, the date of the Business Combination Closing, the aggregate Forward Purchase Price and instructions for wiring the Forward Purchase Price. The closing of the sale of Forward Purchase Securities (the “Forward Closing”) shall be on the same date and immediately prior to the Business Combination Closing (such date being referred to as the “Forward Closing Date”).

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(v)     On or before the Forward Closing, but in any event prior to or simultaneous with the Business Combination Closing, the Purchasers shall deliver to HighPeak Energy, to be held in escrow until the Forward Closing, the aggregate Forward Purchase Price for the Forward Purchase Securities by wire transfer of U.S. dollars in immediately available funds to the account specified by HighPeak Energy in such notice. Immediately prior to the Forward Closing, (A) the aggregate Forward Purchase Price shall be released from escrow automatically and without further action by HighPeak Energy or the Purchasers, and (B) upon such release, HighPeak Energy shall issue the Forward Purchase Securities to the Purchasers in the amounts designated by the Purchasers in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of the Purchasers (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchasers, as applicable. In the event the Business Combination Closing does not occur on the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the aggregate Forward Purchase Price to the Purchasers, as applicable. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

(b)     Legends. Each book entry for the Forward Purchase Securities shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY.”

2.           Representations and Warranties of the Purchasers. Each Purchaser, severally but not jointly, represents and warrants to HighPeak Energy as follows, as of the date hereof:

(a)     Organization and Power. Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)     Authorization. Such Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchasers, will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.

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(c)     Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d)     Compliance with Other Instruments. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provision of such Purchaser’s respective organizational documents, (ii) of any instrument, judgment, order, writ or decree to which such Purchaser is a party or by which such Purchaser is bound, (iii) under any note, indenture or mortgage to which such Purchaser is a party or by which such Purchaser is bound, (iv) under any lease, agreement, contract or purchase order to which such Purchaser is a party or by which such Purchaser is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on such Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e)     Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to HighPeak Energy, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Forward Purchase Securities to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Forward Purchase Securities. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

(f)     Disclosure of Information. Such Purchaser has had an opportunity to discuss HighPeak Energy’s business, management, financial affairs and the terms and conditions of the offering of the Forward Purchase Securities, with HighPeak Energy’s management.

(g)     Restricted Securities. Such Purchaser understands that the offer and sale of the Forward Purchase Securities to such Purchaser has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. Such Purchaser understands that the Forward Purchase Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Forward Purchase Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that HighPeak Energy has no obligation to register or qualify the Forward Purchase Securities, or any shares of HighPeak Energy Common Stock for which they may be exercised, for resale, except as provided herein (the “Registration Rights”). Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Securities, and on requirements relating to HighPeak Energy which are outside of such Purchaser’s control, and which HighPeak Energy is under no obligation and may not be able to satisfy.

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(h)     High Degree of Risk. Such Purchaser understands that its agreement to purchase the Forward Purchase Securities involves a high degree of risk which could cause the Purchaser to lose all or part of their investment.

(i)     Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)     No General Solicitation. Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners have either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(k)     Residence. Such Purchaser’s principal place of business is the office or offices located at the address of such Purchaser set forth on the signature page hereof.

(l)      Adequacy of Financing. Such Purchaser has available to it sufficient funds to satisfy its obligations under this Agreement.

(m)     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of such Purchaser nor any person acting on behalf of such Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by HighPeak Energy in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by HighPeak Energy, any person on behalf of HighPeak Energy or any of HighPeak Energy’s affiliates (collectively, the “HPE Parties”).

3.           Representations and Warranties of HighPeak Energy. HighPeak Energy represents and warrants to the Purchasers as follows:

(a)     Organization and Corporate Power. HighPeak Energy is a corporation duly incorporated and validly existing and in good standing as a corporation under the laws of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

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(b)     Capitalization. As of the date hereof, the authorized share capital of HighPeak Energy will consist of 10,000 shares of HighPeak Common Stock, par value $0.0001 per share, all of which are issued and outstanding and owned by Pure.

Prior to the Forward Closing, HighPeak Energy will cause the First Amended Charter (as such term is defined in the HPK Business Combination Agreement) to be filed with the Secretary of State of the State of Delaware as a result of which, among other things, the authorized shares of HighPeak Common Stock will be increased to 900,000,000 and 10,000,000 shares of HighPeak Energy preferred stock, par value $0.0001 per share will be authorized for issuance.

(c)     Authorization. All corporate action required to be taken by HighPeak Energy to authorize HighPeak Energy to enter into this Agreement, and to issue the Forward Purchase Securities at the Forward Closing, and the securities issuable upon exercise of the Forward Purchase Warrants, has been taken or will be taken prior to the Forward Closing. All corporate action on the part of HighPeak Energy necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of the Forward Purchase Securities and the securities issuable upon exercise of the Forward Purchase Warrants has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by HighPeak Energy, shall constitute the valid and legally binding obligation of HighPeak Energy, enforceable against HighPeak Energy in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(d)     Valid Issuance of Securities. The Forward Purchase Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, and the securities issuable upon exercise of the Forward Purchase Warrants, when issued in accordance with the terms of the Forward Purchase Warrants and this Agreement, will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described in Section 3(e) below, the Forward Purchase Securities will be issued in compliance with all applicable federal and state securities laws.

(e)     Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state securities laws, if any, and pursuant to the Registration Rights.

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(f)     Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the First Amended Charter as it may be amended from time to time (the “Charter”), or other governing documents of HighPeak Energy, (ii) of any instrument, judgment, order, writ or decree to which HighPeak Energy is a party or by which it is bound, (iii) under any note, indenture or mortgage to which HighPeak Energy is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which HighPeak Energy is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to HighPeak Energy, in each case (other than clause (i)) which would have a material adverse effect on HighPeak Energy or its ability to consummate the transactions contemplated by this Agreement.

(g)     Operations. As of the date hereof, HighPeak Energy has not conducted any operations other than organizational activities and activities in connection with the Business Combination and offerings of its securities.

(h)     No General Solicitation. Neither HighPeak Energy, nor any of its officers, directors, employees, agents or stockholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(i)     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the HPE Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to HighPeak Energy, this offering, or a potential Business Combination, and the HPE Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasers in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the HPE Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

4.           Additional Agreements and Acknowledgements of the Purchaser.

(a)     Trust Account.

(i)     Each Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of Pure as a result of any liquidation of Pure, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it.

(ii)     Each Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, any Purchaser may have in respect of any Public Shares held by it. In the event any Purchaser has any Claim against Pure under this Agreement, such Purchaser shall pursue such Claim solely against Pure and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it.

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(b)     No Short Sales. Each Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of Pure prior to the Business Combination Closing. For purposes of this Section, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

5.           Listing. HighPeak Energy will use commercially reasonable efforts to effect and maintain the listing of the HighPeak Common Stock and HighPeak Energy Warrants on the New York Stock Exchange (or another national securities exchange).

6.            Conditions for the Forward Closing.

(a)     The obligation of the Purchasers to purchase the Forward Purchase Securities at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchasers:

(i)     The Business Combination shall be consummated substantially concurrently with the purchase of the Forward Purchase Securities;

(ii)     The Business Combination shall be consummated with a company engaged in a business that is within the investment objectives of the Purchasers;

(iii)     HighPeak Energy shall have delivered to the Purchaser a certificate evidencing HighPeak Energy’s good standing as a Delaware corporation;

(iv)     The representations and warranties of HighPeak Energy set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on HighPeak Energy or its ability to consummate the transactions contemplated by this Agreement;

(v)     HighPeak Energy shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by HighPeak Energy at or prior to the Forward Closing; and

(vi)     No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Forward Purchase Securities.

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(b)     The obligation of HighPeak Energy to sell the Forward Purchase Securities at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by HighPeak Energy:

(i)     The Business Combination shall be consummated substantially concurrently with the purchase of the Forward Purchase Securities;

(ii)     The representations and warranties of the Purchasers set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchasers or their ability to consummate the transactions contemplated by this Agreement;

(iii)     The Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Forward Closing; and

(iv)     No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Forward Purchase Securities.

7.           Termination. This Agreement may be terminated at any time prior to the Forward Closing:

(a)     by mutual written consent of HighPeak Energy and the Purchasers;

(b)     automatically

(i)     if the Business Combination is not consummated by February 21, 2020; or

(ii)     if HighPeak Pure Acquisition, LLC (the “Sponsor”) or HighPeak Energy becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of the Sponsor or HighPeak Energy, in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment.

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In the event of any termination of this Agreement pursuant to this Section 7, the Forward Purchase Price (and interest thereon, if any), if previously paid, and all Purchasers’ funds paid in connection herewith shall be promptly returned to the Purchasers, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchasers or HighPeak Energy and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

8.           General Provisions.

(a)     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to HighPeak Energy shall be sent to: HighPeak Energy, Inc., 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102, Attention: Chief Financial Officer, with a copy to HighPeak Energy’s counsel at Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, Attention: G. Michael O’Leary.

All communications to the Purchasers shall be sent to the Purchasers’ address as set forth on the signature page hereof, or to such email address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 8(a)., with a copy to Purchaser’s counsel at Vinson and Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, Attention: Sarah K. Morgan.

(b)     No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchasers agree to indemnify and to hold harmless HighPeak Energy from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchasers or any of their officers, employees or representatives are responsible. HighPeak Energy agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which HighPeak Energy or any of its officers, employees or representatives is responsible.

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(c)     Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Forward Closing.

(d)     Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(e)     Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f)     Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(g)     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(h)     Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i)     Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(j)     Jurisdiction. The parties (i) submit to the jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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(k)     Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(l)       Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company and the Purchaser.

(m)    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(n)     Expenses. Each of HighPeak Energy and the Purchasers will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. HighPeak Energy shall be responsible for the fees of its transfer agent; stamp taxes and all The Depository Trust Company fees associated with the issuance of the Forward Purchase Securities and the securities issuable upon exercise of the Forward Purchase Warrants.

(o)     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

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(p)     Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(q)     Specific Performance. The Purchasers agree that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchasers in accordance with the terms hereof and that HighPeak Energy shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

HIGHPEAK ENERGY, INC.

By:
Name: Steven W. Tholen Title: Chief Financial Officer

PURCHASERS: HIGHPEAK ENERGY PARTNERS II, LP

By:	HighPeak Energy Partners GP II, LP Its general partner

By:	HighPeak GP II, LLC Its general partner

By:
Jack Hightower Chief Executive Officer

Address for Notices: HighPeak Energy Partners II, LP ATTN: Chief Financial Officer 421 W. 3rd Street, Suite 100 Fort Worth, Texas 76102

HIGHPEAK ENERGY PARTNERS III, LP

By:	HighPeak Energy Partners GP III, LP Its general partner

By:	HighPeak GP III, LLC Its general partner

By:
Jack Hightower Chief Executive Officer

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Address for Notices: HighPeak Energy Partners III, LP ATTN: Chief Financial Officer 421 W. 3rd Street, Suite 100 Fort Worth, Texas 76102

ORIGINAL PARTIES: PURE ACQUISITION CORP.

By:
Name: Steven W. Tholen Title: Chief Financial Officer

HIGHPEAK ENERGY PARTNERS, LP

By:	HighPeak Energy Partners GP, LP Its general partner

By:	HighPeak GP, LLC Its general partner

By:
Jack Hightower Chief Executive Officer

Address for Notices: HighPeak Energy Partners, LP ATTN: Chief Financial Officer 421 W. 3rd Street, Suite 100 Fort Worth, Texas 76102

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TO BE COMPLETED BY HIGHPEAK ENERGY, INC.

Number of Forward Purchase Shares:	_____________
Number of Forward Purchase Warrants	_____________
Aggregate Purchase Price for Forward Purchase Securities:	$____________

TO BE EXECUTED UPON ANY ASSIGNMENT AND/OR REVISION IN ACCORDANCE WITH THIS AGREEMENT TO NUMBER OF “FORWARD PURCHASE SHARES,” “NUMBER OF FORWARD PURCHASE WARRANTS,” AND “AGGREGATE PURCHASE PRICE FOR FORWARD PURCHASE SECURITIES” SET FORTH ABOVE:

Number of Forward Purchase Shares, Number of Forward Purchase Warrants and Aggregate Purchase Price for Forward Purchase Securities as of, 201[ ], accepted and agreed to as of this day of , 201[ ].

HIGHPEAK ENERGY PARTNERS II, LP

By:	HighPeak Energy Partners GP II, LP Its general partner

By:	HighPeak GP II, LLC Its general partner

By:
Jack Hightower Chief Executive Officer

Address for Notices: HighPeak Energy Partners II, LP ATTN: Chief Financial Officer 421 W. 3rd Street, Suite 100 Fort Worth, Texas 76102

HIGHPEAK ENERGY PARTNERS III, LP

By:	HighPeak Energy Partners GP III, LP Its general partner

By:	HighPeak GP III, LLC Its general partner

By:
Jack Hightower Chief Executive Officer

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Address for Notices: HighPeak Energy Partners III, LP ATTN: Chief Financial Officer 421 W. 3rd Street, Suite 100 Fort Worth, Texas 76102

HIGHPEAK ENERGY, INC.

By:
Name: Steven W. Tholen Title: Chief Financial Officer

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SCHEDULE A

SCHEDULE OF TRANSFERS OF FORWARD PURCHASE SECURITIES

The following transfers of a portion of the original number of Forward Purchase Shares and Forward Purchase Warrants have been made:

Date of Transfer	Transferee Number of Forward Purchase Shares Transferred	Number of Forward Purchase Warrants Transferred	Purchaser’s Revised Forward Purchase Share Amount	Purchaser’s Revised Forward Purchase Warrant Amount

TO BE EXECUTED UPON ANY ASSIGNMENT OR FINAL DETERMINATION OF FORWARD PURCHASE SECURITIES:

Schedule A as of                , 201[ ], accepted and agreed to as of this day of                , 201[ ] by:

TRANSFEROR: [NAME]

By:
Name:
Title:

TRANSFEREE: [NAME]

By:
Name:
Title:

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Exhibit A

Party	Forward Purchase Shares	Forward Purchase Warrants	Consideration
HighPeak Energy Partners II, LP
HighPeak Energy Partners III, LP

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Annex H

FORM OF LONG TERM INCENTIVE PLAN

HIGHPEAK ENERGY, INC.

LONG TERM INCENTIVE PLAN

1.     Purpose. The purpose of the HighPeak Energy, Inc. Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) HighPeak Energy, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Stock Awards, Dividend Equivalents, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.     Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)     “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)     “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c)     “Award” means any Option, Stock Award, Dividend Equivalent, Cash Award or Substitute Award, together with any other right or interest, granted under the Plan.

(d)     “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)     “Board” means the Board of Directors of the Company.

(f)     “Cash Award” means an Award denominated in cash granted under Section 6(e).

(g)     “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii)     The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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(iv)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)     If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of less than 30% on the Effective Date acquires the ability to appoint a majority of the Board.

For purposes of Section 2(g)(i), (iii) and (v), acquisitions of securities in the Company by HighPeak Affiliates shall not constitute a Change in Control. Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii), (iv) or (v) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)     “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

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(i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)     “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)     “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(d), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l)     “Effective Date” means [●], 2019.

(m)     “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o)     “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)     “HighPeak Affiliates” means HPK Energy, LP, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Pure Acquisition, LLC and each of their respective Affiliates or future Affiliates in which Jack D. Hightower has the right to appoint such future Affiliate’s respective board of managers.

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(q)     “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)     “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(s)     “Nonstatutory Option” means an Option that is not an ISO.

(t)     “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(u)     “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v)     “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(w)     “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(x)     “SEC” means the Securities and Exchange Commission.

(y)     “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(z)     “Stock” means the Company’s Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(aa)     “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(c).

(bb)     “Substitute Award” means an Award granted under Section 6(f).

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3.     Administration.

(a)     Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i)     designate Eligible Persons as Participants;

(ii)     determine the type or types of Awards to be granted to an Eligible Person;

(iii)     determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv)     determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v)     modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi)     determine the treatment of an Award upon a termination of employment or other service relationship;

(vii)     impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii)     interpret and administer the Plan and any Award Agreement;

(ix)     correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x)     make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)     Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

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(c)     Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)     Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)     Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

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4.     Stock Subject to the Plan.

(a)     Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, a number of shares of Stock equal to 13% of the outstanding shares of Stock on the Effective Date (the “Share Pool”) are reserved and available for delivery with respect to Awards, and [●] shares of common stock will be available for the issuance of shares upon the exercise of ISOs. On January 1, 2020 and January 1 of each calendar year occurring thereafter and prior to the expiration of the Plan, the Share Pool will automatically be increased by (i) the number of shares of Stock issued under the Plan during the immediately preceding calendar year and (ii) 13% of the number of shares of Stock that are newly issued by the Company (other than those issued under the Plan) during the immediately preceding calendar year. For the avoidance of doubt, shares of Stock will not be made available pursuant to both the preceding sentence and Section 4(c).

(b)     Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)     Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d)     Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan, nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(e)     Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

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5.     Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6.     Specific Terms of Awards.

(a)     General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants.  Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b)     Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)     Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(f) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii)     Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate of the Company, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

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(iii)     ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c)     Stock Awards. The Committee is authorized to grant Stock Awards to members of the Board as a bonus, as additional compensation, or in lieu of cash compensation any such member of the Board is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(d)     Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

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(e)     Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(f)     Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate of the Company or any other right of an Eligible Person to receive payment from the Company or an Affiliate of the Company. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Such Substitute Awards referred to in the immediately preceding sentence that are Options may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(f) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price of an outstanding Option, (ii) grant a new Option or other Award in substitution for, or upon the cancellation of, any previously granted Option that has the effect of reducing the Exercise Price thereof, (iii) exchange any Option for Stock, cash or other consideration when the Exercise Price per share of Stock under such Option exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7.     Certain Provisions Applicable to Awards.

(a)     Limit on Transfer of Awards.

(i)     Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)     Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate of the Company.

(iii)     To the extent specifically provided by the Committee, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish.

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(iv)     An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)     Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)     Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(d)     Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)     Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.     Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)     Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

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(b)     Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)     Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)     If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price with respect to an outstanding Option may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii)     If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

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(d)     Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)     Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i)     accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii)     redeem in whole or in part outstanding Awards by requiring (a) the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option, as applicable to such Awards or (b) the mandatory exercise by select holders of some or all of the outstanding Options as of a date, specified by the Committee; provided, however, in each case, that to the extent the Exercise Price of an Option exceeds the Change in Control Price, such Award may be cancelled for no consideration; or

(iii)     make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

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9.     General Provisions.

(a)     Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)     Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)     Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Fort Worth, Texas.

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(d)     Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)     Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate of the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate of the Company.

(f)     Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate of the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)     Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

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(h)     Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)     Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)     Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or settlement of any other Award, require from the Participant (or in the event of his or her death, hiannes or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price or tax withholding) is received by the Company.

17

(k)     Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)     Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)     Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)     Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [●], 2029. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.     Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

18

Annex I-I

RESERVES REPORT

OF THE GRENADIER ASSETS

AS OF AUGUST 1, 2019

Annex I-I-1

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

October 4, 2019

Mr. Jack Hightower

Chairman, President & CEO

HighPeak Energy

421 W 3rd St, Suite 1000

Fort Worth, Texas 76102

Re:	Evaluation Summary
Grenadier Energy Partners II, LP Interests
Total Proved Reserves
Certain Properties in Howard County, Texas
As of August 1, 2019

Pursuant to the Guidelines of the Securities and
Exchange Commission for Reporting Corporate
Reserves and Future Net Revenue

Dear Mr. Hightower:

As you have requested, this report was completed on October 4, 2019 for the purpose of submitting our estimates of proved reserves and forecasts of economics attributable to the Grenadier Energy Partners II, LP (“Grenadier”) interests. This report includes 100% of Grenadier’s proved reserves, which are made up of oil and gas properties in Howard County, Texas. This report utilized an effective date of August 1, 2019, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (“SEC”). The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

			Proved Developed Producing	Proved Developed Non-Producing	Proved Developed	Proved Undeveloped	Total Proved
Net Reserves
Oil	- Mbbl		9,460.2	863.0	10,323.2	36,748.1	47,071.3
Gas	- MMcf		7,271.9	747.9	8,019.8	28,853.9	36,873.6
NGL	- Mbbl		1,665.5	175.5	1,841.0	6,566.7	8,407.8
Net Revenue
Oil	-	M$	485,442.6	44,256.5	529,699.1	1,884,443.6	2,414,142.8
Gas	-	M$	3,032.9	313.9	3,346.8	12,021.6	15,368.4
NGL	-	M$	37,124.7	3,905.8	41,030.5	146,121.8	187,152.3
Severance Taxes	-	M$	25,342.2	2,352.3	27,694.5	98,545.2	126,239.6
Ad Valorem Taxes	-	M$	12,506.4	1,153.1	13,659.5	48,601.0	62,260.6
Operating Expenses	-	M$	93,174.3	7,216.5	100,390.8	255,564.5	355,955.4
Other Deductions	-	M$	15,646.2	1,450.4	17,096.6	62,242.8	79,339.3
Investments	-	M$	1,697.1	1,122.4	2,819.4	562,524.1	565,343.5
Net Operating Income (BFIT)	-	M$	377,234.1	35,181.6	412,415.6	1,015,109.3	1,427,525.1
Discounted @ 10%	-	M$	223,836.5	21,562.2	245,398.7	396,865.3	642,263.8

Grenadier Energy Partners II, LP Interests

October 4, 2019

The discounted future net cash flow value shown above should not be construed to represent an estimate of the fair market value of the reserves by Cawley, Gillespie & Associates, Inc. (“CG&A”).

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves.

The oil reserves include oil and condensate. Oil volumes and NGL volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested for SEC purposes, the base oil and gas prices calculated for July 31, 2019 were $60.14/BBL and $2.973/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (Bloomberg) during August 2018 thru July 2019 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during August 2018 thru July 2019. NGL prices were adjusted on a per-property basis and averaged 37% of the oil price on a composite basis.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $51.287 per barrel for oil, $0.417 per MCF for natural gas and $22.259 per barrel for NGL. Economic factors were held constant in accordance with SEC guidelines.

Capital, Expenses and Taxes

Capital expenditures, lease operating expenses and ad valorem tax values were forecast as provided by your office. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Capital costs and lease operating expenses were held constant in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and gas revenue. Severance Tax rates in certain instances, where authorized by taxing authorities, have severance tax abatements and were provided by your office and applied when appropriate.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Federal, state, and local laws and regulations, which are currently in effect and that govern the development and production of oil and natural gas, have been considered in the evaluation of proved reserves for this report. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. These possible changes could have an effect on the reserves and economics. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes 170 proved undeveloped locations, 170 of which are commercial using required SEC pricing. Each of these commercial drilling locations proposed as part of Grenadier’s development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, Grenadier has indicated it has every intent to complete this development plan as scheduled. Furthermore, Grenadier has demonstrated that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Grenadier Energy Partners II, LP Interests

October 4, 2019

Reserve Estimation Methods

The methods employed in estimating reserves are described on page 2 of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. Further, the net cost of plugging and the salvage value of equipment at abandonment have been included herein.

The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses was furnished by your office. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Closing

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or Grenadier Energy Partners II, LP and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

/s/ Robert P. Bergeron, Jr.
Robert P. Bergeron, Jr., P.E.
Reservoir Engineer

APPENDIX

Explanatory Comments for Summary Tables

HEADINGS

Table I
Description of Table Information
Identity of Interest Evaluated
Property Description – Location
Reserve Classification and Development Status
Effective Date of Evaluation

FORECAST

(Columns)
(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)

Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.

(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)

$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent (“BOE”). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.

(22)

Operating Expenses are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.

(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Work-over Expenses are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.

Cawley, Gillespie & Associates, Inc.	Appendix Page 1

(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)

Investments, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.

(3) (30)

Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.

(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile

The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF’s for the “Without Hedge” case may be shown to the left of the main DCF profile.

Life	The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

Cawley, Gillespie & Associates, Inc.	Appendix Page 2

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for “resource plays,” where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

Cawley, Gillespie & Associates, Inc.	Appendix Page 3

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22)     Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i)     The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii)     In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii)     Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv)     Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v)     Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6)     Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i)     Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii)     Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31)     Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i)     Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

Cawley, Gillespie & Associates, Inc.	Appendix Page 4

“(ii)     Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii)     Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

“(18)     Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i)     When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii)     Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii)     Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv)     See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17)     Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i)     When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii)     Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii)     Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv)     The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v)     Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi)     Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Cawley, Gillespie & Associates, Inc.	Appendix Page 5

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26)     Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 6

Annex I-II

RESERVES REPORT

OF HIGHPEAK ASSETS I

AS OF AUGUST 1, 2019

Annex I-II-1

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

October 4, 2019

Mr. Jack Hightower

Chairman, President & CEO

HighPeak Energy

421 W 3rd St, Suite 1000

Fort Worth, Texas 76102

Re:	Evaluation Summary
HighPeak Energy Partners, LP Interests
Total Proved Reserves
Certain O’Daniel Ranch Properties in Howard
County, Texas
As of August 1, 2019

Pursuant to the Guidelines of the Securities and
Exchange Commission for Reporting Corporate
Reserves and Future Net Revenue

Dear Mr. Hightower:

As you have requested, this report was completed on October 4, 2019 for the purpose of submitting our estimates of proved reserves and forecasts of economics attributable to the HighPeak Energy Partners, LP (“HighPeak”) interests. This report includes 100% of HighPeak’s proved reserves, which are made up of oil and gas properties in Howard County, Texas. This report utilized an effective date of August 1, 2019, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (“SEC”). The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

			Proved Developed Producing	Proved Developed Non-Producing	Proved Developed	Proved Undeveloped	Total Proved
Net Reserves
Oil	- Mbbl		391.3	339.7	731.0	3,944.5	4,675.5
Gas	- MMcf		204.3	175.5	379.8	3,016.6	3,396.5
NGL	- Mbbl		51.1	51.8	102.9	686.5	789.5
Net Revenue
Oil	-	M$	21,011.6	17,420.9	38,432.5	202,275.3	240,707.8
Gas	-	M$	68.5	78.3	146.9	1,256.8	1,403.7
NGL	-	M$	1,334.3	1,152.8	2,487.2	15,276.9	17,764.0
Severance Taxes	-	M$	1,071.7	893.7	1,965.4	10,544.7	12,510.1
Ad Valorem Taxes	-	M$	533.6	444.0	977.5	5,206.6	6,184.1
Operating Expenses	-	M$	4,424.2	2,939.6	7,363.9	24,691.8	32,055.6
Other Deductions	-	M$	1,965.3	496.3	2,461.6	6,256.7	8,718.3
Investments	-	M$	440.3	28.3	468.5	55,409.8	55,878.3
Net Operating Income (BFIT)	-	M$	13,979.4	13,850.2	27,829.6	116,699.4	144,529.0
Discounted @ 10%	-	M$	7,853.9	8,728.1	16,582.0	50,059.3	66,641.2

HighPeak Energy Partners, LP Interests

October 4, 2019

The discounted future net cash flow value shown above should not be construed to represent an estimate of the fair market value of the reserves by Cawley, Gillespie & Associates, Inc. (“CG&A”).

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves.

The oil reserves include oil and condensate. Oil volumes and NGL volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested for SEC purposes, the base oil and gas prices calculated for July 31, 2019 were $60.14/BBL and $2.973/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (Bloomberg) during August 2018 thru July 2019 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during August 2018 thru July 2019. NGL prices were adjusted on a per-property basis and averaged 37% of the oil price on a composite basis.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $51.483 per barrel for oil, $0.413 per MCF for natural gas and $22.501 per barrel for NGL. Economic factors were held constant in accordance with SEC guidelines.

Capital, Expenses and Taxes

Capital expenditures, lease operating expenses and ad valorem tax values were forecast as provided by your office. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Capital costs and lease operating expenses were held constant in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and gas revenue. Severance Tax rates in certain instances, where authorized by taxing authorities, have severance tax abatements and were provided by your office and applied when appropriate.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Federal, state, and local laws and regulations, which are currently in effect and that govern the development and production of oil and natural gas, have been considered in the evaluation of proved reserves for this report. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. These possible changes could have an effect on the reserves and economics. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes 18 proved undeveloped locations, 18 of which are commercial using required SEC pricing. Each of these commercial drilling locations proposed as part of HighPeak’s development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, HighPeak has indicated it has every intent to complete this development plan as scheduled. Furthermore, HighPeak has demonstrated that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

HighPeak Energy Partners, LP Interests

October 4, 2019

Reserve Estimation Methods

The methods employed in estimating reserves are described on page 2 of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. Further, the net cost of plugging and the salvage value of equipment at abandonment have been included herein.

The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses was furnished by your office. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Closing

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or HighPeak Energy Partners, LP and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

/s/ Robert P. Bergeron, Jr.
Robert P. Bergeron, Jr., P.E.
Reservoir Engineer

APPENDIX

Explanatory Comments for Summary Tables

HEADINGS

Table I
Description of Table Information
Identity of Interest Evaluated
Property Description – Location
Reserve Classification and Development Status
Effective Date of Evaluation

FORECAST

(Columns)
(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)

Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.

(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)

$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent (“BOE”). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.

(22)

Operating Expenses are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.

(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Work-over Expenses are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.

Cawley, Gillespie & Associates, Inc.	Appendix Page 1

(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)

Investments, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.

(3) (30)

Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.

(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile

The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF’s for the “Without Hedge” case may be shown to the left of the main DCF profile.

Life	The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

Cawley, Gillespie & Associates, Inc.	Appendix Page 2

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for “resource plays,” where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

Cawley, Gillespie & Associates, Inc.	Appendix Page 3

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22)     Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i)     The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii)     In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii)     Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv)     Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v)     Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6)     Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i)     Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii)     Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31)     Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i)     Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

Cawley, Gillespie & Associates, Inc.	Appendix Page 4

“(ii)     Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii)     Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

“(18)     Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i)     When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii)     Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii)     Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv)     See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17)     Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i)     When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii)     Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii)     Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv)     The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v)     Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi)     Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Cawley, Gillespie & Associates, Inc.	Appendix Page 5

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26)     Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 6

Annex I-III

RESERVES REPORT

OF HIGHPEAK ASSETS II

AS OF AUGUST 1, 2019

Annex I-III-1

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

October 4, 2019

Mr. Jack Hightower

Chairman, President & CEO

HighPeak Energy

421 W 3rd St, Suite 1000

Fort Worth, Texas 76102

Re:	Evaluation Summary
HighPeak Energy Partners II, LP Interests
Total Proved Reserves
Certain Signal Peak Properties in Howard County
Texas
As of August 1, 2019

Pursuant to the Guidelines of the Securities and
Exchange Commission for Reporting Corporate
Reserves and Future Net Revenue

Dear Mr. Hightower:

As you have requested, this report was completed on October 4, 2019 for the purpose of submitting our estimates of proved reserves and forecasts of economics attributable to the HighPeak Energy Partners II, LP (“HighPeak II”) interests. This report includes 100% of HighPeak Energy II’s proved reserves, which are made up of oil and gas properties in Howard County, Texas. This report utilized an effective date of August 1, 2019, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (“SEC”). The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

			Proved Developed Producing	Proved Developed Non-Producing	Proved Developed	Proved Undeveloped	Total Proved
Net Reserves
Oil	- Mbbl		144.0	113.2	257.3	1,283.9	1,541.1
Gas	- MMcf		360.5	58.5	419.0	982.2	1,401.2
NGL	- Mbbl		12.5	17.3	29.8	223.5	253.3
Net Revenue
Oil	-	M$	7,626.4	5,807.0	13,433.3	65,836.4	79,269.7
Gas	-	M$	1,077.8	26.1	1,103.9	409.2	1,513.1
NGL	-	M$	329.8	384.3	714.1	4,974.2	5,688.3
Severance Taxes	-	M$	456.4	297.9	754.3	3,432.2	4,186.5
Ad Valorem Taxes	-	M$	214.4	148.0	362.4	1,694.7	2,057.1
Operating Expenses	-	M$	2,600.9	979.9	3,580.8	8,043.9	11,624.7
Other Deductions	-	M$	519.6	165.4	685.0	2,037.1	2,722.1
Investments	-	M$	534.3	9.4	543.7	18,045.9	18,589.6
Net Operating Income (BFIT)	-	M$	4,708.4	4,616.7	9,325.1	37,965.9	47,291.0
Discounted @ 10%	-	M$	2,697.1	2,909.4	5,606.5	16,280.5	21,887.0

HighPeak Energy Partners II, LP Interests

October 4, 2019

The discounted future net cash flow value shown above should not be construed to represent an estimate of the fair market value of the reserves by Cawley, Gillespie & Associates, Inc. (“CG&A”).

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves.

The oil reserves include oil and condensate. Oil volumes and NGL volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested for SEC purposes, the base oil and gas prices calculated for July 31, 2019 were $60.14/BBL and $2.973/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (Bloomberg) during August 2018 thru July 2019 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during August 2018 thru July 2019. NGL prices were adjusted on a per-property basis and averaged 37% of the oil price on a composite basis.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $51.436 per barrel for oil, $1.080 per MCF for natural gas and $22.458 per barrel for NGL. Economic factors were held constant in accordance with SEC guidelines.

Capital, Expenses and Taxes

Capital expenditures, lease operating expenses and ad valorem tax values were forecast as provided by your office. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Capital costs and lease operating expenses were held constant in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and gas revenue. Severance Tax rates in certain instances, where authorized by taxing authorities, have severance tax abatements and were provided by your office and applied when appropriate.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Federal, state, and local laws and regulations, which are currently in effect and that govern the development and production of oil and natural gas, have been considered in the evaluation of proved reserves for this report. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. These possible changes could have an effect on the reserves and economics. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes 18 proved undeveloped locations, 18 of which are commercial using required SEC pricing. Each of these commercial drilling locations proposed as part of HighPeak II’s development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, HighPeak II has indicated it has every intent to complete this development plan as scheduled. Furthermore, HighPeak II has demonstrated that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

HighPeak Energy Partners II, LP Interests

October 4, 2019

Reserve Estimation Methods

The methods employed in estimating reserves are described on page 2 of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. Further, the net cost of plugging and the salvage value of equipment at abandonment have been included herein.

The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses was furnished by your office. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Closing

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or HighPeak Energy Partners II, LP and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

/s/ Robert P. Bergeron, Jr.
Robert P. Bergeron, Jr., P.E.
Reservoir Engineer

APPENDIX

Explanatory Comments for Summary Tables

HEADINGS

Table I
Description of Table Information
Identity of Interest Evaluated
Property Description – Location
Reserve Classification and Development Status
Effective Date of Evaluation

FORECAST

(Columns)
(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)

Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.

(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)

$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent (“BOE”). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.

(22)

Operating Expenses are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.

(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Work-over Expenses are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.

Cawley, Gillespie & Associates, Inc.	Appendix Page 1

(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)

Investments, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.

(3) (30)

Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.

(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile

The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF’s for the “Without Hedge” case may be shown to the left of the main DCF profile.

Life	The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

Cawley, Gillespie & Associates, Inc.	Appendix Page 2

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for “resource plays,” where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

Cawley, Gillespie & Associates, Inc.	Appendix Page 3

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22)     Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i)     The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii)     In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii)     Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv)     Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v)     Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6)     Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i)     Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii)     Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31)     Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i)     Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

Cawley, Gillespie & Associates, Inc.	Appendix Page 4

“(ii)     Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii)     Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

“(18)     Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i)     When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii)     Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii)     Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv)     See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17)     Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i)     When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii)     Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii)     Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv)     The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v)     Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi)     Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Cawley, Gillespie & Associates, Inc.	Appendix Page 5

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26)     Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 6

Annex J-I

RESERVES REPORT

OF THE GRENADIER ASSETS

AS OF DECEMBER 31, 2018

Annex J-I-1

ESTIMATES

of

RESERVES AND FUTURE REVENUE

to the

GRENADIER ENERGY PARTNERS II, LLC INTEREST

in

CERTAIN OIL AND GAS PROPERTIES

located in

HOWARD COUNTY, TEXAS

as of

DECEMBER 31, 2018

Prepared in accordance with

U.S. SECURITIES AND EXCHANGE COMMISSION REGULATIONS

for

HIGHPEAK ENERGY PARTNERS, LP

NSAI

NETHERLAND, SEWELL & ASSOCIATES, INC.

WORLDWIDE PETROLEUM CONSULTANTS

ENGINEERING • GEOLOGY

GEOPHYSICS • PETROPHYSICS

July 9, 2019

Mr. John E. Anderson

HighPeak Energy Partners, LP

421 West 3rd Street, Suite 1000

Fort Worth, Texas 76102

Dear Mr. Anderson:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2018, to the Grenadier Energy Partners II, LLC (Grenadier) interest in certain oil and gas properties located in Howard County, Texas, as listed in the accompanying tabulations. It is our understanding that HighPeak Energy Partners, LP (HighPeak) plans to purchase this interest in these properties. We completed our evaluation on or about the date of this letter. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by Grenadier. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities-Oil and Gas. Definitions are presented immediately following this letter.

We estimate the net reserves and future net revenue to the Grenadier interest in these properties, as of December 31, 2018, to be:

	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed Producing	4,869.2	792.9	3,913.5	245,352.4	137,036.2
Proved Developed Non-Producing	156.9	5.2	146.4	7,866.0	4,938.3
Proved Undeveloped	11,824.3	2,220.1	8,531.4	404,658.2	146,841.1
Total Proved	16,850.5	3,018.1	12,591.4	657,876.6	288,815.6

Totals may not add because of rounding.

The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases. Oil equivalent volumes shown in this report are expressed in thousands of barrels of oil equivalent (MBOE), determined using the ratio of 6 MCF of gas to 1 barrel of oil.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. No study was made to determine whether probable or possible reserves might be established for these properties. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

This report includes summary projections of reserves and revenue by reserves category along with one-line summaries of reserves, economics, and basic data by lease.

Gross revenue shown in this report is Grenadier’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for Grenadier’s share of production taxes, ad valorem taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2018. For oil and NGL volumes, the average West Texas Intermediate spot price of $65.56 per barrel is adjusted for quality, transportation fees, and market differentials. For gas volumes, the average Henry Hub spot price of $3.100 per MMBTU is adjusted for energy content, transportation fees, and market differentials. The average adjusted product prices weighted by production over the remaining lives of the properties are $60.06 per barrel of oil, $26.49 per barrel of NGL, and $1.980 per MCF of gas.

Operating costs used in this report are based on operating expense records of Grenadier. For the nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, operating costs for the operated properties are limited to direct lease- and field-level costs and HighPeak’s estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Operating costs have been divided into per-well costs and per-unit-of-production costs and are not escalated for inflation.

Capital costs used in this report were provided by Grenadier and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for new development wells and production equipment. Based on our understanding of Grenadier’s future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are HighPeak’s estimates of the costs to abandon the wells and production facilities, net of any salvage value. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the Grenadier interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on the interest owner receiving its net revenue interest share of estimated future gross production. Additionally, we have made no specific investigation of any firm transportation contracts that may be in place for these properties; our estimates of future revenue include the effects of such contracts only to the extent that the associated fees are accounted for in the historical field- and lease-level accounting statements.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by Grenadier, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. A substantial portion of these reserves are for undeveloped locations; such reserves are based on analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from Grenadier, HighPeak, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

		By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By:	/s/ Neil H. Little	By:	/s/ Mike K. Norton
	Neil H. Little, P.E. 117966		Mike K. Norton, P.G. 441
	Vice President		Senior Vice President

Date Signed: July 9, 2019		Date Signed: July 9, 2019

NHL:SMD

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DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2018 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities-Oil and Gas, and (3) the SEC’s Compliance and Disclosure Interpretations.

(1)     Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers’ fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2)     Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);
(ii)	Same environment of deposition;
(iii)	Similar geological structure; and
(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3)     Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4)     Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5)     Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

Definitions - Page 1 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(6)     Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and
(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Supplemental definitions from the 2018 Petroleum Resources Management System:

Developed Producing Reserves – Expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate. Improved recovery Reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves – Shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals that are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

(7)     Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)

Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)

Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)

Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8)     Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

Definitions - Page 2 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(9)     Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10)   Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

(11)    Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12)   Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)

Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.

(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.
(iii)	Dry hole contributions and bottom hole contributions.
(iv)	Costs of drilling and equipping exploratory wells.
(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13)    Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14)    Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

(15)    Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

Definitions - Page 3 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(16)     Oil and gas producing activities.

(i)	Oil and gas producing activities include:

(A)	The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;
(B)	The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;
(C)

The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and
(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and
(D)

Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and
b.

In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Definitions - Page 4 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:
(A)	Transporting, refining, or marketing oil and gas;
(B)

Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)	Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or
(D)	Production of geothermal steam.

(17)     Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)

When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)

Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.
(iv)

The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)

Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)

Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

Definitions - Page 5 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(18)    Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.
(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19)    Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

(20)    Production costs.

(i)

Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.
(B)	Repairs and maintenance.
(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.
(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.
(E)	Severance taxes.

Definitions - Page 6 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(ii)

Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21)     Proved area. The part of a property to which proved reserves have been specifically attributed.

(22)    Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A)	The area identified by drilling and limited by fluid contacts, if any, and
(B)

Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:
(A)

Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

Definitions - Page 7 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23)    Proved properties. Properties with proved reserves.

(24)     Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25)    Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26)    Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Definitions - Page 8 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity’s interests in both of the following shall be disclosed as of the end of the year:

a.	Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)
b.	Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

a.	Future cash inflows. These shall be computed by applying prices used in estimating the entity’s proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.
b.	Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.
c.	Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity’s proved oil and gas reserves.
d.	Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.
e.	Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.
f.	Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

(27)     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Definitions - Page 9 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(28)     Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

(29)     Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30)     Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31)     Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)

Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

Definitions - Page 10 of 11

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(ii)

Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

From the SEC’s Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:

●	The company’s level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);
●	The company’s historical record at completing development of comparable long-term projects;
●	The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;
●	The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and
●	The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

(iii)

Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32)     Unproved properties. Properties with no proved reserves.

Definitions - Page 11 of 11

Annex J-II

RESERVES REPORT

OF HIGHPEAK ASSETS I

AS OF DECEMBER 31, 2018

Annex J-II-1

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

February 22, 2019

Mr. Jack Hightower

Chairman, President & CEO

HighPeak Energy

421 W 3rd St, Suite 1000

Fort Worth, Texas 76102

Re:	Evaluation Summary
HighPeak Energy Partners, LP Interests
Total Proved Reserves
Certain O’Daniel Ranch Properties
in Howard County, Texas
As of December 31, 2018

Pursuant to the Guidelines of the Securities and
Exchange Commission for Reporting Corporate
Reserves and Future Net Revenue

Dear Mr. Hightower:

As you have requested, this report was completed on February 22, 2019 for the purpose of submitting our estimates of proved reserves and forecasts of economics attributable to the HighPeak Energy Partners, LP (“HighPeak”) interests. This report includes 100% HighPeak’s proved reserves, which are made up of oil and gas properties in Howard County, Texas. This report utilized an effective date of December 31, 2018, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (“SEC”). The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

			Proved Developed Producing	Proved Developed	Proved Undeveloped	Total Proved
Net Reserves
Oil	- Mbbl		374.7	374.7	2,539.3	2,913.9
Gas	- MMcf		137.1	137.1	671.9	809.0
NGL	- Mbbl		33.1	33.1	189.2	222.3
Net Revenue
Oil	-	M$	21,924.9	21,924.9	148,596.9	170,521.8
Gas	-	M$	233.7	233.7	1,167.6	1,401.2
NGL	-	M$	825.0	825.0	4,714.1	5,539.2
Severance Taxes	-	M$	1,026.1	1,026.1	6,923.0	7,949.1
Ad Valorem Taxes	-	M$	548.9	548.9	3,688.9	4,237.8
Operating Expenses	-	M$	4,390.1	4,390.1	20,934.7	25,324.8
Other Deductions	-	M$	2,680.4	2,680.4	17,266.9	19,947.3
Investments	-	M$	665.3	665.3	39,462.2	40,127.5
Net Operating Income (BFIT)	-	M$	13,672.8	13,672.8	66,203.0	79,875.7
Discounted @ 10%	-	M$	8,594.5	8,594.5	22,973.6	31,568.1

HighPeak Energy Partners II, LP Interests

February 22, 2019

The discounted future net cash flow value shown above should not be construed to represent an estimate of the fair market value of the reserves by Cawley, Gillespie & Associates, Inc. (“CG&A”).

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves.

The oil reserves include oil and condensate. Oil volumes and NGL volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested for SEC purposes, the base oil and gas prices calculated for December 31, 2018 were $65.56/BBL and $3.100/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (Bloomberg) during 2018 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during 2018. NGL prices were adjusted on a per-property basis and averaged 38.0% of the oil price on a composite basis.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $58.52 per barrel for oil, $1.73 per MCF for natural gas and $24.91 per barrel for NGL. Economic factors were held constant in accordance with SEC guidelines.

Capital, Expenses and Taxes

Capital expenditures, lease operating expenses and ad valorem tax values were forecast as provided by your office. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Capital costs and lease operating expenses were held constant in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and gas revenue. Severance Tax rates in certain instances, where authorized by taxing authorities, have severance tax abatements and were provided by your office and applied when appropriate.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Federal, state, and local laws and regulations, which are currently in effect and that govern the development and production of oil and natural gas, have been considered in the evaluation of proved reserves for this report. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. These possible changes could have an effect on the reserves and economics. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes six proved undeveloped locations, all of which are commercial using required SEC pricing. Each of these commercial drilling locations proposed as part of HighPeak’s development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, HighPeak has indicated it has every intent to complete this development plan as scheduled. Furthermore, HighPeak has demonstrated that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

HighPeak Energy Partners II, LP Interests

February 22, 2019

Reserve Estimation Methods

The methods employed in estimating reserves are described on page 2 of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. Further, the net cost of plugging and the salvage value of equipment at abandonment have been included herein.

The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses was furnished by your office. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or HighPeak Energy Partners, LP and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

/s/ Robert P. Bergeron, Jr.
Robert P. Bergeron, Jr., P.E.
Reservoir Engineer

APPENDIX

Explanatory Comments for Summary Tables

HEADINGS

Table I
Description of Table Information
Identity of Interest Evaluated
Property Description – Location
Reserve Classification and Development Status
Effective Date of Evaluation

FORECAST

(Columns)
(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)

Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.

(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)

$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent (“BOE”). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.

(22)

Operating Expenses are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.

(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Work-over Expenses are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.

Cawley, Gillespie & Associates, Inc.	Appendix Page 1

(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)

Investments, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.

(3) (30)

Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.

(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile

The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF’s for the “Without Hedge” case may be shown to the left of the main DCF profile.

Life	The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

Cawley, Gillespie & Associates, Inc.	Appendix Page 2

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for “resource plays,” where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

Cawley, Gillespie & Associates, Inc.	Appendix Page 3

APPENDIX

Explanatory Comments for Summary Tables

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22)     Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i)     The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii)     In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii)     Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv)     Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v)     Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6)     Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i)     Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii)     Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31)     Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i)     Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

Cawley, Gillespie & Associates, Inc.	Appendix Page 4

“(ii)     Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii)     Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

“(18)     Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i)     When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii)     Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii)     Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv)     See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17)     Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i)     When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii)     Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii)     Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv)     The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v)     Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi)     Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Cawley, Gillespie & Associates, Inc.	Appendix Page 5

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26)     Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 6

Annex J-III

RESERVES REPORT

OF HIGHPEAK ASSETS II

AS OF DECEMBER 31, 2018

Annex J-III-1

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

February 22, 2019

Mr. Jack Hightower

Chairman, President & CEO

HighPeak Energy

421 W 3rd St, Suite 1000

Fort Worth, TX 76102

Re:	Evaluation Summary
HighPeak Energy Partners II, LP Interests
Proved Developed Producing Reserves
Certain Signal Peak Properties in Howard County,
Texas
As of December 31, 2018

Pursuant to the Guidelines of the Securities and
Exchange Commission for Reporting Corporate
Reserves and Future Net Revenue

Dear Mr. Hightower:

As you have requested, this report was completed on February 22, 2019 for the purpose of submitting our estimates of proved developed producing reserves and forecasts of economics attributable to the HighPeak Energy II, LP (“HighPeak”) interests. This report includes 100% HighPeak’s proved developed producing reserves, which are made up of oil and gas properties in Howard County, Texas. This report utilized an effective date of December 31, 2018, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (“SEC”). The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

			Proved Developed Producing
Net Reserves
Oil	- Mbbl		25.8
Gas	- MMcf		426.8
NGL	- Mbbl		0.0
Net Revenue
Oil	-	M$	1,515.7
Gas	-	M$	3,003.6
NGL	-	M$	0.0
Severance Taxes	-	M$	295.0
Ad Valorem Taxes	-	M$	105.6
Operating Expenses	-	M$	2,556.0
Other Deductions	-	M$	96.4
Investments	-	M$	1,189.3
Net Operating Income (BFIT)	-	M$	277.0
Discounted @ 10%	-	M$	286.3

HighPeak Energy Partners II, LP Interests

February 22, 2019

The discounted future net cash flow value shown above should not be construed to represent an estimate of the fair market value of the reserves by Cawley, Gillespie & Associates, Inc. (“CG&A”).

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves.

The oil reserves include oil and condensate. Oil volumes and NGL volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested for SEC purposes, the base oil and gas prices calculated for December 31, 2018 were $65.56/BBL and $3.100/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (Bloomberg) during 2018 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during 2018.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved developed producing properties was estimated to be $58.71 per barrel for oil and $7.013 per MCF for natural gas. Economic factors were held constant in accordance with SEC guidelines.

Capital, Expenses and Taxes

Capital expenditures, lease operating expenses and ad valorem tax values were forecast as provided by your office. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Capital costs and lease operating expenses were held constant in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and gas revenue. Severance Tax rates in certain instances, where authorized by taxing authorities, have severance tax abatements and were provided by your office and applied when appropriate.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages 3 and 4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. Federal, state, and local laws and regulations, which are currently in effect and that govern the development and production of oil and natural gas, have been considered in the evaluation of proved developed producing reserves for this report. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. These possible changes could have an effect on the reserves and economics. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

Reserve Estimation Methods

The methods employed in estimating reserves are described on page 2 of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

HighPeak Energy Partners II, LP Interests

February 22, 2019

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. Further, the net cost of plugging and the salvage value of equipment at abandonment have been included herein.

The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses was furnished by your office. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or HighPeak Energy Partners II, LP and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

/s/ Robert P. Bergeron, Jr.
Robert P. Bergeron, Jr., P.E.
Reservoir Engineer

APPENDIX

Explanatory Comments for Summary Tables

HEADINGS

Table I
Description of Table Information
Identity of Interest Evaluated
Property Description – Location
Reserve Classification and Development Status
Effective Date of Evaluation

FORECAST

(Columns)
(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)

Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.

(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)

$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent (“BOE”). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.

(22)

Operating Expenses are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.

(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Work-over Expenses are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.

Cawley, Gillespie & Associates, Inc.	Appendix Page 1

(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)

Investments, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.

(3) (30)

Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.

(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile

The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF’s for the “Without Hedge” case may be shown to the left of the main DCF profile.

Life	The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

Cawley, Gillespie & Associates, Inc.	Appendix Page 2

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for “resource plays,” where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

Cawley, Gillespie & Associates, Inc.	Appendix Page 3

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

“(22)     Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“(i)     The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

“(ii)     In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

“(iii)     Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

“(iv)     Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

“(v)     Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“(6)     Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

“(i)     Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

“(ii)     Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“(31)     Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“(i)     Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

Cawley, Gillespie & Associates, Inc.	Appendix Page 4

“(ii)     Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

“(iii)     Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

“(18)     Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“(i)     When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

“(ii)     Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

“(iii)     Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

“(iv)     See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

“(17)     Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

“(i)     When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

“(ii)     Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

“(iii)     Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

“(iv)     The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

“(v)     Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

“(vi)     Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.”

Cawley, Gillespie & Associates, Inc.	Appendix Page 5

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that “a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K.” This is relevant in that Instruction 2 to paragraph (a)(2) states: “The registrant is permitted, but not required, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item.”

“(26)     Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Note to paragraph (26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).”

Cawley, Gillespie & Associates, Inc.	Appendix Page 6

Annex K

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this proxy statement/prospectus, which are commonly used in the oil and natural gas industry:

“3-D seismic.” (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two-dimensional seismic data.

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Bbl.” One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

“Boe.” One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil and at a ratio of one Bbl of NGL to one Bbl of oil.

“Boe/d.” One Boe per day.

“Btu” or “British thermal unit.” The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate.” A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

“Development costs.” Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. For a complete definition of development costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(7).

“Development project.” A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

“Development well.” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Differential.” An adjustment to the price of oil, natural gas or natural gas liquids from an established spot market price to reflect differences in the quality and/or location of oil or natural gas.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Economically producible.” The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

“EUR” or “Estimated ultimate recovery.” The sum of reserves remaining as of a given date and cumulative production as of that date.

“Exploratory well.” An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well as those items are defined by the SEC.

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rocks.

“Gross wells.” The total wells in which a working interest is owned.

“Held by production.” Acreage covered by a mineral lease that perpetuates a company’s right to operate a property as long as the property produces a minimum paying quantity of oil or natural gas.

“Horizontal drilling.” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Hydraulic fracturing.” The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

“Lease operating expenses.” The expenses of lifting oil or natural gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, workover, marketing and transportation costs, ad valorem taxes, insurance and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

“MBbl.” One thousand barrels of crude oil, condensate or natural gas liquids.

“MBoe.” One thousand Boe.

“MBoe/d.” One thousand Boe per day.

“Mcf.” One thousand cubic feet of natural gas.

“MMBoe.” One million Boe.

“MMBtu.” One million Btus.

“MMcf.” One million cubic feet of natural gas.

“MMcf/d.” One million cubic feet per day.

“Net acres.” The percentage of total acres an owner has out of a particular number of acres or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

“Net production.” Production that is owned by us, less royalties and production due others.

“NGLs” or “natural gas liquids.” Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

“NYMEX.” The New York Mercantile Exchange.

“Operator.” The individual or company responsible for the exploration and/or production of an oil or natural gas well or lease.

“Pay.” A reservoir or portion of a reservoir that contains economically producible hydrocarbons. The overall interval in which pay sections occur is the gross pay; the smaller portions of the gross pay that meet local criteria for pay (such as a minimum porosity, permeability and hydrocarbon saturation) are net pay.

“PDP.” Proved developing producing reserves.

“Play.” A geographic area with hydrocarbon potential.

“Plug.” A downhole tool that is set inside the casing to isolate the lower part of the wellbore.

“Pooling.” The bringing together of small tracts or fractional mineral interests in one or more tracts to form a drilling and production unit for a well under applicable spacing rules.

“Production costs.” Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. For a complete definition of production costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(20).

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Proration unit.” A unit that can be effectively and efficiently drained by one well, as allocated by a governmental agency having regulatory jurisdiction.

“Prospect.” A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

“Proved developed reserves.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods and can be expected to be recovered through extraction technology installed and operational at the time of the reserve estimate.

“Proved reserves.” The estimated quantities of oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

“PUD” or “Proved undeveloped reserves.” Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having PUDs only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five (5) years, unless specific circumstances justify a longer time.

“Realized price.” The cash market price less all expected quality, transportation and demand adjustments.

“Recompletion.” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserves.” Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Resources.” Quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

“Royalty.” An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof) but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“PV-10.” When used with respect to oil and natural gas reserves, PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10%. PV-10 is not a financial measure calculated in accordance with GAAP and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

“Service well.” A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Spot market price.” The cash market price without reduction for expected quality, transportation and demand adjustments.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

“Stratigraphic test well.” A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

“Workover.” Operations on a producing well to restore or increase production.

The terms “condensate,” “development costs,” “development project,” “development well,” “economically producible,” “estimated ultimate recovery (EUR),” “exploratory well,” “production costs,” “reserves,” “reservoir,” “resources,” “service wells” and “stratigraphic test well” are defined by the SEC. Except as noted, the terms defined in this section are not the same as SEC definitions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

HighPeak Energy’s certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and HighPeak Energy’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, as defined in Part I of this registration statement, HighPeak Energy will enter into indemnification agreements with each of our directors and officers, a form of which is to be filed as an exhibit to an amended proxy statement/prospectus. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.          Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.

Item 22.      Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1+

Business Combination Agreement, dated as of November 27, 2019, by and among Pure Acquisition Corp., HighPeak Energy, Inc., Pure Acquisition Merger Sub, Inc., HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP, HPK Energy, LLC, and, solely for limited purposes specified therein, HighPeak Energy Management, LLC (attached as Annex A to the proxy statement/prospectus forming a part of this registration statement)

2.2+

Contribution Agreement, dated as of November 27, 2019, by and among Grenadier Energy Partners II, LLC, Pure Acquisition Corp., HighPeak Energy, Inc. and HighPeak Energy Assets II, LLC (attached as Annex B to the proxy statement/prospectus forming a part of this registration statement)

3.1	Certificate of Incorporation of HighPeak Energy, Inc.

3.2	Bylaws of HighPeak Energy, Inc.

3.3	Form of Amended and Restated Certificate of Incorporation of HighPeak Energy, Inc. (attached as Annex C to the proxy statement/prospectus forming a part of this registration statement)

3.4	Form of Amended and Restated Bylaws of HighPeak Energy, Inc. (attached as Annex D to the proxy statement/prospectus forming a part of this registration statement)

4.1

Form of Registration Rights Agreement, by and among HighPeak Energy, Inc., HighPeak Pure Acquisition, LLC and certain other security holders named therein (attached as Annex F to the proxy statement/prospectus forming a part of this registration statement)

4.2

Form of Stockholders’ Agreement, by and among HighPeak Energy, Inc., HighPeak Energy, LP, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, Jack Hightower, and certain directors of Pure Acquisition Corp. (attached as Annex E to the proxy statement/prospectus forming a part of this registration statement)

4.3

Form of Amended and Restated Forward Purchase Agreement, by and among HighPeak Energy, Inc., HighPeak Energy Partners II, LP and HighPeak Energy Partners III, LP (attached as Annex G to the proxy statement/prospectus forming a part of this registration statement)

4.4	Warrant Agreement, dated April 12, 2018, by and among Pure Acquisition Corp., its officers and directors and HighPeak Pure Acquisition, LLC

5.1*	Opinion of Hunton Andrews Kurth LLP as to the validity of the securities being registered

8.1*	Opinion of Hunton Andrews Kurth LLP regarding U.S. tax matters

10.1	Form of Long Term Incentive Plan of HighPeak Energy, Inc. (attached as Annex H to the proxy statement/prospectus forming a part of this registration statement)

10.2	Form of Indemnification Agreement

10.3	Sponsor Support Agreement, dated as of November 27, 2019, by and between HighPeak Pure Acquisition, LLC and Pure Acquisition Corp.

21.1	List of Subsidiaries of HighPeak Energy, Inc.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for HighPeak Energy, Inc.

23.2	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Pure Acquisition Corp.

23.3	Consent of Moss Adams LLP, independent registered public accounting firm for Grenadier Energy Partners II, LLC

23.4	Consent of Weaver and Tidwell, L.L.P., independent auditors for HighPeak Energy Partners, LP

23.5	Consent of Weaver and Tidwell, L.L.P., independent auditors for HighPeak Energy Partners II, LP

23.6*	Consent of Hunton Andrews Kurth LLP (included as part of its opinion filed as Exhibit 5.1)

23.7	Consent of Cawley, Gillespie & Associates, Inc.

23.8	Consent of Cawley, Gillespie & Associates, Inc.

23.9	Consent of Netherland, Sewell & Associates, Inc.

24.1	Power of Attorney (included on the signature page to this Registration Statement on S-4)

99.1	Form of Proxy Card for Special Meeting of Pure Acquisition Corp

99.2	Reserve Report, dated August 1, 2019 (attached as Annex I-I to the proxy statement/prospectus forming a part of this registration statement)

99.3	Reserve Report, dated August 1, 2019 (attached as Annex I-II to the proxy statement/prospectus forming a part of this registration statement)

99.4	Reserve Report, dated August 1, 2019 (attached as Annex I-III to the proxy statement/prospectus forming a part of this registration statement)

99.5	Reserve Report, dated December 31, 2018 (attached as Annex J-I to the proxy statement/prospectus forming a part of this registration statement)

99.6	Reserve Report, dated December 31, 2018 (attached as Annex J-II to the proxy statement/prospectus forming a part of this registration statement)

99.7	Reserve Report, dated December 31, 2018 (attached as Annex J-III to the proxy statement/prospectus forming a part of this registration statement)

±     Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pure agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*     To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on December 2, 2019.

HIGHPEAK ENERGY, INC.

By:	/s/ Jack Hightower
Jack Hightower
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jack Hightower and Steven W. Tholen, and each of them severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, on his or her behalf, in any and all capacities, to sign this registration statement and any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and to perform and do any and all acts and things whatsoever that any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described in these resolutions, as fully as such officer or director might or could do if personally present and acting.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on December 2, 2019.

Signatures	Title

/s/ Jack Hightower
Jack Hightower	Chief Executive Officer and Sole Director (Principal Executive Officer)
/s/ Steven W. Tholen
Steven W. Tholen	Chief Financial Officer (Principal Accounting and Financial Officer)